Exhibit T3E.1

Explanatory Statement

pursuant to section 412 of the Corporations Act 2001 (Cth)

For the Creditors’ Scheme of Arrangement between:

Emeco Holdings Limited

Scheme Creditors

(as defined in the Scheme)

Subordinate Claim Holders

(as defined in the Scheme)

This document is being sent to persons who are believed to be Scheme Creditors at the date of this Explanatory Statement in relation to the US$282,720,000 9.875% senior secured notes due on 15 March 2019 and issued by Emeco Pty Ltd pursuant to an Indenture dated 17 March 2014.

In order for the Scheme to proceed, it must be approved by the Scheme Creditors. The Scheme is structured so that Emeco Noteholders will be entitled to vote at the Scheme Meeting. Approval will be sought at the Scheme Meeting that will commence at 10.00am AEDT on 13 December 2016 at Baker & McKenzie, Level 27, 50 Bridge Street, Sydney NSW 2000. Further details of the Scheme Meeting and on how to vote at the Scheme Meeting, as well as information about the proposed Scheme, are set out in this Explanatory Statement.

The Scheme must be approved by a majority in number of the Emeco Noteholders present and voting at the Scheme Meeting, either in person or by proxy, being a majority whose debts or claims against the Company amount in the aggregate to at least 75% of the total amount of the debts and claims of the Emeco Noteholders present and voting in person or by proxy.

This is an important document and requires your immediate attention. You should read this Explanatory Statement in its entirety prior to deciding whether or not to vote in favour of the Scheme. If you are in any doubt as to what you should do, please contact your legal or financial adviser immediately.

Financial Adviser to Emeco	Legal Adviser to Emeco	Financial Adviser to Emeco

If you have assigned, sold, or otherwise transferred your interests in the Emeco Notes or do so before the date of the Voting Cut Off, you are requested to forward a copy of this document to the person or persons to whom you have assigned, sold or otherwise transferred your interests in the Emeco Notes. If you are in any doubt as to the action you should take, you should consult your legal or financial adviser immediately. Any transferor should provide a copy of this Explanatory Statement to any transferee before their beneficial interest in the Emeco Notes is sold to the transferee.

If you are not the beneficial owner of interests in Emeco Notes, please forward a copy of this Explanatory Statement to such person. A transferee of a beneficial interest in Emeco Notes after the Voting Entitlement Record Date shall not, among other things, be entitled to vote at the Scheme Meeting. Such transferee will need to make arrangements with the transferor to ensure that the transferor votes in accordance with the wishes of the transferee. Emeco Noteholders as at the Election Cut Off will be entitled to make an election with respect to the Scheme Consideration. If the Information Agent does not receive a validly completed and executed Election Form on behalf of an Emeco Noteholder before the Election Cut Off, that Emeco Noteholder will not be eligible to receive the Transaction Securities and will be deemed to be a Scheme Cash Recipient.

Only Emeco Noteholders as at the Effective Date of the Scheme will be entitled to receive the Scheme Consideration.

Further copies of this Explanatory Statement can be obtained by contacting the Information Agent via email at tabulation@epiqsystems.com (please reference “Emeco” in the subject line) or by telephone +1 (646) 282 2500 or at http://dm.epiq11.com/Emeco.

THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN “TRANSACTION SECURITIES” (AS DEFINED HEREIN). NONE OF THE SECURITIES REFERRED TO IN THIS DOCUMENT MAY BE SOLD, ISSUED OR TRANSFERRED IN ANY JURISDICTION IN CONTRAVENTION OF APPLICABLE LAW.

THE TRANSACTION SECURITIES PROPOSED TO BE ISSUED PURSUANT TO THE SCHEME WILL NOT BE REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (“SEC”) UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR THE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON CERTAIN EXEMPTIONS FROM REGISTRATION UNDER THE U.S. SECURITIES ACT. CONSEQUENTLY, NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION THEREIN MAY BE OFFERED, SOLD ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE U.S. OR TO U.S. PERSONS (AS DEFINED IN THE U.S. SECURITIES ACT) UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENT OF THE U.S. SECURITIES ACT IS AVAILABLE. THE TRANSACTION SECURITIES WILL BE ISSUED IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION PROVIDED BY SECTION 3(A)(10) OF THE U.S. SECURITIES ACT. THE APPROVAL OF THE FEDERAL COURT OF AUSTRALIA OR SUCH OTHER COURT OF COMPETENT JURISDICTION PROVIDES THE BASIS FOR THE TRANSACTION SECURITIES TO BE ISSUED WITHOUT REGISTRATION UNDER THE U.S. SECURITIES ACT, IN RELIANCE ON THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT PROVIDED BY SECTION 3(A)(10) THEREUNDER.

Further important information is set out under the heading “IMPORTANT NOTICES” in the enclosed Explanatory Statement.

Emeco Holdings Limited	ii	Explanatory Statement

Table of contents

1.	Important notices	5

2.	Summary of actions to be taken by Emeco Noteholders and any person with an interest in the Emeco Notes	16

3.	Key dates and steps	23

4.	Frequently asked questions	25

5.	Letter from the Emeco Chairman	33

6.	Overview of Explanatory Statement and Scheme	34

7.	Background to the Transaction	43

8.	The Scheme explained	63

9.	Description of Tranche B Notes and security	76

10.	Reasons to vote in favour	80

11.	Reasons to vote against	82

12.	Information about Andy’s	86

13.	Information about Orionstone	93

14.	Information about the Company	100

15.	Information about the Combined Group	109

16.	The Ferrier Hodgson Report	122

17.	Key risks	124

18.	The Scheme Meeting and voting procedures	144

19.	Tax implications of the Scheme	147

20.	Additional information	161

21.	Interpretation and glossary	169

22.	Contact details	184

Schedule 1		185
Description of Tranche B Notes and Security		185

Schedule 2		185
Equity Exchange		185

Annexure 1		195
Scheme of Arrangement		195

Annexure 2		196
Ferrier Hodgson Report		196

Annexure 3		197
Investigating Accountant’s Report		197

Emeco Holdings Limited	iii	Explanatory Statement

Annexure 4	198
Financial Statements	198

Annexure 5	199
Report as to Affairs (ASIC Form 507)	199

Annexure 6	200
Scheme Administrators’ Scale of Charges	200

Annexure 7	201
Notice of Scheme Meeting	201

Annexure 8	204
Names of Scheme Creditors	204

Emeco Holdings Limited	iv	Explanatory Statement

1.	Important notices

1.1	This Explanatory Statement contains important information

This Explanatory Statement is the explanatory statement required to be sent to Scheme Creditors under Part 5.1 of the Corporations Act in relation to the Scheme.

The purpose of this Explanatory Statement is to explain the terms of the Scheme and the manner in which the Scheme will be considered and implemented (if approved by the Requisite Majority of Scheme Creditors and by the Court) and to provide information as is prescribed or otherwise material to the decision of Scheme Creditors whether or not to vote in favour of the Scheme.

Scheme Creditors should read this Explanatory Statement in its entirety before making a decision whether or not to vote in favour of the Scheme.

Instructions for Scheme Creditors in relation to the voting procedures are set out in Section 2 and Section 18.

If the Information Agent does not receive a validly completed and executed Election Form on behalf of an Emeco Noteholder before the Election Cut Off, that Emeco Noteholder will not be eligible to receive the Transaction Securities and will be deemed to be a Scheme Cash Recipient. Instructions for Emeco Noteholders in relation to the election procedures are set out in Section 2 and Section 6.4.

1.2	Status of the Explanatory Statement

This Explanatory Statement is not a disclosure document required by Chapter 6D of the Corporations Act. Section 708(17) of the Corporations Act provides that Chapter 6D of the Corporations Act does not apply in relation to arrangements under Part 5.1 of the Corporations Act approved at a meeting held as a result of an order under section 411(1) of the Corporations Act. Instead, Scheme Creditors asked to vote on an arrangement at such a meeting must be provided with an explanatory statement as referred to above.

1.3	Responsibility for information

The Company has provided and is responsible for the Company Information. Ferrier Hodgson, Orionstone and Andy’s, and their respective directors, officers, employees, and advisers, expressly disclaim and do not assume any responsibility for the accuracy or completeness of the Company Information.

Orionstone has provided and is responsible for the Orionstone Information. The Emeco Group, Ferrier Hodgson and Andy’s, and their respective directors, officers, employees, and advisers, expressly disclaim and do not assume any responsibility for the accuracy or completeness of the Orionstone Information.

Andy’s has provided and is responsible for the Andy’s Information. The Emeco Group, Ferrier Hodgson and Orionstone, and their respective directors, officers, employees, and advisers, expressly disclaim and do not assume any responsibility for the accuracy or completeness of the Andy’s Information.

This Explanatory Statement has been prepared solely for use by the Scheme Creditors for the purpose of evaluating whether or not to vote in favour of the Scheme. No other person apart from the Company and Ferrier Hodgson, Orionstone and Andy’s (only in respect of the Ferrier Hodgson Information, Orionstone Information and Andy’s Information, as relevant) has been authorised to make any representation or warranty, express or implied, as to its accuracy or completeness.

Emeco Holdings Limited	5	Explanatory Statement

Nothing contained in this Explanatory Statement is, or should be relied on as, a representation, assurance or guarantee as to the benefits of the Scheme over any alternative for the Scheme Creditors.

Ferrier Hodgson has prepared the Ferrier Hodgson Report in relation to the Company and the proposed Scheme based, in part, on information provided by the Company. Except to the extent that the Company is responsible for the information it has provided to Ferrier Hodgson for the purpose of the Ferrier Hodgson Report (and the Company takes responsibility for that information) Ferrier Hodgson takes responsibility for the Ferrier Hodgson Information.

Deloitte has prepared the Deloitte Report in relation to the Company and the proposed Scheme based, in part, on information provided by the Company. Except to the extent that the Company is responsible for the information it has provided to Deloitte for the purpose of the Deloitte Report (and the Company takes responsibility for that information) Deloitte takes responsibility for the Deloitte Report.

The Bank of New York Mellon has not been involved in the production of this Explanatory Statement and expresses no view or opinion on the Scheme or Transaction.

No person has been authorised to give any information or to make any representation in connection with the Scheme other than the representations contained in this Explanatory Statement.

1.4	Orders to convene the Scheme Meeting

On 2 November 2016, the Court made orders under section 411(1) of the Corporations Act directing that a meeting of the Scheme Creditors be convened to vote upon the proposed Scheme.

The Scheme Meeting will commence at:

10.00am AEDT on Tuesday, 13 December 2016

at

Baker & McKenzie

Level 27

50 Bridge Street

Sydney NSW 2000

Further information on the Scheme Meeting and the procedure for voting is set out in Section 2 and Section 18 of this Explanatory Statement.

1.5	ASIC, ASX and the Court

A copy of this Explanatory Statement has been provided to ASIC for the purpose of sections 411(2) and 412(7) of the Corporations Act.

ASIC has reviewed a copy of this Explanatory Statement. The Company has asked ASIC to provide a statement, in accordance with section 411(17)(b) of the Corporations Act, that ASIC has no objection to the Scheme. ASIC’s policy in relation to statements under section 411(17)(b) of the Corporations Act is that it will not provide such a statement until the Second Court Date. This is because ASIC will not be in a position to advise the Court until it has had an opportunity to observe the entire Scheme process. If ASIC provides that statement, it will be produced to the Court at the time of the hearing on the Second Court Date.

A copy of this Explanatory Statement has been lodged with the ASX.

Emeco Holdings Limited	6	Explanatory Statement

Neither ASIC nor the ASX nor any of their respective officers take any responsibility for the contents of this Explanatory Statement.

1.6	Important notice associated with Court order under section 411(1) of the Corporations Act

The fact that under section 411(1) of the Corporations Act the Court has ordered that the Scheme Meeting be convened and has approved the Explanatory Statement does not mean that the Court:

(a)	has formed any view as to the merits of the proposed Scheme or as to how Emeco Noteholders should vote (on this matter Emeco Noteholders must reach their own decision); or

(b)	has prepared, or is responsible for, the content of the Explanatory Statement.

1.7	Notice of Second Court Hearing

The Scheme is subject to Emeco Noteholder approval by the Requisite Majority and approval of the Court on the Second Court Date. Scheme Noteholders have the right to appear at the Second Court Hearing and oppose the approval of the Scheme by the Court and be heard, including in opposition to the approval of the Scheme. The Second Court Hearing is expected to be held on Thursday, 15 December 2016 at the Federal Court of Australia, 184 Phillip Street, Sydney NSW 2000.

Any Scheme Creditor who wishes to oppose approval of the Scheme at the Second Court Hearing may do so by filing with the Court and serving on the Company, a notice of appearance in the prescribed form together with any affidavit that the Scheme Creditor proposes to rely on.

1.8	Prescribed information

Under section 412(1) of the Corporations Act and Corporations Regulation 5.1.01, this Explanatory Statement must contain certain information to assist the Emeco Noteholders in deciding whether or not to vote in favour of the proposed Scheme. The below table indicates where in this Explanatory Statement that information can be found.

Prescribed information	Section of this Explanatory Statement

An explanation of the effect of the proposed Scheme	Section 8

The criteria and the date for determining the participants in the Scheme, the persons entitled to vote at the Scheme Meeting, and the persons who will be bound by the Scheme.	Section 18

The material interests of the Directors of the Company (including the effect of the Scheme on those interests)	Section 20

The expected dividend that would be paid to the Emeco Noteholders if the Company were wound up within six months of the Court’s order on the date of the First Court Hearing	Section 16

The expected dividend that would be paid to Scheme Noteholders if the Scheme were put into effect as proposed	Section 16

A copy of all financial statements to be lodged by the Company with ASIC	Annexure 4

A report on the affairs of the Company	Annexure 5

The scale of charges that the Scheme Administrators propose to charge to implement the Scheme	Annexure 6

A list of the names of all known Scheme Noteholders and the debts owed to those Scheme Noteholders	Annexure 8

Emeco Holdings Limited	7	Explanatory Statement

1.9	No investment advice

This Explanatory Statement is not intended and should not be considered financial product, investment, legal, tax, accounting or other advice and is not to be relied upon in substitution for your own exercise of independent judgement with regard to the operations, financial condition and prospects of the Company. It has been prepared without reference to your particular investment objectives, financial situation, tax situation, needs or specific circumstances. Your decision whether to vote for or against the proposed Scheme will depend on an assessment of your own individual circumstances. As the financial, legal and taxation consequences of the Scheme may be different for each Scheme Creditor, it is recommended that you seek your own professional financial, legal and taxation advice before making any decision regarding the Scheme.

1.10	Forward-looking statements

Certain statements in this Explanatory Statement relate to the future. The forward-looking statements in this Explanatory Statement are not based solely on historical facts, but rather reflect the current expectations of the Company as at the date of this Explanatory Statement. These statements generally may be identified by the use of forward-looking words or phrases such as “believe”, “aim”, “expect”, “anticipate”, “intend”, “foresee”, “likely”, “should”, “plan”, “may”, “estimate”, “potential”, or other similar words and phrases. Similarly, statements that describe the Company’s objectives, plans, goals or expectations are or may be forward looking statements.

Forward-looking statements are based on numerous assumptions regarding present and future circumstances. As such, forward-looking statements involve known and unknown risks, uncertainties, assumptions and other important factors that could cause the actual result, performance or achievement to be materially different from the future result, performance or achievement expressed or implied by those statements.

Given this, Scheme Creditors are cautioned not to place undue reliance on any forward-looking statements made by the Company in this document or elsewhere.

Other than as required by law, none of the Company, its Directors, or any other person gives any representation, assurance or guarantee that the occurrence of any event, outcome, performance or achievement expressed or implied in any forward-looking statement in this Explanatory Statement will actually occur. The Company has no intention of updating or revising any forward-looking statements, or publishing prospective financial information in the future, regardless of whether new information, future events or any other factors affect the information contained in this Explanatory Statement, except as required by law.

1.11	Financial information presentation

The historical financial statements of the Company, Andy’s and Orionstone included in this Explanatory Statement have been prepared in accordance with the recognition and measurement principles prescribed by Australian Accounting Standards (as issued by the Australian Accounting Standards Board) (the Australian Accounting Standards). There are differences between Australian Accounting Standards and U.S. Generally Accepted Accounting Principles (U.S. GAAP) that may be material to such financial information and financial statements. Scheme Creditors should therefore consult their own professional advisers for an understanding of the differences between Australian Accounting Standards and U.S. GAAP and how those differences might affect such financial information and the financial results of the Company going forward.

Emeco Holdings Limited	8	Explanatory Statement

1.12	Pro forma historical financial information

The pro forma historical financial information included in this Explanatory Statement is provided for illustrative purposes and, with the exception of matters noted in pro forma adjustments, has been prepared in accordance with the recognition and measurement principles contained in the Australian Accounting Standards. The pro forma historical financial information is presented in an abbreviated form and does not include all of the disclosures, statements and comparative information required by the Australian Accounting Standards as they are applicable to annual financial reports prepared in accordance with the Corporations Act.

Due to the nature of pro forma information, the pro forma historical financial information is not represented as being indicative of the future financial performance or future financial position.

The pro forma balance sheet and income statements included in this Explanatory Statement do not purport to be in compliance with Article 11 of Regulation S-X of the Rules and Regulations of the SEC or generally accepted accounting principles or practices in the United States. Only pro forma adjustments directly attributable to the transaction are permitted under Regulation S-X. In addition, the rules and regulations related to the preparation of financial information in the United States or other jurisdictions may vary significantly from the requirements applicable in Australia.

The pro forma balance sheet and income statements are provided for illustrative purposes only and are not represented as being indicative of the Company’s actual financial performance.

1.13	Non-GAAP financial information

Scheme Creditors should be aware that certain financial data included in this Explanatory Statement are “non-GAAP financial measures” under Regulation G of the U.S. Exchange Act. The disclosure of such non-GAAP financial measures in the manner included in the Explanatory Statement may not be permissible in a registration statement under the U.S. Securities Act.

The Company believes these non-GAAP financial measures provide useful information to Scheme Creditors in measuring its financial performance and condition. Non-GAAP financial measures in this Explanatory Statement (e.g. EBITDA), which are measures management uses to calculate financial performance. These non-GAAP financial measures do not have a standardized meaning prescribed by Australian Accounting Standards and, therefore, may not be comparable to similarly titled measures presented by other entities, nor should they be construed as an alternative to other financial measures determined in accordance with Australian Accounting Standards. Scheme Creditors are cautioned, therefore, not to place undue reliance on any non-GAAP financial measures included in this Explanatory Statement.

None of these non-GAAP financial measures are defined by or presented in accordance with Australian Accounting Standards, and are not a measure of performance, so should not be considered as an alternative to:

(a)	operating income or net income (as determined in accordance with Australian Accounting Standards), or as a measure of operating performance;

(b)	cash flows from operating, investing or financing activities (as determined in accordance with Australian Accounting Standards), or as a measure of the Company’s ability to meet cash needs; or

(c)	any other measures of performance under Australian Accounting Standards.

Emeco Holdings Limited	9	Explanatory Statement

Each of these non-GAAP financial measures has limitations as an analytical tool, and Scheme Creditors should not consider these measures in isolation from, or as a substitute for, analysis of statutory results of operations. Some of the limitations of each of these non-GAAP financial measures are that:

(a)	they do not reflect cash expenditures or future requirements for capital expenditure or contractual commitments;

(b)	they do not reflect changes in, or cash requirements for, working capital needs;

(c)	they do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments in respect of any borrowings;

(d)	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and each of these non-GAAP financial measures do not reflect any cash requirements for such replacements;

(e)	other companies in the industry may calculate these measures differently from how it is measured in this Explanatory Statement, limiting their usefulness as a comparative measure; and

(f)	they do not reflect gains and losses in commodities and foreign exchange, part of which impact earnings.

Each of these non-GAAP financial measures may not be indicative of historical operating results, nor are they meant to be a projection or forecast of future results.

1.14	Notice of Meeting

The Notice of Meeting is set out in Annexure 7.

1.15	Date of Explanatory Statement

This Explanatory Statement is dated 2 November 2016.

1.16	Interpretation

Capitalised terms and certain abbreviations used in this Explanatory Statement have the defined meanings set out in the Glossary in Section 21 of this Explanatory Statement.

Each of the documents reproduced in some of the annexures to this Explanatory Statement has its own defined terms, which are sometimes different from those in the Glossary.

Unless otherwise stated, all data contained in charts, graphs and tables is based on information available at the last practicable date prior to the date of this Explanatory Statement.

Figures, amounts, percentages, estimates, calculations of value and fractions in this Explanatory Statement are subject to the effect of rounding. Accordingly, the actual calculation of these figures may differ from the figures set out in this Explanatory Statement.

All references to times in this Explanatory Statement are references to time in Sydney, Australia unless otherwise stated. All dates in the timetable are indicative only.

The financial amounts in this Explanatory Statement are expressed in Australian currency unless otherwise stated. A reference to $, A$ and AUD and cents is to Australian currency, unless otherwise stated.

Emeco Holdings Limited	10	Explanatory Statement

1.17	Scheme Creditors outside Australia

This Explanatory Statement has been prepared to reflect the applicable disclosure requirements of Australia, which may be different from the requirements applicable in other jurisdictions. The financial information included in this document is based on financial statements that have been prepared in accordance with accounting principles and practices generally accepted in Australia, which may differ from generally accepted accounting principles and practices in other jurisdictions.

1.18	Tax implications of the Scheme

The implications of the Scheme for Scheme Creditors who are resident in, have a registered address in or are citizens of and/or are taxable in jurisdictions other than Australia may be affected by the laws of the relevant jurisdiction. Such overseas Scheme Creditors should inform themselves about and observe any applicable legal requirements. See Section 19 for a description of certain Australian and U.S. tax considerations related to the Transaction.

Any person outside Australia who is resident in, or who has a registered address in, or is a citizen of and/or is taxable in, an overseas jurisdiction and who is to receive or subscribe for any Transaction Securities should consult its professional advisers and satisfy itself as to the full observance of the laws of the relevant jurisdiction in connection with the Scheme, including obtaining any requisite governmental or other consents, observing any other requisite formalities and paying any issue, transfer or other taxes due in such jurisdiction.

1.19	International offer restrictions

This Explanatory Statement and the Scheme do not constitute an offer of Transaction Securities in any jurisdiction in which it would be unlawful. In particular, this Explanatory Statement may not be distributed to any person, and the Transaction Securities may not be offered or sold, in any country outside Australia except to the extent provided below.

(a)	Cayman Islands

No offer or invitation to subscribe for the Transaction Securities may be made to the public in the Cayman Islands.

(b)	Hong Kong

WARNING: The contents of this document have not been reviewed or approved by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

This document does not constitute an offer or invitation to the public in Hong Kong to acquire or subscribe for or dispose of any securities. This document also does not constitute a prospectus (as defined in section 2(1) of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong)) or notice, circular, brochure or advertisement offering any securities to the public for subscription or purchase or calculated to invite such offers by the public to subscribe for or purchase any securities, nor is it an advertisement, invitation or document which is or contains an invitation falling within the meaning of section 103 of the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong). Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or cause to be issued this document in Hong Kong, other than to persons who are “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance or which do not constitute an offer to the public within the meaning

Emeco Holdings Limited	11	Explanatory Statement

of the Companies Ordinance; and no person may issue or have in its possession for the purposes of issue, this document or any advertisement, invitation or document relating to the Scheme, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than any such advertisement, invitation or document relating to the Scheme that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

Copies of this document may be issued to a limited number of persons in Hong Kong in a manner which does not constitute any issue, circulation or distribution of this document, or any offer or an invitation in respect of these securities, to the public in Hong Kong. This document is for the exclusive use of the Scheme Creditors in connection with the Scheme, and no steps have been taken to register or seek authorisation for the issue of this document in Hong Kong. Only the person to whom a copy of this document has been issued may take action in response to this document. The offer of the Scheme is personal to the person to whom this document has been delivered, and an acquisition or subscription for Transaction Securities under the Scheme will only be accepted from such person.

This document is confidential to the person to whom it is addressed and no person to whom a copy of this document is issued may issue, circulate, distribute, publish, reproduce or disclose (in whole or in part) this document to any other person in Hong Kong or use for any purpose in Hong Kong other than in connection with the consideration of the Scheme by the person to whom this document is addressed.

(c)	United Kingdom

Neither the information in this Explanatory Statement nor any other document relating to the Scheme has been delivered for approval to the Financial Conduct Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (FSMA)) has been published or is intended to be published in respect of the Scheme Shares. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the Transaction Securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the Transaction Securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to Emeco.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons.

Emeco Holdings Limited	12	Explanatory Statement

Any person who is not a relevant person should not act or rely on this document or any of its contents.

(d)	United States

The Company intends to rely on an exemption from the registration requirements of the US Securities Act of 1933 provided by Section 3(a)(10) thereof in connection with the consummation of the Scheme and the issuance of Transaction Securities. Approval of the Scheme by the Court will be relied upon by the Company for purposes of qualifying for the Section 3(a)(10) exemption.

Scheme Creditors should note that the Scheme is made for the securities of an Australian company in accordance with the laws of Australia and the listing rules of the ASX. The Scheme is subject to disclosure requirements of Australia that are different from those of the United States.

It may be difficult for you to enforce your rights and any claim you may have arising under US federal securities laws, since the Company is located in Australia and most of its officers and directors are residents of Australia. You may not be able to sue the Company or its officers or directors in Australia for violations of the US securities laws. It may be difficult to compel the Company and its affiliates to subject themselves to a US court’s judgment.

You should be aware that the Company may purchase securities otherwise than under the Scheme, such as in privately negotiated purchases.

The Explanatory Statement has not been filed with or reviewed by the US Securities and Exchange Commission or any state securities authority and none of them has passed upon or endorsed the merits of the Scheme or the accuracy, adequacy or completeness of the Explanatory Statement. Any representation to the contrary is a criminal offence.

The securities to be issued pursuant to the Scheme have not been, and will not be, registered under the US Securities Act 1933 or the securities laws of any US state or other jurisdiction. The Scheme is not being made in any US state or other jurisdiction where it is not legally permitted to do so.

1.20	Privacy and personal information

The Company and its agents and representatives (including the Information Agent) may collect, use and disclose personal information in the process of implementing the Scheme. This information may include the names, contact details, bank account details or other details of Scheme Creditors and the names of persons appointed by Scheme Creditors to act as proxy at the Scheme Meeting.

The primary purpose of collecting this information is to assist the Company in the conduct of the Scheme Meeting and implementation of the Scheme.

If this personal information is not collected, the Company may be hindered in, or prevented from, conducting the Scheme Meeting and implementing the Scheme.

Personal information may be disclosed to the Court, the Chairperson, the Scheme Administrators, the Company, third party service providers, professional advisers, ASIC, ACCC, FIRB, ASX and other regulatory authorities and, in addition, where disclosure is required by law or where you have consented to the disclosure. Scheme Creditors have the right to access personal information that has been collected in relation to them. Scheme Creditors should contact the Company in the first instance about exercising that right.

Emeco Holdings Limited	13	Explanatory Statement

If you have any questions in relation to the collection of personal information, please contact Ms Thao Pham as follows:

Ms Thao Pham

Company Secretary & Chief Legal, Risk & Business Transformation Officer

Emeco Holdings Limited

Level 3, 71 Walters Drive

Osborne Park WA 6017

AUSTRALIA

Email: thao.pham@emecogroup.com

It is the responsibility of Scheme Creditors who appoint a named person to act as their proxy or attorney at the relevant Scheme Meeting to inform their proxy or attorney of the matters outlined above.

1.21	No internet site is part of this Explanatory Statement

The contents of the Company’s, Orionstone’s and Andy’s websites do not form part of this Explanatory Statement and Scheme Creditors should not rely on information of a general nature contained on those websites (i.e. information which is not specifically related to the Scheme) in relation to making any decision in respect of the Scheme.

1.22	Documents available for inspection

Documents referred to in this Explanatory Statement that are not reproduced in the Annexures to this Explanatory Statement or have not otherwise been provided to Scheme Creditors will be made available for inspection by Scheme Creditors.

To request access to these documents, contact the Company’s secretary at the address below:

Ms Thao Pham

Company Secretary & Chief Legal, Risk & Business Transformation Officer

Emeco Holdings Limited

Level 3, 71 Walters Drive

Osborne Park WA 6017

AUSTRALIA

Email: thao.pham@emecogroup.com

To the extent that documents referred to in this Explanatory Statement are confidential to the Company, other members of the Group or third parties, or if the Company cannot legally disclose such documents, the Company reserves the right:

(a)	not to make such documents available for inspection; or

(b)	to make only masked copies of, or extracts from, such documents available for inspection.

Emeco Holdings Limited	14	Explanatory Statement

1.23	Supplementary information about the Scheme

The Information Agent has been appointed by the Company to facilitate communications with Scheme Creditors.

If you have any questions in relation to the completion, execution or return of the Master Proxy Form, Proxy Form, or Election Form or would like further copies of this Explanatory Statement, you are encouraged to contact the Information Agent:

Information Agent for Emeco Holdings Ltd

c/o Epiq Corporate Restructuring

777 Third Avenue

12th Floor

New York, New York 10017

USA

Attention: Emeco Processing

Email:

Inquiries (but not documents) may be submitted to tabulation@epiqsystems.com (please reference “Emeco” in the subject line).

Microsite for Emeco Noteholders:

http://dm.epiq11.com/Emeco

Emeco Holdings Limited	15	Explanatory Statement

2.	Summary of actions to be taken by Emeco Noteholders and any person with an interest in the Emeco Notes

2.1	Are you a Scheme Creditor?

If the Scheme becomes effective, it will bind the Company, the Scheme Creditors and the Subordinate Claim Holders. The Subordinate Claim Holders are described in Section 10.8.

The Scheme is structured so that ultimate beneficial owners of interests in the Emeco Notes (Emeco Noteholders) can:

(a)	direct the taking of certain actions, including voting at the Scheme Meeting and making an election as to the form of the Scheme Consideration; and

(b)	can have their interests exchanged under the Scheme for either:

(i)	a combination of a beneficial interest in Tranche B Notes and Scheme Shares; or

(ii)	cash,

as described in further detail in Section 8.3.

A copy of the Scheme is contained in Annexure 1 and summarised in Section 8.

If you have an interest in the Emeco Notes but you are not the ultimate beneficial owner of that interest, please take the necessary actions to bring this Scheme and Explanatory Statement to the attention of that beneficial owner prior to the Voting Cut Off.

A description of the persons that may hold interests in the Emeco Notes, and their status with respect to the Scheme, are set out below.

The following persons have interests in the Emeco Notes:

•	Emeco Noteholders: You are an Emeco Noteholder if you are the beneficial owner and/or the owner of the ultimate economic interest in the Emeco Notes held through a Registered Participant as shown on, and transferred only through, records maintained in book-entry form by DTC or its nominee. For the avoidance of doubt, a person who is a Registered Participant may also be an Emeco Noteholder where they hold the interest beneficially.

•	Registered Participant: You are a Registered Participant if you are recorded directly in the records of DTC or its nominee as holding an interest in the Emeco Notes in an account with DTC.

•	Intermediaries: You are an intermediary if you hold an interest in the Emeco Notes on behalf of another person or other persons, and you do not hold that interest as a Registered Participant or otherwise as an Emeco Noteholder.

•	Emeco Note Trustee.

•	DTC (or its nominee).

For the purposes of the Scheme, the Emeco Noteholders (as contingent creditors) as at the Effective Date and DTC (through its nominee, Cede & Co) will become the Scheme Creditors and will be bound by the Scheme if it becomes Effective.

DTC (and its nominee) is included as a Scheme Creditor to obtain the benefit of certain provisions of this Scheme and for the technical reasons, including as DTC (through a nominee, Cede & Co) is the registered holder of the Emeco Notes and accordingly, if the Scheme becomes Effective, will be a Scheme Creditor solely in that capacity as it receives principal and interest on the Emeco Notes.

Emeco Holdings Limited	16	Explanatory Statement

DTC has no commercial or economic interest in the Scheme and, if the Scheme becomes Effective, will be a Scheme Creditor solely for the technical reasons set out above.

Registered Participants and Intermediaries are requested to deliver:

•	to Emeco Noteholders, this Explanatory Statement, the documents that accompany it and any other documents required to enable the Emeco Noteholders to submit voting instructions and Election Forms to the Registered Participant; and

•	to the Information Agent, copies of the completed Master Proxy Form and Registered Participant Transmittal Letter in accordance with instructions provided in those documents.

The Information Agent will provide the Company and the Chairperson of the Scheme Meeting with a summary of the votes received from the Registered Participants on behalf of the Emeco Noteholders.

Upon effectiveness of the Scheme, each Scheme Noteholder will be taken to have provided DTC and its nominee with all authority and consents that are necessary to enable DTC to do anything that the Scheme requires or otherwise provides that the Scheme Noteholder must do, including, without limitation, any and all actions necessary or convenient to implement instructions received by that Scheme Noteholder regarding any of the actions in the Scheme on behalf of that Scheme Noteholder.

Emeco Noteholders should also consider Section 18.7 in relation to the adjudication of the Master Proxy Forms and appeal rights in relation to that adjudication.

Should anyone purport to cast a vote at the Scheme Meeting who is not an Emeco Noteholder, or that is not acting as a proxy on behalf of an Emeco Noteholder pursuant to the Sub-Proxy Form included within the Master Proxy Form, that vote will be disregarded at the Scheme Meeting.

Emeco Holdings Limited	17	Explanatory Statement

The following diagram illustrates the relationship between certain persons with interests in the Emeco Notes, which are held in global book-entry form through DTC.

If you are a Registered Participant that is not an Emeco Noteholder you should contact the relevant Emeco Noteholder (through any Intermediaries, if applicable) to ensure that the Emeco Noteholder on whose behalf you have an interest in the Emeco Notes has the opportunity to provide you with the appropriate instructions and information so you can take the appropriate action described in this section, sections 6.4, 8.3 and 18 of this Explanatory Statement.

Emeco Holdings Limited	18	Explanatory Statement

2.2	The Scheme Meeting

Before the Scheme can become effective and binding on the Company, the Scheme Creditors and the Subordinate Claim Holders, a resolution to approve it must be passed by the Emeco Noteholders at the Scheme Meeting by the Requisite Majority.

This majority is a majority in number of the Emeco Noteholders present and voting, either in person or by proxy, being a majority whose debts or claims against the Company amount in the aggregate to at least 75% of the total amount of the debts and claims of the Emeco Noteholders present and voting in person or by proxy.

The Scheme Meeting will commence at 10.00am AEDT on 13 December 2016 at Baker & McKenzie, Level 27, 50 Bridge Street, Sydney NSW 2000.

Details of the Scheme Meeting and the voting procedures are described in further detail in Section 18.

The Notice of Scheme Meeting is set out in Annexure 7.

2.3	Eligibility to vote at the Scheme Meeting

Only persons who are Emeco Noteholders as at the Voting Entitlement Record Date will be entitled to vote at the Scheme Meeting and only if valid instructions are received by way of a completed Master Proxy Form by the Voting Cut Off.

Any vote purported to be cast at the Scheme Meeting on behalf of any person who is not an Emeco Noteholder will be disregarded.

Emeco Noteholders are invited to vote at the Scheme Meeting by directing their Registered Participant to deliver to the Information Agent a Master Proxy Form.

Emeco Noteholders will not be entitled to vote at the Scheme Meeting if a valid Master Proxy Form is not received on their behalf by the Information Agent by Voting Cut Off.

The Emeco Group held approximately US$52,280,000 of beneficial interest in Emeco Notes (at face value), and cancelled these Notes on 26 October 2016, prior to the First Court Hearing.

A transferee of an economic or beneficial interest in the Emeco Notes after the Voting Entitlement Record Date will not be entitled to vote at the Scheme Meeting. Transferees will need to make arrangements directly with the transferor regarding voting at the Scheme Meeting.

To avoid double counting of interests in the Emeco Notes at the Scheme Meeting the voting procedure will be based on Cede & Co., in its capacity as nominee of DTC, in accordance with its usual procedures, appointing the Registered Participants as its proxies under the Omnibus Proxy in respect of the principal amount of the Emeco Notes shown on its records maintained in book-entry form as being held by them as at the Voting Entitlement Record Date.

The Registered Participants will obtain instructions from the Emeco Noteholder through the Proxy Form. The Registered Participants will then lodge the instructions it receives in a Proxy Form with the Information Agent through the Master Proxy Form.

The Information Agent will verify all voting positions, as indicated on the Master Proxy Forms, with the information and records held by DTC.

Emeco Holdings Limited	19	Explanatory Statement

In determining:

•	whether a particular person is the ultimate beneficial owner of an interest in Emeco Notes as at the Voting Entitlement Record Date and is therefore an Emeco Noteholder entitled to vote at the Scheme Meeting; and

•	the particular principal amount of that Emeco Noteholder’s interest in the Emeco Notes for the purposes of voting,

the Company (including the chairperson of the Scheme Meeting), the Information Agent, the Emeco Notes Trustee and the Company (including the chairperson of the Scheme Meeting) may rely on such evidence and/or information and/or certification from the Registered Participants and DTC (including its nominee, Cede & Co.).

2.4	Voting agreements

Prior to the date of this Explanatory Statement, the Company and the Emeco Note Issuer entered into the RSA with, among other parties, the Emeco Supporting Creditors. The Emeco Supporting Creditors are Emeco Noteholders holding the beneficial interest in approximately 45% of the aggregate principal amount outstanding of the Emeco Notes as at the date of the RSA, excluding those interests in the Emeco Notes which were held by the Emeco Group at the date of the RSA.

In the RSA, the Emeco Supporting Creditors have agreed, subject to documentation of the Scheme, to:

•	vote in favour of the Scheme at the Scheme Meeting; and

•	elect to receive the Transaction Securities as the Scheme Consideration.

A summary of the key terms of the RSA is set out Section 7.3.

2.5	Election to receive Transaction Securities

Emeco Noteholders will only be required to complete the Election Form if they wish to receive the Transaction Securities as the Scheme Consideration.

Interests in Emeco Notes the subject of an Election Form will be blocked from trading either through the DTC ATOP system (if permitted by DTC) or other means.

If an Emeco Noteholder is ineligible to receive the Transaction Securities, fails to provide sufficient Security Election Information (to the satisfaction of the Company, in its absolute discretion) or a valid Election Form is not submitted on behalf of an Emeco Noteholder by the Election Cut Off then the Emeco Noteholder will be deemed to have elected to receive cash as the Scheme Consideration (as described further in Section 6.4).

A transferee of an economic or beneficial interest in the Emeco Notes after the Election Cut Off will not be entitled to make an election in respect of the Scheme Consideration. Transferees will need to make arrangements directly with the transferor regarding the election of, and receipt of, the Scheme Consideration.

Emeco Holdings Limited	20	Explanatory Statement

2.6	Summary of actions to be taken by Emeco Noteholders to vote and make an election in respect of Scheme Consideration

Instructions on how to vote at the Scheme Meeting and make an election in respect of the Scheme Consideration are set out below and can also be found in sections 6.4, 8.3 and 18.

(a)	An Emeco Noteholder should read this Explanatory Statement carefully as a whole, in conjunction with the documents that accompany it, including the Proxy Form and the Election Form.

(b)	Only Registered Participants are required to complete the Master Proxy Form and Registered Participant Transmittal Form.

(c)	An Emeco Noteholder who wishes to vote at the Scheme Meeting must ensure that they properly complete, sign and return the Proxy Form to their Registered Participant in sufficient time to enable the Registered Participant to complete a Master Proxy Form and forward the same to the Information Agent before the Election Cut Off.

(d)	If an Emeco Noteholder does not wish to attend the meeting in person, he or she can either appoint the chairperson of the Scheme Meeting or another person as proxy to attend and vote at the Scheme Meeting on behalf of the Emeco Noteholder. Any Emeco Noteholder wishing to attend and vote at the Scheme Meeting in person will still need to properly complete, sign and return the Proxy Form to their Registered Participant in sufficient time to enable the Registered Participant to complete a Master Proxy Form and forward the same to the Information Agent before the Election Cut Off.

(e)	The amount for which the Emeco Noteholders will be admitted to proof for voting purposes at the Scheme Meeting will be calculated as at the Voting Entitlement Record Date based on details submitted by the Registered Participants on behalf of Emeco Noteholders and confidentially provided to the Company by the Information Agent. This information will be used by the Chairperson of the Scheme Meeting to determine whether the Scheme Resolution is passed at the Scheme Meeting. Emeco Noteholders should also consider Section 18.7 in relation to the adjudication of the Master Proxy Forms and appeal rights in relation to that adjudication.

(f)	If an Emeco Noteholder wishes to receive an interest in the Transaction Securities as Scheme Consideration if the Scheme is approved, the Emeco Noteholder must properly complete and sign the Election Form in accordance with the instructions on the Election Form and return the properly completed and executed Election Form to its Registered Participant as soon as possible so as to allow the Registered Participant to properly complete, execute and return the Registered Participant Transmittal Letter to the Information Agent. By properly completing, executing and returning the Election Form to their Registered Participant, the Emeco Noteholder authorises the Registered Participant to submit that Emeco Noteholder’s underlying position on the Emeco Notes through the DTC ATOP system and block any trades on the underlying position in relation to the Emeco Notes.

(g)	If an Emeco Noteholder wishes to receive cash as the Scheme Consideration, no further action is required to be taken.

(h)	Emeco Noteholders who are in any doubt as to what action they should take in connection with this Explanatory Statement, the proposals contained in it or the documents that accompany it, are recommended to seek their own advice at their own cost immediately from their legal adviser, tax adviser, accountant and/or financial adviser.

Emeco Holdings Limited	21	Explanatory Statement

If you are (or think you may be) an Emeco Noteholder and you have any questions relating to the voting instructions or the election to receive the Scheme Consideration, please refer your queries to your Registered Participant or to the Information Agent.

Emeco Holdings Limited	22	Explanatory Statement

3.	Key dates and steps

Event	Date

Voting Entitlement Record Date	5.00 pm 31 October 2016 (New York time)

Voting Cut Off (latest time and date for receipt of the Master Proxy Form by the Information Agent in order for Emeco Noteholders’ voting instructions to be taken into account for the purposes of the Scheme Meeting)	5.00 pm 6 December 2016 (New York time)

Election Cut Off (latest time and date for receipt of the Election Form by the Information Agent in order for Emeco Noteholders to elect to receive the Transaction Securities as Scheme Consideration)	5.00 pm 6 December 2016 (New York time)

Scheme Meeting of all Emeco Noteholders	10.00 am 13 December 2016

Second Court Date	10.15 am 15 December 2016

Effective Date	No later than 10:00am on the Business Day after the day on which the Court makes the Court Orders

Calculation Date	The second Business Day after the Effective Date

Implementation Date	Thirteen Business Days after the Effective Date, unless otherwise advised by the Scheme Administrators

Note: All dates and times are references to the time in Sydney, Australia, unless otherwise stated. This timetable is indicative only. The Company has the right to vary the timetable set out above subject to the approval of such variation by the Court, ASIC and the ASX where required. Any variation will be announced to the ASX and notified on the Company’s website: www.emecogroup.com.

Emeco Noteholders are encouraged to take the following steps in advance of the Scheme Meeting:

3.1	Consider FIRB requirements

If you are a foreign person, including a foreign corporate entity, for the purposes of the FATA, consider whether you need to provide a notification to the Treasurer of the Commonwealth of Australia in respect of the acquisition of Scheme Shares on implementation of the Scheme. If you require such approval and do not obtain it in advance of the Implementation Date, you may be exposed to penalties and an order requiring you to dispose of your Scheme Shares as it is a condition of the Transaction that you obtain such approval to the extent that it is required.

Emeco Holdings Limited	23	Explanatory Statement

Any such Emeco Noteholder may contact David Clee of Gilbert + Tobin for advice on the FIRB requirements on +612 9263 4368 or DClee@gtlaw.com.au. The cost of this advice will be met by the Company.

3.2	Consider attending and voting at the Scheme Meeting

See Sections 2 and 18 for detailed information in relation to the Scheme Meeting.

A copy of the Notice of Scheme Meeting is at Annexure 7.

If the Information Agent does not receive a validly completed and executed Election Form on behalf of an Emeco Noteholder before the Election Cut Off, that Emeco Noteholder will not be able to receive the Transaction Securities and will be deemed to be a Scheme Cash Recipient.

Emeco Holdings Limited	24	Explanatory Statement

4.	Frequently asked questions

Question	Answer		For more information

Information on the Scheme for Emeco Noteholders

Why was this Explanatory Statement sent to me?	This Explanatory Statement has been sent to you because you have been identified as an Emeco Noteholder and you are being asked to vote on the Scheme. This Explanatory Statement is intended to help you decide how to vote on the Scheme.		Section 6

What consideration will I receive under the Scheme?	If the Scheme is implemented, you will assign your Aggregate Amount to Emeco Finco and will be entitled to receive (at your election):		Sections 8 and 9

	(a)	your entitlement to a pro-rata share of new ordinary shares in the Company (being, the Scheme Shares) and your pro-rata share of beneficial interests in new secured notes (being, the Tranche B Notes); or

	(b)	a cash alternative equal to 50% of your Aggregate Amount, which is the default alternative.

You will also receive your pro-rata share of all accrued but unpaid interest owing on the Emeco Notes as at the Implementation Date.

What is the background to the Scheme?	The Scheme forms part of, and is a condition precedent to, a broader Transaction which consist of the following key components:		Section 7

	(a)	the Scheme (described above);

	(b)	the merger with Orionstone;

	(c)	the merger with Andy’s;

	(d)	refinancing the Emeco ABL Facility;

	(e)	restructuring of the Company’s existing security arrangements; and

	(f)	a partially underwritten (to 50%) A$20m equity raising by pro-rata issue of the Company’s shares to existing Company Shareholders.

Why is a Scheme being proposed?	The Scheme is being proposed as the restructure of the debt owing under the Emeco Notes is a key aspect of, and a condition precedent to, the completion of the Transaction, which is anticipated to address a number of factors affecting the Company.		Section 8

Emeco Holdings Limited	25	Explanatory Statement

Question	Answer	For more information

What is the timing for the implementation of the Scheme?	The Scheme is to be implemented on the Implementation Date (which is indicative only and subject to change).	Section 3

Are there conditions precedent to the Scheme proceeding?	Yes, there are various conditions precedent that must be satisfied or waived in order for the Scheme to be implemented.	Section 8

The full conditions precedent to the broader Transaction are set out in Section 8, which contains further details of the Scheme procedure, including the key steps to implement the Scheme.

What is the Master Proxy Form and Election Form accompanying this Explanatory Statement?	The Master Proxy Form allows an Emeco Noteholder as at the Voting Entitlement Record Date to vote at the Scheme Meeting. You will not be able to vote unless the Chairperson receives the Master Proxy Form from the Emeco Noteholder Registered Participant by no later than the Voting Cut Off, which must be completed in accordance with the instructions in this Explanatory Statement and the Master Proxy Form.	Section 2 Section 6.4 Section 8.3 Section 18

The Master Proxy Form allows you to appoint a proxy to exercise your vote at the Scheme Meeting. If you are unable or do not wish to attend the Scheme Meeting in person, you should direct your Registered Participant to complete and lodge the Master Proxy Form in accordance with the instructions in this Explanatory Statement and the Master Proxy Form. Even if you wish to attend the Scheme Meeting in person, you will need to direct your Registered Participant to complete and lodge the Master Proxy Form on your behalf naming you as the proxy.

The Election Form allows an Emeco Noteholder to elect to receive an interest in Transaction Securities if the Scheme is approved.

By completing, executing and returning an Election Form to the Registered Participant, the Emeco Noteholder authorises the Registered Participant to submit the Emeco Noteholder’s position on DTC’s ATOP system and block all trades in the underlying position.

If the Information Agent does not receive a validly completed and executed Election Form on behalf of an Emeco Noteholder before the Election Cut Off, that Emeco Noteholder will not be eligible to receive the Transaction Securities and will be deemed to be a Scheme Cash Recipient.

Emeco Holdings Limited	26	Explanatory Statement

Question	Answer	For more information

Has the Company considered alternatives to the Scheme?	A number of alternatives to the Scheme have been considered (including consensual restructuring with the Emeco Noteholders, refinancing and capital raisings), but for a number of reasons, the Scheme described in this Explanatory Statement was determined to be the most suitable alternative.	Section 7.2

What should I do?	You should read this Explanatory Statement carefully in its entirety and then vote by directing your Registered Participant to submit a Master Proxy Form completed on your behalf by completing and returning a Proxy Form to your Registered Participant.	Section 2 Section 6.4 Section 8.3 Section 18

If you wish to receive Transaction Securities, you must direct your Registered Participant to complete and submit the Registered Participant Transmittal letter before the Election Cut Off by submitting to your Registered Participant a completed Election Form in sufficient time before the Election Cut Off.

It is important that you consider the information disclosed in light of your own particular investment needs, objectives and financial circumstances.

If you are in any doubt as to what you should do, you should consult an independent, appropriately licensed and authorised financial, legal and/or taxation adviser without delay.

Full details of who is eligible to vote and how to vote are set out in Section 18.5 and in the Notice of Meeting set out in Annexure 7 to this Explanatory Statement.

Are there any restrictions on how I may deal with my interests in the Emeco Note(s) under the Scheme and before the Scheme is implemented?	Yes, interests in the Emeco Notes may not be transferred or otherwise disposed of in the period between the Effective Date and the Implementation Date. This restriction is required to facilitate the orderly implementation of the Scheme.	Annexure 1

Do I have to sign anything to cancel my interests in the Emeco Notes(s) if the Scheme is implemented?	No. If the Scheme is implemented, the Company will have authority to cancel the Emeco Notes.	Section 8

What elections can I make in respect of my Scheme Consideration?	You can elect to receive as your Scheme Consideration either: (i) your pro-rata share of the Transaction Securities (being Scheme Shares and a beneficial interest in the Tranche B Notes), or (ii) the Cash Consideration (being equal to 50% of the principal outstanding under your interest in the Emeco Note(s) as at the Effective Date).	Section 2 Section 7 Section 8

Emeco Holdings Limited	27	Explanatory Statement

Question	Answer	For more information

If for example, you do not complete and return an Election Form to your Registered Participant before the Election Cut Off, or you do not provide the information required by the Company to issue the Transaction Securities by directing your Registered Participant to submit a completed Election Form on your behalf before the Election Cut Off, you will be taken to have elected to receive the Cash Consideration.

What are the key terms of the Tranche B Notes?	Key terms of the Tranche B Notes are set out in Section 9 and described fully in Schedule 1.	Section 9 Schedule 1

How will the Cash Consideration be funded?	To the extent that Emeco Noteholders elect to receive the Cash Consideration, the Company will have available to it such amount of cash necessary for it to direct the payment of the total Cash Consideration to the Emeco Note Trustee (for onwards distribution) in accordance with the terms of the Scheme Cash Funding Agreement.	Section 8.4

In repayment of such cash funding, the Company will issue to the Scheme Cash Funders the Scheme Shares and Tranche B Notes that the Scheme Cash Recipients would have otherwise been entitled to receive if they had not elected (or deemed to have elected) to receive the Cash Consideration.

The maximum amount of cash that the Company will be required to pay as part of the Scheme Consideration is approximately A$104 million subject to exchange rate fluctuations.

What happens if the Scheme does not proceed?	If the Scheme does not proceed, the Company will need to find alternative solutions to meets its upcoming debt requirements. There is no certainty that an alternative on acceptable terms will be found prior to the Emeco Notes being repayable.	Section 16.3

What is the opinion of the independent expert?	Ferrier Hodgson was engaged to prepare an independent expert report in respect of the proposed Scheme. Ferrier Hodgson have reached the following conclusions:	Section 16 Annexure 2

(a) Based on an analysis of winding up the Company as at 31 December 2016, assuming the Scheme did not take effect, Emeco Noteholders would receive a dividend of approximately 34 cents to 55 cents per dollar owed to them under the Emeco Notes;

Emeco Holdings Limited	28	Explanatory Statement

Question	Answer		For more information

	(b)	Based on an analysis of forecasted financial information regarding the post-Transaction Combined Group, and the Combined Group Unaudited Pro Forma Balance Sheet, the Company will be a solvent company immediately following the implementation of the Transaction;

	(c)	Based on the above, if the Scheme is Implemented, an Emeco Noteholder will receive: (a) if they elect to receive the Transaction Securities, an estimated return on a going concern basis of 100 cents per dollar owed to them under the Emeco Notes in the form of a combination of Tranche B Notes and New Emeco Shares; or (b) if they are deemed to elect to receive the Cash Consideration, 50 cents per dollar owed to them under the Emeco Notes; and

	(d)	Based on a review of the Company’s financial prospects should the Scheme not take effect, material uncertainty exists with the Company’s ability to meet its upcoming debt requirements through to the maturity of both the Emeco ABL Facility and the Emeco Notes

A summary of the report is set out in Section 16 and the full report is set out in Annexure 2.

Do the directors of the Company recommend the Scheme?	The directors of the Company unanimously recommend that you vote in favour of the Scheme at the Scheme Meeting, in absence of a superior proposal.		Section 5

Why should I vote in favour of the Scheme?	The key reasons Emeco Noteholders may consider voting in favour of the Scheme are set out in Section 10 and include:		Section 10

	(a)	the debt for equity conversion creates the potential for value uplift compared to the outcomes from a potential insolvency process and provides certainty for the parties;

	(b)	the Transaction will not proceed unless the Scheme is approved;

	(c)	the Scheme will avoid uncertainties associated with insolvency and associated expenses;

Emeco Holdings Limited	29	Explanatory Statement

Question	Answer		For more information

	(d)	greater transaction certainty;

	(e)	the ability for the Company to continue to trade and raise additional funds;

	(f)	statutory protections for Shareholders; and

	(g)	reducing the risk of Claims from Subordinate Claim Holders.

Why might I consider voting against the Scheme?	The key reasons why the Emeco Noteholders may consider voting against the Scheme are set out in Section 11 and include:		Section 6.10(b) Section 11
	(a)	the Scheme, if implemented, will result in the Scheme Noteholders holding a smaller secured debt claim against the Company’s assets (as contingent creditors under the Emeco Notes), and the Obligors will be released from all Claims and obligations relating to the Emeco Notes only;

	(b)	for those Scheme Noteholders who elect or are deemed to have elected to receive Scheme Consideration in the form of a cash payment, that cash payment will only be an amount equal to 50% of its Aggregate Amount;

	(c)	Shares issued under the Scheme to the Scheme Noteholders as part of the Scheme will rank behind the Claims of any secured or unsecured creditors of the Company and expose Emeco Noteholders to equity risks;

	(d)	the inherent risks associated with holding Shares, and the implications of being a minority Shareholder in the Company;

	(e)	the uncertainty of returns on shares compared with the contractual right to interest under the Emeco Notes;

	(f)	the risk that some counterparties to contracts with the Company or any of its subsidiaries decide to exercise any rights to terminate those contracts as a result of the Implementation of the Scheme; and

	(g)	the potential that a formal insolvency process (although uncertain), will deliver a better outcome to them than Implementation of the Scheme.

Emeco Holdings Limited	30	Explanatory Statement

Question	Answer	For more information

Voting on the Scheme

Where and when will the Scheme Meeting be held?	The Scheme Meeting will be held at Baker & McKenzie, level 27, 50 Bridge Street, Sydney NSW 2000 on 13 December 2016, commencing at 10.00am AEDT.	Annexure 7

How do I vote?	If you wish to vote on the Scheme Resolution at the Scheme Meeting you will need to appoint a proxy to exercise your vote at the Scheme Meeting whether or not you wish to attend the Scheme Meeting in person.	Section 2 Section 18 Annexure 7

If you do not wish to attend the Scheme Meeting in person, you will need to appoint the Chairperson or another person to be your proxy at the Scheme Meeting. If you wish to attend the Scheme Meeting in person, you will need to appoint yourself as proxy.

In order to appoint a proxy, you will need to direct your Registered Participant to submit a Master Proxy Form to the Information Agent by the Voting Cut Off.

What are the voting thresholds?	For the Scheme to be approved under Australian law, the Scheme must be approved by the Requisite Majority, being a majority in number (more than 50%) of the Emeco Noteholders who are present and voting at the Scheme Meeting (either in person or by proxy), who must together hold at least 75% of the total debts and claims owing to the Emeco Noteholders under the Emeco Notes (as contingent creditors) present and voting at the Scheme Meeting (either in person or by proxy).	Section 6

What happens if I vote against the Scheme or do not vote?	If the Scheme is approved by the Requisite Majority of Emeco Noteholders, then subject to the other conditions being satisfied or waived (as applicable), the Scheme will be implemented and binding on all Scheme Creditors and Subordinate Claim Holders, including those Emeco Noteholders who did not vote or voted against the Scheme.	Section 6

Is voting compulsory? Should I vote?	Voting is not compulsory. However, your vote will be important in determining whether the Scheme will proceed, as only those votes cast by Emeco Noteholders on the Scheme will be counted in determining whether the Scheme has been approved by the Requisite Majority of Emeco Noteholders.	Section 18

Emeco Noteholders have the ability to propose a modification to the terms of the Scheme at the Scheme Meeting. For more detail please refer to Section 8.15.

Emeco Holdings Limited	31	Explanatory Statement

Question	Answer	For more information

The Company, Andy’s, Orionstone and the Combined Group

Where can I get information on Andy’s?	Andy’s is a privately owned equipment rental business based in Bendigo, Victoria.	Section 12

Information on Andy’s is set out in Section 12.

Where can I get information on Orionstone?	Orionstone, based in Mackay, Queensland, is a privately owned heavy earthmoving equipment supplier in Australia.	Section 13

Information on Orionstone is set out in Section 13.

Where can I get information on the Company?	The Company is listed on ASX and is one of the world’s largest rental providers of heavy earthmoving mining equipment.	Sections 14 and 17

Information on the Company is set out in Section 14. Risks associated with the Company’s business are also set out in Section 17.

Where can I get information on the Combined Group?	The Combined Group will be listed on ASX and will comprise the Company, having acquire both Andy’s and Orionstone.	Section 15

Information on the Combined Group is set out in Section 15.

Tax

What are the Australian and US tax implications of the Scheme?	Australian and US tax implications of the Scheme are set out in Section 10.	Section 10

Further questions

Who can I contact if I have further questions in relation to the Scheme?	If you are in any doubt as to what you should do, you should consult an independent, appropriately licensed and authorised financial, legal and/or taxation adviser without delay.	Section 1

Emeco Noteholders may also call the information line on (08) 9420 0222 (callers within Australia) or +61 (8) 9420 0222 (callers outside Australia) between 9.00 am and 5.00 pm (Perth time) Monday to Friday.

Emeco Holdings Limited	32	Explanatory Statement

5.	Letter from the Emeco Chairman

Dear Emeco Noteholders,

On 23 September 2016, Emeco announced that it had signed a binding restructuring support agreement (RSA) with a number of its major Noteholders and the shareholders and creditors of Orionstone and Andy’s Earthmovers.

As mentioned in the announcements lodged on ASX, the RSA established a framework for the proposed recapitalisation of the Company, the merger with Orionstone and Andy’s and a rights issue enabling existing Emeco Shareholders to further participate in the Company’s future growth.

The Transaction is an important step forward for the Company and provides the Company with significantly improved credit metrics and puts in place a longer term sustainable capital structure. With significantly lower leverage, improved interest coverage and greater cash generation, I believe the Company has the financial platform to grow the business whilst continuing to provide our customers a quality service.

The Transaction also substantially reduces the Company’s capital expenditure requirements going forward.

The Explanatory Statement sets out the prescribed information about the Scheme that the Corporations Act requires the Company to address to the Emeco Noteholders. The Scheme sets out the formal, contractual terms on which it is proposed that the Company and the Emeco Noteholders agree to pursue and implement the Scheme.

Emeco Shareholders should be aware that the Ferrier Hodgson Report and Explanatory Statement were prepared for the benefit of the Emeco Noteholders and Subordinate Claim Holders and so do not directly contemplate or address the interests of Emeco Shareholders. The Ferrier Hodgson Report has been prepared for the benefit of Emeco Noteholders and Subordinate Claim Holders in the regulated context of the Scheme. Accordingly, it opines on a number of matters that may not be strictly relevant to Emeco Shareholders.

A General Meeting for Emeco Shareholders is expected to be convened in December 2016 to consider the resolutions required to give effect to the Transaction. The Notice of Meeting which will be addressed to Emeco Shareholders is expected to be dispatched shortly and has been prepared with their interests and information requirements directly in mind. Shareholders are strongly encouraged to review the Notice of Meeting and the Independent Expert’s Report once those documents have been dispatched by the Company.

Together with my fellow Emeco Directors, we unanimously recommend that you vote in favour of the Scheme.

On behalf of the Emeco Directors, I thank the Emeco Noteholders for their continued support and will continue to keep the market informed as the Creditors’ Scheme progresses.

Yours faithfully,

Peter Richards

Chairman

Emeco Holdings Limited

Emeco Holdings Limited	33	Explanatory Statement

6.	Overview of Explanatory Statement and Scheme

6.1	Why you are receiving this Explanatory Statement

This Explanatory Statement contains information about the proposed Scheme and is required by section 412(1) of the Corporations Act to be issued together with each Notice of Meeting issued to the Scheme Creditors.

You have been sent this Explanatory Statement because you have been identified as a person who has, or may have, an interest in Emeco Notes and may therefore be an Emeco Noteholder and, if the Scheme becomes Effective, a Scheme Creditor.

If you have an interest in Emeco Notes but you are not the ultimate beneficial owner of that interest, please take steps to bring the Scheme and this Explanatory Statement to the attention of that person.

If you are an Emeco Noteholder as at the Voting Entitlement Record Date, you will be eligible to vote at the Scheme Meeting provided that the Information Agent receives a completed Master Proxy Form no later than Voting Cut Off.

You can choose to receive Transaction Securities by directing your Registered Participant to submit a completed Registered Participant Transmittal Letter before the Election Cut Off. If your Election Form is not submitted by the Election Cut Off (or is incomplete or otherwise invalid), you will be taken to have elected to receive the Cash Consideration.

Further details of the Scheme Meeting, including the procedure for voting, can be found in Sections 2 and 18 of this Explanatory Statement. Further details of the procedure for making an election can be found in Sections 6.4 and 8.3.

6.2	Summary of the Scheme procedure

The proposed scheme is a creditors’ scheme of arrangement. A creditors’ scheme of arrangement is a compromise or arrangement between a company and its creditors (or any class of them) effected in accordance with Part 5.1 of the Corporations Act.

The resolution to agree to the Scheme at the Scheme Meeting must be passed by the Requisite Majority. If the Scheme is agreed to by the Requisite Majority, in order to become effective, the Scheme must then be approved by the Court on the Second Court Date. The Court may grant its approval subject to such alterations or conditions as it thinks fit. However, the Scheme will not take any effect if any alterations the Court makes or the conditions the Court imposes change the substance of the Scheme in any material respect.

If the Scheme is approved by the Court, and the Court Orders are lodged with ASIC, then the Scheme will become effective. Once all the conditions precedent set out in the Scheme are satisfied, the Steps to effect the Scheme will be undertaken as part of the Steps Plan to complete the Transaction. The conditions precedent (detailed in Section 8.1 below) include that all the conditions in Section 5.1(a) of the RSA are satisfied or waived in accordance with the terms of the RSA at or before 8:00 am on the Second Court Date, including:

(a)	that the members of the Company pass all necessary resolutions at the Shareholders Meeting in accordance with:

(i)	ASX Listing Rule 7.1 approving the issue of all Scheme Shares under or in connection with the Scheme and Transaction and ASX Listing Rule 10.14 approving the issue of Scheme Shares to Ian Testrow under the Management Incentive Plan; and

(ii)	the Corporations Act in relation to (i) financial assistance provided by each of Andy’s and Orionstone as a result of the acquisition of both by the Company; and (ii) the Company’s ability to enforce the Lock-Up;

Emeco Holdings Limited	34	Explanatory Statement

(b)	as at 8:00 am on the Second Court Date:

(i)	each Deed Poll (other than the Emeco Security Trustee Deed Poll, the Emeco Note Trustee Deed Poll, the New Emeco Security Trustee Deed Poll, the New Emeco Note Trustee Deed Poll and the Scheme Creditors Deed Poll) continues to benefit the beneficiaries named in it in accordance with its terms and no such Deed Poll has been terminated; and

(ii)	the RSA has not been terminated in accordance with its terms;

(c)	the Scheme is approved by the Court, including with such alterations made or required by the Court under section 411(6) of the Corporations Act in respect of the Scheme (which alterations do not change the substance of the Scheme, including the Steps Plan, in any material respect);

(d)	any other conditions made or required by the Court under section 411(6) of the Corporations Act in respect of the Scheme (which conditions do not change the substance of this Scheme, in any material respect) have been satisfied or waived; and

(e)	the Scheme becomes Effective.

The steps to Implement the Scheme are intended to be completed no more than thirteen Business Days after all of the conditions precedent under the Scheme have been satisfied. If the steps to Implement the Scheme have not been satisfied or completed by the End Date, then the Scheme will not be capable of implementation and will lapse, terminate and be of no further force or effect.

Once the Scheme becomes Effective, it will be binding upon the Company, the Subordinate Claim Holders and all Scheme Creditors, including those Emeco Noteholders that did not vote in favour of the Scheme, or those that did not attend, or vote at, the Scheme Meeting.

6.3	Objects and purpose of the Scheme

The principal objects and purposes of the Scheme are to:

(a)	cause the payment to Scheme Noteholders of all accrued but unpaid interest owing under the Emeco Notes as at the Implementation Date;

(b)	effect a restructure of the debt owing by the Emeco Note Issuer under the Emeco Notes, which restructure involves an assignment of each Scheme Creditor’s right to be paid the principal outstanding on the Emeco Notes to Emeco Finco in consideration for, at the election of each Scheme Noteholder, be entitled to receive in accordance with the Scheme (the Scheme Consideration) either:

(i)	a pro-rata interest in the Transaction Securities (as described in Section 6.4); or

(ii)	a cash payment, to be funded under the Scheme Cash Funding Agreement (as described in Section 8.4);

(c)	effect a discharge and release of each Scheme Creditor, each Obligor (including the Company), the Emeco Note Trustee and the Emeco Security Trustee under the Emeco Current Finance Documents and the Emeco Current Security Documents in respect of, or in relation to, the Emeco Notes only;

Emeco Holdings Limited	35	Explanatory Statement

(d)	release each Scheme Creditor under or in connection with the Scheme and the Steps Plan to the extent Claims or obligations so arise, and to effect a related covenant from each such Scheme Creditor to not commence an action except to enforce that Scheme Creditor’s rights under the Scheme;

(e)	release the Emeco Note Trustee as ‘Note Trustee’ under and in connection with each Emeco Current Finance Document;

(f)	cause the cessation of the rights and obligations of each Scheme Creditor, the Emeco Note Trustee, the Emeco Security Trustee and each Obligor under the Emeco Current Finance Documents;

(g)	amend the Emeco Security Trust Deed to a form appropriate to secure obligations owing under the Tranche B Notes from time to time;

(h)	cancel and terminate the Emeco Indenture; and

(i)	compromise the Subordinate Claims of Subordinate Claim Holders such that:

(i)	any right they have to bring a Subordinate Claim against the Company is limited to the amount actually recovered by the Company from any policy of insurance that responds to the Subordinate Claim, less any expenses incurred by the Company or the insurer in connection with the Subordinate Claim; and

(ii)	the Company is released from an obligation to pay any amount to the Subordinate Claim Holder in excess of the limit outlined in (i) above.

The Scheme will have no effect on unsecured trade creditors of the Group. It will also have no effect on employees of the Group who, subject to ordinary course changes in employment arrangements, will continue their employment.

Section 8 of this Explanatory Statement contains detailed information on the terms of the Scheme. The Scheme itself is set out at Annexure 1.

6.4	Scheme Noteholders’ entitlement under the Scheme

If the Scheme is Implemented, the following Transaction Securities will be issued in respect of the Emeco Notes:

(a)	a beneficial interest in Tranche B Notes in an amount equal to the sum of:

(i)	(x) 80% of (y) the sum of (A) the Principal Outstanding of the Emeco Notes as on the Calculation Date less (B) US$11,794,723.50, being the US dollar equivalent of the Emeco Swap Proceeds calculated as at the Prevailing Exchange Rate as of the Commencement Date; plus

(ii)	US$11,794,723.50 (i.e. the US dollar equivalent of the Emeco Swap Proceeds described above); and

(b)	Scheme Shares in an amount (when valued at the Implied Transaction Equity Value) equal to (i) 20% multiplied by (ii) the sum of (x) the Principal Outstanding of the Emeco Notes as on the Calculation Date less (y) US$11,794,723.50 (i.e. the US dollar equivalent of the Emeco Swap Proceeds described above).

Emeco Holdings Limited	36	Explanatory Statement

An Emeco Noteholder who wishes to receive an interest in the Transaction Securities must properly complete and sign the Election Form in accordance with the instructions on the Election Form, and return the Election Form to its Registered Participant as soon as possible to allow the Registered Participant to properly complete, execute and return the Registered Participant Transmittal Letter to the Information Agent before the Election Cut Off.

Each Emeco Noteholder who validly elects to receive an interest in the Transaction Securities will be entitled to a pro-rata amount of the Transaction Securities based on the Emeco Notes it holds.

An Emeco Noteholder on whose behalf an Election Form is submitted to the Information Agent will not be entitled to receive an interest in the Transaction Securities and will be deemed to have elected to receive cash (and be a Scheme Cash Recipient) in circumstances where:

•	the Election Form is not valid, does not contain sufficient information to enable the Emeco Noteholder or, is not received by Information Agent by the Election Cut Off; or

•	the Emeco Noteholder on whose behalf the Election Form is submitted is not eligible to receive the Tranche B Notes or the Scheme Shares.

An Emeco Noteholder who wishes to receive the cash payment as the Scheme Consideration need not take any action to make that election and by taking no action by the Election Cut Off will be deemed to be a Scheme Cash Recipient.

Scheme Cash Recipients will be entitled to receive payment of an amount equal to 50% of the Principal Outstanding on the Emeco Notes they hold.

If the Information Agent does not receive a validly completed and executed Election Form on behalf of an Emeco Noteholder before the Election Cut Off, that Emeco Noteholder will not be able to receive an interest in the Transaction Securities and will be deemed to be a Scheme Cash Recipient.

The election will be conducted separately from voting. Further information in relation to the election process can be found in Sections 2 and 8.3. Instructions for Emeco Noteholders in relation to the voting procedures are set out in Sections 2 and 18.

Scheme Noteholders will also be entitled to receive a cash amount equal to their pro-rata proportion of the interest accrued but unpaid on the Emeco Notes up to and including the Implementation Date. The cash will be distributed by the Emeco Note Trustee in the usual way.

6.5	Why is the Scheme being proposed?

The Scheme is being proposed because the restructure of the debt owing by the Emeco Note Issuer to the Emeco Noteholders under the Emeco Notes is a key aspect of, and a condition precedent to, the completion of the Transaction. That restructure is proposed to be effected pursuant to the Scheme because the restructure, absent a creditors’ scheme of arrangement, may only proceed with the consent of all Emeco Noteholders and, as the beneficial ownership of the Emeco Notes is widely dispersed, a creditors’ scheme of arrangement is the most efficient (and, in the circumstances, only viable) means of obtaining such consent.

The Company’s entry into the RSA in order to pursue the Transaction represents the culmination of the Directors’ efforts to explore ways to re-shape the Group’s capital structure in order to enhance value for all relevant stakeholders, including its secured creditors. The Directors’ decision to fully explore the options available to the Group was driven by a number of factors including:

(a)	their belief that the Emeco Group’s debt levels are too high for a business that operates in the cyclical mining and resources sector;

Emeco Holdings Limited	37	Explanatory Statement

(b)	the risks associated with refinancing a significant proportion of the Group’s debt, in the form of the existing Emeco Notes, becoming due for repayment in 2019;

(c)	their belief that Emeco Group’s high debt levels and cash interest obligations will impact the Emeco Group’s ability to properly invest in its fleet going forward, resulting in significantly increased risk to the Emeco Group’s operating and financial performance and a deteriorated equipment fleet upon the maturity of the existing Emeco Notes; and

(d)	their view that the sector in which the Emeco Group operates will experience consolidation in the near term, and the long-term benefits to the Emeco Group and its stakeholders from participating in that consolidation on appropriate terms and the practical necessity to re-shape its capital structure in order to become an attractive partner to consolidate with.

Having explored those options, the Emeco Board believes that the Scheme, when considered as part of the overall Transaction, offers the most attractive option available to re-shape the Emeco Group’s capital structure. In that regard, Implementation of the Scheme will:

(a)	significantly de-risk the Emeco Group’s capital structure by reducing the principal amount owing to the Scheme Noteholders;

(b)	extend the maturity date of that principal amount from FY19 to FY22; and

(c)	facilitate the completion of the Andy’s Acquisition and the Orionstone Acquisition, in conjunction with the Andy’s Debt Compromise and the Orionstone Debt Compromise.

Ferrier Hodgson (who were engaged by the Company to prepare a report as detailed in Section 16 of this Explanatory Statement and set out in full in Annexure 2 of this Explanatory Statement) have opined that, if the Scheme is not implemented, among other things:

(a)	without being able to refinance, or raise additional equity, there is a material risk that the Company would default on its debt;

(b)	It is probable that an insolvency event may occur earlier than the actual date of any financial default if the Directors were to form a view that the Company was likely to become insolvent at a future date; and

(c)	In an enforcement scenario, realising value for the Company’s assets would yield an uncertain result, particularly where the Company may be liquidated at a later date where key assets (fleet) have further deteriorated.

Emeco Noteholders should note that the Ferrier Hodgson Report has been prepared on the basis of the amounts owing to Emeco Noteholders as at 14 October 2016 (in respect of the valuation aspects of the Ferrier Hodgson Report). The estimated dividend calculations, being a dividend of approximately 34 cents to 55 cents per dollar owed to Emeco Noteholders, in the Ferrier Hodgson Report are based on projections of the Emeco Notes as at certain future dates. The Ferrier Hodgson Report has also concluded, based on the analysis and related underlying assumptions set out in the Ferrier Hodgson Report, that if the Scheme is Implemented, a Scheme Noteholder will receive:

(a)	if they elect to receive the Transaction Securities, an estimated return on a going concern basis of 100 cents per dollar owed to them under the Tranche B Notes Notes plus value in New Emeco Shares; or

(b)	if they are deemed to elect to receive the Cash Consideration, 50 cents per dollar owed to them under the Emeco Notes.

Emeco Holdings Limited	38	Explanatory Statement

Accordingly, the Scheme, if agreed to by the Requisite Majority of Emeco Noteholders and approved by the Court, provides a mechanism to stabilise the Company’s balance sheet and a platform to complete the Andy’s Acquisition and Orionstone Acquisition. The combination of the compromise of the Emeco Notes and aforementioned acquisitions mitigates the risk of an insolvency event occurring and the potential diminution in the value of the Company’s assets arising out of such an event.

6.6	Support for the Scheme

Pursuant to the RSA, Emeco Noteholders representing approximately 45% of the beneficial interest in the Emeco Notes (by value, and excluding those Emeco Notes held by the Company) at the time the RSA was executed, have agreed to support, and vote in favour of the Scheme. Further details regarding the RSA are set out in Section 7.3 of this Explanatory Statement.

Discussion of the advantages and disadvantages of the Scheme for Emeco Noteholders is contained in Sections 10 and 11 of this Explanatory Statement.

6.7	Emeco Notes

As at 31 October 2016, a principal amount of US$282.7 million and accrued but unpaid interest in the amount of US$3.57 million was owed under the Emeco Notes.

If the Scheme is implemented in conjunction with the other aspects of the Transaction:

(a)	in consideration for the occurrence of the items in paragraphs (b), Emeco Noteholders will become entitled to (as detailed in Section 6.4):

(i)	receive a cash amount equal to their pro-rata proportion of the interest accrued but unpaid under the Emeco Notes up to and including the Implementation Date; and

(ii)	either:

(A)	their pro-rata proportion of interests in the Transaction Securities; or

(B)	receive a cash amount equal to 50% of that Emeco Noteholder’s interest in the Principal Outstanding as at the Effective Date;

(b)	Scheme Creditors will assign to Emeco Finco their right to be paid the Principal Outstanding in respect of the Emeco Notes that it holds as a debt;

(c)	Scheme Creditors will be taken to have provided certain releases and waivers, including to the Emeco Note Trustee and to the Company and those of its subsidiaries that are the issuer or guarantors with respect to the Emeco Notes, of Claims or obligations that may arise in respect of their Emeco Notes; and

(d)	the Emeco Indenture that governs the Emeco Notes will be cancelled and Scheme Creditors will cease to have any rights or obligations under that document. To avoid doubt, this cancellation does not affect the matters described about in paragraphs (a), (b) or (c).

6.8	Chapter 15 recognition

Chapter 15 of Title 11 of the US Code provides a means through which foreign trustees, liquidators, receivers and similar functionaries, and foreign debtors, may seek relief in the US Bankruptcy Courts ancillary to a foreign reorganisation such as a scheme of arrangement.

Emeco Holdings Limited	39	Explanatory Statement

Pursuant to the RSA, the Company is obliged to seek recognition of the Scheme from the US Bankruptcy Court. Further, as described in Sections 8.2 and 8.4, if this relief is not obtained the Scheme Cash Funders will not be obliged to provide certain funding to the Company and the Scheme will be incapable of implementation and the Scheme will lapse, terminate and be of no further force and effect.

Following the filing of the application with the Federal Court of Australia seeking, among other things, leave to convene the Scheme Meeting, the Company will apply for Chapter 15 recognition in relation to the proposed Scheme. The Company will be asking the United States Bankruptcy Court, among other things, to recognise and enforce the Scheme, to approve the Scheme Cash Funding Agreement, and to enjoin permanently all Scheme Creditors from taking any action inconsistent with the Scheme or to enforce, collect, or offset any claims, liabilities or other obligations that are being cancelled, impaired, released, assigned or restructured under the Scheme.

6.9	Transaction Costs

The Costs associated with the Scheme (inclusive of costs to be paid by the Company relating to the Andy’s Acquisition and Orionstone Acquisition), including legal, financial and other professional adviser Costs of the Company, Orionstone, Andy’s and some of the Emeco Noteholders, and the Scheme Administrators’ Costs are estimated to be approximately A$30 million (exclusive of GST). Some of these Costs have already been paid by the Company. In the event the Scheme does not become effective, the Company’s costs are estimated to be between A$7 million and A$12 million (exclusive of GST).

6.10	Advantages and disadvantages of the Scheme

The potential advantages and disadvantages of the Scheme are summarised below and are set out in more detail in Sections 10 and 11 of this Explanatory Statement.

(a)	Advantages to Emeco Noteholders

Emeco Noteholders may consider voting in favour of the Scheme because:

(i)	the implementation of the Scheme, and the consequential restructure of the Emeco Notes is an integral part of, and a condition precedent to the completion of, the Transaction, which the Directors consider to be in the best interests of both secured creditors and Shareholders;

(ii)	Scheme Noteholders who:

(A)	elect to receive interests in the Transaction Securities and as a result, receive Scheme Shares of the Combined Group as a component of their Scheme Consideration, will be afforded the opportunity to realise any value derived from the combination of those businesses;

(B)	elect to receive the Cash Consideration will receive consideration, of which the value is certain and is not subject to the risks associated with holding, or having economic exposure to, the Transaction Securities;

(iii)	it has the potential to avoid the costs, delays and uncertainty that could result from formal insolvency processes such as voluntary administration, liquidation or receivership of the Company or the Emeco Group;

(iv)

the Ferrier Hodgson Report estimates that Emeco Noteholders will most likely receive a dividend of between 34 cents per A$ and 55 cents per A$ (against the aggregate principal amount outstanding of the Emeco Notes of A$375 million) if the

Emeco Holdings Limited	40	Explanatory Statement

Company and the Emeco Group is subject to a formal insolvency procedure as at 31 December 2016, whereas if the Scheme is Implemented, a Scheme Noteholder will receive: (a) if they elect to receive the Transaction Securities, an estimated return on a going concern basis of 100 cents per dollar owed to them under the Emeco Notes in the form of a combination of beneficial interests in Tranche B Notes and New Emeco Shares; or (b) if they are deemed to elect to receive the Cash Consideration, 50 cents per dollar owed to them under the Emeco Notes. It is also possible that the Transaction Securities will increase in value and, in turn, it is possible that the Scheme Noteholders may eventually be able to sell the Transaction Securities for an amount which exceeds the amount that they would have received had the Scheme not been Implemented;

(v)	Emeco Noteholders will have greater transaction certainty under the Scheme than under a sale or restructuring of the Company without a scheme of arrangement;

(vi)	Implementation of the Scheme, and the consequential restructure of the Emeco Notes will improve the Group’s financial position and its ability to continue to trade, operate its businesses and raise funds in the future to invest in its business operations; and

(vii)	the rights of Subordinate Claim Holders to bring Subordinate Claims against the Company will be limited to any amount actually recovered by the Company under any insurance policy applicable to that Subordinate Claim, less expenses incurred in connection with that Subordinate Claim.

Further details are set out in Section 10 of this Explanatory Statement.

(b)	Disadvantages to Emeco Noteholders

Emeco Noteholders may consider voting against the Scheme because:

(i)	in the case of a Scheme Noteholder who:

(A)	elects to receive its Scheme Consideration in the form of interests in the Transaction Securities, it will exchange its secured debt claim maturing in FY19 for a combination of a beneficial interest in a secured debt claim of a lesser amount maturing in FY22 and a proportion of Scheme Shares, the value of which is uncertain and subject to the risks associated with holding, or having economic exposure to, the Transaction Securities; and

(B)	elects (or is deemed to have elected) to receive its Scheme Consideration in the form of a cash payment, that cash payment will be of an amount equal to 50% of that Scheme Noteholder’s interest in the Principal Outstanding, which does not provide for the potential to participate and benefit from the future performance of the Combined Group;

(ii)	the Scheme Shares received by each Scheme Noteholder who elects to receive the Transaction Securities will rank behind the claims of all creditors (including unsecured creditors) of the Company in a winding up of the Company;

(iii)	there are risks associated with holding Shares, and being a minority Shareholder, in the Company. Some of these risks are detailed in Section 17 of this Explanatory Statement. No assurances can be given in respect of the future performance of the Company, the value of, or return on, Shares in the Company or the ability of any Scheme Noteholder to sell its Shares in the Company;

Emeco Holdings Limited	41	Explanatory Statement

(iv)	there may be some counterparties to contracts with the Company or any of its subsidiaries who may have rights to terminate those contracts as a result of the Implementation of the Scheme; and

(v)	while there is no certainty as to the outcome of a formal insolvency process, some Emeco Noteholders may consider that such a process will deliver a better outcome to them than Implementation of the Scheme.

Further details are set out in Section 11 of this Explanatory Statement.

6.11	Emeco Noteholders should obtain advice

Each individual Emeco Noteholder should make their own assessment of the prospects of success of any Claims they may have, the quantum of recovery which may be available to them if the Scheme does not proceed or the future value of any Transaction Securities if the Scheme proceeds. These are matters for each Emeco Noteholder, rather than the Company, to consider.

As the legal, financial and taxation consequences of the Scheme may be different for each Emeco Noteholder, Emeco Noteholders should seek professional legal, financial and taxation advice in relation to the Scheme.

Emeco Holdings Limited	42	Explanatory Statement

7.	Background to the Transaction

On 23 September 2016, the Company, the Emeco Note Issuer, Orionstone, Andy’s, the Orionstone Shareholders, the Andy’s Shareholder, certain creditors of Orionstone and Andy’s, the Scheme Cash Funders and certain of the Emeco Noteholders (who comprise approximately 45% by value of the Emeco Notes, excluding those Emeco Notes held by the Company at the time the RSA was executed) entered into the RSA, which requires each of those parties to support, facilitate, implement and consummate the Transaction.

The RSA establishes a framework for the proposed recapitalisation of the Company, the acquisition of Orionstone and Andy’s and a rights offer enabling existing Shareholders to further participate in the Company’s future growth.

Under the RSA, subject to the satisfaction or waiver of a number of conditions, it is proposed that the claims of the Emeco Noteholders will be compromised (by assignment) pursuant to the Scheme.

A summary of the key terms of the RSA are set out in Section 7.3 below.

7.1	Rationale for Transaction

Following Implementation of the Transaction, the Combined Group will be a large equipment rental provider with approximately 800 machines in its rental fleet, offering services on an enhanced scale, with a stronger balance sheet, more capable fleet and diverse customer base as compared to the Emeco Group. Additional benefits anticipated include:

(a)	a long term capital structure will be in place removing the need for refinancing until FY22;

(b)	the interest coverage ratio is expected to be 2.5x FY16 pro forma EBITDA for the Combined Group, up from 1.3x pre-transaction for the Company;

(c)	the debt to EBITDA ratio for the Company is expected to decrease from 7.2x (on a standalone basis pre-Transaction) to 4.4x, based on FY16 pro forma EBITDA (including cost synergies) post-Transaction for the Combined Group on a consolidated basis, with further deleveraging over time targeted from capital expenditure savings;

(d)	enhanced geographic and end market exposure with significant value creation potential; and

(e)	significant cost and capital expenditure synergies.

These financial and operational benefits of the Transaction provide a strong platform from which the Combined Group may pursue opportunities for growth and to create value for all key stakeholders of the Combined Group.

7.2	Alternatives to the Scheme considered

The Scheme forms part of, and is a condition precedent to, the broader Transaction which the Directors consider to be in the best interests of all of its stakeholders. In deciding to pursue the Transaction and recommending that Emeco Noteholders vote in favour of it, the Directors considered a variety of alternatives in order to stabilise its balance sheet for long term value-maximisation, including:

(a)	Consensual restructuring with the Emeco Noteholders

The Directors and the Company’s advisers considered pursuing a consensual restructuring with the Emeco Noteholders. To guarantee the continued viability of the Group, the Directors of the Company are of the view that such a transaction would necessarily have

Emeco Holdings Limited	43	Explanatory Statement

involved (i) a significant reduction in the principal amount outstanding under the Emeco Notes, being an amount materially in excess of the compromise proposed under the Scheme; (ii) an extension of the maturity of the Emeco Notes; and (iii) a reduction in the cash interest payments under the Emeco Notes.

(b)	Refinancing

The Directors and the Company’s advisers considered a potential refinancing of the Emeco Notes. However, due to a combination of factors, including current market conditions in the high yield bond sector and a variety of significant challenges which the Company faces (including (i) its high EBITDA to debt ratio, both on a “last twelve months” basis and on a forward looking basis; (ii) the challenged nature of the industry in which the Emeco Group operates in; and (iii) the value of the fleet of rental equipment relative to the outstanding balance of the Emeco Notes), the Company has to date been unable to obtain a commitment to refinance the whole amount owing under the Emeco Notes on terms acceptable to the Company.

Accordingly, the Directors have determined that a refinancing either now or in the near future is not a viable solution to address the maturity of the Emeco Notes in light of the factors mentioned above.

(c)	Capital raising

The Directors and the Company’s advisers have considered a potential capital raising to provide the funds required to repair the Company’s balance sheet (as well as to operate the business, pay its financing costs and maintain the Company’s fleet of rental equipment generally). Structuring alternatives explored included raising additional secured debt, unsecured debt, and equity.

Under the Emeco Indenture and Emeco ABL Facility Agreement, the Company is limited in its ability to raise additional secured capital in excess of the Emeco Notes and the Emeco ABL Facility without the consent of a majority of the Emeco Noteholders and a majority of the ABL Lenders.

Due to the amount of secured debt currently in place, raising unsecured debt or equity ranking behind the full amount of the Emeco Notes and Emeco ABL Facility would not be possible due to lack of financier and investor support.

Accordingly, the Directors consider that a capital raising is not a viable solution to address the Company’s capital requirements nor the maturity of the Emeco Notes.

Emeco Holdings Limited	44	Explanatory Statement

7.3	RSA

On 23 September 2016, the Company, the Emeco Note Issuer, Orionstone, Andy’s, the Emeco Supporting Creditors, the Orionstone Supporting Creditors, the Andy’s Supporting Creditors, the Orionstone Shareholders, the Andy’s Shareholders and the Scheme Cash Funders entered in to the RSA pursuant to which the parties agreed to propose and implement various inter-conditional transactions, which together comprise the Transaction.

(a)	Key components

The Transaction comprises the following key components:

(i)	Orionstone Acquisition

The acquisition of Orionstone through the exchange of 100% of the ordinary shares in Orionstone for approximately 7% of the ordinary shares of the Combined Group following the completion of the Transaction (subject to dilution only from the Management Incentive Plan).

Further details of the Orionstone Acquisition are set out in Section 7.6.

(ii)	Andy’s Acquisition

The acquisition of Andy’s through the exchange of 100% of the ordinary shares in Andy’s for approximately 5% of the ordinary shares of the Combined Group following the completion of the Transaction (subject to dilution only from the Management Incentive Plan).

Further details of the Andy’s Acquisition are set out in Section 7.7.

(iii)	Scheme, Orionstone Debt Compromise, Andy’s Debt Compromise and Equity Exchange

A restructure, by way of assignment or novation to Emeco Finco, from the respective creditors of the debt owing by (i) the Emeco Note Issuer to the Scheme Creditors (pursuant to this Scheme); (ii) the Orionstone Group to its creditors; and (iii) the Andy’s Group to its creditors, in exchange for their roughly pro-rata share of the Transaction Securities, being approximately:

(A)	54% of the ordinary shares of the Combined Group following the completion of the Transaction (subject to dilution only from the Management Incentive Plan); and

(B)	A$472.5 million senior secured bond (i.e. the Tranche B Notes) structure with a 5 year maturity and a cash interest rate of 9.25%[1].

Further details of the Scheme, Orionstone Debt Compromise, and Andy’s Debt Compromise are set out in Sections 7.8 and 7.9.

Pursuant to the terms of the RSA, the final value of Tranche B Notes issued, total amount of debt, total number of Scheme Shares issued, and the issue price of Scheme Shares are subject to adjustment at closing and are dependent on certain factors including (but not limited to), foreign exchange rates, final cash, working capital, debt balances, and fleet fair market values of each of the Company, Orionstone, and Andy’s (referred to as the “Equity Exchange”).

Each party to the RSA undertakes to the Company that it will not dispose of: (a) Scheme Shares issued to it under the Equity Exchange to any person who is not a party to the RSA for a period of 30 days after the Completion Date; or (b) more than 50% of the Scheme Shares issued to it to any person who is not a party to the RSA for a period of 60 days (subject to approval of such lock-up of Scheme Shares by Shareholders at the General Meeting) (Lock-Up).

[1]	The principal amount of the Tranche B Notes will be determined immediately after the Calculation Date and is expected to be the US dollar equivalent of approximately A$472.5 million

Emeco Holdings Limited	45	Explanatory Statement

Further details of the Equity Exchange are set out in Section 7.10.

(iv)	Cancellation of existing asset backed loan and entry into new revolving loan facility

The cancellation of all commitments under the Emeco ABL Facility and entry by the Company into a New Revolving Credit Facility in the principal amount of A$65 million that will be available for draw down by the Company on or after the Completion Date.

Further details of the cancellation of Emeco ABL Facility and entry into the New Revolving Credit Facility are set out in Sections 7.11 and 7.12.

(v)	Existing Security Arrangements and New Security Arrangements

On or prior to the Completion Date, the Company, Orionstone and Andy’s:

(A)	must and the Supporting Creditors must do everything reasonably necessary to give the full commercial benefit of the Existing Security Arrangements to all of the recipients of a beneficial interest in Tranche B Notes, the ABL Lenders and the counterparties to the New Hedging Positions to secure the Tranche B Notes, the New Revolving Credit Facility and the New Hedging Position; and

(B)	must grant and do everything reasonably necessary to give full effect to the New Security Arrangements, provided that security from Chile-incorporated security providers and over assets located in Chile must be granted and perfected within 365 days of the Completion Date.

(vi)	Hedging positions

Prior to the Calculation Date, Orionstone and Andy’s must terminate all hedging positions (including in relation to floating-to-fixed interest rate swaps, cross currency interest rate swaps and forward exchange rate swaps) they hold as at the Commencement Date with effect from no later than the Completion Date.

(vii)	New Management Incentive Plan

A new Management Incentive Plan consisting of 10% of the equity of the Company post-Transaction will be implemented to further align the interests of management and shareholders. 50% of the equity allocated under the Management Incentive Plan will be allocated to Ian Testrow, a current Director.

(viii)	Rights Offer

An A$20 million equity raising by way of a pro-rata equity issue of Shares to existing Shareholders. The Rights Offer will be sub-underwritten up to A$10 million by two current Company Shareholders, being First Samuel and Black Crane.

Further details of the Rights Offer are set out in Section 7.14.

Emeco Holdings Limited	46	Explanatory Statement

(b)	RSA conditions precedent

The Transaction will not become effective until the following conditions are satisfied or waived by no later than 8:00 am on the Second Court Date:

(i)	Legal due diligence

Receipt by the Supporting Creditors of a legal due diligence report prepared by the Ad-Hoc Committee’s Counsel with respect to matters of Australian law in form and substance reasonably acceptable to the Required Supporting Creditors;

(ii)	ACCC approval

The Company has not received any written notice from ACCC on or before the Completion Date stating that it has determined to oppose the Transaction, or has commenced or intends to commence legal proceedings to prevent or restrain entry into or completion of the Transaction (or any part of it);

(iii)	Regulatory approvals - ASIC and ASX

ASIC and ASX issue or provide all consents or approvals, and do all other acts, necessary to implement the Transaction and such consents, approvals or other acts (as the case may be) have not been withdrawn, suspended or revoked;

(iv)	Regulatory approvals - other

Any other approvals or consents that are required by law, or by any Government Agency, to implement the Transaction are obtained on an unconditional basis, remain in full force and effect in all respects, and do not become subject to any notice, intimation or indication of intention to revoke, suspend, restrict, modify or not renew the same;

(v)	FIRB

Any approval or consents required from the Treasurer of the Commonwealth of Australia under the FATA to the issue of Scheme Shares to any Scheme Noteholders or Shareholders who applied for a statement of no objection prior to the First Court Date is obtained and such approval is not subject to any conditions other than the standard tax conditions or is subject to such other conditions that all relevant parties consider reasonably acceptable;

(vi)	Shareholder approvals - Listing Rule 7.1

The Shareholders approve resolutions at the General Meeting for the purposes of ASX Listing Rule 7.1 to enable the Company to issue Scheme Shares pursuant to various aspects of the Transaction (Listing Rule 7.1 Resolutions);

(vii)	Shareholder approval - Listing Rule 10.14

The Shareholders approve resolution at the General Meeting for the purposes of ASX Listing Rule 10.14 to enable the Company to issue Shares to Ian Testrow pursuant to the Management Incentive Plan (Listing Rule 10.14 Resolution);

Emeco Holdings Limited	47	Explanatory Statement

(viii)	Shareholder approval - Item 7 of Section 611

To the extent required:

(A)	The Shareholders approve a resolution at the General Meeting for the purposes of item 7 of section 611 of the Corporations Act to enable one or more persons to acquire a Relevant Interest in the Company which would otherwise be prohibited by the takeovers provisions in section 606 of the Corporations Act (Shareholders’ Section 611 Resolution); and

(B)	A resolution is put to the Shareholders at the General Meeting for the purposes of item 7 of section 611 of the Corporations Act to enable the Company to obtain a Relevant Interest in Shares under the Lock-Up (EHL Section 611 Resolution);

(ix)	Shareholder approval - Section 260B

To the extent required, the Shareholders approve by special resolution at the General Meeting for the purposes of section 260B(2) of the Corporations Act the giving of any financial assistance by Orionstone and Andy’s and their Subsidiaries in connection with the Orionstone Acquisition and Andy’s Acquisition respectively;

(x)	Close-out of hedging positions

Orionstone Pty Ltd and the Orionstone Hedge Counterparties and Andy’s and ANZ have entered into contractual arrangements to close-out or terminate any hedging positions (including by triggering a termination) with effect from no later than the Completion Date;

(xi)	Termination of Orionstone Shareholders’ Agreement

Orionstone has entered into contractual arrangements to terminate the Orionstone Shareholders’ Agreement in accordance with its terms with effect from the Completion Date;

(xii)	Tranche B Notes

The indenture governing the Tranche B Notes and each document governing the Existing Security Arrangements and the New Security Arrangements are as set out in Section 9 and otherwise in form and substance acceptable in all material respects to the Required Supporting Creditors;

Emeco Holdings Limited	48	Explanatory Statement

(xiii)	New RCF Agreement

The Emeco Note Issuer enters into the New RCF Agreement providing for a new revolving credit facility in the principal amount of A$65 million from the Completion Date and all conditions precedent (other than the occurrence of the Completion Date) have been satisfied or waived in accordance with the terms thereof;

(xiv)	Restructure of the Existing Security Arrangements

Evidence satisfactory to the Supporting Creditors that the full commercial benefit of all existing security held under the Emeco Security Trust Deed, the Andy’s Current Finance Documents and the Orionstone Current Finance Documents will from the Completion Date be provided to all of the Supporting Creditors in their capacity as holders of a beneficial interest in Tranche B Notes, subject to super senior status for the New Revolving Credit Facility and New Hedging Positions;

(xv)	Release of Andy’s personal guarantees

Evidence satisfactory to Andy’s and the Company that the personal guarantees held by CAT Finance in respect of its Andy’s Current Finance Documents will be released on the Completion Date;

(xvi)	Execution of SPAs

The execution and delivery of the Andy’s SPA and the Orionstone SPA by all parties thereto and all conditions precedent (other than the occurrence of the Completion Date) to each of them has been satisfied or waived in accordance with the terms thereof;

(xvii)	SPAs representations and warranties

The accuracy of the representations and warranties of:

(A)	Andy’s and the Andy’s Shareholder in the Andy’s SPA; and

(B)	Orionstone and the Orionstone Shareholders in the Orionstone SPA;

(xviii)	Andy’s key customer agreement

The entry into the Andy’s key customer agreement by Andy’s, a certain one of Andy’s Financiers and the Emeco Note Issuer;

(xix)	Scheme expert report on synergies

The delivery of an independent report opining as to the reasonableness of the assumed cost synergies;

(xx)	Execution of Underwriting Agreement

The execution of the Underwriting Agreement reflecting the terms set out in Section 7.14;

(xxi)	Execution of Scheme Cash Funding Agreement

The Company and the Scheme Cash Funders enter into the Scheme Cash Funding Agreement providing for cash amounts available to be drawn on the

Emeco Holdings Limited	49	Explanatory Statement

Implementation Date of not less than the Scheme Cash Commitment and all conditions precedent (other than the occurrence of the Implementation Date) have been satisfied or waived in accordance with the terms thereof;

(xxii)	KPMG Tax Opinion

Delivery of the KPMG Tax Opinion in form and substance reasonably acceptable to the Required Supporting Creditors; and

The following conditions must be satisfied or waived by no later than 8:00 am on the Completion Date:

(i)	Effective Date - the Effective Date has occurred.

(ii)	Fees and Expenses - evidence satisfactory to the Required Supporting Creditors that all fees and expenses required to be in respect of the Supporting Creditors shall be paid on the Completion Date or such later date as the Supporting Creditors may agree.

(iii)	Chapter 15 Order - The U.S. Bankruptcy Court shall have entered the Second Chapter 15 Order which order has not been appealed or voided, reversed, amended, vacated or stayed by a court of competent jurisdiction.

(c)	Chapter 15

As soon as reasonably practicable after the Second Court Date, the Company shall obtain the Second Chapter 15 Order.

No later than 30 November 2016, the Company shall obtain the First Chapter 15 Order.

If such orders are not obtained, the obligation to fund under the Scheme Cash Funding Agreement will not come into effect and the Scheme will not be able to be Implemented in accordance with its terms.

(d)	Exclusivity

The Company, Andy’s and Orionstone have agreed to various exclusivity arrangements which are customary for a transaction of this nature, including a “no shop” restriction and a “no talk” restriction (subject to customary fiduciary carve-outs for the Company) for a period up to the earlier of completion or termination under the RSA, or 28 February 2017 (or any later date agreed between the parties) (subject to the First Court Date occurring by 5 November 2016).

The Company has agreed that during the Exclusivity Period:

(e)	No shop restriction

The Company must ensure that neither it, nor any of its Related Entities nor any of their respective Representatives, directly or indirectly, solicit, invite, encourage or initiate any enquiries, proposals, negotiations or discussions with a view to obtaining any expression of interest, offer or proposal from any other person in relation to a Competing Proposal or potential Competing Proposal.

Emeco Holdings Limited	50	Explanatory Statement

(f)	No talk restriction

The Company must ensure that neither it, any of its Related Entities nor any of their respective Representatives:

(i)	enters into, continues or participates in any negotiations or discussions with any person regarding a Competing Proposal or which may reasonably be expected to lead to a Competing Proposal;

(ii)	provides any non-public information regarding the Emeco Group’s businesses or operations to a person for the purposes of enabling or assisting that person to make a Competing Proposal; or

(iii)	accepts or enters into or offers to accept or enter into any agreement, arrangement or understanding in relation to, or which may reasonably be expected to lead to, an expression of interest, offer or proposal from any other person in relation to a Competing Proposal.

The no talk restriction above does not apply to the extent that:

(i)	any action is in response to a bona fide Competing Proposal which was not solicited or invited, encouraged or initiated in contravention of the no shop restriction;

(ii)	the Competing Proposal is in writing by or on behalf of a person which the Emeco Board considers to be of reputable commercial and financial standing;

(iii)	the Emeco Board, acting in good faith, determines that the Competing Proposal is a Superior Proposal or that the steps which the Emeco Board proposes to take may reasonably be expected to lead to a Competing Proposal which is a Superior Proposal; and

(iv)	the Emeco Board, acting in good faith, determines after receiving written advice from the Company’s external legal advisers, and, if appropriate, from its financial advisers, that failing to respond to the Competing Proposal would be likely to constitute a breach of the Emeco Board’s fiduciary or statutory duties.

(g)	Notification: the Company must, to the extent it is approached in relation to a potential Competing Proposal, provide the other parties to the RSA with details of the Competing Proposal including the name of the party proposing the Competing Proposal, the nature of the Competing Proposal and proposed terms of the Competing Proposal and to the extent that the parties to the RSA have not previously been provided with the information, provide notice that such information has been provided to a third party and, if requested, provide any party to the RSA that so requests with a complete copy of that information promptly following such request.

(h)	Compensating Amount

The Company has agreed to pay the Compensating Amount (described below) to Orionstone and Andy’s if the RSA is terminated:

(i)	by any party if the Company enters into an arrangement to implement a Competing Proposal; or

(ii)	by the Company if the Company’s Board has publicly announced or determined that a Competing Proposal is a Superior Proposal.

Emeco Holdings Limited	51	Explanatory Statement

However, no Compensating Amount is payable merely if Emeco Noteholders do not approve the Scheme by the Requisite Majority.

The Compensating Amount is:

(i)	if the relevant Competing Proposal constitutes a “Change of Control” under the Emeco Notes Indenture and Emeco Group commences a tender offer for all Emeco Notes or any other process, transaction, settlement, compromise or arrangement is implemented (including by a third party as part of the Competing Proposal) in accordance with the terms of the Emeco Notes Indenture at a purchase price of 101% or more of the face amount of the Emeco Notes:

(A)	A$3,300,000; plus

(B)	all reasonable and documented expenses incurred in relation to the RSA capped at a maximum of A$3,100,000 inclusive of GST; or

(ii)	if, as a result of, or in conjunction with, the Competing Proposal a member of the Emeco Group commences a tender offer for all Emeco Notes, or any other process, transaction, settlement, compromise or arrangement is implemented at a purchase price of, or equivalent to 85% or more of the face value of the Emeco Notes and involves the Emeco Notes being paid out above 85% of par – all reasonable and documented expenses incurred in relation to the RSA capped at a maximum of A$3,100,000 inclusive of GST;

(iii)	otherwise – nil, with each of Orionstone and Andy’s receiving:

(A)	two-thirds (in the case of Orionstone) and one-third (in the case of Andy’s) of the amount in paragraph (h)(iii)(A) above; and

(B)	any expense reimbursement under paragraphs (h)(iii)(B) or (h)(iv) above in proportion to the actual expenses incurred.

(i)	Representations and warranties

The RSA contains a limited set of warranties which are customary for a transaction of this nature.

(j)	Termination

The RSA may terminate in certain circumstances:

(i)	Termination for no approval of Transaction

Any party may terminate if:

(A)	the Shareholders do not approve the Transaction Resolutions at the General Meeting by the requisite majorities;

(B)	the Emeco Noteholders do not approve the Scheme at the Emeco Noteholders’ by the Requisite Majorities; or

(C)	the Court does not approve the Scheme in accordance with paragraph 411(4)(b) of the Corporations Act.

Emeco Holdings Limited	52	Explanatory Statement

(ii)	Termination for material breach

Any party may terminate if:

(A)	at any time before the Effective Date any warranties given by the Company, Orionstone or Andy’s or warranty given by another party is or becomes untrue or misleading in any material respect or another party has materially breached the RSA and that breach has not been remedied within 10 Business Days;

(B)	if there is an event or occurrence that prevents any of the conditions to the RSA being satisfied by 31 December 2016 (or by 28 February 2017 if the First Court Date has not occurred by 5 November 2016) and the parties are unable to agree whether the Transaction may proceed by way of alternative means or methods or agree that the End Date should be extended;

(C)	any critical Transaction milestones have not been achieved by the relevant date for that milestone; or

(D)	a Material Adverse Event has occurred.

Any party may terminate if:

(A)	the Emeco Board fails to recommend certain resolutions at the General Meeting or withdraws, adversely revises or adversely modifies its recommendation that Shareholders vote in favour of those resolutions; or

(B)	the Company enters into an arrangement to implement a Competing Proposal.

The Company may terminate at any time before the Effective Date if the Emeco Board has:

(A)	adversely changed or withdrawn its recommendation to vote in favour of the Scheme and certain resolutions at the General Meeting as permitted under the RSA; or

(B)	publicly announced or determined that a Competing Proposal is a Superior Proposal.

7.4	Standstill

(a)	Emeco debt standstill

Under the RSA, each Emeco Supporting Creditor has agreed that until the End Date it will:

(i)	not commence or continue any legal action against any member of the Emeco Group or any of their respective assets;

Emeco Holdings Limited	53	Explanatory Statement

(ii)	not exercise any rights, or instruct or direct the Emeco Note Trustee or the Emeco Security Trustee (as applicable) to exercise, any rights under the Emeco Indenture, the Emeco Security Trust Deed or otherwise;

(iii)	not take any steps to enforce or make any demand under any guarantee, security or other right of recourse held by the Emeco Noteholders in respect of the Emeco Notes;

(iv)	not vote in favour of any amendment, waiver, consent or other proposal which would breach or be inconsistent with the RSA;

(v)	not instruct any person to take any enforcement action in relation to the Emeco Notes;

(vi)	vote against any proposal or resolution to take enforcement action in relation to the Emeco Notes; and

(vii)	not take and not instruct the Emeco Note Trustee or the Emeco Security Trustee (as applicable) to take any insolvency related or attachment proceedings against any member of the Emeco Group or against any assets of any member of the Emeco Group or take any steps to enforce payment or discharge of the Emeco Notes.

(b)	Andy’s and Orionstone debt standstill

Under the RSA, each Orionstone Supporting Creditor and Andy’s Supporting Creditor has agreed that until the End Date (subject to a limited number of exceptions):

(i)	no “Event of Default”, “Potential Event of Default”, “Review Event” or similar event (however described or defined) under or in respect of any relevant finance document of the Orionstone Group or the Andy’s Group will be able to occur or subsist including in respect of any circumstances subsisting as at or prior to the date of the RSA;

(ii)	they will not ask or require a member of the Orionstone Group or Andy’s Group to make any payment of indebtedness under any relevant finance document (other than certain specified payments);

(iii)	they will not ask or require any party to a relevant finance document to dispose of any of its assets if such disposal would constitute a breach of the RSA; and

(iv)	they will not take any enforcement action against a member of the Orionstone Group or Andy’s Group or in respect of any indebtedness, liability or obligations of a member of the Orionstone Group or Andy’s Group.

7.5	Restructured Emeco Board

Following completion, the Emeco Board will be restructured to include Ian Testrow, Peter Richards, and three directors nominated by the creditors of the Company and Orionstone.

7.6	Orionstone Acquisition

In accordance with the terms of the RSA, it is proposed that the Company will enter into the Orionstone SPA to acquire all the issued share capital in Orionstone, which is a key aspect, and a condition to the implementation, of the Transaction. As consideration for the acquisition, Orionstone’s Shareholders will receive Shares calculated on a pro-rata basis in accordance with the terms of the Equity Exchange as set out in Schedule 2.

Emeco Holdings Limited	54	Explanatory Statement

The key terms of the acquisition include:

(a)	the Shares issued as consideration for the acquisition will, on their issue, rank equally in all respects with all other Shares;

(b)	Ashley Fraser undertakes to not directly or indirectly compete with the business carried on by Orionstone for a period of three years;

(c)	warranties provided by Orionstone vendors regarding title, capacity, and certain other matters; and

(d)	other customary closing conditions.

Any party may terminate the Orionstone SPA if the Effective Date has not occurred or the RSA has been terminated.

As part of the acquisition, all Orionstone directors will resign and be replaced by nominees of the Company.

7.7	Andy’s Acquisition

In accordance with the terms of the RSA, it is proposed that the Company will enter into the Andy’s SPA to acquire all the issued share capital in Andy’s, which is a key aspect, and a condition to the implementation, of the Transaction. As consideration for the acquisition, the Andy’s Shareholder will receive Shares calculated on a pro-rata basis in accordance with the terms of the Equity Exchange as set out in Schedule 2.

The key terms of the acquisition include:

(a)	the Scheme Shares issued as consideration for the acquisition will, on their issue, rank equally in all respects with all other Shares;

(b)	Andy Hoare undertakes to not directly or indirectly compete with the business carried on by Andy’s for a period of three years;

(c)	warranties provided by Andy’s regarding title, capacity, and certain other information; and

(d)	other customary closing conditions.

Any party may terminate the Andy’s SPA if the Effective Date has not occurred, or the RSA has been terminated.

As part of the acquisition, all Andy’s directors will resign and be replaced by nominees of the Company.

7.8	Orionstone Debt Compromise

Immediately prior to the Implementation Date, Orionstone is expected to owe its financier creditors an amount of approximately A$145.4 million (A$144 million of term and A$1.4 million of hedges).

Emeco Holdings Limited	55	Explanatory Statement

Under the terms of the RSA, those financier creditors have agreed to novate their rights to be repaid this principal amount owing to them as at the Implementation Date to Emeco Finco in consideration of the issuance of the Transaction Securities (with Tranche B Notes to be issued in an amount that is approximately 80% of the principal amount owing, and the remainder in Scheme Shares), with all accrued but unpaid interest, fees and expenses to be paid to those financier creditors on the Completion Date.

7.9	Andy’s Debt Compromise

Immediately prior to the Implementation Date, Andy’s is expected to owe its financier creditors an amount of approximately A$76.0 million (principal only).

Under the terms of the RSA, and subject to arrangements with Andy’s key customer and invoice financier described below, those financier creditors have agreed to assign the principal amount owing to them as at the Implementation Date, to the Emeco Finco in consideration of the issuance of a combination of Tranche B Notes and Scheme Shares, with 80% of that value taking the form of Tranche B Notes and the remainder in Scheme Shares.

It is anticipated that this exchange will occur on the Implementation Date, with all accrued but unpaid interest to be paid to those financiers on that same day.

(a)	Arrangements with invoice financier

Additionally, Andy’s is party to a finance facility with an invoice financier pursuant to which, on the Completion Date, Andy’s will establish and fund an escrow account in an amount equal to total payables then outstanding under the invoice facility (Initial Escrow Amount). Per the terms of the RSA, Andy’s financiers’ principal outstanding will be reduced in total by the Initial Escrow Amount. Once the invoice facility has been repaid in full, the remaining escrowed amounts are to be paid to Andy’s financiers. To the extent that Andy’s financiers receive a cash payment below the Initial Escrow Amount, the difference shall be treated as incremental principal outstanding, which amount shall be treated consistently with the RSA.

(b)	Andy’s Key Customer Agreement

Andy’s is entitled to certain receivables (Customer Receivables) owing by a key customer (Key Customer). It is a condition of the RSA that, by the Effective Date, Andy’s, the Emeco Note Issuer and a certain one of Andy’s financiers (Andy’s Financier) enters into an agreement in respect of the Customer Receivables reflecting the terms set out below and otherwise in form and substance acceptable in all material respects to those parties (Key Customer Agreement).

Memorandum of Understanding

It is expected that before the Effective Date, Andy’s and the Key Customer will have entered into an memorandum of understanding or similar arrangement regarding the payment to Andy’s of past due amounts owing by the Key Customer to Andy’s (MoU).

Payment of the past due amounts by the Key Customer under the MoU may be in cash or by other means (cash payments by the Key Customer in reduction of the past due amounts owing by it are referred to as Past Due Payments).

Emeco Holdings Limited	56	Explanatory Statement

Andy’s, the Andy’s Financier and the Emeco Note Issuer will negotiate the Key Customer Agreement having regard to the provisions of the MoU. Until 1 April 2018, Andy’s must not (without the Andy’s Financier’s written consent):

•	vary or supplement the MoU;

•	waive any of the requirements in the MoU;

•	grant the Key Customer any accommodation or indulgence in respect of Past Due Payments which is inconsistent with the terms of the MoU; or

•	serve any winding up notice on the Key Customer.

Key Customer Agreement

The following principles will form the basis of the Key Customer Agreement to be agreed between Andy’s, the Andy’s Financier and the Emeco Note Issuer:

•	The Emeco Note Issuer must pay to the Andy’s Financier an amount to be agreed by reference to the anticipated Past Due Payments (up to a maximum of A$7 million) (Customer Amount).

•	At the Implementation Date, the Andy’s Financier’s Principal Outstanding will be reduced by the Customer Amount.

•	The Customer Amount will be paid to the Andy’s Financier in instalments during the period from the Implementation Date to 31 March 2018 (Instalments). The timing of and method by which the Instalments are calculated is to be agreed between the Andy’s Financier and the Emeco Note Issuer by reference to the anticipated Past Due Payments and the quantum of the Customer Amount.

•	If by 31 March 2018 the total of the Instalments paid to the Andy’s Financier is less than the Customer Amount, the Andy’s Financier will receive the following to make-up this shortfall (Catch-up Amount) as if the Catch-up Amount had formed part of its Principal Outstanding at Completion:

•	a beneficial interest in additional Tranche B Notes (Additional Tranche B Notes); and

•	New Emeco Shares,

plus:

•	a beneficial interest in an amount of Tranche B Notes equal in value to 9.25% per annum accruing on the Additional Tranche B Notes from the Implementation Date.

7.10	Equity Exchange

The issuance of New Emeco Shares under the Equity Exchange represents all or part of the consideration payable by the Company to the Scheme Noteholders and the counterparties to the Orionstone Acquisition, the Andy’s Acquisition, the Orionstone Debt Compromise, and the Andy’s Debt Compromise. The total number and issue price of such number of Shares that each of those counterparties is entitled to receive is to be determined by reference to a series of highly detailed definitions and financial formulae set out in the RSA.

Emeco Holdings Limited	57	Explanatory Statement

Those definitions and formulae seek to recognise the amount of value contributed by each of those counterparties and, taken together, represent the mutual agreement of the parties following a series of detailed negotiations. In addition to seeking to identify relative value as at the date of the RSA, the arrangements agreed to also make provision for the adjustment of entitlements to take into account value leakage or accretion in the period between signing the RSA and the Completion Date.

Set out below is an estimate of the indicative equity outcomes before the Management Incentive Plan.

	Shares (millions)%
Existing Shareholders	600	25%
Participants in the Rights Offer	237	Up to 10%[2]
Emeco Noteholders	821	34%
Orionstone’s shareholders	167	7%
Orionstone’s secured creditors	333	14%
Andy’s shareholder	110	5%
Andy’s secured creditors	151	6%

Total	2,419	100%

Full details of the Equity Exchange are set out in Schedule 2.

7.11	Repayment and cancellation of all commitments under the Emeco ABL Facility

The Emeco Note Issuer is a borrower under the Emeco ABL Facility which provides for an asset backed loan facility of up to A$75.0 million and includes a bank guarantee sub-facility of up to A$14.0 million. There are currently no cash drawings under the Emeco ABL Facility and the Directors do not believe that there will be any cash drawings required, prior to the refinancing of the ABL Facility. Presently, bank guarantees with a face value of US$8,543,239 have been provided to certain suppliers and customers under the Emeco ABL Facility.

The Emeco ABL Facility is guaranteed by the Company, the Emeco Note Issuer, Emeco Canada Limited, Emeco (UK) Limited, Emeco International Pty Limited, EHL Corporate Pty Limited and Emeco Parts Pty Limited, and Enduro SpA.

All commitments under the Emeco ABL Facility will be cancelled with effect from the Completion Date and all amounts due under the Emeco ABL Facility repaid on the Completion Date (including any bank guarantees under the Emeco ABL Facility being cash backed by the Emeco Note Issuer until such bank guarantees are returned or cancelled).

[2]	New Emeco Shares issued in connection to the Rights Offer are expected to be less than or equal to approximately 10% of total Shares on issue, before the Management Incentive Plan.

Emeco Holdings Limited	58	Explanatory Statement

7.12	New Revolving Credit Facility

The Company is seeking to arrange a secured multi-currency revolving credit facility agreement (the New RCF Agreement) for borrowings up to A$65.0 million (of which no more than A$35.0 million may be cash drawings) (New Revolving Credit Facility).

It is a condition precedent under the RSA that the Emeco Note Issuer has entered into the New RCF Agreement and that all conditions precedent to its utilisation (other than occurrence of the Completion Date) have been satisfied or waived in accordance with the terms thereof.

The availability of the facility under the New RCF Agreement will be subject to various conditions precedent, including the occurrence of the Completion Date.

The Emeco Note Issuer and Emeco Canada Limited will be the borrowers under the New RCF Agreement. The New Revolving Credit Facility will initially be guaranteed by the Company, the Emeco Note Issuer, Emeco Canada Limited, Emeco Finance Pty Limited, Emeco International Pty Limited, EHL Corporate Pty Limited and Emeco Parts Pty Limited. Emeco Holdings South America SpA and Enduro SpA will accede as guarantors after the Completion Date as a condition subsequent.

(a)	Structure

The New Revolving Credit Facility will be a three year revolving credit facility with availability in Australian dollars, Canadian dollars and U.S. dollars in the principal amount of A$65 million with a sub-facility for cash advances of up to A$35.0 million. Amounts utilised under the New Revolving Credit Facility may be used to fund general corporate purposes of the Emeco Group.

(b)	Repayment, prepayment and cancellation

Subject to minimum quantitative thresholds, at any time (by giving appropriate notice), the whole or any part of the available aggregate facility under the New Revolving Credit Facility may be cancelled and/or prepaid at any time. Upon such cancellation or prepayment, no premium, fee or penalty will be payable (other than break costs arising if repayments occur within an interest period).

(c)	Interests and costs

The rate of interest of each borrowing will be a margin:

(i)	in respect of Australian dollar denominated borrowings, over a base rate of Australian bank bills;

(ii)	in respect of U.S. dollar denominated borrowings, over a base rate of LIBOR; and

(iii)	in respect of Canadian dollar denominated borrowings, over a base rate of CDOR (Canadian Dealer Offered Rate).

A commitment fee will be payable equal to a percentage of the applicable margin, calculated on the basis of the available lending commitment during each quarterly period and payable on the last day of each such quarterly period.

Emeco Holdings Limited	59	Explanatory Statement

(d)	Guarantee and security

Each guarantor referred to above (as guarantors of the New Revolving Credit Facility) will irrevocably and unconditionally jointly and severally guarantee the payment obligations of the borrowers and each other guarantor under the New Revolving Credit Facility. Except for the Emeco Note Issuer which is the borrower, the guarantors under the New Revolving Credit Facility will also be guarantors of the Tranche B Notes.

The New Revolving Credit Facility and Currency Hedges will be secured by way of security over all of the present and future property of the Emeco Note Issuer and the Emeco Note Guarantors, subject to certain exceptions. A security trust deed among the Emeco Note Issuer and the other guarantors of the New Revolving Credit Facility and Global Loan Agency Services Australia Pty Ltd as security trustee will govern the arrangements between the lenders under the New Revolving Credit Facility, the counterparties to the Currency Hedges and the holders of the Tranche B Notes, including how the benefit of the security is to be shared among them.

On enforcement, the New Revolving Credit Facility will rank ahead of the Tranche B Notes as outlined in Schedule 1.

(e)	Covenants and undertakings

The New RCF Agreement will contain particular covenants and undertakings. In addition to these financial undertakings, the New RCF Agreement will provide for certain restrictions on secured indebtedness as well as restrictions on asset backed indebtedness.

Other general undertakings that will be provided by the borrowers and the guarantors under the New RCF Agreement include:

(i)	undertakings in relation to the provision of information (including financial statements and other information);

(ii)	restrictions on the disposal of assets; and

(iii)	restrictions on changes in business operations.

(f)	Events of default and review events

Events of default under the New RCF Agreement will include non-payment, breach of financial undertakings, non-compliance with obligations, insolvency and occurrence of material adverse events. The New RCF Agreement will also contain an event of default triggered by the cross default of the borrowers or the guarantors.

7.13	New Hedging Arrangements

(a)	Currency Hedges

In connection with issue of the Tranche B Notes, the Emeco Note Issuer will enter into a number of cross-currency swaps, foreign exchange options or other forms of swap or derivative transaction(s) to hedge some or all of the USD foreign currency and/or interest rate exposure under the Tranche B Notes with certain financial institutions (Currency Hedges). The Emeco Note Issuer will enter into an International Swaps and Derivatives Association 2002 master agreement with each hedge counter-party, which will contain customary provisions. Each master agreement will contain terms governing the transactions with a hedge counterparty under which the Emeco Note Issuer will hedge its foreign exchange and/or interest

Emeco Holdings Limited	60	Explanatory Statement

rate exposures under the Notes to reduce the foreign currency and interest rate risk associated with all or part of its obligations to pay principal and a fixed rate of interest under the Tranche B Notes in U.S. dollars which obligations are serviced by cash flows in Australian dollars and other currencies. The master agreements may also govern other swaps and derivatives transactions between the Emeco Note Issuer and hedge counterparties, including transactions hedging the interest rate exposure of the Emeco Note Issuer under the New Revolving Credit Facility.

The obligations of the Emeco Note Issuer under the master agreements will be secured, as discussed under Section 7.12 above. The events of default and other events that entitle the hedge counterparties to terminate the swaps governed by the master agreements, including those hedging some or all of the U.S. dollar currency exposure under the Tranche B Notes, before their scheduled maturity will be governed by the Security Trust Deed. As a result, the hedging transactions may be terminated by the hedging counterparties as a result of various events, including those which relate to acceleration of or repayment of the New Revolving Credit Facility. The Emeco Note Issuer and the hedge counterparty also have certain rights to terminate the swaps governed by the master agreements, including those hedging some or all of the U.S. dollar currency exposure under the Tranche B Notes, before their scheduled maturity. Upon any such termination, payment of an early termination amount calculated in accordance with the terms of the master agreements will either be required to be made by the Emeco Note Issuer to a hedge counterparty, or by a hedge counterparty to the Emeco Note Issuer.

As the transactions entered into by the Emeco Note Issuer to hedge some or all of the U.S. dollar currency and/or interest rate exposure under the Tranche B Notes may be terminated prior to their scheduled maturity, the Emeco Note Issuer may not be fully protected against its foreign exchange and interest rate risk in a number of circumstances, including where the Emeco Note Issuer’s obligations are only partially hedged, where the hedging transactions are terminated pursuant to the security trust deed prior to the maturity of the Tranche B Notes, and in the event the principal amount of the Tranche B Notes becomes payable prior to the expiration of the term of the swap (for example, if the Emeco Note Issuer is required to make an offer to purchase the Tranche B Notes in the event of a change of control). The Emeco Note Issuer will not have hedging protection against exchange rate and interest rate fluctuations following the termination or maturity of the relevant Currency Hedges.

The New Revolving Credit Facility and Currency Hedges will be secured by way of security over all of the present and future property of the Emeco Note Issuer and the Emeco Note Guarantors, subject to certain exceptions. A security trust deed among the Emeco Note Issuer and the other guarantors of the New Revolving Credit Facility and Global Loan Agency Services Australia Pty Ltd as security trustee will govern the arrangements between the lenders under the New Revolving Credit Facility, the counterparties to the Currency Hedges and the holders of the Tranche B Notes, including how the benefit of the security is to be shared among them.

On enforcement, the New Revolving Credit Facility will rank ahead of the Tranche B Notes as outlined in Schedule 1.

Emeco Holdings Limited	61	Explanatory Statement

7.14	Rights Offer

The Company will commence a partially underwritten rights offer as soon as practicable on or after the Effective Date in order to raise up to A$20,000,000 in cash on terms substantially similar to those set out below.

Structure of Rights Offer:	Pro-rata accelerated entitlement offer.

Final structure (including whether renounceable or non-renounceable) to be determined in consultation with the underwriting parties having regard to any requirements imposed by ASX or ASIC and the final issue price determined pursuant to the terms of the RSA (Issue Price).

Offer Price:	The Issue Price

Rights Offer Maximum Amount:	A$20 million, being the number of Shares equivalent to A$20 million divided by the Issue Price

Underwritten Amount:	A$10 million

Underwriting Parties:	Black Crane

First Samuel

Underwriting commitment:	The Underwriting Parties agree to purchase the Underwritten Amount in the following proportions

• Black Crane - 20% ($2 million)

• First Samuel - 80% ($8 million)

Underwriting fee:	The Company will pay to the Underwriting Parties the number of Shares equal to A$700,000 divided by the Issue Price, being a fee equivalent to 7% of the Underwritten Amount.

Implementation of Rights Offer:	The Company and the Underwriting Parties will implement the Rights Offer by way of customary documents and procedures in respect of an accelerated entitlement offer with the final offer structure that is adopted, provided that such offering shall be made available outside of the United States in reliance on Regulation S of the Securities Act.

Lead Manager(s):	The Company will appoint a lead manager / joint lead managers for the purpose of managing the Rights Offer, provided that such lead managers shall be engaged on a “best effort” basis and the fees associated with such engagement shall be commensurate with the nature of a “best efforts” engagement.

Costs:	The Company will pay the reasonable fees and expenses of the Underwriting Parties in relation to the Rights Offer, not to exceed $100,000 in aggregate.

Timing:	By the Completion Date, the Company must have received at least the Underwritten Amount.

Emeco Holdings Limited	62	Explanatory Statement

8.	The Scheme explained

Overview of the outcome of the Scheme

The table below illustrates the anticipated outcome for the Company, the Scheme Noteholders and other relevant parties following implementation of the Scheme with respect to the debt amounts owed and the shareholdings of the Company:

	Pre-Scheme		Post-Scheme(2)
	Amounts Owed by Emeco Group ($ Millions)(1)	% Shareholding of Emeco	Amounts Owed by Emeco Group ($ Millions)	% Shareholding of Emeco(3)
Pre-Scheme Emeco Shareholders	—	100%	—	25%
Emeco Noteholders	375	—	304	34%
Andy’s Supporting Creditors	—	—	53	6%
Orionstone Suporting Creditors	—	—	116	14%
Andy’s Shareholders	—	—	—	5%
Orionstone Shareholders	—	—	—	7%
Participants in Rights Offer	—	—		10%

Total	375	100%	473	100%

Notes:

(1)	Balances and AUD:USD exchange rate are as at September 29, 2016
(2)	Amounts and shareholdings subject to change based on the terms of the RSA, as described herein
(3)	Shareholdings are subject to dilution from Management Incentive Plan. Amounts assume full participation in Rights Offer

The figures relating to the outcome of the Scheme, and more broadly the Transaction, within this Explanatory Statement, including but not limited to the principal outstanding for each of Andy’s, Emeco and Orionstone, Implied Transaction Equity Value, Contributed Excess Cash, Contributed FMV, total Tranche B Notes, Scheme Shares and New Emeco Shares issued as part of the Scheme/Transaction, post-Transaction total debt, FMV of contributed assets, Issue Price, and Equity Allocation Percentages, are estimates predicated on a number of assumptions and subject to final closing adjustments per the terms outlined in the RSA and summarised herein. As such, Emeco Noteholders should carefully review the definitions and formulas set forth in Section 21 and Schedule 2, particularly the Equity Exchange.

8.1	Conditions precedent

The implementation of the Scheme is subject to the prior satisfaction of various conditions precedent. The conditions precedent include those listed in Section 2 of the Scheme (see Annexure 1).

The Scheme is conditional upon, and will have no force or effect until, the satisfaction of each of the following conditions precedent:

(a)	Conditions in RSA

All the conditions of the RSA (as set out in Section 7.3(b)) are satisfied or waived in accordance with the terms of the RSA at or before 8.00am on the Second Court Date.

Emeco Holdings Limited	63	Explanatory Statement

(b)	Deeds poll and RSA

As at 8.00 am on the Second Court Date, the RSA has not been terminated and each Deed Poll (other than the Emeco Security Trustee Deed Poll, the Emeco Note Trustee Deed Poll, the New Emeco Security Trustee Deed Poll, the New Emeco Note Trustee Deed Poll and the Scheme Creditors Deed Poll) continues to benefit the beneficiaries named in it in accordance with its terms and no such Deed Poll has been terminated.

(c)	Court approval

The Court approves the Scheme in accordance with section 411(4)(b) of the Corporations Act, including with any alterations made or required by the Court under section 411(6) of the Corporations Act (which alterations do not change the substance of the Scheme, including the Steps, in any material respect).

(d)	Other conditions

Any other conditions made or required by the Court under section 411(6) of the Corporations Act in relation to the Scheme (which conditions are not intended to change the substance of the Scheme, including the Steps, in any material respect) have been satisfied.

Section 411(6) of the Corporations Act allows the Court to approve the Scheme with various alterations and variations.

(e)	Effective

The Scheme becomes Effective. The Scheme will become Effective upon the lodgement of the Second Court Orders with ASIC. Section 411(10) provides that the Court order approving the Scheme does not have any effect until an official copy of the order is lodged with ASIC, and upon being so lodged, the orders take effect, or are taken to have taken effect, on and from the date of lodgement or such earlier date as the Court determines and specifies in order to approve the Scheme.

As soon as reasonably practicable after the Second Court Date, the Company and/or the Emeco Note Issuer must obtain the Second Chapter 15 Order.

8.2	Key steps to implement the Scheme

Before the Scheme can be Implemented, certain Implementation Conditions must be satisfied by the Implementation Date, including that:

a)	the Scheme Cash Funders have made certain funds available pursuant to the Scheme Cash Funding Agreement in order for the Cash Consideration to be paid to all Scheme Cash Recipients. The Scheme Cash Funders will have no obligation to make those funds available if Chapter 15 recognition referred to in Section 6.8 is not obtained. The terms of the Cash Funding Agreement are described further in Section 8.4; and

b)	Steps 1 to 20 of the Steps Plan listed in the table below have been completed.

The Scheme provides for the restructuring of the debts and claims owed by the Company under the Emeco Notes to take place in a certain number of steps. The Steps are anticipated to occur in the sequence set out below in the table below, which also includes the steps relating to other inter-conditional aspects of the Transaction. If the Scheme has not been implemented on or before 11.59pm on the End Date, then with effect from that time, the Scheme will not be capable of Implementation and the Scheme will lapse.

Emeco Holdings Limited	64	Explanatory Statement

The Steps which occur under the Scheme are set out in full in Attachment A to the Scheme. This document only summarises key parts of the Steps Plan and does not include every Step or every part of each such Step. Emeco Noteholders should review the complete Steps and Steps Plan in the Scheme carefully, which will also include the specific timing for each Step.

Step	Description	Detail

From the Effective Date until the day before the Implementation Date

1.	Scheme becomes ‘Effective’	If the Scheme is approved by the Court at the Second Court Hearing, the Company will lodge an office copy of the order of the Court on the Business Day after the Second Court Hearing.

2.	Termination of Hedging Positions	Each of Orionstone and Andy’s (and their subsidiaries as relevant) will enter into arrangements to terminate all their hedging positions, obtain all necessary consents and approvals, and make all relevant payments.

3.	Calculation Date	• The Calculation Date for various calculations required under the RSA and the Scheme will occur.

• The Company will provide to the Scheme Administrator (for review and agreement) and the Emeco Note Trustee details of the proposed Residual Interest Amount payable and the aggregate consideration to which all Scheme Noteholders are entitled.

• Orionstone and Andy’s will each provide to the other and to the Company the calculation of estimated payments that each of them will make.

4.	Final Maturity Date for the Emeco Indenture amended	Subject to the delivery of the Emeco Note Trustee Deed Poll, the New Emeco Note Trustee Deed Poll, the Emeco Security Trustee Deed Poll and the New Emeco Security Trustee Deed Poll to the Scheme Administrator, the relevant parties will agree to amend the ‘Final Maturity Date’ for the Emeco Indenture to become the Implementation Date.

5.	Rights Offer commences	The Company will commence the Rights Offer by lodging a draft Appendix 3B Form and Investor Presentation with the ASX. A two day trading halt will then commence.

At the commencement of the Rights Offer, all conditions precedent to the Underwriting Agreement will be satisfied and all termination rights will have expired.

6.	Deposit of scheme cash funding amount into Escrow Account	The Scheme Cash Funders will deposit the cash funding amount into an escrow account (in order to allow the Company to pay that amount to the Scheme Cash Recipients).

Implementation Date

7.	Cancellation of Orionstone and Andy’s shareholder loans	All shareholder loans (or similar liabilities) owed by Orionstone or Andy’s to any Orionstone Shareholder Lender or Andy’s Shareholder Lender will be cancelled.

Emeco Holdings Limited	65	Explanatory Statement

Step	Description	Detail

8.	Management Agreements	The Company will enter into management agreements with each of Ashley Fraser and Andy Hoare, being current executives of Orionstone and Andy’s respectively.

9.	Implementation Date payments	Each of the Emeco Note Issuer, Orionstone and Andy’s will make various payments, including:
• payment by the Emeco Note Issuer of the Residual Interest Amount to the Emeco Note Trustee;
• payment by Orionstone of certain interest, fees and expenses to its financier creditors and payment of excess cash to the Group; and

• payment by Andy’s of certain interest, fees and expenses to its financier creditors, with respect to the invoice financier escrow account and of cash to each of its creditors.

10.	Releases and waivers	The following respective parties will provide mutual releases and waivers:
• (Company) each Scheme Creditor, the Emeco Security Trustee, the Emeco Note Trustee and each Obligor under the Scheme;

• (Orionstone) to the extent relevant, Orionstone’s financier creditors, Orionstone and other obligors under the Orionstone Current Finance Documents; and

• (Andy’s) to the extent relevant, Andy’s financier creditors, Andy’s and other obligors under the Andy’s Current Finance Documents.

These releases and waivers will take effect after completion of Step 19 (New Security Arrangements).

11.	Assignment of Principal Outstanding	The Principal Outstanding owed to each Scheme Creditor, and the principal outstanding owed to each Orionstone financer creditor and each Andy’s financier creditor will be assigned to Emeco Finco.

12.	Execution of New Emeco Indenture	The New Emeco Indenture which governs the terms of the Tranche B Notes is executed by the Emeco Note Issuer and each relevant Emeco, Orionstone and Andy’s obligor.

13.	Consideration for assignment of amount of Principal Outstanding under Emeco Notes and Orionstone and Andy’s finance documents	Each Scheme Noteholder will be entitled to: (a) the issuance of the Transaction Securities under the Scheme; or (b) the payment of cash equivalent to 50% of that Scheme Noteholder’s Principal Outstanding, as consideration for the assignment of the Principal Outstanding owed to them by the Emeco Note Issuer. Each Orionstone Supporting Creditor and each Andy’s Supporting Creditor will accept the issuance of securities as consideration for the assignment of the principal outstanding owed to them by Orionstone or Andy’s.

Emeco Holdings Limited	66	Explanatory Statement

Step	Description	Detail

14.	Loan between Emeco Finance Pty Ltd and the Emeco Note Issuer	Emeco Finco and the Emeco Note Issuer will enter into a new shareholder loan agreement in respect of the amount of the Principal Outstanding relating to the Scheme Noteholders pursuant to the Emeco Notes and assigned under the Scheme under step 11.

15.	Cancellation of Emeco Notes	The Emeco Indenture will be automatically cancelled and terminated.

16.	Cancellation of Emeco ABL Facility	The Emeco ABL Facility will be cancelled (as it will have been replaced by the New Revolving Credit Facility entered into on or before the Effective Date).

17.	Repayment of Cash Funders	The Company will issue to each Scheme Cash Funder such number of Tranche B Notes and Shares in repayment of the amount owed to each Scheme Cash Funder under the Scheme Cash Funding Agreement.

18.	Completion of Orionstone SPA and Andy’s SPA	The Company will acquire all of the shares in each of Orionstone and Andy’s in consideration for the issuance of Shares in accordance with the ‘Equity Exchange’. The existing directors of Orionstone and Andy’s will resign and the Company’s nominees will be appointed.

19.	New Security Arrangements	The Emeco Security Trust Deed and the Orionstone Security Trust Deed will be amended to give effect to the New Security Arrangements, being the arrangements securing the Tranche B Notes, the New Revolving Credit Facility and certain hedging or derivative positions which the Group has entered on the Implementation Date.

20.	Further releases	The claims of any Subordinate Claim Holders against the Company will be limited to amounts actually recovered by Company under any applicable insurance policy for those claims.

If, as a result of a release, discharge, allotment, issue, transfer, assignment or other event contemplated by the Steps Plan failing to occur, or take effect, it is not possible to give effect to the intent and purpose of the Scheme and the broader Transaction, then the Scheme Creditors and other parties to the Scheme and the Transaction are to do all things reasonably necessary to place each other party in the positions they would have been in had any Steps already taken not been so taken (see clause 3.1(c) of the Scheme).

Emeco Holdings Limited	67	Explanatory Statement

8.3	Consideration under the Scheme

If the Scheme is Implemented, Scheme Noteholders will be entitled to, in consideration for the assignment of their interest in the Principal Outstanding to Emeco Finco:

(a)	a pro-rata share of the Transaction Securities; or

(b)	a cash alternative equal to 50% of that Scheme Noteholder’s interest in the Principal Outstanding as at the Effective Date.

Scheme Noteholders will also be entitled to receive a cash amount equal to their pro-rata proportion of the interest accrued but unpaid on the Emeco Notes up to and including the Implementation Date.

If an Emeco Noteholder wishes to receive an interest in the Transaction Securities as Scheme Consideration if the Scheme is approved, the Emeco Noteholder must properly complete and sign the Election Form where indicated and return the Election Form to its Registered Participant as soon as possible so as to allow the Registered Participant to properly complete, execute and return the Registered Participant Transmittal Letter to the Information Agent before the Election Cut Off.

Further information in relation to the election process is set out in Sections 2 and 6.4.

The Election Form requires that certain information (the Security Election Information) be provided by or on behalf of the Emeco Noteholder so that the Company can issue the Scheme Noteholders’ share of the Scheme Shares to it (or its nominee) and to ensure that the Scheme Noteholder receives their beneficial interest in the Tranche B Notes.

Emeco Noteholders are urged to read the instructions on the Election Form carefully. If all of the required information is not provided by or on behalf of an Emeco Noteholder in an Election Form by the Election Cut Off, that Emeco Noteholder will be taken to have made an election to receive Cash Consideration and will not be eligible to receive a pro-rata share in the Transaction Securities.

8.4	Summary of Scheme Cash Funding Agreement

Provided the Scheme becomes Effective on or before the End Date, under the terms of the Scheme Cash Funding Agreement, the Scheme Cash Funders will make available to the Company (via an escrow agent), such amount of cash as is necessary for the Company to pay the Aggregate Cash Consideration due to the Scheme Cash Recipients. The Aggregate Cash Consideration to be paid to Scheme Cash Recipients will be provided by the Scheme Cash Funders pursuant to the terms of the Scheme Cash Funding Agreement and will not be drawn from the Company’s cash reserves.

In return for this funding, each Scheme Cash Funder will receive its Relevant Proportion of:

(a)	such number of Shares in the Company that would have been issued by the Company to the Scheme Cash Recipients, if such Scheme Cash Recipients were not receiving Cash Consideration; and

(b)	such number of interests in the Tranche B Notes to which the Scheme Cash Recipients would have been entitled if such Scheme Cash Recipients were not receiving Cash Consideration.

The Scheme Cash Funders are:

(a)	Ascribe II Investments LLC;

(b)	Brookfield Credit Opportunities Master Fund, L.P.;

(c)	Goldman Sachs International;

Emeco Holdings Limited	68	Explanatory Statement

(d)	Prime Overseas Investment and Enterprises S.A; and

(e)	Tradeinvest Asset Management Company (BVI) Ltd.

The Scheme Cash Funders (including Ascribe II Investments LLC, Brookfield Credit Opportunities Master Fund, L.P. and Goldman Sachs International who are also Emeco Noteholders) are not charging (or receiving) any fee or similar payment in consideration for their entry into and performance of their obligations under the Scheme Cash Funding Agreement.

Subject to the number of Scheme Cash Recipients, Ascribe II Investments LLC, Brookfield Credit Opportunities Master Fund, L.P. and Goldman Sachs International may become substantial shareholders of the Company (i.e. have, together with each party’s associates, a relevant interest in 5% or more of the Shares) following completion of the Transaction.

The obligation of the Scheme Cash Funders to provide funding under the Scheme Cash Funding Agreement is conditional on the United States Bankruptcy Court providing certain relief to the Company under Chapter 15 of Title 11 of the United States Code in relation to the Scheme. Although considered by the Company to be unlikely, there is a risk that the relief will not obtained by the Company, such that the obligation to fund under the Scheme Cash Funding Agreement will not come into effect and the Scheme will not be able to be Implemented in accordance with its terms.

The Scheme Cash Funders have contractual rights to terminate their obligations under the Scheme Cash Funding Agreement, which relate to the satisfaction or waiver of conditions precedent under the RSA, breach by the Company of certain representations or warranties in the Scheme Cash Funding Agreement itself, to Implementation not occurring within a certain period following the Scheme Cash Funding or certification not being provided by the Company concerning these points along with certain other matters within the control of the Company. There is a risk that events may occur that entitle the Scheme Cash Funders to exercise those contractual rights to terminate their obligations under the Scheme Cash Funding Agreement, and that those obligations may be terminated, resulting in a further risk of unavailability to the Company of the full amount of cash required for the Company to pay the Aggregate Cash Consideration to Scheme Cash Recipients.

The obligation of each Scheme Cash Funder to advance cash under the Scheme Cash Funding Agreement is several and not joint. Accordingly, there is a risk that (in the case of default by one or more Scheme Cash Funders on their obligations to advance cash) the full amount of cash required for the Company to pay the Aggregate Cash Consideration to Scheme Cash Recipients may not be available. To allow this to potentially be addressed, the Scheme Cash Funding Agreement, sets out a procedure whereby the obligation of a Scheme Cash Funder(s) who fails to provide the required cash as and when due (each a Defaulting Funder) may (but not must) be assumed by another one or more Scheme Cash Funders (each a Top Up Funder). Any Top Up Funder(s) will then receive the allocation of Shares in the Company and Tranche B Notes that the Defaulting Funder(s) would have otherwise received under the Scheme Cash Funding Agreement.

8.5	Outcomes for the Scheme Noteholders

If the Scheme is Implemented, each Scheme Creditor will:

(a)	receive:

(i)	the Scheme Consideration to which it is entitled in accordance with the Scheme as consideration for the assignment of its Principal Outstanding under the Emeco Notes to Emeco Finco; and

(ii)	a cash payment equal to the pro-rata amount of accrued but unpaid interest owing under the Emeco Notes;

Emeco Holdings Limited	69	Explanatory Statement

(b)	release:

(i)	each Obligor (including the Company) and the Emeco Security Trustee under the Emeco Current Finance Documents and the Emeco Current Security Documents in respect of, or in relation to, the Emeco Notes only;

(ii)	the Emeco Note Trustee as ‘Note Trustee’ under and in connection with each Emeco Current Finance Document;

(iii)	each other Scheme Noteholder under or in connection with the Scheme and the Steps Plan, and give a covenant to not commence an action except to enforce their rights under the Scheme;

(c)	cease to have any rights or obligations under the Emeco Current Finance Documents;

(d)	agree to give instructions to the Emeco Note Trustee and the New Emeco Note Trustee to instruct the Emeco Security Trustee and the New Emeco Security Trustee to amend the Emeco Security Trust Deed to a form appropriate to secure obligations owing under the Tranche B Notes from time to time; and

(e)	receive the benefit of certain releases on the terms set out in the Scheme.

If the Information Agent does not receive a validly completed and executed Election Form on behalf of an Emeco Noteholder before the Election Cut Off, that Emeco Noteholder will not be eligible to receive a pro-rata share in the Transaction Securities and will be deemed to be a Scheme Cash Recipient.

Instructions for Emeco Noteholders and Registered Participants in relation to the election and voting procedures are set out in Sections 2, 6.4, 8.3 and 18.

8.6	Outcomes for the Combined Group

If the Scheme is Implemented, the outcomes of the Scheme for the Combined Group are:

(a)	in consideration for the assignment by each Scheme Noteholder of its Principal Outstanding to Emeco Finco, the Company will issue the Scheme Shares and the Emeco Note Issuer will issue the Tranche B Notes and procure the payment of Cash Consideration to the Scheme Noteholders in accordance with their entitlements under the Scheme;

(b)	each Obligor (including the Company) will be released from its obligations under the Emeco Current Finance Documents and the Emeco Current Security Documents in respect of, or in relation to, the Emeco Notes only;

(c)	the Emeco Security Trust Deed will be amended to a form appropriate to secure obligations owing under the Tranche B Notes from time to time; and

(d)	the rights of Subordinate Claim Holders to bring Subordinate Claims against the Company will be limited to any amount actually recovered by the Company under any insurance policy applicable to that Subordinate Claim, less expenses incurred in connection with that Subordinate Claim.

Emeco Holdings Limited	70	Explanatory Statement

8.7	Outcomes for Emeco Note Trustee

If the Scheme is Implemented, the outcomes of the Scheme for the Emeco Note Trustee are:

(a)	pursuant to the Emeco Note Trustee Deed Poll, it will take all actions required of it under the Scheme;

(b)	it will grant and receive certain releases in respect of the Emeco Current Finance Documents and the Emeco Current Security Documents in accordance with the Scheme;

(c)	it will be released as ‘Note Trustee’ under and in connection with each Emeco Current Finance Document; and

(d)	it will cease to have any rights or obligations under the Emeco Current Finance Documents or to be bound by them.

8.8	Outcomes for Emeco Security Trustee

If the Scheme is Implemented, the outcomes of the Scheme for the Emeco Security Trustee are:

(a)	pursuant to the Emeco Security Trustee Deed Poll, it will take all actions required of it under the Scheme;

(b)	it will grant and receive certain releases in respect of the Emeco Current Finance Documents and the Emeco Current Security Documents in accordance with the Scheme;

(c)	the Emeco Security Trust Deed will be amended to a form appropriate to secure obligations owing under the Tranche B Notes from time to time; and

(d)	it will cease to have any rights against the Scheme Noteholders and the Emeco Note Trustee or obligations to the Scheme Noteholders and the Emeco Note Trustee under the Emeco Current Security Documents.

8.9	Outcomes for New Emeco Note Trustee

If the Scheme is Implemented, the outcomes of the Scheme for the New Emeco Note Trustee are:

(a)	pursuant to the New Emeco Note Trustee Deed Poll, it will take all actions required of it under the Scheme; and

(b)	it will grant certain consents and give necessary instructions in respect of the New Emeco Current Finance Documents, the Emeco Current Security Documents and the New Emeco Security Documents in accordance with the Scheme.

8.10	Outcomes for New Emeco Security Trustee

If the Scheme is Implemented, the outcomes of the Scheme for the New Emeco Security Trustee are:

(a)	pursuant to the New Emeco Security Trustee Deed Poll, it will take all actions required of it under the Scheme;

(b)	it will replace the Emeco Security Trustee as security trustee of the Emeco Security Trust Deed; and

(c)	the Emeco Security Trust Deed will be amended to a form appropriate to secure obligations owing under the Tranche B Notes from time to time.

Emeco Holdings Limited	71	Explanatory Statement

8.11	Summary of Australian shareholder rights and protections

The Corporations Act affords a number of rights to members, and includes a number of minority shareholder protections. These rights and protections include, but are not limited to, the following:

(a)	Right to request a general meeting of members: Section 249D of the Corporations Act provides that directors must call and arrange to hold a general meeting of members on the valid request of members with at least 5% of the votes that may be cast at the general meeting.

(b)	Right to requisition a general meeting of members: Section 249F of the Corporations Act provides that members with at least 5% of the votes that may be cast at a general meeting of the company may call, and arrange to hold, a general meeting.

(c)	Right to propose resolutions at a general meeting of members: Section 249N of the Corporations Act provides that the following may give a company notice of a resolution that they propose to move at a general meeting:

(i)	members with at least 5% of the votes that may be cast at the general meeting; or

(ii)	at least 100 members who are entitled to vote at the general meeting.

The notice must be in writing, set out the wording of the proposed resolution and be signed by the members proposing to move the resolution. The resolution must be considered at the next general meeting that occurs more than two months after the notice is given.

(d)	Information access rights: The Corporations Act affords rights to members to access certain information about a company. These include the right to inspect a company’s register of members and minute books for members’ meetings.

(e)	Ability to seek relief for “oppressive conduct”: Part 2F.1 of the Corporations Act provides for a “statutory oppression” remedy for members, which provides the court with broad powers to grant relief to a member if the conduct of the company is either:

(i)	contrary to the interests of the members as a whole; or

(ii)	oppressive to, unfairly prejudicial to, or unfairly discriminatory against, a member (or members) whether in that capacity or another capacity.

Examples of oppressive or unfair conduct can include:

(i)	an issue of shares by the directors to the disadvantage of a minority;

(ii)	improper diversion of business or business opportunities; and

(iii)	denial of access to information.

The orders a court can make on the finding of oppressive or unfair conduct are broad, and may include:

(i)	that the company be wound up;

(ii)	that the constitution be amended or repealed;

(iii)	regulating the conduct of the company’s affairs in the future; and

(iv)	authorising a member to institute, prosecute, defend or discontinue specified proceedings in the name and on behalf of the company (e.g. by way of statutory derivative action).

Emeco Holdings Limited	72	Explanatory Statement

The acquisition of Shares and other interests in the Company is regulated by Chapter 6 of the Corporations Act. For a brief discussion about relevant restrictions imposed by Chapter 6, see Section 11.6 of this Explanatory Statement.

8.12	Who will be bound by the Scheme?

If the Scheme becomes Effective, it will bind each Scheme Creditor (being DTC and its nominee Cede & Co. and the Scheme Noteholders), each Subordinate Claim Holder and the Company. By operation of the Deeds Poll (see below), provided that they are executed, it will bind the Scheme Administrators, the Emeco Security Trustee, the Emeco Note Trustee, the New Emeco Security Trustee, the New Emeco Note Trustee and the Obligors in respect of certain actions they are required to perform for the purposes of implementing the Scheme.

If you are an Emeco Noteholder and you do not vote at the Scheme Meeting, or you vote against the Scheme, you will still be bound by the Scheme if the Scheme is agreed by the Requisite Majority of Emeco Noteholders and is approved by the Court, and you remain an Emeco Noteholder as at the Effective Date.

8.13	Deeds Poll

On the Effective Date, each Scheme Creditor agrees to give the Emeco Note Trustee all instructions and consents it requires from that Scheme Noteholder to:

(a)	execute the Emeco Note Trustee Deed Poll, to deliver it to the Scheme Administrator and to perform its obligations under it; and

(b)	to instruct the Emeco Security Trustee to execute the Emeco Security Trustee Deed Poll, to deliver it to the Scheme Administrator and to perform its obligations under it; and

(c)	instruct the New Emeco Security Trustee to execute the New Emeco Security Trustee Deed Poll, to deliver it to the Scheme Administrator and to perform its obligations under it.

Simultaneously with the issue of the Tranche B Notes, each Scheme Creditor agrees to give the New Emeco Note Trustee all instructions and consents it requires from that Scheme Creditor to:

(a)	execute the New Emeco Note Trustee Deed Poll, to deliver it to the Scheme Administrator and to perform its obligations under it; and

(b)	to instruct the New Emeco Security Trustee to execute the New Emeco Security Trustee Deed Poll, to deliver it to the Scheme Administrator and to perform its obligations under it.

8.14	Execution risks

The execution risks that could prevent the Scheme being implemented include:

(a)	the Requisite Majority of Emeco Noteholders do not agree to the Scheme;

(b)	the Court does not approve the Scheme or it approves the Scheme with alterations or conditions that change the substance of the Scheme, including the Steps, in a material way;

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(c)	a person objecting to the Scheme appeals against the Court’s orders approving the Scheme (and potentially seeks a stay of those orders pending resolution of that appeal) or applies for injunctive relief and the Court orders the stay or grants an injunction without requiring the person to give the usual undertaking as to damages;

(d)	the conditions precedent to the Scheme are not waived or satisfied;

(e)	the Implementation Conditions in relation to the Scheme are not satisfied;

(f)	the Chapter 15 relief is not obtained; or

(g)	the other aspects of the Transaction are not, or are not capable of being, completed.

It is also fundamental to the operation of the Scheme that:

(a)	the Scheme Administrators, the Emeco Security Trustee, the Emeco Note Trustee, the New Security Trustee and the New Emeco Note Trustee and Emeco Finco and the Obligors perform their obligations in connection with the Scheme; and

(b)	the Scheme Creditors perform their obligations in connection with the Scheme. Under the Scheme, each Scheme Creditor will irrevocably direct the Scheme Administrators to execute and deliver, as its attorney and agent, a Scheme Creditors Deed Poll under which they agree to complete certain actions.

8.15	Modification of the Scheme

(a)	Modifications by the Scheme Creditors

It is possible that a Scheme Creditor may propose a modification to the terms of the Scheme at the Scheme Meeting (prior to the passing of the Scheme Resolution) or apply to the Court for a modification of the terms of the Scheme.

Although it is permissible for a Scheme Creditor to propose a modification and for a Scheme Meeting to consider a resolution to approve the modification proposed, Scheme Creditors should be aware that the consequences of modifying the terms of the Scheme include:

(i)	if the modification is materially adverse to the Company or any particular Scheme Creditor or class of them, it may give rise to a basis, which may not otherwise exist, for the Court to refuse to approve the modified Scheme. In such circumstances, the Scheme will not become effective (in either the modified or original form);

(ii)	the Company may not consent to the modified Scheme and therefore the Company may not be prepared to seek the Court’s approval of the modified Scheme; and

(iii)	depending on the nature and extent of the modifications and their impact upon the overall Scheme, the modifications could effectively invalidate any previously obtained consents and, if so, then the consequences may be that further consents will need to be obtained.

(b)	Modifications by the Court

Under section 411(6) of the Corporations Act, the Court may approve the proposed Scheme at the Second Court Hearing subject to alterations or conditions as it thinks just.

Emeco Holdings Limited	74	Explanatory Statement

The conditions precedent to the Scheme (outlined in Section 8.1 above) include that the Scheme will only come into effect if, among other things, the Court’s alterations or conditions (if any) to the Scheme do not change the substance of the Scheme, including the Steps, in any material way.

8.16	The Scheme Administrators

If the Scheme is agreed to by the Scheme Creditors and approved by the Court, the Scheme Administrators will be appointed in accordance with the terms of the Scheme Administrators Deed Poll. Martin Jones and Andrew Smith of Ferrier Hodgson have agreed to act as Scheme Administrators. Martin Jones and Andrew Smith are also the authors of the independent expert’s report attached as Annexure 2 of this Explanatory Statement.

Under the terms of the Scheme Administrators Deed Poll, each Scheme Administrator:

(a)	consents to the Scheme;

(b)	agrees to be bound by the Scheme as if they were a party to the Scheme; and

(c)	undertakes:

(i)	to perform all obligations and to undertake all actions attributed to it under the Scheme;

(ii)	to accept all appointments, authorisations and directions, to perform all obligations and undertake all actions attributed to him or her under the Scheme;

(iii)	to do all things necessary and execute all further documents necessary to give full effect to the Scheme and all transactions contemplated by it; and

(iv)	not to act inconsistently with any provision of the Scheme.

The Scheme Administrators’ liability in the performance or exercise of their powers, obligations and duties under the Scheme is limited in accordance with the Scheme.

The remuneration of the Scheme Administrators, their partners and staff will be calculated on a time basis at the hourly rates set out in Annexure 6 to this Explanatory Statement. The Scheme Administrators’ Costs of administering the Scheme are capped at A$100,000 (excluding GST).

A Scheme Creditor who is aggrieved by any act, omission or decision of the Scheme Administrators may appeal to the Court under section 1321 of the Corporations Act. The Court may confirm, reverse or modify the act or decision, or remedy the omission, as the case may be, and make such orders and directions as the Court thinks fit.

Emeco Holdings Limited	75	Explanatory Statement

9.	Description of Tranche B Notes and security

The following is a brief summary of the terms of the Tranche B Notes and related security arrangements. See Schedule 1 for a more complete summary of these terms. Terms not defined in this summary are defined in Schedule 1.

Issuer:	Emeco Pty Ltd (Issuer).

General:	The Issuer will issue US$●[3] aggregate principal amount of 9.250% Senior Secured Notes due 2022 (the “Tranche B Notes”) under an Indenture (the “Indenture”) among itself, the Company, each of the other Note Guarantors and The Bank of New York Mellon, as Trustee.

Under the Scheme, the Issuer will issue US$●[2] aggregate principal amount of Tranche B Notes to the Emeco Noteholders.

The remaining Tranche B Notes will be issued in the Andy’s Debt Compromise and the Orionstone Debt Compromise.

Final maturity:	January 31, 2022.

Amortization:	None.

Interest:	Cash interest will be payable at a fixed rate of 9.25% per annum, payable in arrears semi-annually on 31 January and 31 July beginning on July 31, 2017.

Guarantees:	All obligations of the Issuer under the Tranche B Notes will be unconditionally guaranteed by (i) the Company and (ii) each existing and subsequently acquired or organized direct or indirect Restricted Subsidiary of the Company (including the entities acquired in the Andy’s Acquisition and the Orionstone Acquisition) (Guarantors).

Security:	The obligations of the Issuer and the Note Guarantors under the Indenture initially will be secured by (i) a general security deed (General Security Deed) over the present and future property of the Issuer and each Note Guarantor incorporated in the Commonwealth of Australia and (ii) a security agreement over the present and future property of each Note Guarantor incorporated in Canada (Transaction Security). The Company will use commercially reasonable efforts to cause its Chilean subsidiaries Enduro SpA and EHL South America SpA to provide security over their property no later than the date that is 365 days after the Issue Date. To the greatest extent possible, the existing security over the assets of Orionstone, Andy’s and the Company will be retained and integrated into the Amended Security Trust Deed.

The collateral charged under the Transaction Security will be held by the Security Trustee pursuant to the Amended Security Trust Deed for the

[3]	This figure will be determined immediately after the Calculation Date and is expected to be the US dollar equivalent of approximately A$472.5 million

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benefit of the beneficiaries under the Amended Security Trust Deed (which includes the Trustee on behalf of the holders of the Tranche B Notes). The Amended Security Trust Deed is described in Schedule 1.

Ranking	The Tranche B Notes and the related Note Guarantees:

	•	will be general senior obligations of the Issuer and the Note Guarantors, respectively and will rank senior in right of payment to all of the Issuer’s and each Note Guarantor’s future indebtedness that is expressly subordinated in right of payment of the Tranche B Notes (in the case of the Issuer) and to the Note Guarantees (in the case of the Note Guarantors);

	•	will be secured by a security interest over the Collateral (as defined below) subject to Permitted Collateral Liens and the exceptions and limitations described under “Security” on an equal and rateable basis with any pari passu Debt incurred by the Issuer;

	•	will be effectively subordinated (in terms of security) to any existing and future Payment Priority Obligations (including liabilities under the New Revolving Credit Facility and an unlimited amount of liabilities in respect of hedging obligations of the Issuer and the Note Guarantors under Currency Agreements in respect of the Tranche B Notes and certain obligations secured by Permitted Collateral Liens) that are secured by the Collateral;

	•	will be effectively subordinated to any Indebtedness of the Issuer or the Note Guarantors that is secured by property and assets other than the Collateral, to the extent of the value of the property and assets securing such Indebtedness;

	•	will be effectively senior to any existing or future Junior Secured Indebtedness and any Unsecured Indebtedness of the Issuer or the Note Guarantors; and

	•	will be effectively subordinated in right of payment to existing and future liabilities of any of our Non-Guarantor Subsidiaries.

Mandatory offers to purchase:	•	Asset sales: If the Company or its Restricted Subsidiaries sell assets, under certain circumstances, the Issuer will be required to use the net proceeds (subject to customary reinvestment rights) to make an offer to purchase Tranche B Notes at an offer price in cash equal to 100% of the principal amount of the Tranche B Notes plus accrued and unpaid interest to the repurchase date.

	•	Change of Control: Upon the occurrence of specific kinds of changes of control, you will have the right, as holders of the Tranche B Notes, to cause the Issuer to repurchase some or all of your Tranche B Notes at 101% of their face amount, plus accrued and unpaid interest to, but not including, the repurchase date.

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	•	Excess Cash Sweep: In the event that, following the end of each fiscal year and upon completion of an audit of the Issuer’s financials, the Issuer has cash (subject to certain exclusions) in excess of:

(a) for the first two fiscal year ends following the Issue Date, A$50 million; and

(b) for all other fiscal years, A$35 million,

after deducting for any interest payable on the Tranche B Notes within 60 days of the end of the relevant fiscal year and any cash in respect of an asset sales offer to purchase (the excess being Excess Cash), the Issuer shall make an offer to purchase outstanding loans at 106.75% of the principal amount of the loan plus accrued and unpaid interest under the Tranche B Notes in an aggregate amount equal to 50% of the Excess Cash.

Voluntary prepayments:	Prepayments of borrowings under the Tranche B Notes will be permitted at the Issuer’s option pursuant to the following terms

	(a)	On or prior to the last date of the 36 month period after the Issue Date (“Non-Call Period”), no voluntary prepayments are permitted other than a “make-whole” call, documented in accordance with customary high yield bond terms;

	(b)	Following the Non-Call Period but prior to the last date of the 48 month period after the Issue Date, prepayments are permitted at 104.625% of the principal amount of the loan plus accrued and unpaid interest;

	(c)	Following the last date of the 48 month period after the Issue Date until the maturity date of the Tranche B Notes, prepayments are permitted at 100% of the principal amount of the loan plus accrued and unpaid interest.

Negative covenants:	The indenture will, among other things, limit the Company and its Restricted Subsidiaries’ ability to:

	•	incur additional debt;

	•	pay dividends or make other distributions or repurchase or redeem our capital stock;

	•	prepay, redeem or repurchase certain debt;

	•	issue certain preferred stock or similar equity securities;

	•	make loans and investments;

	•	place limitations on distributions from certain subsidiaries;

	•	sell or otherwise dispose of assets, including capital stock of certain subsidiaries;

	•	enter into transactions with affiliates;

	•	make capital expenditures;

	•	incur liens; and

	•	consolidate, merge or sell all or substantially all of our assets.

Emeco Holdings Limited	78	Explanatory Statement

Payment of additional amounts:	In the event that withholding taxes are required to be withheld or deducted from payments on the Tranche B Notes or under the Note Guarantees, the Issuer or the relevant Note Guarantor, as the case may be, will, subject to certain exceptions, pay such Additional Amounts as will result, after deduction or withholding of such taxes, in the payment of the amounts which would have been payable in respect of the Tranche B Notes or the Note Guarantees had no such withholding or deduction been required.

Redemption for taxation reasons:	The Tranche B Notes may be redeemed at the option of the Issuer in whole but not in part, at the principal amount thereof plus accrued and unpaid interest in certain circumstances in which the Issuer would become obligated to pay Additional Amounts.

Events of Default:	Consistent with the Emeco Indenture.

Trustee, Registrar, Transfer Agent and Paying Agent:	The Bank of New York Mellon.

Security Trustee:	Global Loan Agency Services Australia Pty Ltd.

Governing law and forum:	New York except that the security trust deed shall be governed by applicable local law and the Amended Security Trust Deed will be governed by New South Wales law.

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10.	Reasons to vote in favour

The reasons why the Emeco Noteholders may consider voting in favour of the Scheme include:

10.1	Partial debt for equity conversion and potential for uplift in value from ownership of Transaction Securities when compared to insolvency process

The partial debt for equity swap in which Scheme Noteholders who elect to receive interests in the Transaction Securities will participate, will give those Scheme Noteholders an equity interest in the Combined Group following the acquisition of Orionstone and Andy’s and, as a result, afford them the opportunity to realise any value derived from the combination of those businesses and the proposed restructure of each of their balance sheets.

The Emeco Noteholders may consider that the potential to obtain value through sale, transfer or exercise of the Scheme Shares is an advantage when compared to the likely crystallisation of loss that would occur for some or all Emeco Noteholders on an insolvency event (as expressed in the Ferrier Hodgson Report).

Further, Emeco Noteholders may consider that a formal insolvency process is likely to be destructive to the realisable value of the Company’s business and assets, which may further diminish the recoverable value in respect of their Principal Outstanding in respect of the Emeco Notes.

10.2	Transaction will not proceed unless Scheme approved

The Transaction is conditional on, amongst other things, the Scheme being approved and implemented (see Section 8.1 for more details of the conditions to the Transaction). The rationale for the Transaction is set out in Section 7.1 and the Emeco Group post-Transaction is described in Section 15.

10.3	Avoidance of uncertainties associated with insolvency

The Scheme will provide a means by which the debt owed to the Emeco Noteholders will be restructured without the appointment of a voluntary administrator, liquidator or receiver and manager to the Company.

The Scheme will minimise disruption to the business and the diminution of value that could occur as a consequence of such appointments. Any appointment of an administrator, liquidator or receiver and manager may result in certain counterparties being entitled to terminate contracts with the Company. This would be detrimental to the ongoing business of the Company and would affect the value that could be realised out of a sale of the assets of the Company.

10.4	Avoidance of insolvency expenses

The legal, administrative and funding costs associated with the administration, liquidation or receivership and management of the Company would be avoided if the Scheme is approved and implemented. Ferrier Hodgson have estimated that the costs of an insolvency process involving the Company would be in the range of A$3 million and A$4 million (which reflects a portion of the variation between the cost of a going-concern sale and a close down sale).

10.5	Transaction certainty

Effecting a restructuring of the Emeco Notes by way of the Scheme will provide greater transaction certainty for the Emeco Noteholders and the Company (which will continue to operate the business) than could be achieved without the Scheme in circumstances in which the Emeco Noteholders do not unanimously consent to the proposed restructuring.

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If the Scheme is agreed to by the Requisite Majority of Scheme Creditors, the Court makes orders approving the Scheme and those orders are lodged with ASIC (and subject to satisfaction of the conditions precedent and the Implementation Conditions), the steps that give effect to the restructure will have the force of law and bind all Scheme Creditors, including those who did not vote in favour of the Scheme.

10.6	Ability for Company to continue to trade and raise additional funds

If the Scheme is Implemented, the potential for the Company to continue to trade and operate its businesses will be improved by a lower relative debt burden in conjunction with the Andy’s Acquisition, Andy’s Debt Compromise, Orionstone Acquisition, and Orionstone Debt Compromise. Over time, and subject to the risks and qualifications outlined in Section 17 below, including those relating to commodity prices and US$/A$ exchange rates, the Company could generate an uplift in value for all of its Shareholders (including the Scheme Noteholders in their capacity as Shareholders).

The decrease in gearing (and corresponding effect on the Company’s balance sheet) may enable the Company to explore further fund raising opportunities in the future for a number of purposes including business growth and expansion.

10.7	Statutory protections for Shareholders in the Company

As the Company is a company established under the Corporations Act, its Shareholders have certain statutory protections, details of which are set out in Section 8.11. Further, as the Shares are listed on the ASX, there is an existing market in which Scheme Noteholders may realise the value of any Scheme Shares that are issued to them.

10.8	Limit on Subordinate Claims

Section 411(5A) of the Corporations Act provides that the Subordinate Claim Holders will be bound by the Scheme (despite there being no separate meeting of Subordinate Claim Holders) if the claims of the Subordinate Claim Holders are the subject of a scheme of arrangement under Part 5.1 of the Corporations Act, and the Court approves the Scheme. That is, a Subordinate Claim Holder is bound by the Scheme following the Effective date.

Any claims of Subordinate Claim Holders will be compromised under the Scheme, and any recovery on a Subordinate Claim is limited to the policy of insurance that responds to the Subordinate Claim, less any expenses incurred by the Company, if the Scheme is approved by the Requisite Majority and the Court.

Although the Company is not aware of any claims of Subordinate Claim Holders, the effect of the conclusions in the Ferrier Hodgson report (in Section 16) is that, if the Scheme was not Implemented, there would be no return in respect of any claims of Subordinate Claim Holders. The purpose and objective of s 411(5A) of the Corporations Act is to bind a Subordinate Claim Holder to a scheme that has been approved by the Court in order to manage the risk that a Subordinate Claim Holder could frustrate a scheme in relation to a company in which the Subordinate Claim Holder had no real economic right or interest.

PPB Advisory has been retained by the Company to prepare an independent expert’s report for the proposed recapitalisation and issue of Shares in the Company. That report will be provided to Shareholders of the Company by or before the General Meeting.

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11.	Reasons to vote against

The reasons why the Emeco Noteholders may consider voting against the Scheme include:

11.1	A reduction in the debt owed to Scheme Noteholders

The Scheme, if implemented, will result in:

(a)	for a Scheme Noteholder who elects to receive its Scheme Consideration in the form of interests in the Transaction Securities, that Scheme Noteholder exchanging its secured debt claim maturing in FY19 for a combination of an interest in a secured debt claim of a lesser amount maturing in FY22 and Scheme Shares; or

(b)	for a Scheme Noteholder who elects (or is deemed to have elected) to receive its Scheme Consideration in the form of Cash Consideration, that Scheme Noteholder exchanging its interest in a secured debt claim maturing in FY19 for a cash payment will be of an amount equal to 50% of its Principal Outstanding.

An Emeco Noteholder may consider that each of these forms of Scheme Consideration is less attractive to them than retaining their rights and claims in respect of the Emeco Notes. This is notwithstanding the significant challenges that are faced by the Emeco Group and the potential for the loss of value upon it entering into a formal insolvency procedure.

11.2	Release of Claims against the Obligors

The Scheme provides for the Scheme Creditors to release the Obligors from all Claims in relation to the Emeco Notes.

An Emeco Noteholder may consider it undesirable to release those Claims, including if it believes that pursuing them (if a right to do so arises) may result in a more favourable result for them than any other alternative presently available to it.

11.3	Shares in the Company

The Scheme, if implemented, will result in those Scheme Noteholders who have made a valid election to do so, holding Scheme Shares. The Shares will rank behind the Claims of any secured or unsecured creditors of the Company. As a Shareholder, any returns (in the form of dividends or capital returns) are dependent on the financial performance of the Company and the amount which the Emeco Board determines should be distributed to Shareholders. As debt holders, the return to the Emeco Noteholders under the Emeco Notes is in the form of interest, which is a contractual right which takes priority over the rights of Shareholders.

In addition, some of the Scheme Noteholders may be subject to prudential requirements which impose obligations and requirements in connection with holding Shares which would not apply to the holding of debt. Some of these obligations and requirements are set out in this Section.

There are risks associated with holding Shares in the Company, as set out in Section 17 of this Explanatory Statement. No assurances can be given in respect of the future performance or prospects of the Company, the value of, or return on, Shares in the Company or the ability of any Shareholder to sell their Shares in the future.

The Ferrier Hodgson Report estimates that Emeco Noteholders will most likely receive a dividend of between 34 cents per A$ and 55 cents per A$ (against a Secured Debt amount of A$375 million) if the Company and the Emeco Group is subject to a formal insolvency procedure as at 31 December 2016, whereas if the Scheme is Implemented, a Scheme Noteholder will receive: (a) if they elect to

Emeco Holdings Limited	82	Explanatory Statement

receive the Transaction Securities, an estimated return on a going concern basis of 100 cents per dollar owed to them under the Emeco Notes in the form of a combination of Tranche B Notes and Scheme Shares; or (b) if they elect or are deemed to elect to receive the Cash Consideration, 50 cents per dollar owed to them under the Emeco Notes. It is also possible that the Transaction Securities will increase in value and, in turn, it is possible that the Scheme Noteholders may eventually be able to sell the Transaction Securities for an amount which exceeds the amount that they would have received had the Scheme not been implemented.

11.4	Minority holding in the Company

Some Scheme Noteholders are likely to hold low percentages of the Shares immediately following Implementation of the Scheme, compared to the estimated holdings of the largest Shareholders. There are risks and protections associated with being a minority shareholder in an Australian public company, and the latter are discussed in Section 17 of this Explanatory Statement.

11.5	Company’s business

There may be some counterparties to contracts with the Company or any of its subsidiaries who may have rights to terminate those contracts as a result of the Implementation of the Scheme. For example, the Company has 17 material customers who have a right to terminate their contract with the Company if the Scheme is Implemented, either as a result of the Scheme falling within the definition of “insolvency event” in the contract, or the customer having the right to terminate the contract for convenience. A similar risk extends to two of the Company’s suppliers and one of its financiers. To the extent possible, the Company has discussed the rationale and impact of the proposed Transaction with the relevant counterparty to mitigate this risk and sought confirmation where possible that they will not exercise their termination rights in respect of the contracts.

11.6	Chapter 6 restrictions

The Company is an ASX listed public company with more than 50 members and, as such, is subject to Chapter 6 of the Corporations Act. Chapter 6 imposes certain restrictions on the acquisition of “relevant interests” in Shares. These include the following:

(a)	a person cannot acquire a relevant interest in Shares if, because of that acquisition, that person’s (or another person’s) voting power in the Company increases:

(i)	from 20% or below to more than 20%; or

(ii)	from a starting point that is above 20% and below 90%,

other than in ways permitted by the Corporations Act (the Takeovers Prohibition);

(b)	disposing of Shares, where the proposed acquirer would acquire those Shares in breach of the Takeovers Prohibition; and

(c)	becoming associated with other Shareholders, in relation to matters such as voting Shares and determining board appointments to the Company, where the aggregated shareholdings of the associated Shareholders would breach the Takeovers Prohibition.

A “relevant interest” under the Corporations Act is a broad concept. Generally speaking, a person will have a relevant interest in securities where they are the holder of the securities, where they can exercise or control the voting rights attached to those securities or dispose of, or control the disposal of, those securities.

Importantly, in the context of the Takeovers Prohibition, a person’s “voting power” in the Company is calculated by aggregating the number of Shares in which that person has a

Emeco Holdings Limited	83	Explanatory Statement

relevant interest with the number of Shares in which each person who is an “associate” of that person has a relevant interest. Generally speaking, two or more persons will be taken to be associates in relation to the Company if:

(i)	they are body corporates belonging to the same corporate group;

(ii)	they have entered into an agreement, arrangement or understanding for the purpose of controlling or influencing the Company’s board composition or the conduct of the Company’s affairs; or

(iii)	they are acting, or proposing to act, “in concert” in relation to the Company’s affairs.

While the acquisition of the Scheme Shares by the Scheme Noteholders pursuant to the Scheme falls within an exception to the Takeovers Prohibition (see item 17 of section 611 of the Corporations Act), the restrictions and other legal considerations outlined above will apply in respect of any increases to the voting power of any such person following implementation of the Scheme.

Furthermore, as a Shareholder, a Scheme Noteholder may be subject to certain ongoing notification requirements under the Corporations Act. For example, a Scheme Noteholder must make the notifications described below:

(i)	in circumstances where they (together with their associates) have relevant interests in voting shares of the Company or interests representing 5% or more of the total votes of the Company (or if the person has made a takeover bid for voting shares or interests in the Company) (this is called a Substantial Holding), by lodging an ASIC Form 603 “Notice of Initial Substantial Shareholder” with the Company and ASX;

(ii)	for each 1% (or more) change in their Substantial Holding, by lodging a Form 604 “Notice of Change of Interests of Substantial Shareholder” with the Company and ASX;

(iii)	if they cease to have a Substantial Holding (that is, their relevant interest in voting shares of the Company or interests in the total votes of the Company, falls below 5%), by lodging a Form 605 “Notice of Ceasing to be a Substantial Shareholder” with the Company and ASX.

Generally speaking, these forms must be lodged within two Business Days after the Scheme Noteholder (or their associate, as the case may be) becomes aware of either the transaction effecting the change or the change in percentage holding itself.

Scheme Noteholders should seek their own independent legal advice on the effect of Chapter 6 of the Corporations Act on the Company.

11.7	Insolvency

Emeco Noteholders may consider voting against the Scheme if they consider there is potential for a better return to them under a formal insolvency process.

Absent the Transaction, the Company would have a concern with its ability to meet its upcoming debt maturity requirements. There is a risk that an insolvency event may occur in relation to the Company over the remaining term of its existing 144A debt. In that circumstance, some Emeco Noteholders may consider that there would be a better return to them than the return available under the Scheme.

Emeco Holdings Limited	84	Explanatory Statement

Emeco Noteholders should have regard to the opinions in the Ferrier Hodgson Report in this regard (summarised in Section 16).

These potential disadvantages must be considered in light of the potential advantages of the Scheme, which are discussed in Section 10 above.

Emeco Noteholders should obtain advice

Emeco Noteholders are encouraged to obtain independent legal, financial and taxation advice in relation to their own individual circumstances. The Company is not in a position to make an assessment of the prospects of success of any individual Emeco Noteholder’s Claims, the quantum of recovery which may be available to individual Emeco Noteholders if the Scheme does not proceed or the future value of any Transaction Securities (and a Scheme Noteholder’s interest in the Transaction Securities) if the Scheme proceeds. These are matters for each Emeco Noteholder to consider.

As the legal, financial and taxation consequences of the Scheme may be different for each Emeco Noteholder, Emeco Noteholders should seek professional legal, financial and taxation advice in relation to the Scheme.

Emeco Holdings Limited	85	Explanatory Statement

12.	Information about Andy’s

12.1	Overview

Andy’s is a privately owned equipment rental business based in Bendigo, Victoria. Andy’s was established in 1989 and has since grown its operations to cover mining and civil customers located in South Australia, Victoria, New South Wales, Western Australia and the Northern Territory. Andy’s has mining capabilities as well as a proven track record of delivering in large scale civil earthworks projects. Andy’s was owned by the Company from 2006 until 2010 when it was sold in order to release capital and refocus the Company on core mining markets.

Andy’s young fleet of 145 machines is complementary to the rental fleets of Orionstone and the Group and well suited to the continued roll out of the Company’s EOS (Emeco Operating System) technology, which will assist with the effective deployment of that fleet as part of the Combined Group’s operations. In addition, the bringing together of Andy’s and the Company will result in a broader customer base and will allow the Combined Group to avoid certain replacement capital expenditure over the medium term as some of the Company’s machines reach end of life.

Andy’s Managing Director and founder, Mr Andy Hoare, will remain with the Combined Group as General Manager – Business Development. Andy has 34 years of industry experience and has deep expertise in managing fully maintained mining operations and large scale earthmoving projects, which are skills not presently available to the Company.

12.2	Business and operations

Andy’s generates earnings from three primary revenue streams: equipment rental (which comprises the majority of Andy’s revenue), maintenance services and equipment sales. Equipment rental includes both dry rental hire and wet rental hire, which includes the provision of a machine operator in addition to the equipment itself. Maintenance services involve Andy’s charging rental customers for the servicing of its own fleet or the servicing of a customer’s fleet. Equipment sales involves the sale of equipment when it is no longer required for the rental business or is being replaced by newer equipment.

Operating costs principally comprise parts, labour and tooling associated with maintaining earthmoving equipment. Capital expenditure principally comprises the purchase of equipment and replacement of major components over the asset’s life cycle while owned by Andy’s.

Andy’s has approximately 101 employees, including nine in administration and business development, 52 in rental operations, 33 in maintenance and seven in transport operations.

Emeco Holdings Limited	86	Explanatory Statement

Estimated Revenue by commodity (FY16)	Fleet composition by asset class (FY16)

Andy’s operates in both the mining space, (with significant copper, gold and iron ore customers) as well as renting its fleet for civil projects.

Revenue by geography (FY16) (excluding maintenance, transport and sales revenue

(a)	Equipment fleet

Historically, Andy’s fleet largely served the civil construction sector (i.e. its equipment is smaller in size). Since 2010, it has developed the capacity to provide earthmoving equipment to mining businesses by increasing the size of its equipment. Andy’s fleet is currently comprised of over 145 machines located across the country including:

•	63 trucks between 50 tonnes and 150 tonnes;

•	19 dozers between 25 tonnes and 100 tonnes;

•	10 loaders between 150 kW and 500 kW;

•	19 excavators between 20 tonnes and 300 tonnes; and

•	14 graders between 120 kW and 200 kW.

The fleet has an estimated fair market value of approximately A$72.7 million and has an average age of 10,269 hours.

Emeco Holdings Limited	87	Explanatory Statement

(b)	Board

The Andy’s Board consists of the following people:

Andy Hoare	Managing Director
Trevor Sauvarin	Executive Director, sales and procurement
Barry Cook	Executive Director, maintenance

(c)	Corporate and capital structure

As at the date of this Explanatory Statement, Andy’s had 20 million ordinary shares on issue held by its shareholder AEM Holdings Pty Ltd.

AEM Holdings Pty Ltd is predominantly beneficially owned and controlled by current and former Andy’s employees and management.

(d)	Historical financial information

The historical financial information in this Section has been derived from Andy’s unaudited financial statements for the financial year ended 30 June 2016. The audit process is currently ongoing.

The historical financial information in this Section is a summary only and does not contain all the disclosures that are usually provided in an annual report in accordance with the Corporations Act.

Emeco Holdings Limited	88	Explanatory Statement

Unaudited profit and loss statement

Andy’s statement of profit or loss for FY16 (Unaudited) and FY15 is set out below.

A$’000	2016	2015
Rental Revenue	49,752	65,240
Equipment Sales	11,055	6,266
Maintenance Services	3,146	3,820

Total Revenue	63,953	75,326

Change in machinery and sales	(10,731)	(32,833)
Repairs and maintenance	(12,789)	—
Employee expenses	(5,188)	(6,428)
Hired in equipment and labour	(4,801)	—
Gross profit	30,444	36,065

Other income	775	2,681
Other expenses	(18,056)	(10,736)
Depreciation & amortisation expense	(15,781)	(15,245)
Finance income	—	133
Finance expense	(6,736)	(6,956)
Profit before tax	(9,354)	5,941
Tax benefit/(expense)	2,624	(1,778)
Net profit after tax	(6,729)	4,163

Emeco Holdings Limited	89	Explanatory Statement

Statement of financial position

Andy’s statement of financial position for FY16 (Unaudited) and FY15 is set out below.

A$’000	2016	2015
Assets
Current assets
Cash and cash equivalents	392	1,962
Trade and other receivables	16,085	20,187
Inventories	5,085	5,747
Freehold land and buildings held for sale	—	1,241
Other current assets	1,287	1,040
Current tax asset	—	865

Total current assets	22,849	31,042

Non-current assets
Trade and other receivables	5,297	177
Property, plant and equipment	98,209	116,459
Deferred tax assets	—	417
Other non-current assets	93	—

Total non-current assets	103,599	117,053

Total assets	126,448	148,095

Liabilities
Current liabilities
Trade and other payables	5,776	5,809
Borrowings	83,904	95,406
Provisions	978	1,126
Other current liabilities	4,844	—

Total current liabilities	95,502	102,341

Non-current liabilities
Borrowings	4,956	5,929
Deferred tax liabilities	—	7,058
Provisions	101	147

Total non-current liabilities	5,057	13,134

Total liabilities	100,559	115,475

Net assets	25,889	32,620

Equity
Issued capital	5,000	5,000
Retained earnings	20,889	27,620

Total equity	25,889	32,620

Emeco Holdings Limited	90	Explanatory Statement

Statement of cash flow

Andy’s cash flow statement for FY16 (Unaudited) and FY15 is set out below.

A$’000	2016	2015
Cash flows from operating activities
Receipts from customers	61,275	75,644
Payments to suppliers and employees	(49,341)	(52,331)
Interest received	60	133
Finance costs	(6,624)	(6,956)
Income tax paid	756	(690)
GST paid	529	—
Net cash provided by operating activities	6,654	15,800

Cash flows from investing activities
Proceeds from sale of property, plant and equipment	—	6,208
(Repayment)/advances from related parties	—	(627)
Purchase of property, plant and equipment	2,772	(10,721)
(Repayment)/advances from related parties	—	—
Net cash used in investing activities	2,772	(5,140)

Cash flows from financing activities
Proceeds from borrowings	(10,997)	20,107
Repayment of borrowings	—	(30,425)
Dividends paid	—	—
Net cash provided by / (used in) financing activities	(10,997)	(10,318)

Net increase / (decrease) in cash held	(1,571)	341
Cash at beginning of financial year	1,962	1,621
Cash at end of financial year	392	1,962

Material changes in financial position since last accounts published

There have been material changes to Andy’s financial position due to the signing of the RSA, associated impacts of the Transaction and the sale of some equipment under agreements with Andy’s financiers.

Strategy and outlook

Andy’s continues to service its key customers and has a successful strategy of understanding customer needs, assisting in the development of projects and assisting customer planning ahead of upcoming tenders that Andy’s hopes to participate in.

Andy’s has generated significant business from government contracts on civil projects and continues to target land developments, road infrastructure and energy projects (particularly renewable energy projects such as wind farms).

Emeco Holdings Limited	91	Explanatory Statement

Andy’s has a pipeline of potential projects, particularly in the civil space and on mining projects where Andy’s has a strong relationship with the miner and has been involved in development of the mine plan.

Emeco Holdings Limited	92	Explanatory Statement

13.	Information about Orionstone

13.1	Overview

Orionstone, based in Mackay, Queensland, is a privately owned heavy earthmoving equipment supplier in Australia, with a fleet of approximately 300 assets located across the country. Orionstone has operations in Queensland, Western Australia and New South Wales.

Orionstone’s customers produce commodities, including copper, gold, metallurgical coal, thermal coal, manganese and aluminium. Customers are primarily miners and contractors to the mining industry, including Rio Tinto, Glencore Xstrata, Chinova Resources, BHP Mitsubishi Alliance, HSE Group and Downer EDI. Orionstone also services the infrastructure and oil and gas industries.

Orionstone provides a variety of key services to its customers from which it generates revenue and earnings, including rental hire, mining project services and maintenance/operational support services. It also periodically generates revenue from the sale of equipment. Orionstone’s cost base principally comprises parts, labour and tooling associated with maintaining earthmoving equipment and providing Orionstone’s services. Its capital expenditure primarily consists of the purchase of equipment and replacement of major components over the life cycle of assets owned by Orionstone.

The business operates a fleet base of dump trucks, dozers, loaders, water carts, graders, excavators and other pieces of equipment with an average age of less than 15,500 hours and an approximate fair market value of A$94 million. The fleet is primarily comprised of several respected brands including Caterpillar, Hitachi and Komatsu and is deployed across customers, regions and industries to align with demand.

13.2	Business operations

Orionstone has several key service offerings, described below.

(a)	Rental

Orionstone’s core business is the rental of new and used heavy earthmoving equipment. The company provides customers with individual machines or equipment packages to service short, medium or long term needs on a “dry hire basis” where the customer provides the equipment operator, fuel, tyres and other items subject to wear. The rental business has been a service offered by Orionstone since its establishment. Equipment rental is relevant across the mining cycle, including in an environment where customers are seeking to manage costs, enabling customers with a means to better manage their cash flow, capital expenditure and balance sheets.

(b)	Maintenance and operational support services

Orionstone also provides maintenance and operational support services. Maintenance services includes the provision of repair, equipment refurbishment and maintenance services to support the Orionstone rental fleet in addition to performing major maintenance on customer machines. Operational support services relate to the mobilisation and demobilisation of equipment (i.e. the transportation and lifting of equipment and components). Both these support services are usually provided in conjunction with dry hire rental services to customers.

Emeco Holdings Limited	93	Explanatory Statement

(c)	Equipment sales

Orionstone routinely sells equipment as part of its ongoing fleet management efforts, which are designed to adjust the size and composition of the rental fleet to adapt to changing customer demands. Orionstone seeks to optimise the timing of equipment sales by taking into consideration future maintenance costs, rental demand patterns and re-sale prices.

Estimated revenue by commodity (FY16)	Fleet composition by asset class (FY16)

Note: Excludes other equipment which is fully described below.

Revenue by geography (FY16) (excluding non-rental revenue)

(d)	Equipment fleet

Orionstone has a fleet by type of equipment that serves the mining sector and is primarily located in Queensland. Orionstone’s fleet is currently comprised of:

(i)	96 trucks between 50 tonne and 240 tonne;

(ii)	33 dozers between 35 tonne and 150 tonne;

(iii)	29 loaders between 150 kW and 1200 kW;

(iv)	14 excavators between 20 tonne and 200 tonne; and

(v)	19 graders between 120 kW and 200 kW.

Emeco Holdings Limited	94	Explanatory Statement

In addition, Orionstone has other auxiliary equipment including water carts (10 machines), scrapers (three machines), vehicles (55 machines), service trucks (seven machines), light towers (22 machines) and trailers, material handling and compaction equipment (eight machines) and articulated dump trucks 20 - 40 tonnes (four machines).

Orionstone’s fleet is primarily located in Queensland where it has 156 machines with 20 machines, 55 machines and one machine in New South Wales, Western Australia and South Australia respectively. A number of machines (68) are moved between locations in different states. The fleet has an estimated fair market value of approximately A$94.1 million and has an average age of approximately 15,454 hours.

13.3	Board

The Orionstone Board consists of the following people:

Rupert Harrington	Non-executive Chairman
Ashley Fraser	Executive Director
Symon Vegter	Non-executive Director
Richard Harding	Non-executive Director

13.4	Corporate and capital structure

Emeco Holdings Limited	95	Explanatory Statement

The issued capital of each company is as follows:

•	Orionstone Holdings Pty Ltd - 309,000 fully paid B Class shares and 179,322,112 fully paid ordinary shares;

•	Orionstone Pty Ltd - 309,000 fully paid B Class shares and 179,322,112 fully paid ordinary shares;

•	Ironstone Group Pty Ltd - 10,000 fully paid ordinary shares;

•	Orion (WA) Pty Ltd - 2 fully paid ordinary shares; and

•	RPO Australia Pty Ltd - 1 fully paid ordinary share

13.5	Historical financial information

The historical financial information in this Section has been derived from Orionstone’s unaudited financial statements for the financial year ended 30 June 2015 and 30 June 2016. The historical financial information in this Section is a summary only and does not contain all the disclosures provided in an annual report in accordance with the Corporations Act.

Emeco Holdings Limited	96	Explanatory Statement

Consolidated profit or loss

Orionstone’s consolidated statement of profit or loss for FY16 and FY15 is set out below.

Consolidated statement of profit or loss and other comprehensive income for the year ended 30 June 2016

	2016 $’000	2015 $’000

Equipment rental	54,342	65,253
Projects & maintenance services	25,890	4,315
Sale of rental requipment	6,313	13,914

Revenue from operating activities	86,545	83,482

Gain / (loss) on sale of other non-current assets	—	59
Interest revenue	59	189
Other revenue	971	77

Expenses	87,575	83,807

Cost of rental equipment sold	(7,574)	(13,453)
Repairs and maintenance	(28,049)	(6,231)
Employee expenses	(15,258)	(14,420)
Hire of equipment and labour	(1,269)	(1,109)
Finance costs	(18,403)	(20,416)
Depreciation, amortisation and impairment charges	(103,433)	(39,116)
Other expenses	(9,130)	(8,760)

Loss before income tax	(95,541)	(19,698)

Income tax benefit	4,983	6,114

Loss attributable to members of Orionstone Holdings Pty Ltd	(90,558)	(13,584)

Other comprehensive income
Items that are or may be reclassified to profit or loss:
Cash flow hedge - effective portion of changes in fair value	228	(1,658)
Related tax	99	498
Change in recognised deductible temporary differences	(498)	—

	(171)	(1,160)

Total comprehensive income attributable to the members of Orionstone Holdings Pty Ltd	(90,729)	(14,744)

The above consolidated statement of profit or loss and other comprehensive income should be read in conjunction with the accompanying notes.

Emeco Holdings Limited	97	Explanatory Statement

Consolidated statement of financial position

Orionstone’s consolidated statement of financial position for FY16 and FY15 is set out below.

Consolidated statement of financial position as at 30 June 2016

	2016 $’000	2015 $’000
Current Assets
Cash and cash equivalents	4,283	8,051
Receivables	12,785	13,837
Inventories	2,902	3,681
Other assets	918	1,214
Current tax asset	30	342

Total Current Assets	20,918	27,125

Non-Current Assets
Property, plant and equipment	171,040	260,837
Intangible assets	—	4,222
Deferred tax assets	—	26,571
Other assets	224	601

Total Non-Current Assets	171,264	292,231

Total Assets	192,182	319,356

Current Liabilities
Payables	12,655	11,225
Borrowings	146,592	150,516
Provisions	694	599

Total Current Liabilities	159,941	162,340

Non-Current Liabilities
Payables	322	826
Borrowings	12,089	14,588
Provisions	43	28
Deferred tax liabilities	—	31,058

Total Non-Current Liabilities	12,454	46,500

Total Liabilities	172,395	208,840

Net Assets	19,787	110,516

Equity	93,079	93,079
Contributed equity	(1,331)	(1,160)
Reserves	(71,961)	18,597

(Accumulated losses)/Retained profits	19,787	110,516

The above consolidated statement of financial position should be read in conjunction with the accompanying notes.

Emeco Holdings Limited	98	Explanatory Statement

Consolidated statement of cash flow

Orionstone’s consolidated cash flow statement for FY16 and FY15 is set out below.

Consolidated statement of cash flows for the year ended 30 June 2016

	2016 $’000	2015 $’000
Cash flow from Operating Activities
Cash receipts in the course of operations	97,449	91,459
Cash payments in the course of operations	(64,955)	(52,771)
Interest received	59	189
Finance costs paid	(18,403)	(20,416)
Income taxes paid	311	(898)

Net cash provided by operating activities	14,461	17,563

Cash Flows from Investing Activities
Payments for property, plant and equipment	(16,558)	(22,947)
Proceeds from disposal of property, plant and equipment	6,313	13,914
Proceeds from related party loans	—	14

Net cash (used in)/provided by investing activities	(10,245)	(9,019)

Cash Flows from Financing Activities
Repayment of borrowings	(4,000)	(152,400)
Proceeds from borrowings, net of transaction costs	1,298	159,989
Payment of finance lease liabilities	(5,281)	(10,062)

Net cash used in financing activities	(7,984)	(2,473)

Net increase/(decrease) in cash and cash equivalents	(3,768)	6,071
Cash and cash equivalents at the beginning of the financial year	8,051	1,980

Cash and cash equivalents at the end of the financial year	4,283	8,051

The above consolidated statement of cash flows is to be read in conjunction with the accompanying notes.

Emeco Holdings Limited	99	Explanatory Statement

14.	Information about the Company

The Company is one of the world’s largest, rental provider of heavy earthmoving mining equipment by written down value and has operated in the equipment rental industry for over 40 years. The Company has operations in Australia, Canada and Chile and has a high-quality and diversified customer base, which includes BHP Billiton, Thiess, AMSA, Tomingley Gold Operations, Evolution Mining, Golding Contractors, Syncrude and Whitehaven Coal, a number of whom have been long-standing relationships for over 10 years.

The Company has been listed on the ASX (ASX: EHL) since July 2006. Its current market capitalisation is approximately A$41 million4.

14.1	Overview of operations

The Company provides equipment to customers in a number of the world’s major mining regions across a broad range of commodities, including thermal and metallurgical coal, oil sands, gold, iron ore and copper.

The business is headquartered in Perth, Western Australia and employs over 250 permanent and fixed term staff. The Company owns over 400 pieces of earth moving equipment across Australia, Canada and Chile, from where it derived 64%, 17% and 19% of its rental revenues respectively, in the year ended 30 June 2016.

The business generates earnings from two primary revenue streams: dry equipment rental and maintenance services. Operating costs principally comprise parts, labour and tooling associated with maintaining earthmoving equipment. Capital expenditure principally comprises the purchase of equipment and replacement of major components over the asset’s life cycle while owned by the business.

Estimated Revenue by commodity (FY16)	Fleet composition by asset class (FY16)

[4]	Datanalysis as at 30 October 2016.

Emeco Holdings Limited	100	Explanatory Statement

14.2	Segments

The Company has three reportable segments, as described below, which are the company’s strategic business units:

(a)	Australia

This segment provides a wide range of earthmoving equipment and maintenance services to customers in Australia. The Australian segment comprises of three operating units, Western Region (including Western Australia, Northern Territory and South Australia), Queensland and New South Wales, the Australian rental business is well diversified across bulk commodities and metals with the Western Australia business weighted towards gold miners, Queensland business weighted towards coal miners and New South Wales business having a broader commodity exposure. The business services high quality customers leveraged to the production phase of the mining cycle.

(b)	Canada

This segment provides a wide range of earthmoving equipment and maintenance services to customers who are predominately within Canada. The Canada business is strategically located in the Alberta region to primarily service oil sands and bulk commodity projects in Western Canada. The business supplies rental equipment and mine site services to oil companies and contractors, as well as coal mines in Western Canada and iron ore mines in Eastern Canada. Rental revenue composition in FY16 remained heavily weighted toward oil sands (79%) with the remainder derived from thermal coal (12%) and iron ore (7%).

The oil sands industry was hit hard over FY16 by the sustained lower oil price with producers delaying reclamation works to reduce operating costs. The result of the weak market conditions was significantly lower utilisation and operating utilisation than FY15, driving a 52.0% decline in revenue.

The Company’s management dealt with the sharp decline in performance by restructuring the business over the third quarter of FY16. This restructure resulted in significant cost reductions and was primarily driven through the formation of an asset sharing partnership with Canadian company Heavy Metals Equipment Rentals, which is designed to combine fleet resources and workforce capabilities, whilst reducing overheads.

(c)	Chile

This segment provides a wide range of earthmoving equipment and maintenance services to customers in Chile. The Company provides mining equipment rental services to mining companies and contractors in Chile. Rental revenue in FY16 was 100% weighted toward the copper industry.

Revenue by geography (FY16)

Emeco Holdings Limited	101	Explanatory Statement

14.3	Board

The Company’s Board is comprised of the following members:

Name	Position
Peter Richards	Chairman and Independent Non-Executive Director

Ian Testrow	Managing Director

John Cahill	Independent Non-Executive Director

Erica Smyth	Independent Non-Executive Director

Peter Richards, Chairman and Independent Non-Executive Director

BCom

Peter has been an Independent Non-Executive Director since June 2010 and is also a member of the Audit and Risk Management Committee and Remuneration and Nomination Committee. Peter has over 35 years of international business experience with global and regional companies including British Petroleum (including its mining arm Seltrust Holdings), Wesfarmers Limited, Dyno Nobel Limited and Norfolk Holdings Limited. During his time at Dyno Nobel, he held a number of senior positions with the North American and Asia Pacific business, before being appointed as Chief Executive Officer in Australia (2005 to 2008). Peter was a Non-Executive Director (2009 to 2015) of Bradken Limited and a Non-Executive Director (2010 to 2015) of Sedgman Limited. Peter is currently Chairman of Cockatoo Coal Ltd (since 2014) and NSL Consolidated Limited (since 2014, Non-Executive Director since 2009) and is also a Non-Executive Director of Graincorp Limited (since 2015).

Ian Testrow, Managing Director

BEng (Civil), MBA

Ian has been Managing Director since 20 August 2015 and Chief Operating Officer since 2014, responsible for the Australian and Chilean operations as well as Global Asset Management. Prior to this, Ian was President of New and Developing Business after establishing the Company’s Chilean business in 2012 in his role as President, Americas. Ian previously managed the exit of the Company’s USA business in 2010 and commenced developing the Company’s Canadian business in 2009. Ian joined the Company in 2005, responsible for the business in Queensland and Northern Territory and, then in addition in 2007, New South Wales. Prior to joining the Company, Ian worked for Wesfarmers, BHP, Thiess and Dyno Nobel.

Emeco Holdings Limited	102	Explanatory Statement

John Cahill, Independent Non-Executive Director

BBus, Grad Dip Bus, FCPA, GAICD

John has been an Independent Non-Executive Director since September 2008 and is also Chairman of the Audit and Risk Management Committee and a member of the Remuneration and Nomination Committee. John has over 25 years’ experience working in senior treasury, finance, accounting and risk management positions, predominantly in the energy utility sector. John is a past Chief Executive Officer of Alinta Infrastructure Holdings and past Chief Financial Officer of Alinta Ltd. John was previously Non-Executive Director (2007 to 2013) and President and Chairman (2011 to 2013) of CPA Australia Ltd and Non-Executive Director (2009 to 2014) and Deputy Chairman (2010 to 2014) of Electricity Networks Corporation, Western Australia (trading as Western Power). John was made a life member of CPA Australia Ltd in 2013. John is also currently Councillor of Edith Cowan University and Chair of the University’s Resources Committee (since 2011), Non-Executive Director of Accounting Professional & Ethical Standards Board (since February 2014), Chairman of Toro Energy Limited (since September 2016 and Non-Executive Director since January 2015) and a member of Toro Energy Limited Audit and Risk Management Committee (since April 2015).

Erica Smyth, Independent Non-Executive Director

MSc, FAICD, FTSE

Erica has been an Independent Non-Executive Director since December 2011 and is Chair of the Remuneration and Nomination Committee and a member of the Audit and Risk Management Committee. With over 40 years’ experience in the mineral and petroleum industries, Erica’s career highlights include her positions as Chair of Toro Energy, Manager - Gas Market Development WA for BHP Petroleum and General Manager - Corporate Affairs with Woodside Petroleum Limited. In 2016 she was added to the WA Women’s Hall of Fame and the Chamber of Mines & Energy Western Australia awarded Erica a Lifetime Achievement Award for her contribution to the industry as part of the Women in Resources Awards 2010. Erica was elected as a Fellow of the Academy of Technological Science and Engineering in 2012. Erica is also currently Chair of Diabetes Research Foundation of Western Australia (since 2007), Director (since December 2008) and Deputy Chair (since 2014) of the Australian Nuclear Science and Technology Organisation and Director of the Royal Flying Doctor Service Western Operations (since 2010), the Deep Exploration Technologies CRC (since 2013), the National Energy Resources Australia Growth Centre (since November 2015) and the International Centre for Radio Astronomy Research (since June 2016).

14.4	Historical financial information

The historical financial information in this Section has been derived from the Company’s financial statements for the financial year ended 30 June 2016, which were audited by Deloitte, and on which an unqualified audit report dated 30 August 2016 was issued. The historical financial information in this Section is a summary only and does not contain all the disclosures that are usually provided in an annual report in accordance with the Corporations Act. The full financial statements for the Company for the financial year ended 30 June 2016, which includes the notes to the accounts, can be found in the Company’s Financial Report for that period, which is available on the Company’s website at www.emeco.com.au or on the ASX announcement platform at www.asx.com.au.

Emeco Holdings Limited	103	Explanatory Statement

Consolidated profit or loss

The Company’s consolidated statement of profit or loss for FY16 and FY15 is set out below.

	2016 $’000	2015 $’000
Continuing operations
Revenue from rental income	177,744	206,718
Revenue from the sale of machines and parts	5,472	2,788
Revenue from maintenance services	23,348	31,925

	206,564	241,431

Changes in machinery and parts inventory	(8,921)	(11,780)
Repairs and maintenance	(70,967)	(99,216)
Employee expenses	(33,995)	(43,608)
Hired in equipment and labour	(21,102)	(22,411)

Gross profit	71,579	64,416

Other income	1,791	512
Other expenses	(25,770)	(32,072)
Impairment of tangible assets	(179,609)	(30,836)
Depreciation expense	(69,194)	(98,720)
Amortisation expense	(148)	(84)
Finance income	79,345	2,781
Finance costs	(55,455)	(52,260)
Net foreign exchange gain/(loss)	(42,002)	(16,332)

Loss before tax expense	(219,463)	(162,595)
Tax benefit/(expense)	(5,926)	39,464

Loss from continuing operations	(225,389)	(123,131)

Discontinued operations
Loss from discontinued operations (net of tax)	—	(4,572)

Loss from discontinued operations	—	(4,572)

Loss for the year	(225,389)	(127,703)

Other comprehensive (loss)/income
Items that are or may be reclassified to profit and loss:
Foreign currency translation differences for foreign operations (net of tax)	(3,403)	28,871
Effective portion of changes in fair value of cash flow hedges (net of tax)	11,821	(4,306)

Total other comprehensive income/(loss) for the year	8,418	24,565

Total comprehensive income/(loss) for the year	(216,971)	(103,138)

Emeco Holdings Limited	104	Explanatory Statement

Consolidated statement of financial position

The Company’s consolidated statement of financial position for FY16 and FY15 is set out below.

	2016 $’000	2015 $’000
Current Assets
Cash assets	24,854	27,800
Trade and other receivables	37,734	60,272
Derivative financial instruments	6,315	12,761
Inventories	5,333	20,931
Prepayments	1,832	2,134
Assets held for sale	30,728	32,328

Total current assets	106,796	156,226

Non-current Assets
Trade and other receivables	6,234	5,375
Derivative financial instruments	12,629	38,282
Intangible assets and goodwill	2,344	1,641
Property, plant and equipment	280,182	482,351
Deferred tax assets	19,507	24,880

Total non-current assets	320,896	552,529

Total assets	427,692	708,755

Current Liabilities
Trade and other payables	38,035	45,363
Liabilities directly associated with assets classified as held for sale	883	—
Interest bearing liabilities	4,579	5,484
Provisions	3,469	3,652

Total current liabilities	46,966	54,499

Non-current Liabilities
Derivative financial instruments	—	1,663
Interest bearing liabilities	373,239	418,487
Deferred tax liabilities	—	10,884
Provisions	1,490	1,751

Total non-current liabilities	374,729	432,785

Total liabilities	421,695	487,284

Net assets	5,997	221,471

Equity
Share capital	593,616	593,616
Reserves	12,505	2,590
Accumulated losses	(600,124)	(374,735)

Total equity attributable to equity holders of the Company	5,997	221,471

Emeco Holdings Limited	105	Explanatory Statement

Consolidated statement of cash flow

The Company’s consolidated cash flow statement for FY16 and FY15 is set out below.

	30 June 2016 $’000	30 June 2015 $’000
Cash flows from operating activities
Cash receipts from customers	228,558	237,151
Cash paid to suppliers and employees	(166,245)	(194,510)

Cash generated from operations	62,313	42,641
Finance income received	702	240
Finance expense paid	(44,503)	(42,974)
Cash receipts from derivatives sold	48,167	—
Taxes received/(paid)	3,965	—
Net cash inflow (outflow) from operating activities of discontinued operations	—	(2,801)

Net cash from/(used in) operating activities	70,644	(2,894)

Cash flows from investing activities
Proceeds on disposal of non-current assets	15,103	14,005
Payment for property, plant and equipment	(38,215)	(37,824)
Net cash inflow from investing activities of discontinued operations	—	10,806

Net cash used in investing activities	(23,112)	(13,013)

Cash flows from financing activities
Net proceeds from asset backed loan	—	—
Repurchase of issued debt	(41,971)	—
Purchase of own shares	—	(12)
Payment for debt establishment costs	—	(2,576)
Payment of finance lease liabilities	(7,340)	(4,145)
Net cash outflow from financing activities of discontinued operations	—	—

Net cash from used in financing activities	(49,311)	(6,733)

Net decrease in cash	(1,779)	(22,640)
Cash at beginning of the period	27,800	41,830
Effects of exchange rate fluctuations on cash held	(1,167)	8,610

Cash at the end of the financial period	24,854	27,800

Emeco Holdings Limited	106	Explanatory Statement

14.5	Material changes in the financial position of Company

Since 30 June 2016, the Company has closed out its remaining cross currency interest rate swap positions which generated US$12 million of cash proceeds. The Company also executed an A$18.6 million cash neutral asset swap with a mining contractor in Canada for equipment in Australia with equipment in Canada.

14.6	Capital structure

As at the close of trading on 31 October 2016, the last practicable trading day before the date of this Explanatory Statement, the Company had 599,675,707 ordinary shares, of which 6,826,369 backed the performance rights on issue (i.e. these are ordinary shares held in the Company’s employee share plan trust).

14.7	Substantial shareholders of the Company as at 17 October 2016

Shareholder	Shares held (number)	Shares held (%)
Black Crane	90,886,191	15.2%
First Samuel	116,540,170	19.4%

14.8	Share price history

The Company’s Shares are listed on ASX under the code “EHL”.

The last traded Share price prior to the announcement that the Company had entered into the RSA was the closing price of $0.053 on 23 September 2016.

In the three months to 23 September 2016:

(a)	the highest traded share price of the Company’s Shares was $0.085 (on 22 August 2016); and

(b)	the lowest traded share price of the Company’s Shares was $0.028 (on 4 July 2016).

The Company’s closing share price on 31 October 2016, the last trading day prior to lodgement of this Explanatory Statement for review by ASIC was $0.069.

14.9	Outlook

(a)	Australia

The Company expects New South Wales and Queensland to continue performing strongly in the near term. New project works in Queensland with a mining contractor commenced over Q3 FY16, which is expected to drive volume growth in FY17. In New South Wales, the Company’s existing customer base continues to demonstrate increased demand for the Company’s assets, including the extension of key customer contracts such as Alkane and Whitehaven.

Asset swaps and transfers from the Canada business to Australia have relocated $21.5 million of in-demand assets to primarily support New South Wales and Queensland. While the Western Region still faces challenging market conditions, the low cost base enables the business to rebuild whilst remaining cash positive.

Emeco Holdings Limited	107	Explanatory Statement

The medium term outlook for the Australian mining market continues to be challenging. Although commodity prices have generally recovered slightly over second half FY16, the impact from oversupply in the commodity and “yellow equipment” markets is expected to push any sector recovery beyond the medium term. While opportunities exist to further increase market share, the competitive landscape across all markets continues to impact the potential for any substantial rental rate recovery

(b)	Canada

The current low oil price environment is expected to continue for the foreseeable future. The macro-economic conditions in this market reduce visibility on the timing of a recovery. The Company will continue to explore opportunities to work closely with peers and customers in this region.

(c)	Chile

The current copper price is expected to stay relatively flat over the medium term with production volumes in Chile only marginally increasing. This environment may provide opportunities with capital constrained miners looking to outsource their fleet requirements. The Company is well positioned to maintain and grow earnings in Chile.

14.10	Publicly available information

As an ASX-listed company and a “disclosing entity” under the Corporations Act, the Company is subject to regular reporting and disclosure obligations. Broadly, these require it to announce price sensitive information to the ASX as soon as it becomes aware of the information subject to exceptions for certain confidential information. The Company’s most recent announcements are available from its website: www.emecogroup.com. Further announcements concerning the Company will continue to be made available on the website after the date of this Explanatory Statement.

The ASX maintains files containing publicly available information about entities listed on its exchange. The Company’s files are available for inspection at the ASX during normal business hours and are available on the ASX website www.asx.com.au.

Additionally, copies of document lodged with ASIC in relation to the Company may be obtained from or inspected at ASIC. Please note ASIC may charge a fee in respect of such services.

The following documents are available for inspection free of charge prior to the Scheme Meeting during normal business hours at the registered office of the Company:

(a)	the Constitution;

(b)	the Company 2016 Annual Report; and

(c)	any other document or financial statement lodged by the Company with ASIC or the ASX under the continuous disclosure reporting requirements in the period after the lodgement of the Company’s 2016 Annual Report and before the lodgement of this Explanatory Statement with ASIC.

Emeco Holdings Limited	108	Explanatory Statement

15.	Information about the Combined Group

If the Scheme is implemented, the Company will remain listed on the ASX and will become the ultimate holding company for Orionstone and Andy’s. The following diagram reflects the proposed corporate structure of the Combined Group if the Scheme is Implemented:

The vision for the Combined Group is to become a stronger, more efficient and more competitive equipment rental provider with a sustainable capital structure for the long term with reduced leverage, improved interest coverage and extended maturity.

The brand of the Combined Group is expected to be reviewed to reflect the strategy of the business, operational excellence and innovation in line with existing strategy which will be fast tracked through the merger.

Pro forma FY16 EBITDA generated by the Combined Group was A$87.0 million, and pro forma FY16 Adjusted EBITDA generated by the Combined Group was approximately A$110.4 million.5 The Combined Group will have approximately 800 machines in its rental fleet, with an estimated fair market value as at 30 June 2016 of approximately A$434.1 million reflecting prevailing market conditions.

The Combined Group is expected to have approximately A$490 million of gross debt on completion, significantly reducing the Company’s leverage, which is expected to be 4.4x pro forma FY16 Adjusted EBITDA, down from 7.2x pre-Transaction, with further deleveraging expected over time assisted by significant capital expenditure savings.

[5]	Pro forma FY16 Adjusted EBITDA is calculated as (i) the actual FY16 Adjusted EBITDA for each company, adjusted for certain extraordinary items of A$95.4 million, plus (ii) an annualised run-rate cost synergy of A$15.0 million.

Emeco Holdings Limited	109	Explanatory Statement

15.1	Key benefits and rationale

The Combined Group is expected to be a stronger, lower cost and more competitive equipment rental company focused on reliably serving customers and developing innovative solutions.

The Company believes that there are considerable potential strategic and financial benefits of the Transaction. Potential benefits of the Transaction include:

(a)	increased fleet capabilities and refreshed fleet age, improving the Combined Group’s capability to create project opportunities;

(b)	both Orionstone and Andy’s have valuable expertise in the rental space and deep customer relationships which can benefit the Combined Group as a whole;

(c)	the Combined Group is expected to generate significant cost synergies and capital expenditure savings (see further information under “Company’s post-merger intentions); and

(d)	enhanced geographic and end market exposure.

15.2	Board and senior management

The Combined Group’s executive team will be led by the Company’s CEO and Managing Director, Ian Testrow, and will include Orionstone’s CEO, Ashley Fraser, and Andy’s Managing Director, Andy Hoare.

The Combined Group’s board composition will reflect the Company’s shareholder base upon completion of the Transaction and will consist of five directors:

(a)	Peter Richards will continue as Chairman;

(b)	Ian Testrow will continue as Chief Executive Officer and Managing Director; and

(c)	three members nominated by the Scheme Noteholders.

15.3	Ownership and capital structure of the Combined Group

As part of the Transaction, the Company will issue New Emeco Shares and/or Scheme Shares to:

(a)	existing Shareholders (under the Rights Offer or if that Shareholder is also a Scheme Noteholder);

(b)	Emeco Noteholders;

(c)	Orionstone’s shareholders;

(d)	Orionstone’s secured creditors;

(e)	the Andy’s shareholder; and

(f)	Andy’s secured creditors.

Emeco Holdings Limited	110	Explanatory Statement

The indicative post-Transaction shareholdings before the management incentive plan is provided below:

	Shares (millions)%
Existing Shareholders	600	25%
Participants in the partially underwritten Rights Offer	237	Up to 10%[6]
Emeco Noteholders	821	34%
Orionstone’s shareholders	167	7%
Orionstone’s secured creditors	333	14%
Andy’s shareholder	110	5%
Andy’s secured creditors	150	6%

Total	2,419	100%

The table above assumes no principal debt repayments between Commencement Date, and the Calculation Date, and assumes no Excess Cash is contributed by Orionstone and Andy’s. The Company is assumed to have Excess Cash of A$17.3 million on the Calculation Date. The table above also assumes full participation in the A$20 million Rights Offer. All other assumptions and adjustments are as described in the RSA.

15.4	Management Incentive plan

The Company will establish a Management Incentive plan (on terms to be determined by the New Directors) effective on or following the Completion Date and agree that 10% of the fully diluted equity of the Combined Company will be reserved for the Management Incentive Plan, with 50% of this amount allocated to Ian Testrow.

15.5	Company’s post-combination intentions

This section sets out the present intentions of the Company in relation to Orionstone and Andy’s business, assets, operations and employees, in each case if the Scheme is Implemented.

The intentions set out in this section have been formed on the basis of facts and information concerning the Combined Group, its business, and the general business environment, which are known to the Company as at the date of this Explanatory Statement.

Final decisions regarding the matters set out below will only be made by the Company, following Implementation of the Scheme after gaining a better understanding of Orionstone and Andy’s businesses and having regard to circumstances at the relevant time.

Accordingly, it is important to recognise that the statements set out in this Section are statements of current intentions only, which may change as new information becomes available or circumstances change.

[6]	If fully subscribed, New Emeco Shares issued in connection to the Rights Offer are expected to be less than or equal to approximately 10% of total Shares on issue, before the Management Incentive Plan.

Emeco Holdings Limited	111	Explanatory Statement

(a)	General review of Orionstone’s and Andy’s businesses

If the Scheme is Implemented, the Company intends to work quickly to integrate the businesses of Orionstone and Andy’s, whilst continuing to operate these businesses. The Company’s ability to do so will be reliant on the Company first gaining a better understanding of Orionstone’s and Andy’s businesses and processes.

(b)	Business integration

The Company has formed a joint integration committee with Orionstone and Andy’s and is conducting a review of Orionstone’s and Andy’s operations and assets covering strategic, financial and operational matters.

That review will continue after Implementation and will give the Company a better understanding of Orionstone and Andy’s businesses and therefore assist in the integration process and enable the Company to identify areas in which the Combined Group’s businesses may be enhanced.

While the Company does not have any specific intentions in relation to the outcomes of the review, it may identify areas to optimise savings and identify other opportunities to improve the Combined Group’s business. In addition, the Company notes that the existing businesses of the Company, Orionstone and Andy’s are complementary and share some common requirements in terms of operations. Accordingly, it is expected that the process of integrating the three businesses will result in some changes to both the Company’s, Orionstone’s and Andy’s businesses but the nature and extent of such changes will depend on the outcome of the review described above.

The Company anticipates that the review is likely to be substantially completed within approximately six months of the Scheme being Implemented.

Other than as set out above, the Company has no current intention to make major change to Orionstone and Andy’s businesses. However, any final decisions in this regard will be made as part of the review referred to above.

(c)	Synergies

In addition to revenue opportunities and capital expenditure synergies, the Combined Group is expected to generate gross cost synergies of A$15 million on a pro forma annualised basis in FY18 excluding one-off integration costs. An overview of synergies is provided below:

(i)	Revenue opportunities

(A)	Enhanced fleet capability better placed to serve customers positioned capture benefits of any market recovery.

(B)	Significant opportunity to roll out the Company’s EOS technology across the Combined Group’s fleet and broader customer base.

(C)	Enhanced management expertise and innovative product offering to widen customer value proposition and create new projects.

(ii)	Overhead and cost reductions

(A)	Focus on operational excellence to further reduce operating costs by standardising best practices across the combined group.

Emeco Holdings Limited	112	Explanatory Statement

(B)	Synergies are expected to be generated by:

(1)	Removal of duplicate sites and operational overlap.

(2)	Consolidating the Combined Group’s employee base.

(3)	Head office and shared services savings.

(4)	Reduced repairs and maintenance expense through operational excellence initiatives.

(iii)	Capital expenditure savings

Combined Group capital expenditure is expected to be materially reduced through:

(A)	Disposals of underutilised or idle fleet (fleet rationalisation).

(B)	Savings of replacement capital expenditure (fleet optimisation) by using idle machines in the fleet to reduce the need for replacement machine purchases in the future.

There is a risk that synergies may not be realised at all or not realised to their full extent, or that they may be realised over a longer period of time than anticipated. Further detail regarding these risks is in Section 17.

(d)	Employees

The Company will evaluate the future staffing requirements of the Combined Group as part of the integration process.

Subject to the outcomes of that process and review, some staffing requirements in Orionstone, Andy’s and the Company may change, be reduced or be increased, however the Company will endeavour to minimise any disruption to Orionstone, Andy’s and its employees.

The Company believes that the Transaction should offer benefits for Orionstone and Andy’s employees by bringing together the businesses of three companies with the potential to create growth opportunities across the Combined Group.

15.6	Pro forma historical financial information

Forecast financial information

The Directors have given careful consideration as to whether or not a reasonable basis exists to prepare reliable and meaningful forecast financial information in relation to the Combined Group, other than the information about the Combined Group set out in this Explanatory Statement. The Board concluded that a reasonable basis does not exist for producing forecasts that would be sufficiently meaningful and reliable to be of value to the Scheme Creditors.

Historical and pro forma historical financial information

The pro forma historical financial information set out in this Section has been prepared from the following sources:

(a)	for the Company, figures derived from the audited consolidated statement of profit or loss for the twelve month period ended 30 June 2016;

(b)	for Orionstone, figures derived from the unaudited consolidated statement of profit or loss for the twelve month period ended 30 June 2016; and

(c)	for Andy’s, figures derived from the unaudited consolidated statement of profit or loss for the twelve month period ended 30 June 2016;

Emeco Holdings Limited	113	Explanatory Statement

(together the Combined Group unaudited pro forma statement of profit or loss), and

(d)	for the Company, figures derived from the audited consolidated statement of financial position as at 30 June 2016;

(e)	for Orionstone, figures derived from the unaudited consolidated statement of financial position as at 30 June 2016;

(f)	for Andy’s, figures derived from the unaudited consolidated statement of financial position as at 30 June 2016; and

(g)	other supplementary information as was considered necessary to reflect the pro forma adjustments,

(together the Combined Group unaudited pro forma statement of financial position), (being collectively, the Combined Group unaudited pro forma historical financial information).

The Directors are responsible for the preparation and presentation of the Combined Group unaudited pro forma historical financial information.

The Combined Group’s unaudited pro forma historical financial information in this Section should also be read in conjunction with the risks set out in Section 17, the other information included in this Explanatory Statement, and also the accounting policies of the Company as disclosed in its most recent annual financial report for the year ended 30 June 2016.

The Company’s management has accounted for the acquisition of Orionstone and Andy’s on a preliminary basis and has not had an opportunity to fully assess the fair value of the identifiable assets and liabilities of Orionstone and Andy’s, and therefore the final purchase price allocations may change when the accounting has been finalised in accordance with AASB3 “Business Combinations” (AASB 3).

Given the nature of businesses acquired, the Directors do not expect any material goodwill and or intangibles will be recognised and believe any difference between the net assets and the consideration paid is likely to be attributable to the fair market value of the property, plant and equipment purchased.

Deloitte Corporate Finance has prepared the investigating accountant’s report in relation to the Combined Group unaudited pro forma historical financial information which has been included at Annexure 3. Emeco Noteholders should consider the comments made in relation to the scope and limitations of that report.

The Combined Group unaudited pro forma historical financial information has been derived to provide Emeco Noteholders with an illustrative historical statement of profit or loss and historical statement of financial position of the Combined Group if the Scheme was Implemented at 30 June 2016.

The Combined Group unaudited pro forma historical financial information is not intended to reflect the financial performance or the financial position that would have actually resulted had the Scheme been completed on the dates indicated, or the results that may be obtained in the future.

If the Transaction had occurred in the past, the Combined Group’s financial performance and financial position would likely have been different from that presented in the Combined Group unaudited pro forma historical financial information.

Emeco Holdings Limited	114	Explanatory Statement

Due to the nature of pro forma information, it may not give a true picture of the Combined Group’s historical financial performance and financial position. The Combined Group unaudited pro forma historical financial information is not represented as being indicative of the Company’s view on its future financial performance or future financial position.

(a)	Basis of preparation

The Combined Group unaudited pro forma historical financial information is provided for illustrative purposes and, with the exception of matters noted in pro forma adjustments below, has been prepared in accordance with the recognition and measurement principles contained in the Australian Accounting Standards.

The Combined Group unaudited pro forma historical financial information is presented in an abbreviated form and does not include all of the disclosures, statements and comparative information required by the Australian Accounting Standards as they are applicable to annual financial reports prepared in accordance with the Corporations Act.

The Combined Group unaudited pro forma statement of profit or loss and the Combined Group unaudited pro forma statement of financial position have been compiled by the Company to illustrate the impact of the proposed Scheme on the Company’s financial performance and financial position for the Illustrative year ended 30 June 2016 as if the proposed Scheme had taken place on 1 July 2015 for the purposes of the statement of profit or loss and 30 June 2016 for the purposes of the statement of financial position.

(b)	Pro forma adjustments

The Combined Group unaudited pro forma historical financial information has been prepared for illustrative purposes only, to show the impact of the following:

•	acquisition of 100% of the shares of Orionstone and Andy’s by the Company and preliminary assessment of purchase price accounting;

•	the extinguishment and refinancing of the debt outstanding under the Emeco Notes and Orionstone and Andy’s finance documents;

•	new equity of $20 million and associated capital raising costs by the Company; and

•	reversal of the close out of swap hedge instruments and repurchase of debt.

(c)	Consistency of accounting policies

In preparing the Combined Group unaudited pro forma historical financial information, the Company has undertaken a review to identify accounting policy differences where the impact was potentially material to the Combined Group and could be reliably estimated. No such material differences have been identified by the Company, however further accounting policy differences may be identified after the Implementation of the Transaction.

(d)	Combined Group unaudited pro forma statement of profit or loss

Emeco Holdings Limited	115	Explanatory Statement

Set out below is the Combined Group unaudited pro forma statement of profit or loss for the year ended 30 June 2016.

	Emeco $’000	Orionstone $’000	Andy’s $’000	Combined unaudited pro forma $’000	Pro forma adjustments $’000	Total $’000
Rental Revenue	177,744	54,342	49,752	281,838	—	281,838
Equipment sales	5,472	6,313	11,055	22,840	—	22,840
Maintenance services	23,348	25,890	3,146	52,384	—	52,384

	206,564	86,545	63,953	357,062	—	357,062

Changes in machinery and parts	(8,921)	(7,574)	(10,731)	(27,226)	—	(27,226)
Repairs and Maintenance	(70,967)	(28,049)	(12,789)	(111,805)	—	(111,805)
Employee Expenses	(33,995)	(15,258)	(5,188)	(54,441)	—	(54,441)
Hired in Equipment and labour	(21,102)	(1,269)	(4,801)	(27,172)	—	(27,172)

Gross Profit	71,579	34,395	30,444	136,418	—	136,418

Other Income	1,791	971	775	3,537	—	3,537
Other Expenses	(25,770)	(9,130)	(18,055)	(52,955)	—	(52,955)

EBITDA	47,600	26,236	13,164	87,000	—	87,000

Impairment of non-current assets	(179,609)	(73,064)	—	(252,673)	—	(252,673)
Depreciation & amortisation expense	(69,342)	(30,369)	(15,781)	(115,492)	—	(115,492)
Finance Income (inc. FX Gain/Loss)	37,343	59	—	37,402	(28,612)	8,790
Finance Costs	(55,455)	(18,403)	(6,736)	(80,594)	32,125	(48,469)

Loss before tax	(219,463)	(95,541)	(9,353)	(324,357)	3,513	(320,844)
Tax benefit/(expense)	(5,926)	4,983	2,624	1,681	—	1,681

Net loss after tax	(225,389)	(90,558)	(6,729)	(322,676)	3,513	(319,163)

Notes to the Combined Group unaudited pro forma statement of profit or loss

The Combined Group unaudited pro forma statement of profit or loss has been presented as the aggregation of the historic statements of profit or loss for the Company, Orionstone and Andy’s. The following pro forma adjustments have been included in the Combined Group’s unaudited pro forma statement of profit or loss as if the Scheme had occurred on 1 July 2015.

(i)	Finance Costs

For the purpose of preparing the Combined Group unaudited pro forma statement of profit or loss interest expense of $32.9 million has been reversed resulting in $48.5 million of interest charges which is made up of $43.7 million of interest charges that would have been incurred had the Scheme been in place from 1 July 2015 as well as the unwind of capitalised borrowing costs in the amount of $4.0 million and a further $0.8 million of interest charges related to existing finance leases.

The pro forma assumes an interest rate of 9.25% and Tranche B Notes with a face value of $472 million. The amount of interest could change depending on the final value of the Tranche B Notes issued and any hedging arrangements entered into.

Emeco Holdings Limited	116	Explanatory Statement

(ii)	Finance Income (including foreign exchange gains/losses)

Swap close out

Subsequent to 30 June 2016, the Company has closed out interest rate swaps recorded at $18.9 million at 30 June 2016. The pro forma adjustment reflects a loss of $3.1 million on the derecognition of the derivative swap asset.

Repurchased Debt

During the year ended 30 June 2016, the Company closed out certain interest rate swaps for A$48.2 million which was recognised as a gain on derivatives sold. The funds were used to purchase US$52.8 million face value of bonds for US$29.8 million resulting in a A$31.6 million gain on purchase. The close out of the swaps also resulted in the unwinding of the FX loss on the previously hedged notes of $42.1 million. The pro forma adjustment reflects the reversal of the net gain of $37.2 million.

Gain on debt forgiveness

Under the proposed Transaction total debt of $591.8 million is expected to be extinguished in exchange for the issue of new debt in the form of $472.0 million of Tranche B Notes and 1,337.8 million new Shares at $0.065 per share resulting in a gain on debt forgiveness of $32.8 million. If the actual Share price or number of Shares issued is different on the date of issue, the gain on debt forgiveness will change.

Transaction costs

Capitalised Transactions costs associated with the existing debt of $12.4 million have been written off. A further $8.7 million of transaction costs associated with the new debt facility have been written off, with the balance of the transaction costs ($20.3 million) being capitalised and amortised over the 5 year life of the debt. Total Transaction costs are expected to be $28.9 million, however the final amount may differ on completion.

Transactions not included in the Combined Group unaudited pro forma statement of profit or loss

The Combined Group unaudited pro forma statement of profit or loss does not include the following:

•	the forecast reduction in operating costs as a result of the potential synergies generated by the Combined Group;

•	Tax, depreciation and amortisation: until such time as the acquisition accounting can be finalised and the formation of a tax consolidated group can be considered, the resulting tax consequences cannot be reliably determined and therefore no pro forma adjustments have been made to tax.

Similarly, until such time as the acquisition accounting can be finalised and the assessment of the fair value of net assets acquired, the identification of intangible assets or resultant goodwill cannot be completed. Accordingly, the change in depreciation expense that would result once fair values are attributed to individual items of property, plant and equipment any additional amortisation charges resulting from finalised intangible asset values cannot be reliably determined.

Emeco Holdings Limited	117	Explanatory Statement

(e)	Combined Group unaudited pro forma statement of financial position

The Combined Group’s unaudited pro forma statement of financial position is set out below.

	Emeco 30 June 2016	Andy’s acquisition $’000	Orionstone acquisition $’000	Debt refinancing and capital raising $’000	Swap close out $’000	Combined Group unaudited pro forma $’000
Current Assets
Cash assets	24,854	392	4,283	(9,126)	15,350	35,753
Trade Receivables	37,734	5,904	8,286	—	—	51,924
Derivative financial instruments	6,315	—	—	—	(6,315)	—
Inventories	5,333	5,086	2,902	—	—	13,321
Other current assets	1,832	1,279	3,596	—	—	6,707
Assets held for sale	30,728	—	—	—	—	30,728

Total Current Assets	106,796	12,661	19,067	(9,126)	9,035	138,433

Non-Current Assets
Trade and other receivables	6,234	—	224	—	—	6,458
Derivative financial instruments	12,629	—	—	—	(12,629)	—
Intangibles and goodwill	2,344	—	—	—	—	2,344
Property, Plant & Equipment	280,182	84,289	155,162	—	—	519,633
Deferred Tax	19,507	—	—	—	148	19,655

Total Non-Current Assets	320,896	84,289	155,386	—	(12,481)	548,090

Total Assets	427,692	96,950	174,453	(9,126)	(3,446)	686,523

Current Liabilities
Trade and other payables	38,035	6,604	11,646	—	—	56,285
Liabilities directly associated with assets classified as held for sale	883	—	—	—	—	883
Tax liabilities	—	4,016	—	—	—	4,016
Interest bearing liabilities	4,579	72,649	2,602	(65,649)	—	14,181
Provisions	3,469	979	694	—	—	5,142

Total current liabilities	46,966	84,248	14,942	(65,649)	—	80,507

Non-current liabilities
Interest bearing liabilities	373,239	5,107	148,198	(61,948)	—	464,596
Provisions	1,490	101	43	—	—	1,634

Total non-current liabilities	374,729	5,208	148,241	(61,948)	—	466,230

Total liabilities	421,695	89,456	163,183	(127,597)	—	546,737

Net assets	5,997	7,494	11,270	118,471	(3,446)	139,786

Equity
Share capital	593,616	7,494	11,270	106,756	—	719,135
Reserves	12,505	—	—	—	(345)	12,160
Accumulated losses	(600,124)	—	—	11,716	(3,101)	(591,509)

Total Equity	5,997	7,494	11,270	118,471	3,446	139,786

Emeco Holdings Limited	118	Explanatory Statement

Notes to the Combined Group unaudited pro forma statement of financial position

The following pro forma adjustments have been included in the Combined Group unaudited pro forma statement of financial position as if the Scheme had occurred on 30 June 2016.

(i)	Acquisition of Orionstone and Andy’s

The Combined Group unaudited pro forma statement of financial position has been prepared on a preliminary basis and presented using acquisition accounting principles as required by AASB 3. This standard requires that all identifiable assets (including intangible assets and deferred tax balances) and liabilities that meet certain recognition criteria should be recognised in the Combined Group unaudited pro forma statement of financial position at fair value at the date of acquisition.

Consideration paid for acquisition

The Company is expected to issue Shares for the acquisition of Orionstone and Andy’s respectively. A Shares price of 6.5 cents has been assumed based on the average weighted price of the Company’s Shares for the period 5 October 2016 to 11 October 2016. This gives rise to an acquisition price of $11.270 million for Orionstone and $7.494 million for Andy’s. When the acquisition accounting is finalised, the Shares price is likely to change to reflect the Company’s Shares price on the day the Transaction completes and the Shares are issued with a resultant change in the acquisition price paid for Orionstone and Andy’s. Depending on the determination of the Equity Exchange value under the requirements of the RSA on completion date, the number of Shares issued may change in accordance with the provisions of the RSA.

Net assets acquired

For the purposes of preparing the Combined Group unaudited pro forma statement of financial position, it has been assumed that the carrying value of identified assets and liabilities are equal to their fair value at the acquisition date, except as noted below.

Orionstone – fair value adjustments have been recognised with respect to recoverability of certain trade receivables and property, plant and equipment. Adjustments have been made to the liabilities to reflect the expected liabilities at completion as agreed by all parties to the RSA.

Andy’s - fair value adjustments have been recognised with respect to recoverability of certain trade receivables and property, plant and equipment. Adjustments have been made to the liabilities to reflect the expected liabilities at completion as agreed by all parties to the RSA.

The recognition of any intangible assets, including goodwill and the recognition of any deferred tax assets or liabilities which may arise as a result of the fair value adjustments is subject to the Company finalising its fair value assessment of all assets and liabilities acquired as at the acquisition date.

As the Company has not finalised the fair value assessment of all assets and liabilities as at the acquisition date, for the purposes of preparing the Combined Group unaudited pro forma statement of financial position, it has been assumed that there will be no separately identifiable intangible assets including goodwill and that any difference between the consideration paid and net assets acquired is attributable to the property, plant and equipment. This has resulted in an adjustment of $15.878 million and $13.920 million to the property, plant and equipment between the stand alone balance sheet and the fair value attributed to the property, plant and equipment of Orionstone and Andy’s respectively.

The FMV of the rental fleet used for the purposes of the RSA differs to the amount recognised in the Statement of financial position pro forma. The book value of property, plant and equipment

Emeco Holdings Limited	119	Explanatory Statement

included in the Statement of financial position includes additional assets that were not included in the FMV for the purposes of the RSA. In addition, the property, plant and equipment owned by the Company is recorded at the higher of value in use and fair market value less cost to sell. The final value of property, plant and equipment may vary in the event the deemed purchase consideration changes at completion.

On finalisation of the acquisition accounting, the excess of the cost of the acquisition over and above the net fair value of the identifiable assets and liabilities should be recognised as goodwill. This goodwill amount will only be measured and recognised once the acquisition is completed.

Similarly, the identification and valuation of other identifiable intangible assets will not be possible until after the completion of the acquisition. Australian Accounting Standards allow a period of 12 months to finalise the accounting for fair value of assets and liabilities acquired from the date of acquisition.

Acquisition accounting – deferred tax

For the purposes of preparing the Combined Group unaudited pro forma statement of financial position and until such time as the acquisition accounting can be finalised and the formation of a tax consolidated group can be considered, the deferred tax consequences cannot be determined and therefore no pro forma adjustments have been made to tax other than the known tax effect of the closure of the Company’s interest rate swaps.

(ii)	Debt refinance and Capital raising

Emeco Noteholders have the option to either receive their pro-rata share of Scheme Shares and beneficial interests in new Tranche B Notes or receive cash up to 50% of their outstanding debt. If the Emeco Noteholders elect to take the cash alternative, the Company has entered into a Scheme Cash Funding Agreement whereby the Scheme Cash Funders will deposit funds into an escrow account to be applied by the Company to make the cash payment to the Scheme Noteholder. In repayment for such funding, Emeco will issue to the Scheme Cash Funders new Shares and beneficial interests in Tranche B Notes.

The pro forma adjustment assumes that either directly or indirectly all of the Emeco Notes will be extinguished through a pro-rata share of Scheme Shares and beneficial interests in new Tranche B Notes.

The pro forma has assumed the final Tranche B Notes owing will be $472.0 million this could change if anticipated debt repayments are not made by Andy’s prior to the Completion Date. The Tranche B Notes will be issued in USD and therefore are subject to prevailing exchange rates. The pro forma assumes an exchange rate of 74.26 cents. Tranche B Notes have mandatory and voluntary repayment provisions. The pro forma adjustments assume the mandatory repayment provisions will not be triggered within the 12 months and no voluntary repayments will be made, accordingly the full amount of debt has been classified as non current.

The final number of new Shares to be issued will be determined by reference to the Shareholder Equity Allocation Percentage as defined in the RSA and could change on Completion Date.

Under the proposed Transaction total debt of $591.8 million is expected to be extinguished in exchange for the issue of new debt in the form of $472.0 million of Tranche B Notes and 1,337.8 million new Shares at $0.065 per Share resulting in a gain on debt forgiveness of $32.824 million. If the actual Share price or number of Shares issued is different on the date of issue, the gain on debt forgiveness will change.

Emeco Holdings Limited	120	Explanatory Statement

Capitalised transactions costs associated with the existing debt of $12.439 million has been written off and $20.257 million of costs associated with the new debt facility have been capitalised, with the balance of the transaction costs ($8.669 million) being expensed. Total transaction costs are expected to be $28.9 million, however the final amount may differ on completion.

The pro forma adjustments assume there will be no draw down on the New Revolving Credit Facility within the next 12 months.

The Company is expecting to raise $19.8 million of cash, net of Share issue costs, through the issue of 244.5 million Shares at $0.0847 per share pursuant to the Rights Offer. The fundraising has been partially underwritten to 50% and the pro forma adjustment assumes it will be fully taken up. The actual Share price or final number of Shares may be different on the date the Shares are issued.

(iii)	Close out of interest rate swaps

Subsequent to 30 June 2016, the Company has closed out interest rate swaps recorded at $18.944 million at 30 June 2016. The adjustment reflects the derecognition of the derivative swap asset, reversal of the cash flow hedging reserve and related deferred tax adjustment, recognition of costs associated with the close out and an increase in cash and cash equivalents.

Emeco Holdings Limited	121	Explanatory Statement

16.	The Ferrier Hodgson Report

16.1	Scope of the Ferrier Hodgson Report

The Company has engaged Ferrier Hodgson to prepare a report addressing the following matters:

(a)	The solvency of the Combined Group immediately following the implementation of the proposed Scheme. For the avoidance of doubt:

(i)	Solvency is to be determined immediately following completion of the Scheme; and

(ii)	Determine “solvency” with reference to section 95A of the Corporations Act.

(b)	Analysis of the assets of the Combined Group generally relative to the debts owing to the Scheme Noteholders and other creditors of the Combined Group following Implementation of the Scheme.

(c)	The expected dividend that would be paid to the Scheme Noteholders and other creditors of the Combined Group if the Scheme were put into effect as proposed versus the expected dividend that would be available to the Emeco Noteholders and other creditors if the Scheme was not put into effect and the Company was to be wound up within 6 months of the hearing of the application under sections 411(1) and (1B) of the Act.

(d)	The likely outcome for the Company should the Scheme not be Implemented having regard to the Company’s existing financial position, and projections.

Emeco Noteholders should consider the entire Ferrier Hodgson Report, which is at Annexure 2, before deciding how to vote.

16.2	Ferrier Hodgson’s conclusions on asset value and solvency

As set out in the Ferrier Hodgson Report, Ferrier Hodgson have reached the following conclusions with respect to the Emeco Noteholders:

(a)	based on an analysis of winding up the Company as at 31 December 2016, assuming the Scheme did not take effect, Emeco Noteholders would receive a dividend of approximately 34c to 55c per dollar of Notes;

(b)	based on an analysis of forecasted financial information regarding the post-Transaction Combined Group, and the Combined Group Unaudited Pro Forma Balance Sheet, the Company will be a solvent company immediately following the implementation of the Transaction;

(c)	based on a review of the Company’s financial prospects should the Scheme not take effect, material uncertainty exists with the Company’s ability to meet its upcoming debt requirements through to the maturity of both the Emeco ABL Facility and the Emeco Notes;

(d)	without being able to refinance, or raise additional equity, there is a material risk that the Company would default on its debt;

(e)	it is probable that an insolvency event may occur earlier than the actual date of any financial default if the directors were to form a view that the Company was likely to become insolvent at a future date;

Emeco Holdings Limited	122	Explanatory Statement

(f)	in an enforcement scenario, realising value for the Company’s assets would yield an uncertain result, particularly where the Company may be liquidated at a later date where key assets (fleet) have further deteriorated; and

(g)	if the Scheme is Implemented, a Scheme Noteholder will receive: (a) if they elect to receive the Transaction Securities, an estimated return on a going concern basis of 100 cents per dollar owed to them under the Emeco Notes in the form of a combination of a beneficial interest in Tranche B Notes and New Scheme Shares; or (b) if they are deemed to elect to receive the Cash Consideration, 50 cents per dollar owed to them under the Emeco Notes.

16.3	Conclusions as to most likely outcome if Scheme not Implemented

If the Scheme were to not be completed, the Transaction would not occur, and the Company would have to pursue another method of addressing its debt and cash flow challenges without the benefit of the significant cost and capital expenditure synergies that are projected to be achieved through the Transaction. The Company has significant concern with its ability to generate sufficient cash flows to meet its debt service requirements absent the Transaction.

Risks exist which could adversely impact the liquidity of the business over the remaining maturity of the existing 144A note facility, such as the Company’s inability to refinance the Emeco ABL Facility or a loss of a major customer. This results in a concern as to whether the Company can generate sufficient cash flows to meet its debt service requirements absent the Transaction.

Absent the Transaction, the Company would have a concern with its ability to meet its upcoming debt maturity requirements. As of the date of this Explanatory Statement, the Company does not have any alternative offers from any parties capable of being accepted to meet such debt maturity requirements.

16.4	Expected dividends

Based on an analysis of winding up the Company as at 31 December 2016, assuming the Scheme did not take effect, Emeco Noteholders would receive a dividend of approximately 34c to 55c per dollar of Notes In the Ferrier Hodgson Report, Ferrier Hodgson assign a material risk to being able to achieve the high end of the expected dividend to Emeco Noteholders in this scenario.

Emeco Holdings Limited	123	Explanatory Statement

17.	Key risks

This Section describes a number of key risks associated with:

•	Implementation of the Scheme;

•	the operations of the Combined Group;

•	trading; and

•	share ownership.

17.1	Risks associated with Implementation of the Scheme

(a)	Uncertain value of Scheme Consideration

Under the terms of the Scheme, Scheme Noteholders will receive (at their election, and as described in Section 8):

(i)	a pro-rata share of the Transaction Securities; or

(ii)	a cash alternative equal to 50% of that Scheme Noteholder’s interest in the Principal Outstanding, as at the Effective Date.

Scheme Noteholders will also be entitled to receive a cash amount equal to their pro rata proportion of the interest accrued but unpaid on the Emeco Notes up to and including the Implementation Date.

The value of the Scheme Consideration is not certain. The total number and issue price of such number of Scheme Shares that each Scheme Noteholder is entitled to receive is to be determined by reference to a series of highly detailed definitions and financial formulae set out in the RSA (referred to as the “Equity Exchange”).

There is no guarantee regarding the market price of the Shares either in the period before the Scheme Meeting or after the Implementation Date. Future market prices may be either above or below current or historical market prices.

Information regarding the Equity Exchange is set out in Schedule 2 of this Explanatory Statement.

(b)	Contingency of cash funding

To the extent that Emeco Noteholders elect to be paid the Cash Consideration, the Company will have available to it such amount of cash necessary for it to pay such Cash Consideration in accordance with the terms of the Scheme Cash Funding Agreement.

The proceeds available to the Company under the Scheme Cash Funding Agreement are in excess of the Aggregate Cash Consideration. However, the availability of those proceeds is subject to the non-occurrence of a number of termination events by or on the Implementation Date.

Further information regarding the Scheme Cash Funding Agreement is set out in Section 8.4 of this Explanatory Statement.

Emeco Holdings Limited	124	Explanatory Statement

(c)	Inter-conditionality of the Transaction

The Transaction is made up of several individual transactions (including the Scheme). All of the individual transactions comprising the Transaction are inter-conditional and no transaction constituting part of the Transaction will occur unless and until all of the other transactions constituting the Transaction occur.

Accordingly, the Scheme may fail to be implemented if one or a number of the other transactions comprising the Transaction do not occur.

(d)	Conditions precedent

The implementation of the Scheme is subject to a number of conditions precedent which are summarised in Section 8.1 and include conditions under the RSA such as the following:

(i)	Legal due diligence: receipt by the Supporting Creditors of a legal due diligence report prepared by the Ad-Hoc Committee’s Counsel with respect to matters of Australian law in form and substance reasonably acceptable to the Required Supporting Creditors.

(ii)	Shareholder Approvals: the Shareholders approve various resolutions at the General Meeting.

(iii)	ACCC Approval: the Company has not received any written notice from ACCC on or before the Effective Date stating that it has determined to oppose the Transaction, or has commenced or intends to commence legal proceedings to prevent or restrain entry into or completion of the Transaction (or any part of it).

The Scheme will not proceed to a Second Court Hearing unless the conditions precedent are satisfied. In particular, if the ACCC has issued a written notice that it has determined to oppose the Transaction before the Second Court Hearing (currently scheduled for 15 December 2016), the Second Court Hearing will be delayed, which may in turn delay the Implementation Date.

(e)	Court approval

There is a risk that the Court may not approve the Scheme or that the approval of the Court is delayed. In particular, if there is a material change in circumstances between the Scheme Meeting and the Second Court Date, then the Court will have regard to that change in deciding how it should proceed. If such changes are so important that they materially alter the Scheme, there is a risk that the Court may not approve the Scheme at the Second Court Hearing. If the Scheme is not approved by the Court, then unrecoverable transaction costs already paid are estimated to be approximately A$7 million to A$12 million.

(f)	Tax consequences

If the Scheme proceeds, there may be adverse tax consequences for Scheme Noteholders.

Please refer to Section 19 of this Explanatory Statement for a general guide to the Australian and US tax consequences of the Scheme. Scheme Noteholders should seek their own independent professional advice regarding the individual tax consequences applicable to them.

Emeco Holdings Limited	125	Explanatory Statement

17.2	Risks associated with the operations of the Combined Group

(a)	Access to and supply of used and new equipment

In order to generate revenue and earnings, the Company requires access to new and used earthmoving equipment and parts. There are two key categories of capital spend which help generate revenue and earnings: stay in business (SIB) capital or growth capital. SIB capital is what is required to maintain the existing fleet in order to maintain revenue levels. This can be achieved through a combination of replacing end of life machines with new machines, or performing major component rebuilds with parts acquired to extend the life of a specific component. (e.g. rebuild an engine). Growth capital refers to additional equipment that is purchased to increase the size of the fleet and grow revenue. In addition to capital, parts are also required for maintaining the equipment as part of the day-to-day operations.

If the Company is unable in the future to secure adequate supplies of the required number of machines at appropriate prices or if the quality of the available machines is not acceptable, the Company’s operational and financial performance may be adversely affected.

The Company’s ability to source new replacement equipment is dependent on relationships and contracts with dealers for OEMs, as well as its ability to access the used market through brokers. The Company’s relationship with OEM dealers, such as Caterpillar, Komatsu and Hitachi, are influenced by the volumes of machines and parts it purchases and the level of industry demand. The Company has access to a global broker network of which it participates both as a procurer and seller of equipment. This network provides the Company with the ability to access low-houred, used equipment at comparable prices when required.

The Company also sources equipment parts from both OEM and non-OEM providers to extend the useful life of its equipment, particularly when increased demand or pricing makes it difficult to source new or used equipment.

In addition, during troughs in the commodity cycle, OEMs typically shrink their production which can also lead to longer lead times when demand picks up due to the time taken to ramp up production. The Company’s ability to access the global second hand market provides an alternative option to meet equipment demand.

The Company could be adversely impacted by any incidents affecting the ability of these manufacturers to produce and deliver mining equipment, including casualty events affecting production facilities, work stoppages or strikes, financial difficulties of our suppliers, transport disruptions, or other events or circumstances. It may be difficult to locate alternative manufacturers in the event of any disruptions which could have a material adverse impact on the Company’s revenue.

Any change in the Company’s relationships with these OEMs or brokers may result in a shortage of equipment and parts which would constrict the Company’s ability to enter new contracts or fulfil existing contracts and adversely impact future earnings and financial performance.

(b)	Loss of key management personnel

The Company depends on the continued employment and performance of senior executives and other key members of management. If any one of these individuals resigns or becomes unable to continue in his or her present role and is not

Emeco Holdings Limited	126	Explanatory Statement

adequately replaced in a timely manner, business operations and the ability to implement the Company’s strategies could be materially disrupted. The Company competes not only with other companies in the equipment rental industry, but also companies in the mining, resources, energy and infrastructure industries for the recruitment and retention of key executives and other employees with the appropriate technical skills and managerial experience necessary to continue to operate its business.

The loss of members of senior management or key employees could materially adversely impact the Company’s business if it is unable to recruit suitable replacements in a timely manner.

There can be no assurance that the Company will be able to attract and retain skilled and experienced employees and, should it lose any of its key management personnel or fail to attract qualified personnel, its business may be harmed and its operational and financial performance could be adversely affected.

(c)	Integration risk and the realisation of synergies

The long term success of the Combined Group will depend, among other things, on the success of the Emeco Board and senior management team in integrating the respective businesses. While it is expected that the respective businesses can add value to the Combined Group in part through the realisation of synergies documented in Section 15.5 of this Explanatory Statement, these expected synergies may not be realised due to various factors, including the risks that:

(i)	integration may be subject to unexpected delays, challenges, liabilities and costs;

(ii)	the anticipated efficiencies and benefits of integration may be less than estimated; and

(iii)	there may be a loss of key personnel, customers, suppliers or other contractual arrangements within the Combined Group.

These risks may be realised because of factors including the required involvement of third parties in the achievement of synergies, possible differences in the management culture of the three businesses, an inability to achieve cost savings or the potential loss of key personnel.

If the integration of the respective businesses is not achieved in an orderly manner, and within the assumptions as stated in this Explanatory Statement, the expected synergies and benefits may be achieved only in part, or not at all. This could adversely impact the Combined Group’s financial performance and position, and the future prospects of the Combined Group.

(d)	Ability to attract and retain skilled workers

The Company’s ability to remain productive, profitable and competitive and to implement planned growth initiatives depends on its ability to attract and retain skilled workers. The loss of a number of key personnel or inability to attract additional personnel may have an adverse impact on the financial and operating performance of the Company.

Emeco Holdings Limited	127	Explanatory Statement

The Company’s maintenance workshop facilities are often in remote locations for close proximity to customers and sometimes requires employees to work in difficult conditions. As a result, there can be shortages of labour that make it challenging to recruit employees with relevant industry and technical experience who are willing to relocate or endure such conditions. In the past, this has resulted in cost increases for the supply of labour and management services.

The Company also expends significant resources training its employees. If the Company’s employees choose to work for a competitor, the Company may not realise any benefits from its investment in their training.

Although less prevalent in the current environment given weaker market conditions, due to the cyclical nature of the industry, labour shortages during peak periods, combined with a high historical industry turnover rate and increased competition may affect the Company’s ability to continue with or expand operations and may adversely impact its operational and financial performance. Skilled labour shortages could limit the Company’s ability to grow or lead to a decline in productivity and an increase in training costs and adversely affect its safety record. Each of these factors could materially adversely impact the Company’s revenue and, if costs increase or productivity declines, operating margins.

(e)	Availability of tax losses

Generally, tax losses may only be carried forward and recouped against future taxable income if a company satisfies the continuity of ownership test (COT), or failing that, the same business test (SBT). In broad terms the tests are as follows:

(i)	the COT requires that the same ultimate owners must beneficially own the same shares that carry more than 50% of all voting, dividend and capital rights from the time the loss was incurred to the time the loss is to be recouped; and

(ii)	the SBT requires a company to carry on at all times during the year the losses are recouped, the same business as it carried on immediately before the change in beneficial ownership that caused the COT to be failed. In order for the SBT to be satisfied, the following must occur:

(A)	The entity must carry on the same (as distinguished from merely similar) business during the year of recoupment/income as it did immediately before it failed the COT.

(B)	The entity must not derive any income in respect of a business of a kind it did not carry on before the COT failure.

(C)	The entity must not derive income from a transaction of a kind that it had not entered into in the course of its business operations prior to the COT failure.

As the Company will issue a significant number of Shares as part of the Transaction, this will result in a COT testing point. As a result of the Transaction there is therefore a risk that the Company could drop below the required 50% continuity of Shareholders for these purposes and fail the COT. In addition, due to the scale of the new businesses entering the Emeco tax consolidated group, there is a risk that the Transaction could also cause the tax consolidated group to fail the SBT. Where the tax consolidated group fails both the COT and SBT it would be unable to recoup any of the current balance of carried forward tax losses in future income years.

Emeco Holdings Limited	128	Explanatory Statement

(f)	Fleet age risk

Earthmoving equipment age is determined by the hours it has been utilised as opposed to the period of time since manufactured. In periods of high utilisation, equipment ages at a faster rate bringing forward any major components and replacement at end of life. Given the nature of the Company’s operations, its fleet will age over time. As its fleet of rental equipment ages, the cost of maintaining such equipment, if not replaced within a certain period of time, may increase. Determining the optimal age of fleet equipment is subjective and requires estimates by management with asset management expertise. The Company has made estimates regarding the relationship between the age of its fleet rental equipment, the maintenance and repair costs, and the market value of used equipment.

Future operating and financial performance could be adversely affected because maintenance and repair costs may be higher than estimated and market values of used equipment may fluctuate and are generally lower as a piece of equipment ages. In addition, the cost of the new equipment used in its fleet may increase, and therefore the Company may spend more on replacement equipment. Any such cost increases could materially and adversely impact the operating and financial performance of the Company.

These risks may be heightened to the extent that the ageing of its fleet accelerates. The ageing of the Company’s fleet could accelerate if it needed to continue to constrain capital expenditure on replacement equipment instead choosing to replace components to extend the useful life because of challenging market conditions and lower than historical rates of utilisation.

(g)	Residual value risk

The market value of any given piece of rental equipment could be less than its depreciated value at the time it is sold. The market value of used rental equipment depends on several factors, including:

(i)	the market price and availability for new equipment of a like kind;

(ii)	wear and tear on the equipment relative to its age and the performance of preventive maintenance;

(iii)	the time of year that it is sold;

(iv)	the supply of used equipment on the market;

(v)	the existence and capacities of different sales outlets;

(vi)	the age of the equipment at the time it is sold;

(vii)	the age of major component life in the equipment;

(viii)	the equipment model and its market acceptability;

(ix)	worldwide and domestic demand for used equipment; and

(x)	general economic conditions.

Emeco Holdings Limited	129	Explanatory Statement

The Company includes in revenue from continuing operations the difference between the sale price and the depreciated or impaired value of an item of equipment sold. Changes in assumptions regarding depreciation could change the Company’s depreciation expense, as well as the gain or loss realised upon disposal of equipment.

Sales of the Company’s used rental equipment at prices that fall significantly below projections or in lesser quantities than anticipated will have a negative impact on the future revenue, earnings and cash flows.

These risks may be heightened if the Company needs to sell equipment to better align the size of the fleet with utilisation rates because of challenging market conditions and lower than historical rates of utilisation. The Company reported A$18 million of proceeds in FY16 from the sale of equipment (A$14 million FY15). This was classified as other income.

(h)	Maintenance expenditure

The Company is required to undertake periodic maintenance on its fleet in order to ensure it is suitable for its intended use when rented to customers.

If the level of maintenance expenditure required is higher than expected, it must be undertaken earlier than anticipated, or if there is a significant operational failure requiring unplanned maintenance expenditure, the operating and financial performance of the Company may be adversely affected.

(i)	Consolidation of customers and suppliers

Consolidation in the industries of the Company’s customers or suppliers may reduce its bargaining power with those customers or suppliers and lead to the Company transacting on less advantageous financial and commercial terms with those customers or suppliers.

It may also lead to the loss of such customers, which would adversely affect the Company’s operational and financial performance.

(j)	Information systems risks

The Company relies on computer, information, and communications technology and related systems in order to properly operate the administrative and compliance aspects of its business. From time to time, the Company experiences occasional system interruptions and delays.

The Company has processes in place to respond to system interruptions and delays. However, in the event it is unable to regularly deploy software and hardware, effectively upgrade its systems and network infrastructure, and take other steps to maintain or improve the efficiency and efficacy of its systems, the operation of such systems could be interrupted or result in the loss or corruption of data. In addition, the Company’s computer systems are subject to the risks of unauthorised access, computer hackers, computer viruses, malicious code, organized cyber attacks and other security problems and system disruptions, including possible unauthorised access to the Company’s and its customers’ proprietary or classified information.

The Company relies on industry-accepted security measures and technology to securely maintain all confidential and proprietary information on its information

Emeco Holdings Limited	130	Explanatory Statement

systems. The Company has devoted, and will continue to devote, significant resources to the security of its computer systems, however they may still be vulnerable to these threats.

A user who circumvents security measures could misappropriate confidential or proprietary information or cause interruptions or malfunctions in operations. As a result, the Company may be required to expend significant resources to protect against the threat of these system disruptions and security breaches or to alleviate problems caused by these disruptions and breaches. Any of these events could damage the Company’s reputation and have a material adverse effect on its operating and financial performance.

(k)	Mine site interruptions

Mining operations are vulnerable to the risk of interruption as a result of a variety of factors, which may be beyond the control of the Company, including the following:

(i)	prolonged heavy rainfall or cyclone;

(ii)	geological instability, including strong seismic activity, landslides, mudslides, rock falls, cave-ins, or conditions that threaten to result in such an event;

(iii)	accidents or unsafe conditions;

(iv)	issues with mine ventilation;

(v)	equipment breakdowns;

(vi)	industrial relations issues; and

(vii)	scarcity of materials and equipment.

Interruptions to a customer’s mining operations would limit the Company’s rental revenue to any agreed fixed monthly charges. In addition, delays to the commencement of projects for which the Company has been contracted to provide rental equipment or maintenance services may occur as a result of the factors listed above or other factors beyond the control of the Company, such as the mining customer underestimating the lead time required to commence operations.

Interruptions to existing operations or delays in commencing operations experienced by customers may result in lost revenue and, in some circumstances, result in the Company incurring additional costs, which may have a material adverse effect on the Company’s future financial performance.

(l)	Workplace safety

The maintenance of mining equipment involves risks and dangers to the personnel involved, including the risk of personal injury and, in exceptional circumstances, loss of life associated with operating heavy machinery. Mining customers seeking rental solutions demand mining equipment to be in excellent operating condition and to have market leading safety features installed.

It is possible that there may be accidents in the future in the operation of the mining equipment the Company supplies, which could result in a deterioration of its safety record. The Company’s ability to supply safe rental equipment and onsite maintenance services to customers and to keep its employees safe is fundamental to the Company’s business in a number of respects, including:

(i)	the Company’s safety record is a key criterion that mining customers use when evaluating tenders for mining equipment rental and maintenance services, since mining customers must ensure their operations adhere to the highest safety standards; and

(ii)	safety incidents may result in operations at the affected site being suspended while the incident is being investigated.

Emeco Holdings Limited	131	Explanatory Statement

As a consequence, if the Company fails to supply equipment in excellent operating condition, conduct its onsite maintenance services in a safe manner or if accidents occur that are beyond its control, the Company may fail to win new contracts for equipment rental or maintenance services, fail to have existing contracts renewed, have existing contracts terminated or face increased competition if customers compare the Company’s safety to its competitors.

Any of these consequences could have a material adverse effect on the Company’s operating and financial performance.

(m)	Environmental risks

Environmental management and compliance is an important part of the business of the Company’s customers. The Company works with its customers to ensure that its equipment and maintenance services operate in alignment with their onsite policies, management systems and procedures.

The Company’s actions or failures to act may result in the mining customers for which it performs services incurring environmental liability, regulatory penalties, or having licenses suspended, cancelled or subjected to additional conditions. Some of the Company’s customer contracts contain indemnities under which it is obliged to compensate the customer for certain losses resulting from environmental incidents for which the Company is responsible.

As a result, environmental incidents may result in the Company incurring substantial obligations to compensate its customers which could have a material adverse effect on the Company’s operational and financial performance.

17.3	Trading risks

(a)	Industry and risks

A summary of selected major industry risks and risks relating to the Company is set out in this section. It should be noted that these risks are in addition to the risks commonly faced by businesses, including financial, economic, counterparty, credit and regulatory risks, which may have adverse consequences on the Company. Secured lenders, including the Emeco Noteholders, should be familiar with these risks.

The future performance of the Company, and the price of its Shares, will be influenced by a number of factors, which may be specific to the proposed Scheme, or to the Company, or of a general nature. Whilst some of these factors can be mitigated by the use of safeguards and appropriate systems and actions, some are outside the control of the Company and cannot be mitigated. The principal risks include, but are not limited to, those set out below.

Emeco Holdings Limited	132	Explanatory Statement

Emeco Noteholders should be aware that holding Shares in the Company involves many risks, which may be different to the risks associated with holding shares in other companies.

Emeco Noteholders should consider consulting their professional advisers before deciding whether to vote in favour of the Scheme.

(b)	Market conditions

Demand for the Company’s mining equipment rental services depends in significant part upon the level of earth moving activities conducted by its customers, which are mining companies or contract miners, in the movement of overburden and mined resource.

Due to the geographic and commodity mix of the Company’s customers, revenues are indirectly exposed to the prices of gold, thermal and metallurgical coal, oil sands, iron ore and copper.

In FY16, 24% of revenues were generated from the provision of mining equipment rental services to thermal coal mining customers, 9% to coking coal mining customers, 19 % to copper mining customers, 19% to gold mining customers, 13% to oil sands mining customers, and 2% to iron ore mining customers.

Activity levels and results of operations are dependent on the production levels at the mines where equipment is used and the volume of earth moved under the relevant mine plans. Customers’ mining activities and the volume of earth moved by them, either temporarily or long term, is influenced by many factors, including the global demand for commodities, current and expected commodity prices, general economic conditions, and the application and impact of the local regulatory environment.

If these drivers of earthmoving volumes are negatively impacted, this may lead to a decrease in the demand for the Company’s equipment and the rental rates that the Company can charge of earthmoving volumes.

During the last 24 months, the mining sector in Australia, Chile, Canada and globally, has weakened as a result of weaker economic conditions globally and commodity prices. Mining companies have focused on cost reductions with a number of mining companies reducing costs and capital expenditure, resulting in lower earthmoving volumes and demand for the Company’s rental equipment. As a result of this market weakness, the Company’s rental revenue and financial performance have been negatively impacted.

The timing of any market recovery is uncertain and even in the case where market conditions recover, the corresponding increase in earthmoving volumes and improvement in the Company’s performance may be significantly delayed or short term in nature due to other factors such as market competition, difficulty in achieving synergies or the loss of key personnel.

Emeco Holdings Limited	133	Explanatory Statement

(c)	Competition

There are two levels of competition that the Company experiences in the industry. The first is for the supply of equipment and if a customer would prefer to purchase equipment as opposed to rent equipment from a provider. The second level occurs when the customer has decided to pursue a rental solution as the Company operates in a highly competitive industry. There are a number of competitors, including contract miners and other earthmoving equipment rental suppliers that currently provide services similar to those provided by the Company. These competitors may have significant additional capital, financial and other resources compared to the Company, impacting its ability to compete as successfully in the future as it has in the past. OEMs also compete directly with the Company.

The Company generally competes on the basis of, among other things, reliability, price, service offerings and the age, mix and relative attractiveness of its rental equipment fleet. There can be no assurance that customers will agree to renew expiring contracts on terms acceptable to the Company or at all.

(d)	Contractual risks

The Company’s revenue is dependent on winning new contracts and operates in an increasingly competitive market. It is difficult to predict whether and when new contracts will be awarded due to multiple factors influencing how customers evaluate potential service providers, such as rental rates, fleet quality, maintenance and safety standards, experience, reputation, customer relationships, financial strength, and ability to provide mining equipment rental services in a timely, safe, and cost-efficient manner.

Consequently, the Company is subject to the risk of losing new awards to competitors which will adversely impact its business, results of operations and financial position.

Operational and financial performance including cash flows may fluctuate from quarter to quarter depending on the timing and size of new contract awards.

Additionally, increased competition and softer market conditions have limited the Company’s negotiating power with customers on contract terms where even if the Company is successful in obtaining new contracts and awards, the new contracts may increasingly deviate from the standard terms that the Company seeks to obtain.

Additionally, a significant portion of the Company’s revenues is subject to short term contracts with varying terms and substantially all of customer contracts permit the customer to terminate the contract on short notice and without compensation for lost revenue. The term of the Company’s customer contracts typically ranges from two to 36 months. The early termination of a contract by one or more of the Company’s customers could have a material adverse effect on its business, results of operations and financial condition. If several of the Company’s customers were to terminate their relationship with us or fail to renew an expiring contract, the Company’s revenues and profits would be significantly adversely affected.

Furthermore, certain of the Company’s material contracts contain provisions which allow a counterparty to terminate the contract as a result of the Implementation of the Scheme or otherwise for convenience.

Emeco Holdings Limited	134	Explanatory Statement

To the extent possible, the Company has discussed the rationale and impact of the proposed Transaction with the relevant counterparty to mitigate this risk and sought confirmation where possible, that they will not exercise their termination rights in respect of the contracts.

17.4	Financing risk

(a)	Indebtedness

If the Scheme and the Transaction is implemented, the Company’s expected gross debt position will be approximately $473 million of Tranche B Notes and approximately A$17 million of finance leases. Additionally, the Company may incur up to A$65 million under the New RCF Agreement. While this is a reduction of the Company’s total gearing metrics from prior to implementation of the Scheme, this level of indebtedness still has important consequences for the Company and its Shareholders, including the following:

(i)	requiring the Company to dedicate a material portion of its cash flow from operations to meet principal and interest payments thereby reducing the availability of cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

(ii)	increasing the Company’s vulnerability to adverse general economic or industry conditions, commodity prices and exchange rate fluctuations;

(iii)	subjecting the Company to a number of covenants, which reduce its flexibility in planning for, or reacting to, changes in the Company’s businesses or industry; and

(iv)	placing the Company at a competitive disadvantage compared to its competitors that have less debt or are not subject to similar negative covenants.

While the Company believes that the above consequences will, in part, be alleviated by the proposed Scheme (for example, an improved interest coverage ratio, reduced leverage, realisation of capital expenditure synergies), there can be no guarantee that this will be the case.

Subject to the limits contained in the indenture that will govern the Tranche B Notes, the Company may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or for other purposes. If it does so, the risks related to our high level of debt could intensify.

(b)	Compliance with Tranche B Notes terms

The Company will be subject to multiple ongoing obligations and negative covenants relating to a wide variety of factual matters concerning the Company’s assets and business under the terms of the Tranche B Notes. The negative covenants under the Tranche B Notes are customary for a high yield bond of this type and include limitations on the Company’s ability:

(i)	make capital expenditures;

(ii)	incur additional indebtedness and guarantee indebtedness;

Emeco Holdings Limited	135	Explanatory Statement

(iii)	pay dividends or make other distributions or repurchase or redeem capital stock;

(iv)	prepay, redeem or repurchase certain debt;

(v)	issue certain preferred stock or similar equity securities;

(vi)	make loans and investments;

(vii)	sell assets;

(viii)	incur liens;

(ix)	enter into transactions with affiliates;

(x)	alter the businesses the Company conducts;

(xi)	enter into agreements restricting the Company’s subsidiaries’ ability to pay dividends; and

(xii)	consolidate, amalgamate, merge or sell all or substantially all of the Company’s assets.

If these obligations and covenants are breached, this may result in the occurrence of an event of default. Additionally, the limitations described above may impact on the value of the Scheme Shares following the consummation of the Transaction.

Additionally, the terms of the Tranche B Notes have mandatory and voluntary prepayment provisions that may impact liquidity. These provisions include:

•	(Mandatory payment obligation) the Company will repay the Tranche B Notes under the terms of the Tranche B Notes annually using all of the cash it holds in excess of A$50 million for the first two fiscal year ends following the Implementation Date and A$35 million for all other fiscal years less the amount of interest payable on the Tranche B Notes within 60 days of the end of the relevant fiscal year and any cash in respect of an asset sales offer to purchase (the excess being Excess Cash). The Company shall make an offer to purchase the Tranche B Notes at 106.75% or 100.00% respectively of the principal amount of the Tranche B Notes plus accrued and unpaid interest in an aggregate amount equal to 50% of the Excess Cash.

•	(Voluntary prepayments) the Company will be entitled to make voluntary prepayments pursuant to the following terms:

•	In the first 36 months: no voluntary prepayments permitted other than a “make whole” call.

•	Between 36 and 48 months: prepayments permitted at 104.625% of the principal amount of the Tranche B Notes plus accrued and unpaid interest.

•	After 48 months: prepayments permitted at 100% of the principal amount of the Tranche B Notes plus accrued and unpaid interest.

The terms of the Tranche B Notes are described in more detail in Schedule 1.

The occurrence of an event of default arising by reason of a breach of certain obligations and covenants in the Tranche B Notes terms may result in amounts

Emeco Holdings Limited	136	Explanatory Statement

owing under the Tranche B Notes automatically becoming immediately due and payable or may permit the Tranche B Noteholders to take steps to accelerate repayment of the Tranche B Notes and enforce the security, including by appointing a receiver and manager to the assets of the Company.

There is a risk that the Tranche B Noteholders and the Company may disagree on the interpretation of one or more provisions of the Tranche B Notes particularly in relation to non-financial covenants.

In these circumstances the Tranche B Noteholders may seek to enforce the security or demand immediate repayment of the amounts owing. If the Tranche B Noteholders sought to instruct the administrative agent to demand immediate repayment or appoint a receiver and manager, the Company may challenge this action. If the Company and the Tranche B Noteholders were in dispute, the Company’s securities may be suspended from trading on the ASX until the matter was resolved (which may not be in the Company’s favour). If the Company’s Shares continued to trade, there is a risk such action by the Tranche B Noteholders would cause a decrease in the price at which the Shares trade on ASX.

The Tranche B Notes and related guarantees will be secured by security interests in the collateral described in Section 9, which collateral also secures the obligations under the New RCF Agreement and certain hedging obligations. The collateral may also secure additional debt ranking pari passu with the Tranche B Notes to the extent permitted by the terms of the Tranche B Notes indenture. The security interests in the collateral that will secure the Tranche B Notes will be granted to the Security Trustee and not directly to the holders of the Tranche B Notes and, consequently, the Tranche B Noteholders will not have direct security interests and will not be entitled to take unilateral enforcement action in respect of the collateral. The collateral will be limited to the Combined Group’s assets in Australia, Canada and Chile, though security over the Chilean assets will not be granted on the Issue Date. Rather, the Company will use commercially reasonable efforts to cause its Chilean Subsidiaries to provide security over their property no later than the date that is 365 days after the Issue Date. Pursuant to the Security Trust and Intercreditor Deed, amounts outstanding under the New Revolving Credit Facility and certain hedging obligations will be repaid in full from proceeds from sales of collateral prior to any recovered amounts being paid to the holders of the Tranche B Notes. In the event of an enforcement on the collateral, the collateral may not be sufficient to fully secure the obligations under the Tranche B Notes.

(c)	Risks associated with the New RCF Agreement

Concurrently with the completion of the Scheme, the Company and the guarantors of the Tranche B Notes will enter into the New RCF Agreement for borrowings of up to A$65.0 million that will be secured by the same collateral as the collateral securing the Tranche B Notes, except that the New Revolving Credit Facility will be effectively senior (in terms of security) to the Tranche B Notes. Pursuant to the Amended Security Trust Deed, lenders under the New RCF Agreement, any replacement credit facility (subject to the incurrence of additional indebtedness permitted by the Tranche B Notes indenture), certain hedging obligations, the Security Trustee, any receiver and certain creditor representatives are entitled to be repaid with the proceeds of the collateral sold in any enforcement sale in priority to the Tranche B Notes. As such, in the event of a foreclosure of the collateral, you may not be able to recover on the collateral if the aggregate of the then outstanding

Emeco Holdings Limited	137	Explanatory Statement

claims under the New RCF Agreement, any replacement credit facility, such hedging obligations, any receiver and such creditor representatives are greater than the proceeds realized. The Tranche B Noteholders’ rights to control disposition of the collateral or enforcement actions will be limited by the Amended Security Trust Deed. See Section 9 for further details.

The restrictive covenants in the New Revolving Credit Facility will require the Company to maintain specified financial ratios and satisfy other financial condition tests. The Company’s ability to meet those financial ratios and tests can be affected by events beyond its control, and it may be unable to meet them.

(d)	Debt servicing and refinancing risk

Under the terms of the Company’s Tranche B Notes, the Tranche B Notes need to be fully repaid, renewed or refinanced on or before January 2022 and the New Revolving Credit Facility will need to be fully repaid, renewed or refinanced on or before January 2022.

The ability of the Company to repay or reschedule the Tranche B Notes and the New Revolving Credit Facility will ultimately be contingent on mining and exploration market activity, commodity prices, AU$/US$ exchange rate outcomes, achievement of integration plans and forecast synergies and the ability of the Company to source additional funds through debt and equity markets.

If market conditions deteriorate significantly against current projections a shortfall is likely.

Accordingly, in these circumstances there would be significant uncertainty as to the Company’s ability to fully repay, refinance or reschedule the outstanding Tranche B Notes and the New Revolving Credit Facility at their respective maturity dates and therefore the Company’s ability to continue as a going concern.

As such, the Company would need to consider alternative financing arrangements prior to the maturity of those debt facilities, which may include refinancing or restructuring existing facilities, securing new facilities on acceptable terms or securing alternative funding (including potentially through raising additional shareholder equity). There is no guarantee that alternative financing arrangements would in these particular circumstances be successful.

(e)	Insurance risks

Although insurance is maintained for ownership and rental of equipment within ranges of coverage consistent with industry practice, no assurance can be given that such insurance will be available in the future on commercially reasonable terms or that any cover will be adequate and available to cover any or all Claims. Insurance of all of the risks associated with equipment rental or maintenance services is not always available and, where available, the costs can be prohibitive. Furthermore the Company’s insurance does not cover its fleet while it is rented at a customer’s site and, in such circumstances, the Company is reliant on the customer’s insurance policies or credit quality to compensate us in the event of a loss. If the Company incurs uninsured losses or liabilities, its operating and financial performance may be adversely affected.

Emeco Holdings Limited	138	Explanatory Statement

(f)	Regulatory risks

Changes in legislative and administrative regimes, taxation laws, interest rates, other legal and government policies in Australia may have an adverse effect on the assets, operations and ultimately the financial performance of the Company and the market price of the Shares.

(g)	Claims, liability and litigation

The Company may have disputes with counterparties in respect of major contracts, or may be exposed to customer or environmental, occupational health and safety, Shareholder or other Claims. The Company may incur Costs in defending or making payments to settle any such Claims, which may not be adequately covered by insurance or at all. Such payments may have an adverse impact on the Company’s profitability or financial position.

(h)	Foreign jurisdiction risks

The Company currently has operations in Australia, Canada, Chile and may seek growth and expansion in additional markets, including in North and South America.

The Company’s operations are subject to political, economic and other risks normally associated with the conduct of business in foreign countries as well as factors specific to the regions.

Some of the risks to which the Company is exposed, directly or indirectly, include among others:

(i)	changes in foreign laws or regulations;

(ii)	changes in laws and policies governing operations of foreign based companies;

(iii)	changes in tax laws;

(iv)	changes in mining policies;

(v)	tax increases or claims by governmental entities;

(vi)	labour disputes;

(vii)	corruption;

(viii)	transparency of the legal system;

(ix)	retroactive tax or royalty claims;

(x)	revocation of consents or approvals;

(xi)	restrictions on the use of land and natural resources;

(xii)	restrictions on production, supplies and essential services;

(xiii)	export controls;

(xiv)	expropriation or nationalisation of property;

(xv)	inflation of costs that is not compensated by a currency devaluation;

Emeco Holdings Limited	139	Explanatory Statement

(xvi)	restrictions on the remittance of dividend and interest payments offshore;

(xvii)	environmental controls and permitting;

(xviii)	opposition to mining from environmental or other non-governmental organizations;

(xix)	obtaining various approvals from regulators;

(xx)	invalidation of government orders and permits;

(xxi)	foreign exchange restrictions and currency fluctuations;

(xxii)	changing political conditions, currency controls and governmental regulations that favour or require awarding contracts to local contractors or require foreign contractors to employ citizens of, purchase supplies from or use service providers from a particular jurisdiction;

(xxiii)	loss due to civil strife, acts of war, guerrilla activities, acts of sabotage, territorial disputes;

(xxiv)	insurrection and terrorism; and

(xxv)	other risks arising out of foreign sovereignty issues.

Such risks could potentially arise in any country in which the Company operates, although risks may be higher in the developing countries in which the Company conducts some of its activities. These risks may divert investment in mining operations, which may adversely affect mining production activity and the demand for rental and maintenance services as well as adversely affecting the secondary market for used equipment.

The Company’s operations in these areas also increases its exposure to risks of war, local economic conditions, political disruption, civil disturbance, expropriation, terrorism and governmental policies that may:

(i)	disrupt operations;

(ii)	require the Company to incur greater costs for security;

(iii)	restrict the movement of funds or limit repatriation of profits;

(iv)	lead to international sanctions; or

(v)	limit access to markets for periods of time.

Risk assessments may also categorise threats as serious enough to require resort to public security forces, such as national police or military units on a near-permanent basis. In the event that continued operation in some countries compromises the Company’s security or business principles, it may withdraw from these countries on a temporary or permanent basis. This could have a material adverse impact on the Company’s financial and operating performance.

Emeco Holdings Limited	140	Explanatory Statement

17.5	General risks associated with share ownership

(a)	Speculative nature of shareholding in the Company

The above list of risk factors ought not to be taken as exhaustive of the risks faced by the Company or by Shareholders in the Company. The above factors, and others not specifically referred to above, may in the future materially affect the financial performance of the Company and the value of its Shares.

The Scheme Shares to be issued pursuant to the Scheme to the Scheme Noteholders carry no guarantee with respect to the payment of dividends, returns of capital or the market value of those securities.

Scheme Noteholders should consider that holding Shares in the Company is speculative and should consult their legal and financial advisers before deciding whether to vote in favour of the Scheme.

(b)	Equity capital market fluctuations

The Scheme Noteholders should be aware that there are risks associated with holding shares in any company listed on the ASX. The value of Shares may rise above or drop below the current Share price depending on the financial and operating performance of the Company and external factors over which the Company and its Directors have no control. These external factors include:

(i)	economic conditions in Australia and overseas which may have a negative impact on equity capital markets;

(ii)	changing investor sentiment in the local and international stock markets specifically relating to the mining sector;

(iii)	changes in domestic or international fiscal, monetary, regulatory and other government policies; and

(iv)	developments and general conditions in the markets in which the Company operates and which may impact on the future value and pricing of shares in mining services companies.

On completion of the Scheme, the number of Shares in the Company is expected to increase from 600 million to approximately 2,419 million (after the Rights Offer and before the implementation of the Management Incentive Plan). This means the number of Shares on issue is expected to increase by approximately 300% and the holdings of existing Shareholders will be significantly diluted. In particular, the current Shareholders are expected to hold only approximately 24.8% of the expanded capital base of the Company after the Implementation Date (subject to dilution of the Management Incentive Plan), if the Scheme proceeds. It is possible that this dilution may expose the Company to Claims by the existing Shareholders with consequential impacts on the profits of the Company (see Section 17.4(g) above). This risk will be mitigated as a result of the Subordinate Claims of Subordinate Claim Holders being limited to any amount actually recovered by the Company under any insurance policy applicable to that Subordinate Claim, less expenses incurred in connection with that Subordinate Claim.

Emeco Holdings Limited	141	Explanatory Statement

(c)	Economic risk and external market factors

Various factors including political movements, stock market trends, changing customer preferences, interest rates, inflation levels, commodity prices, foreign exchange rates, industrial disruption, environmental impacts, international competition, taxation changes and legislative or regulatory changes, may have an adverse impact on the Company’s operating costs, profit margins and Share price. These factors are beyond the control of the Company and it cannot, to any degree of certainty, predict how they will impact on the Company.

Prolonged deterioration in general economic conditions could potentially have an adverse impact on the Company and its operations.

(d)	Foreign exchange risks

The Company’s operations are principally denominated in Australian dollars, Canadian dollars and U.S. dollars with financial reporting in Australian dollars.

For reporting purposes, the Company is exposed to fluctuations in the value of the Australian dollar versus other currencies. As its consolidated financial results are reported in Australian dollars, if the Company generates sales or earnings or has assets and liabilities in other currencies, the translation into Australian dollars for financial reporting purposes can result in a significant increase or decrease in the amount of those sales or earnings and its net assets.

A portion of the Company’s debt will be denominated in U.S. dollars. Although steps may be undertaken to manage currency risk (for example via hedging strategies), adverse movements in the Australian dollar against the US dollar may have an adverse impact on the Company and result in an increase in the Company’s debt in Australian dollar terms. For example, a weakening of the Australian dollar as compared to the U.S. dollar would have the effect of increasing the Australian dollar value of the U.S. dollar denominated debt. Combined with other factors, this could lead to a deterioration in the Company’s operating and financial performance.

The Company is also exposed to foreign currency risk on equipment purchases, which are primarily denominated in U.S. dollars. The Company does not hedge its translated foreign currency exchange rate exposure in relation to operations.

The Company’s investments in its subsidiaries and their earnings are also not hedged as these currency positions are considered long term in nature.

Fluctuations in foreign currency exchange rates may also make period to period comparisons of results of operations difficult.

(e)	Change in accounting or financial reporting standards

Changes in accounting or financial reporting standards may adversely impact the reported financial performance of the Combined Group.

(f)	Litigation

Like any business, disputes or litigation may arise from time to time in the course of the business activities of the Combined Group. There is a risk that any material or costly dispute or litigation could adversely affect the reputation, financial performance or value of the Combined Group.

Emeco Holdings Limited	142	Explanatory Statement

(g)	War and terrorist attacks

War or terrorist attacks anywhere in the world could result in a decline in economic conditions worldwide or in a particular region. There could also be a resultant material adverse effect on the business, financial condition and financial performance of the Company.

(h)	Negative publicity

The Combined Group will be subject to the risk that negative publicity, whether true or not, may affect stakeholder perceptions of the Combined Group’s past actions and future prospects. Being listed on the ASX means that the Combined Group will be subject to risks relating to market expectations for its business and financial and operating performance. If the Combined Group does not manage these expectations in an effective manner, it could give rise to loss of investor confidence in its business and management.

(i)	Changes in taxation laws

Variation in the taxation laws affecting the Combined Group’s operations could materially affect financial performance. The interpretation of these laws could also change, leading to a change in the taxation treatment of investments or activities.

Emeco Holdings Limited	143	Explanatory Statement

18.	The Scheme Meeting and voting procedures

If a properly completed and executed Master Proxy Form has not been submitted to the Information Agent before the Voting Cut Off, that Emeco Noteholder will not be able to vote at the Scheme Meeting.

18.1	Time and place

The Scheme Meeting will be held to consider and, if thought fit, approve the Scheme at:

10.00am AEDT on Wednesday, 13 December 2016

at

Baker & McKenzie, Level 27, 50 Bridge Street, Sydney NSW 2000

18.2	Chair

It is intended that the Scheme Meeting will be chaired by Mr Peter Richards, the Chair of the Company, or such other person as the Court may specify when making its orders under section 411(1) of the Corporations Act.

18.3	Agenda for the Scheme Meeting

The proposed agenda for the Scheme Meeting is as follows:

(a)	the Chairperson will address those present at the Scheme Meeting, providing an explanation of the background to and purpose of the meeting;

(b)	there will be a general presentation in relation to the proposed Scheme and attendees will be given a reasonable opportunity to ask questions in relation to the Scheme;

(c)	the procedure for voting on the Scheme will be explained; and

(d)	the Scheme Resolution will be put to the Emeco Noteholders present in person or by proxy at the Scheme Meeting for a vote.

18.4	Classes of Emeco Noteholders

In making its orders under section 411(1) of the Corporations Act to convene the Scheme Meeting, the Court did not order that the Emeco Noteholders be divided into separate classes. As such all Emeco Noteholders will all vote as one class.

18.5	Eligibility and entitlement to vote

Only Emeco Noteholders as at the Voting Entitlement Record Date are eligible to vote at the Scheme Meeting.

Voting is not compulsory. However, Emeco Noteholders who do not vote at the Scheme Meeting will still be bound by the Scheme if the Scheme is agreed to by the Requisite Majority and approved by the Court.

Voting at the Scheme Meeting will be conducted by poll.

18.6	How to vote at the Scheme Meeting

In each case set out below, Emeco Noteholders must properly complete, sign and return a Proxy Form to their Registered Participant in sufficient time to enable the Registered Participant to

Emeco Holdings Limited	144	Explanatory Statement

complete a Master Proxy Form and forward the same to the Information Agent before the Voting Cut Off in order to establish the amount of the relevant Emeco Noteholder’s ’ Claim against the Company for voting purposes.

Emeco Noteholders should also consider Section 18.7 below in relation to the adjudication of Master Proxy Forms by the Chairperson.

(a)	Voting by proxy

If you cannot attend the Scheme Meeting and wish to vote, you must vote by proxy.

If you appoint a proxy, you will need to properly complete, execute and return a Proxy Form to your Registered Participant in sufficient time to enable your Registered Participant to complete the Master Proxy Form, so that it is received by the Information Agent by Voting Cut Off.

If you appoint anyone other than the Chairperson as your proxy, that person will need to bring evidence of their appointment as your attorney and appropriate identification to the Scheme Meeting.

(b)	Voting in person

If you wish to vote in person on the Scheme, you will need to:

•	properly complete, execute and return the Proxy Form to your Registered Participant in sufficient time to enable your Registered Participant to complete the Master Proxy Form, so that it is received by the Information Agent by Voting Cut Off; and

•	attend the Scheme Meeting.

If you attend the Scheme Meeting, you should bring a copy of the Proxy Form submitted on your behalf by the Registered Participant through the Master Proxy Form and appropriate identification.

18.7	Adjudication of Emeco Noteholders’ proof of Claims

The Chairperson of the Scheme Meeting has power to admit (wholly or in part) or reject a proof of debt or Claim, for the purposes of voting at the Scheme Meeting.

The Chairperson will adjudicate upon the Emeco Noteholder’s Claim as set out in a Master Proxy Form based on the information contained in or provided with the Master Proxy Form, as well the information known to the Chairperson. This may result in the Emeco Noteholder’s Claim being rejected, in whole or in part, or admitted for a higher or lower amount.

Any Emeco Noteholder who is aggrieved by the Chairperson’s decision to admit or reject (in whole or in part) a Claim for voting purposes may appeal the decision in Court by application to the Court filed within 48 hours of the decision, which application is to heard at the time and place scheduled for the Second Court Hearing.

The admission of a Emeco Noteholder’s Claim is for voting purposes only and does not constitute an admission of the existence or amount of the Emeco Noteholder’s Claim against the Company or any other person, and will not bind the Company or the Emeco Noteholder concerned for any other purpose.

In the event of voluntary administration or liquidation of the Company, the voluntary administrator or liquidator may adjudicate upon the Emeco Noteholder’s Claim, if any, on a different basis than that which is used to adjudicate on the Emeco Noteholder’s Claim for the purpose of voting at the

Emeco Holdings Limited	145	Explanatory Statement

Scheme Meeting, and therefore may admit Claims for a higher or lower amount. Emeco Noteholders are encouraged to obtain their own advice regarding the possible treatment of their Claims in a voluntary administration or liquidation scenario.

18.8	Modification of Scheme at Scheme Meeting

Emeco Noteholders may propose modifications to the Scheme at the Scheme Meeting. However, Emeco Noteholders should be aware that there are risks associated with modifying the terms of the Scheme at the Scheme Meeting. For more detail on these risks, refer to Section 17 of this Explanatory Statement.

18.9	Lodgement of documents and further queries

Completed Master Proxy Forms should be lodged in accordance with the instructions on the forms.

If you have any questions in relation to the Scheme Meetings, including completing and lodging Master Proxy Forms and Election Forms, please contact the Information Agent.

Emeco Holdings Limited	146	Explanatory Statement

19.	Tax implications of the Scheme

Australian tax implications

19.1	Introduction

This part of the Explanatory Statement provides an indicative overview of the main Australian taxation implications that should arise for certain Emeco Noteholders as a result of the Implementation of the Scheme.

The information provided below is not applicable to all Emeco Noteholders. The information does not apply to Emeco Noteholders who:

(a)	hold their Emeco Notes as trading stock;

(b)	are non-residents for Australian taxation purposes;

(c)	are temporary residents of Australia for Australian taxation purposes; or

(d)	hold their Emeco Notes in connection with a business carried on through a permanent establishment outside their country of residence.

The taxation overview set out below takes into account legislation enacted or proposed as at the date of this Explanatory Statement, the interpretation of such laws by the courts and relevant administrative practices. This part does not purport to be a complete analysis of Australian income tax law in relation to the Scheme or to identify all potential related tax consequences.

The taxation overview does not constitute tax advice and should not be relied upon as such.

All Emeco Noteholders are advised to obtain independent taxation advice in respect of the Scheme which takes into account their personal circumstances.

19.2	Income tax implications

A realisation event for Australian income tax purposes may arise for Scheme Noteholders when they assign their right to be paid the Principal Outstanding on the Emeco Notes to Emeco Finco under the Scheme.

Scheme Noteholders may:

(a)	make a gain if the proceeds from the assignment of their Emeco Notes exceed the cost base of their Emeco Notes; or

(b)	make a loss if the proceeds are less than their cost base of the Emeco Notes.

A Scheme Noteholder’s proceeds will depend upon the form of the Scheme Consideration that the Scheme Noteholder is entitled to receive on the Implementation Date.

The Scheme Consideration may comprise either:

(a)	the issue of Transaction Securities constituting:

(i)	Tranche B Notes; plus

(ii)	Scheme Shares; or

(b)	a cash payment, using funds advanced under the Scheme Cash Funding Agreement.

Emeco Holdings Limited	147	Explanatory Statement

Where a Scheme Noteholder elects to receive the Transaction Securities, the amount of the proceeds should be equal to the market value of the Transaction Securities received on the Implementation Date.

Where a Scheme Noteholder elects to receive Cash Consideration, the amount of proceeds should be equal to the cash payment.

The cost base of the Emeco Notes will generally include the cost of acquisition of the Emeco Notes, plus any incidental costs incurred in relation to the acquisition or assignment of the Emeco Notes.

Australian resident Scheme Noteholders may also crystallise a foreign exchange gain or loss when they assign their right to be paid the Principal Outstanding on the Emeco Notes to Emeco Finco under the Scheme.

A Scheme Noteholder’s foreign exchange gain or loss will depend upon the exchange rate at the time of acquiring the Emeco Notes compared to the exchange rate at the time of assignment of the Emeco Notes to Emeco Finco under the Scheme.

Whether a Scheme Noteholder’s gain or loss is subject to Australian capital gains tax rules or income tax will depend upon the profile of the Scheme Noteholder.

Given the complexity of the Australian taxation law in relation to the taxation of the Emeco Notes, we strongly recommend that each Emeco Noteholder obtain independent taxation advice in respect of the Scheme which takes into account their specific circumstances.

19.3	Disposal of Tranche B Notes or Scheme Shares at a later time

A Scheme Noteholder may wish to sell, assign or otherwise dispose of the Transaction Securities acquired under the Scheme at a later time. To determine the extent of any gain or loss on the disposal of the Transaction Securities it will be necessary to have regard to the cost base of the Transaction Securities at the time of their acquisition.

The total cost base of the Transaction Securities should be equal to the market value on Implementation Date of the Transaction Securities received under the Scheme plus any incidental costs incurred in relation to their acquisition or assignment. In determining the relative split of cost base between the Tranche B Notes and Scheme Shares, the market value of the Emeco Notes exchanged must be apportioned with regard to the relative market values of the Transaction Securities.

The Transaction Securities should be taken to have been acquired on the date the Tranche B Notes and Scheme Shares are issued and allotted respectively.

19.4	GST and stamp duty

The Company will pay the stamp duty (if any) payable in Australia on the of the assignment of the right to be paid the Principal Outstanding on the Emeco Notes to Emeco Finco under the Scheme. No GST will be payable in Australia on such assignments, except that GST may be payable on any fees or charges that a broker, bank, custodian or other service provider may charge in connection with the Scheme.

Emeco Holdings Limited	148	Explanatory Statement

United States tax implications

19.5	United States Federal Income Taxation

The following discussion is a summary of certain U.S. federal income tax consequences relevant to the exchange by U.S. Holders (defined below) of old notes for new notes issued by the Emeco Note Issuer and ordinary shares issued by the Company as well as the ownership and disposition of the new notes and ordinary shares of the Company by U.S. Holders. This discussion applies to U.S. Holders that hold their old notes, new notes and ordinary shares as capital assets for U.S. federal income tax purposes. This summary is based on the U.S. Internal Revenue Code of 1986 the “Code”), existing, temporary and proposed U.S. Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, each as available and in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect or differing interpretations that could affect the tax consequences described herein. This discussion does not address all of the tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special tax rules, such as banks, insurance companies, individual retirement and other tax-deferred accounts, regulated investment companies, real estate investment trusts, grantor trusts, traders that have elected the “mark-to-market” method of accounting, individuals who are former U.S. citizens or former long-term U.S. residents, dealers in securities or currencies, tax-exempt entities, persons subject to the alternative minimum tax, persons that hold old notes, new notes or ordinary shares as a position in a straddle or as part of a hedging, constructive sale or conversion transaction for U.S. federal income tax purposes, persons that have a functional currency other than the U.S. dollar, or persons that own (directly, indirectly or constructively) 10% or more of the Company’s equity.

If a partnership holds old notes, new notes or ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding such instruments should consult its tax adviser with regard to the U.S. federal income tax treatment of its investment.

For purposes of this description, a “U.S. Holder” means a beneficial owner of old notes, new notes or ordinary shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) the administration of which is subject to the primary supervision of a court in the U.S. and for which one or more U.S. persons have the authority to control all substantial decisions or (ii) that has an election in effect under applicable income tax regulations to be treated as a U.S. person.

If you are not a U.S. Holder, this discussion does not apply to you.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. ALL NOTEHOLDERS SHOULD CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCE TO THEM OF EXCHANGE OLD NOTES FOR NEW NOTES AND ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

Emeco Holdings Limited	149	Explanatory Statement

Exchange of Emeco Notes for Cash Consideration

If a U.S. Holder elects (or is deemed to elect) to receive Cash Consideration in lieu of an interest in Tranche B Notes, each such U.S. Holder will be treated as exchanging its old notes for cash in a taxable exchange under Section 1001 of the Code. Accordingly, in such case, each U.S. Holder should recognize capital gain or loss equal to: (1) the cash received, minus (2) the U.S. Holder’s adjusted basis, if any, in the old notes surrendered in exchange therefor. Such gain or loss should be (subject to the “market discount” rules described below) long-term capital gain or loss if the holder has a holding period in the old notes of more than one year. The deductibility of capital losses is subject to significant limitations.

Scheme Noteholders will receive cash on the Implementation Date in an amount equal to the accrued but unpaid interest on their old notes as of such date. Such amount should be taxable to a U.S. Holder that elects (or is deemed to elect) Cash Consideration as interest income if such accrued interest has not been previously included in its gross income for U.S. federal income tax purposes.

Exchange of Emeco Notes for Scheme Shares

Each U.S. Holder should be treated as exchanging its Emeco Notes for ordinary shares in a taxable exchange under Section 1001 of the Code. Accordingly, each U.S. Holder should recognize capital gain or loss equal to: (1) the sum of the fair market value of the ordinary shares minus (2) the U.S. Holder’s adjusted basis, if any, in the old notes surrendered in exchange therefor. Such gain or loss should be (subject to the “market discount” rules described below) long-term capital gain or loss if the holder has a holding period for old notes of more than one year. The deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in the ordinary shares received should equal their fair market value. A Holder’s holding period for ordinary shares should begin on the day following the Implementation Date.

There is a possibility that the exchange of old notes for ordinary shares will be treated as a tax-free exchange under Section 351. Under Section 351, no gain or loss is recognized if property is transferred to a corporation by one or more persons solely in exchange for stock in such corporation and immediately after the exchange such person or persons own at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. Such facts could be present if, for example, a significant number of the Company’s existing shares were owned by Emeco creditors, Orionstone shareholders, Orionstone creditors, Andy’s creditors and the Andy’s shareholder, or if a significant number of existing shareholders in the Company participate in the Rights Offer. However, we do not have enough information to make this determination, and noteholders are urged to consult their own tax adviser regarding the possibility that the exchange of old notes for ordinary shares might be treated as a tax-free exchange under Section 351.

Market Discount

If a U.S. Holder purchased the old notes at a price lower than the principal amount thereof by more than a de minimis amount (i.e., if a U.S. Holder held the old notes with market discount) and did not elect to currently include market discount in income, then a portion of any gain recognized as a result of the exchange will be taxed as ordinary income to the extent of the accrued market discount on the old notes. Noteholders are urged to consult their own tax adviser as to the applicability of the provisions of Sections 1276 through 1278 of the Code to their particular circumstances.

Emeco Holdings Limited	150	Explanatory Statement

Exchange of Emeco Notes for interest in Tranche B Notes

The U.S. federal income tax consequences to a U.S. Holder of exchanging old notes for new notes will depend in part on whether the old notes and the new notes exchanged therefor are treated as securities” for purposes of the reorganization provisions of the Code. Whether an instrument constitutes a “security” is determined based on all the facts and circumstances, but most authorities have held that the term of a debt instrument at issuance is an important factor in determining whether the instrument is a security for United States federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that such debt instrument is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including, without limitation: (a) the security for payment; (b) the creditworthiness of the obligor; (c) the subordination or lack thereof to other creditors; (d) the right to vote or otherwise participate in the management of the obligor; (e) convertibility of the instrument into stock of the obligor; (f) whether payments of interest are fixed, variable or contingent; and (g) whether such payments are made on a current basis or accrued. The discussion below summarizes each alternative with respect to the treatment of the new notes.

Treatment if the Notes are Securities

If the old notes and new notes are treated as securities of the Emeco Note Issuer, then the exchange of the old notes for new notes should be treated as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code, and a U.S. Holder should not recognize any gain or loss on the exchange. As a result, the recognition of a gain or loss, if any, with respect to the old notes will be deferred until the sale or other taxable disposition of the new notes. See “Consequences of Holding and Disposing of New Notes—Disposition” below. The aggregate adjusted tax basis of the new notes received should initially be equal to the aggregate tax basis of the old notes surrendered and should be allocated among such new notes based on their relative fair market values. The holding period for the new notes received should include the holding period for the old notes exchanged therefor.

Treatment if the Notes are Not Securities

If the old notes or new notes are not treated as securities, each U.S. Holder will be treated as exchanging its old notes for new notes in a taxable exchange under Section 1001 of the Code. Accordingly, in such case, each U.S. Holder should recognize capital gain or loss equal to: (1) the issue price (as described below) of the new notes received, minus (2) the U.S. Holder’s adjusted basis, if any, in the old notes surrendered in exchange therefor. Such gain or loss should be (subject to the “market discount” rules described below) long-term capital gain or loss if the holder has a holding period for old notes of more than one year. The deductibility of capital losses is subject to limitations. U.S. Holder’s tax basis in the new notes should initially be the issue price thereof. A Holder’s holding period for new notes should begin on the day following the Implementation Date.

Accrued but Unpaid Interest

Noteholders will receive cash on the Implementation Date in an amount equal to the accrued but unpaid interest on their old notes as of such date. Such amount should be taxable to a U.S. Holder as interest income if such accrued interest has not been previously included in its gross income for U.S. federal income tax purposes.

Market Discount and Premium

See “Exchange of Old Notes for Ordinary Shares—Market Discount” above and “Consequences of Holding and Disposing of New Notes—Premium and Market Discount if New Notes Are Issued in a Carryover Basis Transaction” below.

Emeco Holdings Limited	151	Explanatory Statement

Consequences of Holding and Disposing of New Notes

Payments of Interest

Generally, the amount of any interest payments on a note will be taxable to a U.S. Holder as ordinary interest income at the time such payments are received or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Original Issue Discount

The new notes are not intended to be issued with original issue discount (“OID”) for U.S. federal income tax purposes. However, the determination of whether the new notes were issued with OID cannot be made until the new notes are issued, and thus, noteholders are urged to consult their own tax adviser as to the applicability of the OID rules to their particular circumstances.

An obligation generally is treated as having been issued with OID if its principal amount exceeds its issue price by more than the “OID de minimis amount” of 1/4 of 1% of their principal amount multiplied by the number of complete years from their issue date to their maturity. In general, a new note will be treated as having an issue price equal to its fair market value on the Completion Date if both the new notes and the ordinary shares are considered to be “publicly traded” for U.S. federal income tax purposes. Although no assurance can be given in this regard, the Emeco Note Issuer and the Company believe that the new notes and the ordinary shares will be considered “publicly traded” for these purposes.

Without regard to whether the new notes are issued with more than a de minimis amount of OID, the stated interest on the notes will be treated as qualified stated interest. As such, stated interest paid to a U.S. holder on a note will be includible in its gross income as ordinary interest income at the time it accrues or is received, in accordance with its usual method of accounting for U.S. federal income tax purposes. If the new notes are issued with de minimis OID, a U.S. Holder would generally include the de minimis amount in income as stated principal payments are made on the note. In addition, if the new notes are issued with more OID than the OID de minimis amount, a U.S. holder may be required to include OID in income before it receives the associated cash payment, regardless of the U.S. holder’s accounting method for U.S. federal income tax purposes. In that case, the amount of the OID a U.S. holder should include in income is generally the sum of the daily accruals of the OID for the note for each day during the taxable year (or portion of the taxable year) on which the U.S. holder held the note. The daily portion is determined by allocating the OID to each day of the accrual period. An accrual period may be of any length and the accrual periods may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day of an accrual period or on the final day of an accrual period. The amount of OID allocable to an accrual period is equal to the difference between (1) the product of the “adjusted issue price” of the note at the beginning of the accrual period and its yield to maturity (computed generally on a constant yield method and compounded at the end of each accrual period, taking into account the length of the particular accrual period) and (2) the amount of any qualified stated interest allocable to the accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is the sum of the issue price of the note plus the amount of OID allocable to all prior accrual periods reduced by any payments received on the note that were not qualified stated interest. Under these rules, a U.S. holder will generally have to include in income increasingly greater amounts of OID in successive accrual periods. Under the applicable U.S. Treasury Regulations, a U.S. holder of a note with OID may elect to include in gross income all interest that accrues on the note using the constant yield method. Once made with respect to a new note, the election cannot be revoked without the consent of the Internal Revenue Service (“IRS”). A U.S. holder considering an election under these rules should consult its tax adviser.

Emeco Holdings Limited	152	Explanatory Statement

Interest and any OID included in a U.S. holder’s gross income with respect to the notes will be treated as foreign source income for U.S. federal income tax purposes, including U.S. foreign tax credit limitation purposes. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific “baskets” of income. For this purpose, interest and any OID on the notes should generally constitute “passive category income”, or in the case of certain U.S. holders, “general category income”. As an alternative to the foreign tax credit, a U.S. holder may elect to deduct such taxes (the election would then apply to all foreign income taxes such U.S. holder paid in that taxable year). The rules relating to foreign tax credits and the timing thereof are complex and a U.S. holder should consult its own tax advisers regarding the availability of a foreign tax credit and the application of the foreign tax credit limitations to its particular situation.

Contingent Payment Debt Obligations

We are taking the position that the U.S. Treasury regulations pertaining to contingent payment debt instruments should apply to the new notes because we do not believe that all possible payment schedules under the notes are known and there is not a single payment schedule that is significantly more likely than not to occur. However, the U.S. federal income tax characterization of the new notes is uncertain and, hence, no assurance can be given that the IRS will not assert a contrary position which could affect the amount, timing and character of income, gain or loss in respect of an investment in the new notes. Emeco Noteholders are urged to consult their tax advisers regarding the potential application of the contingent payment debt instrument rules to the new notes and the consequences thereof. The remainder of this discussion assumes that the new notes are treated as contingent payment debt instruments.

Under the special tax rules governing contingent payment debt instruments, the amount of interest required to be taken into account for each accrual period will be determined by constructing a projected payment schedule for the new notes, and applying rules similar to those for accruing OID on a hypothetical non-contingent debt instrument with that projected payment schedule. These rules are applied by determining, as of the issue date, the yield at which the Company would issue a non-contingent fixed rate debt instrument with terms and conditions similar to those of the new notes (the “comparable yield”), and then determining a projected payment schedule, as of the issue date, that would produce the comparable yield. The applicable pricing supplement will provide the comparable yield and projected payment schedule for the new notes.

The amount of interest required to be included in income in each accrual period for the new notes will equal the product of the notes’ adjusted issue price at the beginning of the accrual period and the new notes’ comparable yield for the period. The adjusted issue price of the new notes will equal the issue price of the notes (as described above), increased by the interest previously accrued on the notes (under the rules governing contingent payment debt instruments and without regard to any adjustments described below), and decreased by the amount of any non-contingent payments and the projected amount of any contingent payments on the new notes.

If, during any taxable year, the actual payments with respect to the new notes exceed the projected payments for the taxable year, the noteholder will incur a “net positive adjustment” equal to the amount of the excess, which will be treated as additional interest income for the taxable year.

If, during any taxable year, the actual payments with respect to the new notes are less than the projected payments for the taxable year, the noteholder will incur a “net negative adjustment” equal to the amount of the deficit. The net negative adjustment will first reduce the interest income on the new notes for the taxable year. Any excess net negative adjustment will be treated as ordinary loss to the extent of the interest income on the new notes for prior taxable years, reduced by the amount of net negative adjustments treated as ordinary loss in prior taxable years. Any remaining excess net negative adjustment will be carried forward as a negative adjustment to offset future

Emeco Holdings Limited	153	Explanatory Statement

interest income with respect to the new notes or to reduce the amount realized on a sale, exchange, redemption or retirement of the new notes. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

You are required to use the comparable yield and projected payment schedule, to be provided by us, in determining your interest accruals in respect of the notes unless you timely disclose and justify on your United States federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the notes, and we make no representations regarding the amount of contingent payments with respect to the notes. Any Form 1099-OID accrued interest will be based on such comparable yield and projected payment schedule.

Any Form 1099-OID received in respect of the notes may not take net negative or positive adjustments into account and therefore may overstate or understate interest inclusions. Noteholders should consult their tax adviser as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

Disposition

A U.S. Holder will ordinarily recognize gain or loss on the sale, exchange, redemption or other disposition of a new note in an amount equal to the difference, if any, between the amount realized (less any accrued but unpaid interest, which will be taxable as such) and the U.S. Holder’s adjusted tax basis in the new note. A U.S. Holder’s adjusted tax basis in a new note generally will be the holder’s initial basis in that new note (determined as discussed above under “Exchange of Old Notes for New Notes and Ordinary Shares”), increased by the amount of interest previously accrued with respect to the new notes (in accordance with the comparable yield and the projected payment schedule for the new notes), increased or decreased by the amount of any positive or negative adjustments that the U.S. Holder was required to make with respect to the new notes as a result of having purchased the new notes for an amount that differs from their adjusted issue price, and decreased by the amount of any non-contingent payments and the projected amount of any contingent payments received with respect to the new notes.

Any gain recognized upon the sale, exchange, redemption or maturity of the new notes will generally be ordinary interest income. Any loss recognized will generally be ordinary loss to the extent the interest included as income in the current or previous taxable years in respect of the new notes exceeded the total net negative adjustments taken into account as ordinary loss, and thereafter will be U.S. source long-term capital loss if the U.S. Holder’s holding period in the new notes is more than one year at the time of disposition. The deductibility of capital losses is subject to significant limitations.

Premium and Market Discount if New Notes Are Issued in a Carryover Basis Transaction

As discussed above, if the new notes are treated as acquired in a recapitalization within the meaning of Section 368(a)(1)(E) of the Code, a U.S. Holder’s tax basis in its new notes will be determined by reference to that holder’s tax basis in the old notes that were surrendered, and therefore may not be equal to the principal amount of the new notes or the issue price of the new notes. If a U.S. Holder’s adjusted tax basis in the new notes is greater than or equal to the principal amount of the notes, then such U.S. Holder would not include any OID that may accrue on the new notes in income. If a U.S. Holder’s adjusted tax basis in the new notes is less than or equal to the principal amount of the new notes but greater than the issue price of such notes, the excess of the U.S. Holder’s basis in the new notes over the issue price of the new notes would be treated as “acquisition premium”, which would reduce the amount of OID that U.S. Holder would be required to include in income.

Emeco Holdings Limited	154	Explanatory Statement

If a U.S. Holder acquired the old notes with market discount and (i) the new notes are not treated as issued with OID and the U.S. Holder’s initial tax basis in the new notes is less than the principal amount of the new notes, or (ii) the new notes are treated as issued with OID and the U.S. Holder’s initial tax basis in the new notes is less than the issue price of such notes, in each case by more than a de minimis amount, then such difference will be treated as market discount on the new notes, which will accrue rateably from the time of the exchange acquisition to the maturity date of the new notes (unless the holder elects to accrue on a constant yield method). The U.S. Holder will be required to treat any gain on the sale, exchange or other taxable disposition of the new notes as ordinary income to the extent of the market discount that is treated as having accrued on the new notes at the time of the sale, exchange or other taxable disposition, and which has not previously been included in income. In addition, the U.S. Holder may be required to defer, until the maturity of the new notes or their earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the new notes. A U.S. Holder may elect to include market discount in income currently as it accrues, on either a rateable or constant yield method, in which case the rules described above regarding the treatment of gain to the extent of market discount and the deferral of interest deductions will not apply.

As discussed above, if the new notes as considered received in a recapitalization within the meaning of Section 368(a)(1)(E) of the Code, any accrued market discount on a U.S. Holder’s old notes will be treated as accrued market discount on the new notes. Currently, no legal authority directly addresses the method pursuant to which a U.S. Holder should accrue market discount on new notes that have both accrued market discount carried over from the old notes in this manner (the “Carryover Market Discount”) and unaccrued new market discount determined pursuant to the rules in the immediately preceding paragraph (“Unaccrued Market Discount”). One possible method for accrual is for the U.S. Holder to treat the Carryover Market Discount as the initial amount of accrued market discount on the new notes as of the date of the Deemed Exchange, and accrue the excess of Unaccrued Market Discount over the Carryover Market Discount over the life of the new notes rateably (or if the U.S. Holder elects, using a constant yield method). Under this method, if the Carryover Market Discount exceeds the Unaccrued Market Discount on the U.S. Holder’s new notes, the U.S. Holder would not accrue any additional market discount on the new notes. In this scenario, a U.S. Holder that holds the new notes to maturity generally would not recognize any “extra” ordinary income as a result of the Carryover Market Discount exceeding the Unaccrued Market Discount, because under the market discount rules, gain is subject to characterization as ordinary income only to the extent that the gain is actually recognized.

However, no legal authority directly discusses how to accrue market discount on new notes that have both Carryover Market Discount and Unaccrued Market Discount, and alternative methods may be applicable. There is no guarantee that the IRS or a court would agree with the method described in the immediately preceding paragraph, and the IRS could assert, or a court could sustain, a position that one of the other methods should apply. Given the substantial uncertainty on this issue, U.S. Holders that hold new notes with both Carryover Market Discount and Unaccrued Market Discount are strongly encouraged to consult their tax advisers regarding the method pursuant to which such holder should accrue market discount on the new notes.

Consequences of Holding and Disposing of Ordinary Shares

Distributions

Subject to the discussion below under “Passive Foreign Investment Company Considerations,” a U.S. Holder that receives a distribution with respect to ordinary shares generally will be required to include the U.S. dollar value of the gross amount of such distribution (before reduction for any

Emeco Holdings Limited	155	Explanatory Statement

Australian withholding taxes) in gross income as a dividend when actually or constructively received to the extent of the U.S. Holder’s pro-rata share of the Company’s current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro-rata share of the Company’s current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s ordinary shares. To the extent the distribution exceeds the adjusted tax basis of the U.S. Holder’s ordinary shares, the remainder will be taxed as capital gain. Notwithstanding the foregoing, the Company does not currently maintain calculations of its current and accumulated earnings and profits under U.S. federal income tax principles. Therefore, U.S. holders may be required to treat any distributions received from the Company as dividends. Dividends received from the Company are not expected to be eligible for the dividends received deduction generally allowed to corporate U.S. holders.

The U.S. dollar value of any distribution on ordinary shares paid in Australian dollars, including any Australian withholding taxes, should be calculated by reference to the exchange rate in effect on the date of the actual or constructive receipt of such distribution, regardless of whether the Australian dollars are converted into U.S. dollars at that time. If Australian dollars are converted into U.S. dollars on the date of actual or constructive receipt of the distribution, the tax basis of the U.S. Holder in those Australian dollars will be equal to their U.S. dollar value on that date and, as a result, a U.S. Holder generally should not be required to recognize any foreign exchange gain or loss. If Australian dollars so received are not converted into U.S. dollars on the date of actual or constructive receipt, the U.S. Holder will have a basis in the Australian dollars equal to their U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the Australian dollars generally will be treated as ordinary income or loss to such U.S. Holder and generally such gain or loss will be income or loss from sources within the U.S. for U.S. foreign tax credit limitation purposes.

Subject to the passive foreign investment company rules, certain distributions treated as dividends that are received by non-corporate U.S. Holders from a “qualified foreign corporation” generally qualify for a 20% reduced maximum tax rate so long as certain holding period and other requirements are met. A non-U.S. corporation (other than a corporation that is treated as a passive foreign investment company for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the U.S. which the Secretary of Treasury of the U.S. determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (ii) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the U.S. We expect the Company to be considered a qualified foreign corporation with respect to its ordinary shares because we believe it is eligible for the benefits under the Double Taxation Convention between Australia and the U.S. Accordingly, dividends paid by the Company should generally be eligible for the reduced income tax rate. However, the determination of whether a dividend qualifies for the preferential tax rates must be made at the time the dividend is paid. U.S. Holders should consult their own tax advisers.

The additional 3.8% “net investment income tax” (described below) may apply to dividends received by certain U.S. Holders who meet certain modified adjusted gross income thresholds.

Dividends received by a U.S. Holder with respect to ordinary shares will be treated as foreign source income, which may be relevant in calculating the holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For these purposes, dividends will be categorized as “passive” or “general” income depending on a U.S. Holder’s circumstance.

Emeco Holdings Limited	156	Explanatory Statement

Subject to certain complex limitations, a U.S. Holder generally will be entitled, at its option, to claim either a credit against its U.S. federal income tax liability or a deduction in computing its U.S. federal taxable income in respect of any Australian taxes withheld by the Company. If a U.S. Holder elects to claim a deduction, rather than a foreign tax credit, for Australian taxes withheld for a particular taxable year, the election will apply to all foreign taxes paid or accrued by or on behalf of the U.S. Holder in the particular taxable year.

The availability of the foreign tax credit and the application of the limitations on its availability are fact specific. You are urged to consult your own tax adviser as to the consequences of Australian withholding taxes and the availability of a foreign tax credit or deduction.

Sale, Exchange, or Other Taxable Disposition of the Ordinary Shares

Subject to the passive foreign investment company rules, discussed below, a U.S. Holder generally will, for U.S. federal income tax purposes, recognize capital gain or loss on a sale, exchange or other disposition of ordinary shares equal to the difference between the amount realized on the disposition and the U.S. Holder’s tax basis in the ordinary shares. This gain or loss recognized on a sale, exchange or other disposition of ordinary shares generally will be long-term capital gain or loss if the U.S. Holder has held the ordinary shares for more than one year. Generally, for U.S. Holders who are individuals (as well as certain trusts and estates), long-term capital gains are subject to U.S. federal income tax at preferential rates. For foreign tax credit limitation purposes, gain or loss recognized upon a disposition generally will be treated as from sources within the U.S. The deductibility of capital losses is subject to limitations for U.S. federal income tax purposes. You should consult your own tax adviser regarding the availability of a foreign tax credit or deduction in respect of any Australian tax imposed on a sale or other disposition of ordinary shares.

Passive Foreign Investment Company Considerations

The Code provides special, generally adverse, rules regarding certain distributions received by U.S. Holders with respect to, and sales, exchanges and other dispositions, including pledges, of shares of stock of, a passive foreign investment company, or PFIC. A foreign corporation will be treated as a PFIC for any taxable year if at least 75% of its gross income for the taxable year is passive income or at least 50% of its gross assets during the taxable year, based on a quarterly average and generally by value, produce or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, rents, royalties, gains from commodities and securities transactions and gains from assets that produce passive income. In determining whether a foreign corporation is a PFIC, a pro-rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Although it is unlikely that the Company is or will be considered a PFIC, the determination of whether or not the Company is a PFIC is a factual determination that must be determined annually at the close of each taxable year. Thus, PFIC status is a fact-intensive determination made on an annual basis, and no assurance can be given that the Company is not or will not become a PFIC. The Company’s U.S. counsel expresses no opinion with respect to its PFIC status in any prior taxable year or the current taxable year ending December 31, 2016 and also expresses no opinion with respect to the Company’s predictions regarding its PFIC status in the future.

If the Company is a PFIC for any taxable year during which a U.S. Holder holds ordinary shares, any “excess distribution” that the holder receives and any gain realized from a sale or other disposition (including a pledge) of such ordinary shares will be subject to special tax rules, unless the holder makes a mark-to-market election or qualified electing fund election, as discussed below. Any distribution in a taxable year that is greater than 125% of the average annual distribution received by a U.S. Holder during the shorter of the three preceding taxable years or such holder’s holding period for the ordinary shares will be treated as an excess distribution.

Emeco Holdings Limited	157	Explanatory Statement

Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

•	the amount allocated to each other year will be subject to income tax at the highest rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution cannot be offset by any net operating loss, and gains (but not losses) realized on the transfer of the ordinary shares cannot be treated as capital gains, even if the ordinary shares are held as capital assets. In addition, individual shareholders will be denied a “step up” in the tax basis of any shares in a PFIC at death.

If the Company is a PFIC for any taxable year during which any of its non-U.S. subsidiaries is also a PFIC, a U.S. Holder of ordinary shares during such year would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules to such subsidiary. You should consult your tax advisers regarding the tax consequences if the PFIC rules apply to any of the Company’s subsidiaries.

If a U.S. Holder owns ordinary shares during any year in which the Company is a PFIC, the U.S. Holder generally will be required to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with respect to the Company, generally with the U.S. Holder’s federal income tax return for that year. U.S. Holders should consult their tax advisers regarding whether the Company is a PFIC and the potential application of the PFIC rules.

A U.S. Holder may avoid some of the adverse tax consequences of owning shares in a PFIC by making a “qualified electing fund” election. However, the availability of this election with respect to the Company’s ordinary shares requires that the Company provide information to shareholders making the election. If the Company is or becomes a PFIC, the Company does not intend to provide U.S. with the information necessary to make or maintain a qualified electing fund election. U.S. holders will, therefore, not be able to make a “qualified electing fund” election with respect to their ordinary shares.

Alternatively, a U.S. Holder owning “marketable stock” in a PFIC may make a mark-to-market election to elect out of the tax treatment discussed above. If a valid mark-to-market election for the ordinary shares is made, the electing U.S. Holder will include in income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of the holder’s taxable year over the adjusted basis in such ordinary shares. The U.S. Holder is allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the holder’s taxable year. Deductions are allowable, however, only to the extent of any net mark-to-market gains on the ordinary shares included in the U.S. Holder’s income for prior taxable years. Amounts included in the U.S. Holder’s income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains

Emeco Holdings Limited	158	Explanatory Statement

previously included for such ordinary shares. The tax basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. A mark-to-market election will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ordinary shares are no longer regularly traded on an applicable exchange or the IRS consents to the revocation of the election.

As noted above, a mark-to-market election is available only for “marketable stock”. For this purpose, “marketable stock” is stock which is regularly traded on (i) a national securities exchange that is registered with the U.S. Securities and Exchange Commission, (ii) NASDAQ, or (iii) an exchange or market that has certain rules described in Treasury regulations sufficient to ensure that the market price represents a legitimate and sound fair market value. There is currently no guidance as to whether any particular non-U.S. exchange satisfies these rules. U.S. Holders are urged to contact their own tax advisers regarding the determination of whether the Company is a PFIC (including whether the mark-to-market election is available) and the tax consequences of such status.

In addition to the above, notwithstanding any election that is made with respect to ordinary shares, dividends received from the Company will not constitute qualified dividend income if the Company is a PFIC (or is treated as a PFIC with respect to a U.S. holder) either in the taxable year of the distribution or in a preceding taxable year.

Medicare Tax and Certain Reporting Obligations

Certain U.S. Holders that are individuals, estates or trusts will be subject to an additional 3.8% Medicare tax on, among other things, certain interest income and net gains from the disposition of property, such as the new notes, old notes and ordinary shares, less certain deductions. U.S. Holders that are individuals, estates or trusts should consult their tax advisers regarding the effect, if any, of this Medicare tax on their ownership and disposition of the Notes and ordinary shares.

Individuals who are U.S. Holders, and who hold “specified foreign financial assets” (as defined in section 6038D of the Code), including debt or ordinary shares of a non-U.S. corporation that are held for investment and not held in an account maintained by a U.S. “financial institution” (as defined in section 6038D of the Code), whose aggregate value exceeds US$50,000 during the tax year, may be required to attach to their tax returns for the year certain specified information. An individual who fails to timely furnish the required information may be subject to a penalty. Additionally, in the event a U.S. Holder does not file the required information, the statute of limitations may not close before such information is filed. Under certain circumstances, an entity may be treated as an individual for purposes of the foregoing rules.

Information Reporting and Backup Withholding

U.S. Holders that are “exempt recipients” (such as corporations) generally will not be subject to U.S. backup withholding tax and related information reporting requirements on payments of interest and payments of dividends on, and the proceeds from the disposition of, ordinary shares and new notes unless, when required, they fail to demonstrate their exempt status. Other U.S. Holders (including individuals) generally will be subject to U.S. backup withholding tax at the applicable statutory rate, currently 28%, in respect of any payments of interest and payments of dividends on, and the proceeds from the disposition of, ordinary shares and new notes if they fail to furnish their correct taxpayer identification number or otherwise fail to comply with applicable backup withholding requirements. Information reporting requirements generally will apply to payments of interest and payments of dividends on, and the proceeds from the disposition of, ordinary shares and new notes to a U.S. Holder that is not an exempt recipient. U.S. Holders who are required to establish their exempt status generally must provide IRS Form W-9 (Request for Taxpayer Identification Number and Certification).

Emeco Holdings Limited	159	Explanatory Statement

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s U.S. federal income tax liability, provided the required information is furnished by the beneficial owner to the IRS.

The above summary is not intended to constitute a complete analysis of all tax consequences relating to the exchange of the Emeco Notes for Scheme Shares and an interest in Tranche B Notes.

Emeco Noteholders should consult their own tax advisers concerning the tax consequences of exchanging Emeco Notes for Scheme Shares and an interest in Tranche B Notes in light of their particular circumstances, including the application of the U.S. federal income tax considerations discussed above, as well as the application of state, local, foreign or other laws.

Emeco Holdings Limited	160	Explanatory Statement

20.	Additional information

20.1	Material interests of Directors

The current Directors are:

(a)	Peter Richards (Chairman & Independent Non-Executive Director);

(b)	Ian Testrow (Managing Director & Chief Executive Officer)

(c)	John Cahill (Independent Non-Executive Director); and

(d)	Erica Smyth (Independent Non-Executive Director).

Except as disclosed below or elsewhere in this Explanatory Statement, as at the date of this Explanatory Statement, no director of the Company has any interest, whether as a director, member or creditor of the Company or otherwise, that is material in relation to the Scheme, and the Scheme has no effect on the interests of any director of the Company that is different to the effect on the like interests of other persons.

Director	No. shares in Company (held directly and indirectly)
Peter Richards	40,000 ordinary shares

Ian Testrow	715,714 ordinary shares held

1,633,151 performance rights

John Cahill	120,000 ordinary shares

Erica Smyth	71,049 ordinary shares

20.2	Material interests of Scheme Administrators

The Scheme Administrators will be entitled to remuneration for their services as explained in Section 8.16. The hourly rates which will apply for the Scheme Administrators’ services are set out at Annexure 6. The Scheme Administrators also provided the independent expert’s report attached as Annexure 2 to this Explanatory Statement.

20.3	ASIC waivers

As at the date of this Explanatory Statement, it is not anticipated that any ASIC or ASX consents or approvals are necessary to implement the Scheme.

20.4	Rights and liabilities of Scheme Shares

The Scheme Shares proposed to be issued to Scheme Noteholders will be of the same class and will, once issued, rank equally in all respects with existing Shares (including equal voting rights and equal rights to dividends, profits and capital).

The rights and liabilities attaching to the Scheme Shares are identical in all material respects to the terms of the existing Shares.

The following is a summary of the principal rights of the holders of Shares. This summary is not exhaustive nor does it constitute a definitive statement of the rights and liabilities of Shareholders under the Constitution.

Emeco Holdings Limited	161	Explanatory Statement

The Constitution may be inspected free of charge by appointment between 9:00 am and 5:00 pm (Perth time) on normal business days from the date of this Explanatory Statement up to the Implementation Date at the registered office of the Company (at Level 3, 71 Walters Drive, Osborne Park, WA 6017). The Constitution is also available on the Company’s website (www.emecogroup.com).

(a)	Voting

Subject to any rights or restrictions for the time being attached to any class or classes of Shares, every Shareholder present in person or by proxy at a general meeting of the Company has one vote on a show of hands and one vote per Share held on a poll.

A Shareholder who holds a Share which is not fully paid is entitled, on a poll, to a fraction of the number of votes equal to the proportion which the amount paid on those Shares bears to the total issue price of those Shares.

Where there are two or more joint holders of a Share and more than one of them is present at a general meeting and tenders a vote in respect of the Share, the Company will only count the vote cast by the Shareholder whose name appears first in the Company’s register of members.

(b)	Meetings and notices

Each Shareholder is entitled to receive notice of and to attend and vote at general meetings of the Company and to receive all notices, accounts and other documents required to be sent to Shareholders under the Constitution, the Corporations Act or the ASX Listing Rules.

The quorum for a meeting of members is at least three Shareholders who are entitled to attend and vote.

(c)	Dividends

Subject to the Constitution, the terms of issue of Shares and the Corporations Act, the board may resolve to pay any dividends as it considers appropriate and fix the time for payment.

Subject to the Constitution, each Share carries the right to participate in the dividend in the same proportion that the amount for the time being paid on the Share (excluding any amount paid in advance of calls) bears to the total issue price of the Share.

(d)	Transfers

Subject to the Constitution, the Corporations Act, the ASX Settlement Rules and the ASX Listing Rules, a Shareholder may transfer all or any Shares by a transfer document duly stamped (if necessary) and delivered to the Company. The transfer document must be in writing in the usual or common form or in any other form as the directors may from time to time prescribe or, in particular circumstances, agree to accept and must be signed by or on behalf of the transferor or as otherwise permitted by the Corporations Act.

Subject to the Constitution, the Corporations Act, the ASX Listing Rules and ASX Settlement Rules, every transfer document must be delivered to the Company together with the certificate for the Shares to be transferred and any other evidence the directors may require to prove the title of the transferor or its right to transfer the Shares. The Company must retain all transfer documents registered but any transfer document which the directors refuse to register must (except in the case of fraud or suspected fraud) be returned on demand to the person who deposited that document.

Emeco Holdings Limited	162	Explanatory Statement

Subject to the below, the Company must register each registrable paper-based transfer of Shares which complies with this Section, the Corporations Act and the ASX Listing Rules and must do so without charge.

Except as otherwise provided for in the ASX Listing Rules and ASX Settlement Rules, the directors may in their absolute discretion ask the ASX Settlement and Transfer Corporation Pty Ltd (ASTC) to apply a holding lock to prevent a proper ASTC transfer, or refuse to register a paper-based transfer, of a Share where:

(i)	the Company has a lien on the Shares the subject of the transfer;

(ii)	the Company is served with a court order that restricts a Shareholder’s capacity to transfer the Shares;

(iii)	registration of the transfer may break an Australian law and the ASX has agreed in writing to the application of a holding lock (which must not breach the ASX Settlement Rules) or that the Company may refuse to register a transfer;

(iv)	if the transfer is paper-based, either a law related to stamp duty prohibits the Company from registering it, or the Company is otherwise allowed to refuse to register it under the ASX Listing Rules;

(v)	the transfer does not comply with the terms of any employee incentive scheme of the Company;

(vi)	if the transfer is paper-based, registration of the transfer will create a new holding which at the time of the transfer is lodged is less than a marketable parcel as defined in the ASX Listing Rules;

(vii)	the relevant Shareholder has agreed in writing to the application of a holding lock (which must not breach the ASX Settlement Rules) or that the Company may refuse to register a transfer; or

(viii)	if otherwise permitted under the ASX Listing Rules.

If the Company refuses to register a paper-based transfer, it must tell the lodging party in writing of the refusal and the reason for it, within five business days after the date on which the transfer was lodged.

(e)	Directors to issue Shares

The directors control the allotment and issue of Shares. Subject to the Corporations Act and the ASX Listing Rules, the directors:

(i)	may allot, issue or otherwise dispose of Shares to any persons, on any terms and conditions, at that issue price and at those times as the directors think fit;

(ii)	have full power to give any person a call or option over any Shares during any time and for any consideration as the directors think fit; and

(iii)	may issue Shares with any preferential, deferred or special rights, privileges or conditions or with any restrictions (whether in regard to dividend, voting, return of Share capital or otherwise) as the directors determine.

Emeco Holdings Limited	163	Explanatory Statement

The Company may issue preference shares, including preference shares which are or at the option of the Company or holder, may be liable to be redeemed or converted into ordinary shares. Rights of holders of preference share are detailed in clause 2.3 of the Constitution.

(f)	Unmarketable parcels

Subject to the Constitution, the Company may give written notice to an Unmarketable Parcel Holder advising of the Company’s intention to sell its Unmarketable Parcel, unless the Unmarketable Parcel Holder, within six weeks from the date the notice is sent by the Company, gives written notice to the Company that it wishes to retain its Shares in which case the provisions of this section will not apply to the Shares held by that Unmarketable Parcel Holder.

(g)	Directors – appointment and removal

The Constitution states the number of directors must not be less than three, nor more than the number determined by the directors from time to time, which until otherwise determined by the directors is 10.

Directors must be elected by ordinary resolution of the Company in general meeting.

Despite the foregoing, the directors have power at any time and from time to time to appoint any other person as a director either to fill a casual vacancy or as an addition to the board but the total number of directors must not at any time exceed the maximum number for the time being fixed by or under the Constitution. Any director, except the managing director, appointed under this section after the Company is admitted to the official list of the ASX must retire from office at, and will be eligible for re-election at, the next annual general meeting following his or her appointment.

Except where a Director retires from the Board under the Constitution or a person is recommended for appointment by the board, a person is only eligible for appointment as a Director by ordinary resolution of the Company in general meeting, where the Company receives at its office at least 30 business days before the relevant general meeting both:

(i)	a nomination of the person by a Shareholder; and

(ii)	a consent to that nomination signed by the person nominated for election as a director.

(h)	Director’s tenure of office

Subject to the Corporations Act, the ASX Listing Rules and the Constitution, a director must retire from office or seek re-election by no later than the third annual general meeting following his or her appointment or election or three years, whichever is longer. This rule does not apply to the managing director. If there is more than one managing director, only the first appointed does not have to comply with the requirement to relinquish office.

Emeco Holdings Limited	164	Explanatory Statement

Unless otherwise determined by an ordinary resolution of the Company, while the Company is admitted to the official list of the ASX, at least one director must retire from office at each annual general meeting unless there has been an election of directors earlier that year.

(i)	Powers of directors

Subject to the Corporations Act and to any provision of the Constitution, the directors will manage, or cause the management of, the business of the Company. The directors may pay, or cause to be paid, all expenses incurred in promoting and forming the Company and may exercise, or cause to be exercised, all powers of the Company that are not, by the Corporations Act or by the Constitution, required to be exercised by the Company in general meeting.

(j)	Winding-up

In a winding up, any assets available for distribution to Shareholders will, subject to the rights of the holders of Shares issued on special terms and conditions, the Constitution, the Corporations Act and the ASX Listing Rules, be distributed amongst the Shareholders to return capital paid up on their Shares and distribute any surplus in proportion to the amount paid up (not credited) on Shares held by them.

(k)	Variation of rights

Subject to the Corporations Act and the ASX Listing Rules, all or any of the rights and privileges attached to any class of Shares (unless otherwise provided by the terms of issue of the Shares of that class) may be varied or cancelled, including by converting or reclassifying Shares from one class to another:

(i)	with the written consent of holders of at least 75% of the Shares issued in that class; or

(ii)	with the approval of a special resolution passed at a meeting of holders of the Shares of that class. The provisions of the Constitution relating to notice of meetings, quorum at a meeting, the appointment of a chairperson and of proxies, attorneys and representatives, the depositing and form and validity of proxies and the conduct of general meetings will apply to any meeting of that class to approve that resolution.

(l)	Member liability

As the Shares offered pursuant to the Scheme are fully paid shares in the Company, they are not subject to any calls for money by the board and will therefore not become liable to forfeiture.

(m)	Capitalisation of profits

The directors may resolve to capitalise any sum for the time being standing to the credit of any of the Company’s reserve accounts, arising from a revaluation or sale of assets, or otherwise available for distribution to Shareholders. The sum capitalised will be applied for the benefit of Shareholders (in the proportions to which those Shareholders would have been entitled in a distribution of that sum by way of dividend) in one or both of the following ways:

(i)	in or towards paying up any amounts for the time being unpaid on any Shares held by those Shareholders; or

(ii)	in paying up in full or in part any unissued Shares or debentures of the Company to be allotted and distributed credited as fully paid to those Shareholders.

Emeco Holdings Limited	165	Explanatory Statement

(n)	Alteration of the Constitution

The Constitution can only be amended by a special resolution passed by at least 75% of the total number of votes cast by Shareholders voting in person, by proxy, by attorney or in the case of corporate Shareholders, by corporate representative.

20.5	Copy of financial statements

Copies of the financial statements in respect of the Company to be lodged with ASIC as required by paragraph 8203(b) of Schedule 8 of the Corporations Regulations are set out at Annexure 4 to this Explanatory Statement.

20.6	Report as to affairs of Company – ASIC Form 507

The report and information in respect of the Company required by ASIC Form 507 and paragraph 8203(a) of Schedule 8 of the Corporations Regulations is set out at Annexure 5 to this Explanatory Statement.

20.7	Consents and disclaimers

(a)	Consent to be named

The following parties have given and have not, before the time of registration of this Explanatory Statement by ASIC, withdrawn their written consent to be named in this Explanatory Statement in the form and context in which they are named:

•	Baker & McKenzie as legal adviser to the Company;

•	Houlihan Lokey Capital, Inc. as financial adviser to the Company;

•	Macquarie Capital (Australia) Limited as financial adviser to the Company; and

•	KPMG as tax adviser.

(b)	Consent to be named and to the inclusion of information

Ferrier Hodgson has given and has not, before the date of this Explanatory Memorandum, withdrawn its written consent to be named as the independent expert and scheme administrator in this Explanatory Statement and to the inclusion of the Independent Expert’s Report set out in Annexure 2 of this Explanatory Statement, and other statements in this Explanatory Statement said to be based on statements made by Ferrier Hodgson, in each case in the form and context in which they appear in this Explanatory Statement.

Deloitte Touche Tohmatsu has given and has not, before the date of this Explanatory Statement, withdrawn its written consent to be named as the Investigating Accountant in this Explanatory Statement and to the inclusion of the Deloitte Report set out in Annexure 3 of this Explanatory Statement, and other statements in this Explanatory Statement said to be based on statements made by Deloitte, in each case in the form and context in which they appear in this Explanatory Statement.

Emeco Holdings Limited	166	Explanatory Statement

20.8	Fees

The Costs associated with the Transaction (inclusive of costs to be paid by the Company relating to the Andy’s Acquisition and Orionstone Acquisition), including legal, financial and other professional adviser Costs of the Company, Orionstone, Andy’s and some of the Emeco Noteholders, and the Scheme Administrators’ Costs are estimated to be approximately A$30 million (inclusive of GST). Some of these Costs have already been paid by the Company. In the event the Scheme is not Implemented, the Company’s costs are estimated to be between A$7 million and A$12 million (exclusive of GST).

The breakdown of the estimated fees of the Company’s advisers as at the date of this Explanatory Statement is as follows:

•	Macquarie Capital (Australia) Limited has acted as financial adviser to the Company in connection with the Transaction. The Company has paid, or agreed to pay, approximately $5.5 million (excluding GST) for these services;

•	Houlihan Lokey Capital, Inc. as acted as financial adviser to the Company in connection with the Transaction. The Company has paid, or agreed to pay, approximately $9.9 million (excluding GST) for these services;

•	Baker & McKenzie has acted as legal adviser to the Company in connection with the Transaction. The Company has paid, or agreed to pay, approximately $2.0 million (excluding GST) for these services;

•	Deloitte Corporate Finance Pty Limited has acted as the investigating accountant and has provided the investigating accountant’s report and certain other advisory services in connection with the Scheme. The Company has paid, or agreed to pay, approximately $500,000 (excluding GST) for these services;

•	KPMG has acted as the tax adviser to the Company in connection with the Transaction. The Company has paid, or agreed to pay, approximately $400,000 (excluding GST) for these services; and

•	Ferrier Hodgson has acted as the independent expert to the Company in connection with the Scheme. The Company has paid, or agreed to pay, approximately $300,000 (excluding GST) for these services. Ferrier Hodgson has also agreed to act as Scheme Administrator should the Scheme proceed. The estimated fees for these services is approximately $100,000 (excluding GST).

The Company has also agreed to pay the Transaction costs of various stakeholders in connection with the Transaction. These costs are estimated to be approximately $10.9 million (excluding GST).

20.9	Supplementary information

The Company will issue a supplementary document to this Explanatory Statement if it becomes aware of any of the following between the date of lodgement of this Explanatory Statement for registration by ASIC and the Effective Date:

(a)	a material statement in this Explanatory Statement is false or misleading;

(b)	a material omission from this Explanatory Statement;

(c)	a significant change affecting a matter included in this Explanatory Statement; or

(d)	a significant new matter has arisen and that would have been required to be included in this Explanatory Statement if it had arisen before the date of lodgement of this Explanatory Statement for registration by ASIC.

Emeco Holdings Limited	167	Explanatory Statement

Depending on the nature and timing of the changed circumstances and subject to obtaining any relevant approvals, the Company may circulate and publish any supplementary document by:

(a)	approaching the Court for a direction as to what is appropriate in the circumstances;

(b)	placing an advertisement in a prominently published newspaper which is circulated generally throughout Australia;

(c)	posting the supplementary document on the Company’s website; or

(d)	making an announcement to the ASX.

Emeco Holdings Limited	168	Explanatory Statement

21.	Interpretation and glossary

21.1	Interpretation

In this Explanatory Statement, the following rules of interpretation apply unless the contrary intention appears:

(a)	headings are for convenience only and do not affect the interpretation of this Explanatory Statement;

(b)	the singular includes the plural and vice versa;

(c)	words that are gender neutral or gender specific include each gender;

(d)	where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings;

(e)	the words ‘such as’, ‘including’, ‘particularly’ and similar expressions are not used as, nor are intended to be, interpreted as words of limitation;

(f)	a reference to:

(i)	a person includes a natural person, partnership, joint venture, government agency, association, corporation or other body corporate;

(ii)	a thing (including, but not limited to, a chose in action or other right) includes a part of that thing;

(iii)	a party:

(A)	includes its successors and permitted assigns; and

(B)	is a reference to a person who is bound by this Scheme, and every person who agrees to be bound by this Scheme whether by deed poll or otherwise;

(iv)	a document includes all amendments or supplements to that document;

(v)	a clause, term, schedule or attachment is a reference to a clause or term of, or, schedule or attachment to this Scheme;

(vi)	this Explanatory Statement includes all schedules and attachments to it;

(vii)	a law includes:

(A)	any constitutional provision, treaty, decree, statute, regulation, by-law, ordinance or instrument;

(B)	any order, direction, determination, approval, requirement, licence or licence condition made, granted or imposed under any of them;

(C)	any judgment; and

(D)	any rule or principle of common law or equity,

Emeco Holdings Limited	169	Explanatory Statement

and is a reference to that law as amended, supplemented, consolidated, replaced, overruled or applied to new or different facts;

(viii)	an agreement includes an undertaking, or legally enforceable arrangement or understanding, whether or not in writing; and

(ix)	a monetary amount is in Australian dollars;

(g)	an agreement on the part of two or more persons binds them severally;

(h)	when the day on which something must be done is not a Business Day, that thing must be done on the following Business Day;

(i)	unless expressly provided otherwise, a reference to a date or time is to that date or time in Sydney, New South Wales; and

(j)	no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this Explanatory Statement or any part of it.

21.2	Glossary of terms

Capitalised terms used in this Explanatory Statement have the meanings set out below.

Scheme Creditors should be aware that some of the documents in the Annexures to this Explanatory Statement have their own defined terms, which are sometimes different from those in this Glossary.

ABL Lenders means the lenders pursuant to the Emeco ABL Facility Agreement, being Harrenvale Corporation (Australia) Pty Ltd (formerly GE Commercial Corporation (Australia) Pty Ltd), Harrenvale Australasia Pty Ltd (formerly GE Commercial Australasia Pty Ltd) and Macquarie Bank Limited.

ACCC means the Australian Competition and Consumer Commission.

Ad-Hoc Committee means the informal ad-hoc committee of Emeco Noteholders designated for the purpose of assisting discussions regarding the Transaction and consisting of the Emeco Supporting Creditors (other than Black Crane) as at the Commencement Date, and references to Ad-Hoc Committee Member or a member of the Ad-Hoc Committee means each of the members.

Affiliate has the meaning given to “affiliate” within the meaning of Rule 405 of the U.S. Securities Act.

Aggregate Amount means, in respect of a Scheme Noteholder, the aggregate principal amount owing by the Company to that Scheme Noteholder under the Emeco Notes immediately prior to the commencement of Step 3.

Aggregate Cash Consideration means an amount calculated by aggregating the Cash Consideration to be paid to each Scheme Cash Recipient, but not exceeding US$80,000.000.

Andy’s means Andy’s Earthmovers (Asia Pacific) Pty Ltd (ACN 146 240 511).

Andy’s Acquisition means the acquisition by the Company of all the shares in Andy’s.

Andy’s Board means the board of directors of Andy’s.

Andy’s Current Finance Documents means the finance documents between Andy’s and ANZ and Andy’s and CAT Finance.

Emeco Holdings Limited	170	Explanatory Statement

Andy’s Debt Compromise means the assignment to Emeco Finco of the debt owed by Andy’s to its secured creditors in consideration for the issue of Transaction Securities to the secured creditors that is proposed as part of the Transaction.

Andy’s Group means Andy’s and its Subsidiaries, and a reference to Andy’s Group Member or a member of the Andy’s Group is to Andy’s or any of its Subsidiaries.

Andy’s Information means the information regarding Andy’s as set out in Section 12.

Andy’s Shareholder means AEM Holdings Pty Ltd (ACN 168 883 323).

Andy’s Shareholder Lender means any of Andy’s Shareholder, any Relative of any Andy’s Shareholder or any of their Associates or Related Entities who has a shareholder loan or similar liabilities owing from Andy’s to it.

Andy’s SPA means the share sale and purchase agreement between the Company and the Andy’s Shareholder for the sale of all the issued share capital in Andy’s to the Company.

Andy’s Supporting Creditor means certain creditors of Andy’s which are parties to the RSA.

Andy’s Tranche B Notes Participants means the Andy’s Supporting Creditors.

ANZ means Australia and New Zealand Banking Group Limited.

ASIC means the Australian Securities and Investments Commission.

Associate has the meaning given in the Corporations Act.

ASX means ASX Limited or the financial market operated by ASX Limited, as the context requires.

ASX Listing Rules means the listing rules of ASX, as waived or modified by ASX in respect of the Company, the Scheme or otherwise.

ASX Settlement Rules means the operating rules of the settlement facility provided by ASX Settlement Pty Ltd ACN 008 504 532.

Black Crane means Black Crane Asia Opportunities Fund.

Business Day means a day that is not a Saturday, Sunday, a public holiday or bank holiday in Perth, Sydney, Melbourne, Brisbane, Hong Kong or New York.

Calculation Date means the day two Business Days after the Effective Date.

Capacity Warranties means the capacity warranties set out in the RSA.

Cash Consideration means for each Emeco Noteholder, an amount equal to 50% of their Principal Outstanding under their Emeco Note(s) as at the Effective Date

CAT Finance means Caterpillar Financial Australia Limited.

Chairperson means Peter Richards of the Company (or, if he is unavailable, Erica Smyth of the Company).

Claim means, in relation to a person, any claim, allegation, cause of action, proceeding, debt, liability, suit or demand made against the person concerned however it arises and whether it is present or future, fixed or unascertained, actual or contingent or otherwise whether at law, in equity, under statute or otherwise.

Emeco Holdings Limited	171	Explanatory Statement

Combined Group means the Company and its subsidiaries, including Orionstone and Andy’s following the successful Implementation of the Scheme and Transaction.

Commencement Date means 23 September 2016.

Company means Emeco Holdings Limited (ACN 112 188 815).

Company Information means the information regarding the Company and the Combined Group.

Competing Proposals means any proposal, agreement, arrangement or transaction, received within the period from the Commencement Date to the Completion Date which, if completed, would mean a third party (either alone or with any Associate of that third party) may:

(a)	directly or indirectly acquire a Relevant Interest in 20% or more of the Shares or 100% of the share capital of any Material EHL Subsidiary;

(b)	acquire Control of the Company;

(c)	directly or indirectly acquire a legal, beneficial or economic interest in, or control of, all or a material part of Emeco Group’s business or assets or the business or assets of the Emeco Group taken as a whole; or

(d)	otherwise directly or indirectly acquire or merge with the Company or acquire a Material EHL Subsidiary.

Completion Date means the date on which the last transaction under the Transaction is (other than the retail component of the Rights Offer) is effected.

Consolidation Parties means, collectively:

(a)	Andy’s; and

(b)	Orionstone,

and Consolidation Party means either of them.

Constitution means the Company’s constitution.

Control has the meaning given in section 50AA of the Corporations Act.

Corporations Act means the Corporations Act 2001 (Cth).

Corporations Regulations means the Corporations Regulations 2001 (Cth).

Costs means costs, charges, fees and expenses.

Court means the Federal Court of Australia or such other court of competent jurisdiction under the Corporations Act agreed to in writing by the parties.

Court Orders means the orders of the Court:

(a)	approving the Scheme under section 411(4)(b) (and, if applicable, section 411(6)) of the Corporations Act); or

(b)	giving effect to the Scheme or any provision of it.

Currency Hedges has the meaning given to it in Section 7.13 of this Explanatory Statement.

Emeco Holdings Limited	172	Explanatory Statement

Deed Poll means the Emeco Note Trustee Deed Poll, the Emeco Security Trustee Deed Poll, the Scheme Noteholders Deed Poll, the Obligor Deed Poll, the Scheme Administrator Deed Poll and as the context requires, and Deeds Poll means all of them.

Deloitte means Deloitte Corporate Finance Pty Limited of Tower 2, Brookfield Place, 123 St Georges Terrace, Perth WA 6000.

Deloitte Report means the investigating accountant’s report prepared by Leanne Karamfiles of Deloitte, a copy of which is set out at Annexure 3.

Directors means the directors appointed to the Emeco Board as at the date of this Explanatory Statement.

DTC means The Depository Trust Company and, as the case requires, its nominee Cede & Co.

Effective means, when used in relation to the Scheme, the coming into effect, pursuant to section 411(10) of the Corporations Act, of the Second Court Orders.

Effective Date means the date on which the Scheme becomes Effective.

EHL Section 611 Resolution has the meaning given in section 7.3(b)(viii)(B) of this Explanatory Statement.

Election means an election or deemed election by an Emeco Noteholder under the Scheme and Elect has the corresponding meaning.

Election Cut Off means the date specified in Section 3.

Election Form means the election form accompanying this Explanatory Statement for use by an Emeco Noteholder to elect to receive an interest in Transaction Securities if the Scheme is approved.

Emeco means the Company.

Emeco ABL Facility means the asset backed loan facility provided under the Emeco ABL Facility Agreement.

Emeco ABL Facility Agreement means the asset backed loan facility agreement dated 24 December 2014 between the Emeco Note Issuer and Harrenvale Corporation (Australia) Pty Ltd (formerly GE Commercial Corporation (Australia) Pty Ltd), Harrenvale Australasia Pty Ltd (formerly GE Commercial Australasia Pty Ltd) and Macquarie Bank Limited.

Emeco Board means the board of directors of the Company.

Emeco Current Finance Document means the Emeco Indenture, the Emeco Notes and each document which relates to either of them (other than the Scheme) (as the case requires), and Emeco Current Finance Documents means all of them.

Emeco Current Security Documents means:

(a)	the Emeco Security Trust Deed;

(b)	each ‘Security’ as defined in the Emeco Security Trust Deed.

each document which relates to either of them (other than the Scheme) (as the case requires), and Emeco Current Security Documents means all of them.

Emeco Finco means Emeco Finance Pty Ltd.

Emeco Holdings Limited	173	Explanatory Statement

Emeco Group means the Company and each of its Subsidiaries, and a reference to Emeco Group Member or a member of the Emeco Group is to the Company or any of its Subsidiaries.

Emeco Indenture means the indenture dated 17 March 2014 in respect of the 9.875% Senior Secured Notes due 2019 between the Emeco Note Trustee, the Emeco Note Issuer, the Company and certain other members of Emeco Group.

Emeco Note Issuer means Emeco Pty Limited (ACN 112 227 728).

Emeco Notes Guarantor means each “Notes Guarantor” as defined in the Emeco Indenture and Emeco Notes Guarantors means all of them.

Emeco Note Trustee means The Bank of New York Mellon as the trustee under the Emeco Indenture.

Emeco Note Trustee Deed Poll means a deed poll to be executed by the Emeco Note Trustee in accordance with the Scheme.

Emeco Noteholders means the holders of Emeco Notes.

Emeco Notes means the notes issued by the Emeco Note Issuer pursuant to the Emeco Indenture.

Emeco Security Trust Deed means the security trust deed dated 18 January 2005 (as amended from time to time up to the Effective Date) pursuant to which the security trust known as the “Emeco Security Trust” was established an in respect of which the Emeco Security Trustee is the security trustee.

Emeco Security Trustee means Westpac Administration 3 Limited (formerly known as BOSI Security Services Limited) (ACN 009 413 852) in its capacity as security trustee of the Emeco Security Trust established under the Emeco Security Trust Deed.

Emeco Security Trustee Deed Poll means a deed poll to be executed by the Emeco Security Trustee in accordance with the Scheme.

Emeco Supporting Creditors means Ascribe II Investments LLC, Brookfield Credit Opportunities Master Fund, L.P. and Goldman Sachs International.

Emeco Swap Proceeds means the net A$ cash proceeds actually received by the Emeco Note Issuer on the close out or termination of the Emeco Swap Transactions.

Emeco Swap Transaction means the swap transactions between the Emeco Note Issuer and Goldman Sachs Financial Markets Pty Ltd subject of the revised confirmations dated 8 January 2015 and 9 January 2015.

Emeco Tranche B Notes Participants means:

(a)	the Securities Election Noteholder; and

(b)	the Scheme Cash Funders.

End Date means the first to occur of:

(a)	the Completion Date; and

(b)	the date on which a party terminates the RSA in accordance with its terms; or

(c)	9 January 2017 as the same may be extended in accordance with the terms of the RSA (or any later date agreed between all of the parties).

Emeco Holdings Limited	174	Explanatory Statement

Equity Exchange has the meaning given in clause 1.2 of Schedule 2.

Existing Security Arrangements means the existing security arrangements in place as at the date of the RSA in favour of any Supporting Creditors (or any agent or trustee on their behalf) supporting any Supporting Debt and related obligations.

Exclusivity Period means, in respect of any party, the period from the Commencement Date until the End Date.

Explanatory Statement means this explanatory Statement prepared in connection with the Scheme, to be approved by the Court and dispatched in accordance with the First Court Orders.

Escrow Account means an interest bearing or non-interest bearing trust account opened in the name of the third party escrow agent appointed under the Scheme Cash Funding Agreement as trustee for the parties, for the purpose of holding the escrow amount in accordance with the Scheme Cash Funding Agreement.

FATA means the Foreign Acquisitions and Takeovers Act 1975 (Cth).

Ferrier Hodgson Information means the information in Section 16 of this Explanatory Statement, the Ferrier Hodgson Report and certain other information in this Explanatory Statement that is identified as having been provided by or attributed to Ferrier Hodgson.

Ferrier Hodgson Report means the independent expert report prepared by Martin Jones of Ferrier Hodgson, a copy of which is set out at Annexure 2 of this Explanatory Statement.

FIRB means Foreign Investment Review Board.

First Chapter 15 Order means an order of the United States Bankruptcy Court Southern District of New York substantially in the form of the draft order under Chapter 15 of Title 11 of the United States Code entitled “Order (I) recognising (A) the Scheme as a foreign main proceeding and (B) the petitioner as the foreign representative (II) authorizing entry into the Cash Funding Agreement; and (III) granting related relief” in the form agreed between Ad-Hoc Committee’s counsel and the Company’s counsel.

First Court Date means the first date of the hearing of an application for the First Court Orders or, if the hearing of that application is adjourned, the first to which the hearing is adjourned.

First Court Hearing means the hearing of an application for the First Court Orders.

First Court Orders means the orders of the Court convening the Scheme Meeting under section 411(1) of the Corporations Act.

First Samuel means First Samuel Limited.

General Meeting means the meeting of Shareholders to consider and vote on the Transaction Resolutions and includes any meeting convened following any adjournment or postponement of that meeting.

Government Agency means, whether foreign or domestic:

(a)	a government, whether federal, state, territorial or local or a department, office or minister of a government acting in that capacity; or

(b)	a commission, delegate, instrumentality, agency, board, or other government, semi-government, judicial, administrative, monetary or fiscal body, department, tribunal, entity or authority, whether statutory or not, and includes any self-regulatory organisation established under statute or any stock exchange.

Emeco Holdings Limited	175	Explanatory Statement

Group means the Company and its subsidiaries before the completion of the Transaction.

Guarantors means the Company and each existing and subsequently acquired or organized direct or indirect Restricted Subsidiary.

Implementation means the transfer of the Scheme Shares pursuant to the Scheme. A reference to Implement or Implemented has a corresponding meaning.

Implementation Conditions means those conditions specified in section 3.6(a) of the Scheme.

Implementation Date means the fifth Business Day after the Effective Date or any later date that the Company notified to the Scheme Administrator in accordance with the terms of the Scheme provided that such date is on or before the End Date.

Information Agent means Epiq Corporate Restructuring.

Intermediary means any person holding an interest at the Voting Entitlement Record Date in any Emeco Notes, on behalf of another person or others persons and not holding that interest as a Registered Participant.

KPMG Tax Opinion means the tax opinion prepared by KPMG concerning the tax affairs of the Company and the Consolidation Parties as a consequence of the Transaction including the tax and Duty consequences of establishment of the Combined Group.

Listing Rule 7.1 Resolutions has the meaning given in section 7.3(b)(vi) of this Explanatory Statement.

Listing Rule 10.14 Resolution has the meaning given in section 7.3(b)(vii) of this Explanatory Statement.

Lock-Up has the meaning given in Section 7.3(a)(iii) of this Explanatory Statement.

Management Incentive Plan means the management equity incentive plan that is proposed in connection with the Transaction and intended to take effect on or following the Completion Date.

Marketable Parcel means a number of Shares equal to a marketable parcel as defined in the ASX Listing Rules.

Master Proxy Form means the master proxy form accompanying this Explanatory Statement for use by a Registered Participant to appoint one or more proxies to vote at the Scheme Meeting.

Material Adverse Event means any event occurring after the Commencement Date to any of Emeco Group, Andy’s or Orionstone that results in a decrease in the fair market value of the consolidated assets of the entities which will comprise the Combined Group by more than A$55,000,000.

Material EHL Subsidiary means any Subsidiary or Subsidiaries of the Company which individually or collectively comprises at least 50% of the EBITDA of the Emeco Group.

Net Proceeds has the same meaning as is given to that term in the Scheme.

New Directors means the directors of the Company to be appointed on or before the Completion Date in accordance with the terms of the RSA.

Emeco Holdings Limited	176	Explanatory Statement

New Emeco Indenture means the indenture to be entered into in respect of the Tranche B Notes.

New Emeco Note Trustee means The Bank of New York Mellon solely in its capacity as the trustee under the New Emeco Indenture.

New Emeco Security Trustee means Global Loan Agency Services Australia Nominees Pty Limited (ACN 608 945 008).

New Emeco Share means a Share to be issued and allotted pursuant to the Equity Exchange, the Rights Offer or the Management Incentive Plan.

New Hedging Position means any derivative or hedging positions entered into by the Combined Group following the Completion Date in amounts approved by the Emeco Board and the Required Supporting Creditors.

New RCF Agreement has the meaning given in Section 7.12 of this Explanatory Statement.

New Revolving Credit Facility has the meaning given in Section 7.12 of this Explanatory Statement.

New Revolving Lenders means the lenders under the New Revolving Credit Facility.

New Security Arrangements means the new security arrangements to be put in place (other than any Existing Security Arrangement) (and in respect of security over any Chilean assets, within 365 days after the Completion Date) as security for the Tranche B Notes, the New Revolving Credit Facility and the New Hedging Position in favour of any Supporting Creditor or New Revolving Lenders (or any agent or trustee on their behalf) granted by:

(a)	the Company;

(b)	the other Guarantors of the Emeco Group;

(c)	Orionstone Group;

(d)	Andy’s;

(e)	any Subsidiary of any of the above entities; and

(f)	any other person;

the structure and legal enforceability of which is acceptable to the Supporting Creditors.

Notice of Meeting means the notice of Scheme Meeting that is to be sent to Scheme Creditors with this Explanatory Statement.

Obligor means as at the Effective Date:

(a)	in respect of the Emeco Notes, each of the Emeco Note Issuer and each Emeco subsidiary identified as a “Notes Guarantor” in the Emeco Indenture; and

(b)	in respect of the Emeco Security Trust Deed, each Emeco subsidiary identified as an “Obligor” in that document.

Obligor Deed Poll means a deed poll executed by each Obligor prior to or on the First Court Date.

OEM means original equipment manufacturer.

Omnibus Proxy means an omnibus proxy pursuant to which Cede & Co. is expected to appoint those Registered Participants shown in the records of Cede & Co. DTC as holding an interest in the Emeco Notes held in DTC as its proxies in respect of the principal amount of the Emeco Notes shown on its records as being held by such Registered Participants on the Voting Entitlement Record Date.

Emeco Holdings Limited	177	Explanatory Statement

Orionstone means Orionstone Holdings Pty Ltd (ACN 603 473 623).

Orionstone Acquisition means the acquisition by the Company of all the shares in Orionstone.

Orionstone Board means the board of directors of Orionstone.

Orionstone Current Finance Documents means the finance documents between Orionstone and its senior secured creditors who are party to the RSA.

Orionstone Debt Compromise means the novation to Emeco Finco of the debt owed by Orionstone to its secured creditors in consideration for the issue of Transaction Securities to the secured creditors that is proposed as part of the Transaction.

Orionstone Group means Orionstone and each of its Subsidiaries, and a reference to Orionstone Group Member or a member of the Orionstone Group is to Orionstone or any of its Subsidiaries.

Orionstone Hedge Counterparty means the parties providing secured hedging facilities to Orionstone who are party to the RSA.

Orionstone Information means the information regarding Orionstone as set out in Section 13 of this Explanatory Statement.

Orionstone Shareholders means the shareholders of Orionstone who are parties to the RSA.

Orionstone Shareholder Lender means any Orionstone Shareholder, any Relative of any Orionstone Shareholder or any of their Associates or Related Entities who has a shareholder loan or similar liabilities owing from the Orionstone Group to it.

Orionstone Shareholders’ Agreement means the agreement titled Shareholders Deed dated on or about 24 April 2015 between Orionstone and the Orionstone Shareholders.

Orionstone SPA means the share sale and purchase agreement between the Company and Orionstone shareholders for the sale of all the issued share capital in Orionstone to the Company.

Orionstone Supporting Creditors means certain creditors of Orionstone who are parties to the RSA.

Orionstone Tranche B Notes Participants means the Orionstone Supporting Creditors.

Principal Outstanding means:

(a)	in respect of each Emeco Noteholder, the amount of principal owing to such Emeco Noteholder pursuant to the Emeco Notes;

(b)	in respect of a Orionstone Supporting Creditor, the amount of principal (and any accrued but unpaid interest, costs, fees and expenses not paid on the Completion Date) owing to such Orionstone Supporting Creditor pursuant to the Orionstone Current Finance Documents including any amount owing to an Orionstone Hedge Counterparty following the close-out or termination of any derivative position (including in relation to floating-to-fixed interest rate swaps, cross currency interest rate swaps and forward exchange rate swaps) in respect of which an Orionstone Group is the counterparty; and

(c)	in respect of an Andy’s Supporting Creditor, the amount of principal (and any accrued but unpaid interest, costs, fees and expenses not paid on the Completion Date) owing to such Andy’s Supporting Creditor pursuant to the Andy’s Current Finance Documents and the terms of the RSA.

Emeco Holdings Limited	178	Explanatory Statement

Proxy Form means the proxy form accompanying this Explanatory Statement for use by an Emeco Noteholder to appoint a proxy to vote at the Scheme Meeting.

Registered Participant means a person recorded directly in the records of Cede & Co. and DTC as holding an interest in any Emeco Notes in an account held with DTC.

Registered Participant Transmittal Letter means the registered participant transmittal letter accompanying this Explanatory Statement for use by a Registered Participant to elect to receive an interest in Transaction Securities if the Scheme is approved.

Related Entity has the meaning given in section 9 of the Corporations Act.

Relative has the meaning given in section 995.1 of the Income Tax Assessment Act 1997 (Cth).

Relevant Interest has the meaning given in the Corporations Act.

Relevant Proportion means in relation to any Scheme Cash Funder, the percentage set out in the column “Relevant Proportion” in Schedule 2 of the Scheme Cash Funding Agreement.

Representative means a director, officer, employee, agent, auditor, adviser, partner, consultant, joint venturer, contractor or sub-contractor, or of any related body corporate (as defined under the Corporations Act).

Required Supporting Creditors means:

(a)	ANZ;

(b)	a representative of the Orionstone Supporting Creditors; and

(c)	the Ad-Hoc Committee.

Residual Interest Amount means an amount equal to the aggregate amount of interest accrued but unpaid up to and including the Implementation Date under the Emeco Notes.

Requisite Majority means a majority in number (more than 50%) of the Emeco Noteholders who are present and voting at the Scheme Meeting (either in person or by proxy) being a majority whose debts or claims against the Company amount in the aggregate to at least 75% of the total debts and claims owing to the Emeco Noteholders present and voting at the Scheme Meeting (either in person or by proxy).

Restricted Subsidiary means any Subsidiary of the Company that is not an Unrestricted Subsidiary (as defined in the Description of the Tranche B Notes and Security as set out in Schedule 1 of this document).

Rights Offer means the rights offer that is proposed in connection with the Transaction for which the Company will lodge a disclosure document with ASIC.

RSA means the document entitled “Restructuring Support Agreement” entered into between, among others, the Company, the Emeco Note Issuer, Orionstone and Andy’s and dated 23 September 2016 (as amended).

Emeco Holdings Limited	179	Explanatory Statement

Scheme means the compromise or arrangement under Part 5.1 of the Corporations Act between the Company, the Subordinate Claim Holders and the Scheme Noteholders, a copy of which is set out at Annexure 1 to this document, subject to any alterations or conditions made or required by the Court.

Scheme Administrators means Martin Jones and Andrew Smith of Ferrier Hodgson, or any other persons who accept the appointment to the role of scheme administrators of the Scheme, subject to section 411(7) of the Corporations Act.

Scheme Administrators Deed Poll means a deed poll executed by the Scheme Administrators prior to or on the First Court Date.

Scheme Cash Commitment means US$80,000,000.

Scheme Cash Funder means the parties who have agreed to make the Aggregate Cash Consideration available to the Company under the Scheme Cash Funding Agreement.

Scheme Cash Funding Agreement means the agreement pursuant to which the Aggregate Cash Consideration will be funded as described in Section 8.4 of this Explanatory Statement.

Scheme Cash Recipients means the Scheme Noteholders who elect, or are deemed to have elected, to receive the Cash Consideration in lieu of the Transaction Securities under the Scheme.

Scheme Consideration means the issue of Transaction Securities, or the payment of the Cash Consideration in lieu of being issued the Transaction Securities, to the Scheme Noteholders in accordance with the Scheme.

Scheme Creditor means a Scheme Noteholder or DTC.

Scheme Creditors Deed Poll means a deed poll to be executed by the Scheme Creditors in accordance with the Scheme.

Scheme Meeting means the meeting of the Emeco Noteholders ordered by the Court to be convened under section 411(1) of the Corporations Act in relation to the Scheme, and includes any adjournment of that meeting.

Scheme Noteholder means an Emeco Noteholder as at the Effective Date solely in its capacity as a holder of Emeco Notes, notwithstanding the disposal or transfer of any right under the Emeco Indenture or any agreement to dispose of or transfer any such right entered into by that person before or after that time.

Scheme Noteholders Deed Poll means a deed poll to be executed by the Scheme Administrators in their capacity as agent and attorney for the Scheme Noteholders in accordance with the Scheme.

Scheme Resolution means the resolution contained in the Notice of Meeting which will be put to Emeco Noteholders at the Scheme Meeting.

Scheme Shares means the Emeco Shares to be issued by the Company pursuant to the Scheme.

Second Chapter 15 Order means an order of the United States Bankruptcy Court Southern District of New York substantially in the form of the draft order entitled “Order granting recognition and giving full force and effect to Scheme” in relation to the Scheme.

Second Court Date means the first day of the Second Court Hearing.

Second Court Hearing means the hearing of an application made to the Court for orders under section 411(4)(b), including any adjourned hearing.

Emeco Holdings Limited	180	Explanatory Statement

Second Court Orders means the orders of the Court approving this Scheme under section 411(4)(b) (and, if applicable, section 411(6)) of the Corporations Act.

Section 260B Resolution has the meaning given in section 7.3(b)(ix) of this Explanatory Statement.

Security Election Information means the information sought by Item 2 of the Election Form which is the information required to be provided to the Company by each Scheme Noteholder in order to be eligible to receive its consideration under the Scheme in the form of New Scheme Shares and a beneficial interest in Tranche B Notes.

Securities Election Noteholder means a Scheme Noteholder who elects to receive Transaction Securities under the Scheme.

Security Interest means a right, interest, power or arrangement in relation to any property which provides security for, or protects against default by a person in, the payment or satisfaction of a debt, obligation or liability, including a mortgage, bill of sale, pledge, deposit, encumbrance, lien (statutory or otherwise), or hypothecation, preference, priority, charge or security interest as defined in sections 12(1) and 12(2) of the Personal Property Securities Act 2009 (Cth), of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or lease in the nature thereof).

Share means fully paid ordinary shares in the capital of the Company.

Shareholder means the registered holder of a Share.

Shareholder Meeting means the general meeting of the Shareholders to be held on or around 12 December 2016 to consider and vote on the issuing of Shares under the Scheme.

Shareholders’ Section 611 Resolution has the meaning given in section 7.3(b)(viii)(A) of this Explanatory Statement.

Standstill Period means the period on and from the Effective Date up to the earlier of completion of the Transaction and the End Date (each inclusive).

Step means each step set out in the Steps Plan.

Steps Plan means the document so named ‘Steps Plan’ and included as Attachment A of the Scheme.

Subordinate Claim means a subordinate claim within the meaning of subsection 563A(2) of the Corporations Act, against the Company in respect of any fact, matter, circumstance or event which has arisen or occurred at any time prior to the commencement of Step 20 (Compromise of Subordinate Claims) as set out in Section 8.2 of this Explanatory Statement.

Subordinate Claim Holder means any person who, as at immediately prior to the commencement of Step 20 (Compromise of Subordinate Claims) as set out in Section 8.2 of this Explanatory Statement, has or, but for this Scheme, would be entitled to make, a Subordinate Claim.

Subsidiary has the meaning given in the Corporations Act.

Superior Proposal means a bona fide Competing Proposal of the kind referred to in any of paragraphs (b) or (c) of the definition of Competing Proposal which the Emeco Board, acting in good faith, and after receiving written legal advice from its legal adviser and written advice from its financial adviser, determines:

(a)	is reasonably capable of being valued and completed, taking into account all aspects of the Competing Proposal including any timing considerations, any conditions precedent and the identity of the proponent;

Emeco Holdings Limited	181	Explanatory Statement

(b)	would, if completed substantially in accordance with its terms, be more favourable to Shareholders (as a whole) than the Transaction, taking into account all terms and conditions of the Competing Proposal; and

(c)	would require it by virtue of its directors’ duties to respond to such Competing Proposal or to change, withdraw or modify its recommendation.

Supporting Creditors means certain creditors of Emeco, Orionstone and Andy’s who are parties to the RSA.

Supporting Debt means:

(a)	in the case of an Orionstone Supporting Creditor, all of the obligations and liabilities owing to that Orionstone Supporting Creditor under the Orionstone Current Finance Documents;

(b)	in the case of an Andy’s Supporting Creditor, all of the obligations and liabilities owing to that Andy’s Supporting Creditor under the Andy’s Current Finance Documents; and

(c)	in the case of an Emeco Supporting Creditor, the Emeco Notes held by that Emeco Supporting Creditor.

Tranche B Noteholders means holders of the Tranche B Notes.

Tranche B Notes means secured notes to be issued on substantially the same terms as set out in Schedule 1 of this Explanatory Statement.

Transaction means the following interconditional transactions:

(a)	the Andy’s Acquisition;

(b)	the Orionstone Acquisition;

(c)	the Scheme;

(d)	the issue of the Tranche B Notes, including but not limited to the Scheme Noteholders;

(e)	Orionstone Debt Compromise;

(f)	Andy’s Debt Compromise;

(g)	the Equity Exchange;

(h)	cancellation of all commitments under the Emeco ABL Facility;

(i)	the satisfaction or waiver of all conditions precedent under the New RCF Agreement other than occurrence of the Completion Date;

(j)	the Rights Offer;

(k)	restructure of the Existing Security Arrangements, the structure and legal enforceability of which is acceptable to the Supporting Creditors; and

(l)	the New Security Arrangements becoming effective.

Transaction Resolutions means:

(a)	the Listing Rule 7.1 Resolutions;

(b)	the Listing Rule 10.14 Resolution;

Emeco Holdings Limited	182	Explanatory Statement

(c)	the Section 260B Resolution;

(d)	the Shareholders’ Section 611 Resolution; and

(e)	the EHL Section 611 Resolution.

Transaction Securities means the New Emeco Shares and the benefit of the Tranche B Notes.

Underwriting Agreement means the underwriting agreement in connection with the Rights Offer to be executed by the Company, Black Crane and First Samuel.

Unmarketable Parcel means a number of Shares which is less than a Marketable Parcel.

Unmarketable Parcel Holder means a Shareholder holding an Unmarketable Parcel.

U.S. Exchange Act means the U.S. Securities Exchange Act of 1934, as amended.

U.S. Securities Act means the U.S. Securities Act of 1933, as amended.

Voting Cut Off means the date specified in Section 3, being the latest date by which the Master Proxy Form must be received by the Information Agent.

Voting Entitlement Record Date means the date specified in Section 3.

Emeco Holdings Limited	183	Explanatory Statement

22.	Contact details

The Company

Emeco Holdings Limited

Level 3, 71 Walters Drive

Osborne Park WA 6017

Australia

Financial Adviser

Houlihan Lokey Capital, Inc.

Level 9

2 Bulletin Place

Sydney NSW 2000

Financial Adviser

Macquarie Capital (Australia) Limited

50 Martin Place

Sydney NSW 2000

Legal Adviser

Baker & McKenzie

Level 27

50 Bridge Street

Sydney NSW 2000

Emeco Note Trustee

Bank of New York Mellon

Level 2

1 Bligh Street

Sydney NSW 2000

Auditor

Deloitte Corporate Finance Pty Limited

Brookfield Place, Tower 2

123 St Georges Terrace

Perth WA 6000

Independent Expert

Ferrier Hodgson

Level 28

108 St Georges Terrace

Perth WA 6000

Information Agent

Epiq Corporate Restructuring

777 Third Avenue

12th Floor

New York, New York 10017

USA

Emeco Holdings Limited	184	Explanatory Statement

Schedule 1

Description of Tranche B Notes and Security

See attached.

Emeco Holdings Limited	185	Explanatory Statement

DESCRIPTION OF THE TRANCHE B NOTES AND SECURITY

On the Issue Date, Emeco Pty Ltd (the “Issuer”) will issue US$●1 aggregate principal amount of 9.250% Senior Secured Notes due 2022 (the “Notes”) under an Indenture (the “Indenture”) among itself, Emeco Holdings Limited (the “Parent”), each of the other Note Guarantors and The Bank of New York Mellon, as Trustee. In the Noteholders’ Scheme, the Issuer will issue US$●1 aggregate principal amount of Notes. The remaining Notes will be issued in the Andy’s Debt Compromise and the Orionstone Debt Compromise.

Unless the context requires otherwise, references in this “Description of the Notes” to the Notes include any additional Notes that are issued. The terms of the Notes include those set forth in the Indenture.

If any provision of this Description of Notes limits, qualifies or conflicts with the duties that would be imposed by any of Sections 310 to 317 of the Trust Indenture Act of 1939, as amended (together with any successor statute, and the rules and regulations promulgated by the SEC thereunder, the “Trust Indenture Act”) through operation of Section 318(c) thereof on any Person if the Indenture were qualified under the Trust Indenture Act, such imposed duties shall control.

Certain terms used in this description are defined under the subheading “—Certain Definitions.” In this description, the “Issuer” refers only to Emeco Pty Ltd and not any of its Subsidiaries and the terms “we”, “our” and “us” refer to the Parent together with its consolidated subsidiaries immediately following the consummation of the Transactions. The Parent and each Subsidiary of the Parent that guarantees the Notes is referred to as a “Note Guarantor” and each Note Guarantor’s guarantee of the Notes is referred to as a “Note Guarantee.”

The following description is only a summary of the material provisions of the Notes, the Indenture, the Amended Security Trust Deed and the other Security Documents, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Notes, the Indenture, the Amended Security Trust Deed and the other Security Documents, including the definitions therein of certain terms used below.

The registered holder of a Note (a “Holder”) will be treated as the owner of it for all purposes. Only Holders will have rights under the Indenture.

Brief Description of the Notes and the Note Guarantees

The Notes will be guaranteed on a senior secured basis by each of the Note Guarantors, as described under “—Guarantees.”

The Notes and the related Note Guarantees:

•	will be general senior obligations of the Issuer and the Note Guarantors, respectively and will rank senior in right of payment to all of the Issuer’s and each Note Guarantor’s future indebtedness that is expressly subordinated in right of payment of the Notes (in the case of the Issuer) and to the Note Guarantees (in the case of the Note Guarantors);

•	will be secured by a security interest over the Collateral (as defined below) subject to Permitted Collateral Liens and the exceptions and limitations described under “—Security” on an equal and ratable basis with any Pari Passu Debt incurred by the Issuer;

•	will be effectively subordinated (in terms of security) to any existing and future Payment Priority Obligations (including liabilities under the Credit Facility and an unlimited amount of liabilities in respect of certain hedging obligations of the Issuer and the Note Guarantors under Interest Rate Agreements and Currency Agreements and certain obligations secured by Permitted Collateral Liens) that are secured by the Collateral;

[1]	This figure will be determined immediately after the Calculation Date and is expected to be the US dollar equivalent of approximately A$472.5 million

•	will be effectively subordinated to any Indebtedness of the Issuer or the Note Guarantors that is secured by property and assets other than the Collateral, to the extent of the value of the property and assets securing such Indebtedness;

•	will be effectively senior to any existing or future Junior Secured Indebtedness and any Unsecured Indebtedness of the Issuer or the Note Guarantors, in each case to the extent of the value of the Collateral; and

•	will be effectively subordinated in right of payment to existing and future liabilities of any of our Non-Guarantor Subsidiaries.

Under the Indenture, the Issuer will be permitted to incur certain obligations and additional Indebtedness in the future which may share in the Collateral. The amount of such secured Indebtedness will be limited by the covenants described under the captions “—Certain Covenants—Limitation on Indebtedness” and “—Certain Covenants—Limitation on Liens.” Under certain circumstances, the amount of such obligations and additional Indebtedness secured by Permitted Collateral Liens on the Collateral could be significant.

A substantial portion of the operations of the Parent is conducted through its Subsidiaries. Although all of the Parent’s Restricted Subsidiaries other than the Issuer will initially guarantee the Notes on the Issue Date as described under “—Guarantees”, Note Guarantees may be released under certain circumstances and future Subsidiaries of the Parent may not be required to Guarantee the Notes in certain circumstances. Claims of creditors of such Non-Guarantor Subsidiaries (other than the Issuer), including trade creditors and creditors holding indebtedness or Guarantees issued by such Non-Guarantor Subsidiaries, and claims of preferred stockholders of such Non-Guarantor Subsidiaries, generally will have priority with respect to the assets and earnings of such Non-Guarantor Subsidiaries over the claims of the creditors of the Issuer, including Holders of the Notes. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such Non-Guarantor Subsidiaries.

Principal, Maturity and Interest

The Issuer will issue the Notes initially with a maximum aggregate principal amount of US$●2 Notes. The Issuer will issue the Notes in minimum denominations of US$160,000 and any integral multiple of US$1,000 in excess thereof. The Notes will mature on January 31, 2022. Subject to compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness” and “—Certain Covenants—Limitation on Liens,” the Issuer is permitted to issue more Notes from time to time (the “Additional Notes”). Any Additional Notes issued in the future will be identical in all respects to the Notes that we are issuing now, except that the Notes issued in the future may have different issuance prices and temporary restrictions and will have different issuance dates. The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Notes”, references to the Notes include any Additional Notes actually issued.

Interest on the Notes will accrue at the rate of 9.250% per annum and will be payable semiannually in arrears on January 31 and July 31, commencing on July 31, 2017. The Issuer will make each interest payment to the Holders of record of the Notes on the immediately preceding January 15 and July 15. The Issuer will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

[2]	This figure will be determined immediately after the Calculation Date and is expected to be the US dollar equivalent of approximately A$472.5 million

Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

ANZ/CAT Transactions

On the Issue Date, the Issuer will issue the ANZ/CAT Notes which will be held by the Parent and which may be transferred after the Issue Date to ANZ or CAT to satisfy the Parent’s obligations under the HG Receivables Agreement or the Restructuring Support Agreement. These obligations are described in Section 2.9 of this Explanatory Memorandum. In connection with the ANZ/CAT Notes, the Indenture will provided that:

(a) The Parent will not, and will not permit any of its Restricted Subsidiaries to, amend the HG Receivables Agreement in any manner that is adverse to the Parent and its Restricted Subsidiaries in any material respect.

(b) The Issuer shall not transfer any ANZ/CAT Notes other than pursuant to the HG Receivables Agreement or clause 7.39 of the Restructuring Support Agreement. All ANZ/CAT Notes that are not delivered (or are not now, nor will at any time in the future be required to be delivered) to ANZ pursuant to the HG Receivables Agreement or to ANZ or CAT pursuant to clause 7.39 of the Restructuring Support Agreement shall be promptly cancelled by the Issuer.

Paying Agent and Registrar for the Notes

The Issuer will maintain one or more paying agents (each, a “Paying Agent”) for the Notes in the Borough of Manhattan, City of New York. The Principal Paying Agent will be The Bank of New York Mellon in New York.

The Issuer will also maintain a registrar (the “Registrar”) with offices in the Borough of Manhattan, City of New York. The Issuer will also maintain a transfer agent in New York. The initial Registrar will be The Bank of New York Mellon. The initial transfer agent will be The Bank of New York Mellon in New York.

The Issuer may change the Paying Agents, the Registrar or the transfer agents without prior notice to the holders.

Additional Amounts

All payments made or deemed to be made by the Issuer, any Note Guarantor as well as all payments made or deemed to be made by the Trustee pursuant to the provisions hereof under the heading “—Defeasance” or “—Satisfaction and Discharge” under or with respect to the Notes or with respect to any Note Guarantee will be made free and clear of and without withholding or deduction for, or on account of, any present or future taxes, levies, imposts, duties, assessments or other governmental charges of whatever nature, including related penalties, interest and other liabilities (“Taxes”), imposed or levied by or on behalf of (i) any jurisdiction in which the Issuer (including any Successor Issuer), is then incorporated, organized or resident for tax purposes or any political subdivision thereof or therein (a “Relevant Tax Jurisdiction”) (ii) any jurisdiction in which any Note Guarantor is then incorporated, organized or resident for tax purposes or any political subdivision thereof or therein (including any Successor Note Guarantor) or (iii) any jurisdiction from or through which payment is made by or on behalf of the Issuer or any Note Guarantor (including, without limitation, the jurisdiction of any paying agent) or any political subdivision thereof or therein (each of (i), (ii) and (iii), a “Tax Jurisdiction”), unless the withholding or deduction of such Taxes is then required by law or the interpretation or administration thereof. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of any Tax Jurisdiction will at any time be required to be made from any payments made or deemed to be made under or with respect to the Notes or with respect to any Note Guarantee, including, without limitation, payments of principal, redemption price, purchase price, interest or premium, the Issuer, the relevant Note Guarantor or other payor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder (including Additional Amounts) after such withholding, deduction or imposition of Taxes will equal the respective amounts that would have been received in respect of such payments or deemed payments in the absence of such withholding or deduction of Taxes; provided, however, that no Additional Amounts will be payable with respect to:

(1) any Taxes that would not have been imposed but for the Holder of a Note or the beneficial owner of a Note being a citizen or resident or national of, incorporated in or maintaining a permanent establishment or physical presence in, the relevant Tax Jurisdiction in which such Taxes are imposed, or carrying on a business or having any other present or former connection with the relevant Tax Jurisdiction other than as a result of the mere acquisition, holding, enforcement or receipt of payment in respect of such Note or any Note Guarantee;

(2) any Taxes that are imposed or withheld as a result of the failure of the Holder or beneficial owner of a Note to comply with any timely reasonable written request, made to that Holder or beneficial owner, by the Issuer or any of the Note Guarantors to provide timely and accurate information concerning the nationality, residence or identity of such holder or beneficial owner or an appropriate tax file number, Australian Business Number, or other number or exemption details or to make any valid and timely declaration or similar claim or satisfy any certification, information or other reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to any exemption from or reduction in all or part of such Taxes to which such Holder or beneficial owner is entitled;

(3) any Note presented for payment (where Notes are in the form of definitive registered Notes and presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period);

(4) any payment of principal or interest on a Note made to any Holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note;

(5) any estate, inheritance, gift, sales, excise, transfer, personal property or similar Taxes (not being a tax on income, profits or gains);

(6) any Taxes imposed or calculated by reference to net income or profits;

(7) any Taxes imposed or withheld by reason of such Holder being an Offshore Associate of the Issuer or any of the Note Guarantors (other than as a result of the transactions contemplated by clause 7 of the Restructuring Support Agreement) or by reason of the Australian Commissioner of Taxation giving a direction to the Issuer or Note Guarantor under section 255 of the Income Tax Assessment Act of 1936 of Australia or section 260-5 of Schedule 1 of the Taxation Administration Act 1953 of Australia; or

(8) any combination of items (1) through (7) above.

In addition, any amounts to be paid on the Notes will be paid net of any deduction or withholding imposed or required pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code, and no additional amounts will be required to be paid on account of any such deduction or withholding.

In addition to the foregoing, the Issuer and the Note Guarantors will also pay and indemnify the Holder, the Trustee and the Paying and Transfer Agent for any present or future stamp duty, issue, registration, court or documentary taxes, or any other excise or property taxes, charges or similar Taxes which are levied by any Tax Jurisdiction on the execution, delivery, registration or enforcement of any of the Notes, this Indenture, any Note Guarantee, any Security Document or any other document or instrument referred to therein, including but limited to the attorneys’ fees and costs of defending any claim or bringing any claim to enforce the indemnification or other obligations of the Issuer and the Note Guarantors, but excluding taxes, charges or similar levies imposed by any jurisdiction other than (i) Australia (including States and Territories of Australia), (ii) any jurisdiction in which a Note Guarantor is organized or is otherwise a resident for tax purposes, (iii) the jurisdiction in which any successor of the Issuer or a Note Guarantor is organized or resident for tax purposes, (iv) any jurisdiction in which such taxes are levied due to the Issuer’s, a Note Guarantor’s or a successor’s activities in or connection with such jurisdiction, or (v) any jurisdiction in which a Paying and Transfer Agent is located, and the Issuer will agree to indemnify the Holders, the Trustee and the Paying and Transfer Agent for any such taxes properly paid by the Holders. The Issuer and the Note Guarantors will indemnify and hold harmless each Holder for the amount of (i) any Taxes not withheld or deducted by the Issuer or any Note Guarantor and levied or imposed and paid by such Holder as a result of payments made under or with respect to the Notes, (ii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and (iii) any Taxes imposed with respect to any reimbursement under clauses (i) or (ii) above.

The Issuer and the Note Guarantors will also pay and indemnify the Holder against, and must pay the Holder on demand an amount equal to, any liability or cost which the Holder determines in good faith will be or has been (directly or indirectly) suffered by that Holder for on account of Tax (excluding any Taxes described in clauses (1) through (8) above) that has arisen as a consequence of Taxes which should have been, but were not, withheld or deducted in accordance with this Section 4.17 hereof.

If the Issuer or any Note Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Note Guarantee, the Issuer or the relevant Note Guarantor, as the case may be, will deliver to the Trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Issuer or the relevant Note Guarantor shall notify the Trustee promptly thereafter) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officers’ Certificate must also set forth any other information reasonably necessary to enable the Paying Agents to pay Additional Amounts to Holders on the relevant payment date. The Trustee shall be entitled to rely solely on such Officers’ Certificate as conclusive proof that such payments are necessary. The Issuer or the relevant Note Guarantor will provide the Trustee with documentation satisfactory to the Trustee evidencing the payment of Additional Amounts and the Trustee will make such documentation available to Holders.

The Issuer, or the Paying Agents on its behalf, or the relevant Note Guarantor will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. Upon request, the Issuer or the relevant Note Guarantor will provide to the Trustee an official receipt or, if official receipts are not obtainable, other documentation satisfactory to the Trustee evidencing the payment of any Taxes so deducted or withheld within 30 days after the date the payment of any Taxes is due. The Issuer or the relevant Note Guarantor (as the case may be) will attach to each certified copy or other document a certificate stating the amount of such Taxes paid per US$1,000 principal amount of Notes then outstanding. Upon request, copies of those receipts or other documentation, as the case may be, will be made available by the Trustee to the Holders of the Notes.

Whenever in the Indenture, the Notes, or in this “Description of Notes” there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes or Note Guarantee (as the case may be), such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The above obligations will survive termination, defeasance or discharge of the Indenture and any transfer by a Holder or beneficial owner of its Notes and will apply mutatis mutandis to any jurisdiction in which any successor person to the Issuer or any Note Guarantor is incorporated, organized or resident for tax purposes or any jurisdiction from or through which such person makes any payment on the Notes (or any Note Guarantee) and any political subdivision thereof or therein.

Optional Redemption

Except as set forth herein, the Issuer will not be entitled to redeem the Notes.

On and after January 31, 2020, the Issuer will be entitled at its option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice mailed or otherwise delivered to each Holder in accordance with the applicable procedures of DTC, at the redemption prices (expressed in percentages of principal amount thereof on the redemption date) set forth below, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date falling on or prior to the date of redemption to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on January 31 of the years set forth below:

Period	Redemption Price
2020	104.625%
2021 and thereafter	100.000%

In addition, any time prior to January 31, 2020, the Issuer will be entitled at its option on one or more occasions to redeem the Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount thereof on the redemption date) of 109.250%, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the Net Cash Proceeds from one or more Equity Offerings by the Parent; provided, however, that:

(1) at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than the Notes held by the Parent or its Subsidiaries); and

(2) each such redemption occurs within 90 days after the date of the closing of such Equity Offering.

Prior to January 31, 2020, the Parent will be entitled at its option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice delivered to each Holder by mail or in accordance with the applicable procedures of DTC at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

Selection and Notice of Redemption

If the Issuer is redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis unless otherwise required by law or the rules of DTC.

The Issuer will redeem Notes of US$160,000 or less in whole and not in part. The Issuer will cause notices of redemption to be mailed by first-class mail or delivered in accordance with the applicable procedures of the Depositary at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address or in accordance with the applicable procedures of DTC.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. The Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due and payable at the redemption price on the redemption date, and upon surrender of the Notes called for redemption, the Issuer shall redeem such Notes at the redemption price. On and after the redemption date, interest will cease to accrue on the Notes or portions of them called for redemption.

Redemption for Changes in Taxes

The Issuer may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 30 nor more than 60 days’ prior notice to the Holders of the Notes (which notice will be irrevocable and given in accordance with the procedures described in “—Selection and Notice of Redemption”), at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Issuer for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the Tax Redemption Date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes, the Issuer is or would be required to pay Additional Amounts (but, in the case of any Note Guarantors, only if such amount cannot be paid by the Issuer or another Note Guarantor who can pay such amount, through the use of reasonable measures available to it, without the obligation to pay Additional Amounts) and the Issuer or any Note Guarantor cannot avoid any such payment obligation by taking reasonable measures available, and the requirement arises as a result of:

(1) any change in, repeal of or amendment to, the laws (or any regulations, or rulings promulgated thereunder) of the applicable Relevant Tax Jurisdiction (as defined above) affecting taxation which change, repeal of or amendment becomes effective on or after the Issue Date (or, if the applicable Relevant Tax Jurisdiction has changed since the Issue Date, the date on which the then current Relevant Tax Jurisdiction became the applicable Relevant Tax Jurisdiction under the Indenture); or

(2) any change in, repeal of or amendment to, the existing official position or the introduction of an official position regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change, repeal, amendment, application or interpretation becomes effective on or after the Issue Date (or, if the applicable Relevant Tax Jurisdiction has changed since the Issue Date, the date on which the then current Relevant Tax Jurisdiction became the applicable Relevant Tax Jurisdiction under the Indenture).

The Issuer will not give any such notice of redemption earlier than 60 days prior to the earliest date on which the Issuer or any Note Guarantor would be obligated to make such payment or withholding if a payment in respect of the Notes were then due, and at the time such notice is given, the obligation to pay Additional Amounts must remain in effect. Prior to the publication or, where relevant, delivery of any notice of redemption of the Notes pursuant to the foregoing, the Issuer will deliver the Trustee an opinion of independent tax expert, such tax expert being an internationally recognized law or accounting firm, to the effect that there has been such change, repeal or amendment which would entitle the Issuer to redeem the Notes hereunder. In addition, before the Issuer publishes or delivers notice of redemption of the Notes as described above, it will deliver to the Trustee an Officers’ Certificate to the effect that it or the relevant Note Guarantor cannot avoid its obligation to pay Additional Amounts by the Issuer or the relevant Note Guarantor taking reasonable measures available to it.

The Trustee shall accept such Officers’ Certificate and opinion of the tax expert as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the holders.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under “—Change of Control”, “—Certain Covenants—Excess Cash Offer”, “—Certain Covenants—Proceeds Offer and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.” In addition, the Parent or its Subsidiaries may at any time and from time to time purchase Notes or their other Indebtedness through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as the Parent or any such Subsidiaries may determine. However, other agreements of the Parent or its Subsidiaries may limit the ability of the Parent or its Subsidiaries to purchase the Notes prior to maturity. Any Notes, while held by the Parent or any Affiliate of the Parent, shall not entitle the Holder to vote the Notes and shall not be deemed outstanding for purposes of waivers and consents or other actions by Holders of the Notes.

Guarantees

As of the Issue Date, all of the Parent’s Subsidiaries will be “Restricted Subsidiaries” and (other than its subsidiaries acquired in the Transactions) “Note Guarantors”. Within two business days of the Issue Date, the Parent Guarantor will cause the subsidiaries it acquires in the Transactions to become Note Guarantors. Board of Directors of the Parent will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries” under the circumstances described in the definition of “Unrestricted Subsidiary.” Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture and will not Guarantee the Notes.

After the Issue Date, the Parent will cause each of its future Restricted Subsidiaries to execute and deliver to the Trustee, immediately upon becoming a Restricted Subsidiary, a supplemental indenture pursuant to which such Restricted Subsidiary shall become a Note Guarantor under the Indenture unless as a result of applicable law, rule or regulation (including, without limitation, the U.S. Investment Company Act of 1940, as amended), (x) such Subsidiary cannot provide a guarantee of the Notes or (y) providing such a guarantee would reasonably be expected to give rise to or result in any personal liability for officers or directors of such Subsidiary or its shareholders after giving effect to any limitations on such Note Guarantee as described under “—Limitations on the Validity and Enforceability of the Note Guarantees.”

Pursuant to the Indenture, (A) a Note Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described under “—Certain Covenants—Merger and Consolidation” and, in the case of the Parent, also in accordance with “—Change of Control” and (B) the Equity Interests of a Note Guarantor other than the Parent may be sold or otherwise disposed of to another Person to the extent described below under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”; provided, however, that in the case of the consolidation, merger or transfer of all or substantially all the assets of such Note Guarantor, if such other Person is not the Issuer or another Note Guarantor, such Note Guarantor’s obligations under its Note Guarantee must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

(1) the disposition in its entirety, whether through a merger, consolidation or sale or disposition of Equity Interests of, or a sale or disposition of all or substantially all of the assets of, a Note Guarantor (other than the Parent); or

(2) the sale or disposition of all or a portion of such Note Guarantor’s Equity Interests that results in such Note Guarantor (other than the Parent) ceasing to be a Subsidiary;

in each case other than to the Parent or an Affiliate of the Parent and as permitted by the Indenture and if in connection therewith the Issuer provides an Officers’ Certificate to the Trustee to the effect that the Parent will comply with its obligations under the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition. Upon any sale or disposition described in clause (1) above, the obligor on the related Note Guarantee will be automatically and unconditionally released and discharged from its obligations thereunder, so long as such Note Guarantor is simultaneously released from its obligations in respect of any of the Parent’s and the Issuer’s other Indebtedness and any Indebtedness of any other Note Guarantor.

The Note Guarantee of a Note Guarantor also will be released:

(1) upon repayment in full of the Notes;

(2) in connection with any sale or other disposition (including by merger or otherwise) of the Capital Stock of the Note Guarantor (other than the Parent) after which such Note Guarantor is no longer a Restricted Subsidiary, if the sale of such Capital Stock complies with the applicable provisions of the Indenture;

(3) upon the designation of such Note Guarantor as an Unrestricted Subsidiary to the extent permitted by the Indenture;

(4) if the Issuer exercises its Legal Defeasance option or its Covenant Defeasance option as described under “—Defeasance” or if its obligations under the Indenture are discharged in accordance with the terms of the Indenture; or

(5) in the event that the continued obligations of such Note Guarantor (other than the Parent) could reasonably be expected to rise or result in (now or in the future): (a) any violation of applicable law (including, without limitation, the U.S. Investment Company Act of 1940, as amended), or (b) any personal liability for the officers, directors or indirect shareholders of such Note Guarantors, which is each case of (a) or (b) cannot be avoided or otherwise prevented through measures reasonably available to the Issuer and the Note Guarantor.

No release and discharge of the Note Guarantor from its Note Guarantee shall be effective against the Trustee, any Agent or the Holders of Notes (i) if a Default or Event of Default shall have occurred and be continuing under the Indenture as of the time of such proposed release and discharge until such time as such Default or Event of Default is cured or waived and (ii) until the Issuer shall have delivered to the Trustee an Officers’ Certificate upon which the Trustee may conclusively rely, stating that all conditions precedent provided for in this Indenture relating to such release and discharge have been complied with and that such release and discharge is authorized and permitted under the Indenture.

Limitations on the Validity and Enforceability of the Note Guarantees

The obligations of each Note Guarantor under its Note Guarantee and the granting of any security for such obligations will be limited as necessary to prevent that Note Guarantee or any security for such obligations, as applicable, from constituting a fraudulent conveyance or transfer or voidable preference under applicable law. If a Note Guarantee or any security for such obligations were rendered avoidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Note Guarantor, and, depending on the amount of such indebtedness, a Note Guarantor’s liability on its Note Guarantee or any security for such obligations could be reduced to zero. Note Guarantees and any security for such obligations may also be set aside or avoided on other grounds. Security

General

The obligations of the Issuer and the Note Guarantors under the Indenture initially will be secured by (i) a general security deed (the “General Security Deed”) over the present and future property of the Issuer and each Note Guarantor incorporated in the Commonwealth of Australia and (ii) a security agreement over the present and future property of each Note Guarantor incorporated in Canada (the “Transaction Security”). The Parent will use commercially reasonable efforts to cause its Chilean subsidiaries Enduro SpA and Emeco Holdings South America SpA to provide security over their property no later than the date that is 365 days after the Issue Date.

The collateral charged under the Transaction Security (collectively, the “Collateral”) will be held by the Security Trustee pursuant to the Amended Security Trust Deed for the benefit of the beneficiaries under the Amended Security Trust Deed (which includes the Trustee on behalf of the holders of the Notes). The Amended Security Trust Deed and the Transaction Security, among other documents, are referred to herein as the “Security Documents.” To the greatest extent possible, the existing security over the assets of Orionstone, Andy’s and the Scheme Company will be retained and integrated into the Amended Security Trust Deed.

The Collateral will not include contracts where the granting of a security interest by the Issuer or relevant Note Guarantor in its rights in the contract would trigger a breach of the contract or render the contract terminable.

There can be no assurance that the proceeds of any sale of the Collateral following an Event of Default would be sufficient to satisfy payments due on the Notes.

Certain Covenants with Respect to the Collateral

The Collateral will be charged pursuant to the Security Documents, which contain provisions relating to identification of the Collateral and the registration of relevant liens (to the extent such liens may be registered) therein. The following is a summary of some of the covenants and provisions set forth in the Security Documents and the Indenture as they relate to the Collateral.

Maintenance of Collateral

The Security Documents and/or the Indenture, subject to certain exceptions, will provide that the Issuer shall maintain the Collateral in good condition and repair (wear and tear excepted). The Security Documents and/ or the Indenture also provide, subject to certain exceptions, that the Issuer and the Note Guarantors shall pay all applicable taxes and take all reasonable action to preserve and protect the value of the Collateral.

No Impairment of Security Interest

The Parent will not, and will not cause or permit any of its Restricted Subsidiaries that becomes a Note Guarantor to grant to any Person other than the Security Trustee or, if different, the collateral agent under any Payment Priority Obligations or Pari Passu Debt that are subject to the Amended Security Trust Deed, for the benefit of the Trustee and the Holders and the other beneficiaries described in the Security Documents and the Amended Security Trust Deed, and other than with respect to any Permitted Collateral Lien, any interest whatsoever in any of the Collateral, except that the Parent and its Restricted Subsidiaries may Incur Permitted Collateral Liens and the Collateral may be discharged and released in accordance with the Indenture and the Security Documents.

Further Assurances

The Issuer and each Note Guarantor shall, subject to certain exceptions, at its own expense, execute and do all such acts and things and provide such assurances to the Security Trustee as may reasonably be necessary to enable the Security Trustee (i) to register and perfect (in each jurisdiction where applicable) the security intended to be afforded by such Security Documents; and (ii) if such Security Documents have become enforceable, for facilitating the realization of all or any part of the assets which are subject to such Security Documents and for facilitating the exercise of all powers, authorities and discretion vested in the Security Trustee or in any receiver of all or any part of those assets. The Issuer and each Note Guarantor shall execute and provide all documents (including certificates of title) which the Security Trustee may reasonably request to give effect to the Security Documents.

The Security Documents and the Indenture provide that the Issuer and each Note Guarantor shall, at its own expense, do all acts which may be reasonably necessary to enable the Security Trustee to confirm that it holds, for the benefit of the beneficiaries under the Amended Security Trust Deed (which includes the Trustee on behalf of the holders of the Notes) and the Trustee, duly created, enforceable and perfected (where applicable) Liens and security interests in the Collateral (subject to Permitted Collateral Liens) to the extent required by the Indenture and the Security Documents.

The Issuer and each Note Guarantor shall, at its sole expense, execute, acknowledge and deliver such documents and instruments and take such other actions, which may be necessary, to enable the Security Trustee to register and perfect (in each jurisdiction where applicable) the Liens created or intended to be created by the Security Documents, including with respect to after-acquired Collateral, to the extent required thereunder.

The Trustee, with respect to the Indenture, and the Security Trustee, with respect to the Security Documents, shall, upon request and at the expense of the Issuer or the relevant Note Guarantors, promptly execute, acknowledge and deliver such documents and instruments (or to otherwise authorize the filing of such documents as the Issuer or the relevant Note Guarantor shall reasonably request) and take such other actions (or to enable the Security Trustee to take such action) which may be reasonably necessary to release, discharge or terminate any Lien (including, without limitation, to release, discharge or terminate any notice, filing or registration of such Lien) as required or permitted to be released, discharged or terminated pursuant to the Indenture and the Security Documents.

Sufficiency of Collateral

No appraisal of the value of the Collateral has been made in connection with this offering of Notes and the value of the Collateral in the event of liquidation may be materially different from book value. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of our industry, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and other factors. The amount to be received upon a sale of the Collateral would also be dependent on numerous factors, including, but not limited, to the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or in an orderly manner. In addition, the fact that the financiers under the Payment Priority Obligations will receive proceeds from enforcement of the Collateral before holders of the Notes and that other Persons may have first-priority Liens in respect of Collateral pursuant to Permitted Collateral Liens could have a material adverse effect on the amount that holders of the Notes would receive upon a sale or other disposition of the Collateral. If the proceeds from a sale or other disposition of the Collateral were not sufficient to repay all amounts due on the Notes, the Holders (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of the Issuer. In addition, in the event of a bankruptcy, the ability of the Holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described above.

Release of Collateral

The Issuer and the Note Guarantors will be entitled to the release of the Liens over property and other assets constituting Collateral securing the Notes under any one or more of the following circumstances:

•	in connection with any sale or other disposition of assets which are subject to such Liens to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Parent, if the sale or other disposition does not violate the provisions of the Indenture described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

•	in part, if the Parent designates any Restricted Subsidiary to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture, the release of the Capital Stock of such Unrestricted Subsidiary;

•	upon repayment in full of the Notes;

•	upon legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture as provided below under “—Defeasance” and “—Satisfaction and Discharge”;

•	in connection with an enforcement sale pursuant to the Security Documents;

•	as otherwise not prohibited by the Indenture or the Security Documents; or

•	as described under “—Amendments and Waiver”.

A release of any portion of the Collateral pursuant to the provisions of the Indenture and the Security Documents shall not be deemed to impair the security interest on the remaining Collateral under the Indenture or the Security Documents.

To the extent required by the Indenture, the Issuer (or relevant Note Guarantor) will furnish to the Trustee (or its agent) and the Security Trustee, prior to each proposed release of such Collateral pursuant to the Security Documents and/or the Indenture, an Officers’ Certificate and/or an Opinion of Counsel, as required by the Security Documents and/or the Indenture; provided, however, in no event shall the Indenture or any Security Document require an Officers’ Certificate for the release of a Lien on Collateral that is sold or pledged in the ordinary course of business to the extent such sale or pledge is not prohibited by the Indenture or the Security Documents (which Collateral shall be deemed automatically released upon any such sale).

Upon compliance by the Issuer (or relevant Note Guarantor) with the conditions precedent set forth above, the Security Trustee and the Trustee will, at the Issuer’s (or such Note Guarantor’s) expense and without any recourse to or representation by the Security Trustee or the Trustee, take all necessary action requested by the Issuer (or such Note Guarantor) (including executing any release documentation) to effectuate any release of Collateral, in accordance with the provisions of the Indenture and the Security Documents. Each of the releases set forth above shall be effected by the Security Trustee without the consent of the Holders or any action on the part of the Trustee.

Existing Security Trust Deed

The Existing Security Trust Deed was entered into on January 18, 2005 to establish the Emeco Security Trust and was amended on May 22, 2012 and on May 14, 2014. The Existing Security Trust Deed allows for the accession of new beneficiaries to the Existing Security Trust Deed by the execution and delivery of a beneficiary accession deed to the Security Trustee. The Existing Security Trust Deed also provides for the accession of additional Note Guarantors to the Existing Security Trust Deed by the due completion and execution of an obligor accession deed by such additional Note Guarantor. The Security Trustee must notify the Issuer and all other beneficiaries promptly after accepting and executing a beneficiary accession deed or an obligor accession deed.

Amended Security Trust Deed

In connection with the Noteholders’ Scheme and the Indenture immediately following the issuance of the Notes, the Issuer and the Note Guarantors, the creditors and agent under the Issuer’s current credit facility document, the Trustee, the Security Trustee and others will enter into the Amended Security Trust Deed. The Amended Security Trust Deed will govern the relationships and relative priorities among: (i) the creditors in respect of the Credit Facility (“RCF Creditors”) (ii) the creditors in respect of any other Debt Facilities or other Payment Priority Obligations and secured by the Collateral (the “New Credit Facility Creditors”); (ii) the Trustee and the Holders (“Note Creditors”); (iii) the creditors in respect of permitted Pari Passu Secured Obligations and secured by the Collateral (“Pari Passu Creditors”); (iii) the creditors as counterparties to hedging agreements pursuant to which the Company incurs permitted Hedging Obligations (the “Hedge Counterparties”); (iv) the creditors in respect of permitted Junior Secured Debt and secured by the Collateral (“Junior Secured Creditors”); (v) the creditors in respect of permitted Unsecured Debt (“Unsecured Creditors”) and (vi) certain member of the Group to whom Indebtedness is owed by the Parent and/or any of its Restricted Subsidiaries (“Intra-Group Lenders”), in each case to the extent that such creditors is or have acceded as a party to the Amended Security Trust Deed. The

Issuer, the Parent and each of the Restricted Subsidiaries that is or accedes as a party to the Amended Security Trust Deed as an “Obligor” is referred to in this description as an “Obligor” and are referred to collectively as the “Obligors”.

The following description is a summary of certain of the provisions contained in the Amended Security Trust Deed. It does not restate the Amended Security Trust Deed and we urge you to read that document because it, and not the discussion that follows, defines the rights of the holders of the Notes.

Ranking and priority

The Amended Security Trust Deed will provide, subject to the provisions in respect of permitted payments and application of proceeds described below, that the liabilities of the Obligors to the creditors under the Amended Security Trust Deed shall rank in right and priority of payment in the following order and are postponed and subordinated to any other ranking liabilities as follows:

(a) first, the liabilities owed to the RCF Creditors (“RCF Secured Money”), the liabilities owed to the New Credit Facility Creditors (“New Credit Facility Secured Money”), the liabilities owed to the Note Creditors (“Note Secured Money”), the liabilities owed to the Hedge Counterparties (“Hedging Secured Money”), and the liabilities owed to the Pari Passu Creditors (“Pari Passu Secured Money”), pari passu and without any preference between them; and

(b) second, the liabilities owed to the Junior Secured Creditors (“Junior Secured Money”) pari passu and without any preference between them.

The Transaction Security shall rank and secure the liabilities owed to the RCF Creditors, the New Credit Facility Creditors, the Note Creditors, the Pari Passu Creditors, the Hedge Counterparties and the Junior Secured Creditors (“Secured Money”) in the following order:

(a) first, the RCF Secured Money, the New Credit Facility Secured Money, the Hedging Secured Money, Note Secured Money and the Pari Passu Secured Money pari passu and without any preference between them; and

(b) second, the Junior Secured Money pari passu and without any preference between them

(but only to the extent that such Transaction Security is expressed to secure such Secured Money).

The liabilities owed to the Unsecured Creditors (“Unsecured Debt”) and to the Intra-Group Lenders (the “Intra-Group Liabilities”) are postponed and subordinated to the Secured Money.

Permitted Payments

The Amended Security Trust Deed will permit certain payments by the Obligors including:

•	In respect of the RCF Creditors, New Credit Facility Creditors, the Obligors may make any payments of the RCF Secured Money, New Credit Facility Secured Money, Note Secured Money and Pari Passu Secured Money at any time in accordance with, and subject to the provisions of, the relevant documents.

•	In respect of the Note Creditors and the Pari Passu Creditors, the Obligors may make any payments of the Note Secured Money and Pari Passu Secured Money at any time in accordance with, and subject to the provisions of, the relevant documents, provided that, prior to the date on which the RCF Secured Money and the New Credit Facility Secured Money have been discharged in full, following the occurrence of a payment default or a material default under the relevant finance documents and while it is continuing, no Obligor may make payments of the Note Secured Money or the Pari Passu Secured Money other than any scheduled payments of principal or interest in accordance with the terms of the Indenture or the Pari Passu Secured Money finance documents (excluding, for the avoidance of doubt, any voluntary or mandatory prepayment or redemption offer thereunder).

•	In respect of the Junior Secured Creditors, prior to the date on which the RCF Secured Money, New Credit Facility Secured Money, Hedging Secured Money, Note Secured Money and Pari Passu Secured Money have been discharged (“Senior Discharge Date”), payments to the Junior Secured Creditors in respect of the Junior Secured Money may be restricted.

•	In respect of the Unsecured Creditors, prior to the date on which the RCF Secured Money, New Credit Facility Secured Money, Hedging Secured Money, Note Secured Money, Pari Passu Secured Money and Junior Secured Money have been discharged, payments to the Junior Secured Creditors in respect of the Unsecured Debt may be restricted.

•	In respect of the Intra-Group Lenders, Payments in respect of the Intra-Group Liabilities (whether of principal, interest or otherwise) from time to time when due unless an acceleration event has occurred in which case no payment may be made unless:

•	an Instructing Group consents to that payment being made; or

•	that payment is made to facilitate payment of the Secured Money

Application of Proceeds

The Amended Security Trust Deed will provide that amounts received by the Security Trustee pursuant to the terms of any finance documents or in connection with the realization or enforcement of all or any part of the Collateral will be applied in the following order of priority:

(a) in discharging any sums owing to the Security Trustee, any Receiver or any Attorney;

(b) in payment or distribution to: (1) the agent of the RCF Creditors on its own behalf and on behalf of the other RCF Creditors; and (2) the representative of the New Credit Facility Creditors on its own behalf and on behalf of the other New Credit Facility Creditors; and (3) the Hedge Counterparties; and (4) the Note Trustee on its own behalf only, for application towards the discharge of: (A) the RCF Secured Money; and (B) the New Credit Facility Secured Money; and (C) the Hedging Secured Money in connection with any hedging agreement entered into solely in respect of or for the purposes of hedging exchange rate risks of an Obligor with respect to the Notes (“Super Senior Hedging Secured Money”) owing to that Hedge Counterparty; and (D) the Note Secured Money owing to the Note Trustee on its own behalf only (and, for the avoidance of doubt, not on behalf of any Holder), on a pro rata basis;

(c) in payment or distribution to: (1) the Note Trustee on behalf of the Holders; and (2) the representative of the Pari Passu Creditors on its own behalf and on behalf of the other Pari Passu Creditors; and (3) the Hedge Counterparties, for application towards and discharge of: (A) the Note Secured Money owing to the Holders; and (B) the Pari Passu Secured Money; and (C) the Hedging Secured Money (other than Super Senior Hedging Secured Money) on a pro rata basis;

(d) in payment or distribution to the representatives of the Junior Secured Creditor on behalf of the Junior Secured Creditors, for application towards and discharge of the Junior Secured Money owed to the Junior Secured Creditors;

(e) if none of the Obligors is under any further actual or contingent liability under any Secured Finance Document, in payment or distribution to any person to whom the Security Trustee is obliged to pay or distribute in priority to any Obligor; and

(f) the balance, if any, in payment or distribution to the relevant Obligor.

Security Trustee’s instructions

The Security Trustee will be required to exercise any right, power, authority or discretion vested in it as Security Trustee in accordance with the instructions given to it in accordance with the Amended Security Trust Deed. If so instructed by the Instructing Group or, in the case of certain amendments to the Amended Security Trust Deed and certain other specific matters, all of the beneficiaries, the Security Trustee must refrain from acting or exercising any right, power, authority or discretion vested in it in its capacity as Security Trustee.

While the Tranche B Notes are outstanding, the “Instructing Group” will be:

(a) subject to paragraphs (b) and (c) below, the Majority Super Senior Creditors and the Majority Senior Secured Creditors;

(b) subject to paragraph (c) below, if the Security Trustee receives conflicting enforcement instructions, the instructions of the Majority Senior Secured Creditors will prevail if:

(i)	the instructions comply with certain consultation obligations between the Super Senior Creditors and the Senior Secured Creditors; and

(ii)	the instructions are instructions to enforce or not to enforce the Transaction Security or otherwise require the distressed disposal of collateral,

provided that the instructions of the Majority Super Senior Creditors will prevail if:

(iii)	no distressed disposal or enforcement action by the Security Trustee has been commenced on or before the expiry of the Standstill Period; or

(iv)	the Credit Facility Secured Money and the Super Senior Hedging Secured Money have not been fully discharged on or before the date that is 180 days after the expiry of the Standstill Period;

(c) if a resolution is passed or order made for the administration of, or an administrator is appointed to an Obligor, and in relation to instructions to appoint a Receiver, the instructions from either the Majority Super Senior Creditors or the Majority Senior Secured Creditors.

Further, in circumstances where an administrator is appointed to the Issuer or a Note Guarantor, either of the Majority Senior Secured Creditors or the Majority Super Senior Creditors may instruct the Security Trustee to appoint a receiver (in which case the Security Trustee is obliged to appoint a receiver despite conflicting instructions from another beneficiary or group of beneficiaries).

Under the Amended Security Trust Deed, if the Security Trustee has taken enforcement action or a class of beneficiaries under the Amended Security Trust Deed has accelerated its respective financing arrangements, then certain classes of Senior Secured Creditors (including the Holders of the Notes) will have a right to purchase the whole of the Payment Priority Obligations at par value.

Under the Amended Security Trust Deed:

•	“Majority Senior Secured Creditors” will mean the Senior Secured Creditors whose aggregate exposures exceed 50% of the exposures of the Senior Secured Creditors;

•	“Majority Super Senior Creditors” means, at any time, the first in time to issue instructions to the Security Trustee of:

•	subject to the total aggregate exposure of the Hedge Counterparties in respect of Super Senior Hedging Secured Money being a minimum of A$25,000,000 or its equivalent in any other currency at that time, those Super Senior Creditors whose exposures at that time are more than 66 2⁄3% of the total exposures of all Super Senior Creditors at that time; or

•	those RCF Creditors whose exposures at that time are more than 66 2⁄3% of the total exposures of all RCF Creditors at that time,

provided that, for the avoidance of doubt, in relation to an instruction to the Security Trustee in respect of enforcement action, the relevant group of creditors referred to above that validly issue the first in time instruction in accordance with the above definition shall be the Majority Super Senior Creditors until the completion of the proposed enforcement action (or, if relevant, withdrawal of the instruction).

•	“Senior Secured Creditors” will mean the Holders of Notes, the Pari Passu Creditors and the Hedge Counterparties in respect of the Hedging Secured Money (other than Super Senior Hedging Secured Money);

•	“Standstill Period” means a period commencing on the proposed enforcement instruction date and ending on the date falling 90 days after that date; and

•	“Super Senior Creditors” will mean the RCF Creditors, the New Credit Facility Creditors and the Hedge Counterparties in respect of the Super Senior Hedging Secured Money.

Book-Entry, Delivery and Form

The certificates representing the Notes will be issued in fully registered form without interest coupons,

Notes sold in reliance on Section 3(a)(10) of the Securities Act will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons (each an “Unrestricted Global Note”) and will be deposited with The Bank of New York Mellon as custodian for, and registered in the name of a nominee of, DTC.

Notes sold in offshore transactions in reliance on Regulation S under the Securities Act will initially be represented by one or more permanent global notes in definitive, fully registered form without interest coupons (each a “Regulation S Global Note”) and will be deposited with The Bank of New York Mellon as custodian for, and registered in the name of a nominee of, DTC for the accounts of Euroclear and Clearstream.

Notes sold in reliance on Rule 144A will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons (each a “Restricted Global Note”; and together with the Unrestricted Global Notes and the Regulation S Global Notes, the “Global Notes”) and will be deposited with The Bank of New York Mellon as custodian for, and registered in the name of a nominee of, DTC.

Each Global Note (and any Notes issued for exchange therefor) will be subject to certain restrictions on transfer set forth therein as described under “Transfer Restrictions.”

Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Beneficial owners may hold their interests in a Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through DTC.

So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream.

Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Issuer, any of the Note Guarantors, the Trustee or any Paying Agent, Transfer Agent or Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Issuer expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee.

The Issuer also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

The Issuer expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the applicable Global Note for Certificated Notes and to distribute such Certificated Notes to its participants, which may be legended as set forth under the heading “Transfer Restrictions.”

Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuer, any of the Note Guarantors, the Trustee or any Paying Agent, Transfer Agent or Registrar will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Issuer within 90 days, the Issuer will issue Certificated Notes in registered form, which may bear the legend referred to under “Transfer Restrictions,” in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes, which may bear the legend referred to under “Transfer Restrictions,” in accordance with the DTC’s rules and procedures in addition to those provided for under the Indenture.

The Clearing Systems

General

DTC, Euroclear and Clearstream have advised the Issuer as follows:

DTC. DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom own DTC, and may include the initial purchaser. Indirect access to the DTC system is also available to others that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly (“indirect participants”). Transfers of ownership or other interests in Notes in DTC may be made only through DTC participants. In addition, beneficial owners of Notes in DTC will receive all distributions of principal of and interest on the Notes from the Trustee through such DTC participant.

Euroclear and Clearstream. Euroclear and Clearstream hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Clearstream provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally-traded securities and securities lending and borrowing. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream participant, either directly or indirectly.

Initial Settlement

Initial settlement of the Notes will be made in immediately available funds. Investors’ interests in Notes held in book-entry form by DTC will be represented through financial institutions acting on their behalf as direct and indirect participants in DTC. As a result, Euroclear and Clearstream will hold positions on behalf of their participants through DTC.

Investors electing to hold their Notes through DTC (other than through accounts at Euroclear or Clearstream) must follow the settlement practices applicable to United States corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same day funds on the settlement date. Investors electing to hold their Notes through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional Eurobonds in registered form. Notes will be credited to the securities custody accounts of Euroclear Holders and of Clearstream Holders on the Business Day following the settlement date against payment for value on the settlement date.

Secondary Market Trading

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to the U.S. depositaries.

Because of time zone differences, credits of Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the Business Day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Clearstream participants or Euroclear participants on such Business Day. Cash received in Clearstream or Euroclear as a result of sales of Notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the Business Day following settlement in DTC.

Change of Control

Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Issuer repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, the Issuer will mail a notice to each Holder or otherwise deliver notice in accordance with applicable procedures of DTC, with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date falling on or prior to the purchase date);

(2) the transaction or transactions constituting such Change of Control;

(3) the expiration time for such Change of Control Offer (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise delivered in accordance with the applicable procedures of DTC);

(4) the purchase date (which shall be no later than five Business Days after the date such Change of Control Offer expires); and

(5) the instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

The Issuer will not be required to make a Change of Control Offer following a Change of Control if (a) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (b) notice of redemption has been given pursuant to the Indenture for all outstanding Notes as described above under the caption “—Optional Redemption”, unless there is a default in payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act, including Rule 14e-1 under the Exchange Act, and any other securities laws or regulations in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue of its compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer or the Parent could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Issuer’s or the Parent’s capital structure or credit ratings. Restrictions on the Issuer’s, the Parent’s and its Restricted Subsidiaries’ ability to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness”, “—Certain Covenants—Limitation on Liens” and “—Certain Covenants—Limitation on Sale/Leaseback Transactions.” Such restrictions can only be waived with the consent of the Holders of a Majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

A Change of Control may be a change of control under the Credit Facility, which would be a “review event” thereunder. The occurrence of a “review event” may, under certain circumstances described in the Credit Facility, require the Issuer to repay the Indebtedness outstanding under the Credit Facility and result in the cancellation of the lending commitments thereunder.

The Credit Facility contains, and future Indebtedness that the Issuer or any of the Note Guarantors may incur may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control, or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuer to repurchase their Notes could cause a default under such Indebtedness, even if the Change of Control itself does not. Finally, the ability of the Issuer to pay cash to the Holders following the occurrence of a Change of Control may be limited by the then existing financial resources of the Issuer and the Note Guarantors. The Issuer cannot assure you that it will have sufficient funds available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Parent and its Restricted Subsidiaries (determined on a consolidated basis) to any Person. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under the laws of the State of New York, which is the applicable law that governs the Indenture. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Parent and its Restricted Subsidiaries (determined on a consolidated basis). As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a Majority in principal amount of the Notes prior to the occurrence of the Change of Control.

Certain Covenants

The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness

(a) The Parent will not, and will not permit any of its Restricted Subsidiaries to, Incur, directly or indirectly, any Indebtedness except for (any such Indebtedness Incurred pursuant to clauses (1) to (14) below being herein referred to as “Permitted Indebtedeness”):

(1) Indebtedness pursuant to any Debt Facilities; provided, however, that:

(i) immediately after giving effect to any such Incurrence, (x) in the case of Incurring letters of credit, bank guarantees or other similar obligations, the aggregate principal amount of all such obligations Incurred pursuant to this clause (1)(i)(x) (with such obligations being deemed to have a principal amount equal to the maximum potential liability of the Parent and the Restricted Subsidiaries thereunder) then outstanding does not exceed A$30.0 million and (y) the aggregate principal amount of all such Indebtedness Incurred under this clause (1)(i)(y) and then outstanding does not exceed (I) prior to January 31, 2020, A$35.0 million, or (II) on and from January 31, 2020, (a) if the Consolidated Coverage Ratio would be less than 2.0 to 1.0, A$15.0 million, or (b) if not, A$35.0 million; and

(ii) such Indebtedness constitutes Payment Priority Obligations, Pari Passu Debt, Junior Secured Debt or Unsecured Debt.

(2) Indebtedness owed to and held by the Parent and/or any of its Restricted Subsidiaries; provided, however, that (A) any subsequent issuance or transfer of any Equity Interest which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Parent or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) such Person is a party to the Amended Security Trust Deed as a “Intra-Group Lender” and such Indebtedness constitutes an “Intra- Group Liability” under the Amended Security Trust Deed;

(3) Preferred Stock of a Restricted Subsidiary held by the Parent or any Restricted Subsidiary;

(4) the Notes (other than any Additional Notes) and the Note Guarantees thereof;

(5) [RESERVED];

(6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to clause (4) or this clause (6) of this paragraph (a), provided that such Refinancing Indebtedness constitutes Pari Passu Debt;

(7) Hedging Obligations Incurred in the ordinary course of business (and not for speculative purposes), provided that such Hedging Obligations constitute Payment Priority Obligations, Pari Passu Debt or Unsecured Debt;

(8) obligations in respect of workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance or self-insurance obligations, insurance premium finance agreements, reclamation, statutory obligations, bankers’ acceptances, performance, bid, appeal, surety or similar bonds and letters of credit or completion and performance guarantees or equipment leases or other similar obligations provided or Incurred by the Parent or any Restricted Subsidiary in the ordinary course of business;

(9) Indebtedness arising from (i) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence and (ii) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased, leased or rented in the ordinary course of business;

(10) Indebtedness consisting of any Guarantee by the Issuer or any Note Guarantor of Indebtedness of the Issuer or any Note Guarantor that was permitted to be Incurred by another provision of this covenant; provided, however, that such Guarantees are subject to the Amended Security Trust Deed to the same extent as the Indebtedness which is being Guaranteed;

(11) Purchase Money Indebtedness Incurred to finance all or any part of the purchase price or cost of design, development, construction, installation or improvement of property (real or personal), plant or equipment or other fixed or capital assets used or useful in the business of the Parent or any of its Restricted Subsidiaries or in a Related Business (in each case, whether through the direct purchase of such assets or the Equity Interest of any Person owning such assets), or repairs, additions or improvements to such assets, and any Refinancing Indebtedness Incurred to Refinance such Indebtedness, in an aggregate principal amount outstanding at any time which, when added together with the amount of Indebtedness Incurred pursuant to this clause (11) and then outstanding, does not exceed the greater of (i) US$35.0 million (or the U.S. Dollar Equivalent thereof) and (ii) 5.0% of Consolidated Total Assets;

(12) Indebtedness to the extent that the net proceeds thereof are promptly deposited (and in no event more than five Business Days thereafter) to defease or to satisfy and discharge the Notes;

(13) Indebtedness arising from agreements of the Parent or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs, Guarantees or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets of the Parent or any business, assets or Equity Interest of a Subsidiary (other than Guarantees of Indebtedness Incurred or assumed by any Person acquiring all or any portion of such business, assets or Equity Interest for the purpose of financing such acquisition);

(14) Indebtedness of the Parent or any Restricted Subsidiary in an aggregate principal amount at any time outstanding which, when taken together with all other Indebtedness outstanding under this clause (14) of paragraph (a), does not exceed US$5.0 million; and

(15) Indebtedness outstanding on the Issue Date pursuant to the Existing Andy’s Arrangements.

(b) For purposes of determining compliance with this covenant:

(1) any Indebtedness outstanding under the Credit Facility on the Issue Date will be treated as Incurred under clause (1) of paragraph (a) above to the extent it meets the conditions of that section;

(2) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Issuer, in its sole discretion, will be permitted to classify (and, other than with respect to Indebtedness incurred under clause (1), may later reclassify) such item of Indebtedness (or any portion thereof) at the time of Incurrence (and in the case of a reclassification, only to the extent the reclassified item could be Incurred pursuant to the criteria at the time of such reclassification) in any manner that complies with this covenant and will only be required to include the amount and type of such Indebtedness in one of the above clauses;

(3) the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above;

(4) if obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and relate to other Indebtedness, then such letters of credit shall be treated as Incurred pursuant to clause (1) of paragraph (a) above and such other Indebtedness shall not be included; and

(5) except as provided in clause (4) of this paragraph, Guarantees of, or obligations in respect of letters of credit relating to Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included.

(c) For purposes of determining compliance with any U.S. dollar restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent, determined on the date of the Incurrence of such Indebtedness;

provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars, covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

(d) For purposes of determining compliance with any Australian dollar restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the Australian Dollar Equivalent, determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to Australian dollars, covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in Australian dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the Australian Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such Australian Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the Australian Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

(e) Neither the Issuer nor any Note Guarantor will incur any Indebtedness (including Permitted Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Note Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes or the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or any Note Guarantor solely by virtue of being unsecured or by virtue of being secured on a junior priority basis on the same collateral.

Limitation on Restricted Payments

(a) The Parent will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to make a Restricted Payment unless at the time the Parent or such Restricted Subsidiary makes such Restricted Payment:

(1) no Default shall have occurred and be continuing (or would result therefrom);

(2) after giving effect to such transaction on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.5 to 1.0; and

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date (excluding Restricted Payments permitted by clauses (1), (2), (4), (5), (6) and (7) of paragraph (b) of this covenant) would not exceed the lesser of (i) the sum (without duplication) of 50% of the aggregate amount of the Excess Cash (if any) for each Fiscal Year ended since the Issue Date and for which an Excess Cash Offer has been made or (ii) the sum of (without duplication):

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from January 1, 2017 to the end of the most recent fiscal quarter or semi-annual period for which financial statements of the Parent are available, taken as a single accounting period, and have been provided to the Trustee at the time of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) 100% of the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Parent subsequent to the Issue Date (other than, in each case, as a result of the issuance of the ordinary shares of the Parent in accordance with “—ANZ/CAT Transactions” or in the Rights Offering) (i) from the issuance or sale (other than an issuance or sale to a Subsidiary of the Parent and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Parent or any of its Subsidiaries for the benefit of their employees) of its Equity Interests (other than Disqualified Stock) or (ii) as a contribution to its common equity capital; plus

(C) the amount by which Indebtedness of the Parent or any Restricted Subsidiary is reduced on the consolidated balance sheet of the Parent and its Restricted Subsidiaries upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Parent convertible or exchangeable for Equity Interests (other than Disqualified Stock) of the Parent (less the amount of any cash, or the fair value of any other property, distributed by the Parent upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Parent or any of its Restricted Subsidiaries from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Parent or to an employee stock ownership plan or a trust established by the Parent or any of its Subsidiaries for the benefit of their employees); plus

(D) an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Parent or any of its Restricted Subsidiaries in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment to unaffiliated purchasers and proceeds or transfer of assets representing the return of capital (excluding dividends and distributions), in each case received by the Parent or any Restricted Subsidiary, or the full and unconditional release of a Guarantee that is an Investment (other than a Permitted Investment) and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Parent’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, in the case of (x) and (y) that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of such Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Parent or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; plus

(E) 100% of any cash dividends received by the Parent or any of its Restricted Subsidiaries after the Issue Date from an Unrestricted Subsidiary of the Parent, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Parent for such period.

(b) The preceding provisions will not prohibit:

(1) any Restricted Payment made out of the Net Cash Proceeds of a substantially concurrent sale of, or made in exchange for, Equity Interests of the Parent (other than Disqualified Stock and other than Equity Interests issued or sold to a Subsidiary of the Parent or an employee stock ownership plan or to a trust established by the Parent or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent contribution to the common equity capital of the Parent; provided, however, that the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Issuer or a Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Refinancing Indebtedness which is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness”;

(3) the payment of any dividend or distribution or consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the call for a redemption thereof, if at such date of declaration or call for redemption such payment would have complied with paragraph (a) of this covenant;

(4) so long as no Default has occurred and is continuing (or would result therefrom), (i) the purchase, redemption or other acquisition, cancellation or retirement for value of Equity Interests of the Parent from employees, former employees, directors or former directors of the Parent or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of any employment agreement, equity subscription agreement, stock option agreement or similar agreement or stock option plan and (ii) the purchase of Equity Interests of the Parent in connection with the award of restricted stock grants to employees or directors of the Parent or any of its Subsidiaries pursuant to the terms of any employment agreement or employee benefit plan to cover restricted shares granted pursuant to such contract or plan; provided, however, that the amount of such Restricted Payments under clauses (i) and (ii), in the aggregate, shall not exceed A$2.5 million in any calendar year provided, that, any portion of that A$2.5 million limit that is unutilized in a calendar year may be carried forward to the next calendar year;

(5) the declaration and payments of dividends or distributions on Preferred Stock of a Restricted Subsidiary or Disqualified Stock issued pursuant to the covenant described under “—Limitation on Indebtedness”; provided, however, that, at the time of payment of such dividend or distribution, no Default has occurred and is continuing (or would result therefrom);

(6) repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or other securities convertible into or exchangeable for Equity Interests of the Parent to the extent such repurchased Equity Interests represent a portion of the exercise price thereof or applicable withholding taxes, if any;

(7) cash payments in lieu of the issuance of fractional shares in connection with the exercise of stock options, warrants or other securities convertible into or exchangeable for Equity Interests of the Parent; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this covenant;

(8) if no Default has occurred and is continuing (or would result therefrom), the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Issuer or any Note Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon, following the occurrence of a Change of Control or with the Excess Proceeds of one or more Asset Dispositions; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuer (or a third party to the extent permitted by the Indenture) shall have made an Offer to Purchase, as the case may be, with respect to the Notes as a result of such Change of Control or Asset Disposition, as the case may be, and shall have repurchased all Notes validly tendered and not withdrawn in connection with such Offer to Purchase, as the case may be;

(9) the payment of any dividend or distribution by a Restricted Subsidiary (i) that is a Wholly Owned Subsidiary, or (ii) that is not a Wholly Owned Subsidiary on a pro rata basis;

(10) other Restricted Payments in an aggregate amount not to exceed US$1.5 million (or the U.S. Dollar Equivalent thereof).

The amount of any Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Parent or the Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Parent will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions to the Parent or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits (it being understood that the priority of any Preferred Stock Incurred in accordance with the Indenture in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Capital Stock shall not be deemed to be a restriction on the ability to make distributions on Capital Stock), (b) pay any Indebtedness owed to the Issuer or any Note Guarantor, (c) make any loans or advances to the Parent or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to the Parent or any Restricted Subsidiary to other Indebtedness Incurred by the Parent or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances) or (d) sell, lease or transfer any of its properties or assets to the Parent or any of its Restricted Subsidiaries it being understood that such transfers shall not include any type of transfer described in clauses (a), (b) or (c) of this paragraph, except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions pursuant to the Credit Facility and related documentation and other agreements or instruments in effect or entered into on the Issue Date;

(2) the Indenture, the Notes, the Note Guarantees and the Security Documents;

(3) any agreement or instrument of a Person acquired, directly or indirectly, by the Parent as in effect at the time of such acquisition (to the extent such agreement or instrument was not entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person other than the Person, or property and assets of the Person, so acquired;

(4) any amendments, restatements, modifications, renewals, supplements or Refinancings of those agreements referred to in clauses (1), (2) or (3) of this paragraph or this clause (4); provided, however, that the amendments, restatements, modifications, renewals, supplements or Refinancings are not materially more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those contained in those agreements on the Issue Date or, in the case of the Credit Facility, on its effective date or the date of such Person was acquired, whichever is applicable;

(5) applicable law, rule, regulation or order;

(6) any agreement effecting a Refinancing of Indebtedness provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or instrument or other amendment, modification, supplement, restatement, renewal or replacement are not materially more restrictive, taken as a whole, than those contained in such predecessor agreements or instruments;

(7) any agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of a Restricted Subsidiary pending the closing of such sale or disposition;

(8) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, limited liability company organizational documents for a joint venture and other similar agreements entered into in the ordinary course of business which limitation is applicable only to the assets that are the subject of such agreements;

(9) restrictions on cash, cash equivalents, marketable securities, investment grade securities or other deposits or net worth imposed by insurers, sureties, bonding companies, suppliers, customers or lessors under contracts or leases entered into in the ordinary course of business;

(10) with respect to any Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the Incurrence of Indebtedness permitted under the covenant described under “—Limitation on Indebtedness” if, as determined by the Board of Directors, the encumbrances or restrictions (i) are customary for such type of agreement and (ii) would not, at the time agreed to, be expected to materially and adversely affect the ability to make required payments on the Notes;

(11) customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(12) customary nonassignment provisions in any contracts or licenses or subleases to the extent such provisions restrict the transfer of such contract or license or any rights or property thereunder;

(13) on cash or other deposits or covenants to maintain net worth, total assets or liquidity and similar financial responsibility covenants under contracts with customers and suppliers in the ordinary course of business;

(14) any Liens permitted to be incurred pursuant to the covenant described under “—Limitation on Liens” that limit the right of the debtor to dispose of the assets subject to such Liens; and

(15) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased.

Limitation on Sales of Assets and Subsidiary Stock

(a) The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate any Asset Disposition (other than an Event of Loss) unless:

(1) the Parent or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition); and

(2) at least 75% of the consideration thereof received by the Parent or such Restricted Subsidiary is in the form of cash, Temporary Cash Investments or (so long as the Parent and its Restricted Subsidiaries remain in compliance with the covenant described under “Certain Covenants—Limitation on Capital Expenditures”) Replacement Assets.

For the purposes of this covenant, the following are deemed to be cash or Temporary Cash Investments:

(1) the assumption or discharge of Indebtedness of the Parent (other than obligations in respect of Disqualified Stock of the Parent) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Note Guarantor) or other current liabilities as shown on the Parent or such Restricted Subsidiary’s balance sheet or the notes thereto and the release of the Parent or such Restricted Subsidiary from all liability on such Indebtedness or such other current liabilities in connection with such Asset Disposition; and

(2) securities, notes or other similar obligations received by the Parent or any Restricted Subsidiary from the transferee that are converted by the Parent or such Restricted Subsidiary into cash or Temporary Cash Investments within 180 days of their receipt to the extent of the cash or Temporary Cash Investments received in that conversion.

(b) Within 365 days of the receipt of any Net Available Cash from such Asset Disposition, the Parent (or such Restricted Subsidiary, as the case may be) may apply such Net Available Cash, at its option:

(1) to repay (and if such Indebtedness is revolving credit facility Indebtedness, to permanently reduce commitments with respect thereto) any Payment Priority Obligation (in each case other than Indebtedness owed to the Parent or an Affiliate of the Parent);

(2) to repay other Pari Passu Debt of the Issuer or any Note Guarantor (other than Indebtedness owed to the Parent or an Affiliate of the Parent); provided, however, that the Issuer shall equally and ratably reduce obligations under the Notes as provided under “—Optional Redemption” or by making an offer (in accordance with the procedures below for a Proceeds Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the rights of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to the date of purchase);

(3) so long as the Parent and its Restricted Subsidiaries remain in compliance with the covenant described under “Certain Covenants—Limitation on Capital Expenditures”, to acquire Replacement Assets or make Capital Expenditures that improve existing fleet or equipment; provided, however, that to the extent Replacement Assets are acquired with Net Available Cash from an Asset Disposition of Collateral, such assets are pledged as Collateral to the extent required by the Security Documents for the benefit of the Holders of the Notes and the other beneficiaries described in the Security Documents; and further provided, however, that the Parent and its Restricted Subsidiaries shall be deemed to have complied with the provisions described in this clause (3) if and to the extent that, within 365 days after the Asset Disposition that generated the Net Available Cash, the Parent has entered into and not abandoned or rejected a binding agreement to acquire Replacement Assets, and that acquisition is thereafter completed within 180 days after the end of such 365-day period; or

(4) to make a Proceeds Offer (as defined below).

Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash may be applied to temporarily reduce revolving credit indebtedness or otherwise invested in any manner not prohibited by the Indenture.

(c) Any Net Available Cash from Asset Dispositions that is not applied in accordance with paragraph (b) above will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds US$20.0 million, within 30 days thereof, the Issuer will make an offer (a “Proceeds Offer”) to the Holders of the Notes and, to the extent required by the terms of outstanding Pari Passu Debt, to all holders of such Pari Passu Debt to purchase the maximum principal amount of Notes (and such Pari Passu Debt) that may be purchased with such Excess Proceeds pursuant to and subject to the conditions contained in the Indenture. The Issuer will purchase Notes tendered pursuant to an offer by the Issuer for the Notes (and such Pari Passu Debt) at a purchase price of 100% of their principal amount (or, in the event such Pari Passu Debt were issued with original issue discount, 100% of the accreted value thereof), without premium, plus accrued but unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to the date of purchase) (or, in respect of such Pari Passu Debt, such lesser price, if any, as may be provided for by the terms of such Pari Passu Debt) in accordance with the procedures (including prorating in the event of over subscription) set forth in the Indenture (in relation to purchases of the Notes) and the agreements governing the Pari Passu Debt (in relation to the purchases or repayments of such Pari Passu Debt). If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Issuer will select the securities to be purchased on a pro rata basis or in accordance with DTC procedures but in round denominations, which will be US$160,000 principal amount or any greater integral multiple of US$1,000. Upon completion of such Proceeds Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of the Notes as a result of a Proceeds Offer, including Rule 14e-1 under the Exchange Act. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a) The Parent will not, and will not permit any of its Restricted Subsidiaries to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Parent (an “Affiliate Transaction”) involving an aggregate amount in excess of US$1.0 million (or the U.S. Dollar Equivalent thereof) unless:

(1) the terms of the Affiliate Transaction are no less favorable to the Parent or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2) if such Affiliate Transaction involves an aggregate amount in excess of US$5.0 million (or the U.S. Dollar Equivalent thereof), the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Parent disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Parent; and

(3) if such Affiliate Transaction involves an aggregate amount in excess of US$10.0 million (or the U.S. Dollar Equivalent thereof), or if no such disinterested directors referred to in clause (2) exist, the Board of Directors of the Parent shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Parent and its Restricted Subsidiaries or is not less favorable to the Parent and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) The provisions of the preceding paragraph (a) will not prohibit:

(1) transactions between or among the Parent and/or its Restricted Subsidiaries;

(2) any Permitted Investment and any Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments”;

(3) any employment agreement, indemnification agreement, consulting, service or termination agreement or similar arrangement, or any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans, or other employee or compensation benefit plan, in each case approved by the Board of Directors of the Parent;

(4) the payment of reasonable fees to directors or managers, as applicable, of the Parent and its Restricted Subsidiaries who are not employees of the Parent or its Restricted Subsidiaries and the payment of customary indemnification to directors, managers, officers and employees of the Parent and its Restricted Subsidiaries;

(5) any transaction with a Person (other than an Unrestricted Subsidiary of the Issuer) which would constitute an Affiliate Transaction solely because the Parent or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person;

(6) any grant, issuance or sale of any Equity Interests (other than Disqualified Stock) of the Parent;

(7) any contributions to the common equity capital of the Parent; and

(8) transactions pursuant to, or contemplated by, any agreement in effect on the Issue Date and transactions pursuant to any amendment, modification or extension to such agreement, so long as such amendment, modification or extension, taken as a whole, is not materially more disadvantageous to the holders of the Notes than the original agreement as in effect on the Issue Date.

Limitation on Line of Business

The Parent will not, and will not permit any of its Restricted Subsidiaries, to engage in any business other than a Related Business.

Excess Cash Offer

(a) Within 15 days following the provision, filing or furnishment of any annual report required as set forth under “—Reports” below for any Fiscal Year for which Excess Cash exceeded A$1.0 million, the Issuer will make an offer in an amount equal 50% of the amount of such Excess Cash (an “Excess Cash Offer”) to the Holders of the Notes to purchase the maximum principal amount of Notes that may be purchased with such Excess Cash pursuant to and subject to the conditions contained in the Indenture. The Issuer will purchase Notes tendered pursuant to an offer by the Issuer for the Notes at a purchase price of 106.75% of their principal amount, without premium, plus accrued but unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to the date of purchase). If the aggregate purchase price of the securities tendered exceeds the Excess Cash allotted to their purchase, the Issuer will select the securities to be purchased on a pro rata basis or in accordance with the Depositary’s procedures but in round denominations, which will be US$160,000 or any greater integral multiple of US$1,000.

(b) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act, including Rule 14e-1 under the Exchange Act, and any other securities laws or regulations in connection with the repurchase of the Notes as a result of an Excess Cash Offer, including Rule 14e-1 under the Exchange Act. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Liens

The Parent will not and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind upon any of their property or assets, now owned or hereafter acquired, except (1) in the case of any property or asset that does not constitute Collateral, (x) Permitted Liens or (y) Liens on property or assets that are not Permitted Liens (the “Initial Lien”) if payments due under the Notes, the Note Guarantees and the Indenture are directly secured equally and ratably with (or in the case of Subordinated Obligations, prior or senior thereto with the same relative priority as the Notes or such Note Guarantee, as applicable, shall have with respect to such Subordinated Obligations) the obligations secured by the Initial Lien for so long as such obligations are so secured, and (2) in the case of any property or asset that constitutes Collateral, Permitted Collateral Liens.

Any Lien created for the benefit of the Holders pursuant to this covenant will provide by its terms that such Lien will be automatically and unconditionally released and discharged (a) upon the release and discharge of the Initial Lien other than as a consequence of an enforcement action with respect to the assets subject to such Lien or (b) as set forth under “Description of Notes—Release of Collateral”.

Limitation on Sale/Leaseback Transactions

The Parent will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1) the Parent or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on Indebtedness” and (B) create a Lien on such property securing such Attributable Debt;

(2) the gross proceeds received by the Parent or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the Fair Market Value of such property; and

(3) the Parent applies the proceeds of such transaction in compliance with the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock.”

Limitation on Capital Expenditures

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Capital Expenditure other than:

(a) for the period from the Issue Date to (but excluding) January 31, 2018, Capital Expenditures in an aggregate amount up to A$77.5 million in such period;

(b) for the period from January 31, 2018 to (but excluding) January 31, 2019, Capital Expenditures in an aggregate amount up to A$87.5 million in such period; and

(c) for the period from January 31, 2019 to (but excluding) January 31, 2020 and for each twelve month period thereafter, Capital Expenditures in an aggregate amount up to A$92.5 million in such period, provided, however, that if the aggregate amount of Capital Expenditures (other than Capital Expenditures made under clause (y) of this proviso) in any such annual period is less than the annual limit specified in clauses (a), (b) and (c) for such year (such difference, the “Unused Amount”), the Parent and its Restricted Subsidiaries may make Capital Expenditures in the immediately following year in an aggregate amount not exceeding the sum of (x) the annual limit for that year and (y) the Unused Amount for the year immediately preceding that year. In calculating the “Unused Amount” in any year, any Capital Expenditures made shall be first applied to reduce the Unused Amount from the prior year to zero.

Merger and Consolidation

(a) The Parent will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all of its assets to, any Person, unless:

(1) either (i) the Parent is the surviving or continuing Person or (ii) the resulting, surviving or transferee Person, if not the Parent (the “Successor Parent”), shall be organized or existing under the laws of Australia or any State thereof, the United States, any State thereof or the District of Columbia, and the Successor Parent (if not the Parent) shall own, directly or indirectly, all of the outstanding Capital Stock of the Issuer and shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee all the obligations of the Parent under the Notes, its Note Guarantee, the Indenture and the Security Documents, and the Successor Parent shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral for the benefit of the Notes owned by or transferred to such Successor Parent;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Parent or any Subsidiary as a result of such transaction as having been Incurred by such Successor Parent or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, either (i) the Consolidated Coverage Ratio of the Successor Parent would be at least 2.0 to 1.0 or (ii) the Successor Parent would have a Consolidated Coverage Ratio not less than the Consolidated Coverage Ratio immediately prior to such transaction; and

(4) the Parent shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (3) of this paragraph (a) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Parent or (B) the Parent merging with an Affiliate of the Parent solely for the purpose and with the sole effect of reincorporating the Parent in another jurisdiction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Parent (either alone or together with assets held by the Parent), which properties and assets, if held by the Parent instead of such Subsidiaries (together with such assets held by the Parent), would constitute all or substantially all of the properties and assets of the Parent on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Parent.

The Successor Parent (if not the Parent) will be the successor to the Parent and shall succeed to, and be substituted for, and may exercise every right and power of, the Parent under the Indenture, the Notes, its Note Guarantees and the Security Documents and the predecessor Parent, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

(b) The Issuer will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1) either (i) the Issuer is the surviving or continuing Person or (ii) the resulting, surviving or transferee Person, if not the Issuer (the “Successor Issuer”), shall be organized or existing under the laws of Australia or any State thereof, the United States, any State thereof or the District of Columbia, and the Successor Issuer (if not the Issuer) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Issuer under the Notes, the Indenture and the Security Documents, and the Successor Issuer shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral for the benefit of the Notes owned by or transferred to such Successor Issuer;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Issuer as a result of such transaction as having been Incurred by such Successor Issuer at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, either (i) the Consolidated Coverage Ratio would be at least 2.0 to 1.0 or (ii) have a Consolidated Coverage Ratio immediately following such transaction is not less than the Consolidated Coverage Ratio immediately prior to such transaction;

(4) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and

(5) each Note Guarantor, unless it is party to the transactions described above, shall have by supplemental indenture, confirmed that its Note Guarantee shall apply to such Person’s obligations under the Indenture and the Notes;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary of the Issuer consolidating with, merging into or transferring all or part of its properties and assets to the Issuer or (B) the Issuer merging with an Affiliate of the Issuer solely for the purpose and with the sole effect of reincorporating the Issuer in another jurisdiction.

The Successor Issuer (if not the Issuer) will be the successor to the Issuer and shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture, and the Issuer, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

(c) No Note Guarantor (other than the Parent) will consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all of its assets to any Person unless:

(1) either (i) such Note Guarantor is the surviving or continuing Person or (ii) the resulting, surviving or transferee Person, if not such Note Guarantor (the “Successor Note Guarantor”), shall be organized or existing under the laws of the jurisdiction under which such Note Guarantor was organized or under the laws of Australia or any State thereof, the United States, any State thereof or the District of Columbia, and such Person (if not such Note Guarantor) shall expressly assume, by a Guarantee Agreement all the obligations of such Note Guarantor, if any, under its Note Guarantee and the Security Documents and the Successor Note Guarantor shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral for the benefit of the Notes and Notes Guarantee owned by or transferred to such Successor Note Guarantor; provided, however, that the foregoing shall not apply in the case of a Note Guarantor (x) that has been disposed of in its entirety to another Person (other than to the Issuer or an Affiliate of the Issuer), whether through a merger, consolidation or sale or disposition of Equity Interests or a sale of all or substantially all assets or (y) that, as a result of the sale or disposition of all or a portion of its Equity Interests, ceases to be a Subsidiary, in both cases, if in connection therewith the Issuer provides an Officers’ Certificate to the Trustee to the effect that the Issuer will comply with its obligations under the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guarantee Agreement, if any, complies with the Indenture.

The Successor Note Guarantor (if not the Issuer) shall succeed to, and be substituted for, and may exercise every right and power of, such Note Guarantor and its Note Guarantee, and the predecessor Note Guarantor, except in the case of a lease, shall be released from its obligations under its Note Guarantee and the Indenture. Notwithstanding the foregoing, other than in relation to the Parent (1) a Note Guarantor may merge or consolidate with an Affiliate solely for the purpose and with the sole effect of reincorporating such Note Guarantor in another jurisdiction without regard to compliance with clause (2) above, and (2) a Note Guarantor may merge or consolidate with, or transfer all or part of its properties and assets to, another Note Guarantor or the Issuer.

Future Note Guarantors

The Parent will cause each of its future Restricted Subsidiaries to execute and deliver to the Trustee, immediately upon becoming a Restricted Subsidiary, a supplemental indenture in form and substance reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall become a Note Guarantor under the Indenture unless as a result of applicable law, rule or regulation (including, without limitation, the U.S. Investment Company Act of 1940, as amended), (x) such Subsidiary cannot provide a guarantee of the Notes or (y) providing such a guarantee would reasonably be expected to give rise to or result in any personal liability for officers or directors of such Subsidiary or its shareholders after giving effect to any limitations on such Note Guarantee as described under “—Guarantees—Limitations on the Validity and Enforceability of the Note Guarantees.”

Within two Business Days of the Issue Date, the Parent Guarantor shall cause each Acceding Note Guarantor to execute and deliver to the Trustee a supplemental indenture in form and substance reasonably satisfactory to the Trustee pursuant to which such Acceding Note Guarantor shall become a Note Guarantor.

The Issuer shall cause any Note Guarantor that becomes a Note Guarantor after the Issue Date to execute and deliver a supplement or joinder to the Security Documents or enter into new Security Documents, and an amendment, supplement or joinder to the Amended Security Trust Deed, and take all actions required thereunder to secure its Note Guarantee with its assets.

Each additional Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance or transfer or voidable preference under applicable law. Further, a Note Guarantee may be limited or restricted by provisions of applicable law. In particular, see “—Guarantees—Limitations on the Validity and Enforceability of the Note Guarantees.” If such Note Guarantor also provides a Guarantee of the Credit Facility, any limitation referred to in this paragraph shall be substantially identical to the limitation (if any) included in the Credit Facility documentation.

Reports

The Parent will provide to the Trustee and each Holder or will provide to the Trustee for forwarding to each Holder upon request, without cost to such Holder:

(a) as soon as available after the end of each Fiscal Year (and, in any event, within 120 days after the close of such Fiscal Year), annual reports in English, containing:

(1) financial statements (containing a consolidated statement of financial position as of the end of such Fiscal Year and immediately preceding Fiscal Year and consolidated statements of comprehensive income, changes in equity and cash flows for such Fiscal Year and the immediately preceding Fiscal Year) with an audit report thereon by an internationally recognized independent firm of chartered accountants,

(2) a statement of the determination of the amounts of Excess Cash and Cash as of the end of the Fiscal Year (including reasonable detail as to the calculation thereof); and

(3) the Pro Forma Information;

(b) as soon as available (and, in any event, within 60 days after the close of the first six months in each Fiscal Year) interim semiannual reports in English, containing:

(1) a condensed consolidated statement of financial position as of the end of each interim period covered thereby and as of the end of the immediately preceding Fiscal Year and condensed consolidated statements of comprehensive income and cash flows for each interim period covered thereby and for the comparable period of the immediately preceding Fiscal Year, and

(2) the Pro Forma Information; and

(c) whether or not the Parent has equity listed on the ASX, any other documents filed, furnished or otherwise provided or that would be required to be provided to the ASX pursuant to the continuous reporting requirements under Australian securities laws and regulations and ASX rules if the Parent had equity listed on the ASX, within the time periods specified therein. The Parent need not provide those annual or interim reports to the Trustee and each Holder of the Notes if and to the extent that the Parent files or furnishes those reports with the ASX and those reports are publicly available on the ASX website within the time periods referred to in clauses (a), (b) and (c) above.

All financial statements shall be prepared in accordance with Australian Accounting Standards and International Financial Reporting Standards, each as then in effect. Except as provided for above, no report need include separate financial statements for the Subsidiaries of the Parent.

If the Parent no longer has equity listed on the ASX, contemporaneously with the furnishing of each such report discussed above, the Parent will also (a) file a press release with the appropriate internationally recognized wire services in connection with such report and (b) post such report on the Parent’s website. The Parent shall also post the Indenture, any supplemental indentures and the Amended Security Trust Deed to is website. The website which contains such annual, semi-annual and quarterly reports described under clauses (i), (ii) and (iii) of the first paragraph of this covenant and the documents referred to in the immediately preceding sentence shall be made available to the public and shall not be password protected.

If the Parent no longer has equity listed on the ASX, so long as any Notes are outstanding, the Parent will also:

(1) as soon as practicable, but in any event, no later than 20 Business Days, after furnishing to the Trustee the annual and semi-annual reports required by clauses (i) and (ii) of the first paragraph of this covenant, hold a conference call to discuss such reports and the results of operations for the relevant reporting period; and

(2) issue a press release to an internationally recognized wire service no fewer than five Business Days prior to the date of the conference call required by the foregoing clause (1) of this paragraph, announcing the time and date of such conference call and either including all information necessary to access the call or directing holders of the Notes, prospective investors, broker dealers and securities analysts to contact the appropriate person at the Parent to obtain the information.

The Issuer shall deliver to the Trustee, within 120 days after the end of each Fiscal Year, an Officer’s Certificate that complies with Section 314(a)(4) of the Trust Indenture Act stating that in the course of the performance by the signer of its duties as an officer of the Issuer he would normally have knowledge of any Default and whether or not the signer knows of any Default that occurred during such period and if any specifying such Default, its status and what action the Issuer is taking or proposed to take with respect thereto. For purposes of this paragraph, such compliance shall be determined without regard to any period of grace or requirement of notice under the Indenture.

The Parent shall deliver written notice to a Responsible Officer of the Trustee within 30 days after an Officer becoming aware of the occurrence of a Default or an Event of Default.

In the event that the Parent is neither subject to Section 13 or 15(d) of the Exchange Act, nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, the Parent will also, for so long as any Notes remain “restricted securities” under Rule 144(a)(3) under the Securities Act, furnish or cause to be furnished to the Holders, beneficial owners of the Notes, securities analysts and prospective investors upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The Issuer and the Parent shall (i) deliver to a Responsible Officer of the Trustee, within 15 days after the Issuer or the Parent, as the case may be, is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports, if any (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which the Issuer or the Parent may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Issuer or the Parent is not required to file information, documents or reports pursuant to either of said sections, then it shall deliver to a Responsible Officer of the Trustee and file with the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations; (ii) deliver to a Responsible Officer the Trustee and file with the SEC, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided in such Trust Indenture Act; and (iii) transmit by mail to all Holders, as their names and addresses appear in the Security Register, within 30 days after the delivery thereof to the Trustee, such summaries of any information, documents and reports required to be filed by the Issuer or the Parent, as the case may be, pursuant to subparts (i) and (ii) of this paragraph as may be required by rules and regulations prescribed from time to time by the SEC.

Ratings

The Issuer shall use commercially reasonable efforts to obtain a credit rating (but not any particular rating) of the Notes by any two Rating Agencies as soon as reasonably practical and in any event not later than the date that is 120 days after the Issue Date, and to maintain a rating (but not any particular rating) by any two Rating Agencies until the Final Maturity Date.

Payments for Consent

The Parent will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes in connection with an exchange offer, the Parent and any Subsidiary may exclude (i) holders or beneficial owners of the Notes that are not institutional “accredited investors” as defined in subparagraphs (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act, and (ii) holders or beneficial owners of the Notes in any jurisdiction where the inclusion of such holders or beneficial owners would require the Parent or any Subsidiary to comply with the registration requirements or other similar requirements under any securities laws of such jurisdiction, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by the Parent in its sole discretion.

Insurance

The Parent shall maintain, and shall cause the Restricted Subsidiaries to maintain, insurance with carriers believed by the Parent to be responsible, against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and coinsurance provisions, as the Parent believes are customarily carried by businesses similarly situated and owning like properties, including as appropriate general liability, property and casualty loss and interruption of business insurance.

Payment of Taxes and Other Claims

The Parent shall pay or discharge and shall cause each of its Subsidiaries to pay or discharge, or cause to be paid or discharged, before the same shall become delinquent (a) all material taxes, assessments and governmental charges levied or imposed upon (i) the Parent or any Restricted Subsidiary, (ii) the income or profits of any Restricted Subsidiary which is a corporation or (iii) the property of the Parent or any Restricted Subsidiary and (b) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of the Parent or any Restricted Subsidiary; provided that the Parent and its Subsidiaries shall not be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings or for which adequate reserves have been established.

Valid Formation of the Tax Consolidated Group

The Parent will ensure that the Tax Consolidated Group remains validly existing as a consolidated group under Division 703 of the Tax Act at all times.

Valid Tax Agreements

Within 30 days of the Issue Date, the Tax Consolidated Group will ensure all Note Guarantors become a party to:

(a) a valid tax sharing agreement that covers each group liability (as defined in section 721- 10 of the Tax Act) of the Tax Consolidated Group for the purposes of section 721-25 of the Tax Act; and

(b) a valid tax funding agreement that provides for:

(i) reasonably appropriate arrangements for the funding of tax and compensation payments by the head company of the Tax Consolidated Group having regard to the position of each member of the Tax Consolidated Group which do not materially and adversely affect the rights of the Holders;

(ii) an undertaking from each member of the Tax Consolidated Group to compensate each other member adequately (and not more than adequately) for loss of tax attributes (included tax losses and tax offsets) as a result of being a member of the Tax Consolidated Group.

Tax Obligations of the Parent

The Parent must:

(a) ensure that any group liability (as defined in section 721-10 of the Tax Act) of the Tax Consolidated Group is covered by a tax sharing agreement for the purposes of section 721-25 of the Tax Act;

(b) ensure that the head company (as defined in section 995-1 of the Tax Act) of the Tax Consolidated Group will give the Commissioner of Taxation of the Commonwealth of Australia a copy of any such tax sharing agreement in the approved form within 14 days of the head company receiving written notice to do so under section 721-25(3) of the Tax Act;

(c) ensure that each member of the Tax Consolidated Group is a party to a tax funding agreement at all times they are members of the Tax Consolidated Group that provides for:

(i) reasonably appropriate arrangements for the funding of tax and compensation payments by the head company of the Tax Consolidated Group having regard to the position of each member of the Tax Consolidated Group which do not materially and adversely affect the rights of the Holders;

(ii) an undertaking from each member of the Tax Consolidated Group to compensate each other member adequately (and not more than adequately) for loss of tax attributes (included tax losses and tax offsets) as a result of being a member of the Tax Consolidated Group;

(d) not without the prior written consent of the Trustee (acting at the direction of the Majority Holders, which direction shall not to be unreasonably withheld), amend, vary or replace the Tax Sharing Agreement or the Tax Funding Agreement, except where the amendment or variation relates to (i) the accession of a new party to the Tax Sharing Agreement or Tax Funding Agreement upon such party joining the Tax Consolidated Group or (ii) the release of a party from the Tax Sharing Agreement or Tax Funding Agreement upon such party ceasing to be a member of the Tax Consolidated Group.

The Parent shall not join any consolidated group or multiple entry consolidated group (each as defined in the Tax Act) other than the Tax Consolidated Group.

Obligation to Cancel Notes

The Parent shall ensure that any Notes that are purchased by it or any of its Subsidiaries are cancelled promptly after the purchase thereof.

Events of Default

The following events will be defined as “Events of Default” in the Indenture:

(1) default in the payment of principal of (or premium, if any, on) the Notes when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(2) default in the payment of interest or Additional Amounts on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

(3) default in the performance or breach of the provisions of the covenant described under “—Certain Covenants—Merger and Consolidation,” or the failure by the Issuer to make or consummate an Offer to Purchase in the manner described in this Description of Notes;

(4) the Parent or any Restricted Subsidiary defaults in the performance of or breaches any other covenant or agreement in the Indenture or under the Notes (other than a default specified in clause (1), (2) or (3) above) or any of the Security Documents and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes;

(5) with respect to (a) any Payment Priority Obligation or (b) any other Indebtedness of the Parent or any Restricted Subsidiary having an outstanding principal amount of US$25.0 million (or the U.S. Dollar Equivalent thereof) or more in the aggregate for all such Indebtedness of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (i) the Parent or any of its Restricted Subsidiaries shall default in any payment beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) the Parent or any of its Restricted Subsidiaries shall default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, the effect of which default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its Stated Maturity, provided, however, that it shall not be an Event of Default under this paragraph if a waiver of any of the defaults described in the preceding clauses (i) through (ii) has been obtained;

(6) one or more final judgments or orders for the payment of money are rendered against the Parent or any Restricted Subsidiary and are not paid or discharged, that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to either individually or in an aggregate amount, in each case, in excess of US$25.0 million (or the U.S. Dollar Equivalent thereof) (in excess of amounts which the Parent’s or such Restricted Subsidiary’s insurance carriers have agreed in writing to pay under applicable policies) and there is a period of 60 consecutive days following entry of the final judgment or order during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(7) an involuntary case or other proceeding is commenced against, or an order is made for the judicial management or administration of, the Parent or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) with respect to it or its debts under any applicable bankruptcy, insolvency, winding-up or other similar law now or hereafter in effect seeking the appointment of an administrator, receiver, receiver and manager, liquidator, provisional liquidator, mortgage in possession, Controller, or similar official of the Parent or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or for any substantial part of the property and assets of the Parent or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or any action is initiated (including any reference or inquiry) by or before any authority of competent jurisdiction which may result in (a) the suspension or staying of the obligations of any Note Guarantor with respect to such Note Guarantor’s Note Guarantee or (b) the requirement for approval from such authority of competent jurisdiction for enforcement of a Note Guarantee, and such involuntary case or other proceeding or action remains undismissed and unstayed for a period of 60 consecutive days; or an order for relief is entered against the Parent or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) under any applicable bankruptcy, insolvency or other similar law as now or hereafter in effect;

(8) the Parent or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) (a) commences a voluntary case under any applicable bankruptcy, insolvency, winding-up or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (b) consents to the appointment of or taking possession by an administrator, receiver, receiver and manager, liquidator, provisional liquidator, mortgage in possession, Controller or similar official of the Parent or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or for all or substantially all of the property and assets of the Parent or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or (c) makes any resolution for winding-up or dissolution effective; or (d) effects any general assignment for the benefit of creditors;

(9) any Note Guarantor denies or disaffirms its obligations under its Note Guarantee or, except as permitted by the Indenture, any Note Guarantee is determined to be unenforceable or invalid or will for any reason cease to be in full force and effect; or

(10) (i) any security interest created by any Security Document ceases to be in full force and effect (except as permitted by the terms of the Indenture, the Amended Security Trust Deed or the other Security Documents) with respect to Collateral having an aggregate Fair Market Value in excess of US$15.0 million (or the U.S. Dollar Equivalent thereof), or an assertion by the Parent or any of its Restricted Subsidiaries that any Collateral having an aggregate Fair Market Value in excess of US$15.0 million (or the U.S. Dollar Equivalent thereof) is not subject to a valid, perfected security interest (in each jurisdiction where applicable and except as permitted by the terms of the Indenture, the Amended

Security Trust Deed or the other Security Documents) and any such Default continues unremedied for a period of 30 days after the Issuer receives written notice thereof specifying such occurence from the Trustee or the holders of at least 25% of the outstanding principal amount of the Notes and demanding that such Default be remedied; or (ii) the repudiation by the Parent or any of its Restricted Subsidiaries of any of its material obligations under any Security Document.

If an Event of Default (other than an Event of Default specified in clause (7) or (8) above) occurs and is continuing under the Indenture, the Trustee, if it has received written notice of such Event of Default, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the written direction of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest shall be immediately due and payable. If an Event of Default specified in clause (7) or (8) above occurs, the principal of, premium, if any, and accrued and unpaid interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Holders of at least a Majority in principal amount of the outstanding Notes by written notice to the Issuer and to the Trustee may on behalf of all the Holders waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived; and

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

If an Event of Default occurs and is continuing, the Trustee may pursue, in its own name or as trustee of an express trust, any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on the Notes or to enforce the performance of any provision of the Notes or the Indenture. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.

The Holders of at least a Majority in aggregate principal amount of the outstanding Notes (disregarding any Notes held by the Parent or any of its subsidiaries) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Security Trustee or of exercising any trust or power conferred on the Trustee or the Security Trustee. However, the Trustee or the Security Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee or the Security Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders. In addition, neither the Trustee nor the Security Trustee will be required to expend its own funds or follow such direction if it does not believe that reimbursement or indemnification satisfactory to it is assured to it.

A Holder may not institute any proceeding, judicial or otherwise, with respect to the Indenture or the Notes, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture or the Notes, unless:

(1) the Holder has previously given the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee security and/or indemnity satisfactory to the Trustee against any costs, liability or expense to be incurred in compliance with such request;

(4) the Trustee does not comply with the request within (x) 60 days after receipt of the written request pursuant to clause (2) above or (y) 60 days after the receipt of the offer of indemnity pursuant to clause (3) above, whichever occurs later; and

(5) during such 60-day period, the Holders of a Majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or any payment under any Note Guarantee, or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

Officers of the Parent must certify to the Trustee in writing in compliance with Section 314(a)(4) of the Trust Indenture Act, on or before a date not more than 120 days after the end of each Fiscal Year, that a review has been conducted of the activities of the Parent and the Restricted Subsidiaries and the Parent’s and the Restricted Subsidiaries’ performance under the Indenture and that the Parent and each Restricted Subsidiary have fulfilled all of their respective obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof.

The Parent will also be obligated to notify a Responsible Officer of the Trustee in writing of any default or defaults in the performance of any covenants or agreements under the Indenture. See “—Certain Covenants—Reports.”

If any Default occurs and is continuing and has been notified to a Responsible Officer of the Trustee in writing, the Trustee will send notice of the Default to each holder within 30 days after the Trustee has been notified of such Default, unless the Default has been cured; provided, however, that, except in the case of a default in the payment of the principal of or interest on any Note, the Trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors of the Trustee in good faith determine that withholding the notice is in the interest of the Holders.

Amendments and Waiver

Amendments without consent of holders

The Indenture, the Notes, the Note Guarantees, the Amended Security Trust Deed and the other Security Documents may be amended, supplemented or otherwise modified, without the consent of any Holder:

(1) to cure any ambiguity, defect, omission or inconsistency;

(2) to comply with the provisions described under “—Certain Covenants—Merger and Consolidation”;

(3) to evidence and provide for the acceptance of appointment by a successor Trustee;

(4) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture;

(5) in any other case where a supplemental indenture to the Indenture is required or permitted to be entered into pursuant to the provisions of the Indenture without the consent of any Holder;

(6) to effect any changes to the Indenture in a manner necessary to comply with the procedures of the relevant clearing system;

(7) to add any Note Guarantor or any Note Guarantee or release any Note Guarantor from any Note Guarantee as provided or permitted by the terms of the Indenture and the Amended Security Trust Deed;

(8) to enter into additional or supplemental Security Documents and to release Collateral in accordance with the Indenture and the Security Documents;

(9) to add to the covenants of the Issuer or any Note Guarantor for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Issuer or any Note Guarantor;

(10) to make any change that would provide any additional rights or benefits to the Holders of the Notes;

(11) make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the Notes or, if Incurred in compliance with the Indenture, Additional Notes; provided, however, that (A) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities laws and regulations and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(12) add additional parties to the Amended Security Trust Deed or any other Security Document to the extent permitted by the Indenture, the Amended Security Trust Deed and the other Security Documents;

(13) to comply with any requirements by the SEC in connection with qualifying the Indenture under the Trust Indenture Act

(14) mortgage, pledge, hypothecate or grant any other Lien in favor of the Security Trustee for its benefit and the benefit of the Trustee, the Holders of the Notes and any holders of Pari Passu Debt or Payment Priority Obligations, as additional security for the payment and performance of all or any portion of the obligations under the Notes, the Note Guarantees and the Indenture or any Pari Passu Debt or Payment Priority Obligations subject to the Security Documents, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Security Trustee pursuant to the Indenture, any of the Security Documents or otherwise, in each case as certified in an Officers’ Certificate;

(15) provide for the succession of parties (other than the Issuer and the Note Guarantors) to the Amended Security Trust Deed and the other Security Documents, and other changes that are ministerial and administrative in nature, in connection with any refinancing, amendment, renewal, extension, substitution, restructuring, replacement, supplement or other modification of any agreement governing Pari Passu Debt or Payment Priority Obligations and to which such parties are bound, in each case solely to the extent not prohibited by the Indenture; or

(16) to make any other change that does not adversely affect the rights of any Holder.

Amendments with consent of holders

Amendments, supplements or other modifications of the Indenture, the Notes, the Note Guarantees, the Amended Security Trust Deed or the other Security Documents may be made by the Issuer, the Note Guarantors and the Trustee with the consent of the Holders of not less than a Majority in aggregate principal amount of the outstanding Notes voting as a single class, and the Holders of a Majority in principal amount of the outstanding Notes voting as a single class may waive future compliance by the Issuer and the Note Guarantors with any provision of the Indenture, the Notes, the Note Guarantees, the Amended Security Trust Deed or the other Security Documents; provided however, that no such amendment, supplement, modification or waiver may, without the consent of each Holder affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(2) reduce the principal amount of, or premium, if any, or interest on, any Note;

(3) change the place, currency or time of payment of principal of, or premium, if any, or interest on, any Note;

(4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any Note or any Note Guarantee;

(5) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture;

(6) waive a default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a Majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(7) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

(8) release any Note Guarantor from its Note Guarantee, except as provided in the Indenture and the Amended Security Trust Deed;

(9) amend, change or modify any Note Guarantee in a manner that adversely affects the Holders;

(10) reduce the amount payable upon an Offer to Purchase or change the time or manner by which an Offer to Purchase may be made or by which the Notes must be repurchased pursuant to an Offer to Purchase, in each case after such Change of Control has occurred or such obligation to make a Proceeds Offer or an Excess Cash Offer has arisen;

(11) amend, change or modify any provision which affects the ranking of the Notes or the Note Guarantee or the ranking of the Lien securing the Collateral in a manner which adversely affects Holders;

(12) change the redemption date or the redemption price of the Notes from that stated under “—Optional Redemption” or “—Redemption for Changes in Taxes”;

(13) amend, change or modify any provision (including the section under the caption “—ANZ/CAT Transactions”) in a manner that adversely affects the entitlement of ANZ or CAT to any ANZ/CAT Notes; or

(14) amend, change or modify the obligation of the Issuer or any Note Guarantor to pay Additional Amounts.

In addition, without the consent of the Holders of at least 66 2⁄3% in principal amount of Notes then outstanding, no amendment, supplement or waiver may (i) release all or substantially all of the Collateral from the Liens of the Security Documents (except as permitted by the terms of the Indenture and the Security Documents) or (ii) make any change in the Indenture, the Amended Security Trust Deed or any other Security Document that has the effect of altering the priority of the liens or the application of proceeds of the Collateral in a manner that would adversely affect the Holders in any material respect.

Any amendments to the Amended Security Trust Deed and the Security Documents may also require the consent of other beneficiaries thereto.

Transfer

The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Issuer may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

Defeasance and Discharge

The Indenture will provide that the Issuer will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 183rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies, to indemnify the Trustee, to hold monies for payment in trust and the obligations described in the paragraph under the caption “—Additional Amounts”) if, among other things:

(1) the Issuer has deposited with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Obligations or a combination thereof that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity or on the applicable redemption date, as the case may be, of such payments in accordance with the terms of the Indenture and the Notes and (b) delivers to the Trustee an Opinion of Counsel or a certificate of an internationally recognized firm of independent accountants to the effect that the amount deposited by the Issuer is sufficient to provide payment for the principal of, premium, if any, and accrued interest on, the Notes on the Stated Maturity or on a particular redemption date of such payment in accordance with the terms of the Indenture and an Opinion of Counsel to the effect that the Holders have a valid, perfected (where applicable), exclusive Lien over such trust;

(2) the Issuer has delivered to the Trustee (a) either (i) an Opinion of Counsel of recognized standing with respect to U.S. federal income tax matters that is based on a change in applicable U.S. federal income tax law occurring after the Issue Date to the effect that beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Issuer’s exercise of its option under this paragraph “—Defeasance and Discharge” and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same time as would have been the case if such deposit, defeasance and discharge had not occurred or (ii) a ruling directed to the Issuer or the Trustee received from the U.S. Internal Revenue Service to the same effect as the aforementioned

Opinion of Counsel and (b) an Opinion of Counsel of recognized international standing to the effect that the creation of the defeasance trust does not violate the U.S. Investment Company Act of 1940, as amended, and after the passage of 183 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

(3) the Issuer has delivered to the Trustee (A) either (1) an Opinion of Counsel of recognized standing with respect to Australian income tax matters that is based on a change in applicable Australian income tax law occurring after the Issue Date to the effect that beneficial owners will not recognize income, gain or loss for Australian income tax purposes as a result of the Issuer’s exercise of its option under this paragraph “—Defeasance and Discharge” and will be subject to Australian income tax on the same amount and in the same manner and at the same time as would have been the case if such deposit, defeasance and discharge had not occurred or (2) a ruling directed to the Issuer or the Trustee received from the Commissioner of Taxation of the Commonwealth of Australia to the same effect as the aforementioned Opinion of Counsel; and

(4) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others; and

(5) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 183rd day after the date of such deposit, and such defeasance shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Parent or any of the Restricted Subsidiaries is a party or by which the Parent or any of the Restricted Subsidiaries is bound.

In the case of either discharge or defeasance of the Notes, each of the Note Guarantees will terminate.

Defeasance of Certain Covenants

The Indenture will further provide that the provisions of the Indenture will no longer be in effect with respect to the covenants described under “—Change of Control”, clause (3) of paragraphs (a) and (b) under “— Certain Covenants—Merger and Consolidation” and all other covenants described herein under “—Certain Covenants” and clause (3) under “—Events of Default” with respect to such clause (3) of paragraphs (a) and (b) under “—Certain Covenants—Merger and Consolidation” and with respect to the other events set forth in such clause and clause (4) under “—Events of Default” with respect to such other covenants and clauses (5) and (6) under “—Events of Default” shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of cash in U.S. dollars, U.S. Government Obligations or a combination thereof that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity or on the applicable redemption date, as the case may be of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clause (2)(b) of the paragraph under “—Defeasance—Defeasance and Discharge”, the delivery by the Issuer to the Trustee of an Opinion of Counsel of recognized standing with respect to U.S. federal income tax matters to the effect that beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same time as would have been the case if such deposit and defeasance had not occurred and the delivery by the Issuer to the Trustee of an Opinion of Counsel of recognized standing with respect to Australian income tax matters to the effect that beneficial owners will not recognize income, gain or loss for Australian income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to Australian income tax on the same amount and in the same manner and at the same time as would have been the case if such deposit and defeasance had not occurred.

Defeasance and Certain Other Events of Default

In the event the Issuer exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of cash in U.S. dollars and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity or the applicable redemption date but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Issuer and the Note Guarantors will remain liable for such payments.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) the Issuer has paid or caused to be paid all sums payable by it under the Indenture, including all amounts owing to the Trustee;

(2) either:

(a)	all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(b)	all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Note Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(3) in respect of clause 2(b), the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Note Guarantor is a party or by which the Issuer or any Note Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings); and

(4) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Currency Indemnity

The U.S. dollar is the sole currency of account and payment for all sums payable by the Issuer and the Note Guarantors under the Notes and the Note Guarantees (the “Contractual Currency”). Any amount received or recovered in currency other than the Contractual Currency in respect of the Notes or the Note Guarantees (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding up, liquidation or dissolution of the Parent, any Subsidiary or otherwise) by the Trustee or a Holder in respect of any sum expressed to be due to it from the Issuer or a Note Guarantor shall constitute a discharge of the Issuer or the Note Guarantor, as the case may be, only to the extent of the Contractual Currency amount which the recipient is able to purchase with the amount so received or recovered in other currency on the date of that receipt or recovery (or, if it is not possible to make that purchase on that date, on the first date on which it is possible to do so). If that purchased amount is less than the Contractual Currency amount expressed to be due to the recipient under any Note, the Issuer and the Note Guarantors shall indemnify the recipient against any loss sustained by it as a result. For the purposes of this indemnity, it will be sufficient for the Trustee or a Holder to certify (indicating the sources of information used) that it would have suffered a loss had the actual purchase of Contractual Currency been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of Contractual Currency on such date had not been possible, on the first date on which it would have been possible).

Each of the above indemnities will, to the extent permitted by law:

•	constitute a separate and independent obligation from the other obligations of the Issuer or the Note Guarantors;

•	give rise to a separate and independent cause of action;

•	apply irrespective of any waiver granted by any Holder;

•	continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or any other judgment or order;

•	include attorneys’ fees and costs of enforcement; and

•	survive the termination of the Indenture and the resignation or removal of the parties.

The Issuer and the Note Guarantors agree to pay amounts under this indemnity on demand from the Trustee or a Holder. Neither the Trustee or any Holder has any obligation to investigate whether the conversion rate offered to it at the time of conversion is the best market rate and will have no liability whatsoever in connection with the conversion.

Concerning the Trustee

The Trustee will be permitted to engage in other transactions; however, if the Trustee has or will acquire a conflicting interest within the meaning of the U.S. Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), the Trustee will either eliminate such interest or resign in the manner provided by the Trust Indenture Act and the Indenture; provided, however, that such requirements will not apply to any indenture or indentures under which other securities of the Issuer are outstanding if the requirements for such exclusion set forth in Section 310(b)(1) of the Trust Indenture Act are met.

The Holders of a Majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such holder has offered to the Trustee security and/or indemnity satisfactory to it in its sole discretion against any loss, liability or expense.

The Issuer and the Note Guarantors jointly and severally will indemnify the Trustee for certain claims, liabilities and expenses incurred without negligence or willful misconduct on its part, arising out of or in connection with its duties.

FATCA Information

Each Holder or holder of an interest in a Note, by acceptance of such Note or such interest therein, agrees that the Trustee has the right to withhold any amounts of interest (properly withholdable under law and without any corresponding gross-up) payable to a Noteholder or holder of an interest in a Note that fails to provide upon written request any the Noteholder Tax Identification Information and, to the extent FATCA Withholding Tax is applicable, the Noteholder FATCA Information.

No Personal Liability of Directors, Officers or Employees

No director, officer, manager or employee of the Issuer or any Note Guarantor will have any liability for any obligations of the Issuer or any Note Guarantor under the Notes, any Note Guarantee, the Indenture, the Security Documents or the Amended Security Trust Deed or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the federal securities laws.

Governing Law

The Indenture, the Notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York. The Amended Security Trust Deed and the General Security Deed will be governed by, and construed in accordance with, the laws of New South Wales (and, to the extent applicable, the Commonwealth of Australia). The Canadian Security Agreement will be governed by, and construed in accordance with, the laws of Canada. Once granted, the pledge granted by Enduro SpA and Emeco Holdings South America SpA will be governed by, and construed in accordance with, the laws of the Republic of Chile.

Additional Information

Anyone who receives this Offering Memorandum, following the Issue Date, may obtain a copy of the Indenture and the form of Note without charge by writing to Emeco Pty Ltd, Level 3, 71 Walters Drive, Osborne Park, WA 6017, Australia.

Consent to Jurisdiction and Service of Process

The Indenture will provide that the Issuer and each Note Guarantor will appoint Depositary Management Corporation as its agent for service of process in any suit, action or proceeding with respect to the Indenture, the Notes and the Note Guarantees and for actions brought under US federal or state securities laws brought in any Federal or state court located in the City of New York and will submit to such jurisdiction.

Certain Australian Considerations

Insolvency

The Issuer and certain of the Note Guarantors are incorporated under the laws of Australia and operate in Australia. Therefore, insolvency processes with respect to them are likely to be governed by Australian insolvency law. The insolvency law and processes which apply in Australia are different from the insolvency laws of the United States.

If the Issuer or any of the Note Guarantors become insolvent, the treatment and ranking of holders of the Notes, other creditors of our company and our shareholders under Australian law may be different to the resulting treatment and ranking if it was subject to the bankruptcy laws of the United States or other jurisdictions.

There are four principal corporate insolvency processes in Australia: administration (sometimes referred to as voluntary administration); deed of company arrangement; liquidation (also referred to as winding up); and receivership. There is also a fifth less common regime pursuant to a scheme of arrangement. A brief description of each process is set out below.

Administration

Under section 435A of the Australian Corporations Act, the object of administration is to provide for the business, property and affairs of an insolvent company to be administered in a way that maximizes the chances of the company, or as much as possible of its business, continuing in existence. Alternatively, if it is not possible for the company or its business to continue in existence, the object of the administration is to achieve a better return for the company’s creditors and members than would result from an immediate winding up of the company.

A company is placed into administration by:

•	a resolution of its board of directors if the board resolves that the company is insolvent or is likely to become insolvent at some future time; or

•	by a secured creditor who is entitled to enforce its security over the whole or substantially the whole of the company’s property (although a secured creditor would usually prefer to appoint a receiver who, unlike an administrator, will, subject to some duties being owed to the company, primarily act in the interests of the secured creditor).

Within eight business days of that administrator being appointed, a meeting of the debtor’s creditors (termed “the first meeting of creditors”) is to be held to give the creditors the opportunity to reject the directors’ choice of administrator and appoint another administrator, and to decide whether to appoint a committee of creditors.

An administration is intended to be for a short period (25 business days), but this time period is often extended by an adjournment of the second meeting of creditors or by Court order.

During the administration, an administrator controls the company and acts as its agent. The powers of the directors and officers are suspended, though they remain in office and have a duty to assist the administrator. Transfers of shares in the company are void unless the administrator gives his written consent or a Court authorizes the transfer.

The administrator’s role is to assess the company’s situation and its options (usually liquidation, execution of a deed of company arrangement or to return the company to the control of its directors) and report to creditors as to which option should be followed. The creditors in the second meeting of creditors vote on which option is to be adopted and a resolution is carried on the voices by a simple majority (in number), unless a poll is conducted in which case a resolution is carried by number and value.

To permit the administrator the opportunity to make an assessment, for the duration of the administration there is a stay on the enforcement of creditors’ claims, actions against the company and its property (subject to certain exceptions) and legal proceedings unless the administrator consents or the Court grants leave.

An administrator is required to give immediate notice of his appointment to any secured creditor who has a security over “the whole or substantially the whole” of the company’s assets. A Court, on the application of the administrator, may limit a secured creditor’s or receiver’s powers in relation to secured property and these orders may only be made if the Court is satisfied that the administrator will adequately protect the secured creditor’s interests. If a receiver is not appointed before the administration or during the decision period, an administrator may dispose of secured property in the ordinary course of business, with the secured creditor’s consent or with the leave of the Court.

Deed of Company Arrangement

A company progresses into a deed of company arrangement when a company’s creditors resolve at the second meeting of creditors held during the administration that the company execute a deed of company arrangement. The administrators are appointed the deed administrators unless creditors resolve to appoint other individuals. A deed of company arrangement is a compromise agreement binding on the company, its creditors, officers and members. All unsecured creditors whose debts are provable are bound by the deed of company arrangement even though they did not vote in favor of it.

Once the deed of company arrangement is executed, the administration terminates and the moratorium restrictions come to an end and are replaced by the provisions of the deed. During the period of a deed of company arrangement, secured creditors may enforce over the secured property provided they did not vote in favor of the deed (and the deed restricts the secured creditors’ ability to enforce against the security) or they are not prevented from enforcing an order of the Court. A Court, on the application of the deed administrator, may limit a secured creditor’s or receiver’s powers in relation to secured property and these orders may only be made if the Court is satisfied that the deed administrator will adequately protect the secured creditor’s interests.

The deed administrator may be tasked by the deed with realizing assets, closing down the business, restructuring the company or pursuing litigation with a view to the payment of dividends to creditors. The deed may provide for the compromise of certain creditors’ claims, payment of creditors by installment or specify that different creditors are to be treated differently (either by extinguishment of claims or subordination). The order of distribution of proceeds to creditors will be specified in the deed and can be different to the order which applies in liquidation. Once the tasks specified by the deed are completed and proceeds distributed to creditors, the deed usually specifies that the company is released from those debts and the deed terminates.

Liquidation

A company is placed into liquidation by a court order, by the Australian Securities and Investments Commission or voluntarily by a special resolution of the company’s members. A liquidator controls the company and acts as its agent. The powers of the directors and officers are suspended and they have a duty to assist the liquidator. The company ceases to carry on its business except to the extent the liquidator believes this is necessary for the beneficial disposal of the company. Transfers of shares in the company are void unless the liquidator gives his written consent or a Court authorizes the transfer. There is stay on court proceedings against the company and on enforcement processes except with the leave of the Court. However, the rights of secured creditors are not affected by this stay.

The purpose of a liquidation is to enable the realization of all of a company’s assets, the calling up of partly paid shares, a proof of debt process and the distribution of the proceeds among the company’s creditors and (if there is a surplus after paying creditors) a distribution of the surplus to members. The distribution of proceeds will be subject to statutory priority rules. The company’s existence will then be brought to an end by deregistration.

Generally speaking, to the extent their security is sufficient, secured creditors stand outside the liquidation. Secured creditors do not have to prove for their debts and they have the right to enforce their security and to receive the proceeds, subject to the rights of any prior security holders and the for certain payments which have priority over circulating security interests (see below under receivership).

Receivership

Receivers are typically appointed under the terms of a security. A receiver’s appointment in respect of secured property can continue during an administration or a liquidation of the company (subject to the exceptions above). A receiver’s powers are usually governed by the terms of the security under which they are appointed. The receiver’s principal task is to take possession and control of the secured property and realize the property subject to the security and pay the proceeds to the security holder. A receiver is an agent of the company and owes residual duties to the company, unsecured creditors and shareholders, as an officer of the company. A receiver has a duty to take all reasonable care to sell secured property for not less than market value or, if there is no market value, the best price reasonably obtainable. During a receivership, there is no stay in place and other creditors may pursue debts and claims against the company.

Where a secured creditor holds a circulating security interest, there are claims which rank in priority to the secured creditor and must be paid out of any enforcement proceeds before any proceeds are remitted to the secured creditor. These claims are:

•	if the proceeds are from contracts of insurance and the insurance policy is in respect of liability to third parties, the proceeds must be paid to the third party in respect of whom the liability was incurred;

•	auditor’s fees and expenses for the period between when the ASIC has refused consent to the auditor’s resignation and the date the receiver was appointed;

•	wages, superannuation contributions and superannuation guarantee charge payable by the company in respect of services rendered to the company by the employees prior to the date the receiver was appointed;

•	all amounts due on or before the date the receiver is appointed in respect of leave of absence owing to employees;

•	retrenchment payments; and

•	all amounts which have been advanced by other parties to the company for the purpose of paying wages, superannuation contributions or payments in respect of leave of absence or termination of employment.

A circulating security interest is a floating charge or a security interest where the secured party has given the grantor express or implied authority to transfer the secured asset in the ordinary course of business free of the security interest or the secured asset is an account, inventory or negotiable instrument which is not perfected by control or the asset is goods and is perfected by possession.

A receiver may also have an obligation to discharge from enforcement proceeds any tax payable on any income, profits or gains in respect of the assets sold in priority to the secured creditor.

Scheme of Arrangement

A scheme of arrangement is an arrangement or compromise which binds the company and its creditors or members even though a minority of those creditors or members may oppose it. As it is similar in effect to a deed of company arrangement entered into after an administration, schemes of arrangement are rarely used in an insolvency context in Australia.

Limits to Enforcement of Note Guarantees

The Note Guarantors will guarantee the payment of the Notes on a senior secured basis, which will provide the holders of the Notes with a direct claim against each Note Guarantor. However, enforcement of the Note Guarantees and the security will be subject to certain generally available defenses. These laws and defenses include those that relate to corporate benefit, fraudulent conveyance or transfer, voidable preference or, transaction at undervalue, unlawful assistance, breaches of directors’ duties, unconscionable conduct, economic duress, penalties or other similar laws, regulations or defenses affecting the rights of creditors generally. which could render the security or the Note Guarantees limited, void, unenforceable or ultra vires. If any of the security is voided, it is possible that you will be left with an unsecured claim against the Issuer or Note Guarantor or if the Note Guarantees are voided you may be left with no claim against the Note Guarantors and a claim solely against the Issuer.

If, on the application of a company’s liquidator, a court is satisfied that a transaction of the company is a voidable transaction, namely an unfair preference or an uncommercial transaction, which is also an insolvent transaction, it may make a variety of orders which are set out in section 588FF of the Australian Corporations Act. These orders include an order releasing or discharging, wholly or partly, a debt incurred, or a security or guarantee given, by the company under or in connection with the transaction or an order requiring a party to repay to the company some or all of the money it received under the transaction. It is not necessary to establish that the directors of the company have breached their duties to the company in any way or that the person taking the benefit of the guarantee or security had actual or constructive notice that the transaction was an insolvent transaction. A creditor whose transaction is unwound as a voidable transaction may prove in the liquidation as if the transaction had not been entered into.

Additionally, certain security interests over circulating assets may be void against a liquidator pursuant to section 588FJ of the Australian Corporations Act and loans may be challenged on the basis they are unfair loans under section 588FD of the Australian Corporations Act.

Unfair Preferences

An unfair preference is a transaction between a company and a creditor which results in the creditor receiving from the company, in respect of an unsecured debt, more than it would receive if the transaction were set aside and the creditor were to prove for the debt in a winding up of the company (section 588FA(1) of the Australian Corporations Act). For the purposes of this section, a secured debt or a part thereof is taken to be unsecured to the extent it is not reflected in the value of the security.

An unfair preference is an insolvent transaction if the company either: (i) is insolvent when the transaction is entered into or when an act is done (or an omission is made) for the purpose of giving effect to the transaction; or (ii) becomes insolvent because of, or because of matters including, entering into the transaction or because of a person doing an act (or making an omission) for the purpose of giving effect to the transaction (section 588FC of the Australian Corporations Act).

An unfair preference that is an insolvent transaction is voidable if it was entered into (or an act was done for the purpose of giving effect to it): (i) during the six months ending on the relation-back day (as explained below); (ii) after the relation-back day but on or before the day when the winding up began (section 588FE(2) of the Australian Corporations Act); or (iii) if a related entity of the company was a party to the transaction, during the four years ending on the relation-back day (section 566FE(4) of the Australian Corporations Act). The “relation-back day” is: in the case of a court liquidation, the date on which the application for winding-up the company is filed with the court; in the case of a voluntary liquidation, the date the members resolve to place the company into liquidation; or if the liquidation is preceded by an administration, the day the administration commenced (section 9 of the Australian Corporations Act).

Uncommercial Transactions

A transaction is an uncommercial transaction under section 588FB(1) of the Australian Corporations Act if it may be expected that a reasonable person in the company’s circumstances would not have entered into the transaction, having regard to: the benefits (if any) to the company of entering into the transaction; the detriment to the company of entering into the transaction; the respective benefits to other parties to the transaction of entering into it; and any other relevant matter. “Transaction” is broadly defined and generally includes the provision of a guarantee. A guarantee would not constitute an uncommercial transaction if the benefit to the company providing the guarantee in the context of the transaction outweighs the detriment that could be incurred by the company in providing the guarantee.

An uncommercial transaction is an insolvent transaction if: (i) the company is insolvent when the transaction is entered into, or an act is done (or an omission is made) for the purpose of giving effect to the transaction; or (ii) the company becomes insolvent because of, or because of matters including, entering into the transaction or a person doing an act (or making an omission) for the purpose of giving effect to the transaction (section 588FC of the Australian Corporations Act).

An uncommercial transaction that is an insolvent transaction is voidable if it was entered into (or an act was done for the purpose of giving effect to it) during: (i) the two years ending on the relation-back day (section 588FE(3) of the Australian Corporations Act); or (ii) if a related entity of the company was a party to the transaction, the four years ending on the relation-back day (section 566FE(4) of the Australian Corporations Act). The “relation-back day” has the same meaning as described above under the unfair preferences section.

Circulating Security Interest Granted Within Six Months of the Relation-Back Day

If a company is wound up in insolvency and a circulating security interest has been granted within six months of the relation-back day (as defined above) or after the relation-back day but before the commencement of a winding up, the charge is void against the liquidator (section 588FJ of the Australian Corporations Act) subject to certain exceptions.

This does not apply if it is proved that the company was solvent immediately after the circulating security interest was granted.

If a debt secured by such a circulating security interest is discharged out of the company’s money or property within six months of the relation back day or after that day but on or before the day when the winding up began, the liquidator may pursue court proceedings to recover from the secured party, as a debt due to the company, the net amount gained, which is the amount that would have been effectively unsecured and recoverable by the liquidator, if the debt had not been discharged, less any costs and expenses of enforcing the security interest.

Unfair Loan

A loan may be challenged on the basis it is an unfair loan under section 588FD of the Australian Corporations Act if interest or other charges in relation to the loan are considered to be extortionate when the loan was made, having regard to a number of factors including the risk to which the lender was exposed, the value of the security in respect of the loan, the term of the loan, the repayment schedule, the amount of the loan and any other relevant matter.

There are various time periods within which a liquidator can take such action depending on the nature of the transaction being challenged. The test for insolvency in Australia in this context is whether the relevant company is able to pay its debts as and when they become due and payable.

Other grounds

Under Australian law, a guarantee given by a company may also be set aside on a number of additional grounds. For example, a guarantee may be unenforceable against a guarantor if the directors of the guarantor did not comply with their duties to act in good faith for the benefit of the guarantor and for a proper purpose in giving the guarantee. The issue is particularly relevant where a company provides a guarantee in relation to the obligations of another member of its corporate family, as is the case for the Note Guarantees with respect to the Notes. In determining whether there is sufficient corporate benefit to the guarantor, all relevant facts and circumstances of the transaction need to be considered by the directors, including the benefits and detriments to the guarantor in giving the guarantee, and the respective benefits to the other parties involved in the transaction.

Whether a guarantee entered into in breach of directors’ duties can be avoided against a party relying on the guarantee depends on certain factors, including the state of knowledge of that party, and whether the party knew of or suspected the breach. Also, under Australian law, a person is entitled to assume that the directors have properly performed their duties to the company unless that person knows or suspects that they have not done so. In addition, other debts and liabilities of the Note Guarantors and the Issuer, such as certain employee entitlements or amounts owed to tax authorities, may rank ahead of claims under the security.

Certain Definitions

“Acceding Note Guarantors” means Orionstone Holdings Pty Ltd, Orionstone Pty Ltd, Ironstone Group Pty Ltd, Orion (WA) Pty Ltd, RPO Australia Pty Ltd and Andy’s Earthmovers (Asia Pacific) Pty Ltd.

“Additional Amounts” has the meaning given to such term in the paragraph under the caption “—Additional Amounts”.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that, for purposes of the covenants described under “—Certain Covenants—Limitation on Restricted Payments,” “—Certain Covenants—Limitation on Affiliate Transactions” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, beneficial ownership of Equity Interests representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) or of rights or warrants to purchase such Equity Interests (whether or not currently exercisable) will be deemed control; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Amended Security Trust Deed” means the Existing Security Trust Deed as amended on or around the Issue Date and from time to time, with the initial amendment deed amending the Existing Security Trust Deed.

“Andy’s” means Andy’s Earthmovers (Asia Pacific) Pty Ltd.

“ANZ” means Australia and New Zealand Banking Group Limited.

“ANZ/CAT Notes” means the US$●3 of Notes that are issued on the Issue Date and held by the Parent in treasury and which may be transferred to ANZ and/or CAT to satisfy the Parent’s obligations to ANZ and CAT under the HG Receivables Agreement or clause 7.39 of the Restructuring Support Agreement.

“Applicable Base Rate” means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such statistical release is not so published or available, any publicly available source of similar market date selected by the Issuer in good faith)) most nearly equal to the period from the redemption date to January 31, 2020, provided, however, that if the period from the redemption date to January 31, 2020 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Applicable Base Rate shall be obtained by a linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the redemption date to January 31, 2020 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the Note; or

[3]	This figure will be determined immediately after the Calculation Date and is expected to be the US dollar equivalent of approximately A$472.5 million

(2)	the excess of:

(A) the present value at such redemption date of (i) the redemption price of the Note at January 31, 2020 (such redemption price being set forth in the table appearing under the caption “—Optional Redemption” and being calculated exclusive of accrued and unpaid interest and Additional Amounts) plus (ii) all required interest payments due on the Note through January 31, 2020 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Applicable Base Rate as of such redemption date plus 50 basis points; over

(B) the principal amount of the Note, if greater.

For the avoidance of doubt, calculation of the Applicable Premium shall not be a duty or obligation of the Trustee or any Paying Agent.

“Asset Disposition” means (i) any direct or indirect sale, lease, transfer, issuance or other disposition including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”) and (ii) any Event of Loss, in each case in one transaction or a series of related transactions, by the Parent or any Restricted Subsidiary to any Person, of:

(1) any Equity Interests of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Parent or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Parent or any Restricted Subsidiary; or

(3) any other assets of the Parent or any Restricted Subsidiary;

other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to the Parent or by the Parent or a Restricted Subsidiary to a Restricted Subsidiary;

(B) a disposition (x) that constitutes a Restricted Payment that is not prohibited by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and (y) of all or substantially all the assets of the Issuer or Parent in accordance with the covenant described under “—Certain Covenants—Merger and Consolidation”;

(C) a disposition of assets or Equity Interests with a Fair Market Value of, or an Event of Loss in respect of which the Event of Loss Proceeds are, less than US$1.0 million (or the U.S. Dollar Equivalent thereof);

(D) in the ordinary course of business, dispositions of damaged, obsolete or worn-out assets no longer used or useful in the business as then being conducted;

(E) in the ordinary course of business, trade-ins or exchanges of equipment or other fixed assets for other equipment or fixed assets of equivalent Fair Market Value;

(F) the sale, lease, rental, transfer, conveyance or other disposition of inventory, products or services, other than fleet and equipment, in the ordinary course of business;

(G) the disposition of ANZ/CAT Notes contemplated by paragraph under the caption “—ANZ/CAT Transactions”

(H) the sale, transfer or conveyance of any Equity Interests or other ownership interest in or assets or property, including Indebtedness, of an Unrestricted Subsidiary or any Person that is not a Subsidiary;

(I) dispositions of accounts receivable or notes receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(J) a disposition of cash or Temporary Cash Investments; (K) the creation of a Lien in accordance with the Indenture;

(L) the rental, lease, assignment or sublease of any fleet and equipment in the ordinary course of business;

(M) licenses and sublicenses of software or intellectual property in the ordinary course of business;

(N) the foreclosure, condemnation or any similar action with respect to any property or other assets or a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims; and

(O) dispositions of assets other than fleet and equipment in an aggregate amount since the Issue Date of A$5 million.

“Associate” has the meaning given to it in Section 128F(9) of the Income Tax Assessment Act of 1936 of Australia.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in such transaction) of the obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Australian Accounting Standards” means the financial reporting standards applicable to private and public entities in Australia established by the Australian Accounting Standards Board which are in effect on the Issue Date.

“Australian Dollar Equivalent” means with respect to any monetary amount in a currency other than Australian dollars, at any time for determination thereof, the amount of Australian dollars obtained by converting such foreign currency involved in such computation into Australian dollars at the exchange rate for the purchase of Australian dollars with the applicable foreign currency as published by the Reserve Bank of Australia for the date that is two Business Days prior to such determination.

“Australian Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the Commonwealth of Australia (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the Commonwealth of Australia is pledged and which are not callable at the option of the Issuer of such instrument.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2) the sum of all such payments.

“Board of Directors” means, as to any Person, the board of directors, or other similar body or Person performing a similar function or any duly authorized committee thereof.

“Business Day” means each day which is not a Legal Holiday.

“Capital Expenditure” means, as to any Person, all expenditures (including by the expenditure of cash or Temporary Cash Investments or the Incurrence of Indebtedness) by the Parent or any Restricted Subsidiary during any period that are required to be capitalized under Australian Accounting Standards.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with Australian Accounting Standards, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with Australian Accounting Standards; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain Covenants—Limitation on Liens”, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or shares;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash” means, as of the last date of any Fiscal Year, the sum of (x) all amounts that are or would be shown in the line item entitled “Cash and cash equivalents” (or any equivalent line item) on the Parent’s consolidated statement of financial position as of such date prepared in accordance with Australian Accounting Standards or, if a consolidated statement of financial position is not available as of such date, such other comparable financial information or data then available to the Parent minus (y) all cash and cash equivalents included in such amount that (i) are Restricted, (ii) during the reinvestment period contemplated by clause (b) under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”, constitute the proceeds of any Asset Disposition, (iii) constitute the proceeds of an Asset Disposition following the completion of a Proceeds Offer if the Issuer has purchased all Notes tendered in such Proceeds Offer and any such proceeds remain, (iv) constitute the proceeds from the Incurrence of any Permitted Indebtedness or any Equity Offering, or (v) represent the amount of interest payable on the Notes within 60 days of the end of the relevant Fiscal Year.

“CAT” means Caterpillar Financial Australia Limited.

“Change of Control” means the occurrence of any of the following events:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent and its Restricted Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d) of the Exchange Act)) other than any such sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets to an Affiliate for the purposes of reincorporating the Parent in Australia provided that such transaction complies with the covenant described under the heading “—Certain Covenants—Merger and Consolidation;

(2) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Parent;

(3) the adoption of a plan relating to the winding-up, liquidation or dissolution of the Parent or the Issuer;

(4) the merger or consolidation of the Parent with or into another Person or the merger of another Person with or into the Parent, or the sale of all or substantially all the assets of the Parent (determined on a consolidated basis) to another Person other than any such transaction involving a merger or consolidation where (A) the outstanding Voting Stock of the Parent is converted into or exchanged for Voting Stock of the surviving or transferee corporation and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation; or

(5) the Parent ceases to own beneficially or of record, directly or indirectly, all of the Capital Stock of the Issuer.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means the property and assets initially securing the Notes as described under the caption “—Security” (and any other property and assets that secure the Notes or any Note Guarantee) that become Collateral pursuant to the Security Documents.

“Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement with respect to commodity prices.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the most recently ended four consecutive fiscal quarters for which financial statements are available and have been provided to the Trustee to (y) Consolidated Interest Expense for such four fiscal quarter period; provided, however, that:

(1) if the Parent or any Restricted Subsidiary has Incurred any Indebtedness (other than Indebtedness Incurred in the ordinary course of business for working capital purposes pursuant to a revolving credit facility) since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2) if the Parent or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period;

(3) if since the beginning of such period the Parent or any Restricted Subsidiary shall have made any Asset Disposition ((x) including, for purposes of this clause (3), discontinued operations as determined in accordance with Australian Accounting Standards and (y) excluding any Asset Disposition that is a sale of fleet and equipment in the ordinary course of business), EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Parent or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Parent and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Equity Interests of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Parent and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4) if since the beginning of such period the Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period;

(5) pro forma calculations under clauses (3) and (4) above may include any pro forma expense and cost reductions (i) that would be permitted pursuant to Article XI of Regulation S-X promulgated by the SEC or (ii) have been realized or for which steps taken necessary for realization have been taken; provided, however, that such adjustments are set forth in an officer’s certificate signed by the Parent’s chief financial officer that states (A) the amount of such adjustment or adjustments and (B) that such adjustment or adjustments are based on the reasonable and good faith belief of such officer at the time of the execution;

(6) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Parent or any Restricted Subsidiary since the beginning of such period) shall have made any asset disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Parent or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such asset disposition, Investment or acquisition had occurred on the first day of such period; and

(7) all calculations of “Consolidated Coverage Ratio” (including all calculations of the constituent values comprising such ratio) shall be on a pro forma basis to reflect the Transactions until the Transactions are fully reflected in the financial statements of the Parent.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Parent. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes. Any Person that is a Restricted Subsidiary on the date of determination will be deemed to have been a Restricted Subsidiary at all times during such period.

“Consolidated Interest Expense” means, for any period, the net interest expense of the Parent and its consolidated Restricted Subsidiaries in accordance with Australian Accounting Standards for such period, plus, to the extent not included in such net interest expense, and to the extent incurred by the Parent or its Restricted Subsidiaries, without duplication:

(1) interest expense attributable to Capital Lease Obligations;

(2) non-recoverable withholding taxes applicable to interest payable in respect of Indebtedness of the Parent and its Restricted Subsidiaries;

(3) amortization of debt discount and debt issuance cost;

(4) capitalized interest;

(5) non-cash interest expense;

(6) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(7) net payments pursuant to Hedging Obligations (or minus net payments received) to the extent, and only to the extent, in respect of interest rate protection in respect of Indebtedness;

(8) dividends accrued in respect of all Disqualified Stock of the Parent and all Preferred Stock of any Restricted Subsidiary, in each case, held by Persons other than the Parent or a Restricted Subsidiary (other than dividends payable solely in Equity Interests (other than Disqualified Stock) of the Parent); provided, however, that such dividends will be multiplied by a fraction of the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the Parent of such Preferred Stock (expressed as a decimal) for such period (as estimated by a responsible financial or accounting Officer of the Parent in good faith);

(9) interest incurred in connection with Investments in discontinued operations;

(10) imputed interest with respect to Attributable Debt;

(11) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Parent or any Restricted Subsidiary; and

(12) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Parent) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Net Income” means, for any period, the net income of the Parent and its consolidated Subsidiaries in accordance with Australian Accounting Standards for such period; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than the Parent) if such Person is not a Restricted Subsidiary, except that:

(A) subject to the exclusion contained in clause (4) below, the Parent’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Parent or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B) the Parent’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2) any net income (or loss) of any Person acquired by the Parent or a Subsidiary in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition;

(3) solely for the purpose of clause (a)(3)(A) under “—Certain Covenants—Limitation on Restricted Payments”, any net income of any Restricted Subsidiary that is not a Note Guarantor or the Issuer to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally and irrevocably waived, except that:

(A) subject to the exclusion contained in clause (4) below, the Parent’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that actually was distributed by such Restricted Subsidiary during such period to the Parent or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B) the Parent’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4) the effect of any non-cash impairment charge affecting goodwill or intangibles or any reversal of such impairment charge;

(5) any gains or losses from the effect of mark-to-market adjustments relating to Hedging Obligations until realized in cash;

(6) the cumulative effect of a change in accounting principles;

(7) any net after-tax gain (or loss) attributable to the early extinguishment or conversion of Indebtedness; and

(8) any extraordinary gains or losses, and

(9) any extraordinary gains resulting from the Transactions (including any cancellation of debt income),

in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Parent or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

“Consolidated Total Assets” means, as of any date of determination, (x) for the purposes of the definition of “Asset Disposition,” the total assets of the Parent and its Restricted Subsidiaries on a consolidated basis measured in accordance with Australian Accounting Standards as of the last date of the most recently ended Fiscal Year for which consolidated financial statements of the Parent are available and have been provided to the Trustee and (y) for all other purposes, the total assets of the Parent and its Restricted Subsidiaries on a consolidated basis measured in accordance with Australian Accounting Standards as of the last date of the most recently ended fiscal quarter for which consolidated financial statements of the Parent are available and have been provided to the Trustee; provided, however, that, in each case, such calculation shall be made with such pro forma adjustments as are appropriate and consistent with the pro forma adjustments set forth in the definition of “Consolidated Coverage Ratio” (including to reflect the Transactions).

“Contractual Currency” has the meaning given to such term in the paragraph under the caption “—Currency Indemnity”

“Controller” has the meaning given to it in Section 9 of the Australian Corporations Act 2001 (Cth).

“Corporate Trust Office” means The Bank of New York Mellon, 101 Barclay Street, Floor 7E, New York, New York 10286 Attn: International Corporate Trust.

“Credit Facility” means the debt facilities for borrowings of up to A$65.0 million under the facility agreement to be entered into on or about the Issue Date among the Issuer, the Note Guarantors and the arranger, agent and lenders named therein, as amended, restated, replaced (whether upon or after termination or otherwise, and whether with the original lenders or otherwise), Refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to terms, conditions, covenants and other provisions, including any extension of the maturity thereof) from time to time, in each case where and to the extent such amendment, restatement, replacement, Refinancing, supplement, modification or change is expressly permitted under the Amended Security Trust Deed.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement with respect to currency exchange rates or values.

“Debt Facilities” means one or more debt facilities (including the Credit Facility) or commercial paper facilities, in each case, with banks or other institutional lenders, providing for revolving loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise, and whether with the original lenders or otherwise), Refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time by one or more credit facilities, including any extension of the maturity thereof or increase in the amount of available borrowings thereunder.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Equity Interests which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Equity Interests of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the date that is 91 days after the Stated Maturity of the Notes; provided, however, that any Equity Interests that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Equity Interests upon the occurrence of an “asset disposition” or “change of control” occurring prior to the date that is 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1) the “asset disposition” or “change of control” provisions applicable to such Equity Interests are not more favorable in any material respect to the holders of such Equity Interests than the terms applicable to the Notes and described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Change of Control”, respectively; and

(2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person in accordance with Australian Accounting Standards.

“EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication:

(1) all income tax expense of the Parent and its consolidated Restricted Subsidiaries;

(2) Consolidated Interest Expense;

(3) depreciation and amortization expense of the Parent and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period);

(4) any inventory write-up in connection with purchase accounting in respect of acquisitions; and

(5) all other non-cash charges of the Parent and its consolidated Restricted Subsidiaries, including any non-cash charges arising from any Interest Rate Agreement or Currency Agreement or otherwise with respect to fluctuations in currency values or with respect to the issuance, exercise, cancellation or appreciation of options and other grants in connection with Equity Interests, but excluding, in each case, any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period, less all non-cash items of income of the Parent and its consolidated Restricted Subsidiaries (other than accruals of revenue by the Parent and its consolidated Restricted Subsidiaries in the ordinary course of business) to the extent increasing Consolidated Net Income, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any capital contribution to the common equity of the Parent or a public or private sale of Equity Interests (other than Disqualified Stock) of the Parent to any Person other than to a Restricted Subsidiary of the Parent; provided, however, that the aggregate gross cash proceeds received by the Parent or any Restricted Subsidiary from such transaction will be no less than US$10.0 million (or the U.S. Dollar Equivalent thereof). Notwithstanding the foregoing, neither the Rights Offering nor the issuance of common equity of the Parent contemplated by the paragraph under the caption “—ANZ/CAT Transactions” shall be an “Equity Offering.”

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal) constituting Collateral, any of the following events:

(1) any loss, destruction or damage of such property or asset;

(2) any institution of any proceeding for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;

(3) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

(4) any settlement in lieu of clauses (2) or (3) above.

“Event of Loss Proceeds” means the aggregate cash proceeds received by or held on behalf of the Parent or any of its Restricted Subsidiaries, or the Trustee or the Security Trustee, jointly or severally, from any Person, including any governmental authority, with respect to or in connection with an Event of Loss, including insurance proceeds, condemnation awards or damages awarded by any judgment, net of the direct cost in recovery of such Event of Loss Proceeds (including legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result there) and any taxes paid or payable as a result thereof.

“Excess Cash” means, as of the last date of any Fiscal Year, the amount of Cash in excess of:

(1) in the case of each Fiscal Year ending in 2017 and 2018, A$50.0 million; or

(2) in the case of all subsequent Fiscal Years, A$35.0 million.

“Excess Cash Offer” has the meaning given to such term in the paragraph under the caption “—Excess Cash Offer”.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Andy’s Arrangements” means the (i) HG Receivables Agreement, (ii) obligations of the Parent and the Issuer pursuant to clause 7.39 of the Restructuring Support Agreement and (iii) obligations of the Parent and its Restricted Subsidiaries under the invoice finance facility made available to Andy’s Earthmovers (Asia Pacific) Pty Ltd (ACN 146 240 511) pursuant to the letter offer from Hermes Capital Australia Pty Ltd (ACN 142 238 435) dated May 11, 2016.

“Existing Security Trust Deed” means the security trust deed, originally dated January 18, 2005 as amended on May 22, 2012 and as further amended on May 14, 2014 among the Security Trustee and the Issuer, and the other parties named therein and who accede from time to time.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Unless otherwise provided in the Indenture, Fair Market Value will be determined in good faith (i) in the case of amounts less than US$10.0 million (or the U.S. Dollar Equivalent thereof), by a responsible financial or accounting Officer of the Parent, and (ii) in the case of amounts equal to or greater than US$10.0 million (or the U.S. Dollar Equivalent thereof), by the Board of Directors of the Parent, whose determination will be conclusive and evidenced by a resolution of such Board of Directors; provided, however, that for purposes of clause (a)(3)(B) under “—Certain Covenants—Limitation on Restricted Payments”, if the Fair Market Value of the marketable securities or other property in question is so determined to be in excess of US$20.0 million (or the U.S. Dollar Equivalent thereof), such determination must be confirmed by an Independent Qualified Party.

“FATCA” means Sections 1471 through 1474 of the Code (or any amended or successor version) and any current or future regulations or official interpretations thereof.

“FATCA Withholding Tax” means any withholding or deduction pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to FATCA.

“Final Maturity Date” means January 31, 2022.

“Fiscal Year” means a fiscal year ending June 30.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee Agreement” means a supplemental indenture, substantially in a form as exhibited to the Indenture, pursuant to which a Note Guarantor guarantees the Issuer’s obligations with respect to the Notes and the Indenture on the terms provided for in the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“HG Receivables Agreement” means the agreement dated on or about the Issue Date among the [Issuer, Andy’s and ANZ] as in effect on the Issue Date concerning a receivable due to Andy’s from Hillgrove Copper Pty Ltd.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, create, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning.

Solely for purposes of determining compliance with “—Certain Covenants—Limitation on Indebtedness”, the accrual of cash interest, the obligation to pay commitment fees, the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness, the accrual of interest or preferred stock dividends, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock and unrealized losses or charges in respect of Hedging Obligations will not be deemed to be an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication, whether or not contingent):

(1) the principal in respect of (A) indebtedness of such Person for borrowed money and (B) indebtedness evidenced by Notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accrued expenses or accounts payable or other liability to trade creditors arising and paid in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5) all Disqualified Stock issued by such Person valued at the greater of its voluntary and involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends;

(6) any Preferred Stock issued by (a) such Person, if such Person is a Restricted Subsidiary or (b) any Restricted Subsidiary of such Person, valued at the greater of its voluntary and involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends;

(7) all obligations of the type referred to in clauses (1) through (6) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(8) all obligations of the type referred to in clauses (1) through (7) above of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured; and

(9) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Parent or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Indenture” means the indenture (including all Exhibits thereto), dated as of [December 29, 2016] among the Issuer, the Parent, the Note Guarantors and the Trustee, as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental thereto entered into pursuant to the applicable provisions thereof and the Trust Indenture Act

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Issuer.

“Initial Note Guarantors” means Emeco Holdings Limited, Emeco Canada Limited, Emeco International Pty Limited, Emeco Corporate Pty Limited, Emeco Parts Pty Limited, Emeco Finance Pty Limited, Enduro SpA, Emeco Holdings South America SpA and Emeco Equipment (USA) LLC.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by such Person. If the Parent or any Restricted Subsidiary issues, sells or otherwise disposes of any Equity Interests of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Parent or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Parent or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Parent or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investment” shall include the portion (proportionate to the Parent’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Parent at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Parent’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Parent’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Investment Grade” means a rating of “AAA,” “AA,” “A” or “BBB,” as modified by a “+” or “-” indication, or an equivalent rating representing one of the four highest rating categories, by S&P or any of its successors or assigns or a rating of “Aaa,” or “Aa,” “A” or “Baa,” as modified by a “1,” “2” or “3” indication, or an equivalent rating representing one of the four highest rating categories, by Moody’s, or any of its successors or assigns or the equivalent ratings of any internationally recognized rating agency or agencies, as the case may be, which shall have been designated by the Issuer as having been substituted for S&P or Moody’s or both, as the case may be.

“Issue Date” means the date on which the Notes are originally issued.

“Junior Secured Debt” means any Obligations of the Issuer or a Note Guarantor that are:

(1)	Incurred pursuant to clause (1) of paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” (other than any such Indebtedness that constitutes Payment Priority Obligations, Pari Passu Debt or Unsecured Debt) or clause (14) of paragraph (a) under the caption “—Certain Covenants—Limitation on Indebtedness” (other than any such Indebtedness that constitutes Pari Passu Debt or Unsecured Debt);

(2)	which are (and any related Liens are) subject to and bound by the Amended Security Trust Deed; and

(3)	which are designated by the Issuer as “Junior Secured Debt” under the Amended Security Trust Deed.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York or the States of New South Wales and Western Australia, Commonwealth of Australia.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise), hypothecation, security interest, preference, priority, encumbrance or charge of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or lease in the nature thereof), any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Majority” means the Holders of more than 50% of the aggregate outstanding amount of the Notes.

“Moody’s” means Moody’s Investors Service, Inc., and its successors, or any subsidiary thereof.

“Net Available Cash” from an Asset Disposition means (i) Event of Loss Proceeds and (ii) cash payments received such Asset Disposition (other than Event of Loss Proceeds), including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form, in each case net of:

(1) all legal, accounting, title, recording tax and other fees, costs, expenses and commissions incurred, and all Federal, state, provincial, foreign and local taxes paid or payable or required to be accrued as a liability under Australian Accounting Standards, as a consequence of such Asset Disposition;

(2) all payments made on any secured Indebtedness required by its terms or the terms of any security agreement with respect thereto or by applicable law to be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with Australian Accounting Standards, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Parent or any Restricted Subsidiary after such Asset Disposition; and

(5) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Parent or any Restricted Subsidiary.

“Net Cash Proceeds”, with respect to any issuance or sale of Equity Interests or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ or other investment banking fees, listing fees, discounts or commissions and brokerage, consultant and other fees, costs and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary other than a Note Guarantor.

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither the Parent nor any of its Restricted Subsidiaries (a) provides any Guarantee , keepwell arrangement, or credit support of any kind;

(2) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Parent or any of its Restricted Subsidiaries to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) the explicit terms of which provide there is no recourse against any of the assets of the Parent or its Restricted Subsidiaries.

“Note Guarantee” means a Guarantee by a Note Guarantor of the Issuer’s obligations with respect to the Notes and the Indenture pursuant to the Indenture, including any Guarantee Agreement.

“Note Guarantor” means each Initial Note Guarantor and each other Restricted Subsidiary of the Parent that thereafter guarantees the Issuer’s obligations under the Notes and the Indenture pursuant to the terms of the Indenture; provided, however, that “Note Guarantor” does not include any Person whose Note Guarantee has been released in accordance with the Indenture and the Notes.

“Noteholder FATCA Information” means with respect to any Holder or holder of an interest in a Note, information sufficient to eliminate the imposition of, or determine the amount of, U.S. withholding tax under FATCA.

“Noteholder Tax Identification Information” means a properly completed and signed tax certifications (generally, in the case of U.S. Federal Income Tax, IRS Form W-9 (or applicable successor form) in the case of a person that is a “United States Person” within the meaning of Section 7701(a)(30) of the Code or the appropriate IRS Form W-8 (or applicable successor form) in the case of a person that is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code).

“Noteholders’ Scheme” means the compromise or arrangement under Part 5.1 of the Corporations Act 2001 (Cth) of Australia between the Issuer and the holders of the existing notes issued by the Issuer as set out in the Scheme.

“Notes Obligations” means Obligations under the Notes.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offer to Purchase” means any of a Change of Control Offer, an Excess Cash Offer or a Proceeds Offer.

“Officer” means the Chief Executive Officer, Chief Financial Officer, any director, any Senior Vice President or Vice President, the Treasurer, the General Counsel or the Secretary of the Issuer.

“Officers’ Certificate” means a certificate signed by two Officers.

“Offshore Associate” means an Associate (x) (i) which is a non-resident of the Commonwealth of Australia and does not receive a payment in respect of a Note that the Associate acquired in carrying on a business in Australia at or through a permanent establishment of the Associate in the Commonwealth of Australia; or (ii) which is a resident of the Commonwealth of Australia and receives a payment in respect of a Note that is acquired in carrying on a business in a country outside the Commonwealth of Australia at or through a permanent establishment of the Associate in that country; and (y) which does not become a Holder and receive payment in the capacity of a clearing house, paying agent, custodian, funds manager or responsible entity of a registered scheme.

“Opinion of Counsel” means a written opinion from legal counsel which opinion is acceptable to the Trustee; provided, however, that legal counsel shall be entitled to rely on an Officer’s Certificate as to matters of fact. The counsel may be counsel to the Parent or any Subsidiary of the Parent.

“Orionstone” means Orionstone Holdings Pty Ltd.

“PPSA” means the Personal Property Securities Act 2009 (Cth) of Australia.

“Pari Passu Debt” means any Obligations of the Issuer or a Note Guarantor that are:

(i)	Incurred pursuant to clause (1) of paragraph (a) under the caption “—Certain Covenants—Limitation on Indebtedness” (other than any such Indebtedness that constitutes Payment Priority Obligations, Junior Secured Debt or Unsecured Debt), clause (7) of paragraph (a) under the caption “—Certain Covenants—Limitation on Indebtedness” (other than any such Indebtedness that constitutes Payment Priority Obligations or Unsecured Debt) or clause (14) of paragraph (a) under the caption “—Certain Covenants—Limitation on Indebtedness” (other than any such Indebtedness that constitutes Junior Secured Debt or Unsecured Debt);

(ii)	which are (and any related Liens are) subject to and bound by the Amended Security Trust Deed; and

(iii)	which are designated by the Issuer as “Pari Passu Secured Debt” under the Amended Security Trust Deed.

“Payment Priority Obligations” means any Obligations of the Issuer or a Note Guarantor that are:

(i)	Incurred pursuant to (x) Section 4.03(a)(1) (other than any such Indebtedness that constitutes Pari Passu Debt, Junior Secured Debt or Unsecured Debt) or (y) Section 4.03(a)(7) (other than any such Indebtedness that constitutes Pari Passu Debt, Junior Secured Debt or Unsecured Debt) either:

a.	solely in respect of any Interest Rate Agreements and Currency Agreements that hedge Indebtedness incurred under the Indenture and which are designated by the Issuer as “Super Senior Hedging Secured Money” under the Amended Security Trust Deed; or

b.	which are designated by the Issuer as “Credit Facility Secured Money” under the Amended Security Trust Deed; and

(ii)	which are (and any related Liens are) subject to and bound by the Amended Security Trust Deed.

“Permitted Collateral Liens” means:

(1) Liens on the Collateral to secure Payment Priority Obligations or Pari Passu Debt;

(2) Junior Secured Debt; and

(3) Liens on the Collateral that are described under the definition of “Permitted Liens” in one or more clauses (1), (2), (3), (4), (5), (6), (8), (9) (to the extent in relation to each of clauses (8) and (9) that the acquired assets become Collateral and any Liens on such assets at the time they are acquired are not released), (11), (12), (13)(to the extent such Liens secure a Refinancing (or successive Refinancing) as a whole, or in part of any Indebtedness secured by a Lien referred to in clauses (8) and (9)), (14), (15), (16), (17), (18), (19), (20), (21) and (24) of the definition of Permitted Liens; and

“Permitted Investment” means:

(1) an Investment in the Parent or a Restricted Subsidiary;

(2) an Investment in another Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3) an Investment in another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Parent or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(4) an Investment in cash and Temporary Cash Investments;

(5) an Investment in receivables owing to the Parent or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Parent or any such Restricted Subsidiary deems reasonable under the circumstances;

(6) commission, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(7) loans or advances to employees made in the ordinary course of business consistent with past practices of the Parent or such Restricted Subsidiary in an aggregate principal amount not to exceed US$250,000 (or the U.S. Dollar Equivalent thereof) at any one time outstanding;

(8) Investments received in compromise or settlement of debts created in the ordinary course of business and owing to the Parent or any Restricted Subsidiary, in compromise or settlement of litigation, arbitration or other disputes with Persons who are not Affiliates, or in satisfaction of judgments;

(9) an Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(10) an Investment in any Person where such Investment was acquired by the Parent or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Parent or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(11) an Investment in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Parent or any Restricted Subsidiary;

(12) Investments consisting of Hedging Obligations Incurred in the ordinary course of business (and not for speculative purposes);

(13) Investments made solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

(14) Guarantees of Indebtedness of the Issuer or a Restricted Subsidiary otherwise permitted to be Incurred under the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(15) an Investment in any Person to the extent such Investment exists on the Issue Date and is described in an Officer’s Certificate delivered to the Trustee on or about the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date and so described, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(16) Investments held by any Person (other than an Affiliate of the Parent) that becomes a Restricted Subsidiary of the Parent; provided, however, that such Investments were not acquired in contemplation of the acquisition of such Person;

(17) deposits paid in the ordinary course of business;

(18) Investments consisting of take-or-pay obligations contained in supply agreements relating to products or services of a type that the Parent or its Restricted Subsidiaries use, lease, rent or sell in the ordinary course of business;

(19) leases to, or rental arrangements with, customers in the ordinary course of business; or

(20) additional Investments (including Investments in joint ventures and/or Unrestricted Subsidiaries), when taken together with all other Investments made pursuant to this clause (20) and outstanding on the date such Investment is made, do not exceed:

(a)	US$15.0 million (or the U.S. Dollar Equivalent thereof); or

(b)	if at any time after 30 June 2018 the Total Leverage Ratio is less than 3.5 to 1.0, the greater of US$25.0 million (or the U.S. Dollar Equivalent thereof) and 3.5% of Total Assets.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments and other governmental charges not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings; provided, however, that any reserve or other appropriate provision as is required in conformity with Australian Accounting Standards has been made therefor;

(4) Liens or deposits to secure the performance of statutory or regulatory obligations or of surety, appeal, indemnity or performance bonds, warranty and contractual requirements, or to secure the performance of tenders, bills contracts or other obligations of a like nature or letters of credit issued pursuant to the request of and for the account of such Persons in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness Incurred under clause (11) or paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7) [RESERVED];

(8) Liens on property or Equity Interests of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created or incurred in connection with or in contemplation of such acquisition and that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(9) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens are not created or incurred in connection with or in contemplation of such acquisition and that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(10) Liens securing Indebtedness or other obligations of a Note Guarantor owing to the Issuer or a Note Guarantor;

(11) leases and subleases of real property that do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(12) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(13) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (7) (other than Indebtedness outstanding on the Issue Date that is repaid with the proceeds of the sale of the Notes or drawings under the Credit Facility), (8) or (9); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (7), (8) or (9) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(14) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(15) customary Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of banker’s acceptances issues or credit for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(16) customary Liens granted to the Trustee to secure its compensation and indemnities pursuant to the Indenture;

(17) any customary cross charge between members of a joint venture over joint venture assets securing obligations to contribute to that joint venture or repay other joint venturers who contribute to the joint venture in default of the charger doing so;

(18) Liens encumbering customary initial deposits in the ordinary course of business;

(19) Liens created for the benefit of (or to secure) the Notes or the Note Guarantees (other than Additional Notes);

(20) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(21) Liens that are contractual rights of netting or set-off (i) entered into in the ordinary course of banking or business arrangements for the purpose of netting or setting off debit or credit balances (but only if (x) the arrangement does not permit credit balances of the Parent or a Restricted

Subsidiary to be netted or set-off against debit balances of an Unrestricted Subsidiary and (y) not given in connection with the Incurrence of Indebtedness); (ii) relating to pooled deposit or sweep accounts of the Parent or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent and its Restricted Subsidiaries; or (iii) relating to purchase orders and other agreements entered into with customers of the Parent or any of its Restricted Subsidiaries in the ordinary course of business;

(22) (x) Liens on property or assets securing Indebtedness used or to be used to defease or satisfy and discharge the Notes; provided, however, that such defeasance or satisfaction and discharge is not prohibited by the Indenture and (y) Liens on cash and Temporary Cash Investments arising in connection with the defeasance, discharge or redemption of Indebtedness;

(23) any interest or title of a lessor in the property subject to any operating lease (other than any property that is subject of a Sale/Leaseback Transaction);

(24) a Lien provided by one of the following transactions if the transaction does not secure payment or performance of an obligation: (a) a transfer of an account or chattel paper, (b) a commercial consignment, or (c) any lease of goods (whether or not a PPS Lease), in each case where the terms “account,” “chattel paper,” “commercial consignment” and “PPS Lease” have the respective meanings given in the PPSA; and

(25) other Liens securing obligations that do not exceed US$5.0 million (or the U.S. Dollar Equivalent thereof) at any one time outstanding.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Equity Interests of any Person, means Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class of such Person.

“Principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Proceeds Offer” has the meaning set out in “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”

“Pro Forma Information” means pro forma income statement and balance sheet information of the Parent and its Subsidiaries (which need not comply with Article 11 of Regulation S-X under the U.S. Securities and Exchange Act of 1934) for (x) the Transactions and (y) any other material acquisitions, dispositions, joint venture or recapitalizations that have occurred since the beginning of the most recently completed Fiscal Year or semi-annual period, as the case may be.

“Purchase Money Indebtedness” means Indebtedness (including Capital Lease Obligations) (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (2) Incurred to finance the acquisition by the Parent or a Restricted Subsidiary of such asset, including additions and improvements, in the ordinary course of business; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specific asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; provided further, that such Indebtedness is Incurred within 180 days after such acquisition of such assets.

“Rating Agency” means each of Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Parent (as certified by a resolution of the Board of Directors of the Parent) which shall be substituted for Moody’s or S&P or both, as the case may be.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Parent or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes or a Note Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or such Note Guarantee, as the case may be, at least to the same extent as the Indebtedness being Refinanced; and

(5) such Refinancing Indebtedness is incurred by either (a) the Restricted Subsidiary that is the obligor on the Indebtedness being Refinanced or (b) the Issuer or a Note Guarantor.

“Related Business” means any business in which the Parent or any of its Restricted Subsidiaries was engaged on the Issue Date and any business or activity related, ancillary or complementary to such business.

“Replacement Assets” means (1) (a) any properties or assets used or useful in a Related Business that are not classified as current assets under Australian Accounting Standards or (b) any other capital expenditure, (2) all or substantially all the assets of a Related Business or (3) a majority of the Voting Stock of any Person engaged in a Related Business that will become, on the date of acquisition thereof, a Restricted Subsidiary.

“Responsible Officer” when used with respect to the Trustee, means any officer of the Trustee in the Corporate Trust Office or, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, and in each case, having direct responsibility for the administration of this Indenture.

“Restricted”: when referring to cash or cash equivalents of the Parent and its Restricted Subsidiaries, such cash or cash equivalents that (i) appear (or would be required to appear) as “restricted” on the consolidated balance sheet of the Parent (unless such appearance is related to nonconsensual Liens permitted hereunder or Liens in favor of the Collateral Agent for the benefit of the beneficiaries under the Amended Security Trust Deed) or (ii) are subject to any Lien in favor of any Person other than (A) the Collateral Agent for the benefit of such beneficiaries, (B) nonconsensual Liens permitted hereunder or (C) any Lien arising by virtue of any statutory, contractual or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution).

“Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions (whether made in cash, securities or other property) of any sort in respect of its Equity Interests (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Equity Interests in their capacity as such (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Parent, or (B) dividends or distributions payable to the Parent or a Restricted Subsidiary);

(2) the purchase, repurchase, redemption, call for redemption, defeasance or other acquisition or retirement for value of any Equity Interests of the Parent held by any Person (other than by the Parent or a Restricted Subsidiary) or of any Equity Interests of a Restricted Subsidiary held by any Affiliate of the Issuer (other than by the Parent or a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Equity Interests (other than into Equity Interests of the Parent that are not Disqualified Stock);

(3) the purchase, repurchase, redemption, call for redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Issuer or any Note Guarantor (other than (A) from the Parent or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, call for redemption, defeasance or other acquisition or retirement of Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, call for redemption, defeasance or other acquisition or retirement); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Parent that is not an Unrestricted Subsidiary.

“Restructuring Support Agreement” means the agreement by that name entered into between, among others, the Parent, the Issuer, Andy’s, Orionstone and certain of their respective creditors on or about September 23, 2016, as amended on November 2, 2016.

“Rights Offering” means the rights offering conducted by the Parent described in the Scheme Document.

“S&P” means Standard & Poor’s Ratings Group, and its successors.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Parent or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Parent or a Restricted Subsidiary whereby the Parent or a Restricted Subsidiary transfers such property to a Person and the Issuer or a Restricted Subsidiary leases it from such Person.

“Scheme Document” means the explanatory statement pursuant to section 412 of the Australian Corporations Act 2001 (Cth) in connection with the Noteholders’ Scheme.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Documents” means the Transaction Security and the Amended Security Trust Deed.

“Security Trustee” means Global Loan Agency Services Australia Nominees Pty Ltd, acting in its capacity as security trustee under the Security Documents, or any successor thereto.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC. As of Issue Date, [Enduro SpA, Emeco Pty Ltd, Emeco International Pty Ltd and Emeco Canada Limited] are the only Significant Subsidiaries.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, any Indebtedness of the Issuer (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or Indebtedness of a Note Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to its Note Guarantee.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, limited liability company, trust or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person (or a combination hereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Successor Company” has the meaning given to such term in the covenant described under the caption “—Certain Covenants—Merger and Consolidation”.

“Successor Note Guarantor” has the meaning given to such term in the covenant described under the caption “—Certain Covenants—Merger and Consolidation”.

“Successor Parent” has the meaning given to such term in the covenant described under the caption “—Certain Covenants—Merger and Consolidation”.

“Tax Act” means the Income Tax Assessment Act 1936 (Cth) and the Income Tax Assessment Act 1997 (Cth), jointly as applicable.

“Taxes” has the meaning given to such term in the paragraph under the caption “—Additional Amounts”.

“Tax Consolidated Group” means the income tax consolidated group for the purposes of Part 3-90 of the Tax Act of which Emeco Holdings Limited is the head company at the date of this Indenture.

“Tax Sharing Agreement” means the tax sharing agreement contemplated by the covenant described under “Certain Covenants—Valid Tax Agreements”.

“Tax Funding Agreement” means the tax funding agreement contemplated by the covenant described under “Certain Covenants—Valid Tax Agreements”.

“Temporary Cash Investments” means any of the following:

(1) U.S. dollars, Australian dollars, Canadian dollars;

(2) direct obligations (or certificates representing an interest in such obligations) issued by, or unconditionally guaranteed by, the Commonwealth of Australia, Canada, the government of a member state of the European Union (including any agency or instrumentality thereof) that is rated “AA” or higher by S&P and “Aa2” or higher by Moody’s or of the United States of America (including any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credit of Australia, the relevant member state of the European Union or the United States of America, as the case may be, and which are not callable or redeemable at the Issuer’s option, in each case maturing within one year (unless such securities are deposited to defease or satisfy and discharge any Indebtedness, in which case the maturity of such securities may be longer than one year);

(3) overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits with maturities (and similar instruments) of 12 months or less from the date of acquisition issued by a bank or trust company which is organized under, or authorized to operate as a bank or trust company under the laws of the Commonwealth of Australia, Canada, a member state of the European Union that is rated “AA” or higher by S&P and “Aa2” or higher by Moody’s or of the United States of America or any state thereof, (provided, however, that such bank or trust company has capital, surplus and undivided profits aggregating in excess of US$500 million (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt is rated “A-3” or higher by Moody’s or “A—” or higher by S&P or the equivalent rating category of another internationally recognized rating agency) or any branch of any such bank operating in any country in which the Parent or a Restricted Subsidiary is operating a Related Business;

(4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute cash equivalents of the kinds described in clauses (1) through (4) of this definition.

“Total Leverage Ratio” means, as of any date for which reports are provided to the Trustee pursuant to paragraphs (a) or (b) under “Certain Covenants – Reports”, the ratio of (x) the aggregate amount of Indebtedness of the Parent Guarantor and its Restricted Subsidiaries outstanding as of such date (calculated on a consolidated basis) to (y) the aggregate amount of EBITDA for the most recently ended four consecutive fiscal quarters.

“Transactions” means the following transactions:

(1) the acquisition of Andy’s by the Parent (and the related issuance of ordinary shares of the Parent)

(2) the acquisition of Orionstone by the Parent (and the related issuance of ordinary shares of the Parent);

(3) the scheme of arrangement described in the Scheme Document;

(4) the issuance of the Notes;

(5) the entry into the Credit Facility; and

(6) the Rights Offering.

“Transaction Security” means the security agreements, pledge agreements and collateral assignments granted by the Issuer and/or the Note Guarantors in favor of the Security Trustee, and any other instrument or document executed and delivered pursuant to the Indenture or otherwise or any of the foregoing as the same may be amended, supplemented or otherwise modified from time to time, creating the security interest in the Collateral as contemplated by the Indenture.

“Trustee” means The Bank of New York Mellon until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1) for so long as such Subsidiary complies with the conditions set out in the second paragraph of this definition and have total assets (other than investments in other Unrestricted Subsidiaries) and total revenue (on an unconsolidated basis) of less than A$1.0 million as of and for the most recently completed Fiscal Year:

(a)	Emeco (UK) Ltd;

(b)	Emeco International Europe BV;

(c)	Emeco BV;

(d)	Emeco Europe BV; and

(e)	PT Prima Traktor IndoNusa,

provided, that if any such Subsidiary ceases to comply with the conditions set out in the second paragraph of this definition or has total assets (other than investments in other Unrestricted Subsidiaries) or total revenue (on an unconsolidated basis) of more than A$1.0 million as of and for the most recently completed Fiscal Year (as applicable), (x) such Subsidiary shall immediately be deemed to be a “Restricted Subsidiary” and (y) the Parent Guarantor shall cause such Subsidiary to become a Note Guarantor and enter into or accede to (as applicable) the Security Documents within 30 days of the date that the Parent Guarantor delivers the report required by Error! Reference source not found.;

(2) any Subsidiary of the Parent which at the time of determination shall have been designated an Unrestricted Subsidiary by the Board of Directors of the Parent in the manner provided below; and

(3) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Parent may designate any Subsidiary of the Parent (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation, amalgamation, arrangement or Investment therein), other than the Issuer, to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, the Parent or any other Subsidiary of the Parent that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2) such Subsidiary has no Indebtedness other than Non-Recourse Debt;

(3) such designation and the Investment of the Parent in such Subsidiary complies with “—Certain Covenants—Limitation on Restricted Payments”;

(4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Parent and its Subsidiaries;

(5) such Subsidiary is a Person with respect to which neither the Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(A) to subscribe for additional Capital Stock of such Person; or

(B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Parent or any of its Restricted Subsidiaries with terms substantially less favorable to the Parent than those that might have been obtained from Persons who are not Affiliates of the Parent.

Any such designation by the Board of Directors of the Parent shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Parent giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture, and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Parent; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and after giving effect to such transaction on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.0 to 1.0. Any such designation by the Board of Directors of the Parent shall be evidenced to the Trustee by promptly furnishing the Trustee a copy of the resolution of the Board of Directors of the Parent giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Debt” means any Obligations of the Issuer or a Note Guarantor that are:

(1)	Incurred pursuant to clause (1) of paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” (other than any such Indebtedness that constitutes Payment Priority Obligations, Pari Passu Debt or Junior Secured Debt), clause (7) of paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” (other than any such Indebtedness that constitutes Payment Priority Obligations or Pari Passu Debt) or clause (14) of paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” (other than any such Indebtedness that constitutes Pari Passu Debt or Unsecured Debt);

(2)	which are (and any related Liens are) subject to and bound by the Amended Security Trust Deed; and

(3)	which are designated by the Issuer as “Unsecured Debt” under the Amended Security Trust Deed.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described under “—Certain Covenants—Limitation on Indebtedness”, whenever it is necessary to determine whether the Issuer has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the option of the issuer thereof.

“Voting Stock” of a Person means all classes of Equity Interests of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Equity Interests of which are owned by the Parent or one or more other Wholly Owned Subsidiaries (other than directors’ qualifying shares and shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law, provided, however, that such Restricted Subsidiary is directly or indirectly controlled by the Parent).

Schedule 2

Equity Exchange

Additional definitions and formulas

1.1	In this Schedule 2, unless the context requires another meaning:

ACCC means the Australian Competition and Consumer Commission.

Adjustment Factor means 100% less the following:

(a) the Excess Cash Percentage; and

(b) the Tranche B Equity Allocation Percentage.

Andy’s means Andy’s Earthmovers (Asia Pacific) Pty Ltd (ACN 146 240 511).

Andy’s Current Finance Documents means the finance documents between Andy’s and ANZ and Andy’s and CAT Finance.

Andy’s Group means Andy’s and its Subsidiaries, and a reference to Andy’s Group Member or a member of the Andy’s Group is to Andy’s or any of its Subsidiaries.

Andy’s Supporting Creditors means certain creditors of Andy’s which are parties to the RSA.

Andy’s Tranche B Equity Allocation Percentage means the Andy’s Tranche B Equity Value as a percentage of the Implied Transaction Equity Value

Andy’s Tranche B Equity Value means an amount equal to the lesser of the par value of the Andy’s Tranche B Notes Participants’ Principal Outstanding on the Calculation Date and the Andy’s Tranche B Notes Participants’ Principal Outstanding on the Commencement Date, multiplied by 20%.

Andy’s Tranche B Notes Participants means CAT Finance and ANZ.

ANZ means Australia and New Zealand Banking Group Limited.

Business Day means a day that is not a Saturday, Sunday or a public holiday or bank holiday in Perth, Sydney, Melbourne, Brisbane, Hong Kong or New York.

Calculation Date means the day two Business Days after the Effective Date.

CAT Finance means Caterpillar Financial Australia Limited.

Commencement Date means 23 September 2016.

Company means Emeco Holdings Limited (ACN 112 188 815).

Company Information means the information regarding the Company and the Combined Group.

Company Shareholder means a shareholder in the Company.

Completion Date Working Capital Amount means, either on the last day of the month immediately preceding the Completion Date if management accounts are complete by the Calculation Date or the last day of the month ending 28 days or more prior to the

Emeco Holdings Limited	185	Explanatory Statement

Implementation Date for each of Emeco Group, Orionstone Group and Andy’s Group, an amount equal to current assets, being:

(a)	accounts receivable invoices which are outstanding between nil and 90 days from the end of the month of invoice date (except those invoices which have an associated provision for bad and doubtful debts); and

(b)	inventory which excludes earthmoving equipment (less any provisions for obsolescence);

less current liabilities, being:

(c)	accounts payable (but excluding any payables related to the Transaction);

(d)	other creditors and accruals (but excluding provisions in respect of borrowings that are the subject of the Transaction, income tax liabilities, derivative liabilities, provisions, loans from any shareholder, any Relative of a shareholder, any Associate of the party or any Related Entity of a party);

(e)	deferred income; and

(f)	provisions for GST or equivalent taxes,

provided that the costs and expenses paid prior to the Calculation Date in connection with the Transaction by the Company or the relevant Consolidation Party, as applicable, shall be added back.

Consolidation Parties means, collectively:

(a)	Andy’s; and

(b)	Orionstone,

and Consolidation Party means either of them.

Contributed FMV means fair market fleet value, being:

(a)	for the Company, A$267.8 million;

(b)	for Orionstone, A$94.1 million; and

(c)	for Andy’s, A$72.7 million,

as set out in the Valuation Report.

EBITDA Contribution Percentage means:

(a)	for the Company, 56.8%;

(b)	for Orionstone, 27.6%; and

(c)	for Andy’s, 15.6%.

Effective means, when used in relation to the Scheme, the coming into effect, pursuant to section 411(10) of the Corporations Act, of the Second Court Orders.

Effective Date means the date on which the Scheme becomes Effective.

Emeco Group means the Company and each of its Subsidiaries.

Emeco Holdings Limited	186	Explanatory Statement

Emeco Indenture means the indenture dated 17 March 2014 in respect of the 9.875% senior secured notes due 2019 between the Emeco Note Trustee, the Emeco Note Issuer, the Company and certain other members of Emeco Group.

Emeco Noteholder means a holder of a beneficial interest as principal in one or more Emeco Notes held through and shown on, and transferred only through, records maintained in book-entry form by the clearing system operated by DTC and its direct and indirect participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme.

Emeco Note Issuer means Emeco Pty Limited (ACN 112 227 728).

Emeco Notes means the notes issued by the Emeco Note Issuer pursuant to the Emeco Indenture.

Emeco Note Trustee means The Bank of New York Mellon solely in its capacity as the trustee under the Emeco Indenture.

Emeco Swap Proceeds means the net A$ cash proceeds actually received by the Emeco Note Issuer on the close out or termination of the Emeco Swap Transaction.

Emeco Swap Transaction means the swap transactions between the Emeco Note Issuer and Goldman Sachs Financial Markets Pty Ltd subject of the revised confirmations dated 8 January 2015 and 9 January 2015.

Emeco Tranche B Equity Allocation Percentage means the Emeco Tranche B Equity Value as a percentage of the Implied Transaction Equity Value.

Emeco Tranche B Equity Value means an amount equal to the par value of the Emeco Tranche B Notes Participants’ Principal Outstanding on the Calculation Date (converted to A$ at the Prevailing Exchange Rate on the Commencement Date) less the Emeco Swap Proceeds, multiplied by 20%.

Equity Exchange has the meaning given in paragraph 1.2 of this Schedule.

Excess Cash means the cash and cash equivalents (as that term is defined in the Accounting Standards) balance of Emeco Group, Orionstone Group or Andy’s (as the case may be) and converted as necessary to A$ at the Prevailing Exchange Rate on the Calculation Date and which may be a negative number as a result of any adjustment in accordance with paragraph 1.5 of this Schedule.

Excess Cash Contributed Percentage means, in respect of the Company, Orionstone and Andy’s, its respective Excess Cash expressed as a percentage of the Implied Transaction Equity Value.

Excess Cash Percentage means the Total Contributed Excess Cash expressed as a percentage of the Implied Transaction Equity Value.

FMV Contribution Percentage means individual Contributed FMV (as adjusted in accordance with paragraph 1.3 and 1.4 of this Schedule) expressed as a percentage of the Total Contributed FMV, which, prior to adjustment in accordance with paragraph 1.3 and 1.4 of this Schedule, is:

(a)	for the Company, 61.6%;

(b)	for Orionstone, 21.7%; and

(c)	for Andy’s, 16.7%.

Emeco Holdings Limited	187	Explanatory Statement

Implementation Date means the fifth Business Day after the Effective Date or any later date that the Company notified to the Scheme Administrator in accordance with the terms of the Scheme provided that such date is on or before the End Date.

Implied Transaction Equity Value means the Company’s implied transaction equity value assuming its acquisition of Andy’s and Orionstone based on the sum of:

(a)	A$662,600,000; and

(b)	the Total Contributed Excess Cash;

less:

(c)	the Total Debt Facilities.

Initial Shareholder Equity Allocation Percentage means, in respect of each of Andy’s, the Company and Orionstone, the mean of its EBITDA Contribution Percentage and FMV Contribution Percentage, which, prior to adjustment in accordance with paragraphs 1.3 and 1.4 of this Schedule, is:

(a)	for the Company, 59.2%;

(b)	for Orionstone, 24.6%; and

(c)	for Andy’s, 16.2%.

Issue Price means the Emeco Group Shareholder Equity Allocation Percentage multiplied by the Implied Transaction Equity Value and then divided by 599,675,707.

Management Incentive Plan means the management equity incentive plan that is proposed in connection with the Transaction and intended to take effect on or following the Completion Date.

New Emeco Share means a Share to be issued and allotted pursuant to the Equity Exchange, the Rights Offer or the Management Incentive Plan.

Orionstone Current Finance Documents means the finance documents between Orionstone and its senior secured creditors party to the RSA.

Orionstone Group means Orionstone and each of its subsidiaries.

Orionstone Hedge Counterparty means the parties providing secured hedging facilities to Orionstone who are party to the RSA.

Orionstone Supporting Creditors means certain creditors of Orionstone which are parties to the RSA.

Orionstone Tranche B Equity Allocation Percentage means the Orionstone Tranche B Equity Value as a percentage of the Implied Transaction Equity Value

Orionstone Tranche B Equity Value means an amount equal to the lesser of the par value of the Orionstone Tranche B Notes Participants’ Principal Outstanding on the Calculation Date and the Orionstone Tranche B Notes Participants’ Principal Outstanding on the Commencement Date, multiplied by 20%.

Orionstone Tranche B Notes Participants means the Orionstone Supporting Creditors.

Emeco Holdings Limited	188	Explanatory Statement

Prevailing Exchange Rate means on the relevant date, the Bloomberg AUD-USD/CAD/CLP/other currency cross rate (mid-point) at 3pm Australian Eastern Standard Time.

Principal Outstanding means:

(a)	in respect of each Emeco Noteholder, the amount of principal owing to such Emeco Noteholder pursuant to the Emeco Notes;

(b)	in respect of a Orionstone Supporting Creditor, the amount of principal (and any accrued but unpaid interest, costs, fees and expenses not paid on the Completion Date) owing to such Orionstone Supporting Creditor pursuant to the Orionstone Current Finance Documents including any amount owing to an Orionstone Hedge Counterparty following the close-out or termination of any derivative position (including in relation to floating-to-fixed interest rate swaps, cross currency interest rate swaps and forward exchange rate swaps) in respect of which an Orionstone Group is the counterparty; and

(c)	in respect of an Andy’s Supporting Creditor, the amount of principal (and any accrued but unpaid interest, costs, fees and expenses not paid on the Completion Date) owing to such Andy’s Supporting Creditor pursuant to the Andy’s Current Finance Documents and the terms of the RSA.

Relevant Percentage means in respect of the Andy’s Supporting Creditors:

(a)	73% in respect of ANZ; and

(b)	27% in respect of CAT Finance.

Rights Offer means the rights offer that is proposed in connection with the Transaction for which the Company will lodge a disclosure document with ASIC.

Scheme means the compromise or arrangement under Part 5.1 of the Corporations Act between the Company, the Subordinated Claim Holders and the Scheme Noteholders, subject to any alterations or conditions made or required by the court.

Scheme Noteholder means an Emeco Noteholder as at the Effective Date, solely in its capacity as a holder of Emeco Notes, notwithstanding the disposal or transfer of any right under the Emeco Indenture or any agreement to dispose of or transfer any such right entered into by that person before or after that time.

Second Court Orders means the orders of the Court approving the Scheme under section 411(4)(b) (and, if applicable, section 411(6) of the Corporations Act).

Shareholder Equity Allocation Percentage means, in respect of the shareholders of each of Andy’s, Emeco Group and Orionstone Group, the Initial Shareholder Equity Allocation Percentage multiplied by the Adjustment Factor, plus its Excess Cash Contributed Percentage.

Steps Plan means the document which sets out the steps of the Scheme.

Target Working Capital Amount means:

(a)	in respect of the Company, $13,586,688;

(b)	in respect of Orionstone, $411,432; and

(c)	in respect of Andy’s, $3,583,941.

Emeco Holdings Limited	189	Explanatory Statement

Total Contributed Excess Cash means the aggregate Excess Cash of Andy’s, Emeco Group and Orionstone Group.

Total Contributed FMV means A$434.6 million (as adjusted in accordance with paragraphs 1.3 and 1.4) of this Schedule.

Total Debt Facilities means the sum of the par value of:

(a)	the Principal Outstanding on the Calculation Date less the Emeco Swap Proceeds multiplied by 80%; plus

(b)	the Emeco Swap Proceeds; plus

(c)	the aggregate of equipment financing owed by the Company and the Consolidation Parties on the Calculation Date,

converted as applicable to A$ at the Prevailing Exchange Rate on the Commencement Date.

Tranche B Equity Allocation Percentage means the Tranche B Equity Value as a percentage of the Implied Transaction Equity Value.

Tranche B Equity Value means the sum of:

(a)	the Andy’s Tranche B Equity Value;

(b)	the Emeco Tranche B Equity Value; and

(c)	the Orionstone Tranche B Equity Value.

Underwriting Fee has the meaning given to it in clause 7.14 of this Explanatory Statement.

Valuation Report means the reports prepared by the Valuer in June and July 2016 concerning certain assets of Emeco Group, Orionstone Group and Andy’s Group as updated from time to time prior to the Commencement Date.

Valuer means Hassalls Valuation Services.

Voting Entitlement Record Date means the date set out in section 2.

Equity Exchange

1.1	On the Completion Date:

(a)	the shareholders of each of Andy’s, the Company and Orionstone will hold their pro-rata portion of the respective Shareholder Equity Allocation Percentage in the Combined Group (in the case of Orionstone Shareholders, subject to what such Orionstone Shareholder may otherwise direct pursuant to paragraph 1.2). The supporting calculations for the expected percentages for shareholders of Andy’s, the Company and Orionstone are shown in the table below:

Emeco Holdings Limited	190	Explanatory Statement

Shareholder Equity Allocation Percentages

Emeco Shareholder Equity Allocation Percentage
Initial Emeco Shareholder Equity Allocation Percentage	59.2%
x Adjustment Factor	31.1%

Sub-total	18.4%
Add: Excess Cash Contributed Percentage	9.1%

Emeco Shareholder Equity Allocation Percentage	27.5%

Orionstone Shareholder Equity Allocation Percentage
Initial Orionstone Shareholder Equity Allocation Percentage	24.6%
x Adjustment Factor	31.1%

Sub-total	7.7%
Add: Excess Cash Contributed Percentage	—

Orionstone Shareholder Equity Allocation Percentage	7.7%

Andy’s Shareholder Equity Allocation Percentage
Initial Andy’s Shareholder Equity Allocation Percentage	16.2%
x Adjustment Factor	31.1%

Sub-total	5.0%
Add: Excess Cash Contributed Percentage	—

Andy’s Shareholder Equity Allocation Percentage	5.0%

(b)	each Andy’s Tranche B Notes Participant will hold its pro-rata share of the Andy’s Tranche B Equity Allocation Percentage (subject to what it may otherwise direct in accordance with the RSA) in the Combined Group. The supporting calculation for the expected percentages attributable to Andy’s Tranche B Notes Participants is shown in the table below:

Andy’s Tranche B Notes Participant Equity Allocation Percentage
Andy’s Tranche B Notes Participants-Principal Outstanding	$65.6
x 20%	20.0%

Andy’s Tranche B Equity Value (AUD)	$13.1
+ Implied Transaction Equity Value	190.3

Andy’s Tranche B Equity Allocation Percentage	6.9%

(c)	each Emeco Tranche B Notes Participant will hold its pro-rata share of the Emeco Tranche B Equity Allocation Percentage in the Combined Group. The supporting calculation for the expected percentages attributable to Emeco Tranche B Notes Participants is shown in the table below;

Emeco Tranche B Notes Participant Equity Allocation Percentage
EHL Tranche B Notes Participants - Principal Outstanding (USD)	$282.7
+ FX Rate	0.7534

Principal Outstanding (AUD)	$375.3
Less: Swap Value Proceeds (AUD)	(17.3)

Sub-total	$358.0
x Twenty Percent (20%)	20.0%

Emeco Tranche B Equity Value (AUD)	$71.6
+ Implied Transaction Equity Value	190.3

Emeco Tranche B Equity Allocation Percentage	37.6%

(d)	each Orionstone Tranche B Notes Participant will hold its pro-rata share of the Orionstone Tranche B Equity Allocation Percentage (subject to what it may otherwise direct in accordance with the RSA) in the Combined Group. The supporting calculation for the expected percentages attributable to Orionstone Tranche B Notes Participants is shown in the table below:

Orionstone Tranche B Notes Participant Equity Allocation Percentage
OS Tranche B Notes Participants - Principal Outstanding	$145.4
x 20%	20.0%

Orionstone Tranche B Equity Value (AUD)	$29.1
+ Implied Transaction Equity Value	190.3

Orionstone Tranche B Equity Allocation Percentage	15.3%

Emeco Holdings Limited	191	Explanatory Statement

For the avoidance of doubt, the shareholder and Tranche B Notes Participant tables above showing the respective Equity Allocation Percentages are calculated prior to the Rights Offer and are therefore subject to dilution from the Rights Offer (including the Underwriting Fee) and the Management Incentive Plan. These figures are subject to appropriate adjustments for Excess Cash, and changes in Contributed FMV, Principal Outstanding, Emeco Swap Proceeds, Total Debt Facilities and the amount raised under the Rights Offer. The table below shows the expected Equity Allocation Percentages of the Combined Group assuming a fully subscribed Rights Offer, prior to dilution from the Management Incentive Plan, and no required adjustments as described above.

	Shares (millions) %
Existing Shareholders	600	25%
Participants in the Rights Offer	237	10%
Emeco Noteholders	821	34%
Orionstone’s shareholders	167	7%
Orionstone’s secured creditors	333	14%
Andy’s shareholder	110	5%
Andy’s secured creditors	151	6%

Total	2,419	100%

Emeco Holdings Limited	192	Explanatory Statement

Initial Shareholder Equity Allocation Percentage
	Emeco	Orionstone	Andy’s
Contributed EBITDA	$54.2	$26.3	$14.9
Contributed FMV	267.3	94.1	72.7

	Emeco	Orionstone	Andy’s
EBITDA Contribution Percentage	56.8%	27.6%	15.6%
FMV Contribution Percentage	61.6%	21.7%	16.7%

Initial Shareholder Equity Allocation Percentage	59.2%	24.6%	16.2%

Plan value
Fy-16
Emeco Contributed EBITDA	$54.2
Orionstone Contributed EBITDA	26.3
Andy’s Contributed EBITDA	14.9

Total Contributed EBITDA	$95.4
Plus: Synergies	15.0

Adjusted EBITDA	$110.4
x Illustrative Multiple	6.0x

TEV	$662.6
Less: Total Tranche B Debt	(472.5)
Less: Total Finance Leases	(17.0)

Implied Equity Value	$173.1
Plus: Emeco Excess Cash(1)	17.3

Cash-Adj. Equity Value	$190.3
Plus: Rights Offering Cash	20.0
Rights Offering-Adj. Equity Value	$210.3

Post-Transaction Debt Summary
Tranche B Debt
Emeco Creditors	$303.7
Orionstone Creditors	116.3
Andy’s Creditors (ANZ)	36.0
Andy’s Creditors (CAT)	16.5

Less: Total Tranche B Debt	$472.5

Finance Leases
Emeco	$6.5
Orionstone	5.4
Andy’s	5.1

Less: Total Finance Leases	$17.0

Illustrative Equity Allocation Percentages
	(1)	(2)	(3)	(4)
	Initial Shareholder Equity Allocation Percentage	Shareholder Equity Allocation Percentage (Excess Cash Adjustment)	Allocation Percentage adjusted for Tranche B Equity Allocation Percentage	Equity Allocation Percentage Adj. for Rights Offer
Emeco Shareholders	59.2%	62.9%	27.5%	24.8%
Orionstone Shareholders	24.6%	22.4%	7.7%	6.9%
Andy’s Shareholders	16.2%	14.7%	5.0%	4.5%
Emeco Supporting Creditors	N/A	N/A	37.6%	33.9%
Orionstone Supporting Creditors	N/A	N/A	15.3%	13.8%
Andy’s Supporting Creditors (ANZ)	N/A	N/A	4.7%	4.3%
Andy’s Supporting Creditors (CAT)	N/A	N/A	2.2%	2.0%
Rights Offering - backstop parties	N/A	N/A	N/A	5.1%
Rights Offering - Market Close	N/A	N/A	N/A	4.8%

Additional EHL Share Issuance (mm)
Emeco Shareholders(2)	599.7
Orionstone Shareholders	167.2
Andy’s Shareholders	110.0
Emeco Supporting Creditors	820.7
Orionstone Supporting Creditors	333.3
Andy’s Supporting Creditors (ANZ)	103.3
Andy’s Supporting Creditors (CAT)	47.2
Rights Offering - Backstop parties	123.1
Rights Offering - Market Close	115.0

Total Post-Transaction Shares	2,419.5

Implied Share Price (AS)	$0.0869

(1)	Reflects only the estimated net swap proceeds
(2)	Based on outstanding shares from FY 16 Annual Report

1.2	On the Implementation Date, the Company will issue New Emeco Shares at the Issue Price to give effect to section 1.1 adjusted pursuant to this paragraph 1.2 (collectively, the Equity Exchange) (in the case of Orionstone Shareholders, to them or such other persons as they may direct) .

Emeco Holdings Limited	193	Explanatory Statement

Adjustments to Equity Exchange

1.3	To the extent that any asset incorporated into Contributed FMV (as identified in the report prepared by Hassalls Valuation Services) are Disposed by any of Andy’s, Emeco Group and Orionstone Group between the Commencement Date and the Completion Date as permitted under this Agreement, the Contributed FMV for the relevant party will be reduced by the amount of fair market value for the relevant assets.

1.4	If Andy’s, Emeco Group or Orionstone purchases new earthmoving operating assets, the Contributed FMV for that party will increase by fair market value to be determined by independent valuation less the incidental costs of such purchase including without limitation broker fees and freight costs.

1.5	On the Completion Date, if the Completion Date Working Capital Amount for any of Andy’s, Emeco Group and Orionstone Group is:

(a)	less than 95% of the relevant Target Working Capital Amount for that party, then an amount equal to the shortfall will be subtracted from the Excess Cash amount for that party; and

(b)	greater than 105% of the relevant Target Working Capital Amount for that party, then an amount equal to the excess will be added to the Excess Cash amount for that party.

New Shares

1.6	For the avoidance of doubt:

(a)	Shareholders on the day before the Completion Date will be diluted pursuant to the Equity Exchange and the Rights Offer; and

(b)	Shareholders of the Combined Group will be diluted pursuant to the Management Incentive Plan.

1.7	The Company agrees that:

(a)	the New Emeco Shares issued under the Equity Exchange will, on their issue, rank equally in all respects with all other Shares;

(b)	it will use reasonable endeavours to ensure that the New Emeco Shares issued under the Equity Exchange will be listed for quotation on the official list of the ASX with effect from the Completion Date (or such later date as the ASX may require), initially on a deferred settlement basis and, with effect from then, on an ordinary (T+2) settlement basis; and

(c)	on each issue, each New Emeco Share will be fully paid and free from any Security Interest.

Emeco Holdings Limited	194	Explanatory Statement

Annexure 1

Scheme of Arrangement

See attached.

Emeco Holdings Limited	195	Explanatory Statement

Scheme of Arrangement

Emeco Holdings Limited (ACN 112 188 815)

Scheme Creditors

Subordinate Claim Holders

Gilbert + Tobin

	3.13	Repayment of Cash Funders	16

	3.14	Amendments to Emeco Security Trust Deed	16

	3.15	Further releases	16

	3.16	No inconsistent acts	17

4	Grant of authority in favour of each Scheme Administrator		17

	4.1	General grant of authority	17

	4.2	Scheme Creditors Deed Poll	17

5	Scheme Administrator		18

	5.1	Appointment of Scheme Administrators to the Company	18

	5.2	Qualification, appointment and cessation	18

	5.3	Powers in relation to the Company and authorisation of the Scheme Administrator	18

	5.4	Exercise of Powers	19

	5.5	Liability	19

	5.6	Indemnity	19

	5.7	Remuneration	20

	5.8	Resignation of Scheme Administrator	20

6	Standstill		20

	6.1	Standstill	20

	6.2	Consent, waiver and release	22

7	Emeco Note Trustee, Emeco Security Trustee, New Emeco Note Trustee, New Emeco Security Trustee and Clearing Systems		23

	7.1	Authorisations, consents and instructions	23

	7.2	Indemnity in favour of the Emeco Note Trustee	24

	7.3	Indemnity in favour of the New Emeco Note Trustee	25

	7.4	Indemnity in favour of the Emeco Security Trustee	26

	7.5	Indemnity in favour of the New Emeco Security Trustee	27

8	General Provisions		27

	8.1	Further assurances	27

Gilbert + Tobin

8.2	Binding effect of Scheme	28

8.3	Notices	28

8.4	Notices sent by email	30

8.5	Costs and Stamp Duty	30

8.6	Governing law and jurisdiction	31

8.7	Agreement to become a member of the Company	31

8.8	Holding statements	31

Schedule 1	Dictionary	32

Gilbert + Tobin

Scheme of arrangement

Parties

1	Emeco Holdings Limited (ACN 112 188 815) of Level 3, 71 Walters Drive, Osborne Park WA 6017 (Company)

2	Each Scheme Creditor

3	Each Subordinate Claim Holder

Background

A	This Scheme is proposed in connection with: (a) Claims against the Company and each other Obligor by the Scheme Creditors under the Emeco Current Finance Documents and the Emeco Current Security Documents; (b) certain arrangements relating to the New Emeco Finance Documents and the New Emeco Security Documents; and (c) any Subordinate Claim of any Subordinate Claim Holder.

B	Each of the Emeco Security Trustee, the Emeco Note Trustee, the New Emeco Security Trustee and the New Emeco Note Trustee has undertaken that, immediately after it has received the instructions referred to in or contemplated by this Scheme and the satisfaction of each condition to its undertaking, it will execute the Emeco Security Trustee Deed Poll, the Emeco Note Trustee Deed Poll, the New Emeco Security Trustee Deed Poll and the New Emeco Note Trustee Deed Poll respectively, pursuant to which it will consent to this Scheme, agree to be bound by this Scheme as if it were a party to this Scheme and undertake to perform all obligations and actions attributed to it under this Scheme.

C	The Scheme Administrators, pursuant to the Scheme Administrator Deed Poll, have each consented to this Scheme, agreed to be bound by this Scheme as if each Scheme Administrator were a party to this Scheme and undertaken to perform all obligations and actions attributed to the Scheme Administrators under this Scheme.

D	Each Obligor (other than the Company), pursuant to the Obligors Deed Poll, has consented to this Scheme, agreed to be bound by this Scheme as if it were a party to this Scheme and undertaken to perform all obligations and actions attributed to each Obligor under this Scheme.

E	Emeco Finco, pursuant to the Emeco Finco Deed Poll, has consented to this Scheme, agreed to be bound by this Scheme as if it were a party to this Scheme and undertaken to perform all obligations and actions attributed to it under this Scheme.

The parties agree

1	Defined terms and interpretation

1.1	Definitions in the Dictionary

A term or expression in this Scheme starting with a capital letter which is defined in the dictionary in Schedule 1 (Dictionary) has the meaning given to it in the Dictionary.

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1.2	Interpretation

The interpretation clause in Schedule 1 sets out rules of interpretation for this Scheme.

1.3	Capacity of Emeco Security Trustee

Other than as expressly stated in this Scheme, any reference to the Emeco Security Trustee in this Scheme is to be read as a reference to the Emeco Security Trustee in its capacity as security trustee under the Emeco Security Trust Deed. For the avoidance of doubt, any action taken by the Emeco Security Trustee in connection with this Scheme or the Transaction contemplated by it, or on its behalf, is done in its capacity as security trustee under the Emeco Security Trust Deed.

1.4	Emeco Security Trustee limitation of liability

(a)	The Emeco Security Trustee enters into, or agrees to be bound by, the Scheme and the Relevant Documents to which it is a party in its capacity as trustee of the Emeco Security Trust and not in its personal capacity, or in its capacity as trustee of any trust other than the Emeco Security Trust.

(b)	A liability of the Emeco Security Trustee arising under or in connection with this Scheme and each other Relevant Document is strictly limited, and can only be enforced against the Emeco Security Trustee, to the extent to which it can be satisfied out of the Emeco Security Trust Fund or the Emeco Security Trustee is actually indemnified for the liability. This limitation will not apply to any obligation or liability of the Emeco Security Trustee only to the extent it is not so satisfied because there is a reduction in the extent of the Emeco Security Trustee’s indemnification out of the assets of the Emeco Security Trust Fund caused by the Emeco Security Trustee’s fraud, gross negligence or wilful misconduct.

(c)	Subject to paragraph (e) below, a party may not take any step to:

(i)	have an administrator appointed to the Emeco Security Trustee;

(ii)	have a receiver appointed to the Emeco Security Trustee, other than a receiver of all or part of the assets of the Emeco Security Trust only;

(iii)	have the Emeco Security Trustee wound up, or prove in any winding up of the Emeco Security Trustee;

(iv)	obtain a judgment against the Emeco Security Trustee for the payment of money;

(v)	carry out any distress or execution on any property of the Emeco Security Trustee; or

(vi)	exercise any:

(A)	right of set-off;

(B)	right to combine or consolidate accounts; or

(C)	banker’s lien,

against the Emeco Security Trustee, other than in respect of the Emeco Security Trust, in connection with the Emeco Security Trustee’s obligations under the Relevant Documents.

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(d)	Subject to paragraph (e) below, a party to a Relevant Document has no rights against or recourse to any related body corporate, shareholder, director, officer, employee, attorney, agent or other controlling person of the Emeco Security Trustee (each a Protected Person) in connection with the Emeco Security Trustee’s obligations under the Relevant Documents.

(e)	The other provisions of this clause do not affect a right to:

(i)	proceed against the Emeco Security Trustee or the Emeco Security Trust to the extent necessary to obtain the benefit of the recourse allowed by this clause;

(ii)	obtain an injunction, restraining order or declaration concerning the Emeco Security Trust or the Emeco Security Trustee’s obligations under the Relevant Documents; and

(iii)	proceed against the Emeco Security Trustee or the Emeco Security Trust following, or the liability of the Emeco Security Trustee in respect of, any fraud, wilful default or gross negligence of the Emeco Security Trustee or the Protected Person.

(f)	Nothing in paragraph (e) above shall make the Emeco Security Trustee liable to any claim for an amount greater than the amount which the other parties would have been able to claim and recover from the Emeco Security Trust Fund in relation to the relevant liability if the Emeco Security Trustee’s right of indemnification out of the assets of the Emeco Security Trust had not been prejudiced by the Emeco Security Trustee’s fraud, gross negligence or wilful misconduct.

(g)	This clause 1.4 applies despite any other provision of this Scheme or any principle of equity or law to the contrary.

1.5	Capacity of New Emeco Security Trustee

Other than as expressly stated in this Scheme, any reference to the New Emeco Security Trustee in this Scheme is to be read as a reference to the New Emeco Security Trustee in its capacity as security trustee under the Amended Emeco Security Trust Deed. For the avoidance of doubt, any action taken by the New Emeco Security Trustee in connection with this Scheme or the Transaction contemplated by it, or on its behalf, is done in its capacity as security trustee under the Amended Emeco Security Trust Deed.

1.6	New Emeco Security Trustee limitation of liability

(a)	The New Emeco Security Trustee enters into, or agrees to be bound by, the Scheme and the Relevant Documents to which it is a party in its capacity as trustee of the Emeco Security Trust and not in its personal capacity, or in its capacity as trustee of any trust other than the Emeco Security Trust.

(b)	A liability of the New Emeco Security Trustee arising under or in connection with this Scheme and each other Relevant Document is strictly limited, and can only be enforced against the New Emeco Security Trustee, to the extent to which it can be satisfied out of the Emeco Security Trust Fund or the New Emeco Security Trustee is actually indemnified for the liability. This limitation will not apply to any obligation or liability of the New Emeco Security Trustee only to the extent it is not so satisfied because there is a reduction in the extent of the New Emeco Security Trustee’s indemnification out of the assets of the Emeco Security Trust Fund caused by the New Emeco Security Trustee’s fraud, gross negligence or wilful misconduct.

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(c)	Subject to paragraph (e) below, a party may not take any step to:

(i)	have an administrator appointed to the New Emeco Security Trustee;

(ii)	have a receiver appointed to the New Emeco Security Trustee, other than a receiver of all or part of the assets of the Emeco Security Trust only;

(iii)	have the New Emeco Security Trustee wound up, or prove in any winding up of the New Emeco Security Trustee;

(iv)	obtain a judgment against the New Emeco Security Trustee for the payment of money;

(v)	carry out any distress or execution on any property of the New Emeco Security Trustee; or

(vi)	exercise any:

(A)	right of set-off;

(B)	right to combine or consolidate accounts; or

(C)	banker’s lien,

against the New Emeco Security Trustee, other than in respect of the Emeco Security Trust, in connection with the New Emeco Security Trustee’s obligations under the Relevant Documents.

(d)	Subject to paragraph (e) below, a party to a Relevant Document has no rights against or recourse to any related body corporate, shareholder, director, officer, employee, attorney, agent or other controlling person of the New Emeco Security Trustee (each a Protected Person) in connection with the New Emeco Security Trustee’s obligations under the Relevant Documents.

(e)	The other provisions of this clause do not affect a right to:

(i)	proceed against the New Emeco Security Trustee or the Emeco Security Trust to the extent necessary to obtain the benefit of the recourse allowed by this clause;

(ii)	obtain an injunction, restraining order or declaration concerning the Emeco Security Trust or the New Emeco Security Trustee’s obligations under the Relevant Documents; and

(iii)	proceed against the New Emeco Security Trustee or the Emeco Security Trust following, or the liability of the New Emeco Security Trustee in respect of, any fraud, wilful misconduct or gross negligence of the New Emeco Security Trustee or a Protected Person.

(f)	Nothing in paragraph (e) above shall make the New Emeco Security Trustee liable to any claim for an amount greater than the amount which the other parties would have been able to claim and recover from the Emeco Security Trust Fund in relation to the relevant liability if the New Emeco Security Trustee’s right of indemnification out of the assets of the Emeco Security Trust had not been prejudiced by the New Emeco Security Trustee’s fraud, gross negligence or wilful misconduct.

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(g)	This clause 1.6 applies despite any other provision of this Scheme or any principle of equity or law to the contrary.

1.7	Capacity of Emeco Note Trustee

Other than as expressly stated in this Scheme, any reference to the Emeco Note Trustee in this Scheme is to be read as a reference to the Emeco Note Trustee in its capacity as trustee under the Emeco Indenture. For the avoidance of doubt, any action taken (including the giving of any release) by the Emeco Note Trustee, or on its behalf, is done in its capacity as trustee under the Emeco Indenture.

1.8	Emeco Note Trustee limitation of liability

(a)	Limit on liability

(i)	Each of the parties to this Scheme acknowledges that the Emeco Note Trustee is entering into, or being bound by, this Scheme solely in its capacity as trustee of each Emeco Noteholder and not in its personal capacity. Each party to this Scheme acknowledges and agrees that all of the rights, privileges, protections, indemnities and immunities afforded the Emeco Note Trustee under the Emeco Indenture are hereby incorporated in this Scheme as if set forth in this Scheme in full. In no event shall the Emeco Note Trustee incur any liability in connection with this Scheme or be personally liable for or on account of the statements, representations, warranties, covenants or obligations stated to be those of any other party hereto, all such liability, if any, being expressly waived by the parties to this Scheme and any person claiming by, through or under such party.

(ii)	Failure by the Emeco Note Trustee to act due to lack of instructions or lack of proper instructions from Scheme Creditors required to be given under this Scheme or the Emeco Indenture does not amount to wilful default of the Emeco Note Trustee.

(iii)	The Emeco Note Trustee is not bound by any waiver, amendment, supplement or modification of this Scheme or any Emeco Current Finance Document to which it is a party unless it gives its prior written consent.

(iv)	The Emeco Note Trustee is not liable to any other party because any party to this Scheme or an Emeco Current Finance Document (other than the Emeco Note Trustee) fails to perform its obligations under that document.

(v)	The Emeco Note Trustee is not liable to any person for any failure or delay in performance of its duties or obligations where it is impossible for the Emeco Note Trustee to act or to act lawfully due to any cause beyond its control (including, but not limited to, acts of God, war, riot, terrorism, fire, natural disaster, labour dispute or law taking effect after the date of this Scheme).

(vi)	In this clause, “Obligations” means all obligations and liabilities of whatever kind undertaken or incurred by, or devolving upon, the Emeco Note Trustee under or in respect of this Scheme or any other Emeco Current Finance Document.

(b)	No action against the Emeco Note Trustee personally

No party may:

(i)	sue the Emeco Note Trustee personally;

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(ii)	seek the appointment of a liquidator, administrator, receiver or similar person to the Emeco Note Trustee; or

(iii)	prove in any liquidation, administration or arrangement of or affecting the Emeco Note Trustee.

1.9	Capacity of New Emeco Note Trustee

Other than as expressly stated in this Scheme, any reference to the New Emeco Note Trustee in this Scheme is to be read as a reference to the New Emeco Note Trustee in its capacity as trustee under the New Emeco Indenture. For the avoidance of doubt, any action taken (including the giving of any release) by the New Emeco Note Trustee, or on its behalf, is done in its capacity as trustee under the New Emeco Indenture.

1.10	New Emeco Note Trustee limitation of liability

(a)	Limit on liability

(i)	Each of the parties to this Scheme acknowledges that the New Emeco Note Trustee is entering into, or being bound by, this Scheme solely in its capacity as trustee of each Scheme Creditor and not in its personal capacity. Each party to this Scheme acknowledges and agrees that all of the rights, privileges, protections, indemnities and immunities afforded the New Emeco Note Trustee under the New Emeco Indenture are hereby incorporated in this Scheme as if set forth in this Scheme in full. In no event shall the New Emeco Note Trustee incur any liability in connection with this Scheme or be personally liable for or on account of the statements, representations, warranties, covenants or obligations stated to be those of any other party hereto, all such liability, if any, being expressly waived by the parties to this Scheme and any person claiming by, through or under such party.

(ii)	Failure by the New Emeco Note Trustee to act due to lack of instructions or lack of proper instructions from Scheme Creditors required to be given under this Scheme or the New Emeco Indenture does not amount to wilful default of the New Emeco Note Trustee.

(iii)	The New Emeco Note Trustee is not bound by any waiver, amendment, supplement or modification of this Scheme or any New Emeco Finance Document to which it is a party unless it gives its prior written consent.

(iv)	The New Emeco Note Trustee is not liable to any other party because any party to this Scheme or a New Emeco Finance Document (other than the New Emeco Note Trustee) fails to perform its obligations under that document.

(v)	The New Emeco Note Trustee is not liable to any person for any failure or delay in performance of its duties or obligations where it is impossible for the New Emeco Note Trustee to act or to act lawfully due to any cause beyond its control (including, but not limited to, acts of God, war, riot, terrorism, fire, natural disaster, labour dispute or law taking effect after the date of this Scheme).

(vi)	In this clause, “Obligations” means all obligations and liabilities of whatever kind undertaken or incurred by, or devolving upon, the New Emeco Note Trustee under or in respect of this Scheme or any other New Emeco Finance Document.

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(b)	No action against the New Emeco Note Trustee personally

No party may:

(i)	sue the New Emeco Note Trustee personally;

(ii)	seek the appointment of a liquidator, administrator, receiver or similar person to the New Emeco Note Trustee; or

(iii)	prove in any liquidation, administration or arrangement of or affecting the New Emeco Note Trustee.

1.11	Deeds Poll

(a)	This Scheme attributes actions to persons other than the Company, the Scheme Creditors and the Subordinate Claim Holders, being the Emeco Note Trustee, the Emeco Security Trustee, the New Emeco Note Trustee, the New Emeco Security Trustee, each Obligor (other than the Company), Emeco Finco and the Scheme Administrators. Each of the Emeco Note Trustee, the Emeco Security Trustee, the New Emeco Note Trustee, the New Emeco Security Trustee, each Obligor, Emeco Finco and each Scheme Administrator has agreed or will agree, by executing the relevant Deed Poll, to perform the actions attributed to it under this Scheme, and is taken to be a party to this Scheme on and subject to the provisions of the relevant Deed Poll, and in the case of the Emeco Note Trustee, the Emeco Security Trustee, the New Emeco Note Trustee and the New Emeco Security Trustee, on execution of the relevant deeds poll following instructions received by them in accordance with clause 3.3 and otherwise in accordance with the terms of, and limitations to, the undertakings they have signed.

(b)	This Scheme also contemplates the Scheme Creditors entering into a deed poll as set out in clause 4.2.

2	Conditions Precedent

2.1	Conditions

This Scheme is conditional upon, and will have no force or effect until, the satisfaction of each of the following conditions precedent:

(a)	all the conditions in clause 5.1(a) of the RSA are satisfied or waived in accordance with the terms of the RSA at or before 8.00 am on the Second Court Date;

(b)	as at 8.00 am on the Second Court Date:

(i)	each Deed Poll (other than the Emeco Security Trustee Deed Poll, the Emeco Note Trustee Deed Poll, the New Emeco Security Trustee Deed Poll, the New Emeco Note Trustee Deed Poll and the Scheme Creditors Deed Poll) continues to benefit the beneficiaries named in it in accordance with its terms and no such Deed Poll has been terminated; and

(ii)	the RSA has not been terminated in accordance with its terms;

(c)	the Court makes the Second Court Orders, including with such alterations made or required by the Court under section 411(6) of the Corporations Act in respect of this Scheme (which alterations do not change the substance of this Scheme or the Steps Plan, in any material respect);

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(d)	any other conditions made or required by the Court under section 411(6) of the Corporations Act in respect of this Scheme (which conditions do not change the substance of this Scheme or the Steps Plan, in any material respect) have been satisfied or waived; and

(e)	this Scheme becomes Effective.

2.2	Certificate

(a)	On the Second Court Date, the Company will provide a certificate to the Court (or such other evidence as the Court may request) confirming, in respect of matters within its knowledge, whether or not the conditions precedent set out in clauses 2.1(a) and 2.1(b) have been satisfied or waived in accordance with the terms of each condition precedent.

(b)	The certificate (or other evidence) given by the Company constitutes conclusive evidence, as between the parties, that the conditions precedent have (or have not) been satisfied or waived, as the case may be.

3	Implementation of this Scheme

3.1	Definitions, interpretation and undertaking not to make Claims

(a)	In this clause 3:

(i)	subject to clause 3.1(c), all releases and discharges are irrevocable at and from the time they are expressed to take effect under the terms of this Scheme;

(ii)	subject to clause 3.1(c), each action to be taken, done or completed under clauses 3.3 to 3.15 (inclusive) will be taken to have occurred at the time it is expressed to have occurred under the terms of this Scheme or in the Steps Plan (as applicable);

(iii)	subject to clause 3.1(c), solely for the purposes of determining when the immediately following action under this Scheme shall commence, the actions contemplated by clause 3.7 of this Scheme will be taken to have been completed at the time the Emeco Note Trustee gives written notice in accordance with clause 3.7(b)(i);

(iv)	a reference to an amount owing is a reference to that amount whether actually or contingently owing; and

(v)	anything (including an issue, allotment, transfer, assignment, release or discharge) occurring under this Scheme is binding and effective even if there is no consideration for it.

(b)	Subject to clause 3.1(c), each party releasing a Claim or releasing any other party from an obligation owed to it by that party under this clause 3 absolutely and irrevocably undertakes to that party, at and from the time each such release is expressed to take effect and subject to all conditions to that released Claim or released obligation (if any) having been satisfied in accordance with their terms, that it will not make any Claim in respect of the released Claim or obligation to the extent that the Claim or obligation has been released in accordance with this Scheme.

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(c)	Where, as a result of a release, discharge, allotment, issue, transfer, assignment or other event contemplated by this Scheme or the Steps Plan failing to occur or to take effect, it is not possible to give effect to the intent and purpose of the Transaction in all material respects:

(i)	no other release, discharge, allotment, issue, transfer, assignment or other event referred to or contemplated by this Scheme has effect, and each such release, discharge, allotment, issue, transfer, assignment or other event is deemed not to have effect; and

(ii)	each party shall do all things reasonably necessary to put each other party in the position it would have been in if this Scheme had not been implemented. This clause 3.1(c)(ii) survives and continues in effect notwithstanding the effect of clause 3.2.

3.2	End Date

If this Scheme has not been implemented on or before 11.59 pm on the End Date, then with effect from that time, this Scheme will not be capable of implementation and this Scheme will lapse, terminate and be of no further force or effect (other than clause 3.1(c)(ii)).

3.3	Deeds Poll

(a)	On the Effective Date, each Scheme Creditor agrees to give the Emeco Note Trustee all instructions and consents it requires from that Scheme Creditor to:

(i)	execute the Emeco Note Trustee Deed Poll, to deliver it to the Scheme Administrator and to perform its obligations under it; and

(ii)	instruct the Emeco Security Trustee to execute the Emeco Security Trustee Deed Poll, to deliver it to the Scheme Administrator and to perform its obligations under it; and

(iii)	instruct the New Emeco Security Trustee to execute the New Emeco Security Trustee Deed Poll, to deliver it to the Scheme Administrator and to perform its obligations under it.

(b)	Simultaneously with the issue of the Tranche B Notes, each Scheme Creditor agrees to give the New Emeco Note Trustee all instructions and consents it requires from that Scheme Creditor to:

(i)	execute the New Emeco Note Trustee Deed Poll, to deliver it to the Scheme Administrator and to perform its obligations under it; and

(ii)	instruct the New Emeco Security Trustee to execute the New Emeco Security Trustee Deed Poll, to deliver it to the Scheme Administrator and to perform its obligations under it.

(c)	As soon as practicable on the Effective Date, the Scheme Administrator agrees to provide:

(i)	to the Emeco Note Trustee notice of the instructions and consents referred to in clause 3.3(a)(i) on behalf of each Scheme Creditor in a form which complies with Sections 11.03 and 9.02 of the Emeco Indenture;

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(ii)	to the Emeco Security Trustee notice of the instructions and consents referred to in clauses 3.3(a)(ii) on behalf of each Scheme Creditor and the Emeco Note Trustee in a form which complies with clause 3.3 of the Emeco Security Trust Deed; and

(iii)	to the New Emeco Security Trustee notice of the instructions and consents referred to in clause 3.3(a)(iii) on behalf of each Scheme Creditor, the Emeco Note Trustee and the New Emeco Note Trustee (as applicable) in a form which complies with clause 3.17 of the Amended Emeco Security Trust Deed.

(d)	Simultaneously with the issue of the Tranche B Notes, the Scheme Administrator agrees to provide to:

(i)	the New Emeco Note Trustee notice of the instructions and consents referred to in clauses 3.3(a)(iii) and 3.3(b)(i) on behalf of each Scheme Creditor in a form which complies with Sections 11.03 and 9.02 of the New Emeco Indenture; and

(ii)	the New Emeco Security Trustee notice of the instructions and consents referred to in clause 3.3(b)(ii) on behalf of each Scheme Creditor, the Emeco Note Trustee and the New Emeco Note Trustee (as applicable) in a form that complies with clause 3.17 of the Amended Emeco Security Trust Deed.

3.4	Final Maturity Date

Immediately upon the Scheme Administrator receiving the last of the Emeco Note Trustee Deed Poll and the Emeco Security Trustee Deed Poll, the Scheme Creditors, the Obligors and the Emeco Note Trustee agree that the ‘Final Maturity Date’ under and for the purposes of the Emeco Indenture is the Implementation Date and, as between the parties, the Emeco Indenture is taken to be amended from the Calculation Date accordingly.

3.5	Calculations

(a)	As early as practicable on the Calculation Date, and if the Implementation Date is extended in accordance with clause 3.6(c), then as early as practicable after the extension has occurred:

(i)	the Company shall provide to the Scheme Administrator and the Emeco Note Trustee a table which shows:

(A)	the Residual Interest Amount; and

(B)	the aggregate consideration to which all Scheme Creditors are entitled pursuant to clause 3.10,

and details of the calculations performed to calculate or determine those amounts and entitlements;

(ii)	the Scheme Administrator must review the table and calculation details provided to it pursuant to clause 3.5(a)(i) and if it:

(A)	is satisfied that those calculations have been performed correctly and accurately transposed in that table, it must immediately notify the Company and the Emeco Note Trustee that it has formed those views; or

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(B)	is not satisfied that those calculations have been performed correctly or considers that the calculations have not been accurately transposed in that table, it must immediately notify the Company and the Emeco Note Trustee that it has formed those views and the Scheme Administrator and the Company must work constructively with each other to finalise those calculations to the reasonable satisfaction of each of them on the Calculation Date; and

(iii)	the calculations reviewed and, if applicable, finalised in accordance with this clause 3.5 shall be final and binding on all parties. In no event shall the Emeco Note Trustee have any duty to verify or recalculate the Residual Interest Amount or the aggregate consideration or any other amount or calculation provided to it by any party under this Scheme and may conclusively rely on the final determination of the Scheme Administrator.

3.6	Scheme confirmations

(a)	As early as practicable on the Implementation Date, the Company must confirm to the Scheme Administrator whether or not:

(i)	Steps 1 (Scheme and Offer Letter sent to creditors) to 14 (Management Agreements) of the Steps Plan (inclusive) have been completed;

(ii)	it reasonably considers that all other conditions precedent and actions required in order to give full effect to the Transaction have been satisfied or performed or will be satisfied or performed on or before the Implementation Date (or such other date by which they are required to occur); and

(iii)	the Escrow Amount has been deposited into the Escrow Account and is immediately available for use in accordance with the terms of the Escrow Agreement,

together, the Implementation Conditions.

(b)	If the Implementation Conditions:

(i)	have been satisfied as at the time the Company provides its confirmation for the purposes of clause 3.6(a) and each of the Emeco Note Trustee Deed Poll and the Emeco Security Trustee Deed Poll have at that time been executed and delivered to the Scheme Administrator, then the actions contemplated by clause 3.7 must be promptly commenced; or

(ii)	have not been satisfied as at the time the Company provides its confirmation for the purposes of clause 3.6(a) or any of the Emeco Note Trustee Deed Poll or the Emeco Security Trustee Deed Poll have not at that time been executed and delivered to the Scheme Administrator, then the Company must give notice to the Scheme Administrator of the first date on which each of the Implementation Conditions will have been satisfied and each of those deeds poll will have been executed and delivered to the Scheme Administrator.

(c)	If clause 3.6(b)(ii) applies and the Company notifies the Scheme Administrator that it anticipates that each of the matters referred to in that clause:

(i)	will have been satisfied or completed by a date later than the then scheduled Implementation Date but on or before the End Date, that later date will become the Implementation Date and the actions contemplated by clause 3.7 must be promptly commenced on that later date; or

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(ii)	either will not be satisfied or completed or will not be satisfied or completed until after the End Date, then with effect from that time, this Scheme will not be capable of implementation and this Scheme will lapse, terminate and be of no further force or effect (other than clause 3.1(c)(ii)).

3.7	Payments by Emeco Note Issuer

In accordance with the timing specified in clause 3.6:

(a)	the Emeco Note Issuer will pay or cause to be paid in cash to the Emeco Note Trustee the Residual Interest Amount calculated in accordance with clause 3.5; and

(b)	the Emeco Note Trustee will:

(i)	receive and hold the Residual Interest Amount on trust for each Scheme Creditor and give written notice to the Company and the Scheme Administrator immediately after the Residual Interest Amount has been received; and

(ii)	as soon as practicable following receipt of the Residual Interest Amount, distribute that amount in accordance with the terms of the Emeco Indenture and give written notice to the Company and the Scheme Administrator immediately after it has performed that action.

3.8	Releases

Immediately after the completion of Step 15 (Completion Date payments) of the Steps Plan, and conditional on, and to take effect immediately after the actions contemplated in clause 3.14 are complete:

(a)	each Scheme Creditor, the Emeco Security Trustee and the Emeco Note Trustee:

(i)	releases each Obligor from all Claims and obligations (including representations and warranties) solely to the extent such Claims or obligations arise under the Emeco Current Finance Documents and the Emeco Current Security Documents in respect of, or in relation to, the Emeco Notes only; and

(ii)	waives all rights against each Obligor solely to the extent such rights arise under the Emeco Current Finance Documents and the Emeco Current Security Documents in respect of, or in relation to, the Emeco Notes only, except to the extent that the relevant Obligor has engaged in fraud or wilful misconduct or been reckless, grossly negligent or dishonest in respect of the matters referred to above and except in respect of any DTC Excluded Claims;

(b)	each Scheme Creditor and the Emeco Note Trustee:

(i)	releases the Emeco Security Trustee from all Claims and obligations (including representations and warranties) solely to the extent such Claims or obligations arise under the Emeco Current Security Documents in respect of, or in relation to, the Emeco Notes only; and

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(ii)	waives all rights against the Emeco Security Trustee solely to the extent such rights arise under the Emeco Current Security Documents in respect of, or in relation to, the Emeco Notes only, except to the extent that the Emeco Security Trustee has engaged in fraud or wilful misconduct or been reckless, grossly negligent or dishonest in respect of the matters referred to above;

(c)	each Obligor:

(i)	releases each Scheme Creditor, the Emeco Security Trustee and the Emeco Note Trustee from all Claims and obligations (including representations and warranties) solely to the extent such Claims or obligations arise under each Emeco Current Finance Document and the Emeco Current Security Documents in respect of, or in relation to, the Emeco Notes only; and

(ii)	waives all rights against each Scheme Creditor, the Emeco Security Trustee and the Emeco Note Trustee solely to the extent such rights arise out of or in connection with each Emeco Current Finance Document and the Emeco Current Security Documents in respect of, or in relation to, the Emeco Notes only, except to the extent that the relevant Scheme Creditor, the Emeco Security Trustee or the Emeco Note Trustee (as applicable) has engaged in fraud or wilful misconduct or been grossly negligent in respect of the matters referred to above;

(d)	each Scheme Creditor:

(i)	releases each other person that is a Scheme Creditor and the Emeco Note Trustee from all Claims and obligations under or in connection with the Scheme and the Steps Plan; and

(ii)	covenants not to:

(A)	sue, demand, commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against any other person that is a Scheme Creditor or any Obligor any action, suit or other proceeding arising out of or in connection with or concerning the Scheme or the Steps Plan, in this jurisdiction or any other; or

(B)	give any instructions or directions to any person through whom that person that is a Scheme Creditor holds its Emeco Notes or would be entitled to enforce that Scheme Creditor’s rights under or in connection with the Emeco Notes to do any of the things referred to in clause 3.8(d)(ii)(A);

(e)	the Emeco Note Trustee is released as ‘Note Trustee’ under and in connection with each Emeco Current Finance Document;

(f)	each Scheme Creditor and the Emeco Note Trustee ceases to have any rights or obligations under the Emeco Current Finance Documents or to be bound by them, except in respect of any indemnities in favour of the Emeco Note Trustee; and

(g)	the Emeco Security Trustee and each Obligor ceases to have any rights against the Scheme Creditors and the Emeco Note Trustee or obligations to the Scheme Creditors and the Emeco Note Trustee under the Emeco Current Security Documents in respect of, or in relation to, the Emeco Notes only.

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Notwithstanding anything to the contrary in this Scheme, the releases, waivers and covenants given in this clause 3.8 shall not disentitle the Emeco Note Trustee, the New Emeco Note Trustee, the Emeco Security Trustee, the New Emeco Security Trustee or any Scheme Creditor from enforcing its rights under this Scheme and each party agrees that those releases, waivers and covenants will be limited to the extent necessary to permit each of the Emeco Note Trustee, the New Emeco Note Trustee, the Emeco Security Trustee, the New Emeco Security Trustee or each Scheme Creditor to enforce any such rights.

3.9	Assignment

Immediately following the completion of Step 15 (Completion Date payments) of the Steps Plan and simultaneously with the actions contemplated by clauses 3.10 and 3.11:

(a)	each Scheme Creditor assigns to Emeco Finco its right to be paid that Scheme Creditor’s Principal Outstanding on the Emeco Notes it holds as a debt, and the Company accepts that assignment on behalf of Emeco Finco;

(b)	each Scheme Creditor, the Emeco Note Trustee, the Emeco Security Trustee and each Obligor (as applicable) waive, as between them, all rights each may have to require that any of them complies with any of the assignment mechanics set out in the Emeco Current Finance Documents or the Emeco Current Security Documents or any other provisions to effect the assignments under clause 3.9(a), and each of them consents to those assignments; and

(c)	the Emeco Note Issuer acknowledges that this Scheme constitutes written notice to it of each assignment effected by clause 3.9(a).

3.10	Consideration

In consideration for, and simultaneously with, the actions contemplated by clauses 3.9 and 3.11:

(a)	each Scheme Noteholder is entitled to:

(i)	an aggregate principal amount of Tranche B Notes equal to:

((A – B) x C) + D

where:

(A)	is the amount of that Scheme Noteholder’s Principal Outstanding on the Emeco Notes on the Calculation Date;

(B)	is that Scheme Noteholder’s pro rata share (calculated as the Scheme Noteholder’s Principal Outstanding divided by the total face value of all Emeco Notes outstanding) of the US dollar equivalent of the Emeco Swap Proceeds;

(C)	is 80%; and

(D)	is that Scheme Noteholder’s pro rata share (calculated as the Scheme Noteholder’s Principal Outstanding divided by the total face value of all Emeco Notes outstanding) of the US dollar equivalent of the Emeco Swap Proceeds,

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in each case, calculated by the Company at the Prevailing Exchange Rate on 23 September 2016; and

(ii)	that Scheme Noteholder’s pro rata share (calculated by the Company as the Scheme Noteholder’s Principal Outstanding divided by the total face value of all Emeco Notes outstanding) of the number of New Emeco Shares equal to the Emeco Tranche B Equity Value (and subject to dilution in respect of the New Emeco Shares to be issued under the ‘Rights Offer’ and the ‘Management Incentive Plan’ to be implemented by the Company) by way of the Equity Exchange; or

(iii)	if that Scheme Noteholder is deemed to have elected to receive cash in lieu of being entitled to Tranche B Notes and New Emeco Shares as set out in clause 3.10(a), be paid that amount of cash equal to 50% of that Scheme Noteholder’s Principal Outstanding at the Effective Date,

and the Company must (as the case requires), in respect of that Scheme Noteholder:

(b)	procure the issue of, or must issue, the:

(i)	Tranche B Notes (calculated in accordance with clause 3.10(a)(i)); and

(ii)	New Emeco Shares (calculated in accordance with clause 3.10(a)(ii)) to that Scheme Noteholder or such other person in accordance with the Security Election Information provided by that Scheme Noteholder; or

(c)	pay such amount of cash to the Emeco Note Trustee which amount is to be held by it to the account of, and promptly distributed to, that Scheme Noteholder in a manner consistent with the terms of the Emeco Indenture with respect to the payment or distribution of cash by the Emeco Note Trustee to the Emeco Noteholders, in each case immediately in such number or amount (as applicable) to which that Scheme Noteholder is entitled in accordance with the terms of this Scheme, with the entitlement of each Scheme Noteholder to Tranche B Notes and New Emeco Shares to be rounded up to the nearest whole number of each kind of security.

In the absence of manifest error, any calculation by the Company under and in accordance with this provision will be binding on all other parties.

3.11	Entry into new shareholder loan agreement

Simultaneously with the actions contemplated by clauses 3.9 and 3.10:

(a)	Emeco Finco (as lender) and the Emeco Note Issuer (as borrower) will enter into a new shareholder loan agreement in respect of the Principal Outstanding assigned to Emeco Finco under clause 3.9(a); and

(b)	Emeco Finco will accede as a beneficiary under the Orionstone Security Trust.

3.12	Cancellation of Emeco Notes

Immediately following the completion of the actions contemplated by clauses 3.9, 3.10 and 3.11, the Emeco Indenture will be automatically cancelled and terminated as between the parties to the Emeco Indenture (without the need for any action to be taken by any party to the Emeco Indenture or any other person) and has no further force or effect as between those parties, and each such party (and, for the avoidance of doubt,

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each Scheme Creditor) ceases to have any rights or obligations to each other under the Emeco Indenture, except in respect of any indemnities in favour of the Emeco Note Trustee which will survive termination of the Emeco Indenture. For the avoidance of doubt, this does not extinguish or otherwise affect the assignment of the debt pursuant to clause 3.9 or the entitlements to be paid consideration in respect of it.

3.13	Repayment of Cash Funders

Immediately following the completion of the actions contemplated by clause 3.12, the Company must perform its obligations under clause 5(b) of the Scheme Cash Funding Agreement by issuing, or procuring the issuance of, that number of New Emeco Shares and Tranche B Notes to, or for the benefit of, each Cash Funder as reflects the amount owed to that Cash Funder under that agreement.

3.14	Amendments to Emeco Security Trust Deed

Immediately following the completion of Step 25 (Termination of Orionstone Shareholders’ Agreement) of the Steps Plan, the following actions will occur consecutively in the order listed:

(a)	simultaneously:

(i)	the Emeco Security Trustee will resign as security trustee pursuant to clause 3.16(a) of the Emeco Security Trust Deed;

(ii)	the Emeco Note Trustee, each Scheme Creditor and the Emeco Note Issuer waives the notice requirement in clause 3.16(a) of the Emeco Security Trust Deed such that the Emeco Security Trustee’s resignation is effective immediately; and

(iii)	the Emeco Note Trustee and each Scheme Creditor (with the Emeco Note Issuer’s approval) will appoint the New Emeco Security Trustee as security trustee pursuant to clause 3.16(c) of the Emeco Security Trust Deed; and

(b)	the Emeco Security Trust Deed will be amended,

in each case, by the Obligors, Emeco Finco, the Emeco Security Trustee, the New Emeco Security Trustee and the New Emeco Note Trustee (among others) entering into the Deed of Replacement of Security Trustee and Amendment of Emeco Security Trust Deed.

3.15	Further releases

Immediately following the completion of Step 27 (Quotation of New Emeco Shares) of the Steps Plan:

(a)	the right and entitlement of each Subordinate Claim Holder to enforce as against the Company any Subordinate Claim is limited to the amount (if any) actually recovered by the Company under any Applicable Insurance Policy, net of any expenses (include defence costs) incurred by the Company and/or any relevant insurer in connection with the claim (the Net Proceeds);

(b)	the Company is released from any obligation to pay any amount in respect of any Subordinate Claim (including interest and costs) in excess of the Net Proceeds referrable to that claim; and

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(c)	where the Company is entitled to claim under any Applicable Insurance Policy all or part of the amount claimed under a Subordinate Claim, the Company shall take all reasonable steps to make and pursue a claim for indemnity under the Applicable Insurance Policy in respect of that Subordinate Claim.

3.16	No inconsistent acts

The parties agree to treat themselves as bound by this Scheme for all purposes and not to act otherwise than in accordance with this Scheme.

4	Grant of authority in favour of each Scheme Administrator

4.1	General grant of authority

(a)	Each of the Emeco Note Trustee, the Emeco Security Trustee, the New Emeco Note Trustee, the New Emeco Security Trustee, each Scheme Creditor, each Subordinated Claim Holder, each Obligor and Emeco Finco irrevocably authorises each Scheme Administrator to take all steps and do all other things necessary or advisable to give effect to this Scheme.

(b)	Without limitation to the generality of clause 4.1(a), on and from the Effective Date, each Scheme Creditor and each Obligor appoints each Scheme Administrator as its agent and attorney to enter into, execute and deliver as a deed (or otherwise) any document necessary or advisable to give effect to this Scheme.

(c)	The appointments and authorities granted under this clause 4 and clause 7 shall be treated for all purposes as being fully effective and having been granted by deed poll. This authority terminates immediately on the retirement or resignation of each Scheme Administrator in accordance with clause 5.

4.2	Scheme Creditors Deed Poll

Without limiting the generality of clause 4.1, the Emeco Note Trustee on behalf of each Scheme Creditor irrevocably authorises the Scheme Administrator to execute and deliver, as its attorney and agent, a deed poll in the form of Attachment B, in favour of:

(a)	the Note Issuer and each Emeco Notes Guarantor, confirming and repeating the releases and waivers given by that Scheme Creditor under clauses 3.8(a), 3.8(b) and 3.8(d);

(b)	the Emeco Note Trustee, the Emeco Security Trustee, the New Emeco Note Trustee and the New Emeco Security Trustee, confirming and repeating (among other things) the instructions and consents given by that Scheme Creditor, the Emeco Note Trustee or the New Emeco Note Trustee (as the case requires) under clauses 3.3(a) and 3.3(b) (as the case requires); and

(c)	the Clearing Systems, confirming and repeating the authority and consents given by that Scheme Creditor under clause 7.1(a)(vi).

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5	Scheme Administrator

5.1	Appointment of Scheme Administrators to the Company

The Scheme Administrators will, on and from the date this Scheme becomes Effective, be appointed jointly and severally as scheme administrators of this Scheme, and may act jointly, severally or jointly and severally.

5.2	Qualification, appointment and cessation

(a)	A person shall only be appointed as a scheme administrator of this Scheme, or replace a Scheme Administrator who ceases to be a scheme administrator of this Scheme (except by reason of resignation as the Scheme Administrator under clause 5.8) if the person:

(i)	is not disqualified pursuant to section 411(7) of the Corporations Act;

(ii)	consents to act as a scheme administrator; and

(iii)	signs and delivers a deed poll substantially in the form of the Scheme Administrator Deed Poll.

(b)	A Scheme Administrator ceases to be a scheme administrator of this Scheme if he or she:

(i)	is disqualified pursuant to section 411(7) of the Corporations Act;

(ii)	resigns from the position of Scheme Administrator with not less than 1 month’s notice in writing to the Company;

(iii)	is removed from the position of Scheme Administrator by an order of the Court;

(iv)	becomes of unsound mind or a person whose person or estate is liable to be dealt with in any way under the law relating to mental health;

(v)	becomes bankrupt; or

(vi)	dies.

5.3	Powers in relation to the Company and authorisation of the Scheme Administrator

Subject to clause 5.8, each Scheme Administrator:

(a)	has the power to supervise, administer, implement and carry out its functions as set out in this Scheme and the Corporations Act;

(b)	has the power to do anything else that is necessary or advisable for the purposes of administering this Scheme; and

(c)	has the power to do anything that is incidental to the exercise of the powers conferred on him or her under clauses 5.3(a) and 5.3(b).

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5.4	Exercise of Powers

(a)	Each Scheme Administrator shall be entitled to:

(i)	employ its partners and staff to assist it in the performance or exercise of its duties, obligations, responsibilities and powers under this Scheme;

(ii)	appoint agents to attend to any matter that the Scheme Administrator might attend to under this Scheme and which the Scheme Administrator is unable to attend to or which it is unreasonable to expect the Scheme Administrator to attend to in person; and

(iii)	appoint a solicitor, accountant, barrister or other professionally qualified person or persons to assist or advise the Scheme Administrator.

(b)	Except as expressly provided, in exercising or performing any of its duties, obligations, responsibilities or powers under this Scheme, the Scheme Administrator is taken not to act as, nor to have any of the duties of, a trustee.

(c)	Except where this Scheme expressly authorises the Scheme Administrator to act as agent and attorney for a person in the execution of documents, the Scheme Administrator does not act as agent or attorney for any party to, or who is bound by, this Scheme and Claims or obligations of any kind whatsoever incurred in connection with its role as Scheme Administrator are incurred by it personally.

5.5	Liability

Subject to the Corporations Act, a Scheme Administrator is not, in the performance or exercise of its powers, obligations, functions and duties under this Scheme, personally liable for:

(a)	any Claims or obligations of any kind whatsoever incurred by or on behalf of the Company including, without limitation, any monies borrowed and interest thereon and any contracts adopted or otherwise agreed and any Stamp Duty payable on this Scheme and any tax liable to be remitted or otherwise paid (Liabilities);

(b)	any loss or damage of any kind whatsoever caused by or resulting from any act, default or omission (Losses); or

(c)	any actions, suits, proceedings, accounts, claims or demands arising out of this Scheme which may be commenced, incurred by or made by any person and all Costs incurred in respect thereof (Demands), whether before, during or after the Effective Date, unless attributable to fraud, wilful misconduct, reckless or gross negligence or breach of fiduciary duty.

5.6	Indemnity

(a)	The Company shall indemnify each Scheme Administrator for:

(i)	all Liabilities, Losses and Demands (as defined in clause 5.5); and

(ii)	all personal liability that each Scheme Administrator may incur in respect of its role as Scheme Administrator of the Company,

unless attributable to fraud, wilful misconduct, reckless or gross negligence or breach of fiduciary duty.

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(b)	The indemnity under clause 5.6(a) takes effect on and from the Effective Date and is without limitation as to time notwithstanding the removal of a Scheme Administrator and the appointment of a replacement Scheme Administrator or the termination of this Scheme for any reason whatsoever.

(c)	The indemnity under clause 5.6(a) shall not:

(i)	be affected, limited or prejudiced in any way by any irregularity, defect or invalidity in the appointment of any Scheme Administrator and shall extend to all actions, suits, proceedings, accounts, liabilities, claims and demands arising in any way out of any defect in the appointment of any Scheme Administrator, the approval and implementation of this Scheme or otherwise; or

(ii)	affect or prejudice all or any rights that each Scheme Administrator may have against any other person to be indemnified against the Costs, Losses and Liabilities incurred by the Scheme Administrator in, or incidental to the exercise or performance of any of the powers or authorities conferred on each Scheme Administrator by or in connection with this Scheme.

(d)	This indemnity survives completion of this Scheme.

5.7	Remuneration

Subject to the Corporations Act, each Scheme Administrator shall be entitled to remuneration for its services, together with its costs, charges and expenses, from, and in accordance with the terms of its letter of engagement with, the Company.

5.8	Resignation of Scheme Administrator

Immediately following:

(a)	the receipt from the Company of the confirmation of the nature described in clause 3.6;

(b)	the execution and delivery of all Deeds Poll contemplated under clause 4 to be executed and delivered by the Scheme Administrator; and

(c)	the implementation of this Scheme,

each Scheme Administrator resigns as (and is taken to have resigned as) Scheme Administrator of the Company.

6	Standstill

6.1	Standstill

(a)	During the period on and from the Effective Date up to the earlier of completion of the Transaction and the End Date (each inclusive) (the Standstill Period), each Scheme Creditor must, except for the purpose of enforcing the terms of this Scheme or any Deed Poll or as otherwise expressly provided by this Scheme:

(i)	not commence or continue and not instruct the Emeco Note Trustee or the Emeco Security Trustee (as applicable) to commence or continue any legal action or other proceedings against any member of the Emeco Group or any of their respective assets (including any rights arising from an ‘Event of Default’ as defined in the Emeco Indenture);

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(ii)	not exercise and not direct the Emeco Note Trustee or the Emeco Security Trustee (as applicable) to exercise, and instruct the Emeco Note Trustee or the Emeco Security Trustee (as applicable) to desist from exercising, any rights under the Emeco Current Finance Documents, the Emeco Current Security Documents or otherwise;

(iii)	not take any steps to enforce or make any demand under any guarantee, security or other right of recourse held by the Emeco Noteholders in respect of the Emeco Notes;

(iv)	not vote in favour of any amendment, waiver, consent or other proposal which would breach or be inconsistent with this Scheme;

(v)	not instruct any person to take, and instruct the Emeco Note Trustee or the Emeco Security Trustee (as applicable) to desist from taking, any enforcement action in relation to the Emeco Notes;

(vi)	vote against any proposal or resolution to take enforcement action in relation to the Emeco Notes; and

(vii)	not take and not instruct the Emeco Note Trustee or the Emeco Security Trustee (as applicable) to take any steps, directly or indirectly, to wind up or appoint a liquidator, administrator, receiver or receiver and manager or analogous office over, or commence any other insolvency related or attachment proceedings against any member of the Emeco Group or against any assets of any member of the Emeco Group or take any steps to enforce payment or discharge of the Emeco Notes.

(b)	During the Standstill Period, each Scheme Creditor agrees not to dispose of or transfer:

(i)	any legal or beneficial interest in any Emeco Note; or

(ii)	any right under any Emeco Current Finance Document,

and any purported disposal or transfer will be ineffective (other than any assignments required or permitted under and in accordance with this Scheme).

(c)	During the Standstill Period, and following the completion of the Transaction, each of the Emeco Note Trustee and each Scheme Creditor must not take, and each such person must not:

(i)	commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted any action, suit or other proceeding arising out of or in connection with or concerning the Scheme, the Steps Plan or the Emeco Notes, in this jurisdiction or any other, against any Scheme Creditor, any member of the Emeco Group or any of their respective assets, except for the sole purpose of enforcing this Scheme; and

(ii)	take any enforcement action (except during the Standstill Period with respect to actions permitted to be taken under the RSA) under the Emeco Notes, including by:

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(A)	exercising any rights under the Emeco Current Finance Documents, the Emeco Current Security Documents or otherwise; or

(B)	taking any steps to enforce or make any demand under any claim, guarantee, security or other right of recourse held by the Scheme Creditors, the Emeco Note Trustee or the Emeco Security Trustee in respect of the Emeco Notes.

6.2	Consent, waiver and release

Each of the Emeco Note Trustee, the Emeco Security Trustee, the New Emeco Note Trustee, the New Emeco Security Trustee and each Scheme Creditor whose consent or agreement is necessary under the Emeco Current Finance Documents or the Emeco Current Security Documents to give effect to the Scheme and the Transaction, and each Obligor:

(a)	irrevocably consents and agrees to each Obligor:

(i)	entering into, or otherwise becoming bound by, each Relevant Document to which it is a party;

(ii)	performing its respective obligations and transactions under, or as contemplated by those Relevant Documents (including, but not limited to, court applications for the purposes of this Scheme); and

(iii)	carrying out any step for the purposes of, or otherwise acting consistently with, those Relevant Documents;

(b)	agrees that no breach, non-compliance, default, event of default or potential event of default or termination event (in each case, howsoever described) under any Emeco Current Finance Document:

(i)	has occurred (and agrees that it is taken to have not occurred), as a result of;

(ii)	has been caused by (and agrees that it is taken to have not been caused by);

(iii)	is continuing (and agrees that it is taken not to be continuing), as a result of; or

(iv)	will or can occur, as a result of or be caused by,

any Obligor entering into or performing any Relevant Document or the obligations or transactions under, or contemplated by any Relevant Document (including, but not limited to, any court applications for the purposes of this Scheme) or carrying out any step for the purposes of, or otherwise acting consistently with the Relevant Documents, and if any such event is deemed to have occurred then it is expressly waived;

(c)	agrees and consents to any releases which are given, or disposals of rights or other property which are made or occur, by any Obligor under, or which are otherwise contemplated by, the Relevant Documents; and

(d)	agrees and consents to any amendment, supplement or modification of any Emeco Current Finance Document effected under, or which is otherwise contemplated by, the Relevant Documents.

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7	Emeco Note Trustee, Emeco Security Trustee, New Emeco Note Trustee, New Emeco Security Trustee and Clearing Systems

7.1	Authorisations, consents and instructions

(a)	Each Scheme Creditor, the Emeco Note Trustee, the New Emeco Note Trustee, Emeco Finco and each Obligor (as the case requires):

(i)	provides the Emeco Note Trustee with all instructions, consents and authority that it requires under the Emeco Current Finance Documents and the Emeco Current Security Documents or that are necessary or convenient under the terms of the Emeco Indenture for it to perform its obligations under this Scheme;

(ii)	provides the Emeco Security Trustee with all instructions, consents and authority that it requires under the Emeco Current Finance Documents and the Emeco Current Security Documents or that are necessary or convenient under the terms of the Emeco Current Finance Documents and the Emeco Current Security Documents for it to perform its obligations under this Scheme and in connection with the Restructure of the Existing Security Arrangements and the New Security Arrangements becoming effective including, for the avoidance of doubt, the actions contemplated in clause 3.14(a);

(iii)	provides the Emeco Note Trustee and the Emeco Security Trustee, as relevant, with all authority and consents that are necessary to enable the Emeco Note Trustee and the Emeco Security Trustee, as relevant, to do anything that this Scheme requires or otherwise provides for that person to do. This includes, where the instructions and consents referred to in paragraph (ii) above are required to be given by the Emeco Note Trustee on behalf of each Scheme Creditor in connection with the Emeco Security Trust Deed, all authority, instructions and consents required under the Emeco Current Finance Documents and the Emeco Current Security Documents for the Emeco Note Trustee to give effect to paragraph (ii);

(iv)	provides the New Emeco Security Trustee with all instructions, consents and authority that are necessary to enable the New Emeco Security Trustee to do anything that this Scheme requires or otherwise provides for that person to do, or that are necessary or convenient in connection with the Restructure of the Existing Security Arrangements and the New Security Arrangements becoming effective including, for the avoidance of doubt, the actions contemplated in clause 3.14(a);

(v)	provides the New Emeco Note Trustee with all instructions, consents and authority that it requires under the New Emeco Finance Documents, the Emeco Current Security Documents, the New Emeco Finance Documents and the New Emeco Security Documents or that are necessary or convenient under the terms of the New Emeco Indenture for it to perform its obligations under this Scheme. This includes, where the instructions and consents referred to in paragraph (iv) above are required to be given by the New Emeco Note Trustee on behalf of each Scheme Creditor in connection with the Amended Emeco Security Trust Deed, all authority, instructions and consents required under the New Emeco Finance Documents and the New Emeco Security Documents for the Emeco Note Trustee to give effect to paragraph (iv);

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(vi)	provides the Clearing Systems with all authority and consents that are necessary to enable the Clearing Systems to do anything that this Scheme requires or otherwise provides for that person to do. This includes any and all actions necessary or convenient to implement instructions received by that Scheme Creditor regarding any of the actions in the Scheme on behalf of that Scheme Creditor; and

(vii)	appoints the Scheme Administrator as its ‘Authorised Officer’ and its agent and attorney:

(A)	for all purposes under each Emeco Current Finance Document and the Emeco Current Security Documents; and

(B)	to do such acts as may be required to effect, and to give notice of, a change of ‘Authorised Officer’ under those documents,

including to give any instruction, consent and notification required to be given by that Scheme Creditor or Obligor in order to give effect to this Scheme and the transactions contemplated by it.

(b)	Each Obligor will, if required:

(i)	do such acts as may be required by the Scheme Administrator to effect a change in ‘Authorised Officer’ and to give the instructions, consents and notifications referred to above; and

(ii)	give all instructions, consents and authority that are necessary to enable the completion of the action contemplated in clause 3.14.

(c)	Nothing in this clause 7 authorises or permits the Scheme Administrator to act on behalf of the Emeco Note Trustee in a manner which exposes the Emeco Note Trustee to personal liability. The other parties acknowledge and agree that the Emeco Note Trustee will not be liable to any other party for any breach by the Scheme Administrator of this clause 7.

7.2	Indemnity in favour of the Emeco Note Trustee

(a)	The Company shall indemnify the Emeco Note Trustee for:

(i)	any Claims or obligations of any kind whatsoever incurred by or on behalf of the Emeco Note Trustee in respect of this Scheme or the Transaction including, without limitation, any monies borrowed and interest thereon and any contracts adopted or otherwise agreed and any Stamp Duty payable in respect of this Scheme and any tax liable to be remitted or otherwise paid (Emeco Note Trustee Liabilities);

(ii)	any Losses the Emeco Note Trustee may suffer in respect of this Scheme or the Transaction; or

(iii)	any Demands the Emeco Note Trustee may be subject to in respect of this Scheme or the Transaction,

(iv)	all personal liability that the Emeco Note Trustee may incur in respect of this Scheme or the Transaction,

in each case whether before, during or after the Effective Date, unless attributable to the gross negligence or wilful default of the Emeco Note Trustee.

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(b)	The indemnity under clause 7.2(a) takes effect on and from the Effective Date and is without limitation as to time notwithstanding the termination of this Scheme for any reason whatsoever.

(c)	The indemnity under clause 7.2(a) shall not:

(i)	be affected, limited or prejudiced in any way by any irregularity, defect or invalidity in the appointment of the Scheme Administrator and shall extend to all actions, suits, proceedings, accounts, liabilities, claims and demands arising in any way out of any defect in the appointment of the Scheme Administrator, the approval and implementation of this Scheme or otherwise; or

(ii)	affect or prejudice all or any rights that the Emeco Note Trustee may have against any other person to be indemnified against the Costs, Losses and Note Trustee Liabilities incurred by the Emeco Note Trustee in, or incidental to the exercise or performance of any of the powers or authorities conferred on the Emeco Note Trustee by or in connection with this Scheme.

(d)	Each indemnity in this clause 7.2 survives completion or termination of this Scheme.

7.3	Indemnity in favour of the New Emeco Note Trustee

(a)	The Company shall indemnify the New Emeco Note Trustee for:

(i)	any Claims or obligations of any kind whatsoever incurred by or on behalf of the New Emeco Note Trustee in respect of this Scheme or the Transaction including, without limitation, any monies borrowed and interest thereon and any contracts adopted or otherwise agreed and any Stamp Duty payable in respect of this Scheme and any tax liable to be remitted or otherwise paid (New Emeco Note Trustee Liabilities);

(ii)	any Losses the New Emeco Note Trustee may suffer in respect of this Scheme or the Transaction; or

(iii)	any Demands the New Emeco Note Trustee may be subject to in respect of this Scheme or the Transaction,

(iv)	all personal liability that the New Emeco Note Trustee may incur in respect of this Scheme or the Transaction,

in each case whether before, during or after the Effective Date, unless attributable to the gross negligence or wilful default of the New Emeco Note Trustee.

(b)	The indemnity under clause 7.3(a) takes effect on and from the Effective Date and is without limitation as to time notwithstanding the termination of this Scheme for any reason whatsoever.

(c)	The indemnity under clause 7.3(a) shall not:

(i)	be affected, limited or prejudiced in any way by any irregularity, defect or invalidity in the appointment of the Scheme Administrator and shall extend to all actions, suits, proceedings, accounts, liabilities, claims and demands arising in any way out of any defect in the appointment of the Scheme Administrator, the approval and implementation of this Scheme or otherwise; or

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(ii)	affect or prejudice all or any rights that the New Emeco Note Trustee may have against any other person to be indemnified against the Costs, Losses and Note Trustee Liabilities incurred by the New Emeco Note Trustee in, or incidental to the exercise or performance of any of the powers or authorities conferred on the Emeco Note Trustee by or in connection with this Scheme.

(d)	Each indemnity in this clause 7.3 survives completion or termination of this Scheme.

7.4	Indemnity in favour of the Emeco Security Trustee

(a)	The Company shall indemnify the Emeco Security Trustee for:

(i)	any Claims or obligations of any kind whatsoever incurred by or on behalf of the Emeco Security Trustee in respect of this Scheme or the Transaction including, without limitation, any monies borrowed and interest thereon and any contracts adopted or otherwise agreed and any Stamp Duty payable in respect of this Scheme and any tax liable to be remitted or otherwise paid (Emeco Security Trustee Liabilities);

(ii)	any Losses the Emeco Security Trustee may suffer in respect of this Scheme or the Transaction; or

(iii)	any Demands the Emeco Security Trustee may be subject to in respect of this Scheme or the Transaction,

(iv)	all personal liability that the Emeco Security Trustee may incur in respect of this Scheme or the Transaction,

in each case whether before, during or after the Effective Date, unless attributable to the gross negligence or wilful default of the Emeco Security Trustee.

(b)	The indemnity under clause 7.4(a) takes effect on and from the Effective Date and is without limitation as to time notwithstanding the termination of this Scheme for any reason whatsoever.

(c)	The indemnity under clause 7.4(a) shall not:

(i)	be affected, limited or prejudiced in any way by any irregularity, defect or invalidity in the appointment of the Scheme Administrator and shall extend to all actions, suits, proceedings, accounts, liabilities, claims and demands arising in any way out of any defect in the appointment of the Scheme Administrator, the approval and implementation of this Scheme or otherwise; or

(ii)	affect or prejudice all or any rights that the Emeco Security Trustee may have against any other person to be indemnified against the Costs, Losses and Emeco Security Trustee Liabilities incurred by the Emeco Security Trustee in, or incidental to, the exercise or performance of any of the powers or authorities conferred on the Emeco Security Trustee by or in connection with this Scheme.

(d)	Each indemnity in this clause 7.4 survives completion or termination of this Scheme.

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7.5	Indemnity in favour of the New Emeco Security Trustee

(a)	The Company shall indemnify the New Emeco Security Trustee for:

(i)	any Claims or obligations of any kind whatsoever incurred by or on behalf of the New Emeco Security Trustee in respect of this Scheme or the Transaction including, without limitation, any monies borrowed and interest thereon and any contracts adopted or otherwise agreed and any Stamp Duty payable in respect of this Scheme and any tax liable to be remitted or otherwise paid (New Emeco Security Trustee Liabilities);

(ii)	any Losses the New Emeco Security Trustee may suffer in respect of this Scheme or the Transaction; or

(iii)	any Demands the New Emeco Security Trustee may be subject to in respect of this Scheme or the Transaction,

(iv)	all personal liability that the New Emeco Security Trustee may incur in respect of this Scheme or the Transaction,

in each case whether before, during or after the Effective Date, unless attributable to the gross negligence or wilful default of the New Emeco Security Trustee.

(b)	The indemnity under clause 7.5(a) takes effect on and from the Effective Date and is without limitation as to time notwithstanding the termination of this Scheme for any reason whatsoever.

(c)	The indemnity under clause 7.5(a) shall not:

(i)	be affected, limited or prejudiced in any way by any irregularity, defect or invalidity in the appointment of the Scheme Administrator and shall extend to all actions, suits, proceedings, accounts, liabilities, claims and demands arising in any way out of any defect in the appointment of the Scheme Administrator, the approval and implementation of this Scheme or otherwise; or

(ii)	affect or prejudice all or any rights that the New Emeco Security Trustee may have against any other person to be indemnified against the Costs, Losses and New Emeco Security Trustee Liabilities incurred by the New Emeco Security Trustee in, or incidental to, the exercise or performance of any of the powers or authorities conferred on the New Emeco Security Trustee by or in connection with this Scheme.

(d)	Each indemnity in this clause 7.5 survives completion or termination of this Scheme.

8	General Provisions

8.1	Further assurances

Each of the Emeco Note Trustee, the New Emeco Note Trustee, the Emeco Security Trustee, the New Emeco Security Trustee, each Scheme Creditor, each Obligor, Emeco Finco and the Scheme Administrators must do all things and execute all deeds, instruments, transfers or other documents as may be necessary or desirable (in the opinion of the Company, acting reasonably) to give full effect to the terms of this Scheme and the transactions contemplated by it.

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8.2	Binding effect of Scheme

This Scheme binds the Company and each Scheme Creditor (including each Scheme Creditor who did not attend the Scheme Meeting at which that Scheme Creditor was entitled to vote, who did not vote at that meeting or who voted against this Scheme) and, to the extent of any inconsistency, overrides the terms of any Emeco Current Finance Document.

8.3	Notices

(a)	Unless expressly stated otherwise in this Scheme and subject to clause 8.4, a notice, consent or other communication given under this Scheme to or by a party to this Scheme (Notice):

(i)	must be in legible writing and in English;

(ii)	must be addressed to the party to whom it is to be given at the address, facsimile number or email address set out below or to any other address, facsimile number or email address a party notifies to the other for the purposes of this clause:

(A)	Scheme Administrator

Attention:	Martin Jones and Andrew Smith
Address:	Ferrier Hodgson, Level 28, 108 St Georges Terrace, Perth, WA, 6000, Australia
Fax:	+61 8 9214 1400
Email:	martin.jones@fh.com.au and andrew.smith@fh.com.au

(B)	Scheme Noteholders

The Bank of New York Mellon
Address:	101 Barclay Street, Floor 7E New York, New York 10286 United States of America
Attention:	International Corporate Trustee
Fax:	(212) 815-5366

With a copy to (but which shall not constitute notice):

BNY Trust Company of Australia Limited

Attention:	Relationship Management Group
Address:	Level 2, 1 Bligh Street, Sydney, NSW, 2000, Australia
Fax:	+61 2 9260 6009

With a copy to (but which shall not constitute notice):

Attention:	Dominic Emmett and David Clee
Address:	Gilbert + Tobin, Level 35, Tower Two, International Towers Sydney, 200 Barangaroo Avenue, Barangaroo, NSW, 2000, Australia
Fax:	+61 2 9263 4111
Email:	demmett@gtlaw.com.au and dclee@gtlaw.com.au

(C)	Obligors (including the Company) and Emeco Finco

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Attention:	Thao Pham, Chief Legal, Risk & Business Transformation Officer
Address:	Emeco Holdings Limited, Level 3, 71 Walters Drive, Osborne Park, WA, 6017, Australia
Fax:	+61 8 9420 0205
Email:	thao.pham@emecogroup.com

(D)	Emeco Note Trustee

The Bank of New York Mellon
Address:	101 Barclay Street, Floor 7E New York, New York 10286 United States of America
Attention:	International Corporate Trustee
Fax:	(212) 815-5366
With a copy to (but which shall not constitute notice): BNY Trust Company of Australia Limited
Attention:	Relationship Management Group
Address:	Level 2, 1 Bligh Street, Sydney, NSW, 2000, Australia
Fax:	+61 2 9260 6009

(E)	New Emeco Note Trustee

The Bank of New York Mellon
Address:	101 Barclay Street, Floor 7E New York, New York 10286 United States of America
Attention:	International Corporate Trustee
Fax:	(212) 815-5366
With a copy to (but which shall not constitute notice): BNY Trust Company of Australia Limited
Attention:	Relationship Management Group
Address:	Level 2, 1 Bligh Street, Sydney, NSW, 2000, Australia
Fax:	+61 2 9260 6009

(F)	Emeco Security Trustee

Attention:	Agency / Loan Markets Debt Capital Markets Matt Taylor Westpac Institutional Bank
Address:	Level 3, Westpac Place, 275 Kent Street, Sydney, NSW, 2000, Australia
Fax:	+61 2 8254 8341
Email:	mtaylor@westpac.com.au

(G)	New Emeco Security Trustee

Attention:	Transaction Management Group
Address:	Level 39, 385 Bourke Street, Melbourne, VIC, 3000, Australia
Fax:	+44 (0)20 3070 0113
Email:	tmg@glas.agency

(iii)	must be signed by or on behalf of the sender;

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(iv)	must be either:

(A)	delivered by hand or sent by pre-paid mail (by airmail if sent to or from a place outside Australia) to that party’s address;

(B)	sent by facsimile, to that party’s facsimile number; or;

(C)	sent by email to that party’s email address; and

(v)	is deemed to be received by the addressee in accordance with clause 8.3(b).

(b)	Without limiting any other means by which a party may be able to prove that a Notice has been received by another party, a Notice is deemed to be received:

(i)	if delivered by hand, when delivered to the addressee;

(ii)	if sent by post, it will not be deemed to be received in the ordinary course of post or on a date other than the date (if any) on which it is actually received;

(iii)	if sent by facsimile transmission, on receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent; or

(iv)	if sent by email:

(A)	when the sender receives an automated message confirming delivery; or

(B)	5 hours after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that the email has not been delivered,

whichever happens first,

but if the delivery or receipt is on a day which is not a Business Day or is after 5.00 pm (addressee’s time) it is deemed to be received at 9.00 am on the following Business Day.

(c)	A facsimile transmission is deemed to be legible unless the addressee telephones the sender within 2 hours after the transmission is received or regarded as received under clause 8.3(b)(iii) and informs the sender that it is not legible.

8.4	Notices sent by email

Notices sent by email need not be marked for attention in the way stated in clause 8.3. However, the email must state the first and last name of the sender. Notices sent by email are taken to be signed by the named sender.

8.5	Costs and Stamp Duty

(a)	The Company is liable for, and must pay all Stamp Duty on or relating to the execution, delivery and performance of this Scheme, any instrument executed under or in connection with this Scheme or any transaction evidenced, effected or contemplated by this Scheme.

(b)	If a person other than the Company pays any Stamp Duty on or relating to the execution, delivery and performance of this Scheme, any instrument executed

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under or in connection with this Scheme or any transaction evidenced, effected or contemplated by this Scheme, then the Company must pay that amount to the paying party on demand.

(c)	This clause 8.5 survives completion of this Scheme.

8.6	Governing law and jurisdiction

This Scheme is governed by the laws of New South Wales. Each party submits to the non-exclusive jurisdiction of courts exercising jurisdiction there in connection with matters concerning this Scheme.

8.7	Agreement to become a member of the Company

Each Scheme Noteholder that is not deemed to have elected to receive cash in lieu of being entitled to Tranche B Notes and New Emeco Shares in accordance with clause 3.10(a)(iii) agrees to become a shareholder in the Company and to be bound by the constitution of the Company.

8.8	Holding statements

The Company must procure that, within 10 Business Days after completion of the Steps Plan, each Scheme Noteholder (or its nominee) to whom New Emeco Shares are issued under this Scheme is sent a share certificate or holding statement (or equivalent document) representing the number of New Emeco Shares issued to that Scheme Noteholder (or its nominee) pursuant to this Scheme.

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Schedule 1    Dictionary

In this Scheme, unless the contrary intention appears:

Amended Emeco Security Trust Deed means the Emeco Security Trust Deed, as amended by the Deed of Replacement of Security Trustee and Amendment of Security Trust Deed and in respect of which the New Emeco Security Trustee (or its successor) is the security trustee.

Andy’s means Andy’s Earthmovers (Asia Pacific) Pty Ltd (ACN 146 240 511).

Andy’s Acquisition means the acquisition by the Company of all the issued share capital in Andy’s.

Andy’s Debt Compromise means the mechanism by which the secured creditors of Andy’s will assign the amounts owed to them by Andy’s to Emeco Finco in consideration for the issuance of Tranche B Notes and New Emeco Shares.

Applicable Insurance Policy means any available policy of insurance under which the Company is entitled to an indemnity in respect of any Subordinate Claim.

ASIC means the Australian Securities and Investments Commission.

ASX means ASX Limited (ABN 98 008 624 691) and, where the context requires, the financial market that it operates.

Business Day means a day that is not a Saturday, Sunday, a public holiday or bank holiday in Perth, Sydney, Melbourne, Brisbane, Hong Kong or New York.

Calculation Date means the day that is two Business Days after the later of:

(a)	the Effective Date; and

(b)	the date on which the Emeco Note Trustee Deed Poll is executed by the Emeco Note Trustee and delivered to the Scheme Administrator.

Cash Funder means the parties who have agreed to make payment under the Scheme Cash Funding Agreement.

Claim means any allegation, debt, cause of action, liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent or otherwise whether at law, in equity, under statute or otherwise.

Clearing System means, as applicable, DTC, Euroclear Bank S.A./N.V. or Clearstream Banking, société anonyme.

Corporations Act means the Corporations Act 2001 (Cth).

Costs means costs, charges, fees and expenses, including legal fees and expenses and enforcement costs.

Court means the Federal Court of Australia or such other court of competent jurisdiction under the Corporations Act agreed to in writing by the parties.

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Deed of Replacement of Security Trustee and Amendment of Emeco Security Trust Deed means the Deed of Replacement of Security Trustee and Amendment in respect of the Emeco Security Trust Deed in the form as agreed between the parties to that deed.

Deed Poll means the Emeco Note Trustee Deed Poll, the New Emeco Note Trustee Deed Poll, the Emeco Security Trustee Deed Poll, the New Emeco Security Trustee Deed Poll, the Scheme Creditors Deed Poll, the Obligors Deed Poll, the Emeco Finco Deed Poll and the Scheme Administrator Deed Poll as the context requires, and Deeds Poll means all of them.

Demands has the meaning given to that term in clause 5.5(c).

DTC means The Depository Trust Company and, as the case requires, its nominee Cede & Co.

Dispose means, in respect of any asset, to sell, assign, transfer, convey, grant an option over, grant or allow a Security Interest over, or otherwise dispose of a legal or beneficial interest in such asset (and Disposal and Disposing have corresponding meanings).

DTC Excluded Claims means any Claims of DTC against any Obligor solely on DTC’s own behalf in its capacity as depositary and not in any other capacity in respect of fees, expenses or indemnities arising under the Emeco Current Finance Documents up to and including the period ending on the day the releases contemplated by clause 3.8 become effective.

Duty means any stamp, transaction or registration duty or similar charge which is imposed by any Government Agency and includes any interest, fine, penalty, charge or other amount which is imposed in relation to that duty or charge.

Effective means, when used in relation to this Scheme, the coming into effect, pursuant to section 411(10) of the Corporations Act, of the Second Court Orders.

Effective Date means the date on which this Scheme becomes Effective.

Emeco ABL Facility means the facilities made available to the Emeco Group under the asset backed loan facility agreement dated 24 December 2014 between, among others, the Company and Macquarie Bank Limited.

Emeco Current Finance Document means the Emeco Indenture, the Emeco Notes and each document which relates to the Emeco Indenture (other than this Scheme) (as the case requires), and Emeco Current Finance Documents means all of them.

Emeco Current Security Documents means:

(a)	the Emeco Security Trust Deed;

(b)	each ‘Security’ as defined in the Emeco Security Trust Deed; and

(c)	each document which relates to either of them (other than this Scheme) (as the case requires), and Emeco Current Security Documents means all of them

Emeco Finco means Emeco Finance Pty Ltd (ACN 604 378 565).

Emeco Finco Deed Poll means the deed poll executed by Emeco Finco dated on or around 2 November 2016.

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Emeco Group means the Company and each of its Subsidiaries, and a reference to Emeco Group Member or a member of the Emeco Group is to the Company or any of its Subsidiaries.

Emeco Indenture means the indenture dated 17 March 2014 in respect of the 9.875% Senior Secured Notes due 2019 between the Emeco Note Trustee, the Emeco Note Issuer and the Emeco Notes Guarantors.

Emeco Note Issuer means Emeco Pty Limited (ACN 112 227 728).

Emeco Note Trustee means The Bank of New York Mellon solely in its capacity as the trustee under the Emeco Indenture.

Emeco Note Trustee Deed Poll means a deed poll to be executed by the Emeco Note Trustee in substantially the form of Attachment D.

Emeco Note Trustee Liabilities has the meaning given to that term in clause 7.2(a)(i).

Emeco Noteholder means a holder of a beneficial interest as principal in one or more Emeco Notes held through and shown on, and transferred only through, records maintained in book-entry form by the clearing system operated by DTC and its direct and indirect participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme.

Emeco Notes means the notes issued by the Emeco Note Issuer pursuant to the Emeco Indenture.

Emeco Notes Guarantor means each ‘Notes Guarantor’ as defined in the Emeco Indenture and Emeco Notes Guarantors means all of them.

Emeco Security Trust means the Emeco Security Trust established under the Emeco Security Trust Deed.

Emeco Security Trust Deed means the security trust deed originally dated 18 January 2005 (as amended from time to time up to the Effective Date) pursuant to which the security trust known as the ‘Emeco Security Trust’ was established and in respect of which the Emeco Security Trustee is the security trustee as at the Effective Date.

Emeco Security Trust Fund has the meaning given to the term ‘Trust Fund’ in the Emeco Security Trust Deed.

Emeco Security Trustee means Westpac Administration 3 Limited (formerly known as BOSI Security Services Limited) (ACN 009 413 852) in its capacity as security trustee of the Emeco Security Trust.

Emeco Security Trustee Deed Poll means a deed poll to be executed by the Emeco Security Trustee in substantially the form of Attachment F.

Emeco Security Trustee Liabilities has the meaning given to that term in clause 7.4(a)(i).

Emeco Share means a fully paid ordinary share in the capital of the Company.

Emeco Swap Proceeds means the net A$ cash proceeds actually received by the Emeco Note Issuer on the close out or termination of the Emeco Swap Transaction.

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Emeco Swap Transaction means the swap transactions between the Emeco Note Issuer and Goldman Sachs Financial Markets Pty Ltd the subject of the revised confirmations dated 8 January 2015 and 9 January 2015.

Emeco Tranche B Equity Value means an amount equal to the par value of the Emeco Tranche B Notes Participants’ Principal Outstanding on the Calculation Date (converted to A$ at the Prevailing Exchange Rate on 23 September 2016) less the Emeco Swap Proceeds, multiplied by 20%.

Emeco Tranche B Notes Participants means:

(a)	such Scheme Noteholder that provides the Security Election Information in accordance with the Explanatory Statement; and

(b)	each Cash Funder.

End Date means the first to occur of:

(a)	the date on which a party terminates the RSA in accordance with its terms; or

(b)	9 January 2017.

Equity Exchange means the equity exchange mechanism set out in Schedule 2 of the Explanatory Statement.

Escrow Account mean the interest bearing or non-interest bearing trust account to be opened in the name of an escrow agent as trustee for the Company, the Emeco Note Issuer and the Cash Funders, for the purpose of holding the Escrow Amount to be provided by the Cash Funders in connection with the amount of cash required to be paid to Scheme Creditors under the terms of this Scheme.

Escrow Agreement means the agreement under which the Escrow Account will be opened, and which governs the terms of its operation.

Escrow Amount means an amount equal to that portion of the aggregate consideration calculated in accordance with clause 3.5 that is to be paid in cash to the Emeco Note Trustee in accordance with clause 3.10(c) and made available to the Company in accordance with the terms of the Scheme Cash Funding Agreement.

Explanatory Statement means the explanatory statement prepared in connection with this Scheme, approved by the Court and dispatched in accordance with the orders of the Court.

Government Agency means, whether foreign or domestic:

(a)	a government, whether federal, state, territorial or local or a department, office or minister of a government acting in that capacity; or

(b)	a commission, delegate, instrumentality, agency, board, or other government, semi-government, judicial, administrative, monetary or fiscal body, department, tribunal, entity or authority, whether statutory or not, and includes any self- regulatory organisation established under statute or any stock exchange.

GST means GST as defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth), or any like tax.

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holder of a beneficial interest has the meaning given to the term ‘beneficial owner’ in section 1.01 of the Emeco Indenture. In general and subject to certain exceptions, such a beneficial owner of Emeco Notes includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares:

(a)	voting power, which includes the power to vote, or to direct the voting of, such Emeco Notes; and/or

(b)	investment power, which includes the power to dispose, or to direct the disposal, of such Emeco Notes, and for the avoidance of doubt, excludes DTC.

Implementation Conditions has the meaning given to that term in clause 3.6(a).

Implementation Date means 5 January 2017 or any later date that the Company notified to the Scheme Administrator in accordance with clause 3.6(c).

Liabilities has the meaning given to that term in clause 5.5(a).

Losses has the meaning given to that term in clause 5.5(b).

Net Proceeds has the meaning given to that term in clause 3.15(a).

New Emeco Finance Documents means the New Emeco Indenture, the Tranche B Notes and each document which relates to the New Emeco Indenture (other than this Scheme) (as the case requires), and New Emeco Finance Documents means all of them

New Emeco Indenture means the indenture to be entered into in respect of the Tranche B Notes.

New Emeco Note Trustee means The Bank of New York Mellon solely in its capacity as the trustee under the New Emeco Indenture.

New Emeco Noteholder means a holder of a beneficial interest as principal in one or more Tranche B Notes held through and shown on, and transferred only through, records maintained in book-entry form by the clearing system operated by The Depository Trust Company and its direct and indirect participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, who is issued Tranche B Notes under clause 3.10.

New Emeco Note Trustee Deed Poll means a deed poll to be executed by the New Emeco Note Trustee in substantially the form of Attachment E.

New Emeco Note Trustee Liabilities has the meaning given to that term in clause 7.3(a)(i).

New Emeco Security Documents means:

(a)	the Amended Emeco Security Trust Deed;

(b)	each ‘Security’ as defined in the Amended Emeco Security Trust Deed; and

(c)	each document which relates to either of them (other than this Scheme) (as the case requires), and New Emeco Security Documents means all of them.

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New Emeco Security Trustee means Global Loan Agency Services Australia Nominees Pty Limited (ACN 608 945 008).

New Emeco Security Trustee Deed Poll means a deed poll to be executed by the New Emeco Security Trustee in substantially the form of Attachment G.

New Emeco Security Trustee Liabilities has the meaning given to that term in clause 7.5(a)(i).

New Emeco Share means an Emeco Share to be issued and allotted pursuant to the Equity Exchange.

New Revolving Loan Facility has the meaning given to that term in paragraph (i) of the definition of ‘Transaction’ in this Scheme.

New Security Arrangements has the meaning given to that term in paragraph (l) of the definition of ‘Transaction’ in this Scheme.

Obligor means, as at the Effective Date:

(a)	in respect of the Emeco Notes, each of the Emeco Note Issuer and each Emeco Notes Guarantor; and

(b)	in respect of the Emeco Security Trust Deed, each of the parties identified as an ‘Obligor’ in that document.

Obligors Deed Poll means the deed poll executed by the Obligors dated on or around 2 November 2016.

Orionstone means Orionstone Holdings Pty Ltd (ACN 603 473 623).

Orionstone Acquisition means the acquisition by the Company of all the issued share capital in Orionstone.

Orionstone Debt Compromise means the mechanism by which the secured creditors of Orionstone will novate the amounts owed to them by Orionstone to Emeco Finco in consideration for the issuance of Tranche B Notes and New Emeco Shares.

Orionstone Security Trust means the security trust known as the ‘Orionstone Security Trust’ established pursuant to the Orionstone Security Trust Deed.

Orionstone Security Trust Deed means the security trust deed originally dated 1 August 2014 (as amended from time to time up to the Effective Date) pursuant to which National Australia Bank Limited (ABN 12 004 044 937) is the security trustee as at the Effective Date.

Prevailing Exchange Rate means on the relevant date, the Bloomberg AUD-USD/CAD/CLP/other currency cross rate (mid-point) at 3pm Australian Eastern Standard Time or, from 2 October 2016, at 3pm Australian Eastern Daylight Time.

Principal Outstanding means the amount of principal owing pursuant to the Emeco Notes.

Relevant Documents means:

(a)	this Scheme;

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(b)	the Deeds Poll;

(c)	the Deed of Replacement of Security Trustee and Amendment of Emeco Security Trust Deed;

(d)	the agreement that establishes the New Revolving Loan Facility;

(e)	the new shareholder loan agreement described in clause 3.11;

(f)	the New Emeco Indenture; and

(g)	the documents to be entered into evidencing, or giving effect to, the New Security Arrangements.

Residual Interest Amount means an amount equal to the aggregate amount of interest accrued but unpaid up to and including the Implementation Date under the Emeco Notes.

Rights Offer means rights offer by the Company of up to A$20,000,000 as contemplated in the Company’s announcement titled ‘Recapitalisation and merger with Orionstone and Andy’s Earthmovers’ and released to the ASX on 23 September 2016.

Restructure of the Existing Security Arrangements has the meaning given to that term in paragraph (k) of the definition of ‘Transaction’ in this Scheme.

RSA means the Restructuring Support Agreement entered into between, among others, the Company, the Emeco Note Issuer, Orionstone Holdings Pty Ltd (ACN 603 473 623) and Andy’s Earthmovers (Asia Pacific) Pty Ltd (ACN 146 240 511) and dated 23 September 2016.

Scheme means the compromise or arrangement under Part 5.1 of the Corporations Act between the Company and the Scheme Creditors as set out in this document, subject to any alterations or conditions made or required by the Court.

Scheme Administrator means each of Martin Jones and Andrew Smith of Ferrier Hodgson, or any other person who accepts the appointment to the role of Scheme Administrator, subject to section 411(7) of the Corporations Act provided, in each case, they have each executed a deed poll in substantially the same form as the Scheme Administrator Deed Poll.

Scheme Administrator Deed Poll means a deed poll executed by each Scheme Administrator in substantially the form of Attachment C.

Scheme Cash Funding Agreement means the agreement pursuant to which the amount of cash required to be paid to Scheme Creditors under the terms of this Scheme will be made available to the Company.

Scheme Creditor means a Scheme Noteholder or DTC, and Scheme Creditors means all of them.

Scheme Noteholder means an Emeco Noteholder as at the Effective Date, notwithstanding the disposal or transfer of any right under the Emeco Indenture or any agreement to dispose of or transfer any such right entered into by that person before or after that time.

Scheme Creditors Deed Poll means a deed poll substantially in the form of Attachment B.

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Second Court Date means the first date on which an application made to the Court for an order pursuant to section 411(4)(b) of the Corporations Act in respect of the Emeco Noteholder Scheme is heard or, if the application is adjourned for any reason, the first day on which the adjourned application is heard.

Second Court Orders means the orders of the Court approving this Scheme under section 411(4)(b) (and, if applicable, section 411(6)) of the Corporations Act.

Security Election Information means such information as is required to be provided to the Company by each Scheme Noteholder in order to be eligible to receive its consideration under this Scheme in the form of Tranche B Notes and New Emeco Shares, as specified in Form of Election that accompanied the Explanatory Statement that was distributed to Emeco Noteholders.

Security Interest means a right, interest, power or arrangement in relation to any property which provides security for, or protects against default by a person in, the payment or satisfaction of a debt, obligation or liability, including a mortgage, bill of sale, pledge, deposit, encumbrance, lien (statutory or otherwise), or hypothecation, preference, priority, charge or security interest as defined in sections 12(1) and 12(2) of the Personal Property Securities Act 2009 (Cth), of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or lease in the nature thereof).

Stamp Duty means any stamp, transaction or registration duty or similar charge imposed by any Governmental Agency and includes any interest, fine, penalty, charge or other amount in respect of the above.

Standstill Period means the meaning given to that term in clause 6.1(a).

Step means a step set out in the Steps Plan.

Steps Plan means the document set out in Attachment A.

Subordinate Claim means a ‘subordinate claim’ within the meaning of subsection 563A of the Corporations Act, against the Company in respect of any fact, matter, circumstance or event which has arisen or occurred at any time prior to the time at which the releases under clause 3.15 will be given.

Subordinate Claim Holder means any person who, as at the time that is immediately prior to the time at which the releases under clause 3.15 will be given, has or, but for this Scheme, would be entitled to make, a Subordinate Claim.

Tranche B Notes means secured notes to be issued on substantially the same terms as set out in Schedule 1 of the Explanatory Statement and pursuant to the New Emeco Indenture.

Transaction means the following inter-conditional transactions:

(a)	the Andy’s Acquisition;

(b)	the Orionstone Acquisition;

(c)	this Scheme;

(d)	the issue of the Tranche B Notes;

(e)	the Orionstone Debt Compromise;

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(f)	the Andy’s Debt Compromise;

(g)	the Equity Exchange;

(h)	the cancellation of all commitments under the Emeco ABL Facility;

(i)	the satisfaction or waiver of all conditions precedent, other than occurrence of the Implementation Date, under the agreement into which the Emeco Note Issuer will enter that establishes the new revolving credit facility in the principal amount of A$65,000,000 (New Revolving Loan Facility);

(j)	the Rights Offer;

(k)	restructure of the existing security arrangements in place at 23 September 2016 in favour of any of the Emeco Noteholders, the secured creditors of Orionstone or the secured creditors of Andy’s, the structure and legal enforceability of which is acceptable to persons including certain such parties in their capacity as holders of a legal and/or beneficial interest in Tranche B Notes (Restructure of the Existing Security Arrangements); and

(l)	the coming into effect of the new security arrangements as security for the Tranche B Notes, the New Revolving Loan Facility and any approved derivative or hedging positions entered into by the Emeco Group after the Implementation Date, the structure and legal enforceability of which is acceptable to persons including certain Emeco Noteholders, the secured creditors of Orionstone and the secured creditors of Andy’s in their capacity as holders of a legal and/or beneficial interest in Tranche B Notes (New Security Arrangements).

2	Interpretation

In this Scheme the following rules of interpretation apply unless the contrary intention appears:

(a)	headings are for convenience only and do not affect the interpretation of this Scheme;

(b)	the singular includes the plural and vice versa;

(c)	words that are gender neutral or gender specific include each gender;

(d)	where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings;

(e)	the words ‘such as’, ‘including’, ‘particularly’ and similar expressions are not used as, nor are intended to be, interpreted as words of limitation;

(f)	a reference to:

(i)	a person includes a natural person, partnership, joint venture, government agency, association, corporation or other body corporate;

(ii)	a thing (including, but not limited to, a chose in action or other right) includes a part of that thing;

(iii)	a party:

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(A)	includes its successors and permitted assigns; and

(B)	is a reference to a person who is bound by this Scheme, and every person who agrees to be bound by this Scheme whether by deed poll or otherwise;

(iv)	a document includes all amendments or supplements to that document;

(v)	a clause, term, schedule or attachment is a reference to a clause or term of, or, schedule or attachment to this Scheme;

(vi)	this Scheme includes all schedules and attachments to it;

(vii)	a law includes:

(A)	any constitutional provision, treaty, decree, statute, regulation, by-law, ordinance or instrument;

(B)	any order, direction, determination, approval, requirement, licence or licence condition made, granted or imposed under any of them;

(C)	any judgment; and

(D)	any rule or principle of common law or equity,

and is a reference to that law as amended, supplemented, consolidated, replaced, overruled or applied to new or different facts;

(viii)	an agreement other than this Scheme includes an undertaking, or legally enforceable arrangement or understanding, whether or not in writing; and

(ix)	a monetary amount is in Australian dollars;

(g)	an agreement on the part of two or more persons binds them severally;

(h)	when the day on which something must be done is not a Business Day, that thing must be done on the following Business Day;

(i)	unless expressly provided otherwise, a reference to a date or time is to that date or time in Sydney, New South Wales; and

(j)	no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this Scheme or any part of it.

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Attachment A — Steps Plan

Gilbert + Tobin 37758127_6	Attachment A

Emeco Scheme – Steps Plan

This document is the ‘Steps Plan’ contemplated by the Restructuring Support Agreement entered into between, among others, Emeco Holdings Limited (ACN 112 188 815), Orionstone Holdings Pty Ltd (ACN 603 473 623) and Andy’s Earthmovers (Asia Pacific) Pty Ltd (ACN 146 240 511) and dated 23 September 2016 (the RSA) and the ‘Steps Plan’ to which the Scheme refers. Unless defined in this document, all capitalised terms have the meaning given to them in the RSA or the Scheme.

Step	Description	Detail	Date and time[1]
1.	Offer Letter sent to Emeco Noteholders, Orionstone Supporting Creditors and Andy’s Supporting Creditors	Offer Letter to be sent to Emeco Noteholders, Orionstone Supporting Creditors and Andy’s Supporting Creditors.	To be sent to Emeco Noteholders, Orionstone Supporting Creditors and Andy’s Supporting Creditors when the Explanatory Statement is dispatched to Emeco Noteholders.

2.	Emeco Scheme becomes ‘Effective’	Emeco lodges an office copy of the order of the Court approving the Scheme with ASIC on the Business Day after the date of the Court hearing at which such approval was given.	Target date: 16 December 2016

3.	Termination of Hedging Positions	Each of Orionstone and Andy’s (and their Subsidiaries as relevant) to enter into arrangements to terminate or close-out all Hedging Positions (cl 7.50 of the RSA). In the case of Orionstone, the consent and approval of NAB to be obtained as required (cl 7.52 of the RSA) and documentation evidencing this to be provided to the Orionstone Hedge Counterparties (cl 7.50 of the RSA).	Target date: no later than 19 December 2016 (must be before the Calculation Date)

4.	Estimate of Close-Out Amount	Each Orionstone Hedge Counterparty to provide Orionstone Pty Ltd an estimate of its Close-Out Amount (cl 7.51 of the RSA).	Target date: 20 December 2016 but no later than 21 December 2016 (must be on or before the Calculation Date)

5.	Orionstone financial assistance	Orionstone to lodge completed financial assistance documents with ASIC at least 14 days before the New Security Arrangements become effective.	Target date: 20 December 2016 but no later than 21 December 2016

[1]	Time to be recorded for those steps anticipated to take place on 5 January 2017.

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Step	Description	Detail	Date and time[1]
6.	Andy’s financial assistance	Andy’s to lodge completed financial assistance documents with ASIC at least 14 days before the New Security Arrangements become effective.	Target date: 20 December 2016 but no later than 21 December 2016

7.	Emeco Tripartite Agreement

Emeco Finco, the Emeco Note Issuer and Emeco to enter into an agreement:

•    for Emeco Finco to procure that Emeco issues Shares and the Emeco Note Issuer issues Tranche B Notes in consideration for Emeco Finco taking an assignment or novation of the Principal Outstanding owed to each Scheme Creditor, each Orionstone Supporting Creditor and each Andy’s Supporting Creditor; and

•    for Emeco to subscribe for debt/equity in Emeco Finco in an amount equal to the face value of the Principal Outstanding owed to the Orionstone Supporting Creditors and for a Promissory Note to be issued by Emeco as consideration for the subscription for debt/equity.

Target date: 20 December 2016

8.	Calculation Date

•    The Calculation Date for various calculations required under the RSA and Scheme occurs.

•    Emeco provides to the Scheme Administrator (for review and agreement) and the Emeco Note Trustee details of the proposed Residual Interest Amount payable and the consideration to which each Scheme Noteholder is entitled (cl 3.5 of the Scheme).

•    Orionstone to provide to Emeco and Andy’s the calculation of estimated payments to be made (or procured) by Orionstone.

•    Andy’s to provide to Emeco and Orionstone the calculation of estimated payments to be made (or procured) by Andy’s.

Target date: 20 December 2016 (2 BDs after the later of the Effective Date and the date on which the Emeco Note Trustee Deed Poll is executed and delivered)

9.	Final Maturity Date for the Emeco Indenture amended	Subject to the delivery of the Emeco Note Trustee Deed Poll, the New Emeco Note Trustee Deed Poll, the Emeco Security Trustee Deed Poll, the New Emeco Security Trustee Deed Poll and the Scheme Creditors Deed Poll to the Scheme Administrators, the Scheme Noteholders, the Obligors and the Emeco Note Trustee agree to amend the ‘Final Maturity Date’ for the Indenture to become the Implementation Date.	Target date: 20 December 2016 (being the Calculation Date)

10.	Rights Offer commences	• Emeco commences the Rights Offer by lodging a draft Appendix 3B and Investor Presentation with ASX. Two day trading halt commences.	Target date: 21 December 2016

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Step	Description	Detail	Date and time[1]
• All conditions precedent to Underwriting Agreement to be satisfied and all termination rights to have expired, in each case as at the commencement of the Rights Offer.

11.	Institutional component of Rights Offer to complete	Emeco shares recommence trading on the ASX and share allocations reported.	Target date: 28 December 2016 (with receipt of funds anticipated to be 30 December 2016)

12.	Deposit of scheme cash funding amount into Escrow Account	Cash funders deposit cash funding amount into escrow account	Target date: 30 December 2016

13.	Cancellation of Orionstone and Andy’s shareholder loans	All shareholder loans (or similar liabilities) owed by Orionstone or Andy’s to any Orionstone Shareholder Lender or Andy’s Shareholder Lender to be cancelled (cl 7.5 of the RSA).	Target date: on or before 5 January 2017

14.	Management Agreements	Emeco to enter into management agreements with each of Ashley Fraser and Andy Hoare (cll 7.3 and 7.10 of the RSA).	Target date: 5 January 2017

15.	Completion Date payments

Each of the Emeco Note Issuer, Orionstone and Andy’s will make the following payments, being:

•    payment by the Emeco Note Issuer of the Residual Interest Amount to the Emeco Note Trustee (cl 3.7(a) of the Scheme);

•    payment by Orionstone of interest, fees and expenses under the Orionstone Current Finance Documents to the Orionstone Supporting Creditors (cl 7.18 of the RSA); and

•    payment by Andy’s of: (cl 7.19 of the RSA)

Target date: 5 January 2017

• interest, fees and expenses under the Andy’s Current Finance Documents to the Andy’s Supporting Creditors;

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Step	Description	Detail	Date and time[1]

•    the Hermes Escrow Amount into the Hermes Escrow Account; and

•    the Relevant Percentage of cash held by Andy’s to each of ANZ and CAT Finance, which will be deemed to reduce the respective party’s Principal Outstanding (cl 7.20 of the RSA).

Orionstone to pay its Excess Cash to the Emeco Group (cl 7.21 of the RSA).

16.	Releases and waivers

Respective parties to provide mutual releases and waivers:

•    (Emeco/Scheme) each Scheme Creditor, the Emeco Security Trustee, the Emeco Note Trustee and each Obligor to provide releases and waivers in accordance with cl 3.8 of the Scheme;

•    (Orionstone) to the extent relevant, Orionstone’s Supporting Creditors, Orionstone and other obligors under the Orionstone Current Finance Documents, New Emeco Indenture and New Security Arrangements to provide each other with the necessary consents, releases, waivers, etc; and

•    (Andy’s) to the extent relevant, Andy’s Supporting Creditors, Andy’s and other obligors under the Andy’s Current Finance Documents, New Emeco Indenture and New Security Arrangements to provide each other with the necessary consents, releases, waivers, etc.

Target date: 5 January 2017 Note: for Emeco/Scheme, the releases will take effect after completion of Step 26

17.	Assignment or novation of Principal Outstanding

•    (Emeco/Andy’s) Assignment to Emeco Finco of the Principal Outstanding owed to each Scheme Noteholder (cl 3.9 of the Scheme), and each Andy’s Supporting Creditor (cl 7.35 of the RSA).

•    (Orionstone) Novation to Emeco Finco of the Principal Outstanding owed to each Orionstone Supporting Creditor (cl 7.34 of the RSA) in exchange for Promissory Notes issued by Emeco for the face value of the Principal Outstanding owed to the Orionstone Supporting Creditors. Orionstone Supporting Creditors to exchange the Promissory Notes for Tranche B Notes issued by the Emeco Note Issuer and New Emeco Shares (cl 7.35 of the RSA).

Target date: 5 January 2017 Note: to occur simultaneously with Steps 18, 19 and 20

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Step	Description	Detail	Date and time[1]
18.	Execution of New Indenture	The New Emeco Indenture in respect of the Tranche B Notes is executed by the Emeco Note Issuer as the issuer and each Emeco, Orionstone and Andy’s obligor.	Target date: 5 January 2017 Note: to occur simultaneously with Steps 17, 19 and 20
19.	Consideration for assignment or novation of amount of Principal Outstanding under Emeco Notes and Orionstone and Andy’s finance documents

Each Scheme Noteholder to be entitled to: (a) the issuance of the New Emeco Shares and New Tranche B Notes under the Scheme; or (b) the payment of cash equivalent to 50% of that Scheme Noteholder’s Principal Outstanding, as consideration for the assignment of the Principal Outstanding owed to them by Emeco/the Emeco Note Issuer (cl 3.10 of the Scheme).

Each Orionstone Supporting Creditor to accept the issuance of the New Emeco Shares and New Tranche B Notes in exchange for the Promissory Notes issued by Emeco which will be endorsed by each Orionstone Supporting Creditor to Emeco or the Emeco Note Issuer.

Each Andy’s Supporting Creditor to accept the issuance of the New Emeco Shares and New Tranche B Notes as consideration for the assignment of the Principal Outstanding owed to them by Andy’s (cl 7.35 of the RSA).

Target date: 5 January 2017 Note: to occur simultaneously with Steps 17, 18 and 20
20.	Entry into new shareholder loan agreement between Emeco Finco and the Emeco Note Issuer and accession by Emeco Finco under Orionstone Security Trust

•    Emeco Finco and the Emeco Note Issuer will enter into a new shareholder loan agreement in respect of that amount of the Principal Outstanding relating to the Scheme Noteholders and assigned under the Scheme under step 17 (cl 3.11 of the Scheme).

•    Emeco Finco will accede as a beneficiary under the Orionstone Security Trust.

Target date: 5 January 2017 Note: to occur simultaneously with Steps 17, 18 and 19
21.	Cancellation of Emeco Notes	The Emeco Indenture will be automatically cancelled and terminated between the parties to the Emeco Indenture (cl 3.12 of the Scheme).	Target date: 5 January 2017 Note: immediately following Step 20

37918799_1	page | 5

Step	Description	Detail	Date and time[1]
22.	Cancellation of Emeco ABL Facility	The Emeco ABL Facility is cancelled (as it will have been replaced by the New Revolving Loan Facility entered into before the Effective Date).	Target date: 5 January 2017 Note: to occur simultaneously with Step 21
23.	Repayment of Cash Funders

Emeco to issue (or procure the issue) to each Cash Funder such number of Tranche B Notes and New Emeco Shares in repayment of the amount owed to that Cash Funder under the Scheme Cash Funding Agreement (cl 3.13 of the Scheme).

Target date: 5 January 2017
24.	Completion of Orionstone SPA and Andy’s SPA

Emeco to acquire all shares in each of Orionstone and Andy’s (cll 7.2 and 7.9 of the RSA) in consideration of the issuance of New Emeco Shares in accordance with the ‘Equity Exchange’ provisions under clause 8 of the RSA.

Orionstone and Andy’s to procure resignation of existing directors and appointment of Emeco nominees (cll 7.4 and 7.11 of the RSA).

Target date: 5 January 2017 Note: to occur simultaneously with Step 25
25.	Termination of Orionstone Shareholders’ Agreement	Orionstone to deliver to each other party to the RSA, evidence of the termination and release of the Orionstone Shareholders’ Agreement (cl 9.19 of the RSA).	Target date: 5 January 2017 Note: to occur simultaneously with Step 24
26.	New Security Arrangements

a.      The Emeco Security Trustee will be replaced with GLAS (as the New Emeco Security Trustee) (cl 3.14(a) of the Scheme and cl 7.49 of the RSA).

b.      The Emeco Security Trust Deed will be amended to give effect to the New Security Arrangements (cl 3.14(b) of the Scheme and cl 7.48 of the RSA).

c.      Each of Emeco, Orionstone and Andy’s (and the relevant subsidiaries) will grant a new general security deed in favour of the New Emeco Security Trustee (cl 7.49 of the RSA).

d.      The Orionstone Security Trust Deed will be amended. Andy’s will become a party to the Orionstone Security Trust as an obligor (cl 7.49 of the RSA).

Target date: 5 January 2017 Note: Item a to occur first, and immediately afterwards, items b to g to occur contemporaneously

37918799_1	page | 6

Step	Description	Detail	Date and time[1]

e.      The existing Andy’s security will be assigned to the existing Orionstone Security Trustee and amended (cl 7.49 of the RSA).

f.       The existing Australian Emeco security will be assigned to the New Security Trustee (cl 7.49 of the RSA).

g.      The new Canadian security and the new US security will be granted in favour of the New Emeco Security Trustee (cl 7.49 of the RSA).

27.	Quotation of New Emeco Shares	Emeco to lodge Appendix 3B in respect of the New Emeco Shares issued pursuant to this Steps Plan.	Target date: 5 January 2017
28.	Further releases	Claims by Subordinate Claim Holders against Emeco to be limited to amounts actually recovered by Emeco (cl 3.15 of the Scheme).	Target date: 5 January 2017

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Attachment B — Scheme Creditors Deed Poll

Gilbert + Tobin 37758127_6	Attachment B

Deed Poll

in relation to the scheme of arrangement between the Company, the Scheme Creditors and the Subordinate Claim Holders

The Scheme Creditors

Gilbert + Tobin 37771656_3

Date:	2016

This deed poll is

Made by	each Scheme Creditor.

In favour of	the Emeco Security Trustee (in its capacity as security trustee under the Emeco Security Trust Deed), the New Emeco Security Trustee (in its capacity as security trustee under the Amended Emeco Security Trust Deed), the Scheme Administrators, the Emeco Note Trustee (in its capacity as the trustee under the Emeco Indenture), the New Emeco Note Trustee (in its capacity as trustee under the New Emeco Indenture), the Clearing Systems, each Subordinate Claim Holder, the Obligors and each other Scheme Creditor (together, the Favourees and each a Favouree).

Each Scheme Creditor declares:

1	Defined terms and interpretation

1.1	Defined terms

(a)	In this deed poll, Scheme means the scheme of arrangement under Part 5.1 of the Corporations Act in relation to the Company substantially in the form set out in Attachment A subject to any alterations made or conditions imposed by the Court pursuant to section 411(6) of the Corporations Act.

(b)	Unless otherwise defined, capitalised terms in this deed poll have the same meaning as given to those terms in the Scheme.

1.2	Interpretation

The interpretation clause in Schedule 1 of the Scheme applies to the interpretation of this deed poll as if references to “the Scheme” were references to “this deed poll”.

1.3	Nature of this deed poll

This deed poll may be relied on and enforced against each Scheme Creditor in accordance with its terms by the Favourees on and from the date of this deed poll even though the Favourees are not party to this deed poll.

1.4	Several obligations

This deed poll binds each Scheme Noteholder severally and not jointly.

1.5	Termination

(a)	Subject to clause 1.5(b) of this deed poll, if all the Steps are not completed by 11.59pm on the End Date this deed poll will automatically terminate and the terms of this deed poll will be of no further force or effect.

(b)	When the Scheme has become Effective but all the Steps have not been completed on or before 11.59pm on the End Date, the terms of this deed poll to the extent that they relate to clause 3.1(c)(ii) of the Scheme remain in full force and effect.

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2	Releases, waivers, covenants, consents, agreements, authorisations, appointments and instructions

Each Scheme Creditor gives each release, waiver, covenant, consent, agreement, authorisation, appointment and instruction which under the Scheme is to be given by each Scheme Creditor when that release, waiver, covenant, consent, agreement, authorisation, appointment or instruction is to be given under the Scheme.

3	General

3.1	Notices

This deed poll incorporates clauses 8.3 (Notices) and 8.4 (Notices sent by email) of the Scheme by reference as if:

(a)	those clauses were set out in full in this deed poll; and

(b)	references to “this Scheme” were references to this “deed poll”.

3.2	Governing law and jurisdiction

This deed poll is governed by the laws of New South Wales. Each Scheme Creditor submits to the non-exclusive jurisdiction of courts exercising jurisdiction there in connection with matters concerning this deed poll.

3.3	Continuing obligations

This deed poll is irrevocable.

3.4	Waiver

Each Scheme Creditor may not rely on the words or conduct of any Favouree as a waiver of any right arising under or in connection with this deed poll unless the waiver is in writing and signed by the Favouree granting the waiver.

3.5	Inconsistency

The terms of the Scheme prevail over the terms of this deed poll to the extent of any inconsistency between them.

3.6	Variation

(a)	A provision of this deed poll may be varied on or before the time the Second Court Orders are made provided that:

(i)	the variation is consistent with the Scheme;

(ii)	the variation is agreed to in writing by the Favourees (save for the Scheme Creditors, the Subordinate Claim Holders, the Clearing Systems and each other Scheme Creditor); and

Gilbert + Tobin 37771656_3	page | 2

(iii)	the Court has not indicated on or before the Second Court Date that the variation would of itself preclude approval of the Scheme.

(b)	Where the provisos set out in clause 3.6(a) are satisfied in relation to a variation, each Scheme Creditor will enter into a further deed poll in favour of the Favourees giving effect to the variation and, for the avoidance of doubt, this existing deed poll will cease to have effect.

3.7	Cumulative rights

Except as expressly provided in this deed poll, the rights of each Scheme Creditor and of the Favourees under this deed poll are in addition to and do not exclude or limit any other rights or remedies provided by law.

3.8	Assignment and other dealings

(a)	The rights and remedies of the Favourees under this deed poll are personal and must not be assigned or otherwise dealt with at law or in equity.

(b)	Any purported dealing in contravention of 3.8(a) is invalid.

Gilbert + Tobin 37771656_3	page | 3

Execution page

Executed as a deed poll.

Signed, sealed and delivered by the Scheme Administrator in its capacity as agent and attorney for the Scheme Creditors in the presence of:

Signature of witness	Signature of Martin Jones

Name of witness (print)

Signed, sealed and delivered by the Scheme Administrator in its capacity as agent and attorney for the Scheme Creditors in the presence of:

Signature of witness	Signature of Andrew Smith

Name of witness (print)

Gilbert + Tobin 37771656_3	page | 4

Attachment A    Scheme of Arrangement

Gilbert + Tobin 37771656_3	Attachment A

Attachment C — Scheme Administrator Deed Poll

Gilbert + Tobin 37758127_6	Attachment C

Deed Poll

in relation to the scheme of arrangement between the Company, the Scheme Creditors and the Subordinate Claim Holders

The Scheme Administrators

Gilbert + Tobin 37763389_3

Date:	2016

This deed poll is

Made by	Martin Jones and Andrew Smith (each a Scheme Administrator and together, the Scheme Administrators)

In favour of	each Scheme Creditor, each Subordinate Claim Holder, each Obligor, the Emeco Security Trustee (in its capacity as security trustee under the Emeco Security Trust Deed), the New Emeco Security Trustee (in its capacity as security trustee under the Amended Emeco Security Trust Deed), the Emeco Note Trustee (in its capacity as trustee under the Emeco Indenture) and the New Emeco Note Trustee (in its capacity as trustee under the New Emeco Indenture) (Recipients and each a Recipient).

The Scheme Administrators declare:

1	Defined terms and interpretation

1.1	Defined terms

(a)	In this deed poll, Scheme means the scheme of arrangement under Part 5.1 of the Corporations Act in relation to the Company substantially in the form set out in Attachment A subject to any alterations made or conditions imposed by the Court pursuant to section 411(6) of the Corporations Act.

(b)	Unless otherwise defined, capitalised terms in this deed poll have the same meaning as given to those terms in the Scheme.

1.2	Interpretation

The interpretation clause in Schedule 1 of the Scheme applies to the interpretation of this deed poll as if references to “the Scheme” were references to “this deed poll”.

1.3	Nature of this deed poll

This deed poll may be relied on and enforced against each Scheme Administrator in accordance with its terms by each Recipient on and from the date of this deed poll even though the Recipients are not party to this deed poll.

1.4	Termination

(a)	Subject to clause 1.4(b) of this deed poll, if all the Steps are not completed by 11.59pm on the End Date this deed poll will automatically terminate and the terms of this deed poll will be of no further force or effect.

(b)	When the Scheme has become Effective but all the Steps have not been completed on or before 11.59pm on the End Date, the terms of this deed poll to the extent that they relate to clause 3.1(c)(ii) of the Scheme remain in full force and effect.

Gilbert + Tobin 37763389_3	page | 1

2	Conditions to obligations

The obligations of the Scheme Administrators under this deed poll are subject to the Scheme becoming Effective.

3	Consent to act

Each Scheme Administrator:

(a)	consents to act as a scheme administrator in accordance with the terms and conditions of the Scheme;

(b)	acknowledges that another person may be appointed to act as a scheme administrator under the Scheme;

(c)	represents and warrants that he is not disqualified from acting as a scheme administrator of the Scheme pursuant to section 411(7) of the Corporations Act; and

(d)	undertakes to notify the Company, the Emeco Security Trustee, the Emeco Note Trustee, the New Emeco Security Trustee and the New Emeco Note Trustee immediately if the representation and warranty in clause 3(c) above ceases to be correct.

4	Obligations in relation to the Scheme

With effect on and from the date of this deed poll, each Scheme Administrator irrevocably:

(a)	consents to the Scheme;

(b)	agrees to be bound by the Scheme as if it were a party to the Scheme; and

(c)	undertakes in favour of each Recipient:

(i)	to perform all obligations and to undertake all actions attributed to it under the Scheme;

(ii)	to accept, and act in accordance with, any instructions, authorisations, directions or appointments given to it under the Scheme;

(iii)	to do all things and execute all further documents necessary to give full effect to the Scheme and the transactions contemplated by it; and

(iv)	to not act inconsistently with any provision of the Scheme.

5	Limitation of liability

In the performance or exercise of a Scheme Administrator’s powers, obligations and duties under the Scheme, that Scheme Administrator’s liability is limited in accordance with the Scheme.

Gilbert + Tobin 37763389_3	page | 2

6	General

6.1	Notices

This deed poll incorporates clauses 8.3 (Notices) and 8.4 (Notices sent by email) of the Scheme by reference as if:

(a)	those clauses were set out in full in this deed poll; and

(b)	references to “this Scheme” were references to this “deed poll”.

6.2	Governing law and jurisdiction

The Scheme is governed by the laws of New South Wales. The Scheme Administrators submit to the non-exclusive jurisdiction of courts exercising jurisdiction there in connection with matters concerning this Scheme.

6.3	Continuing obligations

This deed poll is irrevocable.

6.4	Waiver

The Scheme Administrators may not rely on the words or conduct of any Recipient as a waiver of any right arising under or in connection with this deed poll unless the waiver is in writing and signed by the Recipient granting the waiver.

6.5	Inconsistency

The terms of the Scheme prevail over the terms of this deed poll to the extent of any inconsistency between them.

6.6	Variation

(a)	A provision of this deed poll may be varied on or before the time the Second Court Orders are made provided that:

(i)	the variation is consistent with the Scheme;

(ii)	the variation is agreed to in writing by the Company and the Recipients (save for the Scheme Creditors and the Subordinate Claim Holders); and

(iii)	the Court has not indicated on or before the Second Court Date that the variation would of itself preclude approval of the Scheme.

(b)	Where the provisos set out in clause 6.6(a) are satisfied in relation to a variation, each Scheme Administrator will enter into a further deed poll in favour of each Recipient giving effect to the variation and, for the avoidance of doubt, this existing deed poll will cease to have effect.

6.7	Cumulative rights

Except as expressly provided in this deed poll, the rights of the Scheme Administrator and of each Recipient under this deed poll are in addition to and do not exclude or limit any other rights or remedies provided by law.

Gilbert + Tobin 37763389_3	page | 3

6.8	Assignment and other dealings

(a)	The rights and remedies of each Recipient under this deed poll are personal and must not be assigned or otherwise dealt with at law or in equity.

(b)	Any purported dealing in contravention of 6.8(a) is invalid.

Gilbert + Tobin 37763389_3	page | 4

Execution page

Executed as a deed poll.

Signed, sealed and delivered by Martin Jones in the presence of:

Signature of witness	Signature of Martin Jones

Name of witness (print)

Signed, sealed and delivered by Andrew Smith in the presence of:

Signature of witness	Signature of Andrew Smith

Name of witness (print)

Gilbert + Tobin 37763389_3	page | 5

Attachment A    Scheme of Arrangement

Attachment D — Emeco Note Trustee Deed Poll

Attachment D

Deed Poll

in relation to the scheme of arrangement between the Company, the Scheme Creditors and the Subordinate Claim Holders

The Emeco Note Trustee

Gilbert + Tobin 37877215_3

Date:	2016

This deed poll is

Made by	Bank of New York Mellon of 101 Barclay Street, Floor 7E, New York, New York 10286, United States of America in its capacity as trustee under the Emeco Indenture (the Emeco Note Trustee).

In favour of	each Scheme Creditor, each Subordinate Claim Holder, the New Emeco Security Trustee (in its capacity as security trustee under the Amended Emeco Security Trust Deed), the Emeco Security Trustee (in its capacity as security trustee under the Emeco Security Trust Deed), the New Emeco Note Trustee (in its capacity as trustee under the New Emeco Indenture), the Clearing Systems, the Scheme Administrators and each Obligor (together, the Favourees and each a Favouree).

The Emeco Note Trustee declares:

1	Defined terms and interpretation

1.1	Defined terms

(a)	In this deed poll, Scheme means the scheme of arrangement under Part 5.1 of the Corporations Act in relation to the Company substantially in the form set out in Attachment A subject to any alterations made or conditions imposed by the Court pursuant to section 411(6) of the Corporations Act.

(b)	Unless otherwise defined, capitalised terms in this deed poll have the same meaning as given to those terms in the Scheme.

1.2	Interpretation

The interpretation clause in Schedule 1 of the Scheme applies to the interpretation of this deed poll as if references to “the Scheme” were references to “this deed poll”.

1.3	Nature of this deed poll

This deed poll may be relied on and enforced against the Emeco Note Trustee in accordance with its terms by each Favouree on and from the date of this deed poll even though the Favourees are not party to this deed poll.

1.4	Limitation on liability and capacity of Emeco Note Trustee

Clauses 1.7 and 1.8 of the Scheme are incorporated into this deed poll by reference (with any necessary changes) as if set out in this deed poll.

1.5	Termination

(a)	Subject to clause 1.5(b) of this deed poll, if all the Steps are not completed by 11.59pm on the End Date this deed poll will automatically terminate and the terms of this deed poll will be of no further force or effect.

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(b)	When the Scheme has become Effective but all the Steps have not been completed on or before 11.59pm on the End Date, the terms of this deed poll to the extent that they relate to clause 3.1(c)(ii) of the Scheme remain in full force and effect.

2	Consent to act

The Emeco Note Trustee consents to act as the Emeco Note Trustee in accordance with the terms and conditions of the Scheme.

3	Obligations in relation to the Scheme

With effect on and from the date of this deed poll, the Emeco Note Trustee irrevocably:

(a)	consents to the Scheme;

(b)	agrees to be bound by the Scheme as if it were a party to the Scheme; and

(c)	undertakes in favour of each Favouree:

(i)	to perform all obligations and to undertake all actions attributed to it under the Scheme;

(ii)	to do all things and execute all further documents necessary to give full effect to its obligations under the Scheme and the transactions contemplated by it; and

(iii)	to not act inconsistently with any provision of the Scheme.

4	Releases, waivers, consents, agreements, appointments, authorisations and instructions

The Emeco Note Trustee gives each release, waiver, consent, agreement, appointment, authorisation and instruction which under the Scheme is to be given by the Emeco Note Trustee when that release, waiver, consent, agreement, appointment, authorisation or instruction is to be given under the Scheme.

5	General

5.1	Notices

This deed poll incorporates clauses 8.3 (Notices) and 8.4 (Notices sent by email) of the Scheme by reference as if:

(a)	those clauses were set out in full in this deed poll; and

(b)	references to “this Scheme” were references to this “deed poll”.

5.2	Governing law and jurisdiction

The Scheme is governed by the laws of New South Wales. The Emeco Note Trustee submits to the exclusive jurisdiction of courts exercising jurisdiction there in connection with matters concerning this Scheme.

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5.3	Continuing obligations

This deed poll is irrevocable.

5.4	Waiver

The Emeco Note Trustee may not rely on the words or conduct of any Favouree as a waiver of any right arising under or in connection with this deed poll unless the waiver is in writing and signed by the Favouree granting the waiver.

5.5	Inconsistency

The terms of the Scheme prevail over the terms of this deed poll to the extent of any inconsistency between them.

5.6	Variation

(a)	A provision of this deed poll may be varied on or before the time the Second Court Orders are made provided that:

(i)	the variation is consistent with the Scheme;

(ii)	the variation is agreed to in writing by the Emeco Note Trustee and the Favourees (save for the Scheme Creditors, the Subordinate Claim Holders and the Clearing Systems); and

(iii)	the Court has not indicated on or before the Second Court Date that the variation would of itself preclude approval of the Scheme.

(b)	Where the provisos set out in clause 5.6(a) are satisfied in relation to a variation, the Emeco Note Trustee will enter into a further deed poll in favour of each Favouree giving effect to the variation and, for the avoidance of doubt, this existing deed poll will cease to have effect.

5.7	Cumulative rights

Except as expressly provided in this deed poll, the rights of the Emeco Note Trustee and of each Favouree under this deed poll are in addition to and do not exclude or limit any other rights or remedies provided by law.

5.8	Assignment and other dealings

(a)	The rights and remedies of each Favouree under this deed poll are personal and must not be assigned or otherwise dealt with at law or in equity.

(b)	Any purported dealing in contravention of 5.8(a) is invalid.

Gilbert + Tobin 37877215_3	page | 3

Execution page

Executed as a deed poll.

Signed, sealed and delivered by Bank of New York Mellon in its capacity as trustee under the Emeco Indenture by:

Signature

Name

Title:

Gilbert + Tobin 37877215_3	page | 4

Attachment A    Scheme of Arrangement

Attachment A

Attachment E — New Emeco Note Trustee Deed Poll

Attachment E

Deed Poll

in relation to the scheme of arrangement between the Company, the Scheme Creditors and the Subordinate Claim Holders

The New Emeco Note Trustee

Gilbert + Tobin 37829283_3

Date:	2016

This deed poll is

Made by	Bank of New York Mellon of 101 Barclay Street, Floor 7E, New York, New York 10286, United States of America in its capacity as trustee under the New Emeco Indenture (the New Emeco Note Trustee).

In favour of	each Scheme Creditor, each Subordinate Claim Holder, the New Emeco Security Trustee (in its capacity as security trustee under the Amended Emeco Security Trust Deed), the Emeco Security Trustee (in its capacity as security trustee under the Emeco Security Trust Deed), the Emeco Note Trustee (in its capacity as trustee under the Emeco Indenture), the Clearing Systems, the Scheme Administrators and each Obligor (together, the Favourees and each a Favouree).

The New Emeco Note Trustee declares:

1	Defined terms and interpretation

1.1	Defined terms

(a)	In this deed poll, Scheme means the scheme of arrangement under Part 5.1 of the Corporations Act in relation to the Company substantially in the form set out in Attachment A subject to any alterations made or conditions imposed by the Court pursuant to section 411(6) of the Corporations Act.

(b)	Unless otherwise defined, capitalised terms in this deed poll have the same meaning as given to those terms in the Scheme.

1.2	Interpretation

The interpretation clause in Schedule 1 of the Scheme applies to the interpretation of this deed poll as if references to “the Scheme” were references to “this deed poll”.

1.3	Nature of this deed poll

This deed poll may be relied on and enforced against the New Emeco Note Trustee in accordance with its terms by each Favouree on and from the date of this deed poll even though the Favourees are not party to this deed poll.

1.4	Limitation on liability and capacity of New Emeco Note Trustee

Clauses 1.9 and 1.10 of the Scheme are incorporated into this deed poll by reference (with any necessary changes) as if set out in this deed poll.

1.5	Termination

(a)	Subject to clause 1.5(b) of this deed poll, if all the Steps are not completed by 11.59pm on the End Date this deed poll will automatically terminate and the terms of this deed poll will be of no further force or effect.

(b)	When the Scheme has become Effective but all the Steps have not been completed on or before 11.59pm on the End Date, the terms of this deed poll to the extent that they relate to clause 3.1(c)(ii) of the Scheme remain in full force and effect.

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2	Consent to act

The New Emeco Note Trustee consents to act as the New Emeco Note Trustee in accordance with the terms and conditions of the Scheme.

3	Obligations in relation to the Scheme

With effect on and from the date of this deed poll, the New Emeco Note Trustee irrevocably:

(a)	consents to the Scheme;

(b)	agrees to be bound by the Scheme as if it were a party to the Scheme; and

(c)	undertakes in favour of each Favouree:

(i)	to perform all obligations and to undertake all actions attributed to it under the Scheme;

(ii)	to do all things and execute all further documents necessary to give full effect to its obligations under the Scheme and the transactions contemplated by it; and

(iii)	to not act inconsistently with any provision of the Scheme.

4	Releases, waivers, consents, agreements, appointments, authorisations and instructions

The New Emeco Note Trustee gives each release, waiver, consent, agreement, appointment, authorisation and instruction which under the Scheme is to be given by the New Emeco Note Trustee when that release, waiver, consent, agreement, appointment, authorisation or instruction is to be given under the Scheme.

5	General

5.1	Notices

This deed poll incorporates clauses 8.3 (Notices) and 8.4 (Notices sent by email) of the Scheme by reference as if:

(a)	those clauses were set out in full in this deed poll; and

(b)	references to “this Scheme” were references to this “deed poll”.

5.2	Governing law and jurisdiction

The Scheme is governed by the laws of New South Wales. The New Emeco Note Trustee submits to the exclusive jurisdiction of courts exercising jurisdiction there in connection with matters concerning this Scheme.

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5.3	Continuing obligations

This deed poll is irrevocable.

5.4	Waiver

The New Emeco Note Trustee may not rely on the words or conduct of any Favouree as a waiver of any right arising under or in connection with this deed poll unless the waiver is in writing and signed by the Favouree granting the waiver.

5.5	Inconsistency

The terms of the Scheme prevail over the terms of this deed poll to the extent of any inconsistency between them.

5.6	Variation

(a)	A provision of this deed poll may be varied on or before the time the Second Court Orders are made provided that:

(i)	the variation is consistent with the Scheme;

(ii)	the variation is agreed to in writing by the New Emeco Note Trustee and the Favourees (save for the Scheme Creditors, the Subordinate Claim Holders and the Clearing Systems); and

(iii)	the Court has not indicated on or before the Second Court Date that the variation would of itself preclude approval of the Scheme.

(b)	Where the provisos set out in clause 5.6(a) are satisfied in relation to a variation, the New Emeco Note Trustee will enter into a further deed poll in favour of each Favouree giving effect to the variation and, for the avoidance of doubt, this existing deed poll will cease to have effect.

5.7	Cumulative rights

Except as expressly provided in this deed poll, the rights of the New Emeco Note Trustee and of each Favouree under this deed poll are in addition to and do not exclude or limit any other rights or remedies provided by law.

5.8	Assignment and other dealings

(a)	The rights and remedies of each Favouree under this deed poll are personal and must not be assigned or otherwise dealt with at law or in equity.

(b)	Any purported dealing in contravention of 5.8(a) is invalid.

Gilbert + Tobin 37829283_3	page | 3

Execution page

Executed as a deed poll.

Signed, sealed and delivered by Bank of New York Mellon in its capacity as trustee under the New Emeco Indenture by:

Signature

Name

Title:

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Attachment A    Scheme of Arrangement

Attachment A

Attachment F — Emeco Security Trustee Deed Poll

Attachment F

Deed Poll

in relation to the scheme of arrangement between the Company, the Scheme Creditors and the Subordinate Claim Holders

The Emeco Security Trustee

Gilbert + Tobin 37877235_3

Date:	2016

This deed poll is

Made by	Westpac Administration 3 Limited (ACN 009 413 852) of Westpac Place Level 20, 275 Kent Street, Sydney, NSW 2000 in its capacity as security trustee under the Emeco Security Trust Deed (the Emeco Security Trustee).

In favour of	each Scheme Creditor, each Subordinate Claim Holder, the New Emeco Security Trustee (in its capacity as security trustee under the Amended Emeco Security Trust Deed), the Emeco Note Trustee (in its capacity as trustee under the Emeco Indenture), the New Emeco Note Trustee (in its capacity as trustee under the New Emeco Indenture), the Scheme Administrators and each Obligor (together, the Favourees and each a Favouree).

The Emeco Security Trustee declares:

1	Defined terms and interpretation

1.1	Defined terms

(a)	In this deed poll, Scheme means the scheme of arrangement under Part 5.1 of the Corporations Act in relation to the Company substantially in the form set out in Attachment A subject to any alterations made or conditions imposed by the Court pursuant to section 411(6) of the Corporations Act.

(b)	Unless otherwise defined, capitalised terms in this deed poll have the same meaning as given to those terms in the Scheme.

1.2	Interpretation

The interpretation clause in Schedule 1 of the Scheme applies to the interpretation of this deed poll as if references to “the Scheme” were references to “this deed poll”.

1.3	Nature of this deed poll

This deed poll may be relied on and enforced against the Emeco Security Trustee in accordance with its terms by each Favouree on and from the date of this deed poll even though the Favourees are not party to this deed poll.

1.4	Capacity of Emeco Security Trustee

The Emeco Security Trustee enters into this deed poll and takes all actions (including the giving of any release, waiver, consent or agreement) only in its capacity as Emeco Security Trustee pursuant to the Scheme and in no other capacity.

1.5	Emeco Security Trustee limitation of liability

(a)	The Emeco Security Trustee enters into this deed poll in its capacity as trustee of the Emeco Security Trust and not in its personal capacity, or in its capacity as trustee of any trust other than the Emeco Security Trust.

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(b)	A liability of the Emeco Security Trustee arising under or in connection with this deed poll is strictly limited, and can only be enforced against the Emeco Security Trustee, to the extent to which it can be satisfied out of the Emeco Security Trust Fund or the Emeco Security Trustee is actually indemnified for the liability. This limitation will not apply to any obligation or liability of the Emeco Security Trustee only to the extent it is not so satisfied because there is a reduction in the extent of the Emeco Security Trustee’s indemnification out of the assets of the Emeco Security Trust Fund caused by the Emeco Security Trustee’s fraud, gross negligence or wilful misconduct.

(c)	Subject to paragraph (e) below, a Favouree may not take any step to:

(i)	have an administrator appointed to the Emeco Security Trustee;

(ii)	have a receiver appointed to the Emeco Security Trustee, other than a receiver of all or part of the assets of the Emeco Security Trust only;

(iii)	have the Emeco Security Trustee wound up, or prove in any winding up of the Emeco Security Trustee;

(iv)	obtain a judgment against the Emeco Security Trustee for the payment of money;

(v)	carry out any distress or execution on any property of the Emeco Security Trustee; or

(vi)	exercise any:

(A)	right of set-off;

(B)	right to combine or consolidate accounts; or

(C)	banker’s lien,

against the Emeco Security Trustee, other than in respect of the Emeco Security Trust, in connection with the Emeco Security Trustee’s obligations under this deed poll.

(d)	Subject to paragraph (e) below, a Favouree has no rights against or recourse to any related body corporate, shareholder, director, officer, employee, attorney, agent or other controlling person of the Emeco Security Trustee (each a Protected Person) in connection with the Emeco Security Trustee’s obligations under this deed poll.

(e)	The other provisions of this clause do not affect a right to:

(i)	proceed against the Emeco Security Trustee or the Emeco Security Trust to the extent necessary to obtain the benefit of the recourse allowed by this clause;

(ii)	obtain an injunction, restraining order or declaration concerning the Emeco Security Trust or the Emeco Security Trustee’s obligations under this deed poll; and

(iii)	proceed against the Emeco Security Trustee or the Emeco Security Trust following, or the liability of the Emeco Security Trustee in respect of, any fraud, wilful default or gross negligence of the Emeco Security Trustee or the Protected Person.

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(f)	Nothing in paragraph (e) above shall make the Emeco Security Trustee liable to any claim for an amount greater than the amount which the other parties would have been able to claim and recover from the Emeco Security Trust Fund in relation to the relevant liability if the Emeco Security Trustee’s right of indemnification out of the assets of the Emeco Security Trust had not been prejudiced by the Emeco Security Trustee’s fraud, gross negligence or wilful misconduct.

(g)	This clause 1.5 applies despite any other provision of this deed poll or any principle of equity or law to the contrary.

1.6	Termination

(a)	Subject to clause 1.6(b) of this deed poll, if all the Steps are not completed by 11.59pm on the End Date this deed poll will automatically terminate and the terms of this deed poll will be of no further force or effect.

(b)	When the Scheme has become Effective but all the Steps have not been completed on or before 11.59pm on the End Date, the terms of this deed poll to the extent that they relate to clause 3.1(c)(ii) of the Scheme remain in full force and effect.

2	Consent to act

The Emeco Security Trustee consents to act as the Emeco Security Trustee in accordance with the terms and conditions of the Scheme.

3	Obligations in relation to the Scheme

With effect on and from the date of this deed poll, the Emeco Security Trustee irrevocably:

(a)	consents to the Scheme;

(b)	agrees to be bound by the Scheme as if it were a party to the Scheme; and

(c)	undertakes in favour of each Favouree:

(i)	to perform all obligations and to undertake all actions attributed to it under the Scheme;

(ii)	to do all things and execute all further documents necessary to give full effect to its obligations under the Scheme and the transactions contemplated by it; and

(iii)	to not act inconsistently with any provision of the Scheme.

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4	Releases, waivers, consents and agreements

The Emeco Security Trustee gives each release, waiver, consent and agreement which under the Scheme is to be given by the Emeco Security Trustee when that release, waiver, consent or agreement is to be given under the Scheme.

5	General

5.1	Notices

This deed poll incorporates clauses 8.3 (Notices) and 8.4 (Notices sent by email) of the Scheme by reference as if:

(a)	those clauses were set out in full in this deed poll; and

(b)	references to “this Scheme” were references to this “deed poll”.

5.2	Governing law and jurisdiction

The Scheme is governed by the laws of New South Wales. The Emeco Security Trustee submits to the non-exclusive jurisdiction of courts exercising jurisdiction there in connection with matters concerning this deed poll.

5.3	Continuing obligations

This deed poll is irrevocable.

5.4	Waiver

The Emeco Security Trustee may not rely on the words or conduct of any Favouree as a waiver of any right arising under or in connection with this deed poll unless the waiver is in writing and signed by the Favouree granting the waiver.

5.5	Inconsistency

The terms of the Scheme prevail over the terms of this deed poll to the extent of any inconsistency between them.

5.6	Variation

(a)	A provision of this deed poll may be varied on or before the time the Second Court Orders are made provided that:

(i)	the variation is consistent with the Scheme;

(ii)	the variation is agreed to in writing by the Emeco Security Trustee and the Favourees (save for the Scheme Creditors and the Subordinate Claim Holders); and

(iii)	the Court has not indicated on or before the Second Court Date that the variation would of itself preclude approval of the Scheme.

(b)	Where the provisos set out in clause 5.6(a) are satisfied in relation to a variation, the Emeco Security Trustee will enter into a further deed poll in favour of each Favouree giving effect to the variation and, for the avoidance of doubt, this existing deed poll will cease to have effect.

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5.7	Cumulative rights

Except as expressly provided in this deed poll, the rights of the Emeco Security Trustee and of each Favouree under this deed poll are in addition to and do not exclude or limit any other rights or remedies provided by law.

5.8	Assignment and other dealings

(a)	The rights and remedies of each Favouree under this deed poll are personal and must not be assigned or otherwise dealt with at law or in equity.

(b)	Any purported dealing in contravention of 5.8(a) is invalid.

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Execution page

Executed as a deed poll.

SIGNED, SEALED AND DELIVERED
by

an attorney for Westpac Administration 3 Limited (ACN 009 413 852) in its capacity as security trustee under the Emeco Security Trust Deed under power of attorney dated:

in the presence of:

Signature of witness	By executing this deed the attorney states that the attorney has received no notice of revocation of the power of attorney

Name of witness (block letters)

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Attachment A    Scheme of Arrangement

Attachment A

Attachment G — New Emeco Security Trustee Deed Poll

Attachment G

Deed Poll

in relation to the scheme of arrangement between the Company, the Scheme Creditors and the Subordinate Claim Holders

The New Emeco Security Trustee

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Date:	2016

This deed poll is

Made by	Global Loan Agency Services Australia Nominees Pty Limited (ACN 608 945 008) of Level 39, 385 Bourke Street, Melbourne VIC 3000 in its capacity as security trustee under the Amended Emeco Security Trust Deed (the New Emeco Security Trustee).

In favour of	each Scheme Creditor, each Subordinate Claim Holder, the Emeco Note Trustee (in its capacity as trustee under the Emeco Indenture), the New Emeco Note Trustee (in its capacity as trustee under the New Emeco Indenture), the Emeco Security Trustee (in its capacity as trustee under the Emeco Security Trust Deed), the Scheme Administrators and each Obligor (together, the Favourees and each a Favouree).

The New Emeco Security Trustee declares:

1	Defined terms and interpretation

1.1	Defined terms

(a)	In this deed poll, Scheme means the scheme of arrangement under Part 5.1 of the Corporations Act in relation to the Company substantially in the form set out in Attachment A subject to any alterations made or conditions imposed by the Court pursuant to section 411(6) of the Corporations Act.

(b)	Unless otherwise defined, capitalised terms in this deed poll have the same meaning as given to those terms in the Scheme.

1.2	Interpretation

The interpretation clause in Schedule 1 of the Scheme applies to the interpretation of this deed poll as if references to “the Scheme” were references to “this deed poll”.

1.3	Nature of this deed poll

This deed poll may be relied on and enforced against the New Emeco Security Trustee in accordance with its terms by each Favouree on and from the date of this deed poll even though the Favourees are not party to this deed poll.

1.4	Capacity of New Emeco Security Trustee

The New Emeco Security Trustee enters into this deed poll and takes all actions (including the giving of any consent or agreement) only in its capacity as New Emeco Security Trustee pursuant to the Scheme and in no other capacity.

1.5	New Emeco Security Trustee limitation of liability

(a)	The New Emeco Security Trustee enters into, or agrees to be bound by, this deed poll in its capacity as trustee of the Emeco Security Trust and not in its personal capacity, or in its capacity as trustee of any trust other than the Emeco Security Trust.

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(b)	A liability of the New Emeco Security Trustee arising under or in connection with this deed poll is strictly limited, and can only be enforced against the New Emeco Security Trustee, to the extent to which it can be satisfied out of the Emeco Security Trust Fund or the New Emeco Security Trustee is actually indemnified for the liability. This limitation will not apply to any obligation or liability of the New Emeco Security Trustee only to the extent it is not so satisfied because there is a reduction in the extent of the New Emeco Security Trustee’s indemnification out of the assets of the Emeco Security Trust Fund caused by the New Emeco Security Trustee’s fraud, gross negligence or wilful misconduct.

(c)	Subject to paragraph (e) below, a Favouree may not take any step to:

(i)	have an administrator appointed to the New Emeco Security Trustee;

(ii)	have a receiver appointed to the New Emeco Security Trustee, other than a receiver of all or part of the assets of the Emeco Security Trust only;

(iii)	have the New Emeco Security Trustee wound up, or prove in any winding up of the New Emeco Security Trustee;

(iv)	obtain a judgment against the New Emeco Security Trustee for the payment of money;

(v)	carry out any distress or execution on any property of the New Emeco Security Trustee; or

(vi)	exercise any:

(A)	right of set-off;

(B)	right to combine or consolidate accounts; or

(C)	banker’s lien,

against the New Emeco Security Trustee, other than in respect of the Emeco Security Trust, in connection with the New Emeco Security Trustee’s obligations under this deed poll.

(d)	Subject to paragraph (e) below, a Favouree has no rights against or recourse to any related body corporate, shareholder, director, officer, employee, attorney, agent or other controlling person of the New Emeco Security Trustee (each a Protected Person) in connection with the New Emeco Security Trustee’s obligations under this deed poll.

(e)	The other provisions of this clause 1.5 do not affect a right to:

(i)	proceed against the New Emeco Security Trustee or the Emeco Security Trust to the extent necessary to obtain the benefit of the recourse allowed by this clause;

(ii)	obtain an injunction, restraining order or declaration concerning the Emeco Security Trust or the New Emeco Security Trustee’s obligations under this deed poll; and

(iii)	proceed against the New Emeco Security Trustee or the Emeco Security Trust following, or the liability of the New Emeco Security Trustee in respect of, any fraud, wilful misconduct or gross negligence of the New Emeco Security Trustee or a Protected Person.

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(f)	Nothing in paragraph (e) above shall make the New Emeco Security Trustee liable to any claim for an amount greater than the amount which a Favouree would have been able to claim and recover from the Emeco Security Trust Fund in relation to the relevant liability if the New Emeco Security Trustee’s right of indemnification out of the assets of the Emeco Security Trust had not been prejudiced by the New Emeco Security Trustee’s fraud, gross negligence or wilful misconduct.

(g)	This clause 1.5 applies despite any other provision of this deed poll or any principle of equity or law to the contrary.

1.6	Termination

(a)	Subject to clause 1.6(b) of this deed poll, if all the Steps are not completed by 11.59pm on the End Date this deed poll will automatically terminate and the terms of this deed poll will be of no further force or effect.

(b)	When the Scheme has become Effective but all the Steps have not been completed on or before 11.59pm on the End Date, the terms of this deed poll to the extent that they relate to clause 3.1(c)(ii) of the Scheme remain in full force and effect.

2	Consent to act

The New Emeco Security Trustee consents to act as the New Emeco Security Trustee in accordance with the terms and conditions of the Scheme.

3	Obligations in relation to the Scheme

With effect on and from the date of this deed poll, the New Emeco Security Trustee irrevocably:

(a)	consents to the Scheme;

(b)	agrees to be bound by the Scheme as if it were a party to the Scheme; and

(c)	undertakes in favour of each Favouree:

(i)	to perform all obligations and to undertake all actions attributed to it under the Scheme;

(ii)	to do all things and execute all further documents necessary to give full effect to its obligations under (A) the Scheme and (B) the transaction contemplated by it; and

(iii)	to not act inconsistently with any provision of the Scheme.

4	Consents and agreements

The New Emeco Security Trustee gives each consent and agreement which under the Scheme is to be given by the New Emeco Security Trustee when that consent and agreement is to be given under the Scheme.

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5	General

5.1	Notices

This deed poll incorporates clauses 8.3 (Notices) and 8.4 (Notices sent by email) of the Scheme by reference as if:

(a)	those clauses were set out in full in this deed poll; and

(b)	references to “this Scheme” were references to this “deed poll”.

5.2	Governing law and jurisdiction

The Scheme is governed by the laws of New South Wales. The New Emeco Security Trustee submits to the non-exclusive jurisdiction of courts exercising jurisdiction there in connection with matters concerning this deed poll.

5.3	Continuing obligations

This deed poll is irrevocable.

5.4	Waiver

The New Emeco Security Trustee may not rely on the words or conduct of any Favouree as a waiver of any right arising under or in connection with this deed poll unless the waiver is in writing and signed by the Favouree granting the waiver.

5.5	Inconsistency

The terms of the Scheme prevail over the terms of this deed poll to the extent of any inconsistency between them.

5.6	Variation

(a)	A provision of this deed poll may be varied on or before the time the Second Court Orders are made provided that:

(i)	the variation is consistent with the Scheme;

(ii)	the variation is agreed to in writing by the New Emeco Security Trustee and the Favourees (save for the Scheme Creditors and the Subordinate Claim Holders); and

(iii)	the Court has not indicated on or before the Second Court Date that the variation would of itself preclude approval of the Scheme.

(b)	Where the provisos set out in clause 5.6(a) are satisfied in relation to a variation, the New Emeco Security Trustee will enter into a further deed poll in favour of each Favouree giving effect to the variation and, for the avoidance of doubt, this existing deed poll will cease to have effect.

5.7	Cumulative rights

Except as expressly provided in this deed poll, the rights of the New Emeco Security Trustee and of each Favouree under this deed poll are in addition to and do not exclude or limit any other rights or remedies provided by law.

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5.8	Assignment and other dealings

(a)	The rights and remedies of each Favouree under this deed poll are personal and must not be assigned or otherwise dealt with at law or in equity.

(b)	Any purported dealing in contravention of 5.8(a) is invalid.

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Execution page

Executed as a deed poll.

Signed sealed and delivered for Global Loan Agency Services Australia Nominees Pty Limited ACN 608 945 008 under power of attorney in the presence of:

Signature of witness	Signature of attorney

Name of witness (print)	Name of attorney (print)

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Attachment A    Scheme of Arrangement

Gilbert + Tobin 37877246_3	Attachment A

Annexure 2

Ferrier Hodgson Report

See attached.

Emeco Holdings Limited	196	Explanatory Statement

31 October 2016

Financial Services Guide

Ferrier Hodgson Corporate Advisory Pty Ltd (Ferrier Hodgson) is a Corporate Authorised Representative of the holder of Australian Financial Services Licence number 330757. Ferrier Hodgson has been engaged by Emeco given its expertise and experience in corporate restructuring, including Schemes of Arrangement and solvency advice.

Ferrier Hodgson has been engaged by Emeco to provide this limited scope Independent Expert’s Report and receives remuneration from Emeco only. In respect of the report, Ferrier Hodgson will receive a fee estimated at between $200,000 and $300,000 plus GST and reimbursement of out-of-pocket expenses for the preparation of this report, and capped at a maximum of $300,000 plus GST for fees.

No related body corporate of Ferrier Hodgson, or any of the partners or employees of Ferrier Hodgson or any of those related bodies or any associate receives any remuneration or other benefit attributable to the preparation and provision of the report.

Ferrier Hodgson is required to be independent in order to provide this report and has given consideration under APES 110 and Regulatory Guide 112 issued by ASIC on 30 March 2011 to its independence. Ferrier Hodgson considers it is independent in respect of this engagement. The following information in relation to our independence is stated in section 12 of the report:

•	Ferrier Hodgson and its related entities do not have at the date of this report, and have not had within the previous two years, any direct business or professional relationship with Emeco or any financial or other interest that could reasonably be regarded as capable of affecting its ability to provide an unbiased opinion in relation to the proposed Scheme.

•	Ferrier Hodgson had no part in the formulation of the Scheme. Its only role to date has been the preparation of this report.

•	Ferrier Hodgson provides advisory and restructuring services to various clients including major financial institutions, banks, private investors and others which may include creditors of the Scheme companies however such relationships do not impact our independence and could reasonably be regarded as capable of affecting its ability to provide an unbiased opinion in relation to the proposed Scheme as noted above.

•	Ferrier Hodgson will receive a fee estimated at between $200,000 and $300,000 plus GST and reimbursement of out-of-pocket expenses for the preparation of this report, and capped at a maximum of $300,000 plus GST for fees. This fee is not contingent on the conclusions reached or outcome of the Scheme. Ferrier Hodgson’s out of pocket expenses in relation to preparation of the report will be reimbursed. Ferrier Hodgson will receive no other benefit for the preparation of this report.

•	Ferrier Hodgson considers itself to be independent in terms of Regulatory Guide 112 issued by ASIC on 30 March 2011 and APES 110.

Ferrier Hodgson has internal complaints handling mechanisms. If you have any concerns regarding this report, please contact our office in writing at Level 28, 108 St Georges Terrace, Perth WA 6000. If you are not satisfied with how we respond, you may contact the Financial Ombudsman Service at GPO Box 3 Melbourne VIC 3001 or 1800 367 287. Ferrier Hodgson is only responsible for this Independent Expert Report. Complaints or queries regarding any other documents provided should not be directed to Ferrier Hodgson which is not responsible for such documents. Ferrier Hodgson will not respond in any way that might involve any provision of financial product advice to any individual investor.

Table of Contents

1	Executive summary	2

2	Summary of the Proposed Transaction	10

3	Scope of report	13

4	Overview of Emeco, Orionstone and Andy’s businesses	14

5	Industry overview snapshot	26

6	NewCo Corporate Financial Model overview	31

7	Emeco Standalone Model overview	36

8	Solvency post implementation of the Proposed Transaction	38

9	Estimated return to creditors	45

10	Likely outcome for Emeco if the Scheme is implemented	59

11	Limitations, qualifications and disclosures	61

Appendix

A	Definitions and commonly used terms

B	Curriculum vitae

C	Information list

1	Executive summary

1.1	Proposed Transaction

On 23 September 2016, Emeco signed a binding Restructuring Support Agreement (RSA) with certain major Noteholders holding approximately 45% of the face value of Emeco’s existing 9.875% senior secured 144A notes (144A Debt), and the shareholders and major financiers of Orionstone and Andy’s.

The RSA establishes a framework for the proposed recapitalisation of Emeco, the merger with Orionstone and Andy’s (NewCo) and a Rights Issue (to be underwritten to $10m by current Emeco substantial shareholders) enabling Emeco shareholders to further participate in NewCo’s future growth, should they wish to do so.

The Proposed Transaction requires Emeco Noteholder and shareholder approval and the indicative transaction timetable through to completion is summarised below:

Date	Milestone

23 September 2016	• Signing of the RSA and public announcement of Proposed Transaction.

October 2016	• Seek Court approval to convene meeting of shareholders.

• Notice of Meeting (including Explanatory Statement and Independent Expert’s Report) dispatched to shareholders.

November 2016	• Notice of Meeting (including Explanatory Statement and Independent Expert’s Report) dispatched to Noteholders.

December 2016	• Emeco creditors’ scheme meeting to consider and vote on the required resolutions to give effect to the Proposed Transaction.

• General meeting for Emeco shareholders to consider and vote on the resolutions required to give effect to the Proposed Transaction.

• Seek second Court hearing to approve Scheme, if the Proposed Transaction is approved by shareholders.

• Rights Issue commenced.

• New Emeco shares issued as part of the transaction.

The mechanism for the restructure is via a proposed Scheme of Arrangement (Scheme) in accordance with Part 5.1 the Corporations Act 2001 (the Act).

The key terms of the Proposed Transaction are set out in section 2 of this report. Significantly it is proposed that $599m of the aggregate existing secured debt of the three companies of $615m1 will be restructured into new $472.5m Notes in NewCo with a 5-year maturity and cash interest rate of 9.25% per annum (Tranche B Debt). It is intended that all other existing finance leases of NewCo will remain in place and continue to be paid according to their contractual obligations.

Effectively, the amounts due to the Emeco Noteholders under the 144A Debt prior to the Proposed Transaction are discounted by approximately 20% on revised terms, and the balance of the debt converted to equity in NewCo (Participating Noteholder). The effect of this conversion in equity is estimated in the table overleaf pursuant to the terms of the RSA.

[1]	Assumes AUD/USD FX rate of 0.7534 and comprises of Emeco Noteholders debt of $381m, Orionstone creditors of $146m, Andy’s creditors of $72m and finance leases across these companies as set out in the RSA. Figures differ from NewCo’s pro forma balance sheet as reviewed by Deloitte due to certain timing and transaction adjustments.

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Optionally, pursuant to the RSA, Noteholders can elect to receive a cash payment of 50% of their principal debt should they wish not to participate in the Tranche B Debt and equity conversion to NewCo or by default should they elect not to provide their relevant details in order to participate (Non-participating Noteholder).

At completion of the Scheme, it is estimated that Emeco Noteholders will hold 33.9% of NewCo, whilst existing Emeco shareholders will be diluted to holding 24.8% of NewCo. A summary of the illustrative equity structure post the Proposed Transaction is set out below per the RSA:

NewCo Indicative Equity Structure (Assumes Full Participation in Rights Issue)	$’m	% Equity in NewCo
Total enterprise value of NewCo allocated under the RSA	662.6
Less: Debt (estimated at Implementation Date)	(489.5)
Plus: Emeco swap proceeds excess cash (estimated)	17.3

Total Equity Value	190.3

Plus: Rights issue cash	20.0
Adjusted Total Equity Value	210.3
Estimated Shareholding in Newco: Tranche B Notes allocated as follows:		53.9%
Emeco Noteholders	33.9%
Orionstone Supporting Creditors	13.8%
Andy’s Supporting Creditors	6.3%
Estimated Shareholding in Newco: Emeco Shareholders		24.8%
Estimated Shareholding in Newco: Orionstone Shareholders		6.9%
Estimated Shareholding in Newco: Andy’s Shareholders		4.5%
Estimated Shareholding in Newco: Rights Issue Participants		9.8%

Total		100%

1.2	Scope of Work

We have been engaged to address the following matters:

•	The solvency of NewCo immediately following the implementation of the proposed Scheme. For the avoidance of doubt:

•	Solvency is to be determined immediately following completion of the Scheme; and

•	Determine “solvency” with reference to section 95A of the Act.

•	Analysis of the assets of NewCo generally relative to the debts owing to the Emeco Noteholders and other creditors of NewCo following implementation of the Scheme.

•	The expected dividend that would be paid to the Emeco Noteholders and other creditors of NewCo if the Scheme were put into effect as proposed versus the expected dividend that would be available to the Emeco Noteholders and other creditors if the Scheme was not put into effect and Emeco was to be wound up within 6 months of the hearing of the application under sections 411(1) and (1B) of the Act.

•	The likely outcome for Emeco should the Scheme not be implemented having regard to Emeco’s existing financial position, and projections.

We relied upon the information set out at Appendix C to prepare this report.

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1.3	NewCo Corporate Model

1.3.1 Illustrative financial scenario

We set out in the table below an illustrative financial scenario for NewCo as previously announced to the market by Emeco on 23 September 2016. This illustrative financial scenario is based upon the NewCo Corporate Model we reviewed and discuss in greater detail in section 6 of this report.

Financials	2H FH 17 $m	FY18 $m	FY19-FY21 $m
Total Revenue	155	337	350 – 375
Gross Profit	55	120	125 - 140
Gross Margin	35.6%	35.6%	36.0% - 37.0%
EBITDA (post-synergies)	57	128	140 - 150
Net capex	(13)	(32)	(35) – (60)
Cash interest expense	(4)	(45)	(35) – (45)
Change in working capital and other	(9)	(8)	(3) – (5)
Cash flow after financing costs	n/a	42	50 - 65

We extensively reviewed and interrogated the NewCo Corporate Model (and Emeco Standalone Model discussed further below) provided to us by Management which included, but was not limited to undertaking the following tasks to assess and form a view regarding the key assumptions of the model:

•	Various discussions with key Management personnel of Emeco regarding assumptions of the model.

•	Reviewed Emeco’s, Orionstone’s and Andy’s trial balances and 30 June 2016 detailed financial accounts.

•	Reviewed source documents such as key finance and loan agreements (current and proposed) to confirm that the model accurately incorporated NewCo’s financial obligations.

•	Reviewed NewCo’s pro forma balance sheet and underlying assumptions having regard to 30 June 2016 financial statements.

•	Met with Management and reviewed NewCo’s capex model.

•	Reviewed aged creditor and debtor listings and certain key customer contracts.

•	Reviewed historical cost and revenue data of Emeco.

•	Reviewed historical utilisation rates of fleet.

•	Reviewed current valuations of fleet and discussions with Hassalls regarding same.

•	Sensitised the forecasts to test key assumptions.

•	Queried Management regarding macroeconomic and working capital assumptions.

The key risks we identified with respect to the NewCo Corporate Model are as follows:

•	Achievability of forecast utilisation rates;

•	Achievability of forecast sale proceeds of surplus fleet; and

•	Achievability of forecast synergies of NewCo.

At the time of preparing this report, we are of the view that the key assumptions we reviewed as discussed in section 6 of this report underpinning the NewCo Corporate Model are reasonable.

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1.3.2 Emeco Standalone Model (no merger)

The Emeco Standalone Model is underpinned by the following key assumptions:

•	Extension of the ABL Facility beyond its current expiry of December 2017. We understand that Emeco has no current proposals to replace the ABL Facility absent the Proposed Transaction;

•	Payments of semi-annual coupons of the 144A Debt (next due March 2017);

•	Refinance of the 144A Debt in March 2019. We understand that Emeco has no current proposals to replace or refinance the 144A Debt absent the Proposed Transaction.

For illustrative purposes, the Emeco Standalone Model assumes that Emeco’s existing $75m asset backed loan facility entered into December 2014 and maturing December 2017) (ABL Facility) is available and funds will be drawn down in FY18, notwithstanding that the facility matures prior to this date. In the absence of the ABL Facility being available and having reviewed Management’s forecasts Emeco will likely face a working capital shortfall in March 2018 when its semi-annual coupon payment of approximately $19m is due on its existing 144A Debt. We understand that Emeco has no current proposals to replace the ABL Facility or proposals to refinance the 144A Debt absent the Proposed Transaction.

We also note that the availability of the ABL Facility is subject to springing maintenance covenants which engage if the facility is drawn to greater than 50%. These covenants require Emeco to have an interest coverage ratio of no less than 1.25 times and leverage ratio of no more than 65%. Based upon these springing covenants and Emeco’s financial statements for FY16, Emeco is at the risk of not meeting these requirements and therefore not being able to utilise greater than 50% of this facility.

The ABL Facility is presently undrawn, however $11m of performance related bank guarantees have been applied to this facility.

Management have advised that the current amount available under the ABL Facility is $26m based upon the above and springing maintenance covenants discussed above.

For illustrative reasons, the Emeco Standalone Model assumes a refinancing of its entire secured debt balance in FY19 at maturity. Based on the Emeco Standalone Model the company does not generate sufficient cash flow to repay the 144A Debt at maturity.

Without being able to refinance, or raise additional equity, it would be likely that Emeco would default on the debt. As discussed above, we understand that Emeco has no current proposals to replace the ABL Facility or proposals to refinance the 144A Debt.

The above highlights that material uncertainty exists with Emeco’s ability to meet its upcoming debt requirements through to the maturity of the 144A Debt in March 2019.

1.4	Solvency of NewCo following implementation of the Scheme

In our view, NewCo will be solvent immediately following the implementation of the Proposed Transaction given:

•	NewCo’s borrowing of $472.5m ($479m as reported in the Deloitte NewCo pro forma balance sheet subject to certain timing and transaction adjustments) is less than the aggregate borrowing of $599m prior to the Proposed Transaction on a consolidated basis.

•	The maturity date for redemption of the restructured debt above is extended from March 2019 to January 2022.

•	The Tranche B Debt does not contain any financial maintenance covenants.

•	NewCo’s Corporate Model demonstrates that the business will operate with a positive cash flow and sufficient EBITDA to repay its debts as they fall due and payable throughout the forecast period, including the Tranche B Debt.

31 October 2016 | Page 5

•	NewCo’s pro forma balance sheet discloses that it has sufficient net current assets $58m and net total assets $140m to meet its liabilities.

•	There are no material matters that have come to our attention to say that NewCo’s financial forecasts are not reasonably achievable outside of the risks discussed above.

We note that the question of solvency is an ongoing test for directors and should be reassessed as any material events unfold that materially waiver from company projections.

1.5	Estimated return to creditors

We set out below a summary of the estimated return to creditors in an enforcement scenario for Emeco assuming the Scheme is not implemented versus the estimated returns for NewCo on a going concern basis. The detailed assumptions regarding our estimates are set out in section 9 of this report. For sake of clarity, the analysis below is in respect of the estimated Emeco dividend returns in respect of their 144A Debt of $381m and in respect of the Emeco creditors’ portion of Tranche B Debt estimated at approximately 80% of outstanding principal, being $304m.

Estimated Return to Emeco Creditors	Emeco 30 June 2016			NewCo Post-Transaction
	Book value	Low case	High case	Book value	Low case	High case
Emeco Noteholders
Amount of debt ($’m)	381	381	381	304	304	304
Estimated return on debt %		34%	55%		100%	100%
Unsecured creditors
Amount of debt ($’m)	32	32	32	47	47	47
Estimated return %		Nil	Nil		100%	100%

As part of the scope of analysis, we have not analysed the share value of NewCo and therefore do not incorporate any value attributable to such equity holdings in our dividend returns.

Specifically, we set out below the estimated return to both the Participating and Non-participating Noteholders:

Estimated Return to Emeco Noteholders only	Emeco (insolvency event)		NewCo (going concern sale)
	Low Scenario $’m	High Scenario $’m	Low Scenario $’m	High Scenario $’m
Emeco Noteholder Debt ($m)	381	381	304	304
Return to Emeco Participating Noteholders ($m)	133	210	304	304
Estimated return on debt %	34%	55%	100%	100%
Return to Emeco Non-Participating Noteholders (50% cash return per RSA)	As above	As above	191	191
Estimated return on debt %	As above	As above	50%	50%

31 October 2016 | Page 6

The analysis undertaken above estimates that Noteholders’ opening post-transaction debt of $472.5m ($479m as reported in the Deloitte NewCo pro forma balance sheet subject to certain timing and transaction adjustments) is capable of being repaid in full by NewCo in a low and high going concern scenario (not taking into account value to Participating Noteholders in respect of shares in NewCo granted pursuant to the Proposed Transaction). By comparison in a low and high liquidation scenario (Emeco only) the return range is estimated to be only 34 cents in the dollar and 55 cents in the dollar for Noteholders’ original 144A Debt.

The above analysis concludes that Emeco Noteholders who participate in the Proposed Transaction by converting approximately 80% of their existing 144A Debt to the Tranche B Debt would receive a greater return under NewCo than that which would be available as a creditor of Emeco and additionally potential incremental value in respect of their shares in NewCo. Put simply, the returns under NewCo are estimated at 100 cents in the dollar for the restructured Tranche B Debt in both a low and high scenario (plus potential equity value in NewCo) versus Emeco in a liquidation scenario of between 34 cents in the dollar and 55 cents in the dollar.

In respect of those Noteholders who elect, or are deemed to elect to receive a cash payment of 50% of their debt under the Proposed Transaction the alternative financial outcome in a low liquidation scenario of Emeco is that they would receive 34 cents in the dollar and in a high scenario 55 cents in the dollar. While the projected return in a winding up of Emeco (high scenario of 55 cents in the dollar) could potentially provide a greater dividend to Noteholders we consider that there are material risks to actually achieving this outcome. The assumptions regarding our estimates are discussed in section 9 of this report.

1.6	Synergies of the Proposed Transaction

The formation of NewCo is expected to result in significant operational and capex synergies, and in our view, Emeco’s forecasts of approximately $68m in operational synergies and $80m of capex synergies, over FY17 to FY21 for NewCo, and underlying assumptions, which underpin their calculations in respect of its operations and capital expenditure program are reasonably achievable, although there are risks in achievability, and therefore should lead to a more sustainable business model.

1.7	Conclusion

Based upon our analysis above, in the event the Scheme is implemented Emeco Noteholders will take benefit from:

•	The restructure of the existing 144A Debt and extending the maturity profile to FY22. We note that the 144A Debt presently matures in FY19 and Emeco’s Standalone Model raises concerns that the debt cannot be repaid in the absence of the maturity date being extended or the facility refinanced. There is presently no alternate proposal other than the Proposed Transaction.

•	The significant cost synergies forecast with respect to NewCo including material capex savings, underlying better financial performance and stronger working capital position.

•	The increased scale of fleet and presence in the market.

•	The new funds proposed to be raised via the Rights Issue of NewCo which is underwritten to $10m by Emeco’s substantial shareholders, which will provide working capital for NewCo.

•	The equity in respect of the approximate 20% conversion of their debt to equity in NewCo preserves the opportunity to recover the whole of their debt and potentially more.

31 October 2016 | Page 7

The analysis undertaken above estimates that following implementation of the Scheme, Noteholders are capable of being repaid in full by NewCo in both a low and high going concern scenario in respect of the restructured debt of $472.5m ($479m as reported in the Deloitte NewCo pro forma balance sheet subject to certain timing and transaction adjustments). However, absent completion of the Scheme we estimate only 34 cents in the dollar and 55 cents in the dollar in a low and high liquidation scenario in respect of their original 144A Debt. We consider that there are material risks to actually achieving this outcome in a liquidation scenario in respect of the actual value of assets realized and timing and cost of same.

The above analysis concludes that Noteholders who participate in the Proposed Transaction by converting approximately 80% of their existing debt to the Tranche B Debt would receive a greater return as a creditor of NewCo than that which is estimated to be returned to creditors of Emeco. Simply, the return to creditors under NewCo are estimated at 100 cents in the dollar in both a low and high scenario versus Emeco in a liquidation scenario of between 34 cents in the dollar and 55 cents in the dollar. As noted above, we consider that there are material risks to actually achieving this outcome in a liquidation scenario.

In respect of those Noteholders who elect, or are deemed to elect, to receive a cash payment of 50% of their debt under the Proposed Transaction we have estimated that in a low Emeco liquidation scenario they would likely receive 34 cents in the dollar and possibly 55 cents in the dollar in a high scenario. Again, as noted above, while the potential return in a winding up of Emeco could potentially provide a greater return to Noteholders we consider that there are material risks to actually achieving this outcome. The assumptions regarding our estimates are discussed in section 9 of this report.

Assuming that a Noteholder does participate (Participating Noteholder) in the Proposed Transaction by converting approximately 80% of their existing debt to the Tranche B Debt in NewCo and exchanging approximately 20% of the debt to equity in NewCo in accordance with the RSA the Proposed Transaction we are of the view that:

•	Based upon our estimates Noteholders and creditors will receive a greater return from NewCo than if Emeco was liquidated. In addition, Noteholders converting to equity together with Emeco shareholders will obtain the potential benefits of equity in NewCo.

•	We are of the view that the forecasts provided by Emeco in relation to NewCo are reasonable at this time, although there are risks to their achievability as discussed in this report, which forecast that NewCo will generate significant synergies and better financial performance than the existing Emeco business model.

•	Based upon our review of Emeco’s Standalone Model if the Proposed Transaction is not implemented the forecasts indicate that Emeco runs a material risk of defaulting on its debt in advance of the 144A Debt maturity of March 2019. At future points in time Emeco’s key assets (fleet) are forecast to have materially declined in value from current values, leading to the risk that the return in a liquidation scenario is likely to be lower than current estimates.

Additionally, we note that it is probable that an insolvency event may occur earlier than the actual date of any financial default if the directors were to form a view that Emeco was likely to become insolvent at a future date.

31 October 2016 | Page 8

Assuming that a Noteholder does not participate or is deemed not to participate (Non-participating Noteholder) in the Proposed Transaction and elects to immediately receive a cash payment of 50% of their existing debt we are of the view that:

•	Based upon our estimates those Noteholders will receive a higher and more certain return than the estimated dividend in a low liquidation scenario of Emeco.

•	While we estimate that those Noteholders could receive a greater return in a high liquidation scenario of Emeco, it is not certain that the actual outcome would be achieved, particularly where Emeco may be liquidated at a later date where key assets (fleet) have further deteriorated. We note that Emeco’s existing capital structure will not allow it to continue trading in the longer-term.

The views expressed in this report should be read in conjunction with the limitations, qualifications and disclosures set out in the same.

Yours faithfully

Ferrier Hodgson Corporate Advisory Pty Ltd

Martin Jones

Director

31 October 2016 | Page 9

2	Summary of the Proposed Transaction

2.1	Key terms of Proposed Transaction

On 23 September 2016, Emeco signed a binding RSA with certain major Noteholders holding approximately 45% of the face value of Emeco’s existing 9.875% senior secured 144A notes (144A Debt), and the shareholders and major financiers of Orionstone and Andy’s.

The RSA establishes a framework for the proposed recapitalisation of Emeco to create NewCo and a rights issue enabling Emeco shareholders to further participate in the company’s future growth, should they wish to do so.

The Proposed Transaction requires Emeco Noteholder and shareholder approval and the indicative transaction timetable through to completion is summarised below:

The mechanism for the restructure is via a proposed Scheme in accordance with Part 5.1 the Act. Broadly, the process involves two court applications and separate meetings of shareholders and Noteholders. One application is to seek the approval to convene the meetings and second after requisite approval has been obtained by shareholders and Noteholders.

Date	Milestone
23 September 2016	• Signing of the RSA and public announcement of Proposed Transaction.

October 2016	• Seek Court approval to convene meeting of shareholders.

• Notice of Meeting (including Explanatory Statement and Independent Expert’s Report) dispatched to shareholders.

November 2016	• Notice of Meeting (including Explanatory Statement and Independent Expert’s Report) dispatched to Noteholders.

December 2016	• Emeco creditors’ scheme meeting to consider and vote on the required resolutions to give effect to the Proposed Transaction.

• General meeting for Emeco shareholders to consider and vote on the resolutions required to give effect to the Proposed Transaction.

• Seek second Court hearing to approve Scheme, if the Proposed Transaction is approved by shareholders.

• Rights Issue commenced.

• New Emeco shares issued as part of the transaction.

Pursuant to the RSA, the key terms of the Proposed Transaction are:

•	The merger with Orionstone through the exchange of 100% of the ordinary shares of Orionstone for 6.9% of the ordinary shares in Emeco post the transaction (subject to dilution only from the management incentive plan).

•	The merger with Andy’s through the exchange of 100% of the ordinary shares of Andy’s for 4.5% of the ordinary shares in Emeco post the transaction (subject to dilution only from the management incentive plan).

•	A debt for equity swap whereby, the claims of the Noteholders, certain Orionstone creditors and certain Andy’s creditors as specified under the RSA, will be compromised and extinguished in exchange for their share of:

•	Estimated 54% of the ordinary shares of NewCo (subject to dilution only from the management incentive plan); and

•	Principal $472.5m Tranche B Debt with a 5-year maturity and cash interest rate of 9.25%.

31 October 2016 | Page 10

•	The cancellation of all commitments under Emeco’s current asset backed loan facility (ABL Facility) and expected refinancing by Emeco into a new revolving loan facility in the principal amount of $65m.

•	An equity raising by way of a pro-rata equity issue of Emeco ordinary shares to existing Emeco shareholders (Rights Issue) of which $10m will be underwritten by current Emeco substantial shareholders.

•	Pursuant to the terms of the RSA, the final amount of the Tranche B Debt, total number of new Emeco ordinary shares issued, and the issue price of new Emeco ordinary shares are subject to adjustment at closing, pursuant to the terms of the RSA described therein, and are dependent on certain factors including foreign exchange rates, final cash, working capital, debt balances, and fleet fair market values of each of Emeco, Orionstone, and Andy’s. Information contained within this report is based on Emeco’s current information for each of the factors as at the date of the ASX release above.

2.2	Other key terms of the Proposed Transaction

Other key terms of the Proposed Transaction include:

•	Required Supporting Creditors have agreed to not take any enforcement action (subject to certain exceptions) in respect of their claims under the relevant debt arrangements prior to completion.

•	The RSA contains a limited set of warranties which are customary for a transaction of this nature.

•	Following completion, the Emeco board will be restructured to include Ian Testrow, Peter Richards, two directors nominated by the Emeco Noteholders and one director nominated by the supporting creditors of Orionstone per the RSA.

•	New management incentive plan consisting of 10% of the equity of Emeco post transaction will be implemented to further align the interests of management and shareholders.

•	The RSA may terminate in certain circumstances, including but not limited to the following:

•	Failure of any of the Conditions Precedent.

•	A material breach.

•	Emeco board fails to recommend certain resolutions.

•	Emeco enters into an arrangement to implement a superior proposal.

•	The Conditions Precedent to the Proposed Transaction are set out in the RSA.

2.3	Emeco’s key reasons for the Proposed Transaction

We understand that Emeco Management have sought to enter into this Proposed Transaction, subject to relevant approvals for the following key reasons:

•	Sustainable capital structure for the long-term with reduced leverage, improved interest coverage and extended maturity to FY22;

•	Increased scale, expanded equipment portfolio and operating efficiencies resulting from the merger leaving NewCo well placed to continue providing customers with innovative equipment rental and technology solutions; and

•	Material cost saving synergies and substantial reduction in Emeco’s capital expenditure requirements moving forward.

31 October 2016 | Page 11

2.4	New Corporate Structure

As a result of the above, NewCo’s new corporate structure will be as follows:

Single shared collateral package

31 October 2016 | Page 12

3	Scope of report

We have been appointed by the directors of Emeco to prepare this report in accordance with our engagement letter dated 20 September 2016 for the benefit of the directors, to assist them in fulfilling their obligations to provide Noteholders with full and proper disclosure to enable them to assess the merits of the Proposed Transaction and make a decision whether to approve the resolutions set out in the Scheme related documents.

Specifically, we were requested to address the following matters on behalf of Emeco in our report:

•	The solvency of NewCo immediately following the implementation of the proposed Scheme. For the avoidance of doubt:

•	Solvency is to be determined immediately following completion of the Scheme; and

•	Determine “solvency” with reference to section 95A of the Act.

•	Analysis of the assets of NewCo generally relative to the debts owing to the Noteholders and other creditors of NewCo following implementation of the Scheme.

•	The expected dividend that would be paid to the Emeco Noteholders and other creditors of NewCo if the Scheme were put into effect as proposed versus the expected dividend that would be available to the Emeco Noteholders and other creditors if the Scheme was not put into effect and Emeco was to be wound up within 6 months of the hearing of the application under sections 411(1) and (1B) of the Act.

•	The likely outcome for Emeco should the Scheme not be implemented having regard to Emeco’s existing financial position, and projections.

Although there is no strict requirement for an Independent Expert Report for the Proposed Transaction as a whole, pursuant to the Act, or ASX listing rules, the directors of Emeco have engaged Ferrier Hodgson to prepare a limited scope independent expert report under the scope of work above.

This report is not advice or recommendation in relation to any financial product and has been prepared without taking into account the objectives, financial situation or needs and requirements of individual creditors and shareholders.

Voting for or against the Scheme is a matter for individual Noteholders and shareholders based on their views regarding the future prospects of the company and their individual circumstances. Noteholders and shareholders who are in doubt as to what action they should take in relation to the Scheme should consult their own professional advisor.

As noted earlier we consider that we are independent under ASIC Regulatory Guide 112 and APES 110.

Additionally, we have prepared this report considering ASIC Regulatory Guide 111 where it relates to our specific scope of work requested by Emeco.

In preparing this report, we have complied with APES 215 Forensic Accounting Services, issued by the Accounting Professional and Ethical Standards Board.

31 October 2016 | Page 13

4	Overview of Emeco, Orionstone and Andy’s businesses

The parties to the Proposed Transaction are Emeco, Orionstone and Andy’s. We provide the following corporate and operational overviews of each of these entities.

4.1	Emeco Holdings Limited

4.1.1 Business Activities

Emeco is an ASX listed company providing heavy earthmoving equipment solutions for mining across Australia, Canada and Chile. Emeco was originally founded in 1972 and is the parent company of the group of companies below.

Emeco is headquartered in Perth, Western Australia.

4.1.2 Corporate Structure

The existing corporate structure of Emeco is shown below:

Source: Emeco management

Please refer to section 2.4 of this report for the proposed corporate structure of NewCo following implementation of the Scheme.

31 October 2016 | Page 14

4.1.3 Shareholders

We understand from Management and a search of ASIC’s records, Emeco currently has 599.68m ordinary shares on issue.

The top 20 shareholders of the ordinary shares of Emeco as at 23 August 2016 were:

Rank	Name	Total Units	% of Issued Capital
1	First Samuel	146,289,405	19.3
2	Black Crane Investment Management	89,655,150	15.0
3	EHL ESOP Trust	31,635,654	5.3
4	American Securities	26,110,490	4.4
5	Realindex Investments	20,622,062	3.4
6	Dimensional Fund Advisors	15,151,036	2.5
7	Mr Jeffery P Rose	12,500,000	2.1
8	Franklin Templeton Investments	10,188,913	1.7
9	LSV Asset Management	8,811,094	1.5
10	Mr Hong Keong Chiu & Ms Yok Kee Khoo	7,751,114	1.3
11	Elphinstone Group	6,860,000	1.1
12	Perea Capital	6,083,603	1.0
13	Mr Donald A Jeffery	3,886,991	0.6
14	Mr Gerald Harvey	3,661,800	0.6
15	SinoPac Asset Management Asia	3,628,952	0.6
16	Mr Peter Howells	3,320,000	0.6
17	Mrs Shiva Mittal	3,312,472	0.5
18	Interactive Brokers	3,300,000	0.6
19	Mr Jason J Taleb	3,000,000	0.5
20	Mr Trevor T Sauvarin	3,000,000	0.5

	TOTALS	378,469,539	63.1

Source: Emeco Management

31 October 2016 | Page 15

4.1.4 Financial Information

4.1.4.1 Historical Income Statement

Following is a summary of the consolidated financial performance of Emeco for the financial years ended 30 June 2014, 30 June 2015 and 30 June 2016:

Emeco Holdings Limited Consolidated Statement of Profit or Loss and Other Comprehensive Income	30-Jun-14 $’000	30-Jun-15 $’000	30-Jun-16 $’000
Revenue	241,095	241,431	206,564
Costs of services provided	(155,243)	(177,015)	(134,985)

Gross profit	85,852	64,416	71,579

Other income	7,165	3,293	81,136
Impairment of goodwill	(157,887)	—	—
Impairment of tangible assets	(43,656)	(30,836)	(179,609)
Depreciation and amortisation	(78,128)	(98,804)	(69,342)
Corporate and other expenses	(64,724)	(100,664)	(123,227)

Loss before tax expense	(251,378)	(162,595)	(219,463)

Tax benefit / (expense)	27,206	39,464	(5,926)
Loss from continuing operations	(224,172)	(123,131)	(225,389)

EBIT	($213.6m )	($96.8m )	($201.4m )
EBITDA	$66.1m	$32.8m	$47.6m

Growth / (decrease) in revenue	(36.45%)	0.14%	(14.44%)
Gross margin %	35.61%	26.68%	34.65%
EBIT margin %	(88.60%)	(40.09%)	(97.48%)

Source: Statutory accounts lodged with ASIC and announced on the ASX

4.1.4.2 Comments on historical income statement

Emeco’s underlying positive gross profit margin indicates that it has a profitable business model however the recent recognition of significant impairments of its tangible assets has had a negative impact on its earnings from continuing operations. Emeco’s consistently negative EBIT margin indicates that its other expenses not directly attributable to the cost of providing its services are high and may be unsustainable for the company in the long term.

31 October 2016 | Page 16

4.1.4.3 Historical Balance Sheet

Set out below is the consolidated financial position of Emeco as at 30 June 2014, 30 June 2015 and 30 June 2016:

Emeco Holdings Limited Consolidated Statement of Financial Position	30-Jun-14 $’000	30-Jun-15 $’000	30-Jun-16 $’000
Current Assets
Cash and cash equivalents	41,830	27,800	24,854
Trade and other receivables	78,154	60,272	37,734
Derivative financial instruments	5	12,761	6,315
Inventories	8,161	20,931	5,333
Prepayments	3,066	2,134	1,832
Assets held for sale	39,922	32,328	30,728

Total Current Assets	171,138	156,226	106,796

Non-Current Assets
Trade and other receivables	772	5,375	6,234
Derivative financial instruments	2,749	38,282	12,629
Intangible assets and goodwill	175	1,641	2,344
Property, plant and equipment	573,528	482,351	280,182
Deferred tax assets	—	24,880	19,507

Total Non-Current Assets	577,224	552,529	320,896

Total Assets	748,362	708,755	427,692

Current Liabilities
Trade and other payables	53,095	45,363	38,035
Liabilities directly associated with assets classified as held for sale	2,546	—	883
Interest bearing liabilities	4,316	5,484	4,579
Provisions	2,694	3,652	3,469

Total Current Liabilities	62,651	54,499	46,966

Non-Current Liabilities
Derivative financial instruments	10,187	1,663	—
Interest bearing liabilities	339,458	418,487	373,239
Deferred tax liabilities	11,025	10,884	—
Provisions	1,069	1,751	1,490

Total Non-Current Liabilities	361,739	432,785	374,729

Total Liabilities	424,390	487,284	421,695

Net Assets	323,972	221,471	5,997

Equity
Share capital	593,616	593,616	593,616
Reserves	(22,612)	2,590	12,505
Accumulated losses	(247,032)	(374,735)	(600,124)

Total Equity	323,972	221,471	5,997

Source: Statutory accounts lodged with ASIC and announced on the ASX

31 October 2016 | Page 17

4.1.4.4 Comments on historical balance sheet

We provide the following comments in relation to key items in the comparative balance sheets.

Property, Plant and Equipment

Emeco’s property, plant and equipment are depreciated over their estimated useful lives and are charged to the statement of comprehensive income. Estimates of remaining useful lives, residual values and the depreciation method are made on a regular basis, with annual reassessments for major items.

The estimated useful lives are as follows:

• Leasehold improvements	15 years

• Plant and equipment	3 – 15 years

• Furniture, fixtures and fittings	10 years

• Office equipment	3 – 10 years

• Motor vehicles	5 years

• Sundry plant	7 – 10 years

Interest Bearing Liabilities

The carrying value of Emeco’s borrowings is detailed below:

Borrowings as at 30 June 2016	$’000
Current
Lease liabilities - secured	4,044
Insurance financing	535

Total Current	4,579

Non-Current
144A Debt - secured	380,716
Lease liabilities - secured	4,962
Borrowing costs	(12,439)

Total Non-Current	373,239

Net debt of Emeco as at 30 June 2016 totalled $346m as shown in the table below:

Borrowings as at 30 June 2016	Note	$’000
Current
Lease liabilities - secured	(b)	4,044
Insurance financing		535
Non-current
144A Debt - secured	(a)	380,716
Lease liabilities - secured	(b)	4,962

Total borrowings		390,257

Cash		(24,854)

Net Debt		365,403

Derivatives		(18,944)

Net Debt (including hedging)		346,459

Note: Figures differ from NewCo’s pro forma balance sheet as reviewed by Deloitte due to certain timing and transaction adjustments

31 October 2016 | Page 18

(a)	Emeco has issued secured fixed interest notes in the 144A high yield bond market comprising US$335m which matures on 15 March 2019. The nominal fixed interest rate is 9.875%. The 144A Debt does not contain maintenance covenants and we understand from a review of Emeco’s audited financials that $381m was outstanding as at 30 June 2016. As referred to in note 24 to Emeco’s annual report for 30 June 2016, during FY16 Emeco repurchased US$52.28m of the 144A Debt on issue.
(b)	Emeco leases plant and equipment under finance leases which are secured by the respective lease assets. In the event of default, the leased assets may be repossessed by respective lessors, subject to confirmation of relevant security interests.
(c)	Emeco also has a $75m ABL Facility that matures in December 2017 and will be available for general corporate purposes. The ABL Facility has no maintenance covenants unless the facility is more than 50% utilised, at which stage it requires Emeco to have an interest coverage ratio of 1.25 times and gearing of less than 65%. At 30 June 2016 the loan was undrawn, however Emeco had utilised $11m in performance related bank guarantees.

4.2	Orionstone Holdings Pty Ltd

4.2.1 Business Activities

Orionstone is one of Australia’s largest privately owned heavy earthmoving equipment rental providers based in Mackay, Queensland. It was founded in 2003 and continues to be owned by its founders and a leading Australian private equity investment firm, Advent Private Capital.

Orionstone has a fleet of approximately 300 machines located across Australia and generated FY16 EBITDA of $26.2m.

4.2.2 Corporate Structure

Orionstone’s corporate structure is shown below.

Source: Orionstone Management

31 October 2016 | Page 19

4.2.3 Shareholders

Orionstone had 179.32m ordinary shares on issue and 309k B Class Shares as at 30 June 2016 as tabled below:

Class	Class Type	Shares Issued	Amount Paid	Amount Due
ORD	Ordinary	179,322,112	$94,686,402.80	$0.00
B	Class B Shares	309,000	$309,000.00	$0.00

Source: ASIC

Orionstone is currently undertaking a share buy-back of 172,800 Ordinary shares and 309,000 Class B shares held by employees. This will be finalised before the Implementation Date.

4.2.4 Financial Information

Following is a summary of the consolidated financial performance of Orionstone for the financial years ended 30 June 2014, 30 June 2015 and 30 June 2016:

Orionstone Pty Ltd Profit and loss	30-Jun-14 $’000	30-Jun-15 $’000	30-Jun-16 $’000
Revenue	111,515	83,482	86,545
Other revenue	5,081	325	1,030

Total Revenue	116,596	83,807	87,575

Other operating expenses
Cost of rental equipment sold	(33,629)	(13,453)	(7,574)
Repairs and maintenance	(11,109)	(6,231)	(28,049)
Employee expenses	(15,883)	(14,420)	(15,258)
Hire of equipment and labour	(2,329)	(1,109)	(1,269)
Finance costs	(15,767)	(20,416)	(18,403)
Depreciation, amortisation and impairments	(37,916)	(39,116)	(103,433)
Other expenses	(11,523)	(8,760)	(9,130)

Total operating expenses	(128,156)	(103,505)	(183,116)

Profit Before Income Tax	(11,560)	(19,698)	(95,541)
Income tax expense	2,863	6,114	4,983

Profit after income tax	(8,697)	(13,584)	(90,558)

EBIT	(11,560)	(19,698)	(95,541)
EBITDA	41,972	39,645	26,236

Source: 2014 annual report lodged with ASIC and 2015, 2016 unaudited management accounts

31 October 2016 | Page 20

4.2.4.1 Comments on historical income statement

Orionstone’s operations have generated an annual loss for the previous years considered above. This appears to be primarily attributable to the significant depreciation and amortisation charges recognised in the respective periods. Aside from this non-cash expense, Orionstone’s operations appear to be profitable at both a gross margin and EBITDA level.

Set out below is the consolidated financial position of Orionstone as at 30 June 2014, 30 June 2015 and 30 June 2016:

Orionstone Pty Ltd Balance sheet	30-Jun-14 $’000	30-Jun-15 $’000	30-Jun-16 $’000
Current Assets
Cash and cash equivalents	1,980	8,051	4,283
Accounts Receivable	13,220	13,837	12,785
Inventory	3,794	3,681	2,902
Other assets	855	1,556	948

Total Current Assets	19,849	27,125	20,918

Non-Current Assets
Property, plant and equipment	280,276	260,837	171,040
Intangible assets	4,222	4,222	—
Deferred tax assets	15,932	26,571	—
Other long-term assets	1,164	601	224

Total Non-Current Assets	301,594	292,231	171,264

Total Assets	321,443	319,356	192,182

Current Liabilities
Accounts Payable	10,992	11,225	12,655
Short-term borrowings	98,919	150,516	146,592
Provisions	615	599	694

Total Current Liabilities	110,526	162,340	159,941

Non-Current Liabilities
Payables	—	826	322
Long-term debt	58,596	14,588	12,089
Provisions	11	28	43
Deferred tax liability	27,050	31,058	—

Total Non-Current Liabilities	85,657	46,500	12,454

Total Liabilities	196,183	208,840	172,395

Net Assets	125,260	110,516	19,787

Source: 2014 annual report lodged with ASIC and 2015, 2016 unaudited management accounts

4.2.4.2 Comments on historical balance sheet

Orionstone has a positive net asset position primarily as a result of its carrying value of fleet assets. Orionstone’s Syndicated Debt Facility (FY16 balance of $144m) has been classified as ‘short term borrowings’ for purposes of the FY15 and FY16 financial statements.

31 October 2016 | Page 21

4.3	Andy’s Earthmovers (Asia Pacific) Pty Ltd

4.3.1 Business Activities

Andy’s is a privately owned equipment rental business based in Bendigo, Victoria. Andy’s was established in 1989 and has grown its operations to cover mining and civil customers located in South Australia, Victoria, New South Wales, Western Australia and the Northern Territory.

Andy’s has a fleet of 145 machines and the business generated FY16 adjusted EBITDA of $13.1m.

4.3.2 Corporate Structure

Andy’s corporate structure is shown below.

Source: ASIC and Andy’s Management

4.3.3 Shareholders

We understand that as at 30 September 2016 Andy’s currently has 20m ordinary shares on issue as tabled below:

Class	Class Type	Shares Issued	Amount Paid	Amount Due
ORD	Ordinary	20,000,000	$12,530,000	$0.00

Source: ASIC and Andy’s Management

31 October 2016 | Page 22

4.3.4 Financial Information

Following is a summary of the consolidated financial performance of Andy’s for the financial years ended 30 June 2014, 30 June 2015 and 30 June 2016:

Andy’s Earthmovers (Asia Pacific) Pty Ltd Profit and loss statement	30-Jun-14 $’000	30-Jun-15 $’000	30-Jun-16 $’000
Sales revenue	85,592	77,470	63,953
Cost of sales	(40,122)	(32,833)	(33,509)

Gross profit	45,470	44,637	30,444

Other revenue	54	132	60
Other income	1,534	536	715
Employee benefits expense	(5,505)	(6,427)	(6,128)
Marketing expense	(104)	(83)	(64)
Occupancy expense	(507)	(444)	(633)
Administration expense	(8,504)	(10,209)	(11,231)
Finance costs	(7,937)	(6,956)	(6,736)
Depreciation and amortisation expense	(14,477)	(15,245)	(15,781)

Profit before income tax	10,024	5,941	(9,354)
Income tax expense	(3,015)	(1,778)	2,624

Profit after income tax	7,009	4,163	(6,729)

EBIT	($18.0m )	($12.9m )	($2.6m )
EBITDA	$24.5m	$21.2m	$13.1m
Source: 2015 statutory accounts lodged with ASIC and 2016 unaudited management accounts

4.3.4.1 Comments on historical income statement

Andy’s positive gross profit in the previous financial years to FY16 indicate that it has a profitable underlying business model. Its largest expense item is in respect of the depreciation and amortisation of its fleet assets reflecting the ongoing decline in value of these assets.

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Set out below is the consolidated financial position of Andy’s as at 30 June 2014, 30 June 2015 and 30 June 2016:

Andy’s Earthmovers (Asia Pacific) Pty Ltd Balance Sheet	30-Jun-14 $’000	30-Jun-15 $’000	30-Jun-16 $’000
Current Assets
Cash and cash equivalents	1,762	1,962	392
Trade and other receivables	19,971	20,187	16,085
Inventories	6,945	5,747	5,085
Freehold land and buildings held for sale	—	1,241	—
Other assets	909	1,040	1,287
Current tax asset	362	865	—

Total Current Assets	29,949	31,042	22,849

Non-Current Assets
Trade and other receivables	—	177	5,297
Property, plant and equipment	132,624	116,459	98,209
Deferred tax assets	832	417	—

Total Non-Current Assets	133,456	117,053	103,599

Total Assets	163,405	148,095	126,448

Current Liabilities
Trade and other payables	10,154	5,809	5,776
Borrowings	24,488	95,406	83,904
Current tax liabilities	—	—	4,844
Provisions	1,036	1,126	978

Total Current Liabilities	35,678	102,341	96,502

Non-Current Liabilities
Borrowings	91,410	5,929	4,956
Deferred tax liabilities	5,539	7,058	—
Provisions	139	147	101

Total Non-Current Liabilities	97,088	13,134	5,057

Total Liabilities	132,766	115,475	100,559

Net Assets	30,639	32,620	25,889

Source: 2015 statutory accounts lodged with ASIC and 2016 unaudited management accounts

4.3.4.2 Comments on historical balance sheet

We note that Andy’s total borrowings have decreased substantially from $115.9m in FY14 to $88.9m in FY16 (statutory balance as of 30 June 2016 differs from the pre-transaction balance due to certain timing and transaction adjustments).

Andy’s positive net asset position has remained relatively stable in the previous reporting periods.

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4.4	Business Risks

The Proposed Transaction contemplates that Orionstone and Andy’s will be merged with Emeco to form NewCo. As a result of this consolidation stakeholders of Emeco may be exposed to new risks not previously exposed to, or existing risk levels may change. Management consider that many of these risks are not materially different from the risks already facing Emeco as a whole.

We summarise in the table below, the key business risks identified from the Proposed Transaction.

Risk	Summary
Forecast risks	Emeco’s Management have prepared a number of forecasts in respect of the anticipated performance and profitability of NewCo. Forecasts are estimates by nature and subject to change and variation to actuals.

In preparing this report we have adopted the forecast models prepared by Emeco’s Management. While we consider the inclusion of certain assumptions as reasonable, it is possible that those future assumptions will not materialise as anticipated.

General economic conditions	Emeco’s and NewCo’s operating and financial performance is influenced by a variety of general economic and business conditions, including the level of inflation, interest rates, exchange rates, commodity prices, ability to access funding, oversupply and demand conditions, government fiscal, monetary and regulatory policies, changes in gross domestic product and economic growth, employment levels and consumer spending, and consumer and investment sentiment.

Prolonged deterioration in these conditions, including an increase in interest rates, and increase in the cost of capital or a decrease in demand, could have a materially adverse impact on Emeco and NewCo’s operating and financial performance.

Regulatory risk	Emeco and NewCo operate in a regulated industry and carries out their business activities under various permits, licences and approvals. If any permits, licences, approvals or authorities are revoked, or if
Emeco or NewCo breaches its permitted operating conditions, this would adversely impact operations and profitability.

Litigation and disputes	Disputes or litigation may arise from time to time in the course of ordinary business activities. There is a risk that material or costly disputes or litigation would adversely affect financial performance and security value.

Changes in accounting standards or policy	Emeco and NewCo will be subject to the usual business risk that there may be changes in accounting standards or its own accounting policies which may have an adverse impact on Emeco and NewCo.

Market risks	The price at which the NewCo Shares trade on the ASX may be determined by a range of factors, including, for example:

• Changes to local and international stock markets;

• Changes in interest rates;

• Changes to the relevant indices in which Emeco may participate;

• Global geo-political events and hostilities;

• Investor perceptions; and

• Changes in government, fiscal, monetary and regulatory policies.

Other factors	Other factors that may impact on an entity’s performance include changes or disruptions to political, regulatory, legal or economic conditions or to the national or international financial markets including as a result of terrorist attacks or war.

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5	Industry overview snapshot

We discussed in section 4 of this report at a high level the key business activities of Emeco, Orionstone and Andy’s. The entities all currently operate within the mining services sector (albeit we note Andy’s also provides equipment for civil works), and we understand will continue to do so under the proposed Scheme.

In discussing the current status of the mining services sector we have considered the latest key relevant information from sources including IBISWorld Reports, Australian Bureau of Statistics, Office of the Chief Economist, Capital IQ and other publicly available information.

The services provided by Emeco, Orionstone and Andy’s are predominantly directly impacted by the mining industry.

The demand for equipment to operate or develop mining projects directly impacts the businesses, and in particular large scale projects in the gold, coal, copper and oil and gas sectors, among other commodities, of which the businesses have exposure.

Emeco also provides a fleet management and mining technology platform, designed to identify operating efficiency improvement and cost reduction opportunities in the mining process and again this demand is driven by miners, albeit we understand this technology is not presently a major contributor to Emeco’s revenue.

The surplus of availability of yellow goods in the current Australian market is also impacting the companies’ ability to dispose of surplus equipment and also quantum of pricing achieved.

There has been a clear reduction in mining activity and expenditures since the high point in 2011-12 predominantly due to declines in commodity prices as illustrated below:

Australia’s mineral exploration expenditure (2008-2015)

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Number and nominal value of committed resources projects

Source: Office of the Chief Economist – Resources and Energy Major Projects October 2015

We also set out below forecasts with respect to key commodities of which Emeco’s current client base are exposed to:

Metallurgical coal, FOB QLD - Contract Price

Source S&P, Capital IQ 2016

31 October 2016 | Page 27

Thermal coal, FOB Newcastle

Source S&P, Capital IQ 2016

Iron ore fines (62% FE), CFR Tianjin, China

Source S&P, Capital IQ 2016

31 October 2016 | Page 28

Gold

Source S&P, Capital IQ 2016

Nickel

Source S&P, Capital IQ 2016

31 October 2016 | Page 29

Copper

Source S&P, Capital IQ 2016

The commodity price outlook for some of Emeco’s key clients seems to be stabilising but no significant uplift is forecast.

The mining services sector is likely to remain under pressure in the short to medium term as the following challenges continue to face the industry despite players in the market taking initiatives to reduce their cost base:

•	Subdued exploration in most commodities limiting the start-up of new mining projects.

•	Commodity prices are volatile with fundamental analysis showing little short-term upside, however gold remains the safe haven.

•	Access to finance is restricted and becoming more difficult, albeit some suppliers and contractors are willing to extend credit terms.

•	Industry margins at record lows and material costs have not fallen in line with economic activity.

•	Strong competition in the mining services industry and surplus availability of yellow goods keeping margins low and making tender success difficult.

Over the next five years, industry conditions are expected to improve slightly as global commodity prices increase at a modest rate and capital expenditure programs increase slightly, albeit from a low base following major declines over recent years.

Mining companies are expected to shift their focus to production costs, as issues of delivery speed or expansion become less important. They are expected to examine their cost structures and change the mix away from in-house activities and towards outsourcing. This is projected to benefit contract mining service providers.

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6	NewCo Corporate Model overview

6.1	Overview

Emeco has provided us with a corporate financial model dated 21 September 2016 for the period 1 January 2017 to 30 June 2021 which combines Emeco, Orionstone and Andy’s forecast operating positions to model the expected trading and financial performance of NewCo (NewCo Corporate Model).

We note that the model presently does not include a reconciling balance sheet, only a cash flow and profit and loss forecast, however in our view it effectively forecasts cash flow and working capital movements as it incorporates NewCo’s key working capital and financial performance items and also NewCo’s new capital structure achieved through the Proposed Transaction. We understand a fully integrated model will be built in the future.

In order to consolidate the financial position of the three entities, the NewCo Corporate Model considers the three entities separately as a starting point, with separate operating assumptions based on historical performance. The three entities’ operating results are then consolidated with the added benefit from the forecast synergies and new capital structure achieved through the Proposed Transaction.

We have relied upon certain assumptions and representations provided to us by Management in completing our review. The scope of our engagement was not to independently audit the forecast numbers.

The model is built from actual results to 30 June 2016 of each entity. We note the Emeco 30 June 2016 results have been audited however Orionstone’s and Andy’s have not been audited.

In this model, forecasts are broken down quarterly by simply dividing the annual year forecast numbers.

In respect of the forecasts we note that the forecast amounts are subject to assumptions derived by Management and therefore may not eventuate. As with all forecasts, financial projections are predictions of future commercial events and circumstances which frequently do not occur as expected, can lead to material timing or permanent variances to forecasts.

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6.2	Tasks undertaken

We extensively reviewed and interrogated the NewCo Corporate Model (and Emeco Standalone Model discussed further below) provided to us by Management which included, but was not limited to undertaking the following tasks to assess and form a view regarding the key assumptions of the model:

•	Various discussions with key Management personnel of Emeco regarding assumptions of the model.

•	Reviewed Emeco’s, Orionstone’s and Andy’s trial balances and 30 June 2016 detailed financial accounts.

•	Reviewed source documents such as key finance and loan agreements (current and proposed) to confirm that the model accurately incorporated NewCo’s financial obligations.

•	Reviewed NewCo’s pro forma balance sheet and underlying assumptions having regard to 30 June 2016 financial statements.

•	Met with Management and reviewed NewCo’s capex model.

•	Reviewed aged creditor and debtor listings and certain key customer contracts.

•	Reviewed historical cost and revenue data of Emeco.

•	Reviewed historical utilisation rates of fleet.

•	Reviewed current valuations of fleet and discussions with Hassalls regarding same.

•	Sensitised the forecasts to test key assumptions.

•	Queried Management regarding macroeconomic and working capital assumptions.

We are of the view that the assumptions underpinning the NewCo Corporate Model are reasonable and discuss same in greater detail below.

6.3	Summary of Forecast Financial Outputs

We set out in the table below an illustrative financial scenario for NewCo as previously announced to the market by Emeco on 23 September 2016 of which is based upon the NewCo Corporate Model:

Financials	2H FH 17 $m	FY18 $m	FY19-FY21 $m
Total Revenue	155	337	350 – 375
Gross Profit	55	120	125 – 140
Gross Margin	35.6%	35.6%	36.0% -37.0%
EBITDA (post-synergies)	57	128	140 –150
Net capex	(13)	(32)	(35) – (60)
Cash interest expense	(4)	(45)	(35) – (45)
Change in working capital and other	(9)	(8)	(3) – (5)
Cash flow after financing costs	n/a	42	50 - 65

The key risks we identified with respect to the ability to achieve the financial forecasts are as follows:

•	Achievability of forecast utilisation rates;

•	Achievability of forecast sale proceeds of surplus fleet; and

•	Achievability of forecast synergies of NewCo.

31 October 2016 | Page 32

6.4	Key Assumptions

We reviewed and tested the key assumptions to NewCo’s Corporate Model which included the following:

•	Foreign exchange rates (FX);

•	Utilisation rates in respect of fleet;

•	Maintenance costs of fleet;

•	Overhead costs;

•	Capital expenditure (capex); and

•	Tranche B Debt profile.

We also reviewed the NewCo Corporate Model to verify that the synergies (including sale of surplus fleet) were incorporated in same. In this regard, the synergies were incorporated in the NewCo Corporate Model.

We comment below on each of the key assumptions above:

6.4.1 FX

FX rates for USD and CAD to AUD are based upon recent Bloomberg consensus forecasts of which we are of the view are a reasonable basis for these assumptions.

6.4.2 Utilisation rates

We reviewed forecast utilisation rates which are broken down by each item of fleet and then also summarised by region.

Based upon historical utilisation rates and NewCo’s current contracts on foot we are of the view that the utilisation rates assumed are reasonable and we also conducted a sensitivity analysis (reduction in utilisation rates at 10%, 20% and 30%) to test the impact of negative changes to forecast utilisation rates. The outcome of which indicates that NewCo can still meet its financial liabilities during the forecast period with these reductions.

6.4.3 Maintenance costs of fleet

Maintenance costs of fleet are based on a fixed percentage of revenue. Based upon these assumptions and considering historical costs we consider this assumption to be reasonable.

6.4.4 Overhead costs

Overhead costs are based on a fixed percentage of revenue. Based upon these assumptions and considering historical costs we consider this assumption to be reasonable.

6.4.5 Capex

Forecast capex costs have been prepared in a separate model and adjusted for the synergies as a result of the creation of NewCo.

Our scope of work did not include a technical assessment of NewCo’s fleet rather financial assumptions underpinning capex costs.

In our view capex costs have been extensively and appropriately considered in a financial sense by Management. In this regard, Management have individually assessed each item of fleet to forecast capex costs.

The capex model reconciles to the NewCo Corporate Model.

Management have advised that given the nature of the capex model which is extremely detailed they have historically had success when meeting their capex budget and we note that recent budget to actual results confirm same.

31 October 2016 | Page 33

The key assumptions underpinning the capex model are as follows:

•	The model is built from the ‘bottom up’ and reviews each piece of equipment individually detailing specific information such as location, current usage hours and assumed end of life.

•	Capex forecast is broken down into two categories being major expenditure and replacement capex.

•	It uses the same monthly equipment utilisation hours as the NewCo Corporate Model and assumes that items are replaced once they hit Emeco’s assumed end of life.

•	The replacement profile of the model assumes a certain majority percentage of equipment is sourced from the used equipment market and the remaining percentage is new purchases.

We met with Management and reviewed Emeco’s capex model built upon the above assumptions and consider that the NewCo Corporate Model is robust and represents a reasonable assumption of capex costs during the forecast period. We understand that the capex model is updated each time forecasts are updated.

6.4.6 Tranche B Debt

The NewCo Corporate Model has incorporated the repayment terms of the Tranche B Debt, including the following key items:

•	Restructured 144A Debt of $472.5m ($479m as reported in the Deloitte NewCo pro forma balance sheet subject to certain timing and transaction adjustments).

•	Denominated in the same currency as existing claims, subject to ability to elect USD at prevailing FX rates.

•	Interest and principal of 9.25% per annum, paid semi-annually from the available cash balance.

•	Mandatory offer to purchase - in the event that NewCo holds cash in excess of $50m in the first two years following the Implementation Date of the Scheme and $35m for all subsequent fiscal years NewCo shall make an offer to purchase outstanding loans at 106.75% of the principal amount of the loan plus accrued and unpaid interest in aggregate amount equal to 50% of the excess cash consistent with the RSA.

•	We understand that the principal is to be repaid five years from implementation of the Scheme (January 2022), however the model has not been extended for that duration.

6.4.7 Synergies

The formation of NewCo is expected to result in significant operational and capex synergies, and in our view, Emeco’s forecasts of approximately $68m in operational synergies and $80m of capex synergies, over FY17 to FY21 for NewCo, and underlying assumptions, which underpin their calculations in respect of its operations and capital expenditure program are reasonably achievable, although there are risks in achievability, and therefore should lead to a more sustainable business model.

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6.4.8 Sensitivity analysis

In our view forecast fleet utilisation rates are the key driver to NewCo’s cash flow and in this regard, we have undertaken a sensitivity analysis adopting the following scenarios to test the impact on cash flow:

1.	Decrease in fleet utilisation in all locations by 10%;

2.	Decrease in fleet utilisation in all locations by 20%; and

3.	Decrease in fleet utilisation in all locations by 30%.

The analysis undertaken above indicates that NewCo is forecast to sustain a positive closing cash balance for the period to FY21 with a 10%, 20% or 30% decrease in utilisation rates.

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7	Emeco Standalone Model overview

In addition to the NewCo Corporate Model, we have been provided with a separate financial model which forecasts the future trading position of Emeco should the Scheme not be implemented (the Emeco Standalone Model).

Essentially, the Emeco Standalone Model is the NewCo Corporate Model which excludes the following key items:

1.	Orionstone and Andy’s businesses and fleet.

2.	The anticipated synergies that would arise following implementation of the Scheme.

3.	The anticipated fleet disposals that would arise following implementation of the Scheme.

4.	The restructured debt and consolidation of other working capital balances to be merged (i.e. debtors, inventories, trade creditors, etc.).

7.1	Key assumptions and going concern risk

The Emeco Standalone Model is underpinned by the following key assumptions:

•	Extension of the ABL Facility beyond its current expiry of December 2017. We understand that Emeco has no current proposals to replace the ABL Facility absent the Proposed Transaction;

•	Payments of semi-annual coupons of the 144A Debt (next due March 2017);

•	Refinance of the 144A Debt in March 2019. We understand that Emeco has no current proposals to replace or refinance the 144A Debt absent the Proposed Transaction.

Again as noted in section 6 above we extensively reviewed and interrogated the Emeco Standalone Model provided to us by Management which included, but was not limited to undertaking the following tasks to assess and form a view regarding the key assumptions of the model:

•	Various discussions with key Management personnel of Emeco regarding assumptions of the model.

•	Reviewed Emeco’s trial balance and 30 June 2016 detailed financial accounts.

•	Reviewed source documents such as key finance and loan agreements to confirm that the model accurately incorporated Emeco’s financial obligations.

•	Reviewed Emeco’s 30 June 2016 financial statements.

•	Met with Management and reviewed Emeco’s capex model.

•	Reviewed aged creditor and debtor listings and certain key customer contracts.

•	Reviewed historical cost and revenue data of Emeco.

•	Reviewed historical utilisation rates of fleet.

•	Reviewed current valuations of fleet and discussions with Hassalls regarding same.

•	Queried Management regarding macroeconomic and working capital assumptions.

For illustrative purposes, the Emeco Standalone Model assumes that Emeco’s existing $75m asset backed loan facility entered into December 2014 and maturing December 2017) (ABL Facility) is available and funds will be drawn down in FY18, notwithstanding that the facility matures prior to this date. In the absence of the ABL Facility being available and having reviewed Management’s forecasts Emeco will likely face a working capital shortfall in March 2018 when its semi-annual coupon payment of approximately $19m is due on its existing 144A Debt. We understand that Emeco has no current proposals to replace the ABL Facility or proposals to refinance the 144A Debt absent the Proposed Transaction.

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We also note that the availability of the ABL Facility is subject to springing maintenance covenants which engage if the facility is drawn to greater than 50%. These covenants require Emeco to have an interest coverage ratio of no less than 1.25 times and leverage ratio of no more than 65%. Based upon these springing covenants and Emeco’s financial statements for FY16, Emeco is at the risk of not meeting these requirements and therefore not being able to utilise greater than 50% of this facility.

The ABL Facility is presently undrawn, however $11m of performance related bank guarantees have been applied to this facility.

Management have advised that the current amount available under the ABL Facility is $26m based upon the above and springing maintenance covenants discussed above.

For illustrative reasons, the Emeco Standalone Model assumes a refinancing of its entire secured debt balance in FY19 at maturity. Based on the Emeco Standalone Model the company does not generate sufficient cash flow to repay the 144A Debt at maturity.

Without being able to refinance, or raise additional equity, it would be likely that Emeco would default on the debt. As discussed above, we understand that Emeco has no current proposals to replace the ABL Facility or proposals to refinance the 144A Debt.

The above highlights that material uncertainty exists with Emeco’s ability to meet its upcoming debt requirements through to the maturity of the 144A Debt in March 2019.

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8	Solvency post implementation of the Proposed Transaction

The scope of this engagement requires us to provide our expert opinion regarding the solvency of NewCo immediately following the implementation of the Proposed Transaction. For the purposes of our analysis we have assumed the Proposed Transaction will be implemented by 31 December 2016 in line with Emeco’s current timeframe for implementation of the Scheme. Accordingly, our solvency analysis is based on NewCo’s forecast financial position as at 31 December 2016. The future solvency of NewCo has been assessed using the approach outlined below.

8.1	Solvency Approach

NewCo’s forecast financial position following the implementation of the Proposed Transaction has been examined to determine its ability to pay its debts as and when they fall due. This solvency assessment has been undertaken primarily having regard to the definition of solvency pursuant to section 95A of the Act, in addition to a review of the balance sheet and other indicators set out in common law principles.

8.1.1 Definition of solvency

The statutory definition of solvency is set out in section 95A of the Act. That definition reflects the commercial cash flow test in stating that a person is solvent if “the person is able to pay all the person’s debts as and when they become due and payable”.

The Courts have widely preferred to apply the cash flow or commercial test in determining a company’s solvency.

However, the cash flow test is not the sole determinant of solvency. Determining solvency derives from a proper consideration of a company’s financial position in its entirety and in the context of commercial reality.

Relevant issues include, but are not limited to, the following:

•	The degree of illiquidity. A temporary lack of liquidity is not conclusive in determining insolvency, regard should be had to:

•	Available cash resources.

•	Monies available through asset realisations, borrowings against the security of assets or equity/capital raising.

•	All of a company’s assets might not be relevant when considering solvency. For example, where a company proposes selling assets which are essential to its business operations, the proceeds of those assets should not be taken into account unless they will repay creditors in full;

•	The voluntary and temporary forbearance by creditors not to enforce payment terms; and

•	It is not appropriate to base an assessment of whether a company can meet its liabilities as and when they fall due on the mere prospect that a company might trade profitably in the future

The question often then arises as to how far into the future the question of solvency need be considered. In Emanouel v Cube Footwear Pty Ltd [2012] QLDSC the Court confirmed that the preferred method for determining solvency of a company is the cash flow test and that the timeframe appropriate to the assessment is a matter to be determined based on the facts of each case.

Therefore, while it is a company’s inability to use such resources as are available to it through the application of its assets, or otherwise, to meet its debts as they fall due, which indicates insolvency, regard should also be had to the company’s ability to draw on other resources e.g. complete further capital raisings or establish corporate loan facilities.

31 October 2016 | Page 38

The Courts have focussed on corporations having the capacity through the application of the cash they generate or source to meet short-term liquidity demands, whereas a capacity of a corporation to survive is dictated by its ability to continue to meet its long-term obligations. The Courts will attempt, as best they are able, to bring a “commercial reality” to reconciling these competing forces.

In The Bell Group Ltd (In Liquidation) v Westpac Banking Corporation [2008] WASC, Justice Owen commented that “a Court must be mindful of the fact that a company’s circumstances may change for the better, and to conclude hastily that a company is insolvent can have dire consequences. The financial difficulties may, for example, be temporary and might be amenable to cure by a successful restructuring”. A Court will, however, be reluctant to look too far into the future because there are so many unknowns and contingencies. As a consequence, a Court may be inclined to limit the analysis to a future which is on any view “immediate”.

That is, it is not expected that the company must keep cash resources to meet its future unascertained obligations but nor can they rest upon some “faint hope” that they will be able to meet their commitments. There must be a reasonable basis to form the opinion that the company is solvent, and where that relies on goals yet to be achieved the Board must understand the specific requirements to achieve that goal(s) and continue to regularly assess whether those requirements can reasonably be achieved in the available timeframe of its existing cash flow and resources.

Generally, under Australian law the solvency of a company must be considered in isolation i.e. only of that specific legal entity’s position, and therefore separate from its related entities and any holding company. However, in certain circumstances it is necessary to also consider the solvency of a group of companies, rather than individually, because the affairs of the companies are so closely intertwined.

Consideration of NewCo’s financial position in these circumstances; i.e. as a group, is appropriate given its financial obligations are directly reliant on the successful performance of its trading subsidiaries.

As noted earlier this report does not contain any advice regarding insolvency implications for NewCo’s foreign subsidiaries. The requirements and risk of liability of the directors of those foreign subsidiaries, and Emeco as the holding company, in an insolvency scenario should be clarified by way of separate in-country legal advice.

8.1.2 Other insolvency indicators

In the case of ASIC v Plymin and Ors (No 1) [2003] 21 ACLC 100 where insolvent trading proceedings were brought against the directors of the Water Wheel Group, the Court identified a range of matters giving rise to the Court’s conclusion of insolvency together with a range of matters that were held to be grounds for a director to suspect insolvency.

These factors are summarised below:

•	Knowledge of substantial trading losses.

•	Poor liquidity position.

•	Knowledge of the company’s inability to obtain or increase finance facilities.

•	Knowledge of requirement for substantial working capital to bring creditors into line with trading terms.

•	Knowledge of legal demands.

•	Knowledge of failure to meet statutory employee payments.

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•	Board consulting insolvency practitioner as to general concept of insolvency and the administration process.

•	Resignation of financial officer stating concerns regarding insolvent trading.

In this scenario none of the above matters are directly applicable to NewCo albeit we note that the standalone companies of the proposed merger have suffered trading losses and reached repayments arrangements with certain creditors.

8.2	Solvency Analysis

Having regard to the above, our analysis of NewCo’s solvency immediately following implementation of the Proposed Transaction is set out below.

8.2.1	Cash Flow Test

Given the Court’s preference to apply the cash flow or commercial test in determining a company’s solvency the scope of our engagement, our analysis uses the cash flow test as the primary test of solvency.

Our analysis of cash flow has been undertaken using the NewCo Corporate Model which is built upon actuals to 30 June 2016 and forecasts thereafter of NewCo.

8.2.1.1 Key assumptions

Please refer to section 6 of this report regarding the key assumptions of the NewCo Corporate Model and tasks we undertook to review and interrogate same. Based upon our review, we consider that the key assumption to the forecasts is the assumed utilisation rates which drive revenue and resultant operating costs.

8.2.1.2 Key risks to the forecasts

In respect of our review of NewCo’s Corporate Model we summarise the key risks to same:

•	Achievability of forecast utilisation rates;

•	Achievability of forecast sale proceeds of surplus fleet; and

•	Achievability of forecast synergies of NewCo.

In respect of these risks, the risk lies not only in achieving the forecast values but also timing of the same. As mentioned earlier, while these risks above exist we consider that at this time the assumptions around the key drivers to the cash flow forecast above are reasonable.

8.2.1.3 Sensitivity Analysis

In our view forecast fleet utilisation rates are the key driver to NewCo’s cash flow and in this regard, we have undertaken a sensitivity analysis adopting the following scenarios to test the impact on cash flow:

1.	Decrease in fleet utilisation in all locations by 10%;

2.	Decrease in fleet utilisation in all locations by 20%; and

3.	Decrease in fleet utilisation in all locations by 30%.

The analysis undertaken above indicates that NewCo is forecast to sustain a positive closing cash balance for the period to FY21 with a 10%, 20% or 30% decrease in utilisation rates.

8.2.1.4 Conclusion – cash flow test

Subject to the risks identified above and in particular the forecast fleet utilisation rates, we are of the opinion that NewCo will be cash flow solvent immediately following implementation of the

Scheme based upon NewCo’s Corporate Model.

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8.2.2 Indicative Test – Balance Sheet

The balance sheet test is a review of NewCo’s forecast balance sheet to determine whether NewCo’s estimated assets will be sufficient to meet its liabilities.

In respect of NewCo’s forecast balance sheet we have utilised the draft pro forma balance sheet prepared by Emeco and reviewed by Deloitte as at 12 October 2016 which is based upon actual results for each of Emeco, Orionstone and Andy’s as at 30 June 2016 and adjusted for other changes as contemplated under the RSA such as the Tranche B Debt.

At the date of this report, Management have advised that they are not aware of, or have any reason to believe, that material changes are expected to impact the pro forma financial information up to completion date of the Proposed Transaction.

Statement of Financial Position	Notes	NewCo $’000
Current Assets
Cash and cash equivalents		35,753
Trade receivables		51,924
Inventory		13,321
Assets held for sale		30,728
Other current assets		6,707

Total Current Assets	8.2.2.1	138,433

Non-Current Assets
Property, plant and equipment		519,633
Intangible assets		2,344
Deferred tax asset		19,655
Trade and other receivables		6,458

Total Non-Current Assets	8.2.2.2	548,090

Total Assets		686,523

Current Liabilities
Trade payables		56,285
Provision for GST / VAT / income taxes		4,016
Interest bearing liabilities		14,181
Other short term provisions		5,142
Held for sale liabilities		883

Total Current Liabilities	8.2.2.3	80,507

Non-Current Liabilities
Borrowings		464,596
Provisions		1,634

Total Non-Current Liabilities	8.2.2.4	466,230

Total Liabilities		546,737

Net Assets		139,786

Source: Pro forma NewCo balance sheet from Emeco

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The pro forma balance sheet indicates that NewCo is forecast to have net assets of $140m, sufficient to meet all its liabilities.

8.2.2.1 Current assets

The NewCo pro forma balance sheet forecasts that NewCo will have current assets of $138m immediately following the Implementation Date. The material asset balances include $36m of cash and cash equivalents, although cash on hand is expected to require adjustment immediately post-transaction and $52m of trade receivables.

8.2.2.2 Non-current assets

NewCo’s non-current assets are forecast at $548m.

We understand from Management that the combined fleet valuations for the purposes of the Proposed Transaction are based on fair market value estimates as reported in recent asset valuations obtained from a qualified and independent valuer being Hassalls in June 2016. By letter dated 6 October 2016, the valuer confirmed that they have not observed any material change within the Australian market place or within the Asian region that would suggest that the various valuations would be impacted.

For purposes of the Deloitte pro forma balance sheet, the combined fleet are required to be revalued upon acquisition in accordance with AASB 3 in relation to Business Combinations.

8.2.2.3 Current liabilities

NewCo’s current liabilities are forecast at $81m.

The forecast current liabilities are primarily comprised of trade payables of $56m which are anticipated to be paid in line with normal trade terms.

8.2.2.4 Non-current liabilities

The total of non-current liabilities is forecast at $466m. This primarily relates to the restructured Tranche B Debt in the amount of $465m (principal of $472.5m plus acquisition adjustments per NewCo’s pro forma balance sheet reviewed by Deloitte) and other lease finance liabilities.

The deferred tax liability is primarily in relation to the accounting treatment for NewCo’s interest bearing liabilities and borrowings. We note that the continuity of deferred tax liabilities is subject to adjustment upon acquisition in accordance with AASB 112.

8.2.2.5 Conclusion – balance sheet test

The above analysis indicates that NewCo is forecast to have both positive net assets and total assets substantially in excess of its liabilities, which supports our view that NewCo will be solvent on a balance sheet basis following implementation of the Proposed Transaction. Ultimately the actual realisation of available assets may materially alter from book values in any forced sale or enforcement scenario.

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8.2.3 Indicative Test – profit and loss

Immediately following implementation of the Scheme, NewCo is forecast to generate positive EBIT and EBITDA during the forecast period.

8.2.3.1 Key Assumptions

The forecast half year result to 30 June 2017 is based on actuals to 30 June 2016 and the NewCo Corporate Model assumptions thereafter.

8.2.3.2 Conclusion – profit and loss test

The above analysis indicates that NewCo is forecast to generate positive EBITDA, which is sufficient to cover its interest and amortisation obligations under the Tranche B Debt as well as other creditors in accordance with trade terms.

8.2.4 Other Insolvency Indicators

In forming our view as to the solvency of NewCo, we have considered the additional matters below:

8.2.4.1 Debt obligations

We note that it is proposed that the new Tranche B Debt will include the following key terms:

•	Maturity 5 years from transaction close; i.e. January 2022.

•	Interest rate fixed at 9.25% per annum.

•	No financial maintenance covenants.

•	Mandatory offer to purchase - in the event that NewCo holds cash in excess of $50m in the first two years following the implementation date of the Scheme and $35m for all subsequent fiscal years NewCo shall make an offer to purchase outstanding loans at 106.75% of the principal amount of the loan plus accrued and unpaid interest in aggregate amount equal to 50% of the excess cash consistent with the RSA.

We note that capital expenditure and other debt incurrence limitations are yet to be determined.

The NewCo Corporate Model forecasts that NewCo will be able to meet all financial obligations of the Tranche B Debt above during the forecast period.

8.2.4.2 Other

We note that in the event that NewCo does not meet its forecasts and does not generate sufficient cash to meet its financial commitments it may have the ability to raise further funding through additional debt or equity to meet any shortfalls.

Thus, even if the NewCo forecasts are not met additional sources of funding may be available to NewCo to meet payment of its trading liabilities as and when they fall due.

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8.3	Conclusion – solvency of NewCo immediately following implementation of the Proposed Transaction

In our view, NewCo will be solvent immediately following the implementation of the Proposed Transaction given:

•	NewCo’s borrowing of $472.5m ($479m as reported in the Deloitte NewCo pro forma balance sheet subject to certain timing and transaction adjustments) is less than the aggregate borrowing of $599m prior to the Proposed Transaction on a consolidated basis.

•	The maturity date for redemption of the restructured debt above is extended from March 2019 to January 2022.

•	The Tranche B Debt does not contain any financial maintenance covenants.

•	NewCo’s Corporate Model demonstrates that the business will operate with a positive cash flow and sufficient EBITDA to repay its debts as they fall due and payable throughout the forecast period, including the Tranche B Debt.

•	NewCo’s pro forma balance sheet discloses that it has sufficient net current assets $58m and net total assets $140m to meet its liabilities.

•	There are no material matters that have come to our attention to say that NewCo’s financial forecasts are not reasonably achievable outside of the risks discussed above.

We note that the question of solvency is an ongoing test for directors and should be reassessed as any material events unfold that materially waiver from company projections.

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9 Estimated return to creditors

9.1 NewCo pro forma balance sheet summary review

The scope of this engagement requires us to assess the value of the assets of NewCo relative to the debts owing to the Noteholders and other creditors of NewCo immediately following implementation of the Scheme.

In order to assess the likely financial position of NewCo immediately following implementation of the Scheme, we have been provided with a pro forma balance sheet of NewCo prepared by Emeco which has been reviewed by Deloitte which consolidates the actual financial statements of each of the entities as at 30 June 2016 with appropriate adjustments made for the Proposed Transaction in accordance with the terms of the RSA and appropriate acquisition accounting adjustments.

Given the pro forma balance sheet for NewCo is predominantly reflective of the consolidated position at 30 June 2016 we note that there may be some movements in the balances.

It is likely that the working capital position of each of the companies will change during the six-month period to December 2016, however these changes may not necessarily be material given:

•	Under the terms of the RSA, the companies have agreed to follow certain obligations as to the agreed conduct of business between the signing of the RSA until implementation of the Scheme;

•	The agreed conduct of business documented in the RSA includes, inter alia, provisions to prevent any material changes to the financial position of each of the companies including restrictions on asset disposals and maintenance of working capital targets; and

•	The RSA includes provisions for adjustments to equity exchange, providing that if less than 95% of the relevant target working capital amount for each company is not achieved, then an amount equal to the shortfall will be subtracted from the excess cash amount for that company. Similarly, if the relevant target working capital amount is greater than 105% of the target, an amount equal to the surplus will be added to the excess cash amount for that company.

At the date of this report, Management have advised that they are not aware of, or have any reason to believe, that material changes are expected to impact the pro forma financial information up to completion date of the Proposed Transaction.

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NewCo’s forecast pro forma balance sheet is tabled below and we firstly review it before our analysis of the estimated returns to creditors based on same:

Consolidated Statement of Financial Position At 30 June 2016	NewCo $’000	Notes
Current Assets
Cash and cash equivalents	35,753	9.1.1
Trade receivables	51,924	9.1.2
Inventory	13,321	9.1.3
Assets classified as held for sale	30,728	9.1.4
Other current assets	6,707	9.1.5

Total Current Assets	138,433

Non-Current Assets
Property, plant and equipment	519,633	9.1.4
Intangible assets	2,344	9.1.5
Deferred tax asset	19,655	9.1.6
Trade and other receivables	6,458	9.1.2

Total Non-Current Assets	548,090

Total Assets	686,523

Current Liabilities
Trade payables	56,285	9.1.7
Provision for GST / VAT / Income Taxes	4,016
Interest bearing liabilities	14,181	9.1.8
Other short term provisions	5,142
Held for sale liabilities	883	9.1.4

Total Current Liabilities	80,507

Non-Current Liabilities
Borrowings and lease liabilities	464,596	9.1.8
Provisions	1,634

Total Non-Current Liabilities	466,230

Total Liabilities	546,737

Net Assets	139,786

Source: Pro forma NewCo balance sheet from Emeco

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We note the following key line items of the pro forma NewCo balance sheet:

9.1.1 Cash and cash equivalents

The forecast cash and cash equivalents at acquisition are $36m. The forecast includes a net $15m adjustment as a result of the closure of swap positions, forecast net proceeds of $19.18m from the proposed Rights Issue plus existing cash balances of the three merged companies, although cash on-hand is expected to require adjustment immediately post-transaction.

9.1.2 Trade receivables (current and non-current)

The consolidated trade receivables immediately following acquisition is forecast to be $58m based upon the receivables balances of Emeco, Orionstone and Andy’s as at 30 June 2016.

9.1.3 Inventory

The consolidated book value of inventory immediately following acquisition is forecast to be $13m based upon the inventory balances of Emeco, Orionstone and Andy’s as at 30 June 2016.

9.1.4 Property, plant and equipment

NewCo’s forecast balance sheet segregates its fleet assets between assets classified as held for sale and fleet assets that are to be retained and used in ongoing business activities.

The values are based upon the plant and equipment book values of Emeco, Orionstone and Andy’s as at 30 June 2016.

9.1.5 Other Current Assets

Other assets consolidated at acquisition include intangibles and goodwill.

9.1.6 Deferred tax asset

The forecast deferred tax asset largely relates to Emeco’s balance at acquisition of $19.5m. Orionstone and Andy’s deferred tax assets are not recognised at acquisition.

9.1.7 Trade payables

The consolidated trade payables at acquisition is $56m based upon trade creditor balances of Emeco, Orionstone and Andy’s as at 30 June 2016

9.1.8 Borrowings and lease liabilities

The forecast opening Tranche B Debt is $479m (principal of $472.5m plus acquisition adjustments per NewCo’s pro forma balance sheet reviewed by Deloitte).

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9.2 Estimated Return to NewCo Creditors following implementation of the Scheme

The scope of this engagement requires us to determine what expected dividend would be paid to the Noteholders and other creditors of Emeco if the Proposed Transaction were put into effect as proposed, immediately after implementation of the Scheme.

Following implementation of the Proposed Transaction, the 144A Debt Noteholders will have retired a portion of their debt and received shares in NewCo. The estimated realisable value of NewCo’s assets is illustrated in the table below in a low and high going concern basis compared to book values:

Estimated Outcome Statement		Going Concern Sale
At 30 June 2016	NewCo book value $’000	low $’000	high $’000	Notes
Circulating Assets
Estimated trading surplus / (loss)	n/a	9,053	33,144	9.2.1
Cash	35,753	25,753	25,753	9.2.2
Receivables	58,382	55,463	55,463	9.2.3
Inventory	13,321	3,330	9,991	9.2.4
Other assets	28,706	—	19,655	9.2.5

Total Circulating Assets Available for Employee Claims	136,162	93,599	144,005

Less: employee termination costs	—	—	—	9.2.6

Circulating Assets Available for Secured Creditors	136,162	93,599	144,005

Less: amount owing under Tranche B Facility	(479,252)	(479,252)	(479,252)	9.2.7
Shortfall to Tranche B Facility from circulating assets	(343,090)	(385,653)	(335,247)
Non-Circulating Assets
Property, plant and equipment	550,361	473,369	473,369	9.2.8
Less:
Lease liabilities	(21,246)	(21,246)	(21,246)	9.2.10
Other realisation costs	n/a	(14,201)	(14,201)	9.2.9

Non-Circulating Assets Available for Secured Creditors	529,115	437,922	437,922

Secured Debt
Balance owing under Tranche B Facility	(343,090)	(385,653)	(335,247)
Return to Secured Creditors	100%	100%	100%

Surplus / (Deficit) for Unsecured Creditors	186,025	52,269	102,676

Unsecured Creditors	46,239	46,239	46,239	9.2.11
Return to Unsecured Creditors	100%	100%	100%	9.2.12

Our analysis above concludes that Noteholders and creditors would be paid in full in respect of their outstanding debts in both a low and high going concern scenario.

The assumptions underlying the above estimated return to creditors are set out overleaf.

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9.2.1 Estimated Trading Surplus or Loss

We have assumed the following in a going concern sale high and low scenario based upon trading forecasts in NewCo’s Corporate Model:

•	In a high scenario the business continues to operate and the business is sold in 6 months. The high scenario generates more surplus funds as NewCo trades profitably over FY17. We assume that NewCo continues operations in the normal course while it seeks to maintain and sell the current operations.

•	In a low scenario the business continues to operate and the business is sold in 3 months.

The above results in a trading surplus being available as NewCo trades positively. We have not assumed any change to NewCo’s fleet value for the purposes of this analysis.

9.2.2 Cash

We have assumed that in both low and high scenarios NewCo only raises the underwritten amount of the Rights Issue being $10m therefore reducing open cash by the same amount.

9.2.3 Receivables

We have assumed a 5% discount on the collection of receivables to account for any potential non-recoverable debts or possible sale of debtors to a buyer at a discount.

9.2.4 Inventory

Given the nature of the business we have applied the below tabled recovery rates as we consider it unlikely that any buyer would pay full book value for inventory and it is likely to be materially discounted:

	Low	High
Inventory	25%	75%

9.2.5 Other Assets

In the event that NewCo’s business was the subject of a sales process, it is assumed that no value would be obtained from intangible assets.

It is further assumed that the deferred tax asset will have no value in a low going concern scenario and full recovery in a high going concern scenario as it may potentially be protected.

In reality value may possibly be attributed to these items but for the purposes of our analysis we have assumed the above.

9.2.6 Employee Termination Costs

Employee termination costs have been assumed nil in a going concern sale scenario as we assume the purchaser will be responsible for these obligations.

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9.2.7 Secured Debt

As noted previously, the implementation of the Proposed Transaction would result in the Participating Noteholders of Emeco and participating creditors of Orionstone and Andy’s exchanging a portion of their 144A Debt and receiving a proportional share of equity in NewCo. The breakdown of NewCo’s post-transaction Tranche B Debt is tabled below which differs from the Deloitte pro forma balance sheet due to certain timing and transaction adjustments:

Secured Debt Detail	$’000
Borrowings
Emeco	380,716
Orionstone	145,700
Andy’s	72,650

Total borrowings incl. borrowing costs	599,066

Scheme adjustments
Less: debt for equity swap	(119,814)

Gross Tranche B Debt	479,252

Less: capitalised borrowing costs	(20,257)
Add: Andy’s finance leases	5,100

Non-Current Interest Bearing Liabilities	464,095

9.2.8 Property, Plant and Equipment

We have assumed the following estimated realisable values of the below tabled property, plant and equipment:

Going Concern Sale
Plant and equipment (fleet)	FMV valuation
Motor vehicles	75%
Other property, plant and equipment	75%
Inventory	75%

We have been provided with a valuation report from Hassalls for Emeco, Orionstone and Andy’s assets as at May / July 2016. In the valuer’s opinion, the fleet assets had aggregated estimated range of values as set out below:

Valuations Entity	FMV ($)	OLV ($)
Emeco	267,327,300	200,089,801
Orionstone	94,065,500	68,595,500
Andy’s	72,710,000	53,580,000

Total	434,102,800	322,265,301

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Property, plant and equipment at 30 June 2016 Item	Book value $’000	Going Concern Sale $’000
Emeco
Freehold land and buildings	2,142	1,607
Leasehold improvements	934	700
Plant and equipment	264,637
Assets classified as held for sale	30,728	267,327
Leased plant and equipment	9,198
Furniture, fixtures and fittings	62	47
Office equipment	340	255
Motor vehicles	1,127	845
Sundry plant	1,742	1,307

Emeco Total	310,910	272,088

Orionstone
Fleet machines	139,969	94,065
Plant and buildings	643	482
Other	25,991	19,493
WIP	4,439	3,329

Orionstone Total	171,042	117,370

Andy’s
Earthmoving equipment	83,389	72,710
Land and buildings	1,241	931
Motor vehicles	412	309
Other plant and equipment	6,494	4,955
Transport equipment	6,676	5,007

Andy’s Total	98,212	83,912

Combined Totals	580,164	473,369

9.2.9 Professional Costs

Realisation costs have been estimated at 3% of gross sale proceeds of property, plant and equipment being representative of possible marketing, legal sale related and auctioneer costs, including finance leased assets. This estimate is provided for illustrative purposes only and may not be representative of the actual realisation costs pending the type of sale conducted and length of sale program.

9.2.10 Lease Liabilities

Lease liabilities are reflective of Emeco’s, Orionstone’s and Andy’s finance lease assets of which the financiers would have priority for repayment ahead of other creditors including Noteholders.

9.2.11 Unsecured Creditors

This amount represents the total merged unsecured creditor pool of Emeco, Orionstone and Andy’s.

9.2.12 Conclusion – estimated return to Noteholders

The analysis undertaken above estimates that Noteholders’ post-transaction debt of $479m (principal of $472.5m plus acquisition adjustments per NewCo’s pro forma balance sheet reviewed by Deloitte) would be repaid in full by NewCo in a low and high going concern scenario. Likewise, other creditors would also be paid in full in both scenarios.

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9.3 Emeco balance sheet summary review

The scope of this engagement requires us to determine the expected dividend that would be available to the Noteholders and other creditors of Emeco, if Emeco were to be wound up within six months of the hearing of the application under section 411(1) and (1B) of the Act.

The estimated timetable for implementation of the Proposed Transaction is by 31 December 2016. Accordingly, for the purposes of estimating the expected return in the event that the Scheme is not implemented and Emeco is wound up, we assume the appointment of External Administrators to Emeco at 31 December 2016.

Emeco’s standalone balance sheet position is tabled below based upon 30 June 2016 audited accounts. Given the accounts have been audited we have placed reliance on these audited balances in accepting the balances presented to us for the purposes of this analysis:

Consolidated Statement of Financial Position 30 June 2016 Audited Accounts	Emeco $’000	Notes
Current Assets
Cash and cash equivalents	24,854	9.3.1
Trade receivables	37,734	9.3.2
Inventory	5,333
Assets held for sale	30,728	9.3.4
Other current assets	8,147	9.3.3

Total Current Assets	106,796

Non-Current Assets
Property, plant and equipment	280,182	9.3.4
Intangible assets	2,344
Deferred tax asset	19,507	9.3.5
Trade and other receivables	18,863	9.3.2

Total Non-Current Assets	320,896

Total Assets	427,692

Current Liabilities
Trade payables	38,035	9.3.6
Provision for GST / VAT / Income Taxes	3,469
Interest bearing liabilities	4,579	9.3.7
Liabilities associated with assets classified as held for sale	883

Total Current Liabilities	46,966

Non-Current Liabilities
Borrowings and lease liabilities	373,239	9.3.7
Other liabilities	1,490

Total Non-Current Liabilities	374,729

Total Liabilities	421,695

Net Assets	5,997

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We discuss below Emeco’s standalone balance sheet prior to our liquidation scenario analysis.

9.3.1 Cash

Cash at 30 June 2016 was $24.9m.

9.3.2 Trade receivables

Emeco reported current trade receivables of $37m with no material bad debt provisions.

9.3.3 Other assets

Other current assets include intangibles and goodwill of $8m.

9.3.4 Property, plant and equipment and assets held for sale

Emeco’s property, plant and equipment includes both non-current fleet assets for ongoing operations and items of fleet classified as held for sale. The breakdown of these assets is tabled below:

Property, plant and equipment At 30 June 2016 Item	Book value $’000
Freehold land and buildings	2,142
Leasehold improvements	934
Plant and equipment	264,637
Leased plant and equipment	9,198
Furniture, fixtures and fittings	62
Office equipment	340
Motor vehicles	1,127
Assets for sale	30,728
Sundry plant	1,742

Total	310,910

9.3.5 Deferred tax asset

At 30 June 2016 Emeco had deferred tax assets of $19.5m.

9.3.6 Trade payables

Emeco reported $38m of trade payables at 30 June 2016.

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9.3.7 Borrowings and lease liabilities

Emeco reported $378m of net borrowings and lease liabilities at 30 June 2016. The breakdown of these liabilities is tabled below:

Borrowings and lease liabilities At 30 June 2016 Item	Book value $’000
Current
Other financing	535
Lease liabilities—secured	4,044

Total Current	4,579

Non-Current
Originating issue discount	(2,743)
Notes issue	380,716
Lease liabilities—secured	4,962
Debt raising costs	(9,696)

Total Non-Current	373,239

Total	377,818

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9.4 Estimated return to creditors of Emeco in the event that the Scheme is not implemented

Our analysis as to the recoverable value of Emeco’s assets in an insolvency scenario is tabled below in a low and high liquidation value:

Estimated Outcome Statement In the event that the Scheme is not implemented Book values at 30 June 2016	Emeco book value $’000	Insolvency Scenario (low case) $’000	Insolvency scenario (high case) $’000	Notes
Circulating Assets
Estimated trading losses during liquidation	n/a	(7,600)	(3,500)	9.4.1
Cash at appointment	24,854	15,200	15,200	9.4.2
Receivables	43,968	7,199	15,311	9.4.3
Inventory	5,333	800	1,867	9.4.3
Other assets (inc. intangibles and deferred tax assets)	42,627	—	—	9.4.4

Total Circulating Assets Available for Employees	116,782	15,599	29,878

Less: employee entitlements	n/a	(10,374)	(10,374)	9.4.5

Circulating Assets Available for Secured Creditors	116,782	5,225	18,504

Less: amount owing under 144A Debt	(380,716)	(380,716)	(380,716)

Shortfall to Secured Creditors from Circulating Assets	(263,934)	(374,491)	(362,212)

Non-Circulating Assets
Property, plant and equipment (incl. assets for sale)	310,910	148,810	217,323	9.4.6
Less:
Lease liabilities	(9,000)	(9,000)	(9,000)	9.4.7
External administrator costs	n/a	(4,000)	(3,000)	9.4.8
Legal costs	n/a	(2,000)	(1,500)	9.4.8
Other realisation costs	n/a	(4,285)	(6,386)	9.4.8

Non-Circulating Assets Available for Secured Creditors	301,910	129,525	197,438

Secured Debt
Balance owing under 144A Debt	(263,934)	(375,491)	(362,212)
Estimated Return to Secured Creditors	100%	34%	55%	9.4.9

Surplus / (Deficit) to Secured Creditors	37,976	(245,966)	(164,775)

Unsecured Creditors	(31,979)	(31,979)	(31,979)

Total Surplus / (Deficit) to Shareholders	5,997	(277,945)	(196,754)

31 October 2016 | Page 55

9.4.1 Estimated Trading Losses

Based upon Emeco’s recent trading results to 30 June 2016 we have estimated the following trading losses in a low and high liquidation scenario, and assuming the following:

•	In the high case scenario there is an immediate cessation of operations and contracts are terminated. It is assumed that it will take 6 weeks to orderly wind down operations including closing offices and advising staff. It is assumed that for the first two weeks’ overhead costs will be in line with FY16 costs, 50% for the next two weeks and 25% for the next two weeks.

•	In a low scenario it is assumed Emeco trades as normal for a month while buyers for the assets / contracts are sought and then operations wound down under the same assumptions over 6 weeks as in the high case above. Revenue is forecast at the same level as cost of goods sold given there is a legitimate risk that customers will terminate contracts with Emeco given the insolvency event.

9.4.2 Cash

Cash is forecast at $15.2m rather than the 30 June 2016 balance of $24.9m based on Emeco’s estimate of closing cash as at 31 December 2016. This includes the close out of swap instruments.

9.4.3 Receivables and Inventory

We have reviewed Emeco’s customer profile to identify customers who are on long term fleet and maintenance contracts versus short term or fleet only contracts. We consider that there is a greater risk in respect of the recoverability of trade receivables from longer term fleet and maintenance contracts in an insolvency event as in such circumstances where Emeco’s operations would cease such customers may seek liquidated damages claims for breaches of contract and refuse to pay existing debts.

On this basis, we have applied the below tabled recovery rates:

Contract type	Low	High
Long term – fully maintained fleet debtors	nil	25%
Short term – dry hire debtors	25%	40%

We have applied the following recovery rates to the forecast book value of Emeco’s inventory as at 30 June 2016 as we consider that inventory would be heavily discounted in a liquidation scenario:

	Low	High
Inventory	15%	35%

9.4.4 Other assets (inc. intangibles and deferred tax assets)

In the event that an External Administrator is appointed to Emeco, it is assumed that no value will be obtained from intangible assets. It is further assumed that the deferred tax asset will have no value.

9.4.5 Employee Entitlements

We have estimated the employee entitlement costs in a liquidation scenario using Emeco’s annual leave, long service leave balance reports as at 31 August 2016 and Management’s estimate of redundancy payments. Employee entitlements would be paid from circulating assets in priority to unsecured creditors in accordance with Section 556 of the Act.

The actual termination costs payable would be subject to change following a detailed review of each employees’ contract and exact date of termination.

31 October 2016 | Page 56

9.4.6 Property, Plant and Equipment

As at 30 June 2016, Emeco’s property, plant and equipment comprises the following:

Property, plant and equipment At 30 June 2016 Item	Book value $’000	Low $’000	High $’000
Freehold land and buildings	2,142	321	536
Leasehold improvements	934	140	233
Plant and equipment	264,637	140,063	200,090
Leased plant and equipment	9,198
Furniture, fixtures and fittings	62	9	16
Office equipment	340	51	85
Motor vehicles	1,127	282	564
Assets for sale	30,728	7682	15364
Sundry plant	1,742	262	435

Total	310,910	148,810	217,323

Management have provided us with a valuation prepared by Hassalls a qualified and independent valuer as at June 2016 in support of the book value attributed to plant and equipment as at this date. By letter dated 6 October 2016 the valuer has advised that they do not consider there to be any material changes to those valuations as at the date of preparation of this report. The values ascribed in the valuation report are as follows:

•	$267.327m at fair market value (FMV)

•	$200.089m at an orderly liquidation value (OLV)

The valuation assumes a piecemeal sale of equipment and not a complete disposal of the entire Emeco fleet at one time. In the event that the entire fleet was brought to market at the same time, the valuer noted in their valuation report that the global market is likely to not have the capacity to absorb the quantum of equipment which would result in additional value erosion. In this event, the valuer considers a further discount of 30% to the OLV may represent a low case force sale scenario resulting in an estimated realisable value of $140m.

We have adopted the OLV for the high case scenario.

As at June 2016 the OLV attributed to assets located overseas was $51.2m to the Chile fleet and $31m to the Canadian fleet. We note that these values may be effected by movements in foreign exchange rate and different economic risks in the relevant countries.

Recovery rates have been applied to the other asset categories as follows:

	Low	High
Assets held for sale & motor vehicles	25%	50%
Other leasehold assets and office equipment	15%	25%

31 October 2016 | Page 57

9.4.7 Lease Liabilities

In the event an External Administrator was appointed, the lease obligations and assets available for realisation to each financier would require separate consideration as such financiers would likely have priority for repayment over their financed equipment ahead of all other creditors. We have assumed all lease liabilities would rank ahead of other creditor claims including Noteholders in both the low and high scenarios.

9.4.8 Professional Costs

These estimates are provided for illustrative purposes only and may not be representative of the administration, legal and sales advisor costs that would be incurred in the event that External Administrators were appointed. In the event that there was to be shortfall to the secured creditors, an External Administrator’s costs may be required to be applied separately against the realisations of circulating and non-circulating assets.

Other realisation costs have been estimated at 3% of sale proceeds being representative of estimated marketing and auctioneer costs.

9.4.9 Expected Dividend Available to Creditors

In the event that the Scheme is not implemented and assuming a theoretical assumption that Emeco is wound up at 31 December 2016:

•	It is likely that sufficient circulating assets would be available to meet employee claims in full.

•	Emeco Noteholders would receive a return in the range of 34 to 55 cents in the dollar.

•	There would be no funds available to unsecured creditors.

31 October 2016 | Page 58

10 Likely outcome for Emeco if the Scheme is implemented

Based upon our analysis above, in the event the Scheme is implemented Emeco Noteholders will take benefit from:

•	The restructure of the existing 144A Debt and extending the maturity profile to FY22. We note that the 144A Debt presently matures in FY19 and Emeco’s Standalone Model raises concerns that the debt cannot be repaid in the absence of the maturity date being extended or the facility refinanced. There is presently no alternate proposal other than the Proposed Transaction.

•	The significant cost synergies forecast with respect to NewCo including material capex savings, underlying better financial performance and stronger working capital position.

•	The increased scale of fleet and presence in the market.

•	The new funds proposed to be raised via the Rights Issue of NewCo which is underwritten to $10m by Emeco’s substantial shareholders, which will provide working capital for NewCo.

•	The equity in respect of the approximate 20% conversion of their debt to equity in NewCo preserves the opportunity to recover the whole of their debt and potentially more.

We set out below a summary of the estimated return to creditors in an enforcement scenario for Emeco assuming the Scheme is not implemented versus the estimated returns for NewCo on a going concern basis. The detailed assumptions regarding our estimates are set out in section 9 of this report. For sake of clarity, we note that the analysis below is in respect of the estimated Emeco dividend returns of their 144A Notes of $381m (book value as of 30 June 2016, pre-transaction value of $376m) and in respect of the Emeco creditors’ portion of Tranche B Debt estimated at approximately 80% of outstanding principal, being $304m.

Estimated Return to Emeco Creditors	Emeco 30 June 2016			NewCo Post-Transaction
	Book value	Low case	High case	Book value	Low case	High case
Emeco Noteholders
Amount of debt ($’m)	381	381	381	304	304	304

Estimated return on debt %		34%	55%		100%	100%

Unsecured creditors
Amount of debt ($’m)	32	32	32	47	47	47

Estimated return %		Nil	Nil		100%	100%

As part of the scope of analysis, we have not analysed the share value of NewCo and therefore do not incorporate any value attributable to such equity holdings in our dividend returns.

31 October 2016 | Page 59

Specifically, we set out below the estimated return to both the Participating and Non-participating Noteholders:

Estimated Return to Emeco Noteholders only	Emeco (insolvency event)		NewCo (going concern sale)
	Low Scenario	High Scenario	Low Scenario	High Scenario
	$’m	$’m	$’m	$’m
Emeco Noteholder Debt ($m)	381	381	304	304

Return to Emeco Participating Noteholders ($m)	133	210	304	304

Estimated return on debt %	34%	55%	100%	100%

Return to Emeco Non-Participating Noteholders (50% cash return per RSA)	As above	As above	191	191

Estimated return on debt %	As above	As above	50%	50%

The analysis undertaken above estimates that Noteholders’ opening post-transaction debt of $472.5m ($479m as reported in the Deloitte NewCo pro forma balance sheet subject to certain timing and transaction adjustments) is capable of being repaid in full by NewCo in a low and high going concern scenario (not taking into account value to Participating Noteholders in respect of shares in NewCo granted pursuant to the Proposed Transaction). By comparison in a low and high liquidation scenario (Emeco only) the return range is estimated to be only 34 cents in the dollar and 55 cents in the dollar for Noteholders’ original 144A Debt.

The above analysis concludes that Emeco Noteholders who participate in the Proposed Transaction by converting approximately 80% of their existing 144A Debt to the Tranche B Debt would receive a greater return under NewCo than that which would be available as a creditor of Emeco and additionally potential incremental value in respect of their shares in NewCo. Put simply, the returns under NewCo are estimated at 100 cents in the dollar for the restructured Tranche B Debt in both a low and high scenario (plus potential equity value in NewCo) versus Emeco in a liquidation scenario of between 34 cents in the dollar and 55 cents in the dollar.

In respect of those Noteholders who elect, or are deemed to elect to receive a cash payment of 50% of their debt under the Proposed Transaction the alternative financial outcome in a low liquidation scenario of Emeco is that they would receive 34 cents in the dollar and in a high scenario 55 cents in the dollar. While the projected return in a winding up of Emeco (high scenario of 55 cents in the dollar) could potentially provide a greater dividend to Noteholders we consider that there are material risks to actually achieving this outcome. The assumptions regarding our estimates are discussed in section 9 of this report.

31 October 2016 | Page 60

11 Limitations, qualifications and disclosures

11.1 About Ferrier Hodgson

Ferrier Hodgson is a group of dedicated professionals specialising in corporate advisory, forensics and corporate recovery.

Over more than 40 years, the Ferrier Hodgson group has strategically developed offices across major business centres in Australia and Asia. We have seven offices across Australia and Asia, with 36 partners and more than 320 staff.

Through our affiliations with leading specialist accountancy firms, KLC Kennic Lui & Co across Asia, Zolfo Cooper in the US and Europe, Eight Advisory in France and Thierhoff Muller in Germany, we have 68 offices around the globe and access to 800 restructuring and advisory experts.

Ferrier Hodgson is regarded as a market leader in mining advisory services in Australia and a trusted industry adviser to mining operators, lenders and financiers to the sector. We are one of the world’s most respected restructuring advisory practices, able to offer a dedicated team of experienced professionals with a deep understanding of mining in Australia and around the world.

Over the years we have prepared numerous independent expert reports for a vast array of clients.

The key person responsible for preparing this report on behalf of Ferrier Hodgson is Martin Jones, Managing Partner of our Perth office with over 33 years of corporate advisory and restructuring experience. See Appendix B for further particulars of the writer.

11.2 Disclaimers

The purpose, and the intention of this report is not to provide any financial product advice. This report should not be used or relied upon for any purpose other than as an expression of Ferrier Hodgson’s opinion and views regarding certain aspects of the Proposed Transaction per the scope of work requested by Emeco.

Ferrier Hodgson expressly disclaims any liability to any Emeco shareholder or creditor who relies or purports to rely on the report for any other purpose and to any party who relies or purports to rely on the report for any purpose whatsoever.

Ferrier Hodgson had no involvement in the preparation of the Explanatory Memorandum issued by Emeco and has not verified, audited or approved any of the contents of the document, and accordingly does not accept any responsibility for the contents of the Explanatory Memorandum other than this accompanying report.

Approval or rejection of the Proposed Transaction are matters for each individual shareholder and creditor of Emeco based on their own views of the future prospects of the business. Shareholders and creditors should carefully consider the documents provided in relation to the Proposed Transaction and if in doubt as to what action they should take should consult their own professional advisor.

We note that forecasts are predictions of the future and may not represent actual results.

All amounts stated in this report are in Australian Dollars (AUD) unless otherwise stated.

11.3 Independence

Ferrier Hodgson and its related entities do not have at the date of this report, and have not had within the previous two years, any direct business or professional relationship with Emeco, Orionstone or Andy’s or any financial or other interest that could reasonably be regarded as capable of affecting its ability to provide an unbiased opinion in relation to the proposed Scheme.

31 October 2016 | Page 61

Ferrier Hodgson had no part in the formulation of the Scheme. Its only role to date has been the preparation of this report.

Ferrier Hodgson provides advisory and restructuring services to various clients including major financial institutions, banks, private investors and others which may include creditors of the Scheme companies however such relationships do not impact our independence and could reasonably be regarded as capable of affecting its ability to provide an unbiased opinion in relation to the proposed Scheme as noted above.

Ferrier Hodgson will receive a fee estimated at between $200,000 and $300,000 plus GST and reimbursement of out-of-pocket expenses for the preparation of this report, and capped at a maximum of $300,000 plus GST for fees. This fee is not contingent on the conclusions reached or outcome of the Scheme. Ferrier Hodgson’s out of pocket expenses in relation to preparation of the report will be reimbursed. Ferrier Hodgson will receive no other benefit for the preparation of this report.

Ferrier Hodgson considers itself to be independent in terms of Regulatory Guide 112 issued by ASIC on 30 March 2011 and APES 110.

11.4 Tax

We have not been engaged to consider or provide any advice in relation to any tax implications of the Proposed Transaction, nor are we qualified to do so. We understand that Emeco has engaged KPMG to consider such issues. Of note, we understand that the companies currently have available carry forward tax losses however the ability to carry these forward following implementation of the Scheme is not certain and we have noted this in certain parts of this report.

11.5 Reliance on information

Our statements and views expressed in this report are given in good faith and are based upon Ferrier Hodgson’s review and assessment of information provided by Emeco. We believe the information provided to be reliable, complete and not misleading, and have no reason to believe that any material facts have been withheld from us.

Where possible, we have conducted reasonableness checks of the information provided however our role was not to audit or provide any assurances or warranties as to the accuracy of the information provided to us by Emeco, and thus not such warranties or guarantees are provided.

In determining the values in relation to the earthmoving equipment (rental fleet) of Emeco, Orionstone and Andy’s, we have relied on the assessment and valuation undertaken by Steve Wall of Hassalls. In relying on the valuation, Ferrier Hodgson has satisfied itself that Steve Wall, who was responsible for the preparation of the assessment and valuation report, has the required qualifications and experience to provide the valuation opinion contained herein, and has no pecuniary interest in the mining companies associated with the mining interest or associated entities.

Ferrier Hodgson has obtained consent from Steve Wall to refer to his assessment and valuation in this Report.

We understand that, except where noted, the accounting information and financial reports provided to us by Emeco were prepared in accordance with generally accepted accounting principles and consistent with the method adopted by Emeco in previous accounting periods.

31 October 2016 | Page 62

Per our engagement terms and as is normal practice we provided a draft of our report to Emeco to verify the facts contained within prior to finalising the report. Certain factual changes were made to the report however there were no alterations impacting the conclusions we reached regarding the proposed Scheme.

Emeco has agreed to indemnify Ferrier Hodgson against any direct losses in relation to this report, except to the extent that a loss is caused or contributed to our own negligence, recklessness or misconduct.

The information relied upon to prepare this report is set out at Appendix C.

11.6 Consent

Ferrier Hodgson consents to this report being included in Emeco’s Explanatory Statement to shareholders, certain creditors and others (including ASIC and ASX) in relation to the Scheme, as the case may be.

Ferrier Hodgson acknowledges that Schemes of Arrangement are subject to Court approval and any application by Emeco may require the following documents to be included in applications to the Court:

•	Extracts from or the entirety of the report; and

•	An affidavit from the writer of the report introducing or annexing or exhibiting reports and verifying the opinions contained therein.

Neither part or the whole of this report may be reproduced for any other matter without our prior consent.

In preparing this report, we have complied with APES 215 Forensic Accounting Services, issued by the Accounting Professional and Ethical Standards Board. This standard includes mandatory requirements which must be followed by members of CAANZ when they provide Forensic Accounting Services.

31 October 2016 | Page 63

Annexure

A Definitions and commonly used terms

Abbreviation	Description
144A Debt	Secured fixed interest notes in the 144A high yield bond market comprising US$335m which mature on 15 March 2019

AASB	Australian Accounting Standards Board

ABL Facility	Emeco’s $75m asset backed loan with GE Commercial and Macquarie Bank Limited entered into December 2014 and maturing December 2017

ABS	Australian Bureau of Statistics

ACLC	Australian Company Law Cases

Act	The Corporations Act 2001 (Cth)

Andy’s	Andy’s Earthmovers (Asia Pacific) Pty Ltd

APES	Accounting Professional & Ethical Standards

ASIC	Australian Securities and Investments Commission

ASX	Australian Securities Exchange

AUD	Australian dollars

c	Australian cents

CAANZ	Chartered Accountants Australia and New Zealand

CAD	Canadian dollars

Capex	Capital expenditure

Conditions Precedent	The conditions precedent specified in clause 5.1 of the RSA

Commencement Date	The first date on which the RSA has been duly executed by all parties expressed to be a party to it as of such date; i.e. 23 September 2016

CPI	Consumer Price Index

Deloitte	Deloitte Touche Tohmatsu

EBIT	Earnings before income tax

EBITDA	Earnings before income tax, depreciation and amortisation

Explanatory Memorandum	The disclosure document which details the aspects of the Proposed Transaction and its effect on stakeholders

Emeco	Emeco Holdings Limited and related subsidiaries

Emeco Standalone Model	The corporate financial forecast model of Emeco on a standalone basis

External Administrator	One or more of a voluntary administrator, receiver, receiver and manager or liquidator

Ferrier Hodgson	Ferrier Hodgson Corporate Advisory Pty Ltd

FMV	Fair market value

FX	Foreign exchange rate

FY	Financial year

31 October 2016

Abbreviation	Description
GST	Goods and services tax

Hassalls	Australian Auctions Pty Ltd trading as Hassall Auctions

Implementation Date	The date on which the Proposed Transaction is ultimately implemented

IT	Information technology

k	Thousands

KPMG	KPMG Australia Partnership

Ltd	Limited

m	Millions

Management	Key management of Emeco

NewCo	The post-transaction consolidated entity comprising Emeco, Orionstone and Andy’s.

NewCo Corporate Model	The corporate financial forecast model of NewCo

Non-participating Noteholder	Those Noteholders electing to accept a cash payment of 50% of their debt and not participating in the Tranche B Debt and equity conversion in NewCo

Noteholders	The holders of notes issued under the 144A Debt

Notice of Meeting	The notice of meeting that accompanies the Explanatory Memorandum

OLV	Orderly liquidation value

Orionstone	Orionstone Holdings Pty Ltd

Participating Noteholder	Those Noteholders electing to participate in the Tranche B Debt and equity conversion in NewCo

Proposed Transaction or Scheme	The proposed Scheme of Arrangement under Part 5.1 of the Act per the RSA

Pty	Proprietary

QLDSC	Supreme Court of Queensland

USD	United States of America dollars

Rights Issue	Proposed rights issue by Emeco, underwritten to $10m by Emeco’s substantial shareholders

RSA	Restructuring Support Agreement dated 23 September 2016

Supporting Creditor	Supporting Creditors of Emeco, Orionstone and Andy’s per the RSA

T	Tonnes

Tranche B Debt	The post-transaction secured debt facility comprising approximately 80% of the carrying value of the respective 144A Debts of each of Emeco, Orionstone and Andy’s with a 5-year maturity and cash interest rate of 9.25% per annum

Tranche B Notes	New notes issued under the Tranche B Debt facility

WASC	Supreme Court of Western Australia

31 October 2016

Annexure

B Curriculum vitae

Expertise covers

•	Debt syndicate advisory

•	Turnaround management and informal workouts

•	Formal insolvency appointments

•	Independent Expert Reports

Clients include

•	International lending syndicates

•	Commercial and investment banks

•	Alternate investment funds

•	Private Equity

•	Directors

Qualifications and memberships

•	Bachelor of Commerce (UWA)

•	Chartered Accountant

•	Member of the Australian Restructuring Insolvency & Turnaround Association

•	Registered Liquidator

Experience

Martin is a Partner in our Western Australian practice with more than 33 years of restructuring and corporate recovery experience including appointments as an advisor to troubled companies in workout situations and assisting lenders in complex debt restructure and recovery assignments.

Martin utilises his expertise to provide solutions to problems confronted by secured creditors, directors and credit providers, in particular with exposures to industry areas such as resources and resources-related services, agriculture, hospitality and licenced premises, property and construction.

Martin provides constructive advice in difficult financial scenarios that confront providers of credit (secured and unsecured) and company directors. In working on recovery options, Martin focuses on the enhancement of value for his clients. This has included the financial restructuring of ASX listed companies, both through formal arrangement and by consensus reorganisation.

Recent major projects

•	Triton Minerals Ltd

•	Noble Mineral Resources Limited

•	Great Southern Group Ltd

•	Rewards Group Limited

•	Forge Group Limited

•	KBL Mining Limited

These assignments reflect significant experience in diverse industries, which have involved strategic and consultative negotiations with large creditor and stakeholder groups.

31 October 2016

Annexure

C Information list

In preparing this report, we have been provided / obtained the following key information:

•	Emeco Standalone Corporate Model

•	Emeco Capital Expenditure (Capex) Model

•	NewCo Corporate Model

•	Statutory financial statements and management accounts for Emeco, Orionstone and Andy’s for FY14 to FY16

•	Recent ASX Announcements for Emeco

•	Certain financial reports lodged by Emeco, Orionstone and Andy’s with ASIC

•	Restructuring Support Agreement dated 23 September 2016

•	Fleet valuation reports completed by Hassalls for Emeco, Orionstone and Andy’s dated on or about June 2016

•	Certain Emeco’s customer contracts

•	ABL Facility Agreement

•	144A Notes Indenture Agreement

•	KPMG Tax Structuring Report – September 2016

•	Emeco FY17 Management Customer Profitability Analysis

•	Management pro forma financial statements for NewCo

•	Emeco, Orionstone and Andy’s aged receivable listings

•	Emeco doubtful debts provision calculations

•	Emeco, Orionstone and Andy’s aged creditor listings

•	Emeco Interest Hedge Values

•	Emeco Employee Entitlements reports as at June and August 2016

•	Emeco Historical and Forecast Utilisation Rates for fleet

•	Emeco, Orionstone and Andy’s leasing schedules

•	IBISWorld Mining and Mining Services Report May 2016

•	Certain Australian Bureau of Statistics data

We have also had various discussions and meetings with Management of Emeco and also been granted access to Emeco’s online data room which contains additional documents to the above.

31 October 2016

Annexure 3

Investigating Accountant’s Report

See attached.

Emeco Holdings Limited	197	Explanatory Statement

Deloitte Corporate Finance Pty Limited
ACN 003 833 127
AFSL 241457

Tower 2
Brookfield Place
123 St Georges Terrace
Perth WA 6000
GPO Box A46
Perth WA 6837 Australia

Tel: +61 8 9365 7000 www.deloitte.com.au

The Directors

Emeco Holdings limited

71 Walters Drive

Osbourne Park WA 6017

2 November 2016

Dear Directors

REPORT ON HISTORICAL FINANCIAL INFORMATION

Introduction

This report has been prepared at the request of the Directors of Emeco Holdings Limited (“Emeco”) for inclusion in the Explanatory Statement to be issued by Emeco in respect of the Creditors’ Scheme of Arrangement.

Deloitte Corporate Finance Pty Limited is wholly owned by Deloitte Touche Tohmatsu (“Deloitte”) and holds the appropriate Australian Financial Services licence under the Corporations Act 2001.

Expressions and terms used in this report have the same meaning as defined in the Explanatory Statement.

Scope

Historical Financial Information and Pro forma Historical Financial Information

Deloitte Corporate Finance Pty Limited has been engaged by the Directors of Emeco to review the:

a)	Combined Group Unaudited Pro Forma Historical Statement of Profit or Loss for the year ended 30 June 2016; and

b)	Combined Group Unaudited Pro Forma Statement of Financial Position as at 30 June 2016 including the pro forma adjustments and the assumptions on which they are based as contained in Section 15 of the Explanatory Statement together the “Emeco Pro Forma Historical Financial Information”.

The financial information relating to Emeco has been extracted from the consolidated financial report of Emeco for the year ended 30 June 2016, which was audited by Deloitte Touche Tohmatsu in accordance with the Australian Auditing Standards. Deloitte Touche Tohmatsu issued an unmodified audit opinion dated 30 August 2016.

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee, and its network of member firms, each of which is a legally separate and independent entity. Please see www.deloitte.com/au/about for a detailed description of the legal structure of Deloitte Touche Tohmatsu Limited and its member firms.

Member of Deloitte Touche Tohmatsu Limited

The financial information relating to Orionstone Holdings Pty Ltd (“Orionstone”) has been extracted from the unaudited draft financial report of Orionstone for the year ended 30 June 2016.

The financial information relating to Andy’s Earthmovers (Asia Pacific) Pty Ltd (“Andy’s”) has been extracted from the unaudited draft financial report of Andy’s for the year ended 30 June 2016.

The Combined Group Unaudited Pro Forma Historical Statement of Financial Position as at 30 June 2016 and the Combined Group Unaudited Pro Forma Historical Statement of Profit or Loss for the year ended 30 June 2016 have been derived from the financial information of Emeco, Orionstone and Andy’s as described above and the effects of the basis of preparation and the pro forma adjustments described in the Section 15 of the Explanatory Statement.

The Emeco Pro Forma Historical Financial Information is presented in an abbreviated form in the Explanatory Statement insofar as it does not include all of the presentation and disclosures required by Australian Accounting Standards and other mandatory professional reporting requirements applicable to general purpose financial reports prepared in accordance with the Corporations Act 2001.

The stated basis of preparation of the Combined Group Unaudited Pro forma Historical Statement of Financial Position and the Combined Group Unaudited Pro Forma Historical Statement of Profit or Loss is the recognition and measurement principles contained in Australian Accounting Standards applied to the historical financial information and the events or transactions to which the pro forma adjustments relate, as described in section 15 of the Explanatory Statement, as if those events or transactions had occurred as at 30 June 2016.

Due to its nature, the Emeco Pro Forma Historical Financial Information does not represent Emeco’s or the Combined Group’s actual or prospective financial position or performance.

Directors’ Responsibility

The Directors of Emeco are responsible for the preparation and presentation of the Emeco Pro Forma Historical Financial Information including the selection and determination of pro forma adjustments made to the historical financial information and included in the Combined Group Unaudited Pro forma Historical Statement of Financial Position as at 30 June 2016 and the Combined Group Unaudited Pro Forma Historical Statement of Profit or Loss for the year ended 30 June 2016.

This includes responsibility for the operation of such internal controls as the Directors of Emeco determine are necessary to enable the preparation of the Emeco Pro Forma Historical Financial Information that is free from material misstatement, whether due to fraud or error.

Our Responsibility

Our responsibility is to express a limited assurance conclusion on the Emeco Pro Forma Historical Financial Information based on the procedures performed and the evidence we have obtained. We have conducted our engagement in accordance with Australian Standard on Assurance Engagements (ASAE) 3450 Assurance Engagements involving Corporate Fundraisings and/or Prospective Financial Information.

A review consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Australian Auditing

Standards and consequently does not enable us to obtain reasonable assurance that we would become aware of all significant matters that might be identified in a reasonable assurance engagement. Accordingly we will not express an audit opinion.

Our engagement did not involve updating or re-issuing any previously issued audit or review report on any financial information used as a source of the Historical Financial Information or the Pro forma Historical Financial Information.

We have performed the following procedures as we, in our professional judgement, considered reasonable in the circumstances:

•	consideration of work papers, accounting records and other documents, including those dealing with the extraction of the Emeco Pro Forma Historical Financial Information from the sources disclosed in the Explanatory Statement for the relevant periods;

•	consideration of the reasonableness and appropriateness of the pro forma transactions and/or adjustments described in Section 15 of the Explanatory Statement;

•	enquiries of Emeco Directors, management, personnel and advisors; and

•	the performance of analytical procedures applied to the Emeco Pro Forma Historical Financial Information.

Conclusion

Combined Group Unaudited Pro forma Historical Financial Information

Based on our limited assurance engagement, which is not an audit, nothing has come to our attention that causes us to believe that:

a)	the Combined Group Unaudited Pro Forma Historical Statement of Profit or Loss for the year ended 30 June 2016; and

b)	the Combined Group Unaudited Pro Forma Statement of Financial Position as at 30 June 2016 including the pro forma adjustments and the assumptions on which they are based are not presented fairly, in all material respects, in accordance with the stated basis of presentation, as described in Section 15 of the Explanatory Statement.

Subsequent events

Apart from the matters dealt with in this report, and having regard for the scope of our report, nothing has come to our attention that would cause us to believe that matters arising after 30 June 2016, other than matters dealt with in this report, would require comment on, or adjustments to, the Emeco Pro Forma Historical Financial Information contained in Section 15 of the Explanatory Memorandum, or would cause that information to be misleading or deceptive.

Disclosure of Interest

Deloitte Touche Tohmatsu and its subsidiary Deloitte Corporate Finance Pty Limited do not have any interest in the outcome of the Scheme of Arrangement other than the preparation of this report for which normal professional fees will be received. Deloitte Touche Tohmatsu is the auditor of Emeco and Andy’s.

Restriction on use

Without modifying our conclusions, we draw attention to section 15 of the Explanatory Statement, which describes the purpose of the Emeco Pro Forma Historical Financial Information, being for inclusion in the Explanatory Statement. As a result, the Emeco Pro Forma Historical Financial Information may not be suitable for use for another purpose. We disclaim any assumption of responsibility for any reliance on this report, or on the Emeco Pro Forma Historical Financial Information to which it relates, for any purpose other than that for which it was prepared.

Consent

Deloitte Corporate Finance Pty Limited has consented to the inclusion of this limited assurance report in the Explanatory Statement in the form and context in which it is included.

Yours faithfully

Leanne Karamfiles

Deloitte Corporate Finance Pty Limited

Authorised Representative

1009196.

Annexure 4

Financial Statements

See attached.

Emeco Holdings Limited	198	Explanatory Statement

Emeco Holdings Limited and its Controlled Entities

ABN 89 112 188 815

Annual Financial Report

30 June 2016

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	1

Contents

Chairman’s Report	3

Managing Director’s Report	5

Operating and Financial Review	7

Regional Business Overview	13

Financial Report	18

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	2

Chairman’s Report

Dear Shareholder,

We are pleased to present the Emeco Holdings Limited Annual Report for financial year 2015/2016 (FY16).

Improved earnings performance despite poor market conditions

Emeco improved its operating performance over FY16, combining increased utilisation with cost reduction initiatives, to deliver a turnaround in earnings after several years of decline. Despite conditions deteriorating further in the markets in which Emeco operates over the past 12 months, management generated improved performance through growth of market share in Australia, proactively restructuring the Canada operations to minimise value leakage, improving operating utilisation in Chile and driving efficiency gains across the business. Importantly, the business evidenced significantly improved operating performance over the second half of the previous financial year.

Operating conditions weakened in Canada, driven by the oil price falling from approximately US$60/barrel at the commencement of FY16 to a low of close to US$25/barrel in January 2016. This resulted in a substantially lower volume of winter works impacting first half FY16, while the last six months in Canada was adversely affected by the bushfire natural disaster which shut down the oil sands industry for two months. The Company responded to the challenging conditions in Canada by right-sizing the business and entering into a strategic asset sharing partnership with Heavy Metal Equipment Rentals (HMER). An unexpected change in a major customers mine plan in Chile significantly impacted its operating utilisation over March and April 2016.

The Company has been well led by Ian Testrow, who as Managing Director, is driving a focus on improving operational efficiency across the business and instilling a culture of identifying innovative solutions for Emeco and our customers. This is evident from our partnership in Chile, the asset sharing arrangement with HMER in Canada, the asset swap executed in Canada and the strategic relationship with The Red Button Group.

The business ended the year with net debt of $365.4 million, being a $48.5 million decrease on the prior year. This achievement was driven by strong cash flow management and a reduction in gross debt with the purchase of bonds on market. This was affected in the first half of FY16 through the partial closure of interest rate swaps to execute an on-market purchase of US$52.3 million face value of our 144A bonds. Year-end cash of $24.8 million was only $3.0 million down on the prior year as a result of working capital release, disposals and improved earnings.

Safety and sustainability

Similar to FY15, the challenges faced over FY16 have not impacted Emeco’s efforts in maintaining our commitment to our people, the environment and the community. The Company continues to adopt safety practices of the highest standard. Cost reduction initiatives have not diminished our commitment to safety or sustainability processes or procedures. Overall, our LTIFR reduced 42% to 1.1, while our TRIFR decreased 25% to 5.6, which are pleasing trends.

Emeco’s workforce composition was heavily influenced by the current market conditions in which we operate. Both the Australian and Canadian workforce saw significant changes as the business was right-sized to reflect our current operating conditions. Overall our employee numbers reduced to 254 (from 336), reflecting the market, but Emeco continues to work on the development and retention of our personnel.

Refer to our website for Emeco’s FY16 Sustainability Report and details on our safety and sustainability achievements over the year.

Focus on operational excellence and cash management

Heading into FY17 the focus remains on further driving efficiency gains in the business and maintaining tight capital management. Project Fit phase 2 initiatives implemented over FY16 will continue to drive margin improvements in FY17, while improved operating utilisation in Australia and the HMER arrangement in Canada are expected to stabilise revenue compared to FY16. Building on the success of Project Fit, management is now focused on operational excellence and seeking opportunities to reduce our cost base further through smarter fleet management solutions and efficiency improvements.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	3

The board is pleased with Emeco’s progress over FY16, in particular the improved earnings and minimal cash out flow achieved despite continuing market weakness. The business will continue to build on its accomplishments over the past 12 months and the earnings run rate into FY17 indicates further revenue improvements are likely.

Finally, the board would like to extend its appreciation of the efforts of Alec Brennan who retired during the year after ten years as Chairman. Alec steered Emeco through the transition from a privately held company to a listed global enterprise and presided resolutely over the past few years of extreme volatility in our markets. We wish him all the best in his retirement.

Peter Richards

Chairman

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	4

Managing Director’s Report

Dear Shareholder,

In the past year we have made significant progress in reducing our costs, increasing our customer focus and service level and evolving our rental value proposition through the use of the Emeco Operating System (EOS) technology. I am especially proud of our significant improved safety performance with our TRIFR decreasing from 7.5 at the end of FY15 to 5.6 at the end of FY16. The improvements in FY16 were driven by our employees’ commitment, creativity and resilience. I would like to thank the Emeco team for all of their hard work.

Progress on turnaround

Emeco improved its earnings and profitability in FY16. This was driven by cost reductions and the Emeco team’s determination to provide our customers quality service regardless of the market conditions.

In FY16 we achieved a sustainable annual cost reduction run rate of $26.7m. Going into FY17, our continuous improvement focus moves to “Operational Excellence”. We are excited about the opportunities to create further savings in labour productivity, extending component life, alternate component sourcing, optimising inventory and improving logistics.

Emeco ended FY16 with an operating EBITDA of $54.2 million (up $10.8 million on FY15 operating EBITDA of $43.4 million) and an operating net loss after tax of $90.5 million. Continued weakness in the markets in which Emeco operates resulted in the business recognising tangible asset impairments totalling $179.6 million over the year, primarily in Canada.

Average group operating utilisation for FY16 of 44% was slightly lower than the FY15 average of 46%. This decrease was a result of a significant drop in Canada utilisation, offset by improvements in Australia. Excluding Canada, operating utilisation averaged 50% for FY16.

Increasing our overall earnings in FY16 against the backdrop of the Canadian business’ drop in earnings, continued weak operating utilisation and low rental rates is a testament to Emeco’s ability to operate in challenging market conditions. Cost discipline and senior management focus on customers and operational performance has Emeco well placed to outperform the industry in the current environment and generate significantly improved returns when the market eventually recovers.

Strategic achievements across the business

The Australian business improved average operating utilisation over FY16 to 50%, which was lead primarily by growth in both New South Wales and Queensland.

The New South Wales business continues to remain the strongest of the Australian business units with FY16 operating utilisation of 59%. Queensland continued its strong recovery from a low during 2014 with a number of projects commencing late in FY15 driving improved operating utilisation. Although the market in Western Australia continues to be challenged, we recently installed the EOS technology at Evolution Mining’s Mungari operation. The initial success of EOS at Mungari suggests our fully maintained EOS supported rental model is well suited to gold projects. Our WA business development team is working hard to win additional projects utilising this model.

The focus for our Australian business in FY17 will be increasing operating utilisation, utilising our EOS technology to assist our customers achieve improved equipment productivity and reducing costs through the implementation of operational excellence initiatives.

The Canadian business was severely impacted by falling oil prices. In response to the deteriorating conditions, management restructured the business by forming a partnership with Heavy Metals Equipment Rentals, which allowed the companies to combine fleet resources whilst significantly reducing overheads. This business returned to cash positive in Q4 and is now well placed for stabilisation in FY17.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	5

In Chile, AMSA temporarily suspended the development of the Encuentro mine and relocated our fleet to the existing Esperanza operations. Although the fleet shift to Esperanza hampered Chile’s FY16 performance due to the slow ramp up, the fleet is expected to be relocated back to Encuentro during third quarter FY17, which effectively increases our five year project by an additional 12 months.

Tight capital management

Net debt decreased by $48.5 million to $365.4 million over FY16 as a result of the company purchasing US$52.3 million of bonds on market. The effect on net debt as a result of the bond purchase was offset by depreciation in the AUD increasing the underlying value of the bonds.

Following the on market purchase of bonds, Emeco’s debt structure consists of US$282.7 million of 144A bonds due March 2019 and the asset backed loan (ABL) expiring in December 2017 (see page 12 for further details). At 30 June 2016 the ABL was undrawn with the exception of $11.5 million of bank guarantees utilised against the facility. Emeco’s cash balance fell marginally to $24.8 million at 30 June 2016, down from $27.8 million at the start of the reporting period.

Operational excellence and a continued focus on innovative solutions for customers

The benefits of our cost reductions over FY16 will result in a more profitable business from the outset of FY17. During the year ahead our strategy is focused on continuing to increase operating utilisation, whilst reducing costs through our operational excellence initiatives and create additional project sites through the value of EOS technology.

We continue to expect consolidation and rationalisation in the sector if there is no recovery in the market over the near term. Our improved operating performance and capital management positions us well to evaluate these opportunities as they arise. We remain conservative in our approach to capital management and continue to assess opportunities to deleverage the business.

Ian Testrow

Managing Director & Chief Executive Officer

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	6

Operating and Financial Review

The Emeco Group supplies safe, reliable and maintained equipment rental solutions to the global mining industry. Established in 1972, the business listed on the ASX in July 2006 and is headquartered in Perth, Western Australia. Emeco currently employs 254 permanent and fixed term staff and owns 431 pieces of earthmoving equipment across Australia, Canada and Chile.

Emeco generates earnings from two primary revenue streams, equipment rental and maintenance services. Operating costs principally comprise parts, labour and tooling associated with maintaining earthmoving equipment. Capital expenditure principally comprises the purchase of equipment and replacement of major components over the asset’s life cycle while owned by Emeco.

Chart 1: Revenue by region	Chart 2: Revenue by commodity	Chart 3: Fleet composition by asset class

Note: Above analysis relates to 12 month period ended 30 June 2016 and excludes discontinued operations.

Table 1: Group financial results

	Operating results[1,3]		Statutory results
A$ millions	2016	2015	2016	2015
Revenue[5]	208.0	242.8	206.6	241.4
EBITDA[4]	54.2	43.4	47.6	32.8
EBIT[4]	(14.2)	(59.2)	(201.4)	(96.8)
NPAT[4]	(90.5)	(94.9)	(225.4)	(123.1)
ROC[4] %	(2.7)%	(9.4)%	(25.0)%	(15.2)%
EBIT margin	(6.8)%	(24.4)%	(97.5)%	(40.1)%
EBITDA margin	26.1%	17.9%	(23.1)%	13.6%

Note:	1.	Significant items have been excluded from the statutory result to aid the comparability and usefulness of the financial information. This adjusted information (operating results) enables users to better understand the underlying financial performance of the business in the current period.
	2.	Operating and statutory results exclude discontinued operations.
	3.	Operating results are non-IFRS.
	4.	EBITDA: Earnings before interest, tax, depreciation and amortisation; EBIT: Earnings before interest and tax; NPAT: Net profit after tax; ROC: Return on capital.
	5.	Includes other income

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	7

Table 2: 2016 operating results to statutory results reconciliation

A$ millions	Tangible asset impairments	Redundancy	Long-term incentive program	One-off corporate development costs	Amortisation of borrowing costs	Tax effect	NPAT
Operating							(90.5)

Australia	(36.8)	(1.7)	(1.5)	(2.2)	(5.5)	14.3	(33.4)
Canada	(94.0)	(1.5)	(0.2)	0.0	0.0	28.7	(67.0)
Chile	(48.8)	(0.2)	0.0	(0.3)	0.0	14.8	(34.5)

Statutory	(179.6)	(3.4)	(1.7)	(2.5)	(5.5)	57.8	(225.4)

Reconciliation of differences between operating and statutory results:

1.	FY16 operating results (non-IFRS) excludes the following:

-	Tangible asset impairments: Over FY16 impairment testing indicated the Australia, Chile and Canada CGUs were impaired which resulted in an impairment of $173.8 million being recognised. Additionally, net impairments totalling $5.8 million were recognised across the business on assets held for sale and subsequently disposed during the period. A small number of held for sale assets were reclassified to the rental fleet in Australia to source growth in New South Wales and Queensland businesses, resulting in reversal of impairments recognised in prior reporting periods.

-	Redundancies: Redundancies in FY16 resulted in a one off cost totalling $3.4 million before tax.

-	Long-term incentive program: During FY16 Emeco recognised $1.7 million of non-cash expenses relating to the employee long-term incentive plan.

-	One-off corporate development expenses: During FY16 Emeco undertook corporate development activities which resulted in one off costs totalling $2.5 million before tax.

-	Accelerated amortisation of borrowing costs: Accelerated amortisation related to the borrowing costs associated with the repurchase of US$52.3 million face value 144A notes.

2.	Refer to our 2015 Annual Report for reconciliation of differences between FY15 operating and statutory results.

3.	All reconciling items relating to FY16 operating results are discussed in further detail later in the operating and financial review.

FLEET HAS CAPACITY FOR INCREASED EARNINGS

Average utilisation improved from 69% in FY15 to 77% in FY16 driving earnings growth in Australia (NSW and QLD) and Chile. The increase in these three regions was however offset by weakening market conditions in Canada and Western region.

Operating utilisation declined over FY16 with the deterioration of the Canada business. Excluding Canada, operating utilisation improved from 47% in FY15 to 50% in FY16.

Given historical operating utilisation has been above 65%, the Emeco fleet remains underutilised. Given our lower cost base there is potential for significant earnings growth as the market recovers.

Chart 4: 2016 average Group utilisation

Note:	1.	Utilisation defined as % of fleet rented to customers (measured by written down value).
	2.	Operating utilisation defined as ratio of operating hours recognised over a month, compared to a target average number of 400 operating hours over a month.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	8

Group operating revenue from continuing operations reduced in FY16 to $208.0 million (2015: $242.8 million). Rental revenue was down to $177.7 million (2015: $206.7 million) as a result of the reduced contribution from the Canada business and sustained pressure on rental rates in Australia and Chile. Maintenance services revenue decreased 26.9% to $23.3 million (2015: $31.9 million) primarily driven by the completion of the Saracen contract in Western Australia. Sale of parts and machines increased in FY16 to $5.5 million, up from $2.8 million in FY15 attributable to rationalisation of inventory balances.

The successful implementation of Project Fit initiatives were the key drivers for an increase in Operating EBITDA margins from 17.9% in FY15 to 26.1% in FY16. EBITDA margin recovery improved operating return on capital (ROC) to negative 2.7% in FY16 (FY15: negative 9.4%).

Refer to the regional business overview on page 13 for further detail on regional operating and financial performance.

REDUCTION IN OPERATING EXPENSES IMPROVING EBITDA

Table 3: Operating cost summary (statutory results)

A$ millions	2016	2015
Revenue	206.6	241.4

Operating expenses
Changes in machinery and parts inventory	(8.9)	(11.8)
Repairs and maintenance	(71.0)	(99.2)
Employee expenses	(34.0)	(43.6)
Hired in equipment and labour	(21.1)	(22.4)
Net other expenses[1]	(24.0)	(31.6)

EBITDA	47.6	32.8
Impairment of tangible assets	(179.6)	(30.8)
Depreciation expense	(69.2)	(98.7)
Amortisation	(0.1)	(0.1)

EBIT	(201.4)	(96.8)

Note: 1. Excludes net foreign exchange (gain)/loss. Incorporates other income.

Project Fit initiatives reduced total operating expenses by 23.7% (excluding tangible asset impairments) from $208.6 million in FY15 to $159.0 million in FY16.

Repairs and maintenance expense decreased 28.4% to $71.0 million (2015: $99.2 million). One-off prep-for-rent costs incurred in FY15 amounting to $14.1 million which was not replicated in FY16.

Changes in machinery and parts inventory and transportation costs declined in FY16 to $8.9 million, down from $11.8 million in FY15. The decrease was primarily the result of our ability to foresee and match our fleet mix to regional demand reducing expenses related to transportation requirements.

Employee expenses decreased 22.0% in FY16 to $34.0 million (FY15: $43.6 million) as a result of headcount reduction of 82 in FY16, reducing total number of employees to 254.

Other expenses decreased to $45.1 million (FY15: $54.0 million) largely as a result of the reversal of a previously recognised doubtful debt ($5.6 million) and cost reduction initiatives ($4.3 million), which were partially offset by an increase in restructuring costs rising to $3.4 million (FY15: $2.6 million). Costs associated with hired in equipment and labour remained relatively flat year on year as Emeco used external contractors to reduce its operating cost base. Refer to note 8 in the financial statements for further breakdown of net other expenses (page 74).

Refer below for information on tangible and intangible asset impairments.

Depreciation expense decreased to $69.2 million in FY16 (FY15: $98.7 million) driven by a decrease in rental revenue combined with the impairment of the Canadian fleet in December 2015 and the designation of non-core fleet to be disposed as non-current assets held for sale (NCAHFS).

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	9

MATCHING THE RENTAL FLEET TO MARKET DEMAND

Table 4: Asset impairments (statutory results)

A$ millions	2016	2015
Rental fleet	264.6	458.8
Non-current assets held for sale	30.7	32.3

Asset impairments
Stock write down	11.5	6.9
Freehold land and buildings	4.0	0.0
Plant and equipment	159.0	23.9
Other assets	5.1	0.0

The written down value (WDV) of the rental fleet decreased to $264.6 million over FY16.

Impairment loss on plant and equipment increased to $159.0 million in FY16, up from $23.9 million in FY15 (refer to note 22). In FY15, the management team was more bullish on the recovery of the mining sector. The expected improvement in market conditions is now expected to occur at a slower and softer rate than first assumed. Continued weakness in the markets in which Emeco operates resulted in the business recognising tangible asset impairments. This is reflective of current operating conditions and the expectation that the market is unlikely to recover in the near term, despite our improved operating and financial performance. During FY16 management reclassified net $22.0 million of rental fleet to NCAHFS with corresponding net impairments of $5.8 million to represent the expected market value of those assets. NCAHFS as at 30 June 2016 was $30.7 million. Assets held for sale are not marketed for rental and as such are not considered as part of our value in use impairment testing.

Inventory was written down by $11.5 million (2015: $6.9 million), land and buildings were impaired by $4.0 million and other asset write downs of $5.1 million were recognised in FY16 largely as a result of the allocation of impairment testing results to regional assets based on the value in use methodology.

Over FY16 the business executed a successful asset swap with a mining contractor in Canada which resulted in $3.0 million of in-demand fleet entering the Australian operations in the fourth quarter. This fleet transfer supports equipment needs in Australia, particularly on the east coast where utilisation in New South Wales and Queensland is currently over 90%.

We continually review our rental fleet, matching fleet mix to regional demand. Idle units identified as having low rental demand and end of life machines are transferred to NCAHFS and are actively marketed through Emeco’s global network of brokers. Conversely assets held as NCAHFS that match a rental opportunity will be reclassified to the rental fleet and placed to rent on an opportunistic basis.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	10

INCREASED EARNINGS IMPACTING FREE CASH FLOW

Table 5: Cash flow summary

A$ millions	1H FY16	2H FY16	2016	2015
Operating EBITDA	23.3	30.9	54.2	43.4
Working Capital	1.9	6.1	8.0	(0.8)
Income tax cash flows	4.0	0.0	4.0	0.0

Operating free cash flow	29.2	37.0	66.2	42.6

Sustaining capital expenditure	(18.7)	(15.2)	(33.9)	(35.1)
Other property, plant and equipment	(3.2)	(1.1)	(4.3)	(2.7)
Disposals	8.8	6.3	15.1	14.0

Net capital expenditure	(13.1)	(10.0)	(23.1)	(23.8)

Free cash flow	16.1	27.0	43.1	18.8

Note: 2015 results exclude discontinued operations

The free cash inflow in FY16 of $43.1 million improved on FY15 of $18.8 million primarily due to increased operating free cash flow. This improved in FY16 to $66.2 million compared to FY15 operating free cash flow of $42.6 million driven by increased EBITDA as a result of Project Fit initiatives and working capital management. The business also received a tax refund of $4.0 million during FY16 following review of prior year tax returns.

Net capital expenditure remained largely consistent with the prior year. As a result of higher utilisation across Australia, capital expenditure increased from $37.8 million in the prior period to $38.2 million. This increase was offset by a $1.1 million increase in fleet disposals in FY16.

The improved free cash flow provided the base to service our ongoing debt requirements throughout the year.

During the year Emeco released $6.2 million related to funds received from the partial closure of the cross-currency interest rate swaps, net of on market bond purchases. This enabled Emeco to reduce its net debt position. See below for further information on the partial closure of interest rate swaps.

IMPROVING BALANCE SHEET FLEXIBILITY

Table 6: Net debt and gearing summary

A$ millions	2016	2015
Interest bearing liabilities (current and non-current)
144A bond notes	380.7	436.2
Asset backed loan	0.0	0.0
Lease liabilities	9.0	4.9
Other	0.5	0.6

Cash	24.8	27.8

Net debt	365.4	413.9

Derivative asset / (liability)	18.9	49.4

Net debt (including hedging instruments)	346.5	364.5

Gearing ratio	6.74	10.29
Leverage ratio	85.8%	57.1%
Interest cover ratio	1.14	0.79

Note:  Above figures based on facilities drawn – bank guarantees are excluded

Gearing ratio - Net debt : Operating EBITDA

Leverage ratio - Net debt : Net tangible assets

Interest cover ratio - Operating EBITDA : Interest expense

Net debt reduced to $365.4 million over FY16 as a result of the company purchasing US$53.2 million of bonds on market in December 2015. This transaction was funded by the partial closure of the company’s cross currency interest swaps, which released US$34.2 million of value held in the mark to market position hedging this facility. The bond purchase was offset by a decline in the cash balance and depreciation in the AUD increasing the underlying value of the bonds.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	11

Following the on market purchase of bonds, Emeco’s debt structure consists of US$282.7 million of 144A bonds issued in March 2014 and the A$75 million asset backed loan (ABL) entered into December 2014. The 9.875% senior secured notes mature in March 2019 require interest to be paid on 15 March and 15 September each year. The notes are secured and guaranteed by Emeco Holdings Limited and its operating subsidiaries. The 144A notes do not contain maintenance covenants.

Operating as a source of liquidity, the ABL has springing maintenance covenants which engage if the facility is utilised greater than 50% , these covenants require Emeco to have an interest cover ratio of no less than 1.25 times and leverage ratio of no more than 65%. The ABL matures in December 2017. At 30 June 2016 the ABL was undrawn with the exception of $11.5 million of bank guarantees utilised against the facility.

Across the year, the AUD depreciated against the USD from $0.7680 as at 30 June 2015 to $0.7426 at 30 June 2016. The fall in value of the AUD resulted in a $14.9 million increase in the underlying value of the USD denominated bonds. Following the partial closure of the company’s cross currency swaps the remaining derivatives cover US$71.5 million of exposure to the bonds and had a fair value of A$18.9 million as at 30 June 2016.

Finance lease liabilities increased from $4.9 million at 30 June 2015 to $9.0 million at 30 June 2016 with Emeco acquiring a number of finance lease assets for the purpose of the Encuentro project in Chile.

Emeco’s cash balance fell marginally to $24.8 million at 30 June 2016, down from $27.8 million the prior comparative period. Combined with the reduced value in the remaining swaps and 50% facility limit on the ABL, available liquidity has reduced to approximately $70 million, down from $92.3 million as at 30 June 2015.

Refer to note 24 in the accompanying financial statements for additional information on Emeco’s financing facilities.

NIL DIVIDENDS DECLARED IN FY16

Table 7: Shareholder returns

	2016	2015
Dividends declared during the period
Interim dividend (cents)	0.0	0.0
Final dividend (cents)	0.0	0.0

Total dividend (cents)	0.0	0.0

Dividend payout ratio	0.0%	0.0%

Per share statistics
Earnings per share (cents)	(15.1)	(15.8)
NTA per share ($)	0.01	0.37
Closing share price ($)	0.03	0.08

Note: Non-IFRS results. Dividend payout ratio is measured as dividends paid as a percentage of operating NPAT.

Similar to FY15 the board declared a nil interim and final dividend for FY16 as a result of the net operating loss for the period.

BUILDING ON PROJECT FIT AND A CONTINUED FOCUS ON CAPITAL MANAGEMENT

Heading into FY17 the focus remains on further driving efficiency gains in the business and maintaining tight capital management. Building on the success of Project Fit, management is now focused on operational excellence and seeking opportunities to reduce our cost base further through reductions in maintenance costs achieved by extending component life, alternate component sourcing and improving labour productivity.

We will continue to capture market share through creative rental solutions, the use of our EOS technology to widen Emeco’s value proposition and building on our partnering arrangements with industry peers, customers and suppliers.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	12

Regional Business Overview

Chart 5: Rental revenue by region

Chart 6: Operating EBITDA

contribution by region

Chart 7: Fleet by region

AUSTRALIA

Table 8: Performance indicators

	Operating results
A$ millions	2016	2015	Var
Revenue	132.2	137.0	(4.8)
EBITDA	46.0	35.0	11.0
EBIT	(8.3)	(26.3)	18
Funds employed	244.5	312.9	(68.4)
ROFE	(3.4)%	(8.4)%	5.0%
No. workforce	165	217	(52)

Chart 8: Average fleet utilisation

Notes:

•	For a reconciliation of statutory to operating results refer to table 1 on page 7, table 2 on page 8 and accompanying notes.

•	Utilisation defined as % of fleet rented to customers (measured by written down value).

•	Operating utilisation defined as ratio of operating hours recognised over a month, compared to a target average number of 400 operating hours over a month.

•	Australia results in table 8 represent the Australian Rental segment.

Main markets

Comprised of three operating units, Western Region (including Western Australia, Northern Territory and South Australia), Queensland and New South Wales, the Australian rental business is well diversified across bulk commodities and metals. The business services high quality customers leveraged to the production phase of the mining cycle. Operating unit performance is summarised below:

Table 9: Operating unit average utilisation

	Operating utilisation			Revenue ($ million)
	Current	2016	2015	2016	2015
Western Region	36%	34%	43%	30.4	57.0
New South Wales	61%	59%	56%	72.3	58.7
Queensland	54%	53%	35%	29.4	21.3

FY16 rental revenue commodity mix was weighted toward metals (30%), thermal coal (35%), metallurgical coal (33%) and iron ore (2%) (FY15: metals 50%, thermal coal 24%, metallurgical coal 20% and iron ore 6%).

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	13

FY16 performance

The Australia business improved average operating utilisation over FY16 to 50%, which was led by increased market share in both New South Wales and Queensland. Despite a 3.5% fall in operating revenue to $132.2 million, the business improved operating EBITDA margins from 25.5% in FY15 to 27.1% in FY16. This margin improvement was driven primarily from cost reduction initiatives. Headcount in Australia declined from 217 at 30 June 2015 to 165 at 30 June 2016.

The New South Wales business continues to remain the strongest of the Australian business units with FY16 operating utilisation of 59% compared to 56% over FY15.

Queensland continued its strong recovery with a number of projects commencing late in FY15 driving improved operating utilisation during FY16 to an average of 53% (up from 35% in FY15).

The Western Australian business did not recover as expected from the completion of major projects at the end of FY15 and the commencement of FY16.

The year ahead

Moving forward we expect New South Wales and Queensland to continue performing strongly. New project works in Queensland with a mining contractor commenced over Q3 FY16, which is expected to drive volume growth in FY17. In New South Wales our existing customer base continues to demonstrate increased demand for our assets.

The asset transfers from our Canada business to Australia will provide $21.5 million of in-demand assets to support New South Wales and Queensland.

While the Western Region still faces challenging market conditions, the low cost base enables the business to rebuild whilst remaining cash positive. We are encouraged by the implementation of EOS at Evolution Mining’s Mungari operation in Western Australia (our second EOS project site). This fully maintained EOS enhanced rental model is well suited to the WA gold sector. Our objective is to create additional project sites utilising this model in FY17.

Medium term outlook

The medium term outlook for the Australian mining market continues to be challenging. Although commodities prices have generally recovered slightly over second half FY16, the impact from oversupply in the commodity and yellow equipment markets is expected to push any sector recovery beyond the medium term. While opportunities exist to further increase market share, the competitive landscape across all markets continues to impact the potential for any substantial rental rate recovery.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	14

CANADA

Table 10: Performance indicators

	Operating results
A$ millions	2016	2015	Var
Revenue	36.6	76.3	(39.7)
EBITDA	3.5	19.3	(15.8)
EBIT	(3.9)	(5.2)	1.3
Funds employed	83.3	156.8	(73.5)
ROFE	(4.7)%	(3.3)%	(1.4)%
No. employees	64	96	(32)

Chart 9: Average fleet utilisation

Notes:

•	For a reconciliation of statutory to operating results refer to table 1 on page 7, table 2 on page 8 and accompanying notes.

•	Utilisation defined as % of fleet rented to customers (measured by written down value).

•	Operating utilisation defined as ratio of operating hours recognised over a month, compared to a target average number of 400 operating hours over a month.

Main markets

The Canada business is strategically located in the Alberta region to primarily service oil sands and bulk commodity projects in Western Canada. The business supplies rental equipment and mine site services to oil companies and contractors, as well as coal mines in Western Canada and iron ore mines in Eastern Canada. Rental revenue composition in FY16 remained heavily weighted toward oil sands (79%) with the remainder derived from thermal coal (12%) and iron ore (7%).

FY16 performance

The oil sands industry was hit hard over FY16 by the sustained lower oil price with producers delaying reclamation works to reduce operating costs. The result of the weak market conditions was significantly lower utilisation and operating utilisation than FY15, driving a 52.0% decline in revenue.

Management dealt with the sharp decline in performance by restructuring the business over the third quarter. This restructure resulted in significant cost reductions and was primarily driven through the formation of an asset sharing partnership with Heavy Metals Equipment Rentals (HMER), which is designed to combine fleet resources, whilst reducing overheads.

The year ahead

Following formation of the HMER partnership and the successful asset swap the business is expected to generate positive cash flow in FY17. Overall, after a very difficult FY16 in the oil sands, the Canadian business has been restructured to provide positive EBITDA. The strategic partnership with one of Emeco’s peers in the region is expected to improve the utilisation of our equipment. We will continue to closely monitor the operating conditions in Canada.

Medium term outlook

The current low oil price environment is expected to continue for the foreseeable future. The macro-economic conditions in this market reduce visibility on the timing of a recovery. Emeco will continue to explore opportunities to work closely with peers and customers in this region.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	15

CHILE

Table 11: Performance indicators

	Operating results
A$ millions	2016	2015	Var
Revenue	39.1	29.6	9.5
EBITDA	14.6	6.6	8.0
EBIT	(3.3)	(9.8)	6.5
Funds employed	153.1	146.5	6.6
ROFE	(2.2)%	(6.6)%	4.4%
No. employees	25	23	2

Chart 10: Average fleet utilisation

Notes:

•	For a reconciliation of statutory to operating results refer to table 1 on page 7, table 2 on page 8 and accompanying notes.

•	Utilisation defined as % of fleet rented to customers (measured by written down value).

•	Operating utilisation defined as ratio of operating hours recognised over a month, compared to a target average number of 400 operating hours over a month.

Main markets

Emeco provides mining equipment rental services to mining companies and contractors in Chile. Rental revenue in FY16 was 100% weighted toward the copper industry.

FY16 performance

Following operational issues in FY15, the Chile business was stabilised in FY16 through the formation of a partnership agreement with a leading global mining contractor to complete the five year project at AMSA’s Encuentro mine. Increased utilisation at Encuentro in first half of FY16 and a wet-hire project at AMSA’s Esperanza mine drove a 32.4% increase in revenue compared to FY15.

During second half FY16 AMSA’s mine plan changed with temporary suspension of the Encuentro mine development. The equipment was relocated to AMSA’s Esperanza operation where it is expected to work for the remainder of calendar year 2016. Delays in transferring the equipment to Esperanza and the completion of the wet hire project impacted second half earnings.

The year ahead

Emeco’s fleet will return to the Encuentro project early second half FY17, with four years remaining on this contract from recommencement. The temporary delay and relocation to Esperanza effectively increases the duration of the project by 12 months. Emeco will look to improve margins through cost efficiencies and broaden its customer base through strategic relationships with its peers.

Medium term outlook

The current copper price is expected to stay relatively flat in the future with production volumes in Chile only marginally increasing. This environment may provide opportunities with capital constrained miners looking to outsource its fleet requirements. Emeco is well positioned to maintain and grow earnings in Chile.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	16

Table 12: Five year financial summary

			2016	2015	2014	2013	2012
REVENUE
Revenue from rental income	$	‘000	177,744	206,718	205,368	314,068	440,299
Revenue from sale of machines and parts	$	‘000	5,472	2,788	8,145	23,413	66,689
Revenue from maintenance services	$	‘000	23,348	31,925	27,582	41,894	58,182

Total	$	‘000	206,564	241,431	241,095	379,375	565,170

PROFIT
EBITDA[2]	$	‘000	47,600	32,856	66,064	148,268	260,507
EBIT[3]	$	‘000	(201,351)	(96,784)	(213,608)	32,075	124,820
PBT	$	‘000	(219,463)	(162,595)	(251,378)	7,459	100,406

NPAT from continuing operations	$	‘000	(219,463)	(123,131)	(224,172)	12	69,972

Profit/(loss) from discontinued operations	$	‘000	—	(4,572)	(51,137)	5,992	(227)

Profit for the year	$	‘000	(219,463)	(127,703)	(275,309)	6,004	69,745

One-off significant items	$	‘000	(128,944)	(18,652)	(202,629)	(28,487)	(1,375)

Operating profit	$	‘000	(90,519)	(94,813)	(21,543)	28,499	71,120

Basic EPS		cents	(15.1)	(15.8)	(3.6)	4.8	11.3
BALANCE SHEET
Total assets	$	‘000	427,692	708,755	748,362	1,126,022	1,216,116
Total liabilities	$	‘000	421,695	487,284	424,390	514,846	575,729
Shareholders’ equity	$	‘000	5,997	221,471	323,972	611,176	640,387
Total debt	$	‘000	377,818	423,971	343,774	415,426	459,484
CASH FLOWS
Net cash flows from operating activities	$	‘000	70,644	(2,894)	82,072	181,303	230,467
Net cash flows from investing activities	$	‘000	(23,112)	(13,013)	25,032	(129,124)	(281,817)
Net cash flows from financing activities	$	‘000	(49,311)	(6,733)	(71,364)	(119,281)	118,958
Free cash flow after repayment/(drawdown) of net debt	$	‘000	(1,779)	(22,640)	35,740	(67,102)	67,608
Free cash flow before repayment/(drawdown) of net debt[1]	$	‘000	5,561	(18,495)	85,889	(9,273)	(90,958)
DIVIDENDS
Number of ordinary shares at year end		‘000	599,675	599,675	599,675	599,675	631,238
Total dividends paid in respect to financial year	$	‘000	0	0	0	15,109	37,874
Ordinary dividends per share declared		cents	0.0	0.0	0.0	2.5	6.0
Special dividends per share declared		cents	0.0	0.0	0.0	0.0	0.0
KEY RATIO’S
Average fleet utilisation		%	76.5	69.0	48.0	67.0	86.0
Average fleet operating utilisation		%	44.0	45.7	32.9	44.3	49.6
EBIT ROC		%	(2.7)	(9.4)	(0.8)	7.1	13.2
EBIT ROFE (operating goodwill)%			(2.8)	(9.6)	(0.9)	8.5	15.7
Net debt to operating EBITDA		x	6.74	10.29	4.78	2.15	1.47

Financial information as reported in the corresponding financial year and includes operations now discontinued.

1	Includes capex funded via finance lease facilities (excluded from statutory cash flow).
2	FY16, FY15 and FY14 reported exclude tangible asset impairments and foreign exchange gains and losses being reported below EBITDA.
3	FY16, FY15 and FY14 reported exclude foreign exchange gains and losses being reported below EBIT.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	17

Financial Report

Directors’ Report	19

Directors	19
Company secretary	21
Directors’ meetings	22
Corporate governance statement	22
Principal activities	22
Operating and financial review	22
Dividends	22
Significant changes in state of affairs	23
Events subsequent to report date	23
Likely developments	23
Directors’ interest	23
Indemnification and insurance of officers and auditors	24
Non-audit services	24
Lead auditor’s independence declaration	24
Rounding off	24
Remuneration report (audited)	25
Deloitte Touche Tohmatsu independence declaration	38
Financial Statements	39

Consolidated Statement of Profit or Loss and Other Comprehensive Income	39
Consolidated Statement of Financial Position	41
Consolidated Statement of Changes in Equity	42
Consolidated Statement of Cash Flows	43
Notes to the Consolidated Financial Statements	44
Directors’ Declaration	119
Independent Auditor’s Report	120
Shareholder Information	122
Company Directory	124

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	18

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Directors’ Report

For the year ended 30 June 2016

The directors of Emeco Holdings Limited (Emeco or Company) present their report together with the financial reports of the consolidated entity, being Emeco and its controlled entities (Group) and the auditor’s report for the financial year ended 30 June 2016 (FY16).

Directors

The directors of the Company during FY16 were:

PETER RICHARDS BCom, 57

Appointment: Independent Non-Executive Director since June 2010. Chairman since January 2016.

Board committee membership: Member of the Audit and Risk Management Committee and Remuneration and Nomination Committee.

Skills and experience: Peter has over 35 years of international business experience with global and regional companies including British Petroleum (including its mining arm Seltrust Holdings), Wesfarmers Limited, Dyno Nobel Limited and Norfolk Holdings Limited. During his time at Dyno Nobel, he held a number of senior positions with the North American and Asia Pacific business, before being appointed as Chief Executive Officer in Australia (2005 to 2008). Peter was a Non-Executive Director (2009 to 2015) of Bradken Limited and a Non-Executive Director (2010 to 2015) of Sedgman Limited.

Current appointments:

•	Chairman of Cockatoo Coal Ltd (since 2014).

•	Chairman of NSL Consolidated Limited (since 2014, Non-Executive Director since 2009).

•	Non-Executive Director of Graincorp Limited (since 2015).

IAN TESTROW BEng (Civil), MBA, 46

Appointment: Managing Director since 20 August 2015.

Skills and experience: Ian was appointed Chief Executive Officer in August 2015. Prior to this, Ian was Emeco’s Chief Operating Officer, responsible for the Australian and Chilean operations as well as Global Asset Management. Ian has also held the positions of President, New and Developing Business after establishing Emeco’s Chilean business in 2012 and President, Americas where Ian managed the exit of Emeco’s USA business in 2010 and Emeco’s Canadian business commencing in 2009. Ian joined Emeco in 2005, responsible for the business in Queensland and Northern Territory and, then in addition in 2007, New South Wales. Prior to Emeco Ian worked for Wesfarmers Limited, BHP Billiton Ltd, Thiess Pty Ltd and Dyno Nobel.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	19

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Directors’ Report

For the year ended 30 June 2016

JOHN CAHILL BBus, Grad Dip Bus, FCPA, GAICD, 60

Appointment: Independent Non-Executive Director since September 2008.

Board committee membership: Chairman of the Audit and Risk Management Committee. Member of the Remuneration and Nomination Committee.

Skills and experience: John has over 25 years’ experience working in senior treasury, finance, accounting and risk management positions, predominantly in the energy utility sector. John is a past Chief Executive Officer of Alinta Infrastructure Holdings and past Chief Financial Officer of Alinta Ltd. John was previously Non-Executive Director (2007 to 2013) and President and Chairman (2011 to 2013) of CPA Australia Ltd and Non-Executive Director (2009 to 2014) and Deputy Chairman (2010 to 2014) of Electricity Networks Corporation, Western Australia (trading as Western Power).

Current appointments:

•	Councillor of Edith Cowan University and Chair of the University’s Resources Committee (since 2011).

•	Non-Executive Director of Accounting Professional & Ethical Standards Board (since February 2014).

•	Non-Executive Director of Toro Energy Limited (since January 2015) and Chair of Toro Energy Limited Audit and Risk Management Committee (since April 2015).

ERICA SMYTH MSc, FAICD, FTSE, 64

Appointment: Independent Non-Executive Director since December 2011.

Board committee membership: Chair of the Remuneration and Nomination Committee. Member of the Audit and Risk Management Committee.

Skills and experience: With over 40 years’ experience in the mineral and petroleum industries, Erica’s career highlights include her positions as Chair of Toro Energy, Manager - Gas Market Development WA for BHP Petroleum and General Manager - Corporate Affairs with Woodside Petroleum Limited. In 2016 she was added to the WA Women’s Hall of Fame and the Chamber of Mines & Energy Western Australia awarded Erica a Lifetime Achievement Award for her contribution to the industry as part of the Women in Resources Awards 2010. Erica was elected as a Fellow of the Academy of Technological Science and Engineering in 2012.

Current appointments:

•	Chair of Diabetes Research Foundation of Western Australia (since 2007).

•	Deputy Chair of the Australian Nuclear Science and Technology Organisation (since 2009).

•	Director of the Royal Flying Doctor Service Western Operations (since 2010).

•	Director of the Deep Exploration Technologies CRC (since 2013).

•	Director National Energy Resources Australia Growth Centre (since November 2015).

•	Director International Centre for Radio Astronomy Research (since June 2016).

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	20

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Directors’ Report

For the year ended 30 June 2016

GREGORY HAWKINS BCom, FCA, 48

Appointment: Executive Director Finance from 20 August 2015 until 19 August 2016.

Skills and experience: Greg joined Emeco as Chief Financial Officer in July 2014. Before joining Emeco, Greg was Chief Executive Officer of African Barrick Gold plc based in London where he made significant improvements to that business, dealt with considerable challenges in the African environment and set the company on a solid platform of improvement in performance for its long term future. Prior to this he was Chief Financial Officer at Barrick Gold Corporation’s Australia Pacific division, based in Perth. Greg is a Fellow of the Institute of Chartered Accountants.

ALEC BRENNAN AM, BSc Hons, MBA Dist, FAICD, 69

Appointment: Independent Non-Executive Director between July 2006 and 22 April 2016. Chairman from November 2006 to December 2015.

Board committee membership: Chairman of the Remuneration and Nomination Committee and member of the Audit and Risk Management Committee until 22 April 2016.

Skills and experience: Alec was Chief Executive Officer of CSR from April 2003 until March 2007, prior to which he held a range of positions with CSR and related companies, including time as Director of Finance and of Strategy for the group. He was Chief Executive Officer of a number of group companies including Readymix Group, Bradford Insulation and Gove Aluminium. Alec has been a public company director for more than 20 years. Alec is a Member of the Order of Australia for significant service to business and commerce, tertiary education administration and to the community.

KENNETH LEWSEY BBus, MAICD, 53

Appointment: Managing Director from November 2013 until 20 August 2015.

Skills and experience: Prior to Emeco, Ken served as Executive Vice President - Business Development at Aurizon Holdings Limited from 2011 to 2013. This included responsibility for business development, major projects, mergers and acquisitions, as well as profit and loss responsibility for Aurizon’s iron ore and intermodal business units. Ken was Aurizon’s Chief Executive Officer - Freight Group from 2009 to 2011 and Chief Executive Officer of Aurizon’s subsidiary, ARG, from 2007 to 2011. Ken was previously Managing Director of Cleanaway Industrial, Regional Director of Brambles Industrial Services, and held senior and general management roles in the steel industry with Smorgon Steel and BHP Steel.

Company secretary

The Company Secretary of the Company during FY16 was:

THAO PHAM LLB (Hons), BCom

Thao was appointed to the position of Company Secretary to the Emeco Board and General Counsel effective 1 July 2014. Thao joined Emeco as Legal Counsel in May 2011 and became Senior Legal Counsel in October 2012. In November 2015 Thao also took on the Global HR & HSE function, before being appointed as Emeco’s Chief Legal, Risk & Business Improvement Officer in April 2016. Prior to joining Emeco, Thao spent several years as a corporate/commercial lawyer with an Australian law firm.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	21

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Directors’ Report

For the year ended 30 June 2016

Directors’ meetings

The number of board and committee meetings held and attended by each director in FY16 is outlined in the following table below:

Table 13: Board and committee meetings held and director attendance

Director	Board meetings		Audit & risk management committee meetings			Remuneration & nomination committee meetings
	A	B	A		B	A		B

Peter Richards	11	11	6		6	2	#	2

Alec Brennan	9	10	5		5	2		2

Ian Testrow	11	10	5	*	5	1	*	1

John Cahill	11	11	6		6	2		2

Gregory Hawkins	11	10	6	*	5	2	*	1

Erica Smyth	11	11	6	#	6	2		2

Kenneth Lewsey	1	1	1	*	1	1	*	1

A	Number of meetings attended.
B	Number of meetings held during the time the director held office during the year.
*	Not a member of this committee.
#	Mr Richards and Ms Smyth were appointed to the remuneration and nomination committee and the audit and risk management committee respectively on 13 January 2016.

Corporate governance statement

The Company’s corporate governance statement is located on the Company’s website at http://www.emecogroup.com/view/investors/corporate-governance.

Principal activities

The principal activity during FY16 of the Group was the provision of heavy earthmoving equipment rental solutions to mining companies and contractors.

As set out in this report, the nature of the Group’s operations and principal activities have been consistent throughout the financial year.

Operating and financial review

A review of Group operations, and the results of those operations for FY16, is set out in the operating and financial review section at pages 7 to 17 and in the accompanying financial statements.

Dividends

No dividends were declared or paid during FY16. No dividends have been declared or paid since the end of FY16.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	22

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Directors’ Report

For the year ended 30 June 2016

Significant changes in state of affairs

Other than those disclosed in the operating and financial review section or the financial statements and the notes thereto, in the opinion of the directors, there were no significant changes in the Group’s state of affairs that occurred during the financial year under review.

Events subsequent to report date

On 19 August 2016, Mr Gregory Hawkins ceased employment with the Company.

Likely developments

Likely developments in, and expected results of, the operations of the Emeco Group are referred to in the operating and financial review section at pages 7 to 17. This report omits information on likely developments in the Emeco Group in future financial years and the expected results of those operations the disclosure of which, in the opinion of the directors, would be likely to result in unreasonable prejudice to the Emeco Group.

Directors’ interest

The relevant interests of each director in the shares, debentures, and rights or options over such shares or debentures issued by the companies within the Group and other related bodies corporate, as notified by the directors to the ASX in accordance with section 205G(1) of the Corporations Act 2001, at the date of this report are as follows:

Table 14: Directors’ Interests

Director	Ordinary shares	Options or rights

Peter Richards	40,000	—

Ian Testrow	715,714	1,705,268	[A]

John Cahill	120,000	—

Erica Smyth	71,049	—

[A]	This comprises unvested performance shares issued under the Company’s long term incentive plan prior to Mr Testrow’s appointment as a director and shares held by the trustee of the plan under the FY15 employee share ownership plan. See section 5.4 and 5.6.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	23

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Directors’ Report

For the year ended 30 June 2016

Indemnification and insurance of officers and auditors

The Company has entered into a deed of access, indemnity and insurance with each of its current and former directors, the chief financial officer and the company secretary. Under the terms of the deed, the Company indemnifies the officer or former officer, to the extent permitted by law, for liabilities incurred as an officer of the Company. The deed provides that the Company must advance the officer reasonable costs incurred by the officer in defending certain proceedings or appearing before an inquiry or hearing of a government agency.

Since the end of the previous financial year, the Company has paid premiums in respect of contracts insuring current and former officers of the Emeco Group, including executives, against liabilities incurred by such an officer to the extent permitted by the Corporations Act 2001. The contracts of insurance prohibit disclosure of the nature of the liability cover and the amount of the premium.

The Group has not indemnified its auditor, Deloitte Touche Tohmatsu.

Non-audit services

During the year, Deloitte Touche Tohmatsu, the Group’s auditor, has performed certain other services in addition to their statutory duties.

The board has considered the non-audit services provided during the year by the auditor and is satisfied that the provision of those non-audit services during the year by the auditor is compatible with, and did not compromise, the auditor independence requirements of the Corporations Act 2001 for the following reasons:

•	All non-audit services were subject to the corporate governance procedures adopted by the Group and have been reviewed by the audit and risk management committee to ensure they do not impact the integrity and objectivity of the auditor.

•	The non-audit services provided do not undermine the general principles relating to auditor independence as set out in APES 110 Code of Ethics for Professional Accountants, as they did not involve reviewing or auditing the auditor’s own work, acting in a management or decision making capacity for the Group, acting as an advocate for the Group or jointly sharing the risks and rewards.

Details of the amounts paid to the auditor of the Group, Deloitte Touche Tohmatsu and its network firms, for audit and non-audit services provided during the year are found in note 9 of the notes to the financial statements.

Lead auditor’s independence declaration

A copy of the auditor’s independence declaration as required under section 307C of the Corporations Act 2001 is set out on page 38 and forms part of the directors’ report.

Rounding off

The amounts contained in the financial report have been rounded to the nearest $1,000 (unless otherwise stated) under the option available to the Company as referred to in ASIC Corporations (Rounding in Financial/Directors’ Reports) Instrument 2016/191, dated 24 March 2016. The Company is an entity to which the class order applies.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	24

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Directors’ Report

For the year ended 30 June 2016

Remuneration report (audited)

Remuneration report contents

This report covers the following matters:

1.	Introduction

2.	Remuneration governance

3.	Executive remuneration

4.	Non-executive director remuneration

5.	Details of remuneration

6.	Service contracts

1.	Introduction

This report details the Group’s remuneration objectives, practices and outcomes for key management personnel (KMP), which includes directors and executives, for the year ended 30 June 2016. Any reference to ‘executives’ in this report refers to KMP who are not non-executive directors.

The following persons were directors of the Company during FY16:

Non-executive directors
Peter Richards	Chair (appointed as Chair on 1 January 2016)
Alec Brennan	(Ceased role as Chair on 1 January 2016 and ceased role as non-executive director on 22 April 2016)
John Cahill
Erica Smyth

Executive directors
Ian Testrow	Managing Director & Chief Executive Officer (commenced role on 20 August 2015), previously Chief Operating Officer
Gregory Hawkins	Executive Director, Finance (commenced role on 20 August 2015 and ceased role on 19 August 2016), previously Chief Financial Officer
Kenneth Lewsey	Managing Director & Chief Executive Officer (ceased role on 20 August 2015)

The following persons were also employed as executives of the Company during FY16:

Other executives	Position
Thao Pham	Chief Legal, Risk & Business Transformation Officer and Company Secretary (commenced role on 29 April 2016), previously General Counsel and Company Secretary
Christopher Hayman	President North America (ceased role on 6 November 2015)
Kalien Selby	Executive General Manager Strategy & Business Improvement (ceased role on 28 August 2015)

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	25

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Directors’ Report

For the year ended 30 June 2016

2.	Remuneration governance

The board is committed to implementing KMP remuneration structures which achieve a balance between:

•	rewarding executives for the achievement of the Company’s short and long term financial, strategic and safety goals;

•	incentivising executives to remain with the Group; and

•	aligning the interests and expectations of executives, shareholders and other stakeholders.

The board engages with shareholders, management and other stakeholders as required to continuously refine and improve KMP remuneration policies and practices.

The remuneration and nomination committee is responsible for reviewing and suggesting recommendations to the board in relation to:

•	the general remuneration strategy of the Company;

•	the terms of KMP remuneration and the outcomes of remuneration reviews;

•	employee equity plans and the allocations under those plans;

•	recruitment, retention, performance measurement and termination policies and procedures for all KMP;

•	disclosure of remuneration in the Company’s public materials including ASX filings and the annual report; and

•	retirement payments.

The members of the remuneration and nomination committee in FY16 were Mr Alec Brennan (Chair, ceased membership on 22 April 2016), Ms Erica Smyth (appointed Chair on 22 April 2016), Mr John Cahill and Mr Peter Richards (appointed on 13 January 2016).

3.	Executive remuneration

3.1	Remuneration policy

The Group remuneration policy is substantially reflected in the objectives of the Company’s remuneration and nomination committee. The committee’s objectives are summarised in the following table:

Objective	Practices aligned with objective
Remunerate fairly and appropriately	Maintain balance between the interests of shareholders and the reward of executives in order to secure the long term benefits of executive energy and loyalty.

Benchmark remuneration structures to ensure alignment with industry trends.

Align executive interests with those of shareholders	Provide a significant proportion of ‘at risk’ remuneration to ensure that executive reward is directly linked to the creation of shareholder value.

Ensure human resources policies and practices are consistent and complementary to the strategic direction of the Company.

Prohibit the hedging of unvested equity to ensure alignment with shareholder outcomes.

Attract, retain and develop proven performers	Provide total remuneration which is sufficient to attract and retain proven and experienced executives who are capable of:

• fulfilling their respective roles with the Group;

• achieving the Group’s strategic objectives; and

• maximising Group earnings and returns to shareholders.

The remuneration structure for the Company’s executives consists of fixed and variable components. The variable component ensures that a proportion of pay varies with Company performance.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	26

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Directors’ Report

For the year ended 30 June 2016

3.2	Fixed remuneration

Fixed remuneration comprises base salary, employer superannuation contributions and other non-cash benefits.

Each executive’s fixed remuneration is reviewed and benchmarked annually in August. In FY16, this process did not result in any change in any Executive’s fixed remuneration. However, the fixed remuneration of Mr Ian Testrow, Mr Gregory Hawkins and Ms Thao Pham increased in FY16 as a result of expanded responsibilities in their new roles.

It is also noted that the fixed remuneration of Mr Ian Testrow is 29% lower than that of his predecessor, Mr Ken Lewsey.

The level of remuneration is set to enable the Company to attract and retain proven performers once they are working within the business. An executive’s responsibilities, experience, qualifications, performance and geographic location are also taken into account.

Fixed remuneration for executives has previously been set by reference to the fixed remuneration of comparable positions in comparable sized companies in the mining and mining services sectors. These sectors are considered to be appropriate as they are the key source of talent for the Company.

3.3	Variable remuneration

Variable remuneration is remuneration which consists of short and long term incentives.

In FY16, the short and long term incentives offered to executives underwent a thorough review taking into account the Company’s share price and the Group’s key items of focus for the financial year. The importance of retaining executives, deleveraging the Group, refinancing the Group’s notes which expire in 2019 and alignment with shareholder value resulted in the creation of a new retention incentive (RI) plan to replace the previous long term incentive share plan offered by the Company from FY08 to FY15.

In FY16, short term incentive (STI) awards continue to be for performance assessed over one year. See section 3.3.1 for more information. RI awards are used as a retention tool to incentivise executives to continue with the Group for at least three years and drive shareholder value over this period. See section 3.3.2 for more information.

The below table sets out the maximum remuneration for each executive in FY16 attributable to:

•	STIs as a percentage of total fixed remuneration (TFR) if maximum performance is achieved; and

•	RIs as a percentage of TFR if the executives remain employed by the Group until the day after the announcement of Emeco’s annual results in 2018 (vesting date).

Table 15: Components of variable remuneration

Executive [A]	Position	Target STI	Stretch STI component [B]	Maximum total STI	Maximum total RI	Maximum total variable remuneration
Ian Testrow	Managing Director & Chief Executive Officer	80%	20%	100%	120%	220%

Gregory Hawkins	Executive Officer, Finance	35%	9%	44%	75%	119%

Thao Pham	Chief Legal, Risk & Business Improvement Officer and Company Secretary	35%	9%	44%	65%	109%

[A]	Mr Ken Lewsey, Ms Kalien Selby and Mr Christopher Hayman ceased their roles effective on 20 August 2015, 28 August 2015 and 6 November 2015 respectively and were not offered STIs or RIs in FY16.
[B]	The stretch STI component relates to additional awards for better than target FY16 performance (see section 3.3.1).

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Directors’ Report

For the year ended 30 June 2016

3.3.1	STI remuneration

Cash and potential equity

STIs are used to reward the performance of executives over a full financial year. The actual amount of STI awarded is determined after the end of the financial year in light of the Company’s financial performance and performance against agreed key performance indicators (KPIs). All executive STI awards require review and approval by the remuneration and nomination committee and the board.

An executive’s maximum achievable STI award is set as a percentage of TFR (see table 15 above for details).

FY16 STI awards are made 100% in cash.

Company performance factor and key performance indicators

Along with financial performance indicators tailored to the Group’s key items of focus for the financial year, the KPIs are chosen to ensure that important non-financial metrics which are aligned with the long term sustainability and strategic success of the Company are included.

With the exception of one KPI, the FY16 STI plan provided for pro-rata entitlements where performance in respect of the KPIs was between the thresholds and targets (see table 16). In respect of the FY16 STI plan, all executives had identical KPIs, with no applicable personal KPIs. This was to focus executive efforts on the overall performance of the Company and promote collaboration and support between executives and to senior managers and the Group as a whole.

Executive achievement in respect of the KPIs was then multiplied by the EBITDA company performance factor (CPF) outlined and shaded in grey in table 16. The CPF was introduced into the STI plan in FY16 to enhance alignment between Group performance and executive reward. Although many of the target KPIs were met in FY16, FY16 operating EBITDA was below FY16 target EBITDA. Consequently, all executives only received 25% of their target STI.

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Directors’ Report

For the year ended 30 June 2016

Table 16 below sets out the KPIs for the FY16 STI plan and the weightings attributable to each of them. In the board’s view, these KPIs align the reward of executives with the interests of shareholders.

Table 16: FY16 STI plan KPI weightings and entitlements

KPI	Weighting	Entitlement	Rationale	Achievement
Direct costs	15%	0% if FY16 direct costs equal or exceed FY15 actual direct costs. 100% if direct costs are FY16 target or less. Pro-rata payments between these levels.	Control of operating costs is essential in the current operating environment to increase margins.	Above target

Overheads	15%	0% if overheads equal or exceed FY15 actual overheads. 100% if overheads are FY16 target or less. Pro-rata payments between these levels.	Control of overheads reflects the focus of the Company on increasing margins.	Above target

Capital expenditure	10%	0% for achievement equal to or above FY16 budget. 100% if capital expenditure is $10m below FY16 budget. Pro-rata payments between these levels.	Managing capital expenditure reflects the focus of the Company on improving cash flow generation.	Between threshold and target

Disposals	10%	0% if disposals are equal to or below 33% of available assets held for sale. 100% if disposals are 50% or more of available assets held for sale. Pro-rata payments between these levels.	Disposals converts end of life or surplus assets into cash for the Company.	Above target

Net working capital	15%	0% if working capital is a nil or negative movement for the year. 100% if working capital is positive $10m. Pro-rata payments between these levels.	Control of working capital is key component in generating net cash flow to deleverage the Company.	Between threshold and target

Safety [A]	15%

0% if TRIFR as at 30 June 2016 is an improvement of 10% or less on FY15 performance.

100% if TRIFR as at 30 June 2016 is a 25% or more improvement on FY15 performance.

Pro-rata payments between these levels.

			The board regularly reviews the Company’s safety performance in detail and is striving to achieve a ‘zero-harm’ workplace at Emeco. TRIFR measures progress towards this aspiration.	Above target

Free cash flow (FCF) per share accretive transaction	20%	0% if not achieved. 100% if achieved.	Transactions which are accretive to FCF per share increase shareholder value.	Not achieved

Operating EBITDA	Overall achievements were multiplied by this CPF to determine the STI awarded

0% if operating EBITDA is equal to or lower than FY15 actual operating EBITDA.

100% if operating EBITDA is equal to FY16 target EBITDA.

125% if operating EBITDA is FY16 stretch EBITDA.

Pro-rata between these levels.

			Reflects the financial performance and the ability of the Company to pay STI awards.	Between threshold and target

[A]	TRIFR =	Number of recordable injuries x 1,000,000 hours
Total hours worked

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Directors’ Report

For the year ended 30 June 2016

3.3.2	RI remuneration

Performance shares and performance rights

In FY16 Emeco offered an equity based RI plan to provide a reward for senior managers (which includes executives) that remain employed by the Group over a three year period (vesting period).

The RI remuneration aligns the interests of Emeco’s senior managers with the long term interests of its shareholders by providing Emeco’s senior managers with an ongoing incentive to remain employed with the Group to deliver the long term objectives of the Emeco Group and increase shareholder wealth.

RI remuneration is in the form of performance shares or performance rights (RI securities). Performance shares are offered to Australian based senior managers. Performance rights are used for senior managers who are resident outside Australia due to the complexity and cost of compliance issues associated with the offer of performance shares in the relevant foreign jurisdictions.

A performance share is a fully paid ordinary Emeco share, the vesting of which is subject to the retention condition described below being met. A performance right is a right to receive a fully paid ordinary Emeco share, the vesting of which is subject to the retention condition being met.

In FY16 all executives were based in Australia at the time of the RI offers. As such, only performance shares were offered to executives. The number of performance shares offered was determined by reference to the executive’s maximum long term incentive entitlement and the fair value of the RI securities as at the commencement of the vesting period. Performance shares were offered at no cost to the executive, however, award of the shares is subject to the retention condition described below.

Retention condition

The performance shares offered under the RI plan are not conditional on Company performance but rather vest at the end of a three year period. This is to encourage senior management to remain with Group for the three year vesting period. This currently is particularly important to the Company as the Group’s notes are due to expire at the end of this three year vesting period.

Previous long term incentive plans included a performance condition based on the relative total shareholder return (TSR) of the Company measured against a peer group over a three year vesting period. In recent years the TSR performance conditions have been particularly difficult to satisfy given the downturn in the mining sector, evidenced by nil vesting over the last four financial years. This appears to have affected the value of the Company’s previous long term incentive plans as a retention tool, with the Company seeing a high turnover in senior managers over the previous two years.

Each RI security has a higher fair value than those that would be issued under a long term incentive plan with a TSR performance condition. The higher fair value results in a decrease in the number of RI securities which would otherwise be granted to executives under the previous long term incentive plans. Furthermore, during a period where market perception questions the Company’s ability to refinance its notes before 2019, a refinancing becomes the inherent performance hurdle for the vesting of the RI securities. This will affect the share price of the Company and, therefore, the value of the performance shares at the vesting date.

Performance shares which vest are transferred to the employee.

RI securities that do not vest will lapse. The shares associated with these RI securities will be transferred to a nominee of the Company and held on trust for subsequent reallocation.

Vesting on involuntary termination

If an executive’s employment is terminated due to death, total and permanent disability, retrenchment or retirement, then the executive’s unvested RI securities will vest, pro-rated based on the period that the executive has been employed with Emeco during the vesting period.

All unvested RI securities lapse if an executive resigns or is terminated for cause.

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Directors’ Report

For the year ended 30 June 2016

3.4	Prohibition of hedging RI securities

Emeco’s share trading policy prohibits executives, directors and other officers of the Company from entering into transactions intended to hedge their exposure to Emeco securities which have been issued as part of remuneration.

3.5	Relationship between remuneration and Company performance

Emeco’s remuneration objectives effectively align the interests of Emeco’s executives with the interests of the Company and its shareholders.

This has been achieved by ensuring that a significant proportion of an executive’s STI remuneration is ‘at risk’. STI awards are linked to the achievement of financial measures of the Company’s profitability and cash generating performance, and non-financial measures of operational outcomes. In respect of FY16, 25% of the executives’ target STI were awarded.

RI awards are dependent on continued employment with the Group over, and the value of which are ultimately dependent on the share price at the end of, the vesting period. No incentives under the Company’s previous long term incentive plans vested. See section 5.4 for more detail.

In FY16, the primary focus of the Company was to generate cash by reducing costs, disposing surplus fleet and managing capital expenditure and working capital in order to deleverage and strengthen its balance sheet. Strategic achievements over FY16 were executed to continue to drive the Emeco business through this current downturn in the global market and position the business for future growth, and hence greater shareholder returns.

Details of the KPIs for the FY16 STI and RI plans are set out in the following table:

KPI	RI	STI
Financial	Share price	Direct costs
Overheads
Capital expenditure
Disposals
Net working capital
FCF per share accretive transaction
Operating EBITDA

Non-financial	Continued employment	Safety

Further details regarding Emeco’s executive remuneration structure are set out in sections 3.2 and 3.3.

The extent to which Emeco has set financial KPIs which are genuinely challenging, and which mean that STI remuneration is genuinely at risk, is highlighted by the fact that no executive subject to the financial hurdle in FY15 received a STI payment in that year. STI payments to executives in FY12 decreased from the amounts paid in FY11, with a further decrease in FY13, principally because FY12 and FY13 financial KPIs were not met to the same extent as in FY11. In FY14, the STI awards increased slightly from FY13 due to safety, personal goals and the sale of idle assets KPIs being met - no STIs in respect of financial KPIs were awarded. In FY16, the STI awards to executives slightly increased from FY15 due to improved financial performance. Details of these KPIs are set out above in section 3.3.

Details of the Group’s performance and benefits for shareholder wealth are set out in the following table:

	FY16	FY15	FY14	FY13	FY12
Profit/(loss) from continuing operations ($m)	(225.3)	(123.1)	(224.2)	(0.0)	70.0
Profit/(loss) from discontinuing operations ($m)	—	(4.6)	(51.1)	6.0	(0.2)
Statutory profit/(loss) ($m)	(225.3)	(127.7)	(275.3)	6.0	69.7
Total dividends declared ($m)	—	—	—	15.0	37.9
Statutory return on capital employed	(61.6% )	(20.7% )	(30.7% )	4.2%	13.0%
Closing share price as at 30 June	$0.03	$0.08	$0.20	$0.28	$0.87

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For the year ended 30 June 2016

During FY12 the Company’s share price peaked at $1.18 and ended the financial year at 87 cents, which led to a partial vesting of long term incentive securities offered under the Company’s previous long term incentive plan (LTI securities) as the share price three years prior was only 40 cents. A factor which was a primary cause of the volatility in the Company’s share price during FY12 was the uncertainty in the global macroeconomic environment. Continued macroeconomic uncertainty, a downturn in the resources sector globally, difficult trading conditions in Emeco’s markets and a resultant decline in the Company’s earnings saw the Company’s share price close at 28 cents, 20 cents, 8 cents and 3 cents on 30 June 2013, 30 June 2014, 30 June 2015 and 30 June 2016 respectively. No LTI securities vested as a result of the Company’s performance in FY13, FY14, FY15 and FY16. This highlights the genuinely challenging nature of the TSR performance condition in previous financial years.

The change in FY16 to the RI plan provides senior managers with a more meaningful incentive to remain with the Group over the longer term. The Company considers that retaining senior managers will be a key factor in the performance of the Group over the coming years and its ability to refinance the notes before 2019. The value of the RI plan upon vesting will be wholly dependent on the Company’s share price.

The primary means available to the Company to grow shareholder wealth, whether by way of dividend distributions or increases in the Company’s share price, is to strive to increase earnings and return on capital. In this regard, the Company will maintain remuneration policies and practices which reward strong financial performance and align the interests of management with the interests of shareholders.

4.	Non-executive director remuneration

Fees for non-executive directors are fixed and are not linked to the financial performance of the Company. The board believes this is necessary for non-executive directors to maintain their independence.

Non-executive director fees are reviewed and benchmarked annually in August. In FY16, this process did not result in any change in non-executive director fees.

An annual cap of $1,200,000 is currently prescribed in the Company’s constitution as the total aggregate remuneration available to non-executive directors.

The allocation of fees to non-executive directors within this cap has been determined after consideration of a number of factors including the time commitment of directors, the size and scale of the Company’s operations, the skill sets of board members, the quantum of fees paid to non-executive directors of comparable companies and participation in board committee work.

The chair is entitled to an annual fee of $158,238. All other non-executive directors receive an annual fee of $90,422. An additional annual fee of $6,782 is paid to a director who is a member of a board committee. This fee is increased to $9,042 for a director who chairs a committee. All amounts specified in this section are inclusive of superannuation contributions.

Due to the decrease in the number of non-executive directors in FY16, all non-executive directors now sit on more than one committee. However, in January 2016, the board resolved that non-executive directors would only be paid for sitting on one committee.

5.	Details of remuneration

5.1	Remuneration received in relation to FY16

Details of the elements comprising the remuneration of the Group’s KMP in FY16 are set out in table 17 below. The table does not include the following components of remuneration because they were either not provided to KMP during FY16 or were not available to KMP by reason of their executive role:

•	Short term cash profit sharing bonuses.

•	Long term incentives distributed in cash.

•	Post-employment benefits other than superannuation.

•	Share based payments other than shares and units and share based payments in the form of options.

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For the year ended 30 June 2016

Also, payments made in respect of a period before the appointment, or after the cessation, of a person as KMP are not included in table 17.

Table 17: FY16 KMP remuneration (Company and consolidated)

	Short-term employee benefits			Post-employment benefits			Share based payments	Total	% of remuneration performance related
	Salary and fees	STI [1]	Non- monetary	Super- annuation benefits	Other long term benefits	Termination benefits	LTIs [2]
	$	$	$	$	$	$	$	$	%
Non-executive directors
Alec Brennan [A]	113,495	—	—	10,782	—	—	—	124,277	—
John Cahill	97,853	—	—	9,296	—	—	—	107,149	—
Peter Richards	123,388	—	—	11,721	—	—	—	135,109	—
Erica Smyth	92,589	—	—	8,795	—	—	—	101,384	—

Executive directors
Ian Testrow [B]	611,000	130,000	97,995	32,938	—	—	219,761	1,091,694	20%
Gregory Hawkins	484,121	—	—	31,321	—	—	94,583	610,025	16%
Kenneth Lewsey [C]	259,747	—	—	24,675	—	501,539	783,723	1,569,684	50%

TOTAL ALL DIRECTORS	1,782,193	130,000	97,995	129,528	—	501,539	1,098,067	3,739,322

Other executives
Thao Pham	290,767	26,857	—	31,011	—	—	89,065	437,700	20%
Christopher Hayman [D]	69,431	—	—	—	—	174,081	(150,083)	93,429	-161%
Kalien Selby [E]	53,906	—	—	18,435	—	190,935	24,983	288,259	9%

TOTAL ALL EXECUTIVES	414,104	26,857	—	49,446	—	365,016	(36,035)	819,388

TOTAL	2,196,297	156,857	97,995	178,974	—	866,555	1,062,032	4,558,710

[1]	STI awards under the FY16 plan were finally determined on 24 August 2016 after completion of performance reviews (refer to table 18).
[3}	This figure includes long term incentives offered under the Company’s previous long term incentive plan and, in respect of Ms Thao Pham, RIs offered in FY16.
[A]	Mr Alec Brennan ceased his role as non-executive director on 22 April 2016.
[B]	Mr Testrow received non-monetary benefits including housing in respect of his relocation arrangement back to Australia is 2014.
[C]	Mr Kenneth Lewsey ceased his role as managing director and chief executive officer on 20 August 2015. All unvested long term securities granted to Mr Lewsey were forfeited in accordance with the terms of the grant and expensed through the income statement.
[D]	Mr Christopher Hayman’s remuneration has been converted to Australian dollars on the basis of an AUD/CAD exchange rate of 0.9890. Mr Hayman ceased his employment on 6 November 2015. All unvested long term securities granted to Mr Hayman were forfeited in accordance with the terms of the grant and reversed through the income statement.
[E]	Ms Kalien Selby ceased her employment on 28 August 2015. All unvested long term securities granted to Ms Selby were forfeited in accordance with the terms of the grant and expensed through the income statement.

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Directors’ Report

For the year ended 30 June 2016

Comparative information relating to remuneration of the Group’s KMP for the prior financial year is set out below:

	Short-term employee benefits			Post-employment benefits			Share based payments	Total	% of remuneration performance related	Value of options as at % of total remuneration
	Salary and fees	STI [1]	Non- monetary [2]	Super- annuation benefits	Other long term benefits	Termination benefits	LTIs
	$	$	$	$	$	$	$	$	%	%
Non-executive directors
Alec Brennan	160,495	—	—	13,566	—	—	—	174,061	—	—
John Cahill	97,594	—	—	8,651	—	—	—	106,245	—	—
Peter Richards	89,288	—	—	7,915	—	—	—	97,203	—	—
Erica Smyth	89,288	—	—	7,915	—	—	—	97,203	—	—

Executive director
Kenneth Lewsey	809,330	—	—	73,744	—	—	333,554	1,216,628	27%	—

TOTAL ALL DIRECTORS	1,245,995	—	—	111,791	—	—	333,554	1,691,340

Executives at report date
Gregory Hawkins	468,356	—	—	41,644	—	—	39,859	549,859	7%	—
Christopher Hayman [A]	343,118	—	21,717	—	—	—	70,375	435,209	16%	—
Kalien Selby [B]	96,375	—	—	9,155	—	—	3,922	109,452	4%	—
Ian Testrow	443,524	—	81,671	42,135	—	—	201,793	769,123	26%	—
Thao Pham	244,615	40,800	—	22,800	—	—	40,291	348,506	12%	—

Other executives
Kellie Benda [C]	184,849	—	—	17,561	—	—	(11,237)	191,173	0%	—
David Greig [D]	280,222	—	115,561	—	—	—	47,774	443,558	11%	—
Stuart Jenner	235,974	—	—	24,292	—	—	43,115	303,381	14%	—
Grant Stubbs [E]	158,203	—	—	15,029	—	—	(68,945)	104,287	0%	—

TOTAL ALL EXECUTIVES	2,455,236	40,800	218,949	172,616	—	—	366,946	3,254,547

TOTAL	3,701,231	40,800	218,949	284,407	—	—	700,500	4,945,887

[1]	STI awards under the FY15 plan were finally determined on 19 August 2015 after completion of performance reviews.
[2]	Non-monetary benefits include housing, vehicle and health benefits.
[A]	Mr Christopher Hayman’s remuneration has been converted to Australian dollars on the basis of an AUD/CAD exchange rate of 0.9606.
[B]	Ms Kalien Selby was appointed as an executive on 18 February 2015.
[C]	Ms Kellie Benda ceased her role as an executive on 19 December 2014. All unvested LTI securities granted to Ms Benda were forfeited in accordance with the terms of the grant and reversed through the income statement.
[D]	Mr David Greig was an executive from 1 October 2014 to 22 June 2015. Mr Greig’s remuneration has been converted to Australian dollars on the basis of an AUD/USD exchange rate of 0.8090.
[E]	Mr Grant Stubbs ceased his role as an executive on 1 October 2014. All unvested LTI securities granted to Mr Stubbs were forfeited in accordance with the terms of the respective grants and reversed through the income statement.

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Directors’ Report

For the year ended 30 June 2016

5.2	FY16 STI grants

The terms of the FY16 STI plan are discussed at pages 28 to 29.

Details of the vesting profile of the STI grants awarded to executives in respect of FY16 are set out below:

Table 18: FY16 executive STI vesting information

Executive [A]	Maximum total STI value [1]	% of STI awarded	% of STI forfeited
Ian Testrow	$520,000	25%	75%
Gregory Hawkins [B]	$175,000	0%	100%
Thao Pham	$107,430	25%	75%

[1]	The minimum STI value for each KMP is zero. All STI awards will be paid in cash.
[A]	Mr Ken Lewsey, Ms Kalien Selby and Mr Christopher Hayman ceased their roles as executives on 20 August 2015, 28 August 2015 and 6 November 2015 respectively, and did not have FY16 STI entitlements.
[B]	Mr Gregory Hawkins ceased employment with the Company on 19 August 2016, being prior to review and approval by the remuneration and nomination committee and the board, and therefore forfeits, his STI award.

5.3	FY16 RI grants

The terms of the RI plan are discussed at page 30.

Grants and vesting of RI securities made to executives under the Company’s RI plans are set out in the following table:

Table 19: RI security grants and vesting to executives

Executive [A]	Grant date	Equity instrument	Number granted	Maximum value [1]	Vesting date [2]	Fair value per share/right at grant date [3]	Number held at year end
Thao Pham	05/02/2016	Shares	3,330,756	$199,525	Sep-18	$0.03	3,330,756

[A]	Mr Ken Lewsey, Mr Christopher Hayman and Ms Kalien Selby ceased employment with Emeco during FY16. Mr Lewsey, Mr Hayman and Ms Selby were not offered RI securities in FY16. The RI security offers made to Mr Ian Testrow and Mr Gregory Hawkins in FY16 (13,021,703 and 6,260,434 respectively), were not allocated prior to their appointment as directors of the Company and, as such, are subject to shareholder approval. However, Mr Hawkins has ceased employment with the Group and, therefore, all unvested securities offered to Mr Hawkins will be forfeited in accordance with their terms.
[1]	The minimum value of each grant is zero.
[2]	The vesting date is the day after the announcement of the Company’s annual results in 2018.
[3]	The fair value of the securities was determined using a Monte Carlo share price simulation model, and is allocated to each reporting period evenly over the period from grant date to vesting date. The value disclosed in the KMP remuneration table (table 17) is the portion of the fair value of the securities recognised in FY16.

5.4	Long Term Incentives

During FY08 to FY15, the Company offered long term incentives (LTIs) to executives to reward them for Company performance over a three year period (vesting period).

LTI remuneration was in the form of performance shares or performance rights (LTI securities). A performance share is a fully paid ordinary Emeco share, the vesting of which is subject to the performance condition being met. A performance right is a right to receive a fully paid ordinary Emeco share, the vesting of which is subject to the performance condition being met.

The performance condition for the vesting of LTI securities was based on the relative total shareholder return (TSR) of the Company measured against a peer group (peer group) over the vesting period.

TSR is a performance measure that calculates the return to a shareholder taking into account share price growth, dividend payments and capital returns.

At the end of the vesting period, the TSR for Emeco and each company in the peer group will be measured and ranked. Emeco will be allocated a percentile rank representing the percentage of companies in the peer group that has a lower TSR than Emeco (percentile rank).

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For the year ended 30 June 2016

LTI securities will only vest if a certain percentile rank is achieved by Emeco. There is a maximum and minimum vesting range and vesting occurs in this range on a sliding scale as set out in the following table:

Percentile rank	Percentage of LTI securities that vest
50% or lower	Nil
Between 50% and 75%	50% plus 2% for each percentile rank over 50%
75% or higher	100%

LTI securities that do not vest at the end of the vesting period will lapse. The shares associated with these LTI securities will be transferred to a nominee of the Company and held on trust for subsequent reallocation.

Performance shares which vest are transferred to the employee. In respect of performance rights which vest, corresponding shares are transferred to the employee.

Grants and vesting of LTI securities made to executives under the Company’s LTI plans are set out in the following table:

Executive [A]	Grant date	Equity instrument	Number granted	Maximum value [1]	% vested in FY16	% forfeited in FY16	Vesting date [2]	Fair value per share/right at grant date [3]	Number held at year end
Ian Testrow	19/10/2012	Rights	451,371	$207,631	—	100%	Sep-15	$0.46	0
	04/12/2013	Rights	1,633,151	$228,641	—	—	Sep-16	$0.15	1,633,151

Thao Pham	05/10/2012	Shares	53,571	$30,000	—	100%	Sep-15	$0.56	0
	02/11/2012	Shares	5,357	$3,000	—	100%	Sep-15	$0.56	0
	07/10/2013	Shares	199,456	$33,908	—	—	Sep-16	$0.18	199,456
	24/11/2014	Shares	640,000	$96,000	—	—	Sep-17	$0.12	640,000

Kenneth Lewsey	04/11/2013	Shares	4,553,571	$637,500	—	100%	Sep-16	$0.15	0
	24/11/2014	Shares	4,250,000	$637,500	—	100%	Sep-17	$0.12	0

Christopher Hayman	07/10/2013	Rights	986,967	$138,175	—	100%	Sep-16	$0.15	0
	24/11/2014	Rights	844,040	$126,606	—	100%	Sep-17	$0.12	0

Kalien Selby	24/11/2014	Shares	260,000	$39,000	—	100%	Sep-17	$0.12	0

[A]	Mr Ken Lewsey, Mr Christopher Hayman and Ms Kalien Selby ceased employment with Emeco during FY16. All unvested LTI securities granted to Mr Lewsey, Mr Hayman and Ms Selby in FY14 and FY15 were forfeited in accordance with the terms of the respective grants. The LTI securities offers made to Mr Ian Testrow and Mr Gregory Hawkins in FY15 (1,550,000 and 1,600,000 respectively) were not allocated prior to their appointment as directors of the Company and, as such, are subject to shareholder approval. However, Mr Hawkins has ceased employment with the Group and, therefore, all unvested securities offered to Mr Hawkins under the FY15 plan will be forfeited in accordance with their terms.
[1]	The minimum value of each grant is zero.
[2]	For LTI securities granted in FY13, FY14 and FY15 the vesting date is the twentieth trading day after the announcement of the Company’s annual results in 2015, 2016 and 2017 respectively
[3]	The fair value of the LTI securities was determined using a Monte Carlo share price simulation model, and is allocated to each reporting period evenly over the period from grant date to vesting date. The value disclosed in the KMP remuneration table (table 17) is the portion of the fair value of the securities recognised in FY16.

5.5	Management incentive share plan

Emeco offered shares pursuant to a management incentive share plan (MISP) between 2005 and 2008. The shares offered under this plan were not conditional on performance but rather vested over time so as to encourage participants to remain with Group.

Under the MISP, the Company provided each MISP participant with an interest free, limited recourse loan (loan) to enable them to subscribe for the MISP shares. Any dividends or capital distributions which were paid on the MISP shares were applied by the Company in reducing the amount of the loan. The shares vested over a five year period.

Subject to the approval of the board, the loan was capable of repayment at any time but, in most instances, was to be repaid by 1 July 2015, being the tenth anniversary of the commencement date of the MISP. Eligible participants of the plan at 1 July 2015 were given the option to either pay the loan amount outstanding in respect of the shares or to extinguish the loan by forfeiting their interest in the shares. All KMP participants elected to forfeit their outstanding MISP shares in FY16.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	36

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Directors’ Report

For the year ended 30 June 2016

As detailed below, there were no share based payments to any KMP under the MISP during FY16:

KMP	Number of shares issued	Issue price of shares	Grant date	Amount of loan outstanding as at 30 June 2016	Highest amount of indebtedness during FY16	Fair value recognised as remuneration during FY16
Alec Brennan	500,000	$0.61	18/08/2005	$0	$142,500	$0.00
Ian Testrow	300,000	$1.16	12/06/2006	$0	$249,000	$0.00

5.6	Emeco employee share ownership plan

Emeco’s employee share ownership plan (ESOP) was an elective plan which was open to all Australian employees between FY08 and FY15. Under the ESOP, for every five shares acquired and paid for by the employee under the ESOP (ESOP shares), Emeco acquired one matching share on market at no cost to the employee.

The matching shares are subject to a vesting condition. Under the ESOP, a participating employee must remain employed with Emeco for one year after the end of the calendar year in which the matching shares are acquired (restriction period). If an employee resigns from the Group before the expiry of the restriction period, the matching shares are forfeited. All matching shares automatically vest if an employee is made redundant before the expiry of the restriction period.

The ESOP shares are held in escrow by the trustee during the restriction period. The ESOP administrator, Link Market Services, releases the ESOP shares from escrow at the earlier of the expiry of the restriction period and the termination of the employee’s employment with Emeco.

Emeco did not offer any shares under the ESOP in FY16. However, shares acquired in 2014 under previous ESOPs vested for participating employees that remain employed with Emeco at 31 December 2015.

During FY16 ESOP shares were released from escrow, and matching shares vested, under previous ESOPs as set out below:

Executive	Released ESOP shares	Vested matching shares
Ian Testrow	10,217	2,041
Thao Pham	22,599	4,515
Kalien Selby [A]	35,103	7,014

[A]	Ms Kalien Selby ceased employment with Emeco during FY16 and all ESOP Shares and matching shares were released and vested in accordance with their terms.

6.	Service contracts

Each executive is employed pursuant to contracts which provide for an indefinite term and which are terminable on either party giving six months’ notice or on the payment to the executive of up to six months’ salary in lieu of notice. No termination payments other than salary in lieu of notice and accrued statutory leave entitlements are payable under these contracts.

Signed in accordance with a resolution of the directors.

Ian Testrow

Managing Director

Dated at Perth, 30th day of August 2016

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	37

Deloitte Touche Tohmatsu

A.B.N. 74 490 121 060

Deloitte Touche Tohmatsu

Tower 2, Brookfield Place,

123 St Georges Tce,

Perth WA 6000, Australia

Tel: +61 (0) 8 9365 7000

Fax: +61 (0) 8 9365 7001

www.deloitte.com.au

The Board of Directors

Emeco Holdings Limited

3/71 Walters Drive

Perth WA 6017

30 August 2016

Dear Board Members

Emeco Holdings Limited

In accordance with section 307C of the Corporations Act 2001, I am pleased to provide the following declaration of independence to the directors of Emeco Holdings Limited.

As lead audit partner for the audit of the financial statements of Emeco Holdings Limited for the financial year ended 30 June 2016, I declare that to the best of my knowledge and belief, there have been no contraventions of:

(i)	the auditor independence requirements of the Corporations Act 2001 in relation to the audit; and

(ii)	any applicable code of professional conduct in relation to the audit.

Yours sincerely

DELOITTE TOUCHE TOHMATSU

Leanne Karamfiles

Partner

Chartered Accountant

38

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Financial Statements

Consolidated Statement of Profit or Loss and Other Comprehensive Income

For the year ended 30 June 2016

	Note	2016 $’000	2015 $’000
Continuing operations
Revenue from rental income		177,744	206,718
Revenue from the sale of machines and parts		5,472	2,788
Revenue from maintenance services		23,348	31,925

		206,564	241,431

Changes in machinery and parts inventory	8	(8,921)	(11,780)
Repairs and maintenance		(70,967)	(99,216)
Employee expenses		(33,995)	(43,608)
Hired in equipment and labour		(21,102)	(22,411)

Gross profit		71,579	64,416

Other income	7	1,791	512
Other expenses	8	(25,770)	(32,072)
Impairment of tangible assets	8	(179,609)	(30,836)
Depreciation expense	8	(69,194)	(98,720)
Amortisation expense	8	(148)	(84)
Finance income	8	79,345	2,781
Finance costs	8	(55,455)	(52,260)
Net foreign exchange gain/(loss)	8	(42,002)	(16,332)

Loss before tax expense		(219,463)	(162,595)
Tax benefit/(expense)	10	(5,926)	39,464

Loss from continuing operations		(225,389)	(123,131)

Discontinued operations
Loss from discontinued operations (net of tax)	14	—	(4,572)

Loss from discontinued operations		—	(4,572)

Loss for the year		(225,389)	(127,703)

Other comprehensive (loss)/income
Items that are or may be reclassified to profit and loss:
Foreign currency translation differences for foreign operations (net of tax)		(3,403)	28,871
Effective portion of changes in fair value of cash flow hedges (net of tax)		11,821	(4,306)

Total other comprehensive income/(loss) for the year		8,418	24,565

Total comprehensive income/(loss) for the year		(216,971)	(103,138)

The consolidated statement of profit or loss and other comprehensive income is to be read in conjunction with the notes to and forming part of the financial statements set out on pages 44 to 118.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	39

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Consolidated Statement of Profit or Loss and Other Comprehensive Income (continued)

For the year ended 30 June 2016

	Note	2016 $’000	2015 $’000
Loss attributable to:
Owners of the Company	35	(225,389)	(127,703)

Loss for the year		(225,389)	(127,703)

Total comprehensive loss attributable to:
Owners of the Company	35	(216,971)	(103,138)

Total comprehensive loss for the year		(216,971)	(103,138)

		2016	2015
	Note	Cents	Cents
Earnings per share:
Basic earnings per share	35	(40.42)	(22.90)

Diluted earning per share	35	(40.42)	(22.90)

Earnings per share from continuing operations
Basic earnings per share	35	(40.42)	(22.08)

Diluted earnings per share	35	(40.42)	(22.08)

The consolidated statement of profit or loss and other comprehensive income is to be read in conjunction with the notes to and forming part of the financial statements set out on pages 44 to 118.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	40

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Consolidated Statement of Financial Position

as at 30 June 2016

	Note	2016 $’000	2015 $’000
Current Assets
Cash assets	17	24,854	27,800
Trade and other receivables	18	37,734	60,272
Derivative financial instruments	19	6,315	12,761
Inventories	20	5,333	20,931
Prepayments		1,832	2,134
Assets held for sale	15	30,728	32,328

Total current assets		106,796	156,226

Non-current Assets
Trade and other receivables	18	6,234	5,375
Derivative financial instruments	19	12,629	38,282
Intangible assets and goodwill	21	2,344	1,641
Property, plant and equipment	22	280,182	482,351
Deferred tax assets	12	19,507	24,880

Total non-current assets		320,896	552,529

Total assets		427,692	708,755

Current Liabilities
Trade and other payables	23	38,035	45,363
Liabilities directly associated with assets classified as held for sale	15	883	—
Interest bearing liabilities	24	4,579	5,484
Provisions	26	3,469	3,652

Total current liabilities		46,966	54,499

Non-current Liabilities
Derivative financial instruments	19	—	1,663
Interest bearing liabilities	24	373,239	418,487
Deferred tax liabilities	12	—	10,884
Provisions	26	1,490	1,751

Total non-current liabilities		374,729	432,785

Total liabilities		421,695	487,284

Net assets		5,997	221,471

Equity
Share capital	13	593,616	593,616
Reserves		12,505	2,590
Accumulated losses		(600,124)	(374,735)

Total equity attributable to equity holders of the Company		5,997	221,471

The consolidated statement of financial position is to be read in conjunction with the notes to and forming part of the financial statements set out on pages 44 to 118.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	41

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Consolidated Statement of Changes in Equity

For the year ended 30 June 2016

	Share capital $’000	Share based payment reserve $’000	Hedging reserve $’000	Foreign currency translation reserve $’000	Reserve for own shares $’000	Accumulated losses $’000	Total equity $’000
Balance at 1 July 2014	593,616	14,598	(7,321)	(9,267)	(20,622)	(247,032)	323,972

Total comprehensive income for the period
Profit or (loss)	—	—	—	—	—	(127,703)	(127,703)
Other comprehensive income
Foreign currency translation differences	—	—	3,408	25,463	—	—	28,871
Effective portion of changes in fair value of cash flow hedge, net of tax	—	—	(4,306)	—	—	—	(4,306)

Total comprehensive income/(loss) for the period	—	—	(898)	25,463	—	(127,703)	(103,138)

Transactions with owners, recorded directly in equity
Contributions by and distributions to owners
Own shares acquired by employee share plan trust	—	—	—	—	(12)	—	(12)
Share-based payment transactions	—	649	—	—	—	—	649

Total contributions by and distributions to owners	—	649	—	—	(12)	—	637

Balance at 30 June 2015	593,616	15,247	(8,219)	16,196	(20,634)	(374,735)	221,471

	Share capital $’000	Share based payment reserve $’000	Hedging reserve $’000	Foreign currency translation reserve $’000	Reserve for own shares $’000	Accumulated losses $’000	Total equity $’000
Balance at 1 July 2015	593,616	15,247	(8,219)	16,196	(20,634)	(374,735)	221,471

Total comprehensive income for the period
Profit or (loss)	—	—	—	—	—	(225,389)	(225,389)
Other comprehensive income
Foreign currency translation differences	—	—	(3,257)	(146)	—	—	(3,403)
Effective portion of changes in fair value of cash flow hedge, net of tax	—	—	11,821	—	—	—	11,821

Total comprehensive income/(loss) for the period	—	—	8,564	(146)	—	(225,389)	(216,971)

Transactions with owners, recorded directly in equity
Contributions by and distributions to owners
Own shares acquired by employee share plan trust	—	—	—	—	—	—	—
Share-based payment transactions	—	1,497	—	—	—	—	1,497

Total contributions by and distributions to owners	—	1,497	—	—	—	—	1,497

Balance at 30 June 2016	593,616	16,744	345	16,050	(20,634)	(600,124)	5,997

The consolidated statement of changes in equity is to be read in conjunction with the notes to and forming part of the financial statements set out on pages 44 to 118.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	42

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Consolidated Statement of Cash Flows

For the year ended 30 June 2016

	Note	30 June 2016 $’000	30 June 2015 $’000
Cash flows from operating activities
Cash receipts from customers		228,558	237,151
Cash paid to suppliers and employees		(166,245)	(194,510)

Cash generated from operations		62,313	42,641
Finance income received		702	240
Finance expense paid		(44,503)	(42,974)
Cash receipts from derivatives sold		48,167	—
Taxes received/(paid)		3,965	—
Net cash inflow (outflow) from operating activities of discontinued operations		—	(2,801)

Net cash from/(used in) operating activities	30	70,644	(2,894)

Cash flows from investing activities
Proceeds on disposal of non-current assets		15,103	14,005
Payment for property, plant and equipment		(38,215)	(37,824)
Net cash inflow from investing activities of discontinued operations		—	10,806

Net cash used in investing activities		(23,112)	(13,013)

Cash flows from financing activities
Net proceeds from asset backed loan		—	—
Repurchase of issued debt		(41,971)	—
Purchase of own shares		—	(12)
Payment for debt establishment costs		—	(2,576)
Payment of finance lease liabilities		(7,340)	(4,145)
Net cash outflow from financing activities of discontinued operations		—	—

Net cash from used in financing activities		(49,311)	(6,733)

Net decrease in cash		(1,779)	(22,640)
Cash at beginning of the period		27,800	41,830
Effects of exchange rate fluctuations on cash held		(1,167)	8,610

Cash at the end of the financial period		24,854	27,800

The consolidated statement of cash flows is to be read in conjunction with the notes to the financial statements set out on pages 44 to 118.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	43

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

1	Reporting entity

Emeco Holdings Limited (the ‘Company’) is domiciled in Australia. The address of the Company’s registered office is Level 3, 71 Walters Drive, Osborne Park WA 6017. The consolidated financial statements of the Company as at and for the year ended 30 June 2016 comprise the Company and its subsidiaries (together referred to as the ‘Group’). The Group is a for profit entity and primarily involved in the provision of safe, reliable and maintained heavy earthmoving equipment solutions to customers in the mining industry (refer note 16).

2	Basis of preparation

(a)	Statement of compliance

The consolidated financial statements are general purpose financial statements which have been prepared in accordance with Australian Accounting Standards (AASBs) adopted by the Australian Accounting Standards Board (AASB) and the Corporations Act 2001. The consolidated financial statements comply with International Financial Reporting Standards (IFRSs) adopted by the International Accounting Standards Board (IASB).

The consolidated financial statements were authorised for issue by the board of directors on 30 August 2016.

(b)	Basis of measurement

The consolidated financial statements have been prepared on the historical cost basis except for the following material items in the statement of financial position:

•	derivative financial instruments are measured at fair value;

•	assets held for sale at fair value less costs of disposal; and

•	financial instruments at fair value through profit or loss are measured at fair value.

The methods used to measure fair values are discussed further in note 5.

(c)	Functional and presentation currency

These consolidated financial statements are presented in Australian dollars, which is the Company’s functional currency.

The company is a company of the kind referred to in ASIC Corporations (Rounding in Financial /Directors’ Reports) Instrument, dated 24 March 2016, and in accordance with that Corporations Instrument amounts in the financial report are rounded off to the nearest thousand unless otherwise stated.

(d)	Use of estimates and judgements

The preparation of the consolidated financial statements in conformity with the AASB requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimates are revised and in any future periods affected.

The estimates and judgements that have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year are discussed below:

Impairment of assets

Intangible assets that have an indefinite useful life are not subject to amortisation and are tested annually for impairment or more frequently if events or changes in circumstances indicate that they might be impaired. Other assets that are subject to amortisation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use, in accordance with the Company’s accounting policy note 3(h)(ii). For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash generating units).

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	44

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

2	Basis of preparation (continued)

(d)	Use of estimates and judgements (continued)

Recognition of tax losses

In accordance with the Company’s accounting policies for deferred taxes (refer note 3(o)), a deferred tax asset is recognised for unused tax losses only if it is probable that future taxable profits will be available to utilise these losses. This includes estimates and judgements about future profitability, capital structure and tax rates. Changes in these estimates and assumptions could impact on the amount and probability of unused tax losses and accordingly the recoverability of deferred tax assets. The carrying amount of deferred tax assets are set out in note 12.

Assets held for sale

In accordance with the Company’s accounting policies for assets held for sale (refer note 3(i)), non-current assets, or disposal groups comprising assets and liabilities, are classified as held for sale if it is highly probable that they will be recovered primarily through sale rather than through continuing use. Such assets, or disposal groups, are generally measured at the lower of their carrying amount and fair value less costs of disposal. Fair value less costs of disposal includes estimates and judgements about the market value of these assets. Changes in these estimates and assumptions could impact on the carrying amount of these assets held for sale. The carrying amount of assets held for sale are set out note 15.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	45

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

3	Significant accounting policies

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements, and have been applied consistently by Group entities.

(a)	Basis of consolidation

(i)	Subsidiaries

Subsidiaries are entities controlled by the Group. The Group controls an entity when it is exposed to, or has the rights to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases.

(ii)	Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealised income and expenses arising from intra-group transactions, are eliminated in preparing the consolidated financial statements. Unrealised losses are eliminated in the same way as unrealised gains, but only to the extent that there is no evidence of impairment.

(b)	Foreign currency

(i)	Foreign currency transactions

Transactions in foreign currencies are translated to the respective functional currencies of Group entities at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated to the functional currency at the exchange rate at that date. The foreign currency gain or loss on monetary items is the difference between amortised cost in the functional currency at the beginning of the period, adjusted for effective interest and payments during the period, and the amortised cost in foreign currency translated at the exchange rate at the end of the year.

(ii)	Foreign operations

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition, are translated to the functional currency at exchange rates at the reporting date. The income and expenses of foreign operations are translated to Australian dollars at exchange rates at the dates of the transactions.

Foreign currency differences are recognised in other comprehensive income, and presented in the foreign currency translation reserve (FCTR) in equity. When a foreign operation is disposed of such that control, significant influence or joint control is lost, the cumulative amount in the FCTR related to that foreign operation is reclassified to profit or loss as part of the gain or loss on disposal.

(c)	Financial instruments

(i)	Non-derivative financial assets and financial liabilities recognition and derecognition

The Group initially recognises loans and receivables and deposits and debt securities issued on the date when they are originated. All other financial assets and financial liabilities are recognised initially on the trade date.

The Group derecognises a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Any interest in such transferred financial assets that is created or retained by the Group is recognised as a separate asset or liability.

The Group derecognises a financial liability when its contractual obligations are discharged or cancelled, or expire.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	46

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

3	Significant accounting policies (continued)

(c)	Financial instruments (continued)

(i)	Non-derivative financial assets and financial liabilities recognition and de-recognition (continued)

Financial assets and liabilities are offset and the net amount presented in the statement of financial position when, and only when, the Group has a legal right to offset the amounts and intends either to settle them on a net basis or to realise the asset and settle the liability simultaneously.

The Group has non-derivative financial assets being: loans and receivables.

(ii)	Non-derivative financial assets - measurement

Loans and receivables

Loans and receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition loans and receivables are measured at amortised cost using the effective interest method, less any impairment losses.

Loans and receivables comprise trade and other receivables.

Cash and cash equivalents

Cash and cash equivalents comprise cash balances and call deposits with original maturities of three months or less from the acquisition date that are subject to an insignificant risk of changes in their fair value, and are used by the Group in the management of its short term commitments.

(iii)	Non-derivative financial liabilities - measurement

The Group classifies non-derivative financial liabilities into the other financial liabilities category. Such financial liabilities are recognised initially at fair value less any directly attributable transaction costs. Subsequent to initial recognition, these financial liabilities are measured at amortised cost using the effective interest rate method unless the Group has applied fair value hedging, in which case amortised cost is adjusted to reflect the movement in the fair value of the underlying hedge item. This adjustment is recorded in the statement of profit and loss.

Other financial liabilities comprise loans and borrowings, debt securities issued, and trade and other payables.

(iv)	Derivative financial instruments, including hedge accounting

The Group holds derivative financial instruments to hedge its foreign currency and interest rate risk exposures. Derivatives are recognised initially at fair value; attributable transaction costs are recognised in profit or loss when incurred. Subsequent to initial recognition, derivatives are measured at fair value, and changes therein are generally recognised in profit or loss unless designated as a hedge instrument.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	47

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

3	Significant accounting policies (continued)

(c)	Financial instruments (continued)

(iv)	Derivative financial instruments, including hedge accounting (continued)

On initial designation of the derivative as the hedging instrument, the Group formally documents the relationship between the hedging instrument and hedged item, including the risk management objectives and strategy in undertaking the hedge transaction and the hedged risk, together with the methods that will be used to assess the effectiveness of the hedging relationship. The Group makes an assessment, both at the inception of the hedge relationship as well as on an ongoing basis, whether the hedging instruments are expected to be ‘highly effective’ in offsetting the changes in the fair value or cash flows of the respective hedged items attributable to hedged risk and whether the actual results of each hedge are within a range of 80-125 percent. For a cash flow hedge of a forecast transaction, the transaction should be highly probable to occur and should present an exposure to variations in cash flows that could ultimately affect reported profit or loss.

Fair value hedges

The risk being hedged in a fair value hedge is a change in the fair value of an asset or liability or unrecognised firm commitment that may affect the income statement. Changes in fair value might arise through changes in interest rates or foreign exchange rates. The Group’s fair value hedges principally consist of interest rate swaps that are used to protect against changes in the fair value of fixed rate long term financial instruments due to movements in market interest rates. The application of fair value hedge accounting results in the fair value adjustment on the hedged item attributable to the hedged risk being recognised in the income statement at the same time the hedging instrument impacts the income statement. If a hedging relationship is terminated, the fair value adjustment to the hedged item continues to be recognised as part of the carrying amount of the item or group of items and is amortised to the income statement as a part of the effective yield over the period to maturity. Where the hedged item is derecognised from the Group’s balance sheet, the fair value adjustment is included in the income statement as a part of the gain or loss on disposal.

Cash flow hedges

When a derivative is designated as the hedging instrument in a hedge of the variability in cash flows attributable to a particular risk associated with the recognised asset or liability or a highly probable forecast transaction that could affect profit or loss, the effective portion of changes in the fair value of the derivative is recognised in other comprehensive income and presented in the hedging reserve in equity. Any ineffective portion of changes in the fair value of the derivative is recognised immediately in profit or loss.

When the hedged item is a non-financial asset, the amount accumulated in equity is retained in other comprehensive income and reclassified to profit or loss in the same period or periods during which the non-financial item affects profit or loss. In other cases the amount accumulated in equity is reclassified to profit or loss in the same period that the hedged item affects profit or loss. If the hedging instrument no longer meets the criteria for hedge accounting, expires or is sold, terminated or exercised, or the designation is revoked, then hedge accounting is discontinued prospectively. If the forecast transaction is no longer expected to occur, then the balance in equity is reclassified in profit or loss.

Other non-trading derivatives

When a derivative financial instrument is not designated in a hedge relationship that qualifies for hedge accounting, all changes in its fair value are recognised immediately in profit or loss.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	48

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

3	Significant accounting policies (continued)

(c)	Financial instruments (continued)

(v)	Share capital

Ordinary shares

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares net of any tax effects are recognised as a deduction from equity.

Purchase of share capital (treasury shares)

When share capital recognised as equity is purchased by the employee share plan trust, the amount of the consideration paid, which includes directly attributable costs, net of any tax effects, is recognised as a deduction from equity. Purchased shares are classified as treasury shares and are presented in the reserve for own shares net of any tax effects. When treasury shares are sold or reissued subsequently, the amount received is recognised as an increase in equity, and the resulting surplus or deficit on the transaction is transferred to/from retained earnings.

Dividends

Dividends are recognised as a liability in the period in which they are declared.

Repurchase and reissue of share capital (treasury shares)

When shares recognised as equity are repurchased, the amount of the consideration paid, which includes directly attributable costs, net of any tax effects, is recognised as a deduction from equity. Repurchased shares are classified as treasury shares and are presented in the reserve for own shares. When treasury shares are sold or reissued subsequently, the amount received is recognised as an increase in equity and the resulting surplus or deficit on the transaction is presented in retained earnings.

(d)	Property, plant and equipment

(i)	Recognition and measurement

Items of property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses.

Cost includes expenditure that is directly attributable to the acquisition of the asset. The cost of self constructed assets includes the following:

•	the cost of materials and direct labour;

•	any other costs directly attributable to bringing the assets to a working condition for their intended use;

•	when the Group has an obligation to remove the assets or restore the site, and estimate of the costs of dismantling and removing the items and restoring the site on which they are located; and

•	capitalised borrowing costs.

Cost includes transfers from equity of any gain or loss on qualifying cash flow hedges of foreign currency purchases of property, plant and equipment. Purchased software that is integral to the functionality of the related equipment is capitalised as part of that equipment.

When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

Any gain or loss on disposal of an item of property, plant and equipment (calculated as the difference between the net proceeds from disposal and the carrying amount of the item) is recognised in profit or loss.

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EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

3	Significant accounting policies (continued)

(d)	Property, plant and equipment (continued)

(ii)	Subsequent costs

Subsequent expenditure is capitalised only when it is probable that the future economic benefits associated with the expenditure will flow to the Group. Expenditure on major overhauls and refurbishments of equipment is capitalised in property, plant and equipment as it is incurred, where that expenditure is expected to provide future economic benefits. The costs of the day-to-day servicing of property, plant and equipment and on going repairs and maintenance are expensed as incurred.

(iii)	Depreciation

Items of property, plant and equipment, excluding freehold land, are depreciated over their estimated useful lives and are charged to the statement of comprehensive income. Estimates of remaining useful lives, residual values and the depreciation method are made on a regular basis, with annual reassessments for major items.

Assets are depreciated from the date of acquisition or, in respect of internally constructed assets, from the time an asset is completed and held ready for use. Where subsequent expenditure is capitalised into the asset, the estimated useful life of the total new asset is reassessed and depreciation charged accordingly.

Depreciation on buildings, leasehold improvements, furniture, fixtures and fittings, office equipment, motor vehicles and sundry plant is calculated on a straight line basis. Depreciation on plant and equipment is calculated on a units of production method and charged on machine hours worked over their estimated useful life. In certain specific contracts, depreciation methodology on some items of plant and equipment are reassessed in line with their effective lives. In these situations, depreciation is recognised in line with the pattern of economic benefits expected to be consumed. (2015: All plant and equipment is depreciated to a minimum of 100 machine hours per month).

The estimated useful lives are as follows:

Leasehold improvements	15 years
Plant and equipment	3 – 15 years
Furniture, fixtures and fittings	10 years
Office equipment	3 – 10 years
Motor vehicles	5 years
Sundry plant	7 – 10 years

(e)	Intangible assets

(i)	Research and Development

Expenditure on research activities is recognised in profit and loss as incurred. Development expenditure is capitalised only if the expenditure can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable and the Group intends to and has sufficient resources to complete development and to use or sell the asset. Otherwise, it is recognised in profit and loss as incurred. Subsequent to initial recognition, development expenditure is measured at costs less accumulated amortisation and any accumulated impairment losses.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	50

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

3	Significant accounting policies (continued)

(e)	Intangible assets (continued)

(ii)	Other intangible assets

Other intangible assets that are acquired by the Group and have finite useful lives are measured at cost less accumulated amortisation and any accumulated impairment losses.

(iii)	Amortisation

Intangible assets are amortised on a straight line basis in profit or loss over their estimated useful lives, from the date they are available for use.

Amortisation is recognised in profit or loss on a straight line basis over the estimated useful lives of intangible assets from the date that they are available for use. The estimated useful lives for the current and comparative periods are as follows:

• Software	0 – 3 years

Amortisation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

(f)	Inventories

Inventories are measured at the lower of cost and net realisable value.

The cost of inventories is based on the first-in first-out principle, and includes expenditure incurred in acquiring the inventories and other costs incurred in bringing them to their existing location and condition. In the case of manufactured inventories and work in progress, cost includes an appropriate share of production overheads based on normal operating capacity.

Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and estimated costs necessary to make the sale.

Inventory is occasionally sold under a rental purchase option (RPO). Under the RPO the purchaser is entitled to a rebate upon exercising the option. A charge is recognised against the carrying value of inventory on RPOs to reflect the consumption of economic benefits related to that inventory.

(g)	Work in progress

Progressive capital work to inventory and fixed assets are carried in work in progress accounts within their respective statement of financial position classifications with fixed assets being disclosed as a ‘capital work in progress’. Upon work completion the balance is capitalised.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	51

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

3	Significant accounting policies (continued)

(h)	Impairment

(i)	Non-derivative financial assets

Financial assets not classified as at fair value through profit or loss are assessed at each reporting date to determine whether there is objective evidence of impairment.

Objective evidence that financial assets are impaired includes:

•	default or delinquency by a debtor;

•	restructuring of an amount due to the Group on terms that the Group would not consider otherwise;

•	indications that a debtor or issuer will enter bankruptcy;

•	adverse changes in the payment status of borrowers or issuers;

•	the disappearance of an active market for a security; or

•	observable data indicating that there is measurable decrease in expected cash flows from a group of financial assets.

For an investment in an equity security, objective evidence of impairment includes a significant or prolonged decline in its fair value below its cost. The Group considers a decline of 20% to be significant and a period of nine months to be prolonged.

Financial assets measured at amortised cost

The Group considers evidence of impairment for these assets measured at both an individual asset and a collective level. All individually significant assets are individually assessed for specific impairment. Those found not to be impaired are then collectively assessed for any impairment that has been incurred but not yet individually identified. Assets that are not individually significant are collectively assessed for impairment. Collective assessment is carried out by grouping together assets with similar risk characteristics.

In assessing collective impairment, the Group uses historical information on the timing of recoveries and the amount of loss incurred, and makes an adjustment if current economic and credit conditions are such that the actual losses are likely to be greater or lesser than suggested by historical trends.

An impairment loss is calculated as the difference between an asset’s carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. Losses are recognised in profit or loss and reflected in an allowance account. When the Group considers that there are no realistic prospects of recovery of the asset, the relevant amounts are written off. If the amount of the impairment loss subsequently decreases and the decrease can be related objectively to an event occurring after the impairment was recognised, then the previously recognised impairment loss is reversed through profit or loss.

(ii)	Non-financial assets

At each reporting date, the Group reviews the carrying amounts of its non-financial assets (other than inventories and deferred tax assets) to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.

For impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGUs.

The Group’s corporate assets do not generate separate cash inflows and are utilised by more than one CGU. Corporate assets are allocated to CGUs on a reasonable and consistent basis and tested for impairment as part of the testing of the CGU to which the corporate asset is allocated.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	52

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

3	Significant accounting policies (continued)

(h)	Impairment (continued)

(ii)	Non-financial assets (continued)

The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs of disposal. Value in use is based on the estimated future cash flows, discounted to their present value using a post-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU.

An impairment loss is recognised if the carrying amount of an asset or CGU exceeds its recoverable amount. Impairment losses are recognised in profit or loss. They are allocated to reduce the carrying amounts of the assets in the CGU on a pro rata basis.

(i)	Assets held for sale

Non-current assets, or disposal groups comprising assets and liabilities, are classified as held-for-sale if it is highly probable that they will be recovered primarily through sale rather than through continuing use.

Such assets, or disposal groups, are generally measured at the lower of their carrying amount and fair value less costs of disposal. Any impairment loss on a disposal group is allocated to the assets and liabilities on a pro rata basis, except that no loss is allocated to inventories, financial assets, deferred tax assets, employee benefit assets which continue to be measured in accordance with the Group’s other accounting policies. Impairment losses on initial classification as held-for-sale and subsequent gains and losses on remeasurement are recognised in profit or loss.

Once classified as held-for-sale, intangible assets and property, plant and equipment are no longer amortised or depreciated, and any equity-accounted investee is no longer equity accounted.

(j)	Employee benefits

(i)	Defined contribution plans

A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and has no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution plans are recognised as an employee benefit expense in profit or loss in the periods during which related services are rendered by employees. Prepaid contributions are recognised as an asset to the extent that a cash refund or a reduction in future payments is available.

(ii)	Other long term employee benefits

The Group’s net obligation in respect of long term employee benefits is the amount of future benefit that employees have earned in return for their service in the current and prior periods. That benefit is discounted to determine its present value. Re-measurements are recognised in profit or loss in the period in which they arise.

(iii)	Termination benefits

Termination benefits are recognised as an expense when the Group is committed demonstrably, without realistic possibility of withdrawal, to a formal detailed plan to terminate employment before the normal retirement date. Termination benefits for voluntary redundancies are recognised as an expense if the Group has made an offer of voluntary redundancy, it is probable that the offer will be accepted, and the number of acceptances can be estimated reliably.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	53

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

3	Significant accounting policies (continued)

(j)	Employee benefits (continued)

(iv)	Short term benefits

Short term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognised for the amount expected to be paid under short term cash bonus or profit sharing plans if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

(v)	Share based payment transactions

(a)	A management incentive share plan (MISP) allows certain consolidated entity employees to acquire shares of the Company. Employees have been granted a limited recourse 10 year interest free loan in which to acquire the shares. The loan has not been recognised as the Company only has recourse to the value of the shares. The arrangement is accounted for as an in-substance option over ordinary shares. The grant date fair value of the shares granted to employees is recognised as an employee expense with a corresponding increase in equity, over the period during which the employees become unconditionally entitled to the shares. The fair value of the MISP granted is measured using a Black Scholes pricing model, taking into account the terms and conditions upon which the in-substance options were granted. The amount recognised as an expense is adjusted to reflect the actual number of shares that vest except where forfeiture is only due to shares prices not achieving the threshold for vesting.

(b)	A Retention Incentive (RI) plan allows certain management personnel to receive shares or rights of the Company. Under the RI, rights or shares granted to each RI participant vest to the employee after three years. The 2015 long term incentive plan (LTIP), included a performance condition included a performance hurdle based on relative total shareholder return (TSR). The peer group that the Company’s TSR is measured against consists of 123 Companies (this number may change as a result of takeovers, mergers etc) and includes 16 Companies that are considered direct peers to Emeco, in addition to the S&P/ASX Small Industrials (excluding banks, insurance companies, property trust companies and investment property trust/companies and other stapled securities). The fair value of the performance rights or shares granted under the LTIP have been measured using Monte Carlo simulation analysis and are expensed evenly over the period from grant date to vesting date.

(c)	In FY11 an employee share ownership plan (ESOP) was established to allow certain employees to acquire shares in the Company via salary sacrifice up to a limit of $5,000 each year. For every five shares purchased by the employee, recognised as treasury shares, the Company provides one matching share, recognised as a share based payment. Under the ESOP, the matching share will vest to the employee after one year after the end of calendar year in which the matching shares are acquired. These matching shares are fair valued and are expensed evenly over the period from grant date to vesting date. ESOP employees are entitled to dividends on the matching share when the dividends are declared.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	54

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

3	Significant accounting policies (continued)

(j)	Employee benefits (continued)

(v)	Share based payment transactions (continued)

(d)	Dividends received while satisfying the performance conditions of share issues under the MISP are allocated against the employee outstanding loan. For all previous LTIP and ESOP plans, all LTIP and ESOP recipients are entitled to any dividends that are declared during the vesting period. For the Group’s executives, commencing with the FY13 grant and all subsequent grants, dividends or shadow dividends will not be paid on any unvested securities and dividends or shadow dividends will accrue on unvested LTI securities and will only be paid at the time of vesting on those LTI securities that vest, provided all vesting conditions are met.

(e)	A short term incentive (STI) plan allows the executive leadership team to receive, on board approval, cash or shares of the Company upon satisfying performance conditions. This is determined at the end of each financial year based on the executive’s performance. The performance conditions related to KPIs include EBITDA, direct costs, overheads, capital expenditure, working capital, free cash flow, sale of idle assets, safety and personal goals.

(k)	Provisions

A provision is recognised if, as a result of a past event, the Group has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability.

(i)	Restructure provision

A provision for restructuring is recognised when the Group has approved a detailed and formal restructuring plan, and the restructuring either has commenced or has been announced publicly. Future operating costs are not provided for.

(l)	Revenue

(i)	Rental revenue

Revenue from the rental of machines is recognised in profit and loss based on the number of hours the machines operate each month. Customers are billed monthly.

(ii)	Goods sold

Revenue from the sale of goods in the course of ordinary activities is measured at the fair value of the consideration received or receivable, net of returns and allowances, trade discounts and volume rebates. Revenue is recognised when significant risks and rewards of ownership have been transferred to the customer, recovery of the consideration is probable, the associated costs and possible return of goods can be estimated reliably, there is no continuing management involvement with the goods, and the amount of revenue can be measured reliably.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	55

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

3	Significant accounting policies (continued)

(l)	Revenue (continued)

(iii)	Maintenance services

Revenue from services rendered is recognised in profit or loss in proportion to the stage of completion of the transaction at the reporting date.

(m)	Leases

Leased assets

Leases in terms of which the Group assumes substantially all the risks and rewards of ownership are classified as finance leases. On initial recognition the leased asset is measured at an amount equal to the lower of its fair value and the present value of the minimum lease payments. Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset.

Other leases are operating leases and are not recognised in the Group’s statement of financial position.

Lease payments

Payments made under operating leases are recognised in profit or loss on a straight line basis over the term of the lease. Lease incentives received are recognised as an integral part of the total lease expense, over the term of the lease.

Minimum lease payments made under finance leases are apportioned between the finance expense and the reduction of the outstanding liability. The finance expense is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

(n)	Finance income and finance costs

The Group’s finance income and finance costs include:

•	interest income;

•	interest expense;

•	dividend income;

•	discount on repurchased debt;

•	dividends on preference shares issued classified as financial liabilities;

•	the net gain or loss on financial assets at fair value through profit or loss;

•	the foreign currency gain or loss on financial assets and liabilities;

•	the fair value loss on contingent consideration classified as financial liability;

•	withholding tax;

•	the net gain or loss on hedging instruments that are recognised in profit or loss; and

•	amortisation of borrowing costs capitalised using the effective interest method.

Interest income or expense is recognised using the effective interest method. Dividend income is recognised in profit or loss on the date that the Group’s right to receive payment is established.

(o)	Income tax

Income tax expense comprises current and deferred tax. Current tax and deferred tax is recognised in profit or loss except to the extent that it relates to items recognised directly in equity or in other comprehensive income.

(i)	Current tax

Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to tax payable or receivable in respect of previous years. It is measured using tax rates enacted or substantively enacted at the reporting date.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	56

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

3	Significant accounting policies (continued)

(o)	Income tax (continued)

(ii)	Deferred tax

Deferred tax is recognised in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

Deferred tax is not recognised for:

•	temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;

•	temporary differences related to investments in subsidiaries to the extent that it is probable that they will not reverse in the foreseeable future; or

•	taxable temporary differences arising on the initial recognition of goodwill.

The measurement of deferred tax reflects the tax consequences that would follow the manner in which the Group expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

Deferred tax is measured at the tax rates that are expected to be applied to the temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realised simultaneously.

A deferred tax asset is recognised for unused tax losses, tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be utilised. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

(iii)	Tax exposures

The Company and its wholly owned Australian resident entities have formed a tax consolidated group with effect from 16 December 2004 and are therefore taxed as a single entity from that date. The head entity within the tax consolidated group is Emeco Holdings Limited.

(p)	Discontinued operations

A discontinued operation is a component of the Group’s business, the operations and cash flows of which can be clearly distinguished from the rest of the Group and which:

•	represents a separate major line of business or geographical area of operations;

•	is part of a single coordinated plan to dispose of a separate major line of business or geographical area of operations; or

•	is a subsidiary acquired exclusively with a view to resale.

Classification as a discontinued operation occurs upon disposal or when the operation meets the criteria to be classified as held for sale or distribution, if earlier.

When an operation is classified as a discontinued operation, the comparative statement of comprehensive income is re-presented as if the operation had been discontinued from the start of the comparative year.

(q)	Segment reporting

Segment results that are reported to the board of directors include items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Unallocated items comprise mainly cash, interest bearing liabilities and finance expense.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	57

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

4	New standards and interpretations not yet adopted

Australian Accounting Standards and Interpretations that have recently been issued or amended but are not yet mandatory, have not been early adopted by the Group for the annual reporting period ended 30 June 2016. The Group has not yet assessed the impact of these new or amended Accounting Standards and Interpretations. Those which may be relevant to the Group are set out below.

(i)	AASB 16 Leases (2016)

AASB16 introduces a single lessee accounting model and requires a lessee to recognise assets and liabilities for all leases with a term of more than 12 months, unless the underlying asset is of low value. A lessee is required to recognise a right of use asset representing its right-to-use the underlying leased asset and a lease liability representing its obligations to make lease payments.

(ii)	AASB 15 Revenue from Contracts with Customers (2015)

The new standard replaces AASB 118 which covers the revenues arising from the sale of goods and the rendering of services and AASB 111 which covers construction contracts. The new standard is based on the principle that revenue is recognised when control of a good or service transfers to a customer.

(iii)	AASB 9 Financial Instruments (2014)

AASB 9 will replace AASB 139: Financial Instruments: Recognition and Measurement. The key changes that may affect the Group on initial application of AASB 9 and associated amending Standards include:

•	simplifying the general classifications of financial assets into those carried at amortised cost and those carried at fair value;

•	permitting entities to irrevocably elect on initial recognition to present gains and losses on an equity instrument that is not held for trading in other comprehensive income (OCI);

•	requiring an entity that chooses to measure a financial liability at fair value to present the portion of the change in its fair value due to changes in the entity’s own credit risk in OCI, except when it would create an ‘accounting mismatch’;

•	introducing a new model for hedge accounting that permits greater flexibility in the ability to hedge risk, particularly with respect to non-financial items; and

•	requiring impairment of financial assets carried at amortised cost based on an expected loss approach.

5	Determination of fair values

A number of the Group’s accounting policies and disclosures require the determination of fair value, for both financial and non financial assets and liabilities. Fair values have been determined for measurement and/or disclosure purposes based on the following methods. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.

(a)	Property, plant and equipment

The fair value of property, plant and equipment recognised as a result of a business combination is the estimated amount for which a property could be exchanged on the date of acquisition between a willing buyer and a willing seller in an arm’s length transaction after proper marketing wherein the parties had each acted knowledgeably. The fair value of items of plant, equipment, fixtures and fittings is based on the market approach and cost approaches using quoted market prices for similar items when available and depreciated replacement cost when appropriate. Depreciated replacement cost estimates reflects adjustments for physical deterioration as well as functional and economic obsolescence.

(b)	Trade and other receivables

The fair value of trade and other receivables, excluding construction work in progress, are estimated as the present value of future cash flows, discounted at the market rate of interest at the measurement date. Short term receivables with no stated interest rate are measured at the original invoice amount if the effect of discounting is immaterial. Fair value is determined at initial recognition and, for disclosure purposes, at each annual reporting date.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	58

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

5	Determination of fair values (continued)

(c)	Forward exchange contracts and interest rate swaps

The fair value of forward exchange contracts is based on the discounted value of the difference between the rate the contractual forward price and the current forward price for the residual maturity of the contract using a credit adjusted risk free rate.

The fair value of interest rate swaps is based on third party valuations provided by financiers. Those valuations are tested for reasonableness by discounting estimated future cash flows based on the terms and maturity of each contract and using market interest rates for a similar instrument at the measurement date. Fair values reflect the credit risk of the instrument and include adjustments to take account of the credit risk of the Group entity and counterparty when appropriate.

(d)	Other non-derivative financial liabilities

Other non-derivative financial liabilities are measured at fair value at initial recognition and for disclosure purposes, at each annual reporting date. Fair value is calculated based on the present value of future principal and interest cash flows, discounted at the market rate of interest at the measurement date. For finance leases the market rate of interest is determined by reference to similar lease agreements.

(e)	Share based payment transactions

The fair value of employee share options, management incentive plan shares, long term incentive plan and retention incentive plan shares are measured using an option pricing model. Measurement inputs include share price on issue, exercise price of the instrument, expected volatility, weighted average expected life of the instruments, market performance conditions, expected dividends, and the risk free interest rate. Service and non-market performance conditions attached to the transactions are not taken into account in determining fair value. The employee share ownership plan shares are measured at market price at purchase date.

(f)	Equity and debt securities

The fair value of equity and debt securities is determined by reference to their quoted closing bid price at the reporting date, or if unquoted determined using a valuation technique. Valuation techniques employed include market multiples and discounted cash flow analysis using expected future cash flows and a market related discount rate. The fair value of held to maturity investments is determined for disclosure purposes only.

(g)	Assets held for sale

The fair value of assets designated as held for sale are determined with reference to an independent external valuation, market demand and costs of disposal.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	59

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

6	Financial instruments

Overview

The Group has exposure to the following risks from their use of financial instruments:

•	credit risk;

•	liquidity risk; and

•	market risk.

This note presents information about the Group’s exposure to each of the above risks, the Group’s objectives, policies and processes for measuring and managing risk, and the Group’s management of capital.

Risk management framework

The board of directors has overall responsibility for the establishment and oversight of the Group’s risk management framework. The board of directors has established the audit and risk management committee (Committee), which is responsible for developing and monitoring the Group’s risk management policies. The Committee reports regularly to the board of directors on its activities.

The Group’s risk management policies are established to identify and analyse the risks faced by the Group, to set appropriate risk limits and controls, and to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Group’s activities. The Group, through its training, management standards and procedures, aims to develop a disciplined and constructive control environment in which all employees understand their roles and obligations.

The Committee oversees how management monitors compliance with the Group’s risk management policies and procedures, and reviews the adequacy of the risk management framework in relation to the risks faced by the Group. The Committee is assisted in its oversight role by the internal audit function. Internal audit undertakes reviews of risk management controls and procedures at the direction of the Committee. The results of the reviews are reported to the Committee.

Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument or financial asset fails to meet its contractual obligations, and arises principally from the Group’s receivables from customers.

Exposure to credit risk

The carrying amount of the Group’s financial assets represents the maximum credit exposure. The Group’s maximum exposure to credit risk at the reporting date was:

		Consolidated
		Carrying amount
		2016	2015
	Note	$’000	$’000
Trade receivables	18	32,803	54,147
Other receivables	18	12,255	17,374
Cash and cash equivalents	17	24,854	27,800
Derivatives	19	18,944	51,043

		88,856	150,364

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	60

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

6	Financial instruments (continued)

Credit risk (continued)

Trade and other receivables

The Group’s exposure to credit risk is influenced mainly by the individual characteristics of each customer. However, management also considers the demographics of the Group’s customer base, including the default risk of the industry and country in which customers operate, as these factors may have an influence on credit risk. The Group sets individual counter party limits and where possible insures its rental income within Australia, Indonesia, Chile and Canada, and generally operates on a ‘cash for keys’ policy for the sale of equipment and parts.

Both insured and uninsured debtors are subject to the Group’s credit policy. The Group’s credit policy requires each new customer to be analysed individually for creditworthiness before the Group’s standard payment and delivery terms and conditions are offered. The Group’s review includes external ratings, when available, and in some cases bank references. Purchase limits are established for each customer according to the external rating and are approved by the appropriate management level dependent on the size of the limit. In the instance that a customer fails to meet the Group’s creditworthiness and the Group is unable to secure credit insurance, future transactions with the customer will only be assessed on a case by case basis and where possible, prepayment or appropriate security such as a bank guarantee or letter of credit.

Where commercially available the Group aims to insure the majority of rental customers that are not considered either blue chip customers, subsidiaries of blue chip companies or Government. Blue chip customers are determined as those customers who have a market capitalisation of greater than $700,000,000 (2015: $700,000,000). The Australian and Chilean businesses held insurance for the entire financial year ended 30 June 2016. The Canadian business held credit insurance from 1 September 2015 to 30 June 2016.

The Group establishes an allowance for impairment that represents its estimate of incurred losses in respect of trade and other receivables. The main components of this allowance are a specific loss component that relates to individually significant exposures. The specific loss component is made up of the insurance excess for insured debts that have been classified as doubtful and uninsured customers that are classified as doubtful.

As at 30 June 2016 the Group’s doubtful debts provision for continuing and discontinued operations was $1,090,000 (2015: $5,874,000). As at 30 June 2016 the Group recognised bad debt write offs for continuing and discontinued operations for a total amount of $4,924,000 (2015: $4,089,000) which $4,924,000 related to one customer in Indonesia.

The Group believes that the unimpaired amounts that are past due by more than 30 days are still collectible, based on historic payment behaviour and extensive analyses of the underlying customers’ credit ratings.

The Group’s maximum exposure to credit risk for trade receivables at the reporting date by geographic region was:

	Consolidated		Consolidated
		Impairment		Impairment
	Gross	provision	Gross	provision
	2016	2016	2015	2015
	$’000	$’000	$’000	$’000
Australia	21,070	(37)	25,002	—
Asia	—	—	8,233	(5,376)
North America	4,095	(938)	9,762	(172)
South America	7,638	(115)	11,150	(326)

	32,803	(1,090)	54,147	(5,874)

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EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

6	Financial instruments (continued)

Credit risk (continued)

Trade and other receivables (continued)

The Group’s maximum exposure to credit risk for trade receivables at the reporting date by type of customer was:

	Consolidated
	Carrying amount
	2016	2015
	$’000	$’000
Insured	15,245	21,292
Blue chip (including subsidiaries)	15,294	12,987
Other security	—	9,884
Uninsured	2,264	9,984

	32,803	54,147

The aging of the Group’s trade receivables at the reporting date was:

	Consolidated		Consolidated
	Gross	Impairment	Gross	Impairment
	2016	2016	2015	2015
	$’000	$’000	$’000	$’000
Not past due	25,338	—	38,565	—
Past due 0-30 days	2,993	—	2,292	—
Past due 31-60 days	2,414	—	3,329	—
Past due 61 days	2,058	(1,090)	9,961	(5,874)

	32,803	(1,090)	54,147	(5,874)

The movement in the allowance for impairment in respect of trade receivables during the year was as follows:

	Consolidated
	2016	2015
	$’000	$’000
Balance at 1 July	5,874	5,191
Bad debt written off	(4,924)	(4,089)
Change in provision for doubtful debts	140	4,772

Balance at 30 June	1,090	5,874

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	62

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

6	Financial instruments (continued)

Credit risk (continued)

Derivatives

The Group also held derivative assets in relation to cross currency interest rate swaps and forward exchange rate swaps to the total value of $18,944,000 (2015: $51,043,000) at 30 June 2016, which represents its maximum credit exposure on these assets. The interest rate swaps and cross currency interest rate swaps are held with bank and financial institution counter parties which are rated greater than A-.

Cash

The Group held cash and cash equivalents of $24,854,000 at 30 June 2016 (2015: $27,800,000), which represents its maximum credit exposure on these assets. The cash and cash equivalents are held with bank and financial institution counterparties which are rated greater than AA-.

Collateral

Collateral is held for customers that are assessed to be a higher risk. At 30 June 2016 the Group held $116,000 of bank guarantees (2015: $9,884,000) and $Nil of prepayments (2015: $Nil).

Guarantees

Financial guarantees are generally only provided to wholly owned subsidiaries or when entering into a premise rental agreement or performance bonds for completion of contract. Details of outstanding guarantees are provided in note 29. At 30 June 2016 $11,504,000 guarantees were outstanding (2015: $10,491,000).

Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Group’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’s reputation.

The Group monitors working capital limits and employs maintenance planning and life cycle costing models to price its rental contracts. These processes assist it in monitoring cash flow requirements and optimising cash return in its operations. Typically the Group ensures that it has sufficient cash on demand to meet expected operational expenses for a period of 60 days, including the servicing of financial obligations; this excludes the potential impact of extreme circumstances that cannot reasonably be predicted, such as natural disasters.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	63

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

6	Financial instruments (continued)

Liquidity risk (continued)

The Group has issued secured fixed interest notes in the 144A high yield bond market comprising US$335,000,000 which matures on 15 March 2019. The nominal fixed interest rate is 9.875%. These notes will remain fully drawn until maturity.

The Group has an A$75,000,000 asset backed loan facility that matures in December 2017 and will be available for general corporate purposes. When utilised, the nominal interest rate is equal to the aggregate of the margin of 1.75% per annum and bank bill swap rate (BBSY). The asset backed loan has no maintenance covenants unless the facility is more than 50% utilised, at which stage it requires Emeco to have an interest cover ratio of 1.25 times and gearing of less than 65%. At 30 June 2016 the loan was undrawn but had utilised A$11,504,000 in bank guarantees.

The Group has a facility agreement comprising a credit card facility with a limit of A$750,000 and bank guarantee where the aggregate face value shall not exceed A$866,013. The facility matures in December 2016 and will be available for general corporate purposes. The facility is secured via a cash cover account. The bank guarantee is subject to a fee of 3% per annum on the face value of the bank guarantee. At 30 June 2016 the facility was utilised at A$866,013.

The Group has finance lease facilities totalling A$9,006,000 (2015: A$4,915,000) which have various maturities up to November 2020.

The Group has financed its insurance payments with A$535,000 remaining at year end which matures in August 2016.

The following are the contractual maturities of financial liabilities, including estimated interest payments and excluding the impact of netting agreements.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	64

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

6	Financial instruments (continued)

Liquidity risk (continued)

Consolidated 30 June 2016	Carrying amount $’000	Contract- ual cash flows $’000	6 mths or less $’000	6-12 mths $’000	1-2 years $’000	2-5 years $’000	More than 5 years $’000
Non-derivative financial liabilities
Secured notes issue	368,277	493,504	18,798	18,798	37,596	418,312	—
Finance lease liabilities	9,006	9,692	2,823	1,551	1,689	3,642	—
Insurance financing	535	535	535	—	—	—	—
Trade and other payables	13,658	13,658	13,658	—	—	—	—
Liabilities directly associated with assets classified as held for sale	883	896	896	—	—	—	—

	392,359	518,285	36,710	20,349	39,285	421,954	—

Derivative financial assets
Cross currency interest rate swaps used for hedging asset/(liability)	18,944	19,805	29	114	19,662	—	—

	18,944	19,805	29	114	19,662	—	—

It is not expected that the cash flows included in the maturity analysis could occur significantly earlier, or at significantly different amounts.

Consolidated 30 June 2015	Carrying amount $’000	Contract- ual cash flows $’000	6 mths or less $’000	6-12 mths $’000	1-2 years $’000	2-5 years $’000	More than 5 years $’000
Non-derivative financial liabilities
Secured notes issue	418,487	608,494	21,537	21,537	43,074	522,346	—
Finance lease liabilities	4,915	4,972	4,972	—	—	—	—
Insurance financing	569	569	569	—	—	—	—
Trade and other payables	15,805	15,805	15,805	—	—	—	—

	439,776	629,840	42,883	21,537	43,074	522,346	—

Derivative financial assets
Cross currency interest rate swaps used for hedging asset/(liability)	49,380	43,127	329	409	607	41,781	—

	49,380	43,127	329	409	607	41,781	—

The gross inflows/(outflows) disclosed in the previous table represents the contractual undiscounted cash flows relating to derivative financial liabilities held for risk management purposes and which are usually not closed out prior to contractual maturity. The disclosure shows net cash flow amounts for derivatives that are net cash settled and gross cash inflow and outflow amounts for derivatives that have simultaneous gross cash settlement, e.g. cross currency interest rate swaps.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	65

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

6	Financial instruments (continued)

Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect the Group’s income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimising the return.

The Group enters into derivatives, and also incurs financial liabilities, in order to manage market risks. All such transactions are carried out within the guidelines set by the Group’s hedging policy. Generally the Group seeks to apply hedge accounting in order to manage volatility in profit or loss.

Currency risk

The Group is exposed to currency risk on revenue, expenditure, assets and borrowings that are denominated in a currency other than the respective functional currencies of Group entities, primarily the Australian dollar (AUD), but also the United States Dollars (USD) and Canadian Dollars (CAD). The currencies in which these transactions primarily are denominated are AUD, USD, CAD, Euro dollars (EURO), Indonesian Rupiah (IDR) and Chilean Peso (CLP).

When possible, the Group hedges all trade receivables and trade payables that are denominated in a currency that is not the functional currency of the respective subsidiary exposed to the transaction, and is an amount greater than $50,000. If available, the Group uses forward exchange contracts to hedge this currency risk. Most of the forward exchange contracts have maturities of less than six months.

In respect of other monetary assets and liabilities held in currencies other than the AUD, the Group aims to keep the net exposure to an acceptable level by matching foreign denominated financial assets with matching financial liabilities and vice versa.

Interest on borrowings from the debt facility is generally denominated in currencies that match the cash flows generated by the underlying operations of the Group, primarily AUD, USD and CAD. This provides an economic hedge without derivatives being entered into and therefore no application of hedge accounting.

The Group’s investments in its subsidiaries and their earnings for the year are not hedged as these currency positions are considered long term in nature.

In March 2014 the Group issued US$335,000,000 of notes in the 144A high yield market of which US$110,000,000 and US$100,000,000 were swapped into AUD and CAD respectively through the use of cross currency interest rate swaps. As derivatives have been entered into, hedge accounting has been applied to these instruments. When possible, the Group aims to offset the remainder of the USD foreign exchange exposure through the use of financial assets denominated in the same currency providing an economic hedge without derivatives being entered into.

In December 2015, the Group closed out US$138,500,000 face value of cross currency interest rate swaps, which generated a cash inflow of A$48,167,000. These proceeds were used to finance the purchase of US$52,280,000 144A notes for consideration of A$41,971,000 (US$29,799,000) with a resulting gain on repurchase of A$31,663,000. The Group considered the risk of an increased unhedged position against the benefits of managing the Group’s interest rate and liquidity risk.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	66

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

6	Financial instruments (continued)

Market risk (continued)

Exposure to currency risk

The Group’s exposure to foreign currency risk at balance date was as follows, based on notional amounts:

	30 June 2016		30 June 2015
	USD	CAD	USD	CAD
	$’000	$’000	$’000	$’000
Cash	13	72	802	2,893
Secured notes issued (1)	(218,902)	90,551	(287,342)	(17,916)

Gross balance sheet exposure	(218,889)	90,623	(286,540)	(15,023)

Cross currency interest rate swap to hedge the secured notes issued	71,500	—	210,000	—

	71,500	—	210,000	—

Net exposure	(147,389)	90,623	(76,540)	(15,023)

(1)	Net USD exposure of US$282,720,000 (2015: US$335,000,000) in an AUD denominated entity. Balance is net of intercompany loans.

The following significant exchange rates applied during the year:

	Average rate		Reporting date spot rate
	2016	2015	2016	2015
CAD	0.9890	0.9606	0.9632	0.9517
USD	0.7316	0.8131	0.7426	0.7680
EURO	0.6602	0.6878	0.6699	0.6866
IDR	9,911	10,426	9,867	10,228
CLP	503.77	485.16	492.52	489.33
GBP	0.4918	0.5309	0.5549	0.4885

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	67

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

6	Financial instruments (continued)

Market risk (continued)

Sensitivity analysis

A weakening of the Australian dollar, as indicated below, against the following currencies at 30 June 2016 would have affected the measurement of financial instruments denominated in a foreign currency and increased/(decreased) equity and profit or loss by the amounts shown below. This analysis is based on foreign currency exchange rate variances that the Group considered to be reasonably possible at the end of the reporting period. The analysis assumes that all other variables, in particular interest rates, remain constant. The analysis is performed on the same basis for 2015, as indicated below:

	Consolidated
	Strengthening		Weakening
	Equity $’000	Profit or loss $’000	Equity $’000	Profit or loss $’000
30 June 2016
USD (10 percent movement)	(1,470)	21,224	1,796	(25,940)
CAD (10 percent movement)	—	7,256	—	(5,937)

30 June 2015
USD (10 percent movement)	(2,261)	14,032	2,763	(17,150)
CAD (10 percent movement)	(2,272)	1,732	2,777	(2,117)

Interest rate risk

In accordance with the board’s policy the Group is required to maintain an appropriate exposure to changes in interest rates on borrowings on a fixed rate basis, taking into account assets with exposure to changes in interest rates. This is achieved by entering into cross currency interest rate swaps and the issue of fixed interest notes.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	68

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

6	Financial instruments (continued)

Market risk (continued)

Profile

At the end of the reporting date the interest rate profile of the Group’s interest bearing financial instruments as reported to the management of the Group was:

		Consolidated
	Note	2016 $’000	2015 $’000
Variable rate instruments:
Cash at bank	17	24,854	27,800
Effective interest rate swaps to hedge interest rate risk
Australian dollars 144A		18,944	32,062
Canadian dollars 144A		—	17,318

		43,798	77,180

Fixed rate instruments:
Interest bearing liabilities (notes)	24	(380,716)	(436,198)
Interest bearing finance leases	24	(9,006)	(4,915)
Insurance financing	24	(535)	(569)

		(390,257)	(441,682)

Cash flow hedges and fair value hedges

The floating-to-fixed interest rate swaps (hedging instrument) are designated as cash flow hedges through equity. Therefore a change in interest rates at the reporting date would not affect profit or loss to the extent they are effective hedges. The interest rate swaps are designated to hedge the exposure to variability in cash flows attributed to market interest rate risk.

The fixed-to-floating interest rate swaps (hedging instrument) are accounted for as fair value hedges. Therefore a change in interest rates at the reporting date affects profit or loss. The interest rate swaps are designated to hedge the exposure to liquidity risk through the benchmark interest rate.

The cross currency interest rate swaps (hedging instrument) are accounted for as both cash flow hedges and fair value hedges. The cross currency interest rate swaps are designated to hedge the exposure to variability in foreign exchange rates and exposure to liquidity risk through the benchmark interest rate.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	69

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

6	Financial instruments (continued)

Market risk (continued)

Fair value sensitivity analysis for fixed rate instruments

The Group accounts for a portion of its fixed rate financial liabilities at fair value through profit or loss, as the Group designates derivatives (interest rate swaps) as hedging instruments under a fair value hedge accounting model. Therefore a change in interest rates at the reporting date would affect profit or loss and not equity on these instruments.

A change of 100 basis points in interest rates at the reporting date would have increased/(decreased) profit or loss by the amounts shown below. This analysis assumes that all other variables, in particular foreign currency rates, remain constant.

	Profit or loss		Equity
Fair value hedges	100bp increase $’000	100bp decrease $’000	100bp increase $’000	100bp decrease $’000
30 June 2016
Fixed rate instruments (144A notes)	23	(24)	—	—
Interest rate swap	(23)	24	—	—

Cash flow sensitivity (net)	—	—	—	—

30 June 2015
Fixed rate instruments (144A notes)	7,734	(8,170)	—	—
Interest rate swap	(7,734)	8,170	—	—

Cash flow sensitivity (net)	—	—	—	—

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	70

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

6	Financial instruments (continued)

Market risk (continued)

Detailed below is the profit and loss impact of fair value hedges during the year.

	Profit or loss
Financial instrument	2016 $’000	2015 $’000
Cross currency interest rate swap
- Swap	(1,296)	(781)
- Hedged item (debt)	—	(1,762)

Net profit and loss impact before tax	(1,296)	(2,543)

Cash flow sensitivity analysis for variable rate instruments

A change of 100 basis points in interest rates at the reporting date would have increased/(decreased) equity and profit or loss by the amounts shown below. The analysis assumes that all other variables, in particular foreign currency rates, remain constant. The analysis is performed on the same basis for 2015.

	Profit or loss		Equity
Cash flow hedges	100bp increase $’000	100bp decrease $’000	100bp increase $’000	100bp decrease $’000
30 June 2016
Variable rate instruments	5	(6)	—	—
Interest rate swap	—	—	69	(70)

Cash flow sensitivity (net)	5	(6)	69	(70)

30 June 2015
Variable rate instruments	118	(118)	—	—
Interest rate swap	—	—	63	(119)

Cash flow sensitivity (net)	118	(118)	63	(119)

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	71

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

6	Financial instruments (continued)

Market risk (continued)

Fair values

Interest rates used for determining fair value

The range of interest rates used to discount estimated cash flows, when applicable, are based on the Government yield curve at the reporting date plus an adequate credit spread excluding margins, and were as follows:

	2016	2015
Derivatives	0.1% - 2.3%	0.1% - 2.8%
Loans and borrowings	0.1% - 3.5%	0.1% - 2.8%
Leases	4.5% - 8.1%	7.2% - 7.2%
144A notes	9.9% - 9.9%	9.9% - 9.9%

Fair values versus carrying amounts

The fair values of financial assets and liabilities, together with the carrying amounts shown in the balance sheet, are as follows:

		30 June 2016		30 June 2015
	Note	Carrying amount $’000	Fair value $’000	Carrying amount $’000	Fair value $’000
Assets carried at fair value
Interest rate swaps used for hedging	19	18,944	18,944	51,043	51,043

		18,944	18,944	51,043	51,043

Assets carried at amortised cost
Receivables	18	37,734	37,734	60,272	60,272
Cash and cash equivalents	17	24,854	24,854	27,800	27,800

		62,588	62,588	88,072	88,072

Liabilities carried at fair value
Interest rate swaps used for hedging	19	—	—	(1,663)	(1,663)

		—	—	(1,663)	(1,663)

Liabilities carried at amortised cost
Secured bank loans	24	1,310	—	1,598	—
Secured notes issue	24	(278,167)	(284,433)	(211,390)	(217,318)
Secured notes issue (1)	24	(91,420)	(96,283)	(208,695)	(218,880)
Insurance financing	24	(535)	(535)	(569)	(569)
Finance lease liabilities	24	(9,006)	(9,692)	(4,915)	(4,972)
Trade and other payables	23	(38,035)	(38,035)	(45,363)	(45,363)

		(415,853)	(428,978)	(469,334)	(487,102)

(1)	Carried at amortised cost with movements in fair value of the underlying hedge item recorded in the profit and loss statement.

The basis for determining fair values is disclosed in note 5.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	72

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

6	Financial instruments (continued)

Market risk (continued)

Fair value hierarchy

All the Group’s financial instruments carried at fair value would be categorised at level 2 in the fair value hierarchy as their value is based on inputs other than the quoted prices that are observable for these assets/(liabilities), either directly or indirectly.

Capital management

Underpinning Emeco’s strategic framework is consistent value creation for shareholders. Central to this is the continual evaluation of the Company’s capital structure to ensure it is optimised to deliver value to shareholders. The board’s policy is to maintain diversified, long term sources of funding to maintain investor, creditor and market confidence and to support the future growth of the business.

Historically, the board maintained a balance between higher returns possible with higher levels of borrowings and the security afforded by a sound capital position. However, given current market condition, the board seeks to increase levels of cash held to maintain a strong capital position.

The Company’s primary return metric is return on capital (ROC), which the Group defines as earnings before interest and tax (EBIT) divided by invested capital defined as the average over the period of equity, plus interest bearing liabilities, less cash and cash equivalents.

7	Other income

	Consolidated
	2016 $’000	2015 $’000
Net profit on sale of non current assets (1)	400	320
Sundry income (2)	1,391	192

	1,791	512

(1)	Included in net profit on the sale of non-current assets is the sale of rental equipment, including those non-current assets classified as held for sale. The gross proceeds from the sale of this equipment in 2016 was $18,049,000 (2015: $14,005,000) which included $2,946,000 of non-cash assets sales.
(2)	Included in sundry income are fees charged on overdue accounts and bad debts.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	73

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

8	Profit before income tax expense for continuing operations

		Consolidated
	Note	2016 $’000	2015 $’000
Loss before income tax expense has been arrived at after charging/(crediting) the following items:
Cost of sale of machines and parts		8,921	11,780
Impairment of tangible assets:
- inventory	20	11,453	6,896
- property, plant and equipment		175,790	23,940
- reversal of impairment on property, plant and equipment (1)		(7,634)	—

		179,609	30,836

Employee expenses:
- superannuation		2,513	2,983

Other expenses:
- bad debts		4,924	3,938
- doubtful debts/(reversal)		(5,555)	(328)
- insurance		2,635	3,157
- motor vehicles		2,919	3,664
- rental expense		3,569	4,506
- safety expenses		770	1,296
- travel and subsistence expense		3,727	6,621
- telecommunications		1,182	1,647
- workshop consumables, tooling and labour		895	1,562
- restructuring		3,421	1,948
- corporate development expenses		1,812	—
- other expenses		5,471	4,061

		25,770	32,072

Depreciation of:
- buildings		535	656
- plant and equipment - owned		62,796	92,966
- plant and equipment - leased		2,976	1,657
- furniture fittings and fixtures		89	172
- office equipment		239	337
- motor vehicles		1,128	1,228
- leasehold improvements		331	397
- sundry plant		1,100	1,307

		69,194	98,720

Amortisation of:
- other intangibles	21	148	84

		148	84

Total depreciation and amortisation		69,342	98,804

(1)	The Canadian CGU was impaired in December 2015 due to a decline in the conditions in the Canadian market which resulted in the value in use of assets disposed to a third party being recognised at less than the fair value less costs to dispose of fleet. The impairment recognised on the fleet sold has been reversed to align the written down value of this fleet to its fair value less costs of disposal.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	74

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

8	Profit before income tax expense for continuing operations (continued)

	Consolidated
	2016 $’000	2015 $’000
Finance costs:
- interest expense	47,428	43,877
- witholding tax expense	2,559	2,189
- amortisation of debt establishment costs using effective interest rate	3,186	3,914
- write off facility costs (1)	1,251	1,814
- other facility costs	1,031	466

Net financial costs	55,455	52,260

Finance income:
- interest income	(706)	(238)
- hedge gains	(46,976)	(2,543)
- discount on repurchased debt (2)	(31,663)	—

Net financial income	(79,345)	(2,781)

Foreign exchange (gain)/loss:
Net realised foreign exchange (gain)/loss	1,524	(334)
Net unrealised foreign exchange (gain)/loss	40,478	16,666

Net foreign exchange (gain)/loss	42,002	16,332

(1)	This balance relates to accelerated debt establishment costs expensed in relation to the repurchase of US$52,280,000 144A notes in December 2015.
(2)	In December 2015, the Group closed out US$138,500,000 face value of cross currency interest rate swaps which generated a cash inflow of A$48,167,000. These proceeds were used to finance the purchase of US$52,280,000 144A notes for consideration of A$41,971,000 (US$29,799,000) with a resulting gain on repurchase of A$31,663,000.

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EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

9	Auditor’s remuneration

	Consolidated
	2016	2015
	$	$
Audit services
Auditors of the Company
Deloitte Touche Tohmatsu Australia:
- audit and review of financial reports	333,780	—
KPMG Australia:
- audit and review of financial reports	32,000	482,070
Overseas Deloitte Firms:
- other assurance services	4,903	—
Overseas KPMG Firms:
- audit and review of financial reports	—	149,622
- other assurance services	—	4,804

	370,683	636,496

Other services
Auditors of the Company
Deloitte Touche Tohmatsu Australia:
- taxation services (1)	41,215	—
KPMG Australia:
- taxation services (1)	190,740	529,917
Overseas Deloitte Firms:
- taxation services	10,465	74,792
Overseas KPMG Firms:
- taxation services	205,777	—

	448,197	604,709

	818,880	1,241,205

(1)	Taxation and other services primarily relate to corporate development activities.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	76

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

10	Taxes

a.	Recognition in the income statement

		Consolidated
		2016	2015
	Note	$’000	$’000
Current tax expense/(benefit):
Current year		—	(62,248)
Adjustments for prior years		(3,915)	4

		(3,915)	(62,244)

Deferred tax expenses/(benefit):
Reversal of temporary differences		9,841	25,727
Increase in tax rate		—	(2,947)

	12	9,841	22,780

Tax expense/(benefit)		5,926	(39,464)

Tax expense/(benefit) from continuing operations		5,926	(39,464)
Tax expense/(benefit) from discontinued operations	14	—	(315)

Total tax expense/(benefit)		5,926	(39,779)

b.	Current and deferred tax expense recognised directly in equity

	Consolidated
	2016	2015
	$’000	$’000
Share issue costs	512	(395)
Cashflow hedges	(15,864)	(1,845)

	(15,352)	(2,240)

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	77

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

10	Taxes (continued)

c.	Numerical reconciliation between tax expense and pre-tax net profit/(loss)

	Consolidated
	2016 $’000	2015 $’000
Prima facie tax expense/(benefit) calculated at 30% on net profit	(65,840)	(48,780)

Increase/(decrease) in income tax expense due to:
Effect on tax rate in foreign jurisdictions	6,842	(1,573)
Non-deductible interest	3,658	—
Non-deductible foreign taxes	757	—
DTA from temporary differences and losses not recognised	57,965	9,835
Other non-deductible expenses	238	737
Under/(over) provided in prior years	2,306	316

Tax benefit	5,926	(39,466)

11	Current tax assets and liabilities

The current tax asset for the Group of $Nil (2015: $Nil) represents income taxes recoverable in respect of prior periods and that arise from payment of taxes in excess of the amount due to the relevant tax authority.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	78

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

12	Deferred tax assets and liabilities

Recognised deferred tax assets and liabilities

Deferred tax assets and liabilities are attributable to the following:

	Assets		Liabilities		Net
Consolidated	2016 $’000	2015 $’000	2016 $’000	2015 $’000	2016 $’000	2015 $’000
Property, plant and equipment	(578)	(49)	24,134	65,665	23,556	65,615
Intangible assets	—	—	—	—	—	—
Receivables	(295)	(121)	4,912	5,092	4,617	4,971
Accrued revenue	—	—	575	12	575	12
Inventories	—	(578)	849	458	849	(120)
Payables	(1,546)	(1,063)	—	—	(1,546)	(1,062)
Derivatives - hedge payable	—	(459)	—	—	—	(459)
Derivatives - hedge receivable	—	—	5,382	14,203	5,382	14,203
Interest bearing loans and borrowings	(25,323)	(21,166)	—	201	(25,323)	(20,965)
Employee benefits	(980)	(857)	—	—	(980)	(857)
Unearned revenue	—	(188)	—	—	—	(188)
Equity - capital raising costs	(363)	(477)	—	—	(363)	(477)
Provisions	(487)	(548)	—	—	(487)	(548)
Tax losses carried forward	(27,643)	(74,580)	1,857	459	(25,786)	(74,121)

Tax (assets)/liabilities	(57,215)	(100,085)	37,708	86,088	(19,507)	(13,996)
Set off of tax	72,456	75,205	(72,456)	(75,205)	—	—

Net tax (assets)/liabilities	15,241	(24,880)	(34,748)	10,884	(19,507)	(13,996)

Movement in deferred tax balances

	Consolidated
	Balance 1 July 15 $’000	Recognised in profit or loss $’000	Recognised directly in equity $’000	Recognised in other comprehensive income $’000	Balance 30 June 16 $’000
Property, plant and equipment	65,615	(42,060)	—	—	23,555
Receivables	4,983	209	—	—	5,192
Inventories	(120)	969	—	—	849
Payables	(1,062)	(484)	—	—	(1,546)
Derivatives - hedge payable	(459)	459	—	—	—
Derivatives - hedge receivable	14,203	—	—	(8,821)	5,382
Interest bearing loans and borrowings	(20,965)	2,685	—	(7,043)	(25,323)
Employee benefits	(857)	(123)	—	—	(980)
Equity - capital raising costs	(477)	(398)	512	—	(363)
Unearned revenue	(188)	188	—	—	—
Provisions	(548)	61	—	—	(487)
Tax losses carried forward	(74,121)	48,335	—	—	(25,786)

	(13,996)	9,841	512	(15,864)	(19,507)

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	79

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

12	Deferred tax assets and liabilities (continued)

Movement in deferred tax balances

	Consolidated
	Balance 1 July 14 $’000	Recognised in profit or loss $’000	Recognised directly in equity $’000	Recognised in other comprehensive income $’000	Balance 30 June 15 $’000
Property, plant and equipment	61,790	3,825	—	—	65,615
Receivables	(2,282)	7,265	—	—	4,983
Inventories	620	(740)	—	—	(120)
Payables	125	(1,187)	—	—	(1,062)
Derivatives - hedge payable	(3,083)	2,624	—	—	(459)
Derivatives - hedge receivable	7	16,041	—	(1,845)	14,203
Interest bearing loans and borrowings	3,198	(24,163)	—	—	(20,965)
Employee benefits	(5)	(852)	—	—	(857)
Equity - capital raising costs	(20)	(62)	(395)	—	(477)
Unearned revenue	—	(188)	—	—	(188)
Provisions	—	(548)	—	—	(548)
Tax losses carried forward	(49,325)	(24,796)	—	—	(74,121)

	11,025	(22,780)	(395)	(1,845)	(13,996)

Unrecognised deferred tax assets

	Consolidated
	2016	2015
	$’000	$’000
The following deferred tax assets have not been brought to account as assets:
Tax losses	53,211	35,511

Unutilised tax losses are in Australia, Chile, Canada, Indonesia, the United Kingdom, United States and Europe.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	80

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

13	Capital and reserves

	Consolidated
	2016	2015
	$’000	$’000
Share capital
599,675,707 (2015: 599,675,707 ) ordinary shares, fully paid	669,503	669,503
Acquisition reserve	(75,887)	(75,887)

	593,616	593,616

Terms and conditions

Ordinary shares

The holders of ordinary shares are entitled to receive dividends as declared from time to time, and are entitled to one vote per share at shareholders’ meetings. Shares have no par value.

In the event of winding up of the Company, the ordinary shareholder ranks after all other creditors are fully entitled to any proceeds of liquidation.

Reserve of own shares (1)

The reserve of own shares comprises of shares purchased on market to satisfy the vesting of shares and rights under the LTIP. Shares that are forfeited under the Company’s MISP due to employees not meeting the service vesting requirement will remain in the reserve. No treasury shares were purchased on market during the year. As at 30 June 2016 the Company held 30,581,304 treasury shares (2015: 30,581,304) in satisfaction of the employee share plans.

Foreign Currency Translation Reserve (1)

The translation reserve comprises all foreign currency differences arising from the translation of the financial statements of foreign operations.

Hedging reserve (1)

The hedging reserve comprises the effective portion of the cumulative net change in fair value of hedging instruments used in cash flow hedges pending subsequent recognition of hedged cash flows.

Share based payment reserve (1)

The share based payment reserve comprises the expenses incurred from the issue of the Company’s securities under its employee share/option plans (refer note 3(j)(v)).

Dividends (1)

No dividends were paid or declared during the year (2015: $Nil) or prior to the release of this report.

(1)	Refer to Consolidated Statement of Changes in Equity.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	81

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

13	Capital and reserves (continued)

Franking account

	The Company
	2016	2015
	$’000	$’000
Dividend franking account
30% franking credits available to shareholders of Emeco Holdings Limited for subsequent financial years	25,518	18,861

The above available amounts are based on the balance of the dividend franking account at year end adjusted for:

(a)	franking credits that will arise from the payment of current tax liabilities and recovery of current tax receivables;

(b)	franking debits that will arise from the payment of dividends recognised as a liability at the year end;

(c)	franking credits that will arise from the receipt of dividends recognised as receivables by the tax consolidated group at the year end; and

(d)	franking credits that the entity may be prevented from distributing in subsequent years.

The ability to utilise the franking credits is dependent upon there being sufficient available profits to declare dividends. The impact on the dividend franking account of dividends proposed after the balance sheet date but not recognised as a liability is to reduce it by $Nil (2015: $Nil). In accordance with the tax consolidation legislation, the Company as the head entity in the Australian tax consolidated group has also assumed the benefit of $25,518,000 (2015: $18,861,000) franking credits.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	82

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

14	Discontinued operations

In May 2014 the board resolved to exit the Indonesian business after a strategic review of the operations. The board’s decision to close this business was to address the underperformance in returns being generated combined with the unfavourable conditions in the Indonesian mining industry.

	2016	2015
	$’000	$’000
Losses of discontinued operations
Revenue	—	921
Direct costs	—	(93)
Profit on sale of assets	—	374
Impairment of tangible assets
- Inventories	—	(61)
- Property, plant and equipment	—	(603)
Other expenses	—	(4,822)
Employee expenses	—	(401)
Finance costs	—	(202)
Income tax (expense)/benefit	—	315

Loss for the year	—	(4,572)

The loss from discontinued operation of $Nil (2015: loss $4,572,000) is attributable entirely to the owners of the Company.

	2016	2015
	$’000	$’000
Cash flows from/(used in) discontinued operation
Net cash used in operating activities	—	(2,801)
Net cash from investing activities	—	10,806
Net cash from financing activities	—	—

Net cash from/(used in) discontinued operation	—	8,005

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	83

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

15	Disposal groups and non-current assets held for sale

During the year $43,755,000 of non-current assets were transferred from property, plant and equipment into non-current assets held for sale. Assets previously classified as held for sale were further impaired by $5,801,000 to their fair value less cost to sell based on market prices of similar equipment.

As at 30 June 2016, the non-current assets held for sale comprised assets of $30,728,000 (2015: $32,328,000). These relate to plant and equipment from Indonesia (included in note 14), Canada, Chile and Australia. The Group is actively marketing these assets and they are expected to be disposed of within 12 months.

	2016 $’000	2015 $’000
Assets classified as held for sale
Property, plant and equipment - continuing operations	30,728	31,783
Property, plant and equipment - discontinuing operations	—	545

	30,728	32,328

Liabilities directly associated with assets classified as held for sale
Continuing operations	(883)	—

	(883)	—

Net assets classified as held for sale	29,845	32,328

Liabilities directly associated with assets classified as held for sale relate to assets designated as held for sale that have outstanding finance lease repayments remaining. All remaining payments are due within six months.

16	Segment reporting

The Group has three (2015: four) reportable segments, as described below, which are the Group’s strategic business units. The strategic business units offer different products and services, and are managed separately because they require different operational strategies for each geographic region. For each of the strategic business units, the managing director and board of directors review internal management reports on a monthly basis. The following summary describes the operations in each of the Group’s reportable segments:

Australia	Provides a wide range of earthmoving equipment and maintenance services to customers in Australia.

Canada	Provides a wide range of earthmoving equipment and maintenance services to customers who are predominately within Canada.

Chile	Provides a wide range of earthmoving equipment and maintenance services to customers in Chile.

Indonesia (discontinued)	Provides a wide range of earthmoving equipment and maintenance services to customers in Indonesia. This segment was discontinued in May 2014.

Information regarding the results of each reportable segment is included below. Performance is measured based on segment profit before interest and income tax as included in the internal management reports that are reviewed by the Group’s managing director and board of directors. Segment profit before interest and income tax is used to measure performance as management believes that such information is the most relevant in evaluating the results of certain segments relative to other entities that operate within these industries. Inter-segment pricing is determined on an arm’s length basis.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	84

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

16	Segment reporting (continued)

Information about reportable segments 2016

	Australia $’000	Canada $’000	Chile $’000	Other $’000	Total $’000
External revenues	131,746	36,229	38,589	—	206,564
Inter segment revenue	1,713	3,632	—	—	5,345
Depreciation	(43,875)	(7,406)	(17,913)	—	(69,194)
Reportable segment profit/(loss) before interest and income tax	(48,547)	(110,566)	(63,795)	—	(222,908)

Other material non-cash items:
Impairment of receivables	(37)	(710)	220	—	(527)
Impairment on property, plant and equipment	(34,402)	(88,174)	(45,225)	(355)	(168,156)
Impairment of inventory	(2,032)	(5,825)	(3,596)	—	(11,453)
Reportable segment assets	252,150	48,097	102,554	37	402,838
Capital expenditure	(31,971)	(1,775)	(7,415)	—	(41,161)
Reportable segment liabilities	(32,322)	(6,246)	(5,239)	(70)	(43,877)

Information about reportable segments 2015

	Australia $’000	Indonesia (discont’d) $’000	Canada $’000	Chile $’000	Other $’000	Total $’000
External revenues	136,950	921	76,276	28,205	—	242,352
Inter segment revenue	2,949	8,456	873	—	—	12,278
Depreciation	(61,674)	—	(24,494)	(12,552)	—	(98,720)
Reportable segment profit/(loss) before interest and income tax	(66,019)	(4,685)	(23,175)	(22,826)	—	(116,705)

Other material non-cash items:
Impairment of receivables	(486)	—	(159)	317	—	(328)
Impairment on property, plant and equipment	(19,377)	(603)	(4,045)	(518)	—	(24,543)
Impairment of inventory	(3,092)	(61)	(1,768)	(2,036)	—	(6,957)
Reportable segment assets	355,642	4,118	164,942	156,253	—	680,955
Capital expenditure	(29,389)	—	(4,978)	(3,457)	—	(37,824)
Reportable segment liabilities	(30,959)	(473)	(22,064)	(9,737)	(80)	(63,313)

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	85

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

16	Segment reporting (continued)

Reconciliation of reportable segment revenues, profit or loss, assets and liabilities and other material items

	2016 $’000	2015 $’000
Revenues
Total revenue for reportable segments	211,909	254,630
Elimination of inter segment revenue	(5,345)	(12,278)
Elimination of discontinued operations	—	(921)

Consolidated revenue from continuing operations	206,564	241,431

Profit or loss
Total EBIT for reportable segments	(222,908)	(116,705)
Elimination of discontinued operations	—	4,685
Unallocated amounts:
Other corporate expenses	58,194	(1,096)
Net interest expense	(54,749)	(49,479)

Consolidated loss before income tax from continuing operations	(219,463)	(162,595)

Assets
Total assets for reportable segments	402,838	680,955
Unallocated assets	24,854	27,800

Consolidated total assets	427,692	708,755

Liabilities
Total liabilities for reportable segments	43,877	63,313
Unallocated liabilities	377,818	423,971

Consolidated total liabilities	421,695	487,284

	Reportable segment totals $’000	Consolidated Total $’000
Other material items 2016
Capital expenditure	(41,161)	(41,161)
Depreciation	(69,194)	(69,194)

Other material items 2015
Capital expenditure	(37,824)	(37,824)
Depreciation	(98,720)	(98,720)

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	86

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

16	Segment reporting (continued)

Major customer

In the year ended 30 June 2016 the Group had three major customers that represented $83,742,000 (2015: three customers representing $76,484,000) of the Group’s total revenues, as indicated below:

Segment	2016 $’000	2015 $’000
Australia	37,321	18,808
Canada	18,340	36,298
Chile	28,081	21,378

Total	83,742	76,484

17	Cash assets

	Consolidated
	2016 $’000	2015 $’000
Cash at bank	24,854	27,800

18	Trade and other receivables

	Consolidated
	2016 $’000	2015 $’000
Current
Trade receivables	32,803	54,147
Less: Impairment of receivables	(1,090)	(5,874)

	31,713	48,273

VAT/GST receivable	2,849	5,845
Other receivables	3,172	6,154

	37,734	60,272

Non-Current
Other receivables	6,234	5,375

	6,234	5,375

The Group’s exposure to credit risks, currency risks and impairment losses associated with trade and other receivables are disclosed in note 6.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	87

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

19	Derivatives

	Consolidated
	2016 $’000	2015 $’000
Current Assets
Cross currency interest rate swaps	6,315	12,761

	6,315	12,761

Non Current Assets
Cross currency interest rate swaps	12,629	38,282

	12,629	38,282

Non Current Liabilities
Cross currency interest rate swaps	—	(1,663)

	—	(1,663)

20	Inventories

	Consolidated
	2016 $’000	2015 $’000
Work in progress - at cost	596	7,090
Consumables, spare parts - at cost	1,732	2,807

Total at cost	2,328	9,897
Equipment and parts - at NRV (1)	3,005	11,034

Total inventory	5,333	20,931

(1)	During the year ended 30 June 2016 the write down of inventories to net realisable value (NRV) recognised as an expense in the consolidated statement of profit or loss and other comprehensive income amounted to $10,072,000 (2015: $6,957,000).

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	88

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

21	Intangible assets

	Consolidated
	2016 $’000	2015 $’000
Contract intangibles - at cost	712	712
Less: Accumulated amortisation	(712)	(712)

	—	—

Other intangibles - at cost	3,636	2,785
Less: Accumulated depreciation	(1,292)	(1,144)

	2,344	1,641

Total intangible assets	2,344	1,641

Amortisation and impairment of intangible assets

The amortisation charge and impairment of intangible assets are recognised in the following line item in the income statement:

	Consolidated
	2016	2015
	$’000	$’000
Amortisation expense	148	84

Total expense for the year for continuing operations	148	84

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	89

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

22	Property, plant and equipment

	Consolidated
	2016	2015
	$’000	$’000
Freehold land and buildings - at cost	6,046	10,029
Less: Accumulated depreciation	(3,904)	(3,416)

	2,142	6,613

Leasehold improvements - at cost	4,869	4,966
Less: Accumulated depreciation	(3,935)	(3,604)

	934	1,362

Plant and equipment - at cost	622,142	928,761
Less : Accumulated depreciation	(357,505)	(470,181)

	264,637	458,580

Leased plant and equipment - at capitalised cost	23,139	21,228
Less : Accumulated depreciation	(13,941)	(11,476)

	9,198	9,752

Furniture, fixtures and fittings - at cost	667	883
Less : Accumulated depreciation	(605)	(728)

	62	155

Office equipment - at cost	2,378	2,546
Less : Accumulated depreciation	(2,038)	(2,138)

	340	408

Motor vehicles - at cost	7,800	8,451
Less : Accumulated depreciation	(6,673)	(6,430)

	1,127	2,021

Sundry plant - at cost	10,812	11,458
Less : Accumulated depreciation	(9,070)	(7,998)

	1,742	3,460

Total property, plant and equipment - at net book value	280,182	482,351

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	90

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

22	Property, plant and equipment (continued)

	Consolidated
	2016	2015
	$’000	$’000
Reconciliations
Reconciliations of the carrying amounts for each class of property, plant and equipment are set out below:

Freehold land and buildings
Carrying amount at the beginning of the year	6,613	6,072
Additions	199	1,685
Depreciation	(535)	(656)
Disposals	(85)	(803)
Impairment	(3,982)	—
Effects of movement in foreign exchange	(68)	315

Carrying amount at the end of the year	2,142	6,613

Leasehold improvements
Carrying amount at the beginning of the year	1,362	1,892
Additions	93	79
Disposals	—	(234)
Depreciation	(331)	(397)
Impairment	(188)	—
Effects of movement in foreign exchange	(2)	22

Carrying amount at the end of the year	934	1,362

Plant and equipment
Carrying amount at the beginning of the year	458,580	546,215
Additions	41,788	28,992
Net movement in capital work in progress	(3,488)	5,257
Net movement in rental inventory (1)	(2,306)	(21,007)
Disposals	—	(6,210)
Depreciation	(62,796)	(92,966)
Impairment loss on continuing and discontinuing operations	(150,615)	(24,543)
Movement from/(to) assets held for sale	(21,897)	(12,926)
Effects of movements in foreign exchange	5,371	35,767

Carrying amount at the end of the year	264,637	458,580

Furniture, fixtures and fittings
Carrying amount at the beginning of the year	155	437
Additions	14	6
Disposals	—	(136)
Depreciation	(89)	(172)
Impairment	(17)	—
Effects of movement in foreign exchange	(1)	20

Carrying amount at the end of the year	62	155

(1)	Tyres rental inventory of $18,049,000 was reclassified as Inventory during the year ended 30 June 2015. Included in this movement are purchases totalling $302,000 for the year ended 30 June 2016 (2015: $748,000). Included in this movement is an impairment charge of $2,503,000 for the year ended 30 June 2016.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	91

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

22	Property, plant and equipment (continued)

	Consolidated
	2016	2015
	$’000	$’000
Reconciliations (continued)
Reconciliations of the carrying amounts for each class of property, plant and equipment are set out below:

Office equipment
Carrying amount at the beginning of the year	408	537
Additions	552	205
Disposals	(48)	(12)
Depreciation	(239)	(337)
Impairment	(333)	—
Effects of movement in foreign exchange	—	15

Carrying amount at the end of the year	340	408

Motor vehicles
Carrying amount at the beginning of the year	2,021	3,140
Additions	921	98
Disposals	(179)	(18)
Depreciation	(1,128)	(1,228)
Impairment	(504)	—
Effects of movement in foreign exchange	(4)	29

Carrying amount at the end of the year	1,127	2,021

Sundry plant
Carrying amount at the beginning of the year	3,460	3,826
Additions	885	754
Disposals	(41)	(21)
Depreciation	(1,100)	(1,307)
Impairment	(1,458)	—
Effects of movement in foreign exchange	(4)	208

Carrying amount at the end of the year	1,742	3,460

Leased plant and equipment
Carrying amount at the beginning of the year	9,752	11,409
Additions	8,362	—
Depreciation	(2,976)	(1,657)
Movement from/(to) assets held for sale	(2,313)	—
Impairment	(3,627)	—

Carrying amount at the end of the year	9,198	9,752

Security

The Group’s assets are subject to a fixed and floating charge under the terms of the 144A notes issued. Refer note 24 for further details.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	92

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

22	Property, plant and equipment (continued)

Impairment tests for cash generating units

The Group conducts impairment testing when impairment indicators, such as market capitalisation being greater than the net assets of the Group, exist. The Group has determined the recoverable amount of its cash generating units (CGU) using a value in use methodology (2015: value in use) which is based on discounted cash flows for five years plus a terminal value. CGU’s are classified as the operating segments of the Group. Determining recoverable amount requires the exercise of significant judgements for both internal and external factors. Judgements for external factors, including but not limited to foreign exchange, equipment hire rates and utilisation, have been made with reference to historical data and observable market data using a combination of consensus views. The recoverable amount estimate is particularly sensitive to hire rates and utilisation rates. Judgements for internal factors, including but not limited to applicable discount rate and operating costs, have been made with reference to historical data and forward looking business plans. Changes in the long term view of both internal and external judgements may impact the estimated recoverable value.

Impairment testing is intended to assess the recoverable amount of both tangible and intangible assets. Nominal post tax discount rates have been derived as a weighted cost of equity and debt. Cost of equity is calculated using country specific ten year bond rates plus an appropriate market risk premium. The cost of debt is determined using the appropriate CGU three year swap rate plus a margin for three year tenor debt of equivalently credit rated businesses at 30 June 2016. The three year swap rates were used as the base rate to reflect the relative illiquidity for longer tenure debt in the current market. The nominal post tax discount rates for determining the rental CGUs valuations range between 8.9% and 10.4% (2015: 6.5% and 8.8%). For future cashflows of each CGU, the revenue growth in the first year of the business reflects the best estimate for the coming year taking account of macroeconomic, business model, strategic and market factors. Growth rates for subsequent years are based on Emeco’s five year outlook taking into account all available information at this current time and are subject to change over time. Compound annual growth rates (CAGR) over the five years of the forecast range between 2.2% and 7.2% (2015: 4.1% and 11.2%).

Market conditions continued to be challenging during the year with the anticipated recovery being slower than previously expected by the Group which has led to impairments in the Australian and Chilean CGUs. During the year the Group made the decision to restructure the Canadian operations, in response to falling oil prices, leading to the recognition of an impairment loss for the Canadian CGU. The table below outlines the amount recognised in the consolidated statement of profit or loss and other comprehensive income for each CGU during the year ended 30 June 2016.

Impairment testing conducted during the year ending 30 June 2016 determined that the three CGU’s were impaired. The table below outlines the amount recognised in the consolidated statement of profit or loss and other comprehensive income for each CGU during the year ended 30 June 2016.

Impairment recognised
A$’000
CGU
Australia rental	23,408
Canada rental	97,388
Chile rental	42,434

Total	163,230

Note: the above table sets out the impairment to the CGU including $7,360,000 of stock write downs.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	93

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

22	Property, plant and equipment (continued)

Impairment testing sensitivities

The CGU valuations are sensitive to changes in the discount rate and underlying fleet utilisation assumptions for cashflow forecasts and terminal value. The following table presents the amount by which the impairment recognised for each CGU changes due to a 1 percent drop in CGU average utilisation over the forecast period and a 1 percent increase in discount rates.

	Impact on impairment from 1% decline in CGU utilisation A$million	Impact on impairment from 1% increase in discount rate A$million
CGU
Australia rental	5.0	6.2
Canada rental	0.0	0.4
Chile rental	1.5	0.6

23	Trade and other payables

	Consolidated
	2016	2015
	$’000	$’000
Current
Trade payables
Trade payables	13,658	15,805
Other payables and accruals	24,377	29,558

	38,035	45,363

The Group’s exposure to currency and liquidity risk associated with trade and other payables is disclosed in note 6.

The Company has also entered into a deed of cross guarantee with certain subsidiaries as described in note 37. Under the terms of the deed, the Company has guaranteed the repayment of all current and future creditors in the event any of the entities party to the deed are wound up. Details of the consolidated financial position of the Company and subsidiaries party to the deed are set out in note 37.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	94

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

24	Interest bearing liabilities

	Consolidated
	2016	2015
	$’000	$’000
Current
Amortised cost
Other financing	535	569
Lease liabilities - secured	4,044	4,915

	4,579	5,484

Non-current
Amortised cost
OID (1)	(2,743)	(4,214)
Notes issue - secured	284,433	217,318
Notes issue - secured (2)	96,283	218,880
Lease liabilities - secured	4,962	—
Debt raising costs (asset backed loan)	(1,310)	(1,598)
Debt raising costs (2)	(2,121)	(5,971)
Debt raising costs	(6,265)	(5,928)

	373,239	418,487

(1)	Originating issue discount – the discount from par value at the time the 144A notes were issued. This is amortised using the effective interest rate method over the life of the notes.
(2)	Carried at amortised cost with movements in fair value of the underlying hedge item recorded in the profit and loss statement.

Bank loans

The Group has an A$75,000,000 asset backed loan facility that matures in December 2017 and is available for general corporate purposes. When utilised, the nominal interest rate is equal to the aggregate of the margin of 1.75% per annum and bank bill swap rate (BBSY). The asset backed loan has no maintenance covenants unless the facility is more than 50% utilised, at which stage it requires Emeco to have an interest cover ratio of 1.25 times and gearing of less than 65%. At year end, the Group had drawn $Nil of the available facility but had utilised $11,504,000 in bank guarantees.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	95

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

24	Interest bearing liabilities (continued)

144A notes issue

Under the terms of the note agreement, the noteholders hold a joint fixed and floating charge with the asset backed loan bank group over the assets and undertakings of the Group. The Group issued secured fixed interest notes in the 144A high yield bond market comprising US$335,000,000 which matures on 15 March 2019. The nominal interest rate is 9.875%. These notes will remain fully drawn until maturity. Of the notes, US$263,500,000 is measured at amortised cost. The remaining notes are also measured at amortised cost and are subject to adjustment for the impact of fair value movements.

In December 2015, a portion of the financial instruments used to hedge the notes were sold to facilitate the repurchase of US$52,280,000 face value of the notes on issue. The notes purchased by the Group have not been cancelled and have been netted off against the total debt of the Group. At 30 June 2016, the notes were drawn to A$451,117,000/US$335,000,000 (June 2015: A$436,198,000/US$335,000,000) of which the Group owns A$70,402,000/US$52,280,000 which has been offset on the consolidated statement of financial position.

The Group designated derivatives (cross currency interest rate swaps) as hedge instruments against this underlying debt.

	FY16			FY15
	USD		AUD	USD		AUD
	$’000		$’000	$’000		$’000
Funds Drawn	US$	335,000	$451,117	US$	335,000	$436,198
Repurchased Notes	(US$	52,280)	($70,402)		—	—
Hedged Asset		—	($18,944)		—	($49,380)

Net Exposure	US$	282,720	$361,771	US$	335,000	$386,818

Working capital facility

The Group entered into a facility agreement comprising a credit card facility with a limit of A$750,000 and bank guarantee where the aggregate face value shall not exceed A$866,013. The facility matures in December 2016 and will be available for general corporate purposes. The facility is secured via a cash cover account. The bank guarantee is subject to a fee of 3% per annum on the face value of the bank guarantee. At 30 June 2016 the facility was utilised at A$866,013 (2015: A$866,013).

Finance leases

At 30 June 2016, the Group held finance lease facilities totalling A$9,006,000 (2015: A$4,915,000) which have various maturities up to November 2020. Assets leased under the facility are secured by the assets leased.

Other financial liabilities

At year end the Group financed its insurance premium totalling A$535,000.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	96

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

24	Interest bearing liabilities (continued)

Finance lease liabilities

Finance lease liabilities of the Group are payable as follows:

	Future minimum lease payments	Interest	Present value of minimum lease payments	Future minimum lease payments	Interest	Present value of minimum lease payments
	2016	2016	2016	2015	2015	2015
Consolidated	$’000	$’000	$’000	$’000	$’000	$’000
Less than one year	4,361	(317)	4,044	4,972	(57)	4,915
Between one and five years	5,331	(369)	4,962	—	—	—
More than five years	—	—	—	—	—	—

	9,692	(686)	9,006	4,972	(57)	4,915

The Group leases plant and equipment under finance leases. The Group’s lease liabilities are secured by the leased assets of $9,198,000 (2015: $9,752,000). In the event of default, the leased assets revert to the lessor.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	97

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

25	Financing arrangements

The Group has the ability to access the following lines of credit:

	Consolidated
	2016	2015
	$’000	$’000
Total facilities available:
Bank loans (2)	75,000	75,000
144A notes (1)	451,118	436,198
Finance leases	9,006	4,915
Insurance financing	535	569
Working capital	1,616	1,616

	537,275	518,298

Facilities utilised at reporting date:
Bank loans (2)	11,504	9,626
144A notes (1)	451,118	436,198
Finance leases	9,006	4,915
Insurance financing	535	569
Working capital	866	866

	473,029	452,174

Facilities not utilised or established at reporting date:
Bank loans (2)	63,496	65,374
144A notes (1)	—	—
Finance leases	—	—
Insurance financing	—	—
Working capital	750	750

	64,246	66,124

(1)	The facility of US$335,000,000/A$451,118,000) was fully drawn at 30 June 2016. The Group holds US$52,280,000/A$70,402,000 face value of bonds which have not been cancelled and are available for reissue. The notes held by the Group have reduced the total outstanding balance attributed to the notes on issue in the consolidated statement of financial position.
(2)	The facility was undrawn at 30 June 2016 however had issued $11,504,000 of guarantees backed by the facility. The facility has interest cover and gearing ratio springing covenants that are enforced when the facility is more than 50% drawn. The bank loan facilities currently available and the facilities not utilised at reporting date would be A$35,803,000 and A$24,299,000 respectively.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	98

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

26	Provisions

	Consolidated
	2016	2015
	$’000	$’000
Current
Employee benefits:
- annual leave	2,214	2,469
- long service leave	480	557
- other	—	3
Provision for restructuring	775	623

	3,469	3,652

Non-current
Employee benefits - long service leave	454	634
Provision for restructuring	1,036	1,117

	1,490	1,751

Defined contribution superannuation funds

The Group makes contributions to defined contribution superannuation funds. The expense recognised for the year was $2,513,000 (2015: $2,983,000).

27	Share based payments

During the year the Company issued performance shares and performance rights to key management personnel and senior employees of the Group under its RI (refer note 3(j)(v)).

Prior to establishing the LTIP certain key management personnel and senior employees were issued shares in the Company under the Company’s MISP (refer note 3(j)(v)).

During the year the Company issued matching shares to certain employees of the Group under its ESOP (refer note 3(j)(v)).

Performance shares, performance rights, options and shares issued under the MISP are all equity settled.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	99

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

27	Share based payments (continued)

Long term incentive plan

Grant date / employees entitled	Number of instruments	Vesting conditions	Contractual life of performance shares/rights
Matured in FY15: Performance shares/rights 2012	4,246,661	3 years service TSR ranking to a basket of direct and indirect peers of 123 listed companies.	3 years
		50% entitlement for a 50.1% ranking within TSR group. Pro rata entitlement up to 100% vesting for a ranking of 75% better to TSR group. No shares/rights vested due to TSR being less than 50%.

Unvested plans:

Performance shares/rights 2013	6,881,251	3 years service TSR ranking to a basket of direct and indirect peers of 93 listed companies.	3 years
		50% entitlement for a 50.1% ranking within TSR group. Pro rata entitlement up to 100% vesting for a ranking of 75% better to TSR group
Performance shares/rights 2014	24,491,074	3 years service TSR ranking to a basket of direct and indirect peers of 99 listed companies.	3 years
		50% entitlement for a 50.1% ranking within TSR group. Pro rata entitlement up to 100% vesting for a ranking of 75% better to TSR group.

Performance shares/rights 2015	19,681,416	3 years service TSR ranking to a basket of direct and indirect peers of 123 listed companies.	3 years
		50% entitlement for a 50.1% ranking within TSR group. Pro rata entitlement up to 100% vesting for a ranking of 75% better to TSR group.

Retention incentive plan

Grant date / employees entitled	Number of instruments	Vesting conditions	Contractual life of performance shares/rights
Performance shares/rights 2016	38,612,893	3 years service	3 years

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	100

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

27	Share based payments (continued)

The movement of performance shares and performance rights on issue during the year were as follows:

	Number of performance shares/rights 2016	Number of performance shares/rights 2015
Outstanding at 1 July	34,399,732	26,483,441
Forfeited during the period	(23,722,645)	(11,765,125)
Exercised during the period	—	—
Granted during the period	38,612,893	19,681,416

Outstanding at 30 June	49,289,980	34,399,732

Exercisable at 30 June	—	—

Management incentive share plan

Grant date / employees entitled	Number of instruments	Vesting conditions	Contractual life of MISP
MISP 2006	4,010,000	Service requirement. Partial vesting entitlement after 2 years with full vesting after 5 years.	10 years
MISP 2007	1,240,000	Service requirement. Partial vesting entitlement after 2 years with full vesting after 5 years.	10 years
MISP 2008	560,000	Service requirement. Partial vesting entitlement after 2 years with full vesting after 5 years.	10 years

	5,810,000

The number of MISPs are as follows:

	Number of MISP 2016	Number of MISP 2015
Outstanding at 1 July	1,060,000	1,290,000
Forfeited during the period	(1,060,000)	(230,000)
Exercised during the period	—	—
Granted during the period	—	—

Outstanding at 30 June	—	1,060,000

Exercisable at 30 June	—	1,060,000

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	101

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

27	Share based payments (continued)

Employee share ownership plan

Grant date / employees entitled	Number of instruments	Vesting conditions	Contractual life of ESOP
Matured in January 2016 ESOP 2015	88,469	Service requirement. Full vesting entitlement after 1 year after the end of the calendar year in which they are acquired.	1 year

	88,469

The number of ESOPs are as follows:

	Number of ESOP 2016	Number of ESOP 2015
Outstanding at 1 July	71,260	93,482
Forfeited during the period	(7,859)	(7,859)
Exercised during the period	(13,570)	(102,859)
Granted during the period	—	88,496

Outstanding at 30 June	49,831	71,260

Exercisable at 30 June (1)	—	—

(1)	The shares are not considered exercisable until the full vesting period has been satisfied.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	102

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

27	Share based payments (continued)

The fair value of services received in return for the performance shares and rights granted during the year are based on the fair value of the RI’s granted, measured using a 20 day value weighted average price (2015: LTIPs granted, measured using the 20 day Value Weighted Average Price Monte Carlo simulation analysis). Expected volatility is estimated by considering the Company’s historical daily and monthly share price movement and an analysis of comparable companies. Market conditions are detailed in note 3(j)(v). The inputs used in the measurement of the fair values at grant date are as follows:

	Incentive Plans
Fair value of performance shares/rights	Chief executive officer 2016		Chief executive officer 2015		Key manage- ment personnel 2016		Key manage- ment personnel 2015		Senior employees 2016		Senior employees 2015		ESOP 2016	ESOP 2015
Fair value at grant date		$0.03		$0.12		$0.03		$0.12		$0.03		$0.12	n/a		$0.08 - $0.22

Share price		$0.03		$0.19		$0.03		$0.19		$0.03		$0.19	n/a		$0.08 - $0.22
Exercise price	$	Nil	$	Nil	$	Nil	$	Nil	$	Nil	$	Nil	n/a	$	Nil
Expected volatility (weighted average volatility)		n/a		40% - 65%		n/a		40% - 65%		n/a		40% - 65%	n/a		n/a
Maturity (expected weighted average life)		31 months		3 years		31 months		3 years		31 months		3 years	n/a		1 year
Expected dividends		n/a		0%		n/a		0%		n/a		0%	n/a		n/a
Risk-free interest rate (based on government bonds)		n/a		2.52%		n/a		2.52%		n/a		2.52%	n/a		n/a

The fair value assumptions for MISPs have no further expense to be recognised and have not changed since the fair value was determined at grant date in previous years.

For the Group’s CEO and key management personnel the following applies:

Dividends:

•	dividends (or shadow dividends) will not be paid on unvested LTI or RI securities;

•	dividends (or shadow dividends) will accrue on unvested LTI securities and will only be paid at the time of vesting on those LTI securities that vest, provided all vesting conditions are met; and

Absolute change in control:

•	the proportion of vesting LTI or RI securities will be pro-rated to reflect the performance achieved;

•	the proportion of vesting LTI or RI securities will be in accordance with the relevant TSR vesting schedule for each grant; and

•	the board retains the discretion to vest a greater amount.

Employee expenses

	Consolidated
in AUD	2016	2015
Performance shares/rights	1,707,382	1,390,172
ESOP	—	12,094

Total expense recoginsed as employee costs (1)	1,707,382	1,402,266

(1)	Included in share based employee expenses for the year is the write back of prior year share based employee expenses as a result of the shares, rights or options being forfeited during the year because the employee does not meet the required performance hurdles or service requirements. Should an employee be made redundant, the remaining share based payment expense for the vesting period will be accelerated and recognised in the period the employee was made redundant.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	103

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

28	Commitments

(a)	Operating lease commitments

	Consolidated
	2016	2015
	$’000	$’000
Future non-cancellable operating leases not provided for in the finanical statements and payable:
Less than one year	12,265	12,985
Between one and five years	17,018	19,515
More than five years	—	1,117

	29,283	33,617

The Group leases the majority of their operating premises. The terms of the lease are negotiated in conjunction with the Group’s internal and external advisors and are dependent upon market forces.

During the year ended 30 June 2016 an amount of $14,789,000 was recognised as an expense in profit or loss in respect of operating leases (2015: $11,546,000).

(b)	Capital commitments

The Group has not entered into commitments for purchases of fixed assets, primarily rental fleet assets, in the year ended 30 June 2016 (2015: $Nil).

29	Contingent liabilities

Guarantees

The Group has provided bank guarantees in the amount of $11,504,000 (2015: $10,491,000) in relation to obligations under customer contracts, operating leases and rental premises.

Indonesia

Since the Group announced it would exit its Indonesian operations, the Indonesian tax office commenced routine VAT and Corporate income tax audits. As a consequence the Indonesian tax office have issued an assessment which the Group have disputed. Under local laws an assessment does not become final until all appeal avenues have been exhausted.

The Group continues to manage its on-going tax and legal obligations in Indonesia.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	104

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

30	Notes to the statement of cash flows

(i)	Reconciliation of cash

For the purposes of the statements of cash flow, cash includes cash on hand and at bank and short term deposits at call, net of outstanding bank overdrafts. Cash as at the end of the financial year as shown in the statements of cash flows is reconciled to the related items in the statements of financial position as follows:-

		Consolidated
		2016	2015
	Note	$’000	$’000
Cash assets	17	24,854	27,800

(ii)	Reconciliation of net profit to net cash provided by operating activities

		Consolidated
		2016	2015
	Note	$’000	$’000
Net loss - continuing operations		(225,389)	(123,131)

Add/(less) items classified as investing/financing activities:
Net profit on sale of non-current assets	7	(400)	(320)
Add/(less) non-cash items:
Amortisation	21	148	84
Depreciation		69,194	98,720
Amortisation of borrowing costs using effective interest rate	8	4,217	3,914
Write off previous deferred borrowing costs	8	1,251	1,814
(Gain)/loss on fair value hedge	8	1,191	(2,543)
Discount on repurchased debt	8	(31,663)	—
Withholding tax expense		2,559	5,428
Foreign exchange (gain)/loss	8	42,002	17,000
Impairment losses on property, plant and equipment	8	168,156	23,940
Bad debts	8	4,924	3,938
Provision for doubtful debts/(reversal)	8	(5,555)	(328)
Other non-cash items and reclassifications		6,740	1,277
Equity settled share based payments		1,707	1,402
(Decrease)/increase in income taxes payable		—	—
(Decrease)/increase in deferred tax liability		(5,510)	(25,022)
Net cashflow from operating activities of discontinued operations		—	(2,801)

Net cash from operating activities before change in assets/(liabilities) adjusted for assets and (liabilities) acquired		33,572	3,372

(Increase)/decrease in trade and other receivables		26,463	12,596
(Increase)/decrease in inventories		17,498	(12,770)
Increase/(decrease) in payables		(6,445)	(7,732)
Increase/(decrease) in provisions		(444)	1,640

Net cash from/(used in) operating activities		70,644	(2,894)

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	105

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

31	Controlled entities

(a)	Particulars in relation to controlled entities

	Country	Ownership interest
	of	2016	2015
	incorporation	%	%
Parent entity
Emeco Holdings Limited
Controlled entities
Pacific Custodians Pty Ltd as trustee for Emeco
Employee Share Ownership Plan Trust	Australia	100	100
Emeco Pty Limited	Australia	100	100
Emeco International Pty Limited	Australia	100	100
EHL Corporate Pty Ltd	Australia	100	100
Emeco Parts Pty Ltd	Australia	100	100
EHL Malvern Pty Ltd	Australia	100	100
Emeco (UK) Limited	United Kingdom	100	100
Emeco Equipment (USA) LLC	United States	100	100
PT Prima Traktor IndoNusa (PTI)	Indonesia	100	100
Emeco International Europe BV	Netherlands	100	100
Emeco Europe BV	Netherlands	100	100
Emeco BV	Netherlands	100	100
Emeco Canada Ltd	Canada	100	100
Emeco Holdings South America SpA	Chile	100	100
Enduro SpA	Chile	100	100

(b)	Acquisition of entities in the current year

There was no acquisition of entities this financial year.

(c)	Acquisition of entities in the prior year

There was no acquisition of entities in the prior year.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	106

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

32	Key management personnel disclosure

The following were key management personnel of the Group at any time during the reporting period and unless otherwise indicated were key management personnel for the entire period.

Non-executive directors
Peter Richards	Chair (appointed as Chair on 1 January 2016)
Alec Brennan	(Ceased role as Chair on 1 January 2016 and ceased role as non-executive director on 22 April 2016)
John Cahill
Erica Smyth

Executive directors
Ian Testrow	Managing Director & Chief Executive Officer (commenced role on 20 August 2015), previously Chief Operating Officer
Gregory Hawkins	Executive Director, Finance (commenced role on 20 August 2015 and ceased role on 19 August 2016), previously Chief Financial Officer
Kenneth Lewsey	Managing Director & Chief Executive Officer (ceased role on 20 August 2015)

Other executives	Position
Thao Pham	Chief Legal, Risk & Business Transformation Officer and Company Secretary (commenced role on 29 April 2016), previously General Counsel and Company Secretary
Christopher Hayman	President North America (ceased role on 6 November 2015)
Kalien Selby	Executive General Manager Strategy & Business Improvement (ceased role on 28 August 2015)

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	107

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

32	Key management personnel disclosure (continued)

Key management personnel compensation

The key management personnel compensation is as follows:

	Consolidated
In AUD	2016	2015
Short term employee benefits	2,451,149	3,960,980
Other long term benefits	—	—
Post-employment benefits	178,974	284,407
Termination benefits	866,555	—
Equity compensation benefits	1,062,032	700,500

	4,558,710	4,945,887

Remuneration of key management personnel by the Group

The compensation disclosed above represents an allocation of the key management personnel’s compensation from the Group in relation to their services rendered to the Company.

Individual directors and executives compensation disclosures

Information regarding individual directors and executives compensation and some equity instruments disclosures as required by Corporations Regulations 2M.3.03 and 2M.6.04 are provided in the remuneration report section of the directors’ report on pages 25 to 37.

Apart from the details disclosed in this note, no director has entered into a material contract with the Company or the Group since the end of the previous financial year and there were no material contracts involving directors’ interests existing at year end.

Equity Instruments

Shares and rights over equity instruments granted as compensation under management incentive share plan

The Company has an ongoing management incentive share plan in which shares have been granted to certain directors and employees of the Company. The shares vest over a five year period and are accounted for as an option in accordance with AASB 2 Share Based Payments. The Company has provided a ten year interest free loan to facilitate the purchase of the shares under the management incentive share plan.

Shares and rights over equity instruments granted as compensation under long term incentive plan

The Company has an ongoing long term incentive plan in which shares have been granted to certain employees of the Company. The shares vest after three years depending upon the Company’s total shareholder return ranking against a peer group of 99 Companies. The shares have been accounted for as an option in accordance with AASB 2 Share Based Payments.

Shares and rights over equity instruments granted as compensation under retention incentive plan

The Company has an ongoing retention incentive plan in which shares have been granted to certain employees of the Company. The shares vest after three years.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	108

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

32	Key management personnel disclosure (continued)

The movement during the reporting year in the number of shares issued under the long term incentive plan, retention incentive plan and matching employee share ownership plan in the Company held, directly, indirectly or beneficially, by each key management person, including their related parties, is as follows. These plans have been combined for the purposes of this note as they represent direct interests over the shares. Directors or executives with no holdings are not included in the following tables. The disclosure table has included all vested shares to the key management personnel’s equity holdings.

2016 Shares	Held at 1 July 2015	Granted as compensation	Vested during the year	Forfeited/ lapsed	Held at 30 June 2016
Directors & executives
Ian Testrow	1,550,000	13,021,703	—	—	14,571,703
Gregory Hawkins (1)	1,600,000	6,260,434	—	—	7,860,434
Thao Pham (1)	915,489	3,330,756	—	(58,928)	4,187,317
Kenneth Lewsey (2)	8,803,571	—	—	(8,803,571)	n/a
Stuart Jenner (3)	—	—	—	—	n/a
Kalien Selby (3)	260,000	—	—	(260,000)	n/a

2015 Shares	Held at 1 July 2014	Granted as compensation	Vested during the year	Forfeited/ lapsed	Held at 30 June 2015
Directors & executives
Kenneth Lewsey (2)	4,553,571	4,250,000	—	—	8,803,571
Kellie Benda (2)	749,143	—	—	(749,143)	n/a
Stephen Gobby (4)	2,997,645	—	—	(2,997,645)	n/a
David Greig (5)	n/a	—	—	—	n/a
Gregory Hawkins (1)	n/a	1,600,000	—	—	1,600,000
Stuart Jenner (3)	n/a	—	—	(317,227)	—
Michael Kirkpatrick (4)	1,579,152	—	—	(1,579,152)	n/a
Kalien Selby (3)	n/a	n/a	—	—	260,000
Grant Stubbs (6)	1,196,351	—	—	(1,196,351)	n/a
Ian Testrow	—	1,550,000	—	—	1,550,000
Thao Pham (1)	n/a	640,000	—	(17,105)	915,489

Dividends paid under the management incentive share plan are paid against the employee’s outstanding loan and is reflected in issued capital.

(1)	Mr Hawkins and Ms Pham became key management personnel on 1 July 2014.
(2)	Ms Benda and Mr Lewsey became key management personnel on 24 February 2014 and 4 November 2013 respectively. Ms Benda and Mr Lewsey ceased to be a key management personnel on 19 December 2014 and 20 October 2015 respectively.
(3)	Mr Jenner and Ms Selby became key management personnel on 1 July 2014 and 18 February 2015 respectively. Mr Jenner and Ms Selby ceased to be a key management on 1 July 2015 and 28 August 2015 respectively.
(4)	Mr Gobby and Mr Kirkpatrick ceased to be a key management personnel on 1 July 2014.
(5)	Mr Greig become a key management personnel on 1 October 2014 and ceased to be a key management personnel on 22 June 2015.
(6)	Mr Stubbs became a key management personnel on 1 May 2013. The shares held at 30 June 2014 were granted as compensation prior to Mr Stubbs becoming a key management personnel. Mr Stubbs ceased to be a key management personnel on 1 October 2014.
n/a	Not applicable as not in a position of key management at relevant reporting date.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	109

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

32	Key management personnel disclosure (continued)

The movement during the reporting year in the number of performance rights issued under the long term incentive plan in the Company held, directly, indirectly or beneficially, by each key management person, including their related parties, is as follows. Directors or executives with no holdings are not included in the following tables.

2016 Rights	Held at 1 July 2015	Granted as compensation	Vested during the Year	Forfeited/ lapsed	Held at 30 June 2016
Directors & executives
Ian Testrow	2,084,522	—	—	(451,371)	1,633,151
Christopher Hayman (1)	1,831,007	—	—	(1,831,007)	n/a

2015 Rights	Held at 1 July 2014	Granted as compensation	Vested during the Year	Forfeited/ lapsed	Held at 30 June 2015
Directors & executives
Ian Testrow	2,273,522	—	—	(189,000)	2,084,522
Stephen Gobby (2)	—	—	—	—	n/a
David Greig (3)	n/a	794,012	—	—	n/a
Christopher Hayman (1)	986,967	844,040	—	—	1,831,007
Michael Kirkpatrick (2)	—	—	—	—	n/a

(1)	Mr Hayman became a key management personnel on 8 July 2013 and ceased to be a key management personnel on 6 November 2015.
(2)	Mr Gobby and Mr Kirkpatrick ceased to be key management personnel on 1 July 2014.
(3)	Mr Greig became a key management personnel on 1 October 2014 and ceased to be a key management personnel on 22 June 2015.
n/a	Not applicable as not in a position of key management personnel at relevant reporting date.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	110

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

32	Key management personnel disclosure (continued)

Equity holdings and transactions

The shares in the Company held, directly, indirectly or beneficially, by each key management person, including their personally related entities at year end, are as follows. The transactions disclosed occurred whilst they were deemed to be a key management person. The disclosure table has been adjusted to include the transfer of vested shares from the employee share plans to the equity holdings of the members of key management personnel. The prior year comparatives have been restated to reflect this change.

2016	Held at 1 July 2015 Ordinary Shares	Transferred from Share Plan	Purchases	Sales	Held at 30 June 2016 Ordinary Shares
Directors
Alec Brennan	1,581,700	—	—	—	n/a
Ian Testrow	750,817	—	—	—	750,817
Gregory Hawkins	522,238	—	—	—	522,238
John Cahill	120,000	—	—	—	120,000
Peter Richards	40,000	—	—	—	40,000
Erica Smyth	71,049	—	—	—	71,049
Kenneth Lewsey (1)	1,028,690	—	—	—	n/a

Other executives
Christopher Hayman (1)	9,332	—	—	—	n/a
Stuart Jenner (1)	35,103	—	—	—	n/a
Kalien Selby (1)	35,103	—	—	—	n/a
Thao Pham	38,014	—	—	—	38,014

(1)	Mr Jenner, Mr Lewsey, Ms Selby and Mr Hayman ceased to be key management personnel on 1 July 2015, 20 August 2015, 28 August 2015 and 6 November 2015 respectively.
n/a	Not applicable as not in a position of key management personnel at relevant reporting date.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	111

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

32	Key management personnel disclosure (continued)

2015	Held at 1 July 2014 Ordinary Shares	Transferred from Share Plan	Purchases	Sales	Held at 30 June 2015 Ordinary Shares
Directors
Alec Brennan (1)	1,581,700	—	—	—	1,581,700
Kenneth Lewsey (2)	315,000	—	713,690	—	1,028,690
John Cahill	120,000	—	—	—	120,000
Peter Richards	40,000	—	—	—	40,000
Erica Smyth	71,049	—	—	—	71,049

Other executives
Kellie Benda (3)	—	—	—	—	n/a
David Greig (4)	n/a	—	—	—	n/a
Gregory Hawkins (5)	127,000	—	395,238	—	522,238
Christopher Hayman	9,332	—	—	—	9,332
Stuart Jenner (6)	—	—	35,103	—	35,103
Kalien Selby (6)	n/a	—	18,412	—	35,103
Grant Stubbs (7)	42,339	—	—	—	n/a
Ian Testrow (1)	715,714	—	35,103	—	750,817
Thao Pham (5)	—	2,911	35,103	—	38,014

(1)	Mr Brennan’s and Mr Testrow’s holdings are exclusive of 500,000 and 300,000 shares respectively held as part of the Management Incentive Share Plan. Subsequent to 30 June 2015, both Mr Brennan and Mr Testrow have elected to return these shares to the Company in accordance with the terms of the MISP.
(2)	Mr Lewsey was awarded 313,690 shares under the terms of Emeco’s short term incentive scheme in FY14 (and approved at the Company’s 2014 AGM) which are held in escrow for a period of two years until the announcement of Emeco’s annual results in 2016.
(3)	Ms Benda ceased to be key management personnel on 19 December 2014.
(4)	Mr Greig became a key management personnel on 24 November 2014 and ceased to be a key management personnel on 22 June 2015.
(5)	Mr Hawkins and Ms Pham became key management personnel on 1 July 2014.
(6)	Mr Jenner and Ms Selby became key management personnel on 1 July 2014 and 18 February 2015 respectively.
(7)	Mr Stubbs ceased to be a key management personnel on 1 October 2014.
n/a	Not applicable as not in a position of key management personnel at relevant reporting date.

Loans

Other than the loan issued under the management incentive share plan no specified director or executive has entered into any loan arrangements with the Group.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	112

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

32	Key management personnel disclosure (continued)

Other key management personnel transactions

A number of key management persons, or their related parties, hold positions in other entities that result in them having control or significant influence over the financial or operating policies of those entities.

The terms and conditions or the transactions with management persons and their related parties were no more favourable than those available, or which might be reasonably expected to be available, on similar transaction to non-director related entities on an arm’s length basis.

The aggregate value of transactions recognised during the year related to key management personnel and their related parties were as follows:

		Transaction value year ended 30 June		Balance outstanding as at 30 June
		2016	2015	2016	2015
		$’000	$’000	$’000	$’000
Revenue

Key management person and their related parties	Transaction
Mr P Richards	Rental of heavy earthmoving equipment
-Sedgman Limited		21	31	—	1

Total		21	31	—	1

Expense

Key management person and their related parties	Transaction
Mr P Richards	Purchase of heavy earthmoving equipment parts
-Bradken Limited		251	157	12	29

Total		251	157	12	29

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	113

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

33	Other related party transactions

Subsidiaries

Loans are made between wholly owned subsidiaries of the Group for capital purchases. Loans outstanding between the different wholly owned entities of the Company have no fixed date of repayment. Loans made between subsidiaries within a common taxable jurisdiction are interest free. Cross border subsidiary loans are charged at an arm’s length rate.

Ultimate parent entity

Emeco Holdings Limited is the ultimate parent entity of the Group.

34	Subsequent events

On 19 August 2016, Mr Gregory Hawkins ceased employment with the Company.

35	Earnings per share

Basic earnings per share

The calculation of basic earnings per share at 30 June 2016 was based on the loss attributable to ordinary shareholders of $225,389,000 (2015: $127,703,000) and a weighted average number of ordinary shares outstanding less any treasury shares For the year ended 30 June 2016 of 557,569,229 (2015: 557,569,229).

Profit attributed to ordinary shareholders

	Consolidated
	Continuing operations	2016 Discontinued operations	Total	Continuing operations	2015 Discontinued operations	Total
	$’000	$’000	$’000	$’000	$’000	$’000
Profit/(loss) for the year	(225,389)	—	(225,389)	(123,131)	(4,572)	(127,703)

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	114

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

35	Earnings per share (continued)

Weighted average number of ordinary shares

	Consolidated
	2016	2015
	’000	’000
Issued ordinary shares at 1 July	631,238	631,238
Effect of purchased treasury shares	(73,669)	(73,669)

Weighted average number of ordinary shares at 30 June	557,569	557,569

Diluted earnings per share

The calculation of diluted earnings per share at 30 June 2016 was based on the loss attributable to ordinary shareholders of $225,389,000 (2015: $127,703,000) and a weighted average number of ordinary shares outstanding less any treasury shares during the financial year ended 30 June 2016 of 557,569,229 (2015: 558,629,229).

Profit attributed to ordinary shareholders (diluted)

	Consolidated
	Continuing operations	2016 Discontinued operations	Total	Continuing operations	2015 Discontinued operations	Total
	$’000	$’000	$’000	$’000	$’000	$’000
Profit/(loss) attributed to ordinary shareholders (basic)	(225,389)	—	(225,389)	(123,131)	(4,572)	(127,703)

Weighted average number of ordinary shares (diluted)

	Consolidated
	2016	2015
	’000	’000
Weighted average number of ordinary shares at 30 June	631,238	631,238
Effect of the vesting of contingently issuable shares	—	1,060
Effect of purchased treasury shares	(73,669)	(73,669)

Weighted average number of ordinary shares (diluted) at 30 June	557,569	558,629

Comparative information

The average market value of the Company’s shares for the purpose of calculating the dilutive effect of ordinary share was based on quoted market prices for the period during which the shares were outstanding.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	115

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

36	Parent entity disclosure

As at and throughout the financial year ending 30 June 2016 the parent entity (the ‘Company’) of the Group was Emeco Holdings Limited.

	Company
	2016	2015
	$’000	$’000
Result of the parent entity
Profit/(loss) for the period	(76,560)	(613)
Other comprehensive income	—	—

Total comprehensive income for the period	(76,560)	(613)

Financial position of parent entity at year end
Current assets	20	20
Non-current assets	243,168	398,232

Total assets	243,188	398,252

Current liabilities	—	—
Non-current liabilities	—	(38,685)

Total liabilities	—	(38,685)

Total equity of the parent entity comprising of:
Share capital	593,616	593,616
Share based payment reserve	17,055	16,649
Reserve for own shares	(20,634)	(21,003)
Retained earnings	(346,849)	(270,289)

Total equity	243,188	318,973

Parent entity guarantees in respect of debts of its subsidiaries

The parent entity has entered into a deed of cross guarantee with the effect that the Company guarantees debts in respect of its subsidiaries.

Further details of the deed of cross guarantee and the subsidiaries subject to the deed, are disclosed in note 37.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	116

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

37	Deed of cross guarantee

Pursuant to ASIC Class Order 98/1418 (as amended) dated 13 August 1998, Emeco International Pty Ltd is relieved from the Corporations Act 2001 requirements for preparation, audit and lodgement of financial reports, and directors’ reports.

It is a condition of the class order that the Company and each of the subsidiaries enter into a deed of cross guarantee. The effect of the deed is that the Company guarantees to each creditor payment in full of any debt in the event of winding up of any of the subsidiaries under certain provisions of the Corporations Act 2001. If a winding up occurs under other provisions of the Act, the Company will only be liable in the event that after six months any creditor has not been paid in full. The subsidiaries have also given similar guarantees in the event that the Company is wound up.

The subsidiaries subject to the deed are:

•	Emeco Pty Ltd

•	Emeco International Pty Limited

A consolidated statement of comprehensive income and consolidated statement of financial position, comprising the Company and controlled entities which are a party to the deed, after eliminating all transactions between parties to the deed of cross guarantee, for the year ended 30 June 2016 is set out as follows:

Statement of profit or loss and other comprehensive income and retained earnings

	Consolidated
	2016	2015
	$’000	$’000
Revenue	131,746	136,966
Cost of sales	(82,768)	(98,825)

Gross profit	48,978	38,141

Operating expense	(63,387)	(102,780)
Other income	667	2,590
Finance income	79,037	18,774
Finance costs	(54,683)	(51,048)
Impairment of assets	(36,435)	(22,553)
Impairment of investment	(210,196)	—

Profit before tax	(236,020)	(116,876)
Tax expense	(20,126)	34,932

Net profit after tax	(256,146)	(81,944)

Other comprehensive income	8,418	25,846

Total comprehensive income for the period	8,418	25,846

Retained earnings at beginning of year	(313,389)	(257,290)

Retained earnings at end of year	(569,535)	(313,389)

Attributable to:
Equity holders of the Company	(569,535)	(313,389)

Profit/(loss) for the period	(256,146)	(81,944)

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	117

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Notes to the Consolidated Financial Statements

For the year ended 30 June 2016

37	Deed of cross guarantee (continued)

Statement of financial position

	Consolidated
	2016	2015
	$’000	$’000
Current assets
Cash assets	8,886	12,891
Trade and other receivables	32,193	29,433
Derivatives	6,315	12,761
Inventories	2,429	6,560
Assets held for sale	8,692	22,771

Total current assets	58,515	84,416

Non-current assets
Trade and other receivables	173,949	195,737
Derivatives	12,629	38,282
Intangible assets	2,344	1,641
Investments	78,391	288,333
Property, plant and equipment	182,034	222,245
Deferred tax assets	14,370	53,011

Total non-current assets	463,717	799,249

Total assets	522,232	883,665

Current liabilities
Trade and other payables	32,341	29,227
Derivatives	—	1,294
Interest bearing liabilities	2,079	4,915
Provisions	3,882	3,119

Total current liabilities	38,302	38,555

Non-current liabilities
Derivatives	—	1,663
Interest bearing liabilities	373,655	480,572
Deferred tax liabilities	21,875	27,527
Provisions	—	1,762

Total non-current liabilities	395,530	511,524

Total liabilities	433,832	550,079

Net assets	88,400	333,586

Equity
Issued capital	593,616	593,616
Share based payment reserve	16,744	15,247
Reserves	47,575	38,112
Retained earnings/(losses)	(569,535)	(313,389)

Total equity attributable to equity holders of the parent	88,400	333,586

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	118

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Directors’ Declaration

1.	In the opinion of the directors of Emeco Holdings Limited (the ‘Company’):

(a)	the consolidated financial statements and notes as set out on pages 39 to 118, and remuneration report in the directors’ report, set out on 25 to 37 are in accordance with the Corporations Act 2001, including:

(i)	giving a true and fair view of the Group’s financial position as at 30 June 2016 and of its performance for the financial year ended on that date; and

(ii)	complying with Australian Accounting Standards and the Corporations Regulations 2001;

(b)	there are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable.

2.	There are reasonable grounds to believe that the Company and the group entities identified in note 37 will be able to meet any obligation or liabilities to which they are or may become subject to by virtue of the deed of cross guarantee between the Company and those group entities pursuant to ASIC Class Order 98/1418.

3.	The directors have been given the declarations required by Section 295A of the Corporations Act 2001 from the chief executive officer and chief financial officer for the financial year ended 30 June 2016.

4.	The directors draw attention to note 2(a) to the consolidated financial statements, which includes a statement of compliance with international financial reporting standards.

Dated at Perth, 30th day of August 2016

Signed in accordance with a resolution of the directors:

Ian Testrow

Managing Director

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	119

Deloitte Touche Tohmatsu A.B.N. 74 490 121 060

Deloitte Touche Tohmatsu
Tower 2, Brookfield Place,
123 St Georges Tce,
Perth WA 6000, Australia

Tel: +61 (0) 8 9365 7000
Fax: +61 (0) 8 9365 7001
www.deloitte.com.au

Independent Auditor’s Report to the members of Emeco Holdings Limited

Report on the Financial Report

We have audited the accompanying financial report of Emeco Holdings Limited, which comprises the statement of financial position as at 30 June 2016, the consolidated statement of profit or loss and other comprehensive income, the statement of cash flows and the statement of changes in equity for the year ended on that date, notes comprising a summary of significant accounting policies and other explanatory information, and the directors’ declaration of the consolidated entity, comprising the company and the entities it controlled at the year’s end or from time to time during the financial year as set out on pages 39 to 119.

Directors’ Responsibility for the Financial Report

The directors of the company are responsible for the preparation of the financial report that gives a true and fair view in accordance with Australian Accounting Standards and the Corporations Act 2001 and for such internal control as the directors determine is necessary to enable the preparation of the financial report that gives a true and fair view and is free from material misstatement, whether due to fraud or error. In Note 2, the directors also state, in accordance with Accounting Standard AASB 101 Presentation of Financial Statements, that the consolidated financial statements comply with International Financial Reporting Standards.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial report based on our audit. We conducted our audit in accordance with Australian Auditing Standards. Those standards require that we comply with relevant ethical requirements relating to audit engagements and plan and perform the audit to obtain reasonable assurance whether the financial report is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial report. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial report, whether due to fraud or error. In making those risk assessments, the auditor considers internal control, relevant to the company’s preparation of the financial report that gives a true and fair view, in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the financial report.

Liability limited by a scheme approved under Professional Standards Legislation.

Member of Deloitte Touche Tohmatsu Limited

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Auditor’s Independence Declaration

In conducting our audit, we have complied with the independence requirements of the Corporations Act 2001. We confirm that the independence declaration required by the Corporations Act 2001, which has been given to the directors of Emeco Holdings Limited, would be in the same terms if given to the directors as at the time of this auditor’s report.

Opinion

In our opinion:

(a)	the financial report of Emeco Holdings Limited is in accordance with the Corporations Act 2001, including:

(i)	giving a true and fair view of the consolidated entity’s financial position as at 30 June 2016 and of its performance for the year ended on that date; and

(ii)	complying with Australian Accounting Standards and the Corporations Regulations 2001; and

(b)	the financial statements also comply with International Financial Reporting Standards as disclosed in Note 2.

Report on the Remuneration Report

We have audited the Remuneration Report included in pages 25 to 37 of the directors’ report for the year ended 30 June 2016. The directors of the company are responsible for the preparation and presentation of the Remuneration Report in accordance with section 300A of the Corporations Act 2001. Our responsibility is to express an opinion on the Remuneration Report, based on our audit conducted in accordance with Australian Auditing Standards.

Opinion

In our opinion the Remuneration Report of Emeco Holdings Limited for the year ended 30 June 2016, complies with section 300A of the Corporations Act 2001.

DELOITTE TOUCHE TOHMATSU

Leanne Karamfiles

Partner

Chartered Accountants

Perth 30 August 2016

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Shareholder Information

Financial calendar

The annual general meeting of Emeco Holdings Limited will be held at Emeco’s head office, Level 3, 71 Walters Drive, Osborne Park WA on Thursday, 24 November 2016 commencing at 12.00 noon (Perth time).

Event	Date*
Annual general meeting	24 November 2016
Half year	31 December 2016
Half year profit announcement	February 2017
Year end	30 June 2017

*	Timing of events is subject to change and board discretion.

Shareholder statistics

Substantial shareholders

Details regarding substantial holders of the Company’s ordinary shares as at 3 August 2016, as disclosed in the substantial holding notices, are as follows:

Name	Shares	% Issued capital
First Samuel Limited	118,757,137	19.80
Black Crane Asia Opportunities Fund	89,655,150	14.95

Distribution of shareholders

As at 3 August 2016, there were 5,101 holders of the Company’s ordinary shares. The distribution as at 3 August 2016 was as follows:

Range	Investors	Securities	% Issued Capital
100,001 and Over	373	537,124,989	89.57
10,001 to 100,000	1,532	50,655,457	8.45
5,001 to 10,000	922	7,223,112	1.20
1,001 to 5,000	1,466	4,288,175	0.72
1 to 1,000	808	383,974	0.06

Total	5,101	599,675,707	100.00

The number of security investors holding less than a marketable parcel of 13,158 securities ($0.038 on 3 August 2016) is 3,431 and they hold 14,622,333 securities.

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	122

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Shareholder information

20 largest shareholders

The names of the 20 largest holders of the Company’s ordinary shares as at 3 August 2016 are:

Rank	Name	Total Units	% Issued Capital
1	J P MORGAN NOMINEES AUSTRALIA LIMITED	146,289,405	24.40
2	CITICORP NOMINEES PTY LIMITED	132,747,043	22.14
3	PACIFIC CUSTODIANS PTY LIMITED	31,327,614	5.22
4	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	20,613,819	3.44
5	NATIONAL NOMINEES LIMITED	16,516,672	2.75
6	MMS1 PTY LTD	13,500,000	2.25
7	MR HONG KEONG CHIU & MS YOK KEE KHOO	7,751,114	1.29
8	ABN AMRO CLEARING SYDNEY NOMINEES PTY LTD	7,085,843	1.18
9	ELPHINSTONE HOLDINGS PTY LTD	6,860,000	1.14
10	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED—GSCO ECA	6,555,406	1.09
11	D & C JEFFERY SUPER PTY LTD	3,886,991	0.65
12	G HARVEY NOMINEES PTY LIMITED	3,661,800	0.61
13	TREVOR THOMAS SAUVARIN	3,000,000	0.50
14	MRS SHIVA MITTAL	2,672,575	0.45
15	PACIFIC CUSTODIANS PTY LIMITED	2,376,953	0.40
16	JP ROSE SUPER PTY LTD	2,000,000	0.33
16	MR GEORGE WALTER MOORATOFF	2,000,000	0.33
16	FLST PTY LTD	2,000,000	0.33
17	NEGOLE PTY LIMITED	1,890,687	0.32
18	ARANEM PTY LTD	1,850,000	0.31
19	COPABELLA P/L	1,623,391	0.27
20	MR JASON JOHN TALEB	1,600,000	0.27

Voting rights of ordinary shares

Voting rights of shareholders are governed by the Company’s constitution. The constitution provides that on a show of hands every member present in person or by proxy has one vote and on a poll every member present in person or by proxy has one vote for each fully paid ordinary share held by the member.

Closing share price ($)

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	123

EMECO HOLDINGS LIMITED AND ITS CONTROLLED ENTITIES

Company Directory

DIRECTORS

Peter Richards

Ian Testrow

John Cahill

Erica Smyth

SECRETARY

Thao Pham

REGISTERED OFFICE

Level 3, 71 Walters Drive

Osborne Park WA 6017

Phone: +61 8 9420 0222

Fax:     +61 8 9420 0205

SHARE REGISTRY

Link Market Services Limited

Central Park Level 4,

152 St Georges Terrace

Perth WA 6000

Phone: 1800 689 300

www.linkmarketservices.com.au

AUDITORS

Deloitte Touche Tohmatsu

Brookfield Place, Tower 2

123 St Georges Terrace

Perth WA 6000

SECURITIES EXCHANGE LISTING

Emeco Holdings Ltd ordinary shares are listed on the Australian Securities Exchange Ltd. ASX code: EHL

EMECO HOLDINGS LIMITED ANNUAL REPORT 2016	124

Annexure 5

Report as to Affairs (ASIC Form 507)

See attached.

Emeco Holdings Limited	199	Explanatory Statement

Australian Securities & Investments Commission

Form 507

Corporations Act 2001

421A(1) & (2), 429(2)(b) & (c), 475(1) & (7), 497(5)

Report as to affairs

Related forms:

507A Statement verifying report under s475(1)

911 Verification or certification of a document

If there is insufficient space in any section of the form, you may photocopy the relevant page(s) and submit as part of this lodgement

Company details	Company name

Emeco Holdings Limited

ACN/ABN

Lodgement details	Who should ASIC contact if there is a query about this form? ASIC registered agent number (if applicable)
An image of this form will be available as part of the public register.
Firm/organisation

	Contact name/position description	Telephone number (during business hours)
( )

Email address (optional)

Postal address

Suburb/City	State/Territory	Postcode

Directions

This report is to be made as at the following dates:

(a)    where prepared by the managing controller under s421A(1) — a day not later than 30 days before the day when it is prepared

(b)    where submitted to a controller under s429(2) — the control day, or

(c)    where submitted to a liquidator or to a provisional liquidator under s475(1) — the date of the winding-up order or, if the liquidator specifies an earlier date, that date.

This report is to be submitted by, and verified by a statement in writing made by, the following person, in accordance with Form 507A — where the statement is made out for the purposes of s475(1) — a person referred to in that subsection.

Regulation 5.2.01 requires the copy of this report that is lodged with the Australian Securities and Investments Commission to be certified in writing as a true copy of the original report:

(a)    for a copy lodged for the purposes of s429(2)(c) — by the controller of property of the corporation; or

(b)    for a copy lodged for the purposes of s475(7) — by the liquidator/provisional liquidator of the company.

NOTE: Form 911 is prescribed for this purpose.

ASIC Form 507	30 January 2012	Page 1 of 8

1 Reason for report
To be completed by the external administrator or person who must lodge this form with ASIC	☐ Managing controller of property—s421A(1)	ASIC internal form code
If a receiver and manager

	Date of appointment ☐ ☐/☐ ☐/☐ ☐ [D D] [M M] [Y Y]	507G

If a person who is in possession, or has control of the property for the purpose of enforcing a security interest
	Date when person took control ☐ ☐/☐ ☐/☐ ☐ [D D] [M M] [Y Y]	507H

☐ Appointment of controller — s429(2)(b)

Under s429(2)(c)(i) a notice setting out any comments relating to the report, or a statement that no comment is made, should accompany the report. A Form 911 Verification or certification of a document should also be lodged.

	Date of receipt of report ☐ ☐/☐ ☐/☐ ☐ [D D] [M M] [Y Y]	507F

☐ Appointment of liquidator/provisional liquidator by the Court — s475(1)

A Form 911 Verification or certification of a document should also be lodged.
	Date of receipt of report ☐ ☐/☐ ☐/☐ ☐ [D D] [M M] [Y Y]	507C

☐ Appointment of liquidator — creditors’ voluntary winding-up — s497(5)
	Date report was received by liquidator ☐ ☐/☐ ☐/☐ ☐ [D D] [M M] [Y Y]	507D

ASIC Form 507	30 January 2012	Page 2 of 8

2 Assets and liabilities

Date specified under the relevant section as the date of report (see Directions on page 1)
27 / 10 / 16 [D D] [M M] [Y Y]

2.1 Assets not specifically charged	Valuation (for each entry show whether cost or net book amount) $	Estimated Realisable Values $
(a) interest in land as detailed in schedule A	nil	nil
(b) sundry debtors as detailed in schedule B	5,567,000	5,567,000
(c) cash on hand	2,200	2,200
(d) cash at bank	25,753,000	25,753,000
(e) stock as detailed in annexed inventory	1,156,000	1,156,000
(f) work in progress as detailed in annexed inventory	1,272,784	1,272,784
(g) plant and equipment as detailed in inventory	195,984,000	272,621,000
(h) other assets as detailed in schedule C	nil	nil
Sub Total	229,734,984	306,371,984

ASIC Form 507	30 January 2012	Page 3 of 8

2 Continued... Assets and liabilities

			Valuation (for each entry show whether cost or net book amount) $	Estimated Realisable Values $
2.2 Assets subject to specific security interests, as specified in schedule D
Less amounts owing as detailed in schedule D
Total Assets			229,734,984	306,371,984
Total Estimated Realisable Values
2.3 Less payable in advance of secured creditor(s) Amounts owing for employee entitlements as detailed in schedule E			3,075,000	3,075,000
2.4 Less amounts owing and secured by debenture or circular security interest over assets			374,686,000	374,686,000
2.5 Less preferential claims ranking behind secured creditors as detailed in schedule F			12,581,000	12,581,000
2.6 Balances owing to partly secured creditors as detailed in schedule G
Total Claims	($	)	390,342,000	390,342,000
Security Held	($	)
2.7 Creditors (unsecured) as detailed in schedule H
Amount claimed	($	)	28,674,000	28,674,000
2.8 Contingent assets Estimated to produce as detailed in schedule I	($	)	nil	nil
2.9 Contingent liabilities Estimated to rank as detailed in schedule J	($	)
☒ Estimated deficiency or
☐ Estimated surplus
☐ Subject to costs of administration or
☐ Subject to costs of liquidation
Share capital $ 669,503,000
Issued $ 669,503,000
Paid Up $ 669,503,000

ASIC Form 507	30 January 2012	Page 4 of 8

2 Continued... Assets and liabilities

SCHEDULES

If this report is made for the purposes of subsection 497(5), Schedules A, B, C are to show the method and manner of arriving at the valuation of the assets.

SCHEDULE A—INTERESTS IN LAND

Address and description of property	(1) Valuation	Estimated realisable value	Valuation for rating purposes	Particulars of tenancy	Where possession of deeds may be obtained	Short particulars of title
	$	$	$
nil

SCHEDULE B—SUNDRY DEBTORS (INCLUDING LOAN DEBTORS)

Name and address of debtor	Amount owing	Amount realisable	Deficiency	Particulars of security (if any) held	Explanation of deficiency
	$	$	$
GST receivable	5,567,000	5,567,000

SCHEDULE C—OTHER ASSETS

Amount
Description of deposit or investment	Cost	Realisable
	$	$
Deposits nil
Investments nil

ASIC Form 507	30 January 2012	Page 5 of 8

2 Continued... Assets and liabilities

SCHEDULES

If this report is made for the purposes of subsection 497(5), Schedule D is to show the method and manner of arriving at the valuation of the assets.

SCHEDULE D—ASSETS SUBJECT TO SPECIFIC SECURITY INTERESTS

Description of asset	Date security interest given	Description of security interest	Holder of security interest	Terms of repayment	(1) Valuation	Estimated realisable value	Amount owing under security interest
					$	$	$

SCHEDULE E—CLAIMS BY EMPLOYEES

Employee’s name and address	Wages	Holiday pay	Long service leave	Estimated liability
	$	$	$	$
all employees		2,081,000	994,000	3,075,000

SCHEDULE F—PREFERENTIAL CREDITORS (OTHER THAN THOSE DETAILED IN SCHEDULE E)

Name and address of preferential creditor	Description of amount owing	Amount owing
		$
Guarantees		12,581,000

ASIC Form 507	30 January 2012	Page 6 of 8

2 Continued... Assets and liabilities

SCHEDULE G—PARTLY SECURED CREDITORS

Name and address of creditor	Particulars of security held	Name of security	Estimated value of security	Amount owing to creditor	Amount estimated to rank as unsecured
			$	$	$
nil

SCHEDULE H—UNSECURED CREDITORS

Name and address of creditor	Amount claimed by creditor	Amount admitted as owing	Reasons for difference between amount claimed and admitted (if any)
	$	$
total trade creditors and other payables	28,674,000	28,674,000

SCHEDULE I—CONTINGENT ASSETS

Description of asset	Gross asset	Estimated to produce
	$	$
nil

SCHEDULE J—CONTINGENT LIABILITIES

Name and address of creditor	Nature of liability	Gross liability	Estimated rank for
		$	$
nil

ASIC Form 507	30 January 2012	Page 7 of 8

3 Annexure

For the purposes of the statement in Form 507A only.

*Strike out whichever is inapplicable	This is the annexure of ☐ pages marked “A” referred to in the Statement verifying report signed by me*/us* and dated as follows. Date of the Statement verifying report ☐ ☐/☐ ☐/☐ ☐ [D D] [M M] [Y Y]
Each signatory must complete and sign a copy of Form 507A Statement verifying report under s475(1) to be lodged with Form 507	Name Signature

Name

Signature

Name

Signature

Certification
I certify that the particulars contained in the above report as to affairs are true to the best of my knowledge and belief.

Name

Capacity

Signature
Date signed ☐ ☐/☐ ☐/☐ ☐ [D D] [M M] [Y Y]

Lodgement	Send completed and signed forms to: Australian Securities and Investments Commission, PO Box 4000, Gippsland Mail Centre VIC 3841. Or lodge the form online by visiting the ASIC website www.asic.gov.au	For more information Web www.asic.gov.au Need help? www.asic.gov.au/question Telephone 1300 300 630

ASIC Form 507	30 January 2012	Page 8 of 8

Australian Securities & Investments Commission

Form 507A

Corporations Act 2001

475(1)

Statement verifying report under s475(1)

Related forms:

507 Report as to affairs

911 Verification or certification of a document

If there is insufficient space in any section of the form, you may photocopy the relevant page(s) and submit as part of this lodgement

Company details	Company name

ACN/ABN

1 Statement

Where the Statement is made out for the purposes of subsection 475(1) the report in Form 507 is to be submitted and verified by the following Statement made by a person referred to in that subsection.

The particulars contained in the report under s475(1) dated as follows in the annexure marked “A” and signed by me are true to the best of my knowledge and belief.

Date of report under s475(1)

☐ ☐/☐ ☐/☐ ☐

[D  D] [M  M] [Y  Y]

Name

Capacity

Signature

Date signed ☐ ☐/☐ ☐/☐ ☐ [D D] [M M] [Y Y]

Lodgement	Send completed and signed forms to: Australian Securities and Investments Commission, PO Box 4000, Gippsland Mail Centre VIC 3841. Or lodge the form online by visiting the ASIC website www.asic.gov.au	For more information Web www.asic.gov.au Need help? www.asic.gov.au/question Telephone 1300 300 630

ASIC Form 507A	17 January 2011	Page 1 of 1

Australian Securities &

Investments Commission

Form 507

Corporations Act 2001

421A(1) & (2), 429(2)(b) & (c), 475(1) & (7), 497(5)

Guide:

Report as to affairs

This guide does not form part of the approved form. It is included by ASIC to assist you in completing and lodging the Form 507.

Related forms:

507A Statement verifying report under s475(1)

911 Verification or certification of a document

Lodgement period	Section under which report is lodged	Lodgement period
	421A(2)	2 months after control day
	429(2)(c)	1 month after receipt of report
	475(7)	7 days after receipt of report
	497(5)	Lodgement is optional

Late fees	Late fees will apply if you notify a change outside of the lodgement period.

For information on fees refer to www.asic.gov.au/forms.

A form is not considered lodged until it is received and accepted by ASIC as being in compliance with s1274(8) of the Corporations Act 2001. A receipt will not be issued unless requested.
How to provide additional information	Photocopied Form 507 pages If there is insufficient space in any section of the form, you may photocopy the relevant page(s) and submit as part of this lodgement.

Annexures If there is insufficient space in any section of the form, you may alternately submit annexures as part of this lodgement.

To make any annexure conform to the regulations, you must

1.      use A4 size paper of white or light pastel colour with a margin of at least 10mm on all sides

2.      show the company name and ACN or ARBN

3.      number the pages consecutively

4.      print or type in BLOCK letters in dark blue or black ink so that the document is clearly legible when photocopied

5.      mark the annexure with an identifying letter or symbol eg a,b,c or 1,2,3 etc.

6.      endorse the annexure with the words:

This annexure (mark) of (number) pages referred to in form (form number and title)

7.      sign and date the annexure

The annexure must be signed by the same person(s) who signed the form.

Privacy

The information provided to ASIC in this form may include personal information. Please refer to our privacy policy (www.asic.gov.au/privacy) for information about how we handle your personal information, your rights to seek access to and correct personal information, and to complain about breaches of your privacy.

Lodgement	Send completed and signed forms to: Australian Securities and Investments Commission, PO Box 4000, Gippsland Mail Centre VIC 3841. Or lodge the form online by visiting the ASIC website www.asic.gov.au		For more information Web www.asic.gov.au Need help? www.asic.gov.au/question Telephone 1300 300 630

ASIC Form 507 Guide	1 July 2014	Page 1 of 1

Annexure 6

Scheme Administrators’ Scale of Charges

Classification	Rate $/hour (excl GST)
Partner	625
Executive Director	575
Director	550
Senior Manager	500
Manager	450
Assistant Manager	390
Senior Analyst	330
Analyst	290
Accountant	250
Junior Accountant	170
Senior Secretary	180
Computer Operator	180
Clerk	180
Office Assistant	140

Emeco Holdings Limited	200	Explanatory Statement

Annexure 7

Notice of Scheme Meeting

Emeco Holdings Limited

ACN (112 188 815)

(“the Company”)

Notice of Court ordered meeting of Scheme Creditors

By an Order of the Federal Court of Australia (Court) made on 2 November 2016 pursuant to section 411(1) of the Corporations Act, notice is hereby given that a meeting of Scheme Creditors (the details of which are described in the Explanatory Statement of which the notice convening this meeting forms part) be held at Baker & McKenzie, Level 27, 50 Bridge Street, Sydney NSW 2000 at 10.00am AEST on Tuesday, 13 December 2016.

1.	Business of the meeting

The purpose of the meeting is to consider and, if thought fit, agree to a scheme of arrangement (with or without any modifications of conditions approved by the Court to which the Company agrees) proposed to be made between the Scheme Creditors, the Subordinate Claim Holders and the Company.

2.	Scheme Resolution

The meeting will be asked to consider and, if thought fit, pass the following resolution:

“That pursuant to and in accordance with section 411 of the Corporations Act 2001 (Cth), the scheme of arrangement proposed between the Company, the Scheme Creditors and the Subordinate Claim Holders (the details of which are described in the Explanatory Statement of which the notice convening this meeting forms part) is agreed to by the Emeco Noteholders (with or without any modifications on conditions approved by the Court to which the Company agrees) (the Scheme Resolution).”

By order of the Board of Emeco Holdings Limited

Thao Pham

Company Secretary

Dated 2 November 2016

Emeco Holdings Limited	201	Explanatory Statement

NOTES

Material accompanying this Notice of Scheme Meeting

This Notice of Scheme Meeting, including the Scheme Resolution and these Notes should be read in conjunction with the Explanatory Statement of which this notice forms part. Terms used in this notice, unless otherwise defined, have the same meaning as set out in the Glossary of Terms in Section 21 of the Explanatory Statement.

A copy of the Scheme is contained in Annexure 1 to the Explanatory Statement.

The Proxy Form (which is required to be completed by an Emeco Noteholder who wishes to vote on the Scheme) also accompanies the Explanatory Statement and this Notice of Scheme Meeting.

For further information on the Scheme, the Scheme Creditors should refer to the Explanatory Statement.

Majority Required

In accordance with section 411(4)(a)(i) of the Corporations Act, the Scheme Resolution must be agreed to by a majority in number (more than 50%) of the Emeco Noteholders who are present and voting at the Scheme Meeting (either in person or by proxy), being a majority whose debts or claims against the Company amount in the aggregate, to at least 75% of the total debts and claims owing to the Emeco Noteholders present and voting at the Scheme Meeting (either in person, or by proxy).

The vote will be conducted by a poll.

Court Approval

In accordance with section 411(4)(b) of the Corporations Act, to become Effective, the Scheme (with or without modification) must be approved by an order of the Court. If the Scheme Resolution set out in this Notice of Scheme Meeting is agreed to by the required majority set out above and the other conditions set out in the Scheme are satisfied or waived (as applicable), the Company intends to apply to the Court on Thursday, 15 December 2016 for the necessary orders to give effect to the Scheme.

Determination of entitlement to attend and vote

Pursuant to section 411 of the Corporations Act and all other enabling powers, the Court has determined that a person’s entitlement to vote at the Scheme Meeting will be determined in accordance with their holding of interests in the Emeco Notes on the Voting Entitlement Record Date, being 31 October 2016. Accordingly, those persons will be entitled to vote at the Scheme Meeting and any transfers of interests in the Emeco Notes after that time will be disregarded in determining entitlements to attend and vote at the Scheme Meeting.

How to Vote

Voting will be conducted by poll. If you are an Emeco Noteholder entitled to attend and vote at the Scheme Meeting, you may vote by:

•	appointing a proxy on your behalf by properly completing and executing the Proxy Form in accordance with the instructions on the Proxy Form and returning the Proxy Form in sufficient time to enable your Registered Participant to properly complete and submit by the Voting Cut Off, the Master Proxy Form; or

Emeco Holdings Limited	202	Explanatory Statement

•	attending the Scheme Meeting in person but only if you have properly completed and executed a Proxy Form in accordance with the instructions on the Proxy Form and returned the Proxy Form in sufficient time to enable your Registered Participant to complete and submit by the Voting Cut Off, the Master Proxy Form.

The Chairperson will adjudicate upon your Claim as set out in the Master Proxy Form submitted and based on the information contained in or provided with the Master Proxy Form (such as a properly completed and executed Proxy Form), information available from the Information Agent and the Registered Participants, as well the information known to the Chairperson or the Information Agent, for voting purposes only.

EMECO NOTEHOLDERS ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THE EXPLANATORY STATEMENT ACCOMPANYING THIS NOTICE IN ITS ENTIRETY, TAKE PROFESSIONAL ADVICE AND CONSULT WITH THEIR PROFESSIONAL ADVISERS WHEN MAKING ANY DECISION IN CONNECTION WITH THE SCHEME, INCLUDING DECIDING WHETHER OR NOT TO VOTE IN FAVOUR OF THE SCHEME.

Emeco Holdings Limited	203	Explanatory Statement

Annexure 8

Names of Scheme Creditors

Item 1 Registered Holder

DTC (or its nominee, Cede & Co) was recorded in the register of the Emeco Note Trustee as at 31 October 2016 as the holder of the Emeco Notes as follows:

(a)	the Rule 144A Note (CUSIP No: 29085TAA1) with a principal outstanding in the amount of US$245,420,000 and accrued but unpaid interest in the amount of US$3,096,723.20; and

(b)	the Regulation S Note (CUSIP No.: Q3464YAA8) with a principal outstanding in the amount of US$37,300,000 and accrued but unpaid interest in the amount of US$470,653.47.

The amounts above do not include any premiums, acceleration rates or overdue rates for early repayment or default.

Item 2 Registered Participants

The Registered Participants through which Emeco Noteholders held the Rule 144A Note as of 31 October 2016 (as listed in the registered participants maintained by DTC) (CUSIP No. 29085TAA1) are listed in the table below.

Participant No.	Registered Participant	Quantity
0901	THE BANK OF NEW YORK MELLON	14,155,000
0902	JPMORGAN CHASE BANK, NATIONAL ASSOCIATION	203,695,000
0997	STATE STREET BANK AND TRUST COMPANY	200,000
0908	CITIBANK, N.A.	250,000
0141	FIRST CLEARING, LLC	50,000
2042	RELIANCE TRUST COMPANY/SWMS1	345,000
0352	J.P. MORGAN CLEARING CORP.	21,525,000
2803	U.S. BANK N.A.	5,200,000

The Registered Participants through which Emeco Noteholders held the Regulation S Note as of 31 October 2016 (as listed in the registered participants maintained by DTC) (CUSIP No. Q3464YAA8) are listed in the table below.

Participant No.	Registered Participant	Quantity
0908	CITIBANK, N.A.	10,900,000
0902	JPMORGAN CHASE BANK, NATIONAL ASSOCIATION	25,650,000
0443	PERSHING LLC	150,000
0385	E*TRADE CLEARING LLC	100,000

Emeco Holdings Limited	204	Explanatory Statement

Participant No.	Registered Participant	Quantity
0050	MORGAN STANLEY & CO. LLC	50,000
0235	RBC CAPITAL MARKETS, LLC	385,000
0124	INGALLS & SNYDER, LLC	15,000
0226	NATIONAL FINANCIAL SERVICES LLC	10,000
0188	TD AMERITRADE CLEARING, INC.	40,000

Item 3 Emeco Noteholders

Details of Emeco Noteholders are confidential.

Emeco Holdings Limited	205	Explanatory Statement